UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TEKMIRA PHARMACEUTICALS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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	1)	Title of each class of securities to which transaction applies:
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TEKMIRA PHARMACEUTICALS CORPORATION

100-8900 Glenlyon Parkway

Burnaby, British Columbia, Canada, V5J 5J8

Dear Shareholder,

You are cordially invited to attend the special meeting of the shareholders of Tekmira Pharmaceuticals Corporation (“Tekmira”) to be held on March 3, 2015 at 10:00 a.m. (Pacific Time) at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia.

At the special meeting, our shareholders will be asked to:

(1) Approve (a) an Agreement and Plan of Merger, dated as of January 11, 2015 (the “Merger Agreement”), by and among Tekmira, TKM Acquisition Corporation, a wholly-owned subsidiary of Tekmira (“Merger Sub”), and OnCore Biopharma, Inc. (“OnCore”), pursuant to which Merger Sub will merge with and into OnCore, with OnCore surviving as a wholly owned subsidiary of Tekmira and the stockholders of OnCore receiving common shares of Tekmira and (b) the issuance of common shares of Tekmira pursuant to the terms of the Merger Agreement;

(2) Approve an amendment to Tekmira’s Articles to provide for certain governance matters after the closing of the merger;

(3) Adjourn the special meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve any of the proposals; and

(4) Consider and act on such other matters that may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

After careful consideration, the Tekmira Board unanimously determined, at a meeting of the Tekmira Board, that the merger with OnCore is in the best interests of Tekmira and is fair to Tekmira’s shareholders and unanimously recommends that Tekmira shareholders vote “FOR” the proposals set forth above.

Upon completion of the merger, Tekmira security holders will own 50% of the outstanding equity of the combined company, and OnCore security holders will own 50% of the outstanding equity of the combined company, calculated immediately prior to the effective time of the merger on a fully-diluted and as-converted basis using the “treasury stock method”. Subject to obtaining regulatory approvals, securityholder approval, and satisfying certain other closing conditions, it is anticipated that the merger will be completed shortly following the special meeting. This proxy statement/circular provides you with detailed information about Tekmira, OnCore, the merger, the combined company and the Merger Agreement. Please give all of the information in this proxy statement/circular your careful attention. Please pay particular attention to the section entitled “RISK FACTORS” beginning on page 22 for a discussion of the risks related to the merger, the combined company following completion of the merger, and the business and operations of each of Tekmira and OnCore.

Tekmira’s common shares are listed on the NASDAQ Global Market and on the Toronto Stock Exchange. On February 3, 2015, the last trading day before the date of this proxy statement/circular, the closing sales price per share of Tekmira’s common shares on the NASDAQ Global Market was US$24.23 per share. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date. OnCore is a privately-held company, and there is currently no public market for its securities.

Thank you for your cooperation and continued support.

/s/ Mark Murray MARK MURRAY, CHIEF EXECUTIVE OFFICER	/s/ Daniel Kisner DANIEL KISNER, CHAIRMAN OF THE BOARD

This proxy statement/circular is dated February 4, 2015

and is first being mailed or otherwise delivered to shareholders of Tekmira on or about February 9, 2015.

TEKMIRA PHARMACEUTICALS CORPORATION

100-8900 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 5J8

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On March 3, 2015

Dear Shareholders of Tekmira Pharmaceuticals Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Tekmira Pharmaceuticals Corporation (“Tekmira”), will be held on March 3, 2015 at 10:00 a.m. (Pacific Time) at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, for the following purposes:

1.

To consider and vote upon a proposal to approve (a) an Agreement and Plan of Merger, dated January 11, 2015 (the “Merger Agreement”), by and among Tekmira, TKM Acquisition Corporation, a wholly-owned subsidiary of Tekmira (“Merger Sub”), and OnCore Biopharma, Inc. (“OnCore”), a copy of which is attached as Annex A to the proxy statement/circular accompanying this notice and (b) the issuance of common shares of Tekmira pursuant to the terms of the Merger Agreement;

2.	To consider and vote upon a proposal to approve an amendment to Tekmira’s Articles to provide for certain governance matters after the closing of the merger;

3.

To consider and vote upon the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve any of the proposals; and

4.

To consider and act on such other matters that may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Tekmira’s Board has fixed the close of business on January 29, 2015 as the record date for determining Tekmira shareholders entitled to receive notice of and to vote at the special meeting in person or by proxy or any adjournments or postponements of the Tekmira special meeting. Only holders of record of Tekmira common shares at the close of business on the record date are entitled to notice of and to vote at the Tekmira special meeting. At the close of business on the record date, Tekmira had 22,455,669 common shares outstanding and entitled to vote.

Tekmira’s Board, by unanimous vote, recommends that you vote “FOR” the Merger Agreement proposal, “FOR” the proposal to approve an amendment to Tekmira’s Articles, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve any of the proposals.

The recommendation of the Board is based on various factors, including the recommendation of its Strategic Committee and the opinion of Lazard Frères & Co. LLC, financial advisors to the Board, to the effect that, as of the date of its respective opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be paid by Tekmira in the transaction is fair, from a financial point of view, to Tekmira. A copy of the opinion is included as Annex B to the accompanying proxy statement/circular.

Even if you plan to attend the Tekmira special meeting in person, Tekmira requests that you complete, sign and return the enclosed proxy or otherwise provide your proxy and thus ensure that your shares will be represented at the Tekmira special meeting if you are unable to attend. If you sign, date and mail your proxy or otherwise provide your proxy without indicating how you wish to vote, your proxy will be counted as a vote in favor of the above proposals.

By Order of the Board of Directors,

/s/ Daniel Kisner
DANIEL KISNER, CHAIRMAN OF THE BOARD

February 4, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 3, 2015:

The Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders are available at http://www.tekmira.com.

Your vote is important. The affirmative vote of the holders of a majority of the Tekmira common shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the above proposals.

This proxy statement/circular is dated February 4, 2015

and is first being mailed or otherwise delivered to shareholders of Tekmira on or about February 9, 2015.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF COMBINED COMPANY	226

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	234

ADDITIONAL INFORMATION	234

OTHER MATTERS	235

HOUSEHOLDING OF PROXY MATERIALS	235

INCORPORATION BY REFERENCE	235

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Tekmira securities and the Tekmira special meeting of shareholders. This section, however, only provides summary information. Tekmira urges you to carefully read the remainder of this proxy statement/circular, including the annexes to this proxy statement/circular, because the information in this section does not provide all of the information that might be important to you regarding the merger and the other matters being considered at the Tekmira special meeting of shareholders.

As used in this proxy statement/circular, references to Tekmira refer to Tekmira Pharmaceuticals Corporation, a British Columbia corporation, references to OnCore refer to OnCore Biopharma, Inc., a Delaware corporation, references to Merger Sub refer to TKM Acquisition Corporation, a Delaware corporation, references to the combined company refer collectively to Tekmira and its subsidiaries following the proposed transaction described in this proxy statement/circular, references to the Merger Agreement refer to the Agreement and Plan of Merger dated January 11, 2015, by and among Tekmira, Merger Sub and OnCore, a copy of which is attached as Annex A to this proxy statement/circular, references to merger refer to the merger of Merger Sub with and into OnCore, with OnCore as the surviving, wholly owned subsidiary of Tekmira as contemplated under the Merger Agreement, and references to the Effective Time refer to the Effective Time of the merger as contemplated under the Merger Agreement.

Q: What is the merger?

A: Tekmira, Merger Sub, a wholly owned subsidiary of Tekmira, and OnCore have entered into the Merger Agreement that contains the terms and conditions of the proposed business combination of Tekmira and OnCore. Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into OnCore, with OnCore surviving the merger as a wholly owned subsidiary of Tekmira.

At the Effective Time, all outstanding shares of OnCore common stock and OnCore preferred stock will be converted into Tekmira common shares.

Q: Why am I receiving this proxy statement/circular?

A: You are receiving this proxy statement/circular because you have been identified as a shareholder of Tekmira. If you are a shareholder of record of Tekmira as of the record date, you are entitled to vote at Tekmira’s special meeting of shareholders. This document serves as a proxy statement/circular of Tekmira and is used to solicit proxies for Tekmira’s special meeting of shareholders. This document contains important information about the merger, OnCore, the combined company and the special meeting of Tekmira shareholders and should be read carefully in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is important. We encourage you to vote as soon as possible.

Q: When and where is the Tekmira special meeting?

A: The special meeting of the shareholders of Tekmira will be held on March 3, 2015 at 10.00 a.m. (Pacific Time) at the Terminal City Club, 837 West Hastings Street, in Vancouver, British Columbia.

Q: How will proxies be solicited and who is paying for this proxy solicitation?

A: The solicitation of proxies will be primarily by mail, but Tekmira’s directors, officers and regular employees may also solicit proxies personally or by telephone. Tekmira will bear the costs of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement/circular, the proxy and any additional information furnished to Tekmira shareholders. Tekmira may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy materials to beneficial owners of its common shares.

Q: What is required to consummate the merger?

A: To consummate the merger, Tekmira shareholders must approve: (i) the Merger Agreement and the issuance of Tekmira common shares in the merger; and (ii) to approve an amendment to Tekmira’s Articles to provide for certain governance after the closing of the merger. Tekmira shareholders have also been asked to approve a proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of the proposals.

Certain stockholders of OnCore, representing approximately 97% of the issued and outstanding shares in the capital stock of OnCore as of the date of the Merger Agreement, have approved the merger with Tekmira.

The affirmative vote of the holders of a majority of the Tekmira common shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the above proposals. For more information, please see the sections entitled “MATTERS BEING SUBMITTED TO A VOTE OF TEKMIRA SHAREHOLDERS” and “THE TEKMIRA SPECIAL MEETING — Record Date, Quorum, Voting Requirements and Outstanding Shares”.

Concurrently and in connection with the execution of the Merger Agreement, Tekmira’s directors and executive officers, who beneficially owned approximately 3.6% of Tekmira’s common shares outstanding as of the date of the Merger Agreement, entered into voting agreements with OnCore, pursuant to which each such shareholder agreed to vote its Tekmira common shares in furtherance of the transactions contemplated by the Merger Agreement.

In addition to the requirement of obtaining such shareholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, please see the section entitled “THE MERGER AGREEMENT – Conditions to Completion of the Merger.”

Q: When do Tekmira and OnCore expect to complete the merger?

A: Tekmira and OnCore are working to complete the merger during the first half of 2015, or as soon as reasonably possible. Tekmira and OnCore must first obtain the necessary approvals, including the approval of Tekmira’s shareholders, and satisfy the closing conditions described in the Merger Agreement. There can be no assurance as to whether all the conditions to the merger will be met, nor prediction of the exact timing of the completion of the merger. It is possible Tekmira and OnCore will not complete the merger.

Q: What are the material U.S. federal income tax consequences of the merger to me?

A: Tekmira shareholders will not exchange or surrender their common shares of Tekmira in the merger or receive any separate consideration in the merger. Accordingly, you will not recognize gain or loss as a result of the merger.

For more information, please see the section entitled “SUMMARY — Material U.S. Federal Income Tax Consequences of the Merger to Tekmira and Tekmira Shareholders.”

Q: What are the material Canadian federal income tax consequences of the merger to me?

A: Tekmira shareholders will not dispose of their common shares of Tekmira by virtue of the merger and will not receive any consideration as a consequence of the merger. Accordingly, you will not realize a capital gain (or incur a capital loss) in respect of your common shares in Tekmira as a result of the merger.

For more information, please see the section entitled “SUMMARY — Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders.”

Q: Who will be the directors of the combined company following the merger?

A: Pursuant to the terms of the Merger Agreement, the parties agree to take all actions necessary to ensure that effective immediately following the Effective Time, there will be seven directors of the combined company. Vivek Ramaswamy will serve as Chairman of the Board, Daniel Kisner, MD, will serve as Vice Chairman of the Board, and Mark J. Murray, PhD, Keith Manchester, Frank Karbe, and William T. Symonds, Pharm.D. will also serve on the Board. The Merger Agreement provides that the final director will be agreed upon by Tekmira and OnCore.

Q: Who will be the executive officers of the combined company following the merger?

A: Following the merger, the combined company’s management team will include Mark J. Murray, PhD, Chief Executive Officer; Patrick T. Higgins, President and Chief Operating Officer; Bruce Cousins, Executive Vice-President and Chief Financial Officer; Michael J. Sofia, PhD, Chief Scientific Officer; Mark Kowalski, MD, PhD, Senior Vice-President and Chief Medical Officer; and Michael J. Abrams, PhD, Executive Vice-President and Chief Discovery Officer. William T. Symonds, Pharm.D., who led the clinical development of sofosbuvir for the treatment of HCV infection at Pharmasset and later Gilead Sciences, Inc., will be Chief Development Officer and lead the clinical development of the portfolio.

Q: What risks should I consider in deciding whether to vote in favor of the proposals?

A: You should carefully review the section of this proxy statement/circular entitled “RISK FACTORS,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which OnCore (prior to completion of the merger) is subject.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement/circular or if you have questions about the merger, including the procedures for voting your shares, please direct your request to Bruce Cousins, Executive Vice-President and Chief Financial Officer of Tekmira at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, Telephone: (604) 419-3200.

You may also obtain additional information about Tekmira in documents, Tekmira files with the U.S. Securities and Exchange Commission and the Canadian securities administrators. See the section entitled “ADDITIONAL INFORMATION.”

Q: What do Tekmira shareholders need to do now?

A: You should read this proxy statement/circular carefully, including its annexes, and consider how the merger affects you and then vote your shares either in person at the special meeting or by proxy.

Registered Shareholder: Common Shares Registered in Your Name

If you are a registered shareholder, you may vote in person at the special meeting or by proxy whether or not you attend the special meeting in person.

•	To vote in person at the special meeting, please come to the special meeting and we will give you an attendance card when you arrive.

•	To vote using the enclosed paper proxy, please complete, sign and return your proxy in accordance with the instructions on the proxy.

•

To vote by proxy over the internet, go to www.cstvotemyproxy.com and follow the online voting instructions and refer to your holder account number and proxy access number provided on the enclosed paper proxy.

•

To vote by telephone, call 1-888-489-5760 (English) (toll free in North America) or 1-888-489-7352 (Bilingual) (toll free in North America) and follow the instructions and refer to your holder account number and proxy access number provided on the enclosed paper proxy.

•	To vote by facsimile, fax to 1-866-781-3111 (toll free in North America) or 1-416-368-2502.

•	To vote by email, go to proxy@canstockta.com.

If you wish to submit a proxy, whether by paper, telephone, email, fax or internet, you must complete and sign the proxy, and then return it to Tekmira’s transfer agent, CST Trust Company Inc.: PO Box 721, Agincourt, ON M1S 0A1 (mail) or 1600-1066 West Hastings St., Vancouver, BC V6E 3X1; facsimile: 1-866-781-3111 (toll free in North America) or 1-416-368-2502; in each case, no later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the special meeting, or adjournment or postponement thereof. The chair of the special meeting may waive the proxy cut-off without notice. If the proxy is not dated, it will be deemed to be dated seven calendar days after the date on which it was mailed to you (the Registered Shareholder).

Beneficial Shareholder: Common Shares Registered in the Name of an Intermediary such as a Brokerage Firm, Bank, Dealer or other Similar Organization

The following information is of significant importance to Tekmira shareholders who do not hold common shares of Tekmira in their own name. Beneficial shareholders should note that the only proxies that can be recognized and acted upon at the special meeting are those deposited by registered shareholders.

If your common shares are listed in an account statement provided to you by a broker, then in almost all cases your common shares will not be registered in your name on the records of Tekmira. In such circumstances your common shares will more likely be registered under the names of your broker or an agent of that broker. In the United States, the vast majority of such common shares of Tekmira are registered under the name of Cede & Co., as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

This proxy statement/circular is being sent to both registered shareholders and beneficial shareholders. There are two kinds of beneficial shareholders — those who object to their names being made known to the issuers of securities which they own (called OBOs for objecting beneficial owners), and those who do not object (called NOBOs for non-objecting beneficial owners).

Tekmira is taking advantage of National Instrument 54-101 — Communications with Beneficial Owners of Securities of a Reporting Issuer, which permits it to deliver proxy-related materials indirectly to its NOBOs and OBOs. As a result, if you are a NOBO or OBO you can expect to receive meeting materials from your intermediary via Broadridge Financial Solutions Inc., or Broadridge, including a voting information form, or VIF. If you receive a VIF, you should follow the instructions in the VIF to ensure that your common shares are voted at the meeting. The VIF or form of proxy will name the same individuals as Tekmira’s proxy to represent you at the meeting. You have the right to appoint a person (who need not be a shareholder of Tekmira) other than the individuals designated in the VIF, to represent you at the meeting. To exercise this right, you should insert the name of your desired representative in the blank space provided in the VIF. The completed VIF must then be returned in accordance with the instructions in the VIF. Broadridge then tabulates the results of all instructions received and completed in accordance with the instructions provided in the VIF and provides appropriate instructions respecting the voting of common shares to be represented at the special meeting. If you receive a VIF from Broadridge, you cannot use it to vote common shares directly at the special meeting — the VIF must be completed and returned in accordance with its instructions, well in advance of the special meeting in order to have your common shares voted.

Although as a beneficial shareholder you may not be recognized directly at the special meeting for the purposes of voting common shares registered in the name of your intermediary, you, or a person designated by you, may attend at the meeting as proxyholder for your intermediary and vote your common shares in that capacity. If you wish to attend the special meeting and indirectly vote your common shares as proxyholder for your intermediary, or to have a person designated by you do so, you should enter your own name, or the name of the person you wish to designate, in the blank space on the VIF provided to you and return the same in accordance with the instructions provided in the VIF, well in advance of the special meeting.

Alternatively, you can request in writing that your intermediary send you a legal proxy which would enable you to attend the meeting and vote your common shares.

These securityholder materials are being sent to both registered and beneficial shareholders. If you are a beneficial shareholder, and Tekmira or its agent has sent these materials to you, your name and address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. Tekmira has engaged Broadridge to send the NOBO list directly to Tekmira shareholders, and Tekmira intends to pay for an intermediary to deliver the meeting materials to OBOs.

Q: How does Tekmira’s Board recommend that I vote?

A: After careful consideration, the Board of Tekmira unanimously determined, at a meeting of the Tekmira Board, that the merger with OnCore is in the best interests of Tekmira and is fair to Tekmira’s shareholders and unanimously recommends that shareholders vote FOR the resolutions approving the issuance of Tekmira common shares in the merger.

Q: What constitutes quorum at the Tekmira special meeting?

A: To transact business at the special meeting, a quorum of shareholders must be present at the commencement of the special meeting, either in person or by proxy. Under a quorum policy adopted by the Board of Tekmira and applicable to all Tekmira shareholder meetings, quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of at least 33 1/3% of the issued and outstanding common shares of Tekmira. If, within one-half hour from the time set for the holding of the special meeting, a quorum is not present, the chair of the special meeting shall, pursuant to the quorum policy adopted by the Board of Tekmira and the power conferred on him by the Tekmira Articles, adjourn the special meeting, prior to any business being transacted, until such time as a quorum is present or represented at the special meeting.

Q: Who can vote at the special meeting?

A: Only shareholders who hold Tekmira common shares at the close of business on the record date, which is January 29, 2015, will be entitled to vote at the Tekmira special meeting.

Q: Can I revoke my proxy?

A: Yes. In addition to revocation in any other manner permitted by law, if you are a registered shareholder and you wish to revoke your proxy, you may do so by depositing a written instrument to that effect and delivering it to CST Trust Company PO Box 721, Agincourt, ON M1S 0A1, or by hand to 1600-1066 West Hastings St., Vancouver, BC V6E 3X1 (hand delivery) or to the address of the registered office of Tekmira at Farris, Vaughan, Wills & Murphy LLP, 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, attention: R. Hector MacKay-Dunn, Q.C., at any time up to and including the last business day preceding the day of the special meeting, or any adjournment thereof, or to the Chairman of the special meeting on the day of the special meeting before any vote in respect of which the proxy has been given has been taken.

If you are a registered shareholder and you wish to revoke your proxy by providing a written instrument to such effect, such written instrument must be executed in writing by you or your legal personal representative or trustee in bankruptcy, or, if you are a corporation that is a registered shareholder, by the corporation or a representative of the corporation appointed in accordance with Tekmira’s Articles.

Beneficial shareholders who wish to change their vote must, in sufficient time in advance of the special meeting, arrange for their intermediaries to change the vote and, if necessary, revoke their proxy.

Q: Are materials for the special meeting being provided by way of notice-and-access?

A: No. Tekmira is not sending meeting materials for the special meeting to shareholders using the “notice and access” provisions of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer, or pursuant to the rules and regulations of the SEC. However, the Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders are available at http://www.tekmira.com.

Q: How can I find out the results of the special meeting?

A: Preliminary voting results will be announced at the special meeting. Final voting results of the special meeting will be announced by Tekmira in a news release and filed on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

Q: What will happen to my Tekmira common shares in the merger?

A: Nothing. Each currently outstanding Tekmira common share held by you will remain outstanding as a Tekmira common share after the merger, and will continue to be listed on the NASDAQ. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date.

Q: What will OnCore stockholders receive in the merger?

A: Tekmira has agreed to issue, and OnCore stockholders will have the right to receive, for each share of OnCore common stock and OnCore preferred stock they hold, that number of Tekmira common shares, as determined pursuant to the exchange ratio described in the Merger Agreement and in the section entitled “THE MERGER AGREEMENT — Merger Consideration.” If the merger is consummated, each share of OnCore common stock and OnCore preferred stock will convert into the right to receive that number of Tekmira common shares equal to the exchange ratio. The exchange ratio is a formula set forth in the Merger Agreement and described in this proxy statement/circular under the heading “THE MERGER AGREEMENT — Merger Consideration.”

Upon completion of the merger, Tekmira security holders will own 50% of the outstanding equity of the combined company, and OnCore security holders will own 50% of the outstanding equity of the combined company, calculated immediately prior to the effective time of the merger on a fully-diluted and as-converted basis using the “treasury stock method”.

The treasury stock method is a method used to determine the dilutive effect of options or warrants to purchase shares that have been issued by a company and which remain outstanding. It assumes that the proceeds that the company would receive from each outstanding “in-the-money” option or warrant (being an option or warrant with an exercise price less than the market price of the shares at the time of exercise), if exercised, would be used to repurchase shares at the market price. In other words, the number of issued and outstanding shares of a company that are deemed to be outstanding at any particular time is increased by the number of shares that would be issued on the exercise of all in-the-money options or warrants, then reduced by the number of shares that the company could purchase at the market price at that time using the aggregate gross proceeds from the exercise of such in-the-money options or warrants.

The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the Effective Time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, Tekmira and OnCore security holders would own, following the closing of the merger, approximately (i) 48.3% and 51.7%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a non-diluted basis, and (ii) 50% and 50%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

Q: How will the merger affect stock options for OnCore capital stock?

A: Tekmira will assume 237,570 options to purchase shares of OnCore common stock, which will become exercisable for Tekmira common shares with the same terms, exercisability, vesting schedule and other provisions, but with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between Tekmira common shares and OnCore common stock determined in accordance with the Merger Agreement and described above.

Q: Will OnCore shareholders be able to trade the Tekmira common shares that they receive in the merger?

A: The Tekmira common shares issued to OnCore shareholders in the merger will be issued in a transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, and under Canadian exemptions from prospectus and registration requirements. Such shares have not been registered under the Securities Act of 1933 and may not be offered or sold by the OnCore shareholders in the United States absent registration or an applicable exemption from registration requirements and are subject to resale restrictions under Canadian securities laws. In connection with the merger, however, Tekmira has entered into a Registration Rights Agreement with OnCore shareholders agreeing to file with the SEC a registration statement on Form S-3 to register the Tekmira common shares they receive in the merger for resale in the public markets. Upon such registration statement being declared effective by the SEC, such shares shall become freely tradeable.

However, Roivant Sciences Ltd., or Roivant, and each director and executive officer of OnCore have all agreed to hold Tekmira shares received in the merger for a specified period of time with 25% released at 9 months, a further 10% released every 3 months thereafter, and the balance of 25% released at 27 months. See “OTHER AGREEMENTS” for more detail.

It is a condition to the completion of the merger that the Tekmira common shares to be issued pursuant to the Merger Agreement be approved for listing on the NASDAQ and the TSX. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date, in which case TSX approval will not be required.

SUMMARY

This summary highlights selected information from this proxy statement/circular and may not contain all of the information that is important to you. To understand the Merger Agreement and the amendment to Tekmira’s Articles more fully, you should carefully read this entire proxy statement/circular, including its appendices. The Merger Agreement is attached as Appendix A to this proxy statement/circular and the amendment to Tekmira’s Articles is attached as Exhibit H to the Merger Agreement. We encourage you to read the Merger Agreement and the amendment to Tekmira’s Articles completely, as those documents, and not this summary, are the legal documents that govern the merger and your rights as a shareholder. Each item in this summary includes a page reference directing you to a more complete description in this proxy statement/circular of that topic. You may obtain the information incorporated by reference in this proxy statement/circular without charge by following the instructions under Additional Information beginning on page 234.

The Parties to the Merger

Tekmira Pharmaceuticals Corporation

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical and biotechnology partners. Tekmira has been working in the field of nucleic acid delivery for over a decade, and has broad intellectual property covering its delivery technology. Tekmira is based in Vancouver, Canada and Seattle, US. Tekmira’s common shares are listed on the NASDAQ. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date.

OnCore Biopharma, Inc.

OnCore Biopharma, Inc. is a biopharmaceutical company dedicated to discovering, developing and commercializing an all oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by hepatitis B virus, or HBV. OnCore seeks to effect a cure by aggressively suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. OnCore is incorporated under the laws of the State of Delaware and its principal executive offices are located in Doylestown, Pennsylvania.

TKM Acquisition Corporation

TKM Acquisition Corporation is a wholly owned subsidiary of Tekmira that was incorporated in Delaware on January 6, 2015. Merger Sub does not engage in operations and exists solely to facilitate the merger. If the merger is completed, Merger Sub will cease to exist following its merger with and into OnCore. Merger Sub’s principal offices are located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, and its telephone number is (604) 419-3200.

Summary of the Merger

If the merger is completed, Merger Sub will merge with and into OnCore, with OnCore surviving the merger as a wholly owned subsidiary of Tekmira. After the merger, Tekmira and its wholly owned subsidiary, OnCore, will operate as a combined company.

It is expected that all outstanding shares of OnCore preferred stock will be converted into shares of OnCore common stock on a one-for-one basis immediately prior to the Effective Time, subject to the approval of such conversion by OnCore’s preferred stockholders. At the Effective Time, all outstanding shares of OnCore common stock and any remaining OnCore preferred stock will be converted into Tekmira common shares based on the exchange ratio.

Upon completion of the merger, Tekmira security holders will own 50% of the outstanding equity of the combined company, and OnCore security holders will own 50% of the outstanding equity of the combined company, calculated immediately prior to the effective time of the merger on a fully-diluted and as-converted basis using the “treasury stock method”.

The treasury stock method is a method used to determine the dilutive effect of options or warrants to purchase shares that have been issued by a company and which remain outstanding. It assumes that the proceeds that the company would receive from each outstanding “in-the-money” option or warrant (being an option or warrant with an exercise price less than the market price of the shares at the time of exercise), if exercised, would be used to repurchase shares at the market price. In other words, the number of issued and outstanding shares of a company that are deemed to be outstanding at any particular time is increased by the number of shares that would be issued on the exercise of all in-the-money options or warrants, then reduced by the number of shares that the company could purchase at the market price at that time using the aggregate gross proceeds from the exercise of such in-the-money options or warrants.

The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the effective time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, Tekmira and OnCore security holders would own, following the closing of the merger, approximately (i) 48.3% and 51.7%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a non-diluted basis, and (ii) 50% and 50%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/circular and is incorporated by reference herein. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the merger. For a more complete discussion of the merger, see the sections entitled “THE MERGER” and “THE MERGER AGREEMENT.”

Reasons for the Merger

In evaluating the merger and the Merger Agreement, the Tekmira Board consulted with Tekmira’s management and legal, financial and other advisors and, in reaching its decision to approve the merger and enter into the Merger Agreement, the Tekmira Board considered a number of factors, including the following material factors which the Tekmira Board viewed as generally supporting its decision to approve the merger and the Merger Agreement:

•

Combined Pipeline to Better-Address HBV — Tekmira believes that to effectively treat and potentially cure HBV, multiple drugs targeting different aspects of the viral infection will be required in combination. The merger will bring together Tekmira and OnCore’s broad expertise in antiviral drug development, including Tekmira’s Phase 1 HBV RNAi therapeutic and OnCore’s multiple HBV programs, to build a more robust portfolio of compounds aimed at potentially eradicating HBV. The combined company’s most advanced products are expected to be (i) TKM-HBV, an RNAi therapeutic designed to eliminate HBV surface antigen (HBsAg) expression, a key component of host immune suppression, which began human clinical trials in the first quarter of 2015 and (ii) OCB-030, a second-generation cyclophilin inhibitor focused on the suppression of viral replication and stimulation and reactivation of the body’s immune response, which is anticipated to enter human clinical trials in the second half of 2015.

•	Combination of Near-Term Value Creation with Long-Term Potential — In addition to near-term clinical value drivers for the Tekmira shareholders, the merger will add seven additional new HBV development programs to Tekmira’s existing pipeline, allowing Tekmira to pursue a combination approach to HBV, which is expected to offer long-term upside potential for Tekmira shareholders by improving Tekmira’s probability of success in the HBV global market. The combined company anticipates advancing additional programs to clinical trials to evaluate combination regimens. The combined pipeline is expected to target the three pillars believed by management to be necessary to develop a curative regimen for HBV: (a) assets focused on suppressing HBV replication, (b) the reactivation and simulation of the host immune response directed at HBV and (c) the elimination of covalently closed circular DNA.

•

Personnel Synergy and Addition of Key OnCore Executives — The merger will bring together Tekmira and OnCore’s management teams, which have collective expertise in RNAi and small molecular drug development. The OnCore team is a well-regarded scientific and clinical team with experience in hepatitis, and their experience and reputation is expected to build a presence for the combined company in the Northeast U.S. biotech corridor. Key members of the OnCore management team are expected to join the combined company, including Patrick T. Higgins, President and Chief Operating Officer; Michael J. Sofia, PhD, Chief Scientific Officer and former SVP of Chemistry at Pharmasset; William T. Symonds, Pharm.D., who led the clinical development of sofosbuvir for the treatment of HCV infection at Pharmasset and later Gilead Sciences, Inc., will be Chief Development Officer leading the clinical development of the portfolio.

•

Retention of Tekmira Executives — Top executives from Tekmira will be retained by the combined company, including: Mark J. Murray, PhD as Chief Executive Officer; Bruce Cousins as Executive Vice President and Chief Financial Officer; Mark Kowalski, MD, PhD as Senior Vice President and Chief Medical Officer; and Michael J. Abrams, PhD as Executive Vice President and Chief Discovery Officer.

•

Share-Only Deal — The use of Tekmira common shares as the sole consideration in the merger allows Tekmira to complete the merger without having to access its existing cash resources or secure external financing.

•

Increased Access to Capital — Developing a combination-based HBV cure will require substantial capital investments. The merger is expected to enhance Tekmira’s profile in the public equity markets and attract significant institutional investors to complement Tekmira’s existing retail investor base.

•

Fairness Opinion — The opinion of Lazard, that as of January 11, 2015 and based upon the assumptions and qualifications set forth in its written opinion, the “Consideration”, the issuance by Tekmira of the aggregate merger shares to the stockholders of OnCore in connection with the merger is fair, from a financial point of view, to Tekmira, as described more fully in the section entitled “THE MERGER — Opinion of Lazard”.

•

Post-Closing Ancillary Arrangements With Roivant — Roivant has agreed with Tekmira to limit its purchase of additional common shares of Tekmira, to refrain from selling common shares of Tekmira and to take (and refrain from taking) certain shareholder-related actions, in each case for a specified period of time following the closing of the merger, as described more fully in the section entitled “OTHER AGREEMENTS — Standstill Agreements.”

•

Other Post-Closing Governance Arrangements — Upon approval by Tekmira shareholders of the proposal to amend the Tekmira articles, there will be a transitional governance period until the earlier of: (a) three years following the closing of the merger, and (b) the date that Roivant no longer holds 10% or more of the outstanding common shares of Tekmira, during which certain corporate actions of Tekmira will be required to be approved by at least 70% of the number of directors then in office, as described more fully in the section entitled “MATTERS TO BE SUBMITTED TO A VOTE — Proposal No. 2.”

•

Ability to Respond to Unsolicited Proposals — The Merger Agreement allows the Tekmira board of directors, subject to the payment of a $12 million fee to OnCore, to change or withdraw its recommendation to the Tekmira shareholders that they vote in favor of the merger in the event that Tekmira receives a superior offer from a third party or in response to certain material developments or changes in circumstances, if the Tekmira board of directors determines that failing to do so would be inconsistent with the fiduciary duties of Tekmira’s board of directors under applicable law.

The Tekmira board of directors weighed the factors described above, which the Tekmira board of directors viewed generally as supporting its decision to approve the merger and enter into the Merger Agreement, against a number of other factors identified in its deliberations weighing negatively against the merger, including, without limitation, the following material factors:

•

Reduction of Voting Power — By virtue of the exchange ratio provided for in the Merger Agreement, which will not be reduced in the event of an increase in the trading price of Tekmira’s common shares following the execution of the Merger Agreement and prior to the effective time of the merger, the Tekmira security holders are expected to hold slightly less than a majority of the outstanding Tekmira common shares immediately following completion of the merger. As a result, the holders of Tekmira common shares immediately prior to the merger will experience an immediate and significant reduction in their voting power of Tekmira upon completion of the merger.

•

Integration — The merger will integrate two companies, with separate operations and locations, and therefore there are risks, challenges and costs associated with integrating the management teams and development programs following the merger.

•

Deal Protection Provisions — Certain deal protection provisions in favour of OnCore contained in the Merger Agreement, as described more fully in the sections entitled “THE MERGER AGREEMENT — No Solicitation,” “THE MERGER AGREEMENT — Tekmira Shareholders’ Meeting” and “THE MERGER AGREEMENT — Termination”, may discourage third parties from making proposals to Tekmira for alternative transactions. Those provisions include: (a) the restrictions imposed on Tekmira from soliciting alternative transactions, (b) the inability of Tekmira to terminate the Merger Agreement to enter into an agreement with a third party other than OnCore providing for the acquisition of Tekmira by such third party and (c) the requirement that Tekmira call and hold a vote of its shareholders to approve the merger, even in circumstances where Tekmira’s board of directors has withdrawn or adversely changed its recommendation to the Tekmira shareholders to approve the merger.

•

Risks and Costs Associated with Failure to Complete the Merger — There are certain risks and costs to Tekmira if the merger is not completed, including: (a) the negative perception in the financial markets of Tekmira’s future prospects and the resulting potentially adverse effect on Tekmira’s trading price, (b) diversion of Tekmira’s management and employee attention and the potential disruptive effect on Tekmira’s existing business, (c) the payment of Tekmira’s expenses associated with the merger and (d) the possibility that Tekmira may be obligated to pay OnCore a $12 million payment if the Merger Agreement is terminated in certain circumstances, as set forth in the Merger Agreement.

The foregoing discussion of the information and factors considered by the board of directors and Strategic Committee is not meant to be exhaustive, but includes the material information, factors and analyses considered by the board of directors and Strategic Committee in reaching their conclusions and recommendations in relation to the merger and the transactions contemplated thereby. The members of the board of directors and Strategic Committee evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Tekmira, taking into account the advice of Tekmira’s financial and legal advisors. In light of the variety of factors and amount of information that the board of directors and Strategic Committee considered, the members of the board of directors and Strategic Committee did not find it practicable to provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining their recommendations. Rather, the recommendations of the board of directors and Strategic Committee were made after considering the totality of the information and factors involved. Individual members of the board of directors and Strategic Committee may have ascribed different weight to different factors.

Risks Related to the Merger

There are a number of risks associated with the merger, as well as risks associated with OnCore’s business. Additionally, there are a number of risks that the combined company faces going forward. These risks include:

•	the issuance of Tekmira common shares to the OnCore stockholders in the merger will dilute substantially the voting power of current Tekmira shareholders;

•	there is no assurance when or even if the merger will be completed. Failure to obtain required approvals necessary to satisfy closing conditions may delay or prevent completion of the merger;

•	because the lack of a public market for OnCore’s outstanding shares, it is difficult to evaluate the fairness of the merger;

•	OnCore stockholders may receive consideration in the merger that is greater than or less than the fair market value of the OnCore shares;

•

because the merger will be completed after the date of the Tekmira special meeting of shareholders, at the time of the special meeting, you will not know the exact number of Tekmira common shares that the OnCore stockholders will receive upon completion of the merger;

•	Tekmira executive officers and directors may have interests in the merger that are different from, or in addition to, those of Tekmira shareholders generally;

•

the pendency of the merger could have an adverse effect on the trading price of Tekmira common shares and the business, financial condition, results of operations or business prospects for Tekmira and the combined company;

•	during the pendency of the merger, Tekmira may be unable to enter into a business combination with another party because of restrictions in the Merger Agreement;

•	the merger may be completed even though material adverse changes may result during the pendency of the merger or from industry-wide changes or other causes;

•	Tekmira and OnCore have incurred and will continue to incur significant transaction costs in connection with the merger; and

•	the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

These risks are discussed in greater detail in the section entitled “RISK FACTORS.” Tekmira encourages you to read and consider all of these risks carefully.

Opinion of Tekmira’s Financial Advisor

In connection with the merger, the Tekmira Board received a written opinion, dated January 11, 2015, of Tekmira’s financial advisor, Lazard Frères & Co. LLC (also referred to as Tekmira’s financial advisor or Lazard) as to the fairness, from a financial point of view and as of the date of the opinion, to Tekmira of the Consideration (as defined in the Lazard opinion) as determined in the merger. The full text of Lazard’s written opinion, dated January 11, 2015, which describes the assumptions made, procedures followed, matters consideration and limitation on the review undertaken, is attached to this proxy statement/circular as Annex B.

Lazard provided its opinion to Tekmira’s Board in its consideration of the transaction, and its opinion is directed only to the fairness, from a financial point of view, to Tekmira, of the Consideration, as of the date of the opinion. The Lazard opinion does not constitute an opinion as to the merits of the merger or the prices at which Tekmira common shares will trade at any time, and is not a recommendation to any holder of Tekmira common shares as to how such holder should vote or act with respect to the merger, or any other matter. For a more complete discussion of Lazard’s opinion, see the section entitled “THE MERGER — Opinion of Lazard” and see the written opinion of Lazard as Annex B.

Overview of the Merger Agreement

Pursuant to the Merger Agreement, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into OnCore, with OnCore surviving as a wholly-owned subsidiary of Tekmira.

Subject to the terms of the Merger Agreement, which was unanimously approved at a meeting of Tekmira’s Board, at the Effective Time of the merger, each share of OnCore common stock and preferred stock, on an as converted to common share basis, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Tekmira’s common shares determined by dividing (i) the aggregate number Tekmira’s common shares that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of OnCore that are exercisable or convertible into Tekmira common shares immediately prior to the Effective Time calculated on a treasury stock basis by (ii) the aggregate number of shares of OnCore’s common stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of OnCore that are exercisable or convertible into OnCore common stock immediately prior to the Effective Time calculated on a treasury stock basis. Holders of OnCore common shares will receive cash in lieu of fractional shares, determined by multiplying such fraction of a share by the average closing price of Tekmira common shares on NASDAQ over the ten (10) trading days immediately preceding (but not including) the Effective Time.

Upon closing of the transaction the stockholders of OnCore will hold approximately fifty percent (50%) of the total number of outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

At the Effective Time holders of OnCore stock options, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into an option denominated in Tekmira common shares, subject to certain exceptions, see the section entitled “THE MERGER AGREEMENT — Merger Consideration”.

At the Effective Time each OnCore restricted stock award that is outstanding immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into a restricted stock award denominated in Tekmira common shares, subject to certain exceptions, see the section entitled “THE MERGER AGREEMENT — Merger Consideration”.

Completion of the merger is subject to a number of conditions, including, but not limited to: (i) the Tekmira common shares to be issued in the merger, including the Tekmira common shares to be issued upon (a) the exercise of assumed and converted OnCore options and (b) the vesting of assumed and converted OnCore restricted shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ; (ii) the approval of the Merger Agreement by the requisite vote of OnCore’s shareholders and Tekmira’s shareholders and the issuance of Tekmira common shares in the merger, the governance amendments (to Tekmira’s Articles) and, if necessary, the adoption of the OnCore options and OnCore option plan each have been duly approved by the applicable required Tekmira stockholder vote; (iii) Tekmira must have a total of seven (7) authorized directors. Six of the directors of Tekmira as of the closing of the merger will be Vivek Ramaswamy, Mark Murray, Keith Manchester, Daniel Kisner, Frank Karbe, and William T. Symonds; and (iv) other customary closing conditions.

The Merger Agreement contains customary representations, warranties and covenants of Tekmira and OnCore. Each of Tekmira and OnCore has agreed, among other things, (i) to conduct its business in the ordinary course consistent with past practice during the interim period between execution of the Merger Agreement and completion of the merger; (ii) execution and filing of the statement of merger with the Secretary of State of the State of Delaware; (iii) the effectiveness of the registration statement of which this proxy statement/circular forms a part; (iii) Tekmira shall take all corporate action necessary to approve the adoption of the OnCore options and the OnCore option plan, to reserve for issuance a sufficient number of Tekmira stock as is equal to the aggregate number of Tekmira stock issuable after the Effective Time (a) upon exercise of the adjusted options, and (b) in respect of each share of adjusted restricted share award; (iv) not to solicit alternative transactions; (v) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, any alternative transaction; and (vi) Tekmira shall call and hold a stockholders’ meeting and for Tekmira’s Board to recommend that Tekmira’s stockholders adopt the Merger Agreement. The Merger Agreement provides that the representations and warranties of OnCore, Tekmira and Merger Sub will not survive the completion of the merger.

The Merger Agreement contains certain termination rights for both Tekmira and OnCore, and provides that, upon termination of the Merger Agreement under specified circumstances, Tekmira may be required to pay OnCore a termination fee of either $5 million or $12 million, depending upon the circumstances giving rise to the termination of the Merger Agreement, including if Tekmira accepts a superior acquisition proposal.

If the Merger Agreement is terminated by either OnCore or Tekmira because the merger was not consummated by May 11, 2015 if the Tekmira shareholders’ meeting has not been held prior to the end date and the failure to hold the Tekmira stockholder’s meeting is not attributable to a failure on the part of OnCore to perform any covenant or obligation of the Merger Agreement by the time OnCore is required to perform such covenant or obligation, then Tekmira shall pay to OnCore, in cash, a nonrefundable fee in the amount of $12,000,000; provided, however, that, if there has been (a) no acquisition proposal made or proposed for any of the Tekmira corporations prior to the time of the Tekmira shareholders’ meeting that has become publicly known and (b) no Tekmira change in recommendation, then in the case of a termination by OnCore because: (i) Tekmira’s stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Tekmira’s stockholders shall have taken a final vote on the issuance of Tekmira common shares in the merger; and (ii) the issuance of Tekmira common shares in the merger shall not have been approved at the Tekmira shareholders’ meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable required Tekmira stockholder vote, then the Tekmira termination fee shall be $5,000,000.

Voting Agreements

Concurrently with and as a condition to Tekmira’s and OnCore’s entering into the Merger Agreement, on January 11, 2015, certain shareholders, directors and officers of Tekmira entered into voting agreements with OnCore whereby they have agreed to vote their Tekmira common shares in favour of the Merger Agreement and its related transactions and against any alternative proposal or any action that would frustrate the Merger Agreement.

For a more detailed discussion of these Voting Agreements see the section entitled “VOTING AGREEMENTS”. A copy of the form of this Voting Agreement is attached as Annex D to this proxy statement/circular.

Other Agreements

Concurrently with and as a condition to Tekmira’s and OnCore’s entering into the Merger Agreement, on January 11, 2015, the parties entered into several supporting agreements designed to induce the parties into entering the Merger Agreement and also to ensure the intended structure of the combined entity. Tekmira has entered into a Registration Rights Agreement with certain of the stockholders of OnCore, which requires the company to file a resale registration statement with the SEC registering for resale certain Tekmira common shares. As well, Roivant, certain other stockholders of OnCore, and certain directors, officers and shareholders of Tekmira have entered into lock-up agreements with Tekmira, preventing the disposal of any of their respective Tekmira common shares before the agreed-upon release schedule. Further, Tekmira and Roivant entered into a Governance Agreement whereby Roivant is granted certain limited rights to nominate directors to the Board consistent with the amendment to Tekmira’s articles of incorporation as described more fully in the section entitled “MATTERS TO BE SUBMITTED TO A VOTE — Proposal No. 2.”. Finally, but still concurrently, Tekmira and Roivant entered into a Standstill Agreement whereby Roivant has agreed, for a limited time, not to acquire ownership of any additional common shares of Tekmira, or take certain stockholder-related actions.

For a more detailed discussion of these agreements see the section entitled “OTHER AGREEMENTS.” Copies of the form of the Registration Rights Agreement, Lock-Up Agreement, Governance Agreement, and Standstill Agreement are attached as Annexes E, F, G, and H, respectively, to this proxy statement/circular.

Shareholder Approval of the Merger

NASDAQ Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of assets of another company if the securities being issued represent 20% or more of an issuer’s outstanding listed securities or 20% or more of the voting power outstanding before the issuance. Furthermore, NASDAQ Listing Rule 5635(b) requires stockholder approval when the issuance or potential issuance of securities will result in a change of control of the company. Tekmira’s common stock is listed on NASDAQ, and as a result, we are subject to the NASDAQ Listing Rules.

The affirmative vote of the holders of a majority of the Tekmira common shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the Merger Agreement and the issuance of Tekmira common shares in the merger.

Concurrently with and as a condition to Tekmira’s and OnCore’s entering into the Merger Agreement, on January 11, 2015, certain shareholders, directors and officers of Tekmira, representing 3.6% of the Tekmira common shares, entered into voting agreements with OnCore whereby they have agreed to vote their Tekmira common shares in favour of the Merger Agreement and its related transactions and against any alternative proposal or any action that would frustrate the Merger Agreement.

Directors and Officers of Tekmira Following the Merger

Following the merger, and pursuant to the Merger Agreement, the Board of the combined company will be comprised of seven members, six of which are indicated below. The final director will be agreed upon by Tekmira and OnCore.

Name	Affiliation
Vivek Ramaswamy	OnCore Designee (and Chairman)
Daniel Kisner	Tekmira Designee (and Vice Chairman)
Mark J. Murray, Ph.D.	Tekmira Designee (and Chief Executive Officer)
Keith Manchester	OnCore Designee
Frank Karbe	Tekmira Designee
William T. Symonds, Pharm.D.	OnCore Designee (and Chief Development Officer)

Following the merger, the executive officers of the combined company will be as follows:

•	Mark J. Murray, Ph.D., Chief Executive Officer

•	Patrick T. Higgins, President and Chief Operating Officer

•	Bruce Cousins, C.A., Executive Vice-President and Chief Financial Officer

•	Michael J. Sofia, Ph.D., Chief Scientific Officer

•	Mark Kowalski, M.D., Ph.D., Senior Vice-President and Chief Medical Officer

•	Michael J. Abrams, Ph.D., Executive Vice-President and Chief Discovery Officer

•	William T. Symonds, Pharm.D., Chief Development Officer

For a more complete discussion of the management of the combined company after the merger, see the section entitled “MANAGEMENT OF THE COMBINED COMPANY.”

Interests of Tekmira’s Directors and Executive Officers in the Merger

In considering the recommendation of the Tekmira directors to Tekmira shareholders to vote in favor of the issuance of Tekmira common shares in the merger, and the other matters to be acted upon by Tekmira shareholders at the Tekmira special meeting, Tekmira shareholders should be aware that members of Tekmira’s Board and Tekmira’s executive officers have interests in the merger that may be different from, or in addition to, or conflict with, the interests of Tekmira shareholders.

Interests of the Tekmira directors and executive officers relate to the continuing service of Daniel Kisner, Mark J. Murray, Ph.D., and Frank Karbe, as directors of the combined company following completion of the merger, and Mark J. Murray, Ph.D., Bruce Cousins, Mark Kowalski, MD, Ph.D., and Michael J. Abrams, Ph.D. as officers of the combined company following completion of the merger, as described in more detail in the section entitled “MANAGEMENT OF THE COMBINED COMPANY.”

Tekmira executive officers are eligible to receive severance benefits in connection with terminations of employment due to termination without cause, or, following a change-in-control, resignation due to “Good Reason”. Please see “THE MERGER — Executive Officer Employment Agreements and Severance and Change in Control Agreements — Potential Payments upon Termination or Change of Control — Severance Plan and Change in Control Agreements — Termination Without Cause/For Good Reason After a Change of Control” for a description of such benefits.

For a more complete discussion of the interests of the directors and executive officers of Tekmira in the merger, see the section entitled “THE MERGER — Interests of Tekmira’s Directors and Executive Officers in the Merger.”

Assumption of OnCore Stock Options and Stock Option Plan

All outstanding OnCore options, as well as OnCore’s Option Plan, will be assumed by Tekmira following the merger. Each option to purchase shares of OnCore common stock will be converted into an option to purchase a number of Tekmira common shares representing the number of OnCore shares of common stock for which the exchanged option was exercisable multiplied by the exchange ratio. The exercise price will be proportionately adjusted. All other terms and conditions of the OnCore options will remain otherwise unchanged. However, Tekmira will not use OnCore’s Option Plan for further grants, and none of Tekmira’s current directors or executive officers will be participants in OnCore’s Option Plan. There are 237,570 outstanding OnCore options. Assuming the merger closed on January 28, 2015, and based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, the 237,570 outstanding OnCore options would be convertible into 253,186 Tekmira common shares.

For a more complete discussion of the treatment of OnCore options, see the section entitled “THE MERGER AGREEMENT — Merger Consideration”.

Material U.S. Federal Income Tax Consequences of the Merger to Tekmira and Tekmira Shareholders

No gain or loss will be recognized by Tekmira. Shareholders of Tekmira will not exchange or surrender their common shares of Tekmira in the merger or receive any separate consideration. Accordingly, you will not recognize gain or loss as a result of the merger.

For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger to Tekmira and Tekmira Shareholders.”

Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders

Shareholders of Tekmira will not dispose of their common shares of Tekmira by virtue of the merger and will not receive any consideration as a consequence of the merger. Accordingly, shareholders of Tekmira will not realize a capital gain (or incur a capital loss) in respect of their common shares in Tekmira as a result of the merger.

For more information, please refer to the section entitled “THE MERGER — Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders”.

Regulatory Approvals

The consummation of the merger is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and its related rules and regulations. As well, while the merger does not meet the triggering thresholds for review under Canada’s Competition Act, the transaction is still potentially reviewable at the discretion of the regulator. In addition, based on Tekmira’s understanding of the nationality of ultimate control of Roivant, the merger does not meet the triggering thresholds for review under the Investment Canada Act, however the transaction is still potentially reviewable under the national security provisions of the Investment Canada Act. Further, in the United States, Tekmira must comply with applicable federal and state securities laws and rules and regulations of the NASDAQ in connection with the issuance and listing of Tekmira common shares in the merger, including the filing with the SEC, and effectiveness of the registration statement of which this proxy statement/circular is a part. In Canada, Tekmira must comply with applicable provincial securities regulations. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date.

For a more complete discussion of the regulatory approvals required in connection with the merger, see the section entitled “THE MERGER — Regulatory Approvals.”

Anticipated Accounting Treatment

Under U.S. Generally Accepted Accounting Principles, or U.S. GAAP, Accounting Standards Codification 805 “Business Combinations,” the merger is expected to be accounted for using acquisition accounting, pursuant to which Tekmira is considered the acquiring entity for accounting purposes. As such, Tekmira expects to allocate the total purchase consideration to OnCore’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger. The allocation reflected in the unaudited pro forma condensed consolidated financial information included in this prospectus is preliminary and subject to change.

For a more complete discussion of the anticipated accounting treatment of the merger, see the sections entitled “THE MERGER — Anticipated Accounting Treatment” and “SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.”

No Appraisal Rights for Tekmira Shareholders

There are no appraisal rights for Tekmira shareholders associated with any of the proposals being considered at the special meeting.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of OnCore

The following tables set forth OnCore’s selected financial data for the periods indicated. The following selected statement of operations data for the period from May 10, 2012 (date of inception) through December 31, 2012 and the year ended December 31, 2013 and the selected balance sheet data as of December 31, 2012 and 2013 are derived from OnCore’s audited financial statements, which have been audited by Grant Thornton LLP, an independent registered public accounting firm, appearing elsewhere in this proxy statement/circular. The selected statement of operations data for the nine month periods ended September 30, 2013 and 2014 and the selected balance sheet data as of September 30, 2014 are derived from OnCore’s unaudited condensed financial statements appearing elsewhere in this proxy statement/circular.

	Period from May 10, 2012 (Date of Inception) to December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
			2013	2014
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses:
Research and development	$4	$—	$—	$1,335
General and administrative	29	10	7	471

Total operating expenses	33	10	7	1,806

Gain on change in fair value of warrant liability	—	—	—	(4)

Net loss	(33)	(10)	(7)	(1,810)

Items applicable to preferred stock:
Series R dividends	—	—	—	59
Accretion of redeemable convertible preferred stock	—	—	—	5

Net loss applicable to common stock	$(33)	$(10)	$(7)	$(1,874)

Net loss per share of common stock — basic and diluted	$(0.006)	$(0.002)	$(0.001)	$(0.357)

Weighted average shares outstanding, basic and diluted	6,000,000	6,000,000	6,000,000	5,247,395

	As of December 31,		As of September 30, 2014
	2012	2013
	(in thousands)
Balance Sheet Data:
Total assets	$137	$146	$6,755
Total liabilities	19	27	275
Redeemable convertible preferred stock	—	—	7,866
Common stock	6	6	7
Additional paid in capital	145	156	461
Accumulated deficit	(33)	(43)	(1,853)
Total stockholders’ equity (deficit)	118	119	(1,386)

Historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for the full year. You should read the selected historical financial data below in conjunction with the section titled “ONCORE BIOPHARMA, INC. — Management’s Discussion and Analysis of OnCore’s Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this proxy statement/circular.

Selected Historical Financial Data of Tekmira

Please see Tekmira’s Annual Report on Form 10-K for the year ended December 31, 2013 and Tekmira’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014, which are incorporated herein by reference.

Summary Pro Forma Condensed Combined Financial Data

The following selected preliminary unaudited pro forma condensed combined financial data give effect to the merger based on the assumption that the merger occurred as of September 30, 2014 for the preliminary unaudited selected financial and other data, as of January 1, 2013 for the preliminary unaudited results of operations for the year ended December 31, 2013 and as of January 1, 2013 for the nine months ended September 30, 2014.

The selected preliminary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and should not be read for any other purpose. Tekmira and OnCore may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The selected preliminary unaudited pro forma condensed combined financial data (i) has been derived from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements of Tekmira” and the related notes beginning on page FS-1 of this proxy statement and (ii) should be read in conjunction with the historical consolidated financial statements of Tekmira and OnCore incorporated by reference into this proxy statement, and of OnCore beginning on page FS-1 of this proxy statement.

Selected financial data:
(Unaudited) (Expressed in US Dollars and in thousands)	As at September 30, 2014
Total assets	$613,650
Total cash, cash equivalents and short term investments	105,288
Technology and other intangible assets	491,809
Total liabilities	38,856
Total deferred revenue	14,952
Total stockholders’ equity	574,794

Operating data:
(Unaudited) (Expressed in US Dollars and in thousands)	Nine months ended September 30, 2014	Year ended December 31, 2013
Revenue
Collaborations and contracts	$8,743	$11,251
Licensing fees, milestone and royalty payments	2,192	5,040

Total revenue	10,935	16,291

Expenses
Research, development, collaborations and contracts	28,463	22,180
General and administrative	10,449	15,094
Depreciation of property and equipment	416	613

Total expenses	39,328	37,887

Loss from operations	(28,393)	(21,596)
Interest income (expense)	790	545
Foreign exchange gains	1,791	1,079
Increase in fair value of warrant liability	(12,943)	(3,530)

Net loss	$(38,755)	$(23,502)

Unaudited Comparative Per Share Information

The table below sets forth historical and unaudited pro forma consolidated share information of OnCore and Tekmira. Book value per share is calculated by dividing total equity by weighted average shares outstanding for the period.

	As of and for the Nine Months Ended September 30, 2014	As of and for the Year Ended December 31, 2013
Historical — OnCore
Income (loss) from continuing operations per share	$(0.36)	$(0.002)
Diluted income (loss) from continuing operations per share	$(0.36)	$(0.002)
Book value per share	N/A	$0.02

Historical — Tekmira
Income (loss) from continuing operations per share	$(1.53)	$(0.92)
Diluted income (loss) from continuing operations per share	$(1.53)	$(0.92)
Book value per share	$4.29	$3.11

Pro Forma Consolidated
Income (loss) from continuing operations per share	$(0.85)	$(0.58)
Diluted income (loss) from continuing operations per share	$(0.85)	$(0.58)
Book value per share	$12.41	N/A

RISK FACTORS

Shareholders should carefully consider the risks described below relating to the merger, the business of OnCore prior to the merger, and the combined company. The risks and uncertainties described below are not the only ones Tekmira and the combined company face. Additional risks and uncertainties not presently known to Tekmira or that Tekmira currently considers immaterial may also impair Tekmira’s, OnCore’s or the combined company’s operations. If any of the following risks actually occur, Tekmira’s business, financial conditions and/or results of operations could be materially adversely affected, the trading price of Tekmira’s or the combined company’s common shares could decline and a shareholder could lose all or part of his or her investment.

Risks Related to the Proposed Merger

The issuance of Tekmira common shares to OnCore stockholders in the merger will dilute substantially the voting power of current Tekmira shareholders.

Pursuant to the terms of the Merger Agreement, at the Effective Time, all outstanding shares of OnCore common stock will be converted into Tekmira common shares based on the exchange ratio. Upon completion of the merger, the Tekmira security holders will own 50% of the outstanding equity of the combined company, and OnCore security holders will own 50% of the outstanding equity of the combined company, in each case, on an as converted and fully diluted basis. The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the effective time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, Tekmira and OnCore security holders would own, following the closing of the merger, approximately (i) 48.3% and 51.7%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a non-diluted basis, and (ii) 50% and 50%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

Accordingly, the issuance of Tekmira common shares to OnCore stockholders in the merger will reduce significantly the relative voting power of each Tekmira common share held by current Tekmira shareholders. Consequently, Tekmira shareholders as a group will have significantly less influence over the management and policies of the combined company after the merger than prior to the merger.

There is no assurance when or even if the merger will be completed. Failure to obtain required approvals necessary to satisfy closing conditions may delay or prevent completion of the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including the requisite approvals by regulatory authorities and the shareholders of Tekmira. For example, U.S. antitrust law imposes a waiting period and required Tekmira to submit information to the U.S. Federal Trade Commission and the U.S. Department of Justice, which submission was made on January 26, 2015. If early termination is not granted and a request for additional information is not made by the relevant antitrust authorities, the waiting period will expire on February 26, 2015. However, there can be no assurance that relevant authorities will not seek additional information regarding the merger, which could extend the waiting period and delay the closing of the merger. Similarly, there can be no assurance that Tekmira will be able to satisfy the closing conditions or that closing conditions beyond its control will be satisfied or waived.

Because the lack of a public market for OnCore’s outstanding shares makes it difficult to evaluate the fairness of the merger, OnCore stockholders may receive consideration in the merger that is greater than or less than the fair market value of the OnCore shares.

The outstanding capital stock of OnCore is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of OnCore shares. Since the percentage of Tekmira’s equity to be issued to OnCore stockholders was determined based on negotiations between the parties, it is possible that the value of the Tekmira common shares to be issued in connection with the merger will be greater than the fair market value of OnCore shares. Alternatively, it is possible that the value of the Tekmira common shares to be issued in connection with the merger will be less than the fair market value of OnCore shares.

Because the merger will be completed after the date of the Tekmira special meeting, at the time of the special meeting, you will not know the exact number of Tekmira common shares that the OnCore stockholders will receive upon completion of the merger.

Subject to the terms of the Merger Agreement, at the Effective Time, each share of OnCore common stock issued and outstanding immediately prior to the merger will be canceled and converted into the right to receive that number of Tekmira common shares as determined pursuant to the exchange ratio. The exchange ratio requires the closing price of Tekmira’s common shares immediately prior to closing. See the section entitled “THE MERGER AGREEMENT — Merger Consideration.” Accordingly, the exact number of Tekmira common shares that OnCore stockholders will receive upon completion of the merger will not be available at the time of the Tekmira special meeting. The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the effective time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, Tekmira and OnCore security holders would own, following the closing of the merger, approximately (i) 48.3% and 51.7%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a non-diluted basis, and (ii) 50% and 50%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

Tekmira executive officers and directors may have interests in the merger that are different from, or in addition to, those of Tekmira shareholders generally.

The executive officers and directors of Tekmira may have interests in the merger that are different from, or are in addition to, those of Tekmira shareholders generally.

The directors of the combined company will consist of three current directors from Tekmira’s Board and three current directors from OnCore’s Board of Directors. The final director will be agreed upon by Tekmira and OnCore. OnCore’s executive officers will continue to serve as executive officers of the combined company. Certain Tekmira executive officers will continue to serve as executive officers of the combined company and those who resign or are terminated in connection with the merger may be eligible to receive change in control payments. In addition, the directors and executive officers of Tekmira and OnCore also have certain rights to indemnification following completion of the merger. See the sections entitled “THE MERGER — Interests of Tekmira’s Executive Officers and Directors in the Merger” and “THE MERGER — Interests of OnCore’s Directors and Executive Officers in the Merger.”

The pendency of the merger could have an adverse effect on the trading price of Tekmira common shares and the business, financial condition, results of operations or business prospects for Tekmira and the combined company.

While there have been no known significant adverse effects to date, the pendency of the merger could disrupt Tekmira’s or OnCore’s businesses in the following ways, including:

•

third parties may seek to terminate or renegotiate their relationships with Tekmira or OnCore as a result of the merger, whether pursuant to the terms of their existing agreements with Tekmira or OnCore or otherwise; and

•

the attention of Tekmira and OnCore management may be directed toward completion of the merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that otherwise might be beneficial to Tekmira and OnCore.

Should they occur, any of these matters could adversely affect the trading price of Tekmira common shares or harm the financial condition, results of operations or business prospects of Tekmira, OnCore and/or the combined company.

During the pendency of the merger, Tekmira may be unable to enter into a business combination with another party because of restrictions in the Merger Agreement.

The Merger Agreement restricts the ability of Tekmira to make acquisitions or complete other transactions during the pendency of the merger. While the Merger Agreement is in effect, subject to limited exceptions, Tekmira is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to Tekmira entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of equity interest, a tender offer for common shares or a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to Tekmira shareholders. See the sections entitled “THE MERGER AGREEMENT — No Solicitation,” “THE MERGER AGREEMENT — Tekmira Shareholders’ Meeting” and “THE MERGER AGREEMENT — Termination.”

In addition, concurrently and in connection with the execution of the Merger Agreement, Tekmira’s directors and executive officers, who beneficially owned approximately 3.6% of Tekmira’s common shares outstanding as of the date of the Merger Agreement, entered into voting agreements with OnCore, pursuant to which each such shareholder agreed to vote its Tekmira common shares in furtherance of the transactions contemplated by the Merger Agreement. See the section entitled “VOTING AGREEMENTS.”

These provisions might discourage an otherwise interested third party from considering or proposing an acquisition of Tekmira, even one that may be deemed of greater value than the merger to Tekmira shareholders.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between January 11, 2015, the date of the Merger Agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on either of the parties. If adverse changes occur that affect either party but the parties are still required to complete the merger, the combined company’s stock price may suffer.

Section 7874 of the Code may limit OnCore’s and its U.S. affiliates ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the merger or certain specified transactions for a period of time following the merger.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person.

Furthermore, if the shareholders of the acquired U.S. corporation hold at least 80%, by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, the non-U.S. acquiring corporation is then treated as a U.S. domestic corporation.

Pursuant to the Merger Agreement, the OnCore shareholders are expected to receive less than 60% of the vote and value of Tekmira common shares after the merger by reason of holding OnCore shares. As a result, under current law, OnCore is not expected to be subject to such limitations on the use of U.S. tax attributes and Tekmira is not expected to be treated as a U.S. domestic corporation. However, there can be no assurance that there will not exist in the future a subsequent change in the facts or in law which might cause OnCore to be subject to such limitations, including with retroactive effect. Further, there can be no assurance that the IRS will agree with the position that the 60% or 80% ownership requirement is not satisfied.

Future changes to U.S. and non-U.S. tax laws could materially affect Tekmira, including its status as a foreign entity for U.S. federal income tax purposes, and adversely affect its anticipated financial positions and results.

Changes to the rules in section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Tekmira’s status as a non-U.S. entity for U.S. federal income tax purposes, its effective tax rate or future planning for the combined company that is based on current law, and any such changes could have prospective or retroactive application to Tekmira and its shareholders and affiliates, and/or the merger. For example, recent legislative proposals have aimed to expand the scope of section 7874 of the Code, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. It is presently uncertain whether any of such legislative proposals will be enacted into law and, if so, what impact such legislation would have on Tekmira. In addition, the U.S. Treasury has indicated that it will issue regulations in connection with so-called inversion transactions occurring on or after September 22, 2014, pursuant to Notice 2014-52 (the “Notice”). The timing and substance of any such action is presently uncertain. Any such change of law or regulatory action could adversely impact Tekmira’s tax position as well as its financial position and results in a material manner. It is not expected that the promulgation of any of the Treasury Regulations described in the Notice will have any such material adverse impact, nor are they expected to change the U.S. federal income tax consequences of the transactions as described herein. However, the precise scope and application of the regulations that will implement the Notice will not be clear until such proposed, temporary and/or final Treasury Regulations are actually issued, and, accordingly, until such regulations are promulgated and fully understood, we cannot be certain that there will be no such impact. In any case, no such change of law or regulatory action would be grounds for terminating the transactions contemplated by the Merger Agreement.

Moreover, the U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where Tekmira and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. In particular, specific attention has been paid to “base erosion and profit shifting”, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S. and other countries in which Tekmira and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect Tekmira.

The merger may result in limitations on the ability of OnCore to utilize its net operating losses and other tax attributes

OnCore has net operating loss carryovers, or NOLs, and other U.S. federal income tax attributes. Section 382 of the Code and related sections of the Code limit a corporation’s ability to utilize NOLs and other tax attributes following a Section 382 ownership change. OnCore may undergo a Section 382 ownership change as a result of the merger and as a result, the ability of OnCore to use NOLs and other tax attributes following the merger may be limited.

Tekmira has incurred and will continue to incur significant transaction costs in connection with the merger.

Tekmira has incurred and will continue to incur significant transaction costs in connection with the merger. If the total costs of the merger exceed Tekmira’s estimates, the ability of the combined company to achieve its business plan will be adversely affected.

The anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Tekmira and OnCore are able to conduct only limited planning regarding the integration of the two companies prior to completion of the merger. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition, and stock price following the merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

Risks Related to the Combined Company Following the Merger

The trading price of the combined company’s common shares may be subject to significant fluctuations and volatility, and the shareholders of the combined company may be unable to resell their shares at a profit.

While Tekmira’s common shares have an observable trading history, Tekmira’s common shares, on a post merger basis, may be expected to trade as if there had never been a public market for the combined company’s common shares. The market price of the combined company’s common shares could be subject to significant fluctuation following the merger. Market prices for securities of early-stage pharmaceutical, medical device, biotechnology and other life science companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common shares to fluctuate include:

•	its ability to develop, obtain regulatory clearances or approvals for and market new and enhanced products on a timely basis;

•	changes in governmental regulations or in the status of its regulatory approvals, clearances or future applications;

•	its announcements or its competitors’ announcements regarding new products, product enhancements, significant contracts, acquisitions or strategic investments;

•	quarterly variation in the combined company’s or its competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if any, who cover the combined company’s stock;

•	failure to meet estimates or recommendation by securities analysts, if any, who cover the combined company’s stock;

•	changes in healthcare policy, changes in the government’s emphasis on combating bioterrorism or other changes that will make it more challenging for the combined company to receive government funding;

•	product liability claims or other litigation involving the combined company;

•	accusations that the combined company has violated a law or regulation;

•	sales of large blocks of the combined company’s common shares, including sales by the combined company’s executive officers, directors and significant shareholders;

•	disputes or other developments with respect to intellectual property rights;

•	changes in accounting principles; and

•	general market conditions and other factors, including factors unrelated to the combined company’s operating performance or the operating performance of its competitors.

In addition, if securities class action litigation is initiated against the combined company, it would incur substantial costs and its management’s attention would be diverted from operations. All of these factors could cause the price of the combined company’s common shares to decline, and you may lose some or all of your investment.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common shares.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this proxy statement/circular.

The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement/circular, which show only a combination of the historical results of Tekmira and OnCore. Tekmira and OnCore expect to incur significant costs associated with completion of the merger and combining the operations of the two companies. Furthermore, these costs may decrease the capital that the combined company could use for continued development of the combined company’s business in the future or may cause the combined company to seek to raise new capital sooner than expected.

The combined company plans to issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent the combined company raises additional capital by issuing equity securities, the combined company’s shareholders may experience substantial dilution. The combined company may, from time to time, sell common shares in one or more transactions at prices and in a manner it determines. If the combined company sells common shares, existing shareholders may be materially diluted. In addition, new investors could gain rights superior to existing shareholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under Tekmira’s equity compensation plans may be increased in the future. In addition, the combined company will also have warrants outstanding to purchase common shares. The combined company’s shareholders will incur dilution upon exercise of any outstanding stock options or warrants.

The concentration of the common shares ownership with insiders of the combined company will likely limit the ability of the other shareholders of the combined company to influence corporate matters.

Based on information available to Tekmira as of January 28, 2015, following the merger, the executive officers, directors, five percent or greater shareholders, and their respective affiliated entities of the combined company are expected to beneficially own, in the aggregate, approximately 44.3% of the combined company’s outstanding common shares. As a result, these shareholders, acting together, have significant influence over most matters that require approval by the combined company’s shareholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other shareholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other shareholders may view as beneficial.

If securities analysts do not publish research or reports about the business of the combined company, or if they publish negative evaluations, the price of the combined company’s common shares could decline.

The trading market for the combined company’s common shares may be impacted by the availability or lack of research and reports that third-party industry or financial analysts publish about the combined company. There are many large, publicly traded companies active in the biopharmaceutical industry, which may mean it will be less likely that the combined company receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the combined company downgrade its stock, its stock price would likely decline. If the combined company does not receive adequate coverage by reputable analysts that have an understanding of the combined company’s business and industry, it could fail to achieve visibility in the market, which in turn could cause its stock price to decline.

The failure to integrate successfully the businesses of Tekmira and OnCore in the expected timeframe would adversely affect the combined company’s future results following the completion of the merger.

The success of the merger will depend, in large part, on the ability of the combined company following the completion of the merger to realize the anticipated benefits, including operating synergies, from combining the businesses of Tekmira and OnCore. To realize these anticipated benefits, the combined company must successfully integrate the businesses of Tekmira and OnCore. This integration will be complex and time-consuming.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	complexities associated with managing the larger, combined business;

•	integrating personnel from the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the combined company’s business will be larger than the current businesses of Tekmira and OnCore. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Tekmira can offer no assurance that the combined company will be successful or that the combined company will realize the benefits currently anticipated to result from the merger.

The merger will result in changes to Tekmira’s Board of Directors that may affect the combined company’s operations.

If the parties complete the merger, the composition of Tekmira’s Board will change. Pursuant to the terms of the Merger Agreement, there will be seven directors of the combined company. Vivek Ramaswamy will serve as Chairman of the Board, Daniel Kisner will serve as Vice Chairman of the Board, and Mark J. Murray, PhD., Keith Manchester, Frank Karbe, and William T. Symonds, Pharm.D. will also serve on the Board. The final director will be agreed upon by Tekmira and OnCore.

This new composition of the Board may affect the business strategy and operating decisions of the combined company upon completion of the merger.

The loss of key personnel could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The success of the merger will depend in part on the combined company’s ability to retain key Tekmira and OnCore employees who continue employment with the combined company after the merger is completed. It is possible that these employees might decide not to remain with the combined company after the merger is completed.

If these key employees terminate their employment, the combined company’s activities might be adversely affected, management’s attention might be diverted from successfully integrating OnCore’s operations to recruiting suitable replacements and the combined company’s business, financial condition or results of operations could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

The success of the combined company will also depend on pre-existing relationships with third parties, which relationships may be affected by the merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will be dependent on the ability to maintain and renew relationships with pre-existing third party relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing business relationships, or enter into or maintain new business relationships, on acceptable terms, if at all. The failure to maintain important pre-existing third party relationships could have a material adverse effect on the business, financial condition or results of operations of the combined company.

Other risks related to the combined company

In addition to the foregoing risks, Tekmira is, and will continue to be, and the combined company will be subject to the risks described in Tekmira’s Annual Report on Form 10-K for the year ended December 31, 2013 and all Quarterly Reports on Form 10-Q filed thereafter. All such reports are or will be filed with the SEC and are incorporated by reference into this proxy statement/circular. See the section entitled “ADDITIONAL INFORMATION”. The combined company will also be subject to the risks described below that are presently applicable to OnCore.

Risks Related to OnCore

Information Concerning OnCore

The information concerning OnCore Biopharma, Inc., or OnCore, contained in this “RISK FACTORS — Risks Related to OnCore” section and the section “ONCORE BIOPHARMA, INC.” has been provided by OnCore.

The risk factors described in this section relate to OnCore as it exists prior to and does not assume completion of the merger. Readers should refer to the section titled “RISK FACTORS — Risks Related to the Combined Company Following the Merger” for a discussion of the risk factors applicable to OnCore and the combined company on completion of the merger.

Unless the context otherwise requires, all references in this proxy statement/circular to “OnCore” means OnCore and any subsidiaries of OnCore, taken together. Unless the context otherwise requires, all reference in this “RISK FACTORS — Risks Related to OnCore” section to the terms “OnCore,” “we,” “us,” and “our,” refer to OnCore.

Risks Related to the Business, Financial Position and Capital Requirements

We have a limited operating history.

We are a preclinical stage biopharmaceutical company with a limited operating history. We were formed in May 2012, and our operations to date have been limited to organizing and staffing our company, acquiring and developing product and technology rights and conducting preclinical development activities for our drug candidates and programs. We have not commenced any human clinical trials. We will need to complete our preclinical drug candidate evaluation process, select the most promising drug candidates for further preclinical development, obtain favorable results in our preclinical studies and eventually submit INDs to the FDA or comparable foreign regulatory authorities and obtain regulatory authorizations before clinical trials can commence. Further, if the FDA places a clinical hold on any of those INDs, we would be unable to commence clinical trials until the underlying issues are resolved, which could delay or prevent the initiation of clinical trials.

We do not expect to begin Phase 1 clinical trials for any of our drug candidates until the second half of 2015 at the earliest. For most of our programs, we do not expect to select one or more lead compounds for clinical development until 2015 at the earliest, and we do not expect clinical trials for any such programs to begin on these compounds until at least 2016. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage pharmaceutical businesses and the regulatory and competitive environment in which we operate. Biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially preclinical biopharmaceutical companies such as ours. You should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, you should consider that we cannot assure you that we will be able to:

•	successfully acquire, discover and develop drug candidates that validate our approach to treating chronic hepatitis B;

•	identify lead compounds, complete preclinical studies, submit INDs and receive FDA authorization to proceed with clinical trials under any INDs that we submit;

•	contract with clinical trial sites to conduct our proposed clinical trials and obtain Institutional Review Board, or IRB, approval to conduct such trials at those sites;

•	successfully implement or execute our current business plan;

•	successfully complete clinical trials and obtain regulatory approval for the marketing of our drug candidates;

•	successfully manufacture any of our drug candidates for clinical trials or establish commercial drug supply;

•	secure adequate intellectual property protection for our drug candidates;

•	attract and retain an experienced management and advisory team;

•	secure acceptance of our products in the medical community and with third party payors and consumers;

•	launch commercial sales of our products, whether alone or in collaboration with others; and

•	raise sufficient funds to effectuate our business plan including clinical development, regulatory approval and commercialization for our drug candidates.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We have incurred losses since our inception. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We have had operating losses since our inception, and our net loss for the nine months ended September 30, 2014, which was the first period in which we conducted substantial operations, was $1.8 million. As of September 30, 2014, we had an accumulated deficit of $1.9 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. Our technologies and drug candidates are in early stages of development, and we are subject to the risks of failure inherent in the development of drug candidates based on novel technologies.

To date, we have financed our operations primarily through the sale of equity securities. To become and remain profitable, we must succeed in developing and eventually commercializing products with significant market potential. This will require us to be successful in a range of challenging activities, including hiring staff, acquiring and discovering drug candidates, completing preclinical testing and clinical trials of our drug candidates, obtaining regulatory approval for these drug candidates, and manufacturing, marketing and selling the products for which we may obtain regulatory approval. We are only in the preliminary stages of these activities.

We expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for our drug candidates. Even if we are able to complete the regulatory approval processes for our drug candidates, we anticipate incurring significant costs associated with commercializing our drug candidates. The amount of future losses is uncertain, we may continue to incur significant losses in the future and we may not be able to achieve or maintain profitability.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.

Our report from our independent registered public accounting firm for the year ended December 31, 2013 includes an explanatory paragraph stating that our losses from operations since inception and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern. While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to resolve our liquidity issues or eliminate our operating losses. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited consolidated financial statements. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

If we are unable to successfully remediate the existing material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2013, our management and independent registered public accounting firm identified control deficiencies in our internal control over financial reporting that together constitute a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of December 31, 2013 in accordance with the provisions of the Sarbanes Oxley Act. Had we and our independent registered public accounting firm performed such an evaluation, additional control deficiencies may have been identified by management or our independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Our management and independent registered public accounting firm identified material weaknesses in our control over financial reporting attributable to our lack of sufficient financial reporting and accounting personnel with appropriate training in generally accepted accounting principles in the United States, or GAAP, and SEC rules and regulations with respect to financial reporting, a lack of segregation of duties and certain limitations of our accounting systems. This contributed to our inability to maintain appropriate segregation of duties and effective review and supervision over the financial reporting process. As such, our controls over financial reporting were not designed or operating effectively.

In an effort to remediate our material weakness, we intend to hire additional finance and accounting personnel with appropriate training, build our financial management and reporting infrastructure, and further develop and document our accounting policies and financial reporting procedures. There can be no assurance that we will be successful in pursuing these measures or that these measures will significantly improve or remediate the material weakness described above in a timely manner, or at all. There is also no assurance that we have identified all of our material weaknesses or that we will not in the future have additional material weaknesses. If our efforts to remediate the material weakness identified are not successful, or if other material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired.

Our ability to generate future revenue from product sales is uncertain and depends upon our ability to successfully develop, obtain regulatory approval for, and commercialize our drug candidates.

Our ability to generate revenue and achieve profitability depends on our ability, on our own or with collaborators, to successfully complete the development, obtain the necessary regulatory approvals for and commercialize our drug candidates. We do not anticipate generating revenue from sales of our drug candidates for the foreseeable future, if ever. Our ability to generate future revenue from product sales depends heavily on our success in:

•	obtaining favorable results in preclinical studies, advancing the development of and filing INDs for our drug candidates;

•

identifying lead compounds for our capsid assembly inhibitor, HBV surface antigen secretion inhibitor, cccDNA formation inhibitor, STING agonist and cccDNA epigenetic modifier drug development programs;

•

conducting adequate and well controlled clinical trials that meet their prespecified safety and efficacy endpoints and obtaining approval in the United States and equivalent foreign regulatory approvals for our drug candidates;

•	launching and commercializing our drug candidates, including building a sales force and collaborating with third parties;

•	maintaining, expanding and protecting our intellectual property portfolio;

•	establishing an infrastructure for the sales, marketing and distribution of our drug candidates for any indications for which we receive regulatory approval;

•	adding operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts;

•	achieving broad market acceptance of our drug candidates in the medical community and with third party payors and consumers; and

•	expanding our pipeline of drug candidates.

Conducting preclinical testing and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data required to initiate clinical trials, obtain regulatory approval and achieve product sales. Our anticipated development costs would likely increase if we do not obtain favorable results or if development of our drug candidates is delayed. For example, we are pursuing a number of different drug candidates as part of our approach to developing a combination therapy to cure HBV. To the extent that one of these drug candidates does not have favorable results, we will need to develop another drug candidate to address a similar aspect of HBV as the drug candidate that was not successful, which would require significant additional funds. In addition, we would likely incur higher costs than we currently anticipate if development of our drug candidates is delayed because we are required by the FDA to perform studies or trials in addition to those that we currently anticipate. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of any increase in our anticipated development costs.

In addition, our drug candidates, if approved, may not achieve commercial success. Our commercial revenue, if any, will be derived from sales of drugs that we do not expect to be commercially available for several years, if at all. Even if one or more of our drug candidates is approved for commercial sale, we anticipate incurring significant costs in connection with commercialization. As a result, we cannot assure you that we will be able to generate revenue from sales of any approved drug candidates, or that we will achieve or maintain profitability even if we do generate sales.

We will require additional capital to fund our operations and if we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our drug candidates.

We expect to spend substantial amounts to acquire additional drug candidates, to conduct further research and development and preclinical testing and clinical trials of our drug candidates, to seek regulatory approvals for our drug candidates and to launch and commercialize any drug candidates for which we receive regulatory approval. These expenditures will include costs associated with our and our subsidiary’s licensing agreements with Blumberg, or Drexel, and NeuroVive and Cytos. Under the terms of these agreements, we are obligated to make significant cash payments upon the achievement of specified development, regulatory and sales performance milestones, as well as royalty payments in connection with the sale of licensed products, to our licensors.

We will require additional capital for the further development and potential commercialization of our drug candidates. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Because the length of time and activities associated with successful development of our drug candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. Our future funding requirements, both near and long term, will depend on many factors, including, but not limited to:

•	the success of our efforts to acquire, discover and develop drug candidates;

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our drug candidates;

•	the clinical development plans we establish for these drug candidates;

•	the number and characteristics of drug candidates that we develop or may acquire or in license;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medicines Agency, or EMA, and other comparable foreign regulatory authorities;

•	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or our drug candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completing commercial scale manufacturing activities; and

•

the cost of establishing sales, marketing and distribution capabilities for any drug candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the discovery, development or commercialization of one or more of our drugs or drug candidates or one or more of our other research and development initiatives.

Raising additional funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

We expect that significant additional capital will be needed in the future to continue our planned operations. Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of debt financings, strategic alliances and license and development agreements in connection with any collaborations. We do not have any committed external source of funds, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates or grant licenses on terms that may not be favorable to us. Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem our stock or make investments. If we are unable to raise additional funds through debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market drug candidates that we would otherwise develop and market ourselves.

We are required to make significant deferred payments in connection with our acquisition of Enantigen, and our failure to make these payments may adversely affect our ability to progress certain of our drug development programs.

In connection with our acquisition of Enantigen, we paid $2.0 million in cash to Enantigen’s selling stockholders in October 2014 and an additional $1.0 million in cash in December 2014. We are obligated to pay an additional $2.0 million in cash by March 31, 2015. If we do not pay this amount as required, we would be required to return all shares of Enantigen to its former stockholders, and we would lose our rights to the HBV surface antigen secretion inhibitor and capsid assembly inhibitor programs that we acquired in the transaction through Enantigen’s continuing as a subsidiary of our company. The loss of these rights could materially and adversely affect our drug development efforts and our future financial performance.

We have in licensed critical portions of our intellectual property from Blumberg, Drexel and NeuroVive, and we are subject to significant obligations under those license agreements.

The rights we hold under our license agreements with Blumberg, Drexel and NeuroVive are important to our business. Our discovery and development platform is built, in part, around patents exclusively in licensed from these parties. For example, the elimination of cccDNA is the most critical element of our combination strategy to cure HBV, and our cccDNA formation inhibitor program is in licensed from Blumberg and Drexel.

We have licenses with Blumberg and Drexel, both directly and through our acquisition of Enantigen, that grant us the exclusive (except in some cases as to know how that is not unique or specific to the licensed products or compound series, which are non exclusive and subject to retained rights for non commercial research use), worldwide license to make, have made, use, import, offer for sale and sell products incorporating one or more licensed compounds, which include cccDNA inhibitors, capsid assembly inhibitors, inhibitors of secretion of HBV antigens and hepatocellular carcinoma inhibitors, either for general use in humans or for use in the field of HBV research, diagnosis and treatment. Our license with NeuroVive grants us the exclusive, worldwide license under patents and know how controlled by NeuroVive to develop, manufacture and commercialize for the treatment of HBV, oral dosage form products, or licensed products, that incorporate sanglifehrin based cyclophilin inhibitors, including our drug candidate OCB-030. Our license with Cytos grants us the exclusive, worldwide, sublicensable (subject to certain restrictions with respect to licensed viral infections other than hepatitis) license, under patents and know-how controlled by Cytos, to research, develop, manufacture and commercialize, for the diagnosis, treatment or prevention of hepatitis viruses in humans, licensed products that incorporate Q beta-derived virus-like particles that are filled with TLR9, TLR7 or RIG-I agonists.

Under our agreements with Blumberg, Drexel, NeuroVive and Cytos, we are subject to significant obligations, including diligence obligations with respect to development and commercialization activities, payment obligations upon achievement of certain milestones and royalties on product sales, as well as other material obligations. Under our direct agreement with Blumberg and Drexel, we agreed to pay up to $3.5 million in development and regulatory milestones per licensed compound series, up to $92.5 million in sales performance milestones per licensed product, and royalties in the mid single digits in connection with the sale of licensed products. Under each of the three license agreements that our subsidiary Enantigen has with Blumberg and Drexel, Enantigen is obligated to pay up to $500,000 in development and regulatory milestones per licensed product and royalties in the low single digits in connection with the sale of licensed products. Under our agreement with NeuroVive we agreed to pay up to $47.0 million in clinical development and regulatory milestones per indication, up to $102.5 million in sales performance milestones per licensed product and indication, and tiered royalties in the mid single to low double digits in connection with the sale of licensed products; if we are acquired under certain circumstances, we will be obligated to pay certain development, regulatory and sales milestone payments a specified time after our acquisition even if they have not been achieved yet. Under our agreement with Cytos, we agreed to pay up to $67 million upon the achievement of specified development and regulatory milestones for hepatitis and each additional licensed viral infection, in each case for each of the six licensed compound series, up to $110 million upon the achievement of specified sales performance milestones, and tiered royalty payments at a royalty rate in the high-single to low double digits, based upon net sales of licensed products. If these payments become due under the terms of the agreements, we may not have sufficient funds available to meet our obligations.

If there is any conflict, dispute, disagreement or issue of non performance between us and Blumberg, Drexel or NeuroVive or Cytos regarding our rights or obligations under these license agreements, including any conflict, dispute or disagreement arising from our failure to satisfy diligence or payment obligations under such agreements, Blumberg and Drexel or NeuroVive or Cytos, as applicable, may have a right to terminate our license. The loss of any of these license agreements could materially and adversely affect our ability to use intellectual property that is critical to our drug discovery and development efforts, as well as our ability to enter into future collaboration, licensing and/or marketing agreements for one or more affected drug candidates or development programs.

We rely on and will incur additional expense in connection with our research collaboration with Blumberg.

In October 2014, we entered into an agreement with Blumberg under which we will provide annual funding for a three year period in the amount of $1.0 million per year and which is renewable for an additional three year period at our option, for Blumberg to conduct research projects in HBV and liver cancer pursuant to a research plan to be agreed upon by the parties. In exchange, we have the right to obtain an exclusive, royalty bearing, worldwide license to intellectual property generated by Blumberg in the course of the funded research and we believe that Blumberg’s HBV research platform will continue to be a source of potentially novel hepatitis B targets, drug candidates, assays and other HBV specific technologies. As a result, we are dependent, in part, upon the success of Blumberg in performing its responsibilities under our research collaboration. Blumberg may not cooperate with us or perform its obligations under our agreement. We cannot control the amount and timing of Blumberg’s resources that will be devoted to research and development activities related to our research collaboration. Further, development costs associated with our research projects may be difficult to anticipate and exceed our expectations. If our funding is unable to continue to financially support the collaboration, if we do not obtain exclusive licenses from Blumberg to the resulting intellectual property, or if we fail to comply with our obligations under those license agreements, our development efforts may be materially harmed.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel and consultants.

We are highly dependent on the expertise of our executive team, including Patrick T. Higgins, our Chief Executive Officer, Michael J. Sofia, Ph.D., our Chief Scientific Officer, Michael J. McElhaugh, our Chief Operating Officer, and Bryce A. Roberts, our Chief Legal Officer. Any of our executive officers may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.

As of December 31, 2014, we had eight employees. Recruiting and retaining a significant number of additional qualified scientific, clinical, regulatory, quality, manufacturing, business development, commercial and administrative personnel will be critical to our success, and is likely to be a lengthy process. In addition, the loss of the services of our executive officers or other key employees could impede the achievement of our research, development, partnering and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, partner, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel.

We rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating and carrying out our research, development, partnering and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality consultants and advisors, our ability to pursue our growth strategy will be limited.

Many of the other pharmaceutical companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates and consultants than what we have to offer. If we are unable to continue to attract and retain high quality personnel and consultants, the rate and success at which we can discover and develop drug candidates and our business will be limited.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

In the future, we expect to expand our employee base to increase our managerial, clinical, scientific and engineering, operational, sales and marketing teams. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day to day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of drug candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our drug candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Our employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of third party fraud or other misconduct. Such misconduct by our employees and contractors, such as principal investigators, consultants, commercial collaborators, service providers and other vendors, could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, report financial information or data accurately or disclose unauthorized activities to us. Misconduct could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter third party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including the imposition of significant fines or other sanctions.

Our business and operations would suffer in the event of system failures.

Despite our implementation of security measures, our internal computer systems and those of our contract research organizations, or CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of preclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of any of our drug candidates could be delayed.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

The use of our drug candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation and significant negative media attention;

•	withdrawal of participants from our clinical trials;

•	significant costs to defend the related litigation and related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	inability to commercialize our drug candidates; and

•	decreased demand for our drug candidates, if approved for commercial sale.

We do not currently carry product liability insurance. Any product liability insurance coverage we acquire may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for our drug candidates, we intend to acquire insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Risks Related to Clinical Development, Regulatory Approval and Commercialization

Our approach to the treatment of HBV is unproven, and we do not know whether we will be able to develop any drugs of commercial value.

There is no known cure for HBV. Any compounds that we develop may not effectively address the three key factors driving HBV persistence that we believe should be targeted in order to cure HBV. Even if we are able to develop compounds that address one or more of these key factors, targeting these key factors has not been proven to cure HBV. Further, our focus on the elimination of cccDNA as the critical component of developing a cure for HBV may be misplaced in the event that the elimination of cccDNA does not prove to contribute to a cure for HBV. In addition, we may be unable to develop a drug that successfully eliminates cccDNA. We may be unable to acquire additional drug candidates on terms acceptable to us, or at all. Even if we are able to acquire or develop drug candidates that address one of these mechanisms of action in preclinical studies, we may not succeed in demonstrating safety and efficacy of the drug candidate in human clinical trials. If we are unable to identify suitable compounds for preclinical and clinical development, we will not succeed in realizing our goal of a cure for HBV.

All of our drug candidates are still in preclinical development for the treatment of HBV. We cannot be certain that we will be able to successfully initiate or complete the clinical development of, obtain regulatory approval for, or successfully commercialize any of our drug candidates.

All of our drug candidates are still in preclinical development for the treatment of HBV. We are still in the process of identifying lead compounds for our capsid assembly inhibitor, HBV surface antigen secretion inhibitor, cccDNA formation inhibitor, STING agonist and cccDNA epigenetic modifier drug development programs. None of our drug candidates have been approved for human clinical trials. Therefore, it will be at least several years before we are able to market, distribute or sell any of our products. Our business depends almost entirely on the successful clinical development, regulatory approval and commercialization of at least one of our drug candidates, which may never occur. In addition, while we intend to file an IND with the FDA, or an equivalent filing with foreign regulatory authorities, for our OCB-030 drug candidate in order to initiate Phase 1 clinical trials by the end of 2015, we may not be successful in developing or advancing that compound or any of our other compounds during that time, or at all. Several of our programs are still in the research stage, and we have not yet developed compounds for evaluation in preclinical studies and clinical trials and there can be no assurance that we will successfully develop a compound that can be tested as a drug candidate.

Further, the clinical trials and manufacturing and marketing of our drug candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the United States, the

European Union and other jurisdictions where we intend to test and, if approved, market our drug candidates. Before obtaining regulatory approvals for the commercial sale of any drug candidate, we must demonstrate through preclinical studies and clinical trials that the drug candidate is safe and effective for use in each target indication, and potentially in specific patient populations. This process will take many years and may include post marketing studies and surveillance, which would require the expenditure of substantial resources. Of the large number of drugs in development for approval in the United States and the European Union, only a small percentage successfully complete FDA or EMA regulatory approval processes, as applicable, and are commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our research, development and clinical programs, we cannot assure you that our drug candidates will be successfully developed or commercialized.

Positive results from preclinical studies of our drug candidates are not necessarily predictive of the results of our planned clinical trials of our drug candidates.

Positive results from the preclinical studies of our drug candidates may not necessarily be predictive of the results from our planned clinical trials in humans. In addition, positive results in proof of concept studies of our drug candidates may not result in positive results in further clinical trials in humans. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development or early stage clinical trials, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their drug candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA, EMA or other regulatory authority approval. If we fail to produce positive results in our clinical trials of our drug candidates, the development timeline and regulatory approval and commercialization prospects for our leading drug candidate, and, correspondingly, our business and financial prospects would be negatively impacted.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we intend to focus on developing drug candidates for specific indications that we identify as most likely to succeed, in terms of both their regulatory approval and commercialization. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that may prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and drug candidates for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to the drug candidate.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Drug development is highly competitive and subject to rapid and significant technological advancements. As a significant unmet medical need exists for HBV, there are several large and small pharmaceutical companies focused on delivering therapeutics for treatment of HBV. Further, it is likely that additional drugs will become available in the future for the treatment of HBV.

We are aware of several companies that are working to develop drugs that would compete against our drug candidates for HBV treatment. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, as well as in obtaining regulatory approvals of those drug candidates in the United States and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.

Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis, drug candidates that are more effective or less costly than any drug candidate that we may develop.

We will face competition from other drugs currently approved or that will be approved in the future for the treatment of chronic hepatitis B. Therefore, our ability to compete successfully will depend largely on our ability to:

•	discover, develop and commercialize drugs that are superior to other products in the market;

•	demonstrate through our clinical trials that our drug candidates are differentiated from existing and future therapies;

•	attract qualified scientific, product development and commercial personnel;

•	obtain patent or other proprietary protection for our drugs and technologies;

•	obtain required regulatory approvals;

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new drugs; and

•	negotiate competitive pricing and reimbursement with third party payors.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any drug candidate we develop. The inability to compete with existing or subsequently introduced drug candidates would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in license novel compounds that could make our drug candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing or receiving FDA approval for or commercializing medicines before we do, which would have a material adverse impact on our business.

Some of our licensors have retained rights to develop and commercialize certain of our drug candidates to treat diseases other than HBV and, as a result, our development and commercialization efforts may be negatively affected.

Our license agreements provide us with the rights to develop and commercialize our drug candidates for HBV; however, some of our licensors have retained rights to develop and commercialize certain of our drug candidates to treat diseases other than HBV, and to license those rights to other third parties. For example, NeuroVive has retained rights to the development of sanglifehrin based cyclophilin inhibitors, including those having the same active ingredient as OCB-030, and Cytos has retained all rights with respect to development of the licensed products for influenza, all non-viral infections and certain viral infections other than hepatitis. NeuroVive is currently performing preclinical studies on an intravenous formulation of one of these drug candidates with the intention of initiating clinical trials in cardiovascular disease and central nervous system conditions. Because NeuroVive’s drug candidate has the same active ingredient as OCB-030, our ability to successfully develop and commercialize OCB-030 could be negatively affected by data, including any adverse events, arising from NeuroVive’s clinical trials. If we obtain regulatory approval for OCB-030 or our TLR9 agonist for HBV and NeuroVive or Cytos, as the case may be, obtains regulatory approval for a drug candidate that has the same active ingredient as OCB-030 or our TLR9 agonist for another indication, and if each is available outside of a combination therapy, physicians may prescribe the NeuroVive or Cytos drug, instead of our drug, to patients with HBV if, for example, the cost of the NeuroVive or Cytos drug is less than our drug. In this case, we would not be receiving any payments on the account of such sales and our revenue would be adversely affected.

Failures or delays in the commencement or completion of clinical trials of our drug candidates could result in increased costs to us and could delay, prevent or limit our ability to generate revenue and continue our business.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our drug candidates may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be favorable or support safety or efficacy of our drug candidates.

We do not know whether our clinical trials will begin or be completed on schedule, if at all. For example, we may be delayed in commencing clinical trials for our TLR9 agonist drug candidate because we are evaluating it for a different indication than the one for which the IND was filed. Further, we may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our drug candidates, including:

•	regulators or IRBs may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

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clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon drug development programs;

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the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	third party contractors on which we may rely may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	we may have to suspend or terminate clinical trials of our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

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regulators or drug safety monitoring boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	changes in marketing approval policies during the development period;

•	changes in or the enactment of additional statutes or regulations;

•	changes in regulatory review for each submitted product application;

•	the cost of clinical trials of our drug candidates may be greater than we anticipate;

•	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate; and

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our drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or drug safety monitoring boards to suspend or terminate the trials.

Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a drug candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post approval commitments, which may render the approved product not commercially viable.

Finally, even if we were to obtain approval, regulatory authorities may approve any of our drug candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post marketing clinical trials, may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate, or may place restrictions on our marketing ability pursuant to a Risk Evaluation and Mitigation Strategy, or REMS. Any of these scenarios could compromise the commercial prospects for our drug candidates to assure safe use of the drug candidates, either as a condition of drug candidate approval or on the basis of new safety information.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our drug candidates, and our ability to generate revenue will be materially impaired.

Our drug candidates and the activities associated with their development and commercialization, including their design, research, testing, manufacture, safety, efficacy, recordkeeping, labeling, packaging, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by FDA and other regulatory agencies in the United States and by the EMA and similar regulatory authorities outside the United States. Failure to obtain marketing approval for a drug candidate will prevent us from commercializing the drug candidate.

We have not received approval from regulatory authorities to market any of our drug candidates in any jurisdiction, and it is possible that none of our existing drug candidates or any drug candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us to commence product sales. Prior to submitting a new drug application, or NDA, to FDA, a marketing authorization application to the EMA, or an equivalent application to other foreign regulatory authorities for approval of our drug candidates to treat HBV, we will need to complete our ongoing preclinical and toxicology studies, as well as a Phase 1, Phase 2 and Phase 3 clinical trials. We are still conducting preclinical studies and have not yet commenced our clinical program or exposed any humans to our drug candidates.

We expect to rely on third party CROs and consultants to assist us in filing and supporting the applications necessary to gain marketing approvals. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the drug candidate’s safety and efficacy for that indication. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities.

Our drug candidates may cause unexpected side effects or may have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

Adverse events caused by our drug candidates could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. If an unacceptable frequency or severity of adverse events are reported in our clinical trials for our drug candidates, our ability to obtain regulatory approval for drug candidates may be negatively impacted.

Furthermore, if any of our products are approved and then cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in a form of a modified REMS;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•	we may be required to change the way the product is administered or to conduct additional clinical trials;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected drug candidate and could substantially increase the costs of commercializing our drug candidates.

Even if we obtain FDA approval for any of our products in the United States, we may never obtain approval for or commercialize any of our products in any other jurisdiction, which would limit our ability to realize their full market potential.

In order to market any products in any particular foreign jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country by country basis regarding safety and efficacy. Approval by FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional preclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any drug candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be unrealized.

Even if we obtain regulatory approval for any of our drug candidates, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Any drug candidate for which we obtain marketing approval, along with the manufacturing processes, post approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising and promotional activities for such product, among other things, will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post marketing information and reports, registration and listing requirements, continued compliance with current US Good Manufacturing Practice, or cGMP, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and current US Good Clinical Practice, or GCP, requirements for any clinical trials that we conduct post approval. Even if marketing approval of a drug candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including any requirement to implement a REMS. If any of our drug candidates receives marketing approval, the accompanying label may limit the approved use of our drug, which could limit sales of the product. Because we are developing our drug candidates for HBV as a combination therapy, any limitations regarding the use of any one drug candidate may adversely impact sales of our other drug candidates.

The FDA may also impose requirements for costly post marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off label use and if we do not market our products for their approved indications, we may be subject to enforcement action for off label marketing. Violations of the Federal Food, Drug, and Cosmetic Act, or FDCA, relating to the promotion of prescription drugs may lead to investigations alleging violations of US federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on manufacturing such products;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post marketing studies or clinical trials;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of our products;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.

Even if any of our drug candidates receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third party payors or others in the medical community necessary for commercial success.

If any of our drug candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. If our drug candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and become profitable. The degree of market acceptance of our drug candidates, if approved for commercial sale, will depend on a number of factors, including but not limited to:

•	the efficacy and potential advantages compared to alternative treatments;

•	our ability to offer our products for sale at competitive prices;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	our ability to sell our drug candidates as part of a combination therapy;

•	the strength of marketing and distribution support;

•	the availability of third party coverage and adequate reimbursement;

•	the prevalence and severity of any side effects; and

•	any restrictions on the use of our products together with other medications.

For example, physicians may prescribe some of our drug candidates in combination with current standard of treatment, such as nucleosides or nucleotides, rather than all of the components of our combination therapy. This may result in lower sales of certain of our drug candidates. In addition, failure to prescribe our drug candidates as a combination therapy may result in reduced efficacy in the treatment of HBV, which could adversely impact the market perception of and demand for our drug candidates.

If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with partners, we may not be successful in commercializing our drug candidates if and when they are approved.

We do not have any infrastructure for the sales, marketing or distribution of our products, and the cost of establishing and maintaining such an organization may exceed the cost effectiveness of doing so. In order to market any products that may be approved, we must build our sales, distribution, marketing, managerial and other non technical capabilities or make arrangements with third parties to perform these services. To achieve commercial success for any product for which we have obtained marketing approval, we will need a sales and marketing organization.

In the future, we expect to build a focused sales, distribution and marketing infrastructure to market or co- promote some of our drug candidates in the United States and internationally, if they are approved. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of these products. For example, if the commercial launch of a drug candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe any drugs;

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the lack of complementary products to be offered by sales personnel, including our drug candidates as combination therapy, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities, or enter into arrangements with third parties to perform these services, our revenue and our profitability is likely to be adversely affected.

If any of our drug candidates obtain approval for broader indications, we may choose to align ourselves with collaborators as part of our commercialization strategy, and such future collaboration partners, if any, may not dedicate sufficient resources to the commercialization of our drug candidates, or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective collaborations to enable the sale of our drug candidates to healthcare professionals and in geographical regions, including the United States, that will not be covered by our own marketing and sales force, or if our potential future collaboration partners do not successfully commercialize our drug candidates, our ability to generate revenue from product sales will be adversely affected. In addition, we may not be successful in entering into such arrangements with third parties or may be unable to do so on terms that are favorable to us.

If we are unable to build our own sales force or negotiate a strategic partnership for the commercialization of our drug candidates, we may be forced to delay the potential commercialization of our drug candidates or reduce the scope of our sales or marketing activities for drug candidates that we are marketing. If we elect to increase our expenditures to fund commercialization activities ourselves, we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our drug candidates to market or generate revenue. We could enter into arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be ideal and we may be required to relinquish rights to some of our technologies and drug candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to establish adequate sales, marketing and distribution capabilities, either on our own or in collaboration with third parties, we will not be successful in commercializing our drug candidates and may not become profitable. We will be competing with many companies that currently have extensive and well funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize any products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If our drug candidates are approved for commercialization, we may enter into agreements with third parties to market those drug candidates in select markets outside the United States. If we do enter into third party agreements, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•	different regulatory requirements for drug approvals and rules governing drug commercialization in foreign countries;

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign reimbursement, pricing and insurance regimes;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	potential noncompliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and similar anti bribery and anticorruption laws in other jurisdictions;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

We have no prior experience in these areas. In addition, there are complex regulatory, tax, labor and other legal requirements imposed by both the European Union and many of the individual countries in Europe with which we will need to comply. Many U.S. based biopharmaceutical companies have found the process of marketing their own products in Europe to be very challenging.

Our relationships with investigators, health care professionals, consultants, third party payors, and customers are subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and arrangements with investigators, healthcare professionals, consultants, third party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products for which we obtain marketing approval. Such laws include, for example, anti kickback laws, false claims and civil monetary penalties laws, privacy and security laws, and transparency laws.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws. If our operations are found to be in violation of any of these or any other health regulatory laws that may apply to us, we may be subject to significant penalties.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our drug candidates, restrict or regulate post approval activities and affect our ability to profitably sell any products for which we obtain marketing approval.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act, or collectively the Affordable Care Act, was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. Although it is too early to determine the effect of the Affordable Care Act, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Moreover, the recently enacted Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product and tracking and tracing. Legislative and regulatory proposals have been made to expand post approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or what the impact of such changes on our business, if any, may be.

Coverage and adequate reimbursement may not be available for our drug candidates, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of any drug candidates that we develop, will depend in part on the extent to which reimbursement for these products and related treatments will be available from third party payors, including government health administration authorities and private health insurers. Third party payors decide which drugs they will pay for and establish reimbursement levels. Third party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for each of our drug candidates will be made on a plan by plan basis. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Additionally, a third party payor’s decision to provide coverage for a drug does not imply that an adequate reimbursement rate will be approved. Each plan determines whether or not it will provide coverage for a drug, what amount it will pay the manufacturer for the drug, and on what tier of its formulary the drug will be placed. The position of a drug on a formulary generally determines the co payment that a patient will need to make to obtain the drug and can strongly influence the adoption of a drug by patients and physicians. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize any drug candidates that we develop.

Additionally, there have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell any future drugs profitably. These legislative and regulatory changes may negatively impact the reimbursement for any future drugs, following approval.

Risks Related to Our Dependence on Third Parties

We do not currently have our own manufacturing capabilities and will rely on third parties to produce preclinical, clinical and commercial supplies of our drug candidates.

We do not currently own or operate facilities for product manufacturing, storage and distribution, or testing. We will rely on third party manufacturers for supply of our preclinical and clinical drug supplies, and expect that in the near future we will continue to rely on such manufacturers for drug supply that will be used in clinical trials of our drug candidates and for commercialization of any of our drug candidates that receive regulatory approval. We have not yet entered into any definitive supply agreements for supply of any of our drug candidates. If we are unable to enter into manufacturing and supply agreements with respect to our drug candidates when needed or on commercially reasonable terms, our business could be materially and adversely affected.

Further, our reliance on third party manufacturers entails risks to which we would not be subject if we manufactured our drug candidates ourselves, including:

•	inability to meet our product specifications and quality requirements consistently;

•	delay or inability to procure or expand sufficient manufacturing capacity;

•	manufacturing and product quality issues related to scale up of manufacturing;

•	costs and validation of new equipment and facilities required for scale up;

•	failure to comply with cGMP and similar foreign standards;

•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

•	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

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reliance on a limited number of sources, and in some cases, single sources for product components, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell our drug candidates in a timely fashion, in sufficient quantities or under acceptable terms;

•	lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;

•	operations of our third party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

•	carrier disruptions or increased costs that are beyond our control; and

•	failure to deliver our products under specified storage conditions and in a timely manner.

Any of these events could lead to clinical trial delays, result in failure to obtain regulatory approval or impact our ability to successfully commercialize our products. Some of these events could be the basis for FDA action, including injunction, recall, seizure, or total or partial suspension of production.

We intend to rely on third parties to conduct, supervise and monitor our preclinical studies and clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

We intend to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our preclinical studies and clinical trials, and we expect to have limited influence over their actual performance.

We intend to rely upon CROs to monitor and manage data for our future clinical programs for our drug candidates, as well as the execution of preclinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs will be required to comply with the Good Laboratory Practices, or GLPs, and GCPs, which are regulations and guidelines enforced by the FDA for any of our drug candidates that are in preclinical and clinical development. The FDA enforces GLPs and GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of subjects, we may be required to repeat clinical trials, which would delay the regulatory approval process.

Our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our future clinical and preclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our

CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize our drug candidates. As a result, our financial results and the commercial prospects for our drug candidates that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

Risks Related to Our Intellectual Property

We license our intellectual property from third parties, and the limitations applicable to, or the loss of, our license rights could adversely impact our business.

We license our intellectual property from Blumberg and NeuroVive and Cytos. Our current technology licenses are critical to our business and we expect to enter into additional licenses in the future.

If we fail to comply with our obligations under these agreements or any future license agreements, we are subject to a bankruptcy, or if we grant a sublicense in the future and our sublicense does not comply with our obligations under these agreements or becomes subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license or may face other penalties under the agreements, which would have a materially adverse effect on our business. In addition, applicable laws involving bankruptcy or similar proceeding by licensors in some jurisdictions outside the United States may provide the trustee or receiver in such proceeding with the right to set aside or otherwise terminate or seek to modify the license. Any termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or amended agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property and technologies that form the basis of our technology, which may then be in licensed by one or more of our competitors.

If we are unable to obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our drug development programs and drug candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our development programs and drug candidates. Because we have not identified lead candidates for many of our drug development programs, we may be unable to obtain patent coverage on the lead compounds we identify in the future. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our development programs and drug candidates.

The patent prosecution process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. With respect to the drug candidates that we license from NeuroVive, NeuroVive has reserved the right to control the prosecution and maintenance of all licensed patents other than those that relate specifically to HBV. As a result, we are dependent, in part, on NeuroVive to file, prosecute and maintain the intellectual property subject to those licenses. If NeuroVive fails to file, prosecute and maintain the intellectual property, we will have the right to then take action with respect to such intellectual property under the terms of the license. However, we may be significantly disadvantaged with respect to the filing, prosecution and maintenance of such intellectual property by the time we have the right to take such actions.

It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in license may fail to result in issued patents with claims that cover our drug candidates in the United States or in other foreign countries.

There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover our drug candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any drug candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a drug candidate under patent protection could be reduced.

If the patent applications we hold or have in licensed with respect to our development programs and drug candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our drug candidates, it could dissuade companies from collaborating with us to develop drug candidates, and threaten our ability to commercialize future drugs. Any such outcome could have a materially adverse effect on our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy Smith America Invents Act, or the Leahy Smith Act, was signed into law. The Leahy Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy Smith Act, and many of the substantive changes to patent law associated with the Leahy Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy Smith Act will have on the operation of our business. However, the Leahy Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third party pre issuance submission of prior art to the USPTO or become involved in opposition, derivation, reexamination, inter partes review, post grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future drug candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future drug candidates, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our drug candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Third party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate patents or other proprietary rights, may delay or prevent the development and commercialization of our drug candidates.

Our commercial success depends in part on our avoiding infringement and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter party review, and post grant review before the USPTO, as well as oppositions and similar processes in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing drug candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued the risk increases that our drug candidates or other business activities may be subject to claims of infringement of the patent and other proprietary rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our drug candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our drug candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our drug candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such drug candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable drug candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. In addition, we may be subject to claims that we are infringing other intellectual property rights, such as trademarks or copyrights, or misappropriating the trade secrets of others, and to the extent that our employees, consultants or contractors use intellectual property or proprietary information owned by others in their work for us, disputes may arise as to the rights in related or resulting know how and inventions.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our drug candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful infringement or other intellectual property claim against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our affected products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available on commercially reasonable terms or at all. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our drug candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. We cannot provide any assurances that third party patents do not exist which might be enforced against our drugs or drug candidates, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counterclaims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non enablement or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post grant proceedings such as ex parte reexaminations, inter partes review, or post grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future drug candidates. Such a loss of patent protection could harm our business.

We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Our business could be harmed if in litigation the prevailing party does not offer us a license on commercially reasonable terms. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. Any of these developments could negatively impact our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

The United States has recently enacted and implemented wide ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the US federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world, which could impair our business.

Filing, prosecuting and defending patents covering our drug candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we expect to rely on third parties to manufacture our drug candidates, and we expect to collaborate with third parties on the development of our drug candidates, we must, at times, share trade secrets with them. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our advisors, employees, third party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, collaborators and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/circular contains forward-looking statements and forward looking information within the meaning of applicable securities laws, collectively, forward-looking statements. Forward-looking statements in this proxy statement/circular include statements about the intended business and operations of Tekmira, OnCore, and the combined company; the proposed merger of Tekmira and OnCore; the proposed delisting of Tekmira from the TSX; the goal of the combined company developing a curative regime for HBV and the eradication of HBV; the potential of the combined company creating near term catalysts with long term value creation; the combined company continuing to move forward oncology and anti-viral programs, including Ebola; the timing of expected clinical trials; the progression of additional combined company programs towards the clinic; potential benefits of the merger; the potential creation of value for shareholders; accelerated timelines for combined company clinical trials; competitive advantages of the combined company; value in Tekmira’s non-HBV assets and collaborations, and maximization of the value thereon; calling, holding and obtaining Tekmira shareholder approval for the merger; the anticipated closing of the merger, including receipt of all required regulatory approvals; plans to retain executives and board members from Tekmira and OnCore; the potential of TKM-HBV and combined company HBV product candidates; and the combined company’s strategy, future operations, clinical trials, prospects and plans.

With respect to the forward-looking statements contained in this proxy statement/circular, Tekmira has made numerous assumptions regarding, among other things: the ability to obtain required shareholder and regulatory approval for the merger and the timing thereof; the ability to satisfy all conditions for the closing of the merger, including receipt of required regulatory approvals; the subsequent integration of Tekmira and OnCore business and operations; and the effectiveness and commercial viability of the combined company’s products as a treatment for HBV. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

You should review the section of this proxy statement/circular entitled “Risk Factors” for a discussion of the factors that could cause actual results to differ materially from those discussed in the forward-looking statements, as well as the discussion of the risks and uncertainties facing Tekmira in Tekmira’s Annual Report on Form 10-K and Tekmira’s continuous disclosure filings, which are available at www.sedar.com or at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

MARKET PRICE AND DIVIDEND INFORMATION

Tekmira

Tekmira’s common shares are listed on the NASDAQ under the symbol “TKMR” and the TSX under the symbol “TKM”. The following table sets for the range of high and low sales prices per share of Tekmira’s common shares on the NASDAQ and the TSX for the past three years. Tekmira has applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date.

	NASDAQ High (US$)	NASDAQ Low (US$)	TSX High (C$)	TSX Low (C$)
Fiscal Year Ended December 31, 2013
First Quarter Ended March 31, 2013	5.53	4.18	5.45	4.31
Second Quarter Ended June 30, 2013	5.25	4.25	5.34	4.35
Third Quarter Ended September 30, 2013	7.72	4.70	7.90	4.96
Fourth Quarter Ended December 31, 2013	11.42	6.93	11.62	7.16

Fiscal Year Ended December 31, 2014
First Quarter Ended March 31, 2014	31.48	7.65	34.66	8.14
Second Quarter Ended June 30, 2014	24.47	10.20	26.99	11.08
Third Quarter Ended September 30, 2014	26.05	8.86	28.56	9.55
Fourth Quarter Ended December 31, 2014	29.93	12.54	33.69	14.37

Fiscal Year Ended December 31, 2015
First Quarter (through February 2, 2015)	26.73	14.50	33.76	17.05

On January 9, 2015, the last trading day prior to announcement of the merger, the last reported sale price of Tekmira common shares on the NASDAQ was $15.70 and on the TSX was C$18.83.

As of January 29, 2015, there were 22,455,669 Tekmira common shares outstanding, 398,250 Tekmira common shares issuable under outstanding Tekmira share purchase warrants, and 1,822,983 Tekmira common shares issuable under outstanding Tekmira options.

OnCore

OnCore is a privately-held company, and there is no established trading market for its securities. As of January 30, 2015, there were 6,839,672 shares of OnCore common stock outstanding, 15,271,842 shares of OnCore preferred stock outstanding and 237,570 shares of OnCore common stock issuable under outstanding OnCore stock options.

Dividends

Tekmira’s Board has discretion to declare dividends. Tekmira has not declared or paid any dividends on Tekmira common shares since the date of our incorporation.

OnCore has never declared or paid any cash dividends on its common stock nor does it intend to do so in the foreseeable future. Under OnCore’s certificate of incorporation, OnCore’s outstanding Series R preferred stock accrues dividends on a daily basis at the rate of 6% per annum on the sum of the Series R purchase price of $0.6125 per share plus any previously accumulated but unpaid dividends. It is anticipated that all shares of Series R preferred stock will be converted to common stock immediately prior to the closing of the merger, at which time OnCore will issue additional shares of its common stock to the holders of Series R preferred stock in satisfaction of the accrued dividends, and such additional shares of common stock will be exchanged in the merger for shares of Tekmira common stock.

NOTICE TO CANADIAN SECURITYHOLDERS

All references to $ or U.S. dollars in this proxy statement/circular are to the currency of the United States, and references to C$ in this proxy statement/circular are to the currency of Canada. On January 30, 2015, the noon rate of exchange as reported by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was U.S.$1.0000 equals C$1.2717. C$1.0000 equals U.S.$0.7863.

Unless otherwise indicated, the financial information of Tekmira and OnCore has been prepared in accordance with U.S. GAAP. Such financial information and financial statements have not been prepared in accordance with generally accepted accounting principles in Canada as set out in the CPA Canada Handbook — Accounting under Part I, which incorporates International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and may not be comparable to financial information or statements prepared by Canadian issuers.

No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities to be issued under the arrangement and offered by this joint proxy statement/circular. Any representation to the contrary is a criminal offense.

THE TEKMIRA SPECIAL MEETING

General

This proxy statement/circular is being furnished to Tekmira shareholders on or about February 9, 2015. Tekmira is sending this proxy statement/circular to its shareholders in connection with the solicitation of proxies by Tekmira for use at the Tekmira special meeting and any adjournments or postponements of the meeting.

Date, Time and Place

The special meeting of the shareholders of Tekmira will be held on March 3, 2015 at 10:00 a.m. (Pacific Time) at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia.

Purposes of the Tekmira Special Meeting

1.

To consider and vote upon a proposal to approve (a) an Agreement and Plan of Merger, dated January 11, 2015, or the Merger Agreement, by and among Tekmira, TKM Acquisition Corporation, a wholly-owned subsidiary of Tekmira, or the Merger Sub, and OnCore Biopharma, Inc., or OnCore, a copy of which is attached as Annex A to the proxy statement/circular accompanying this notice and (b) the issuance of Tekmira common shares pursuant to the terms of the Merger Agreement;

2.	To consider and vote upon a proposal to approve an amendment to Tekmira’s Articles to provide for certain governance matters after the closing of the merger;

3.

To consider and vote upon the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve any of the proposals; and

4.

To consider and act on such other matters that may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.

Recommendations of the Tekmira Board of Directors

After careful consideration, the Tekmira Board unanimously determined, at a meeting of the Tekmira Board, that the merger with OnCore is in the best interests of Tekmira and is fair to Tekmira’s shareholders. The Tekmira Board unanimously recommends that Tekmira shareholders vote:

•

“FOR” Proposal No. 1 to approve the Merger Agreement and issuance of Tekmira common shares in the merger contemplated by the Merger Agreement, a copy of which is attached as Annex A to the proxy statement/circular;

•	“FOR” Proposal No. 2 to approve an amendment to Tekmira’s Articles to provide for certain governance matters after the closing of the merger; and

•	“FOR” Proposal No. 3 to adjourn or postpone the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of the proposals.

Record Date, Quorum, Voting Requirements and Outstanding Shares

The record date for determining persons entitled to receive notice of and vote at the special meeting is January 29, 2015. Only shareholders as of the close of business on January 29, 2015 are entitled to receive notice of and vote at the special meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this proxy statement/circular. Under a quorum policy adopted by the Board of Tekmira and applicable to all Tekmira shareholder meetings, quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of at least 33 1/3% of the issued and outstanding common shares of Tekmira. If, within one-half hour from the time set for the holding of the special meeting, a quorum is not present, the chair of the special meeting shall, pursuant to the quorum policy adopted by the Board of Tekmira and the power conferred on him by the Tekmira Articles, adjourn the special meeting, prior to any business being transacted, until such time as a quorum is present or represented at the special meeting.

Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the special meeting and who will determine whether a quorum is present. The election inspectors will treat abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the special meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) as shares that are present for purposes of determining the presence of a quorum. Abstentions will be counted towards the tabulations of votes cast on the proposals presented to the shareholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not have the effect of negative votes.

At the close of business on January 28, 2015, 22,455,669 common shares of Tekmira were issued and outstanding.

Each shareholder is entitled to one vote per common share held on all matters to come before the special meeting. Common shares of Tekmira are the only securities of Tekmira which will have voting rights at the special meeting.

Principal Holders of Common Shares of Tekmira

To the knowledge of the directors and executive officers of Tekmira, no person or corporation owned, directly or indirectly, or exercised control or direction over, common shares carrying more than 10% of the voting rights attached to all outstanding common shares of Tekmira as at January 28, 2015.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it (a) by executing a proxy bearing a later date, (b) by executing a valid notice of revocation (where a new proxy is not also filed), or (c) personally attending the special meeting and voting the registered shareholder’s common shares of Tekmira.

A later dated proxy or notice of revocation must be executed by the registered shareholder or the registered shareholder’s authorized attorney in writing, or, if the registered shareholder is a corporation, under its corporate seal by an officer or attorney duly authorized, and delivered to the CST Trust Company PO Box 721, Agincourt, ON M1S 0A1, or by hand to 1600-1066 West Hastings St., Vancouver, BC V6E 3X1 (hand delivery) or to the address of the registered office of Tekmira at 700 West Georgia, 25th Floor, Vancouver, British Columbia, V7Y 1B3 (Attention of R. Hector MacKay-Dunn, Q.C.).

A later dated proxy must be received before 10:00 a.m. (Vancouver time) on February 27, 2015, or, if the special meeting is adjourned, the day that is two business days before any reconvening thereof at which the proxy is to be used, or to the chair of the special meeting on the day of the special meeting or any reconvening thereof, or in any other manner provided by law.

A notice of revocation must be received before 10:00 a.m. (Vancouver time) on March 2, 2015, or, if the special meeting is adjourned, the last business day before any reconvening thereof at which the proxy is to be used, or to the chair of the special meeting on the day of the special meeting or any reconvening thereof, or in any other manner provided by law.

Only registered shareholders have the right to revoke a proxy. Beneficial shareholders who wish to change their vote must, in sufficient time in advance of the special meeting, arrange for their intermediaries to change the vote and, if necessary, revoke their proxy.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but Tekmira’s directors, officers and regular employees may also solicit proxies personally or by telephone. Tekmira will bear all costs of the solicitation, including the printing, handling and mailing of the special meeting materials. Tekmira has arranged for intermediaries to forward the special meeting materials to beneficial owners of Tekmira held of record by those intermediaries and Tekmira may reimburse the intermediaries for their reasonable fees and disbursements in that regard.

Appointment of Proxyholders

The individuals named in the accompanying form of proxy are directors or officers of Tekmira. If you are a shareholder entitled to vote at the special meeting, you have the right to appoint an individual or company other than either of the individuals designated in the proxy, who need not be a shareholder, to attend and act for you and on your behalf at the special meeting. You may do so either by striking out the name of the persons named in the proxy and inserting the name desired of that other individual or company in the blank space provided in the proxy or by completing and delivering another suitable form of proxy.

The only methods by which you may appoint a person as proxy are submitting a proxy by mail, hand delivery, fax, email or online.

Voting by Proxyholder

If a shareholder specifies a choice for a matter in the proxy, and if the proxy is duly completed and delivered and has not been revoked, the individuals named in the proxy will vote, or withhold voting, the common shares of Tekmira represented thereby in accordance with the choice you specify on any ballot that may be called for. The proxy confers discretionary authority on the individuals named therein with respect to:

•	each matter or group of matters identified therein for which a choice is not specified;

•	any amendment to or variation of any matter identified therein; and

•	any other matter that properly comes before the special meeting.

In respect of a matter for which a choice is not specified in the proxy, the individuals named in the proxy will vote common shares of Tekmira represented by the proxy for the approval of such matter.

Registered Shareholders

If you are a Registered Shareholder, you may wish to vote by proxy whether or not you attend the special meeting in person. If you wish to submit a proxy, you must complete, date and sign the proxy, and then return it to Tekmira’s transfer agent, CIBC Mellon Trust Company, by fax at 1-866-781-3111 (toll free in North America) or 416-368-2502, or by mail (via postage paid return envelope) at CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, M1S 0A1 or by hand delivery at 320 Bay Street, Banking Hall Level, Toronto, Ontario, before 10:00am (Vancouver time) on February 27, 2015, or by scan and email to proxy@canstockta.com or by casting your vote online at cstvotemyproxy.com, or, if the special meeting is adjourned or postponed, the day that is two business days before any reconvening thereof at which the proxy is to be used, or to the chair of the special meeting on the day of the special meeting or any reconvening thereof, or in any other manner provided by law. The Chairman of the special meeting may waive the proxy cut-off without notice.

Beneficial Shareholders

The following information is of significant importance to Tekmira shareholders who do not hold common shares of Tekmira in their own name. Beneficial shareholders should note that the only proxies that can be recognized and acted upon at the special meeting are those deposited by registered shareholders.

If your common shares are listed in an account statement provided to you by a broker, then in almost all cases your common shares will not be registered in your name on the records of Tekmira. In such circumstances your common shares will more likely be registered under the names of your broker or an agent of that broker. In the United States, the vast majority of such common shares of Tekmira are registered under the name of Cede & Co., as nominee for The Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients.

This proxy statement/circular is being sent to both registered shareholders and beneficial shareholders. There are two kinds of beneficial shareholders — those who object to their names being made known to the issuers of securities which they own (called OBOs for objecting beneficial owners), and those who do not object (called NOBOs for non-objecting beneficial owners).

Tekmira is taking advantage of National Instrument 54-101 — Communications with Beneficial Owners of Securities of a Reporting Issuer, which permits it to deliver proxy-related materials indirectly to its NOBOs and OBOs. As a result, if you are a NOBO or OBO you can expect to receive meeting materials from your intermediary via Broadridge Financial Solutions Inc., or Broadridge, including a voting information form, or VIF. If you receive a VIF, you should follow the instructions in the VIF to ensure that your common shares are voted at the meeting. The VIF or form of proxy will name the same individuals as Tekmira’s proxy to represent you at the meeting. You have the right to appoint a person (who need not be a shareholder of Tekmira) other than the individuals designated in the VIF, to represent you at the meeting. To exercise this right, you should insert the name of your desired representative in the blank space provided in the VIF. The completed VIF must then be returned in accordance with the instructions in the VIF. Broadridge then tabulates the results of all instructions received and completed in accordance with the instructions provided in the VIF and provides appropriate instructions respecting the voting of common shares to be represented at the meeting. If you receive a VIF from Broadridge, you cannot use it to vote common shares directly at the meeting — the VIF must be completed and returned in accordance with its instructions, well in advance of the meeting in order to have your common shares voted.

Although as a beneficial shareholder you may not be recognized directly at the meeting for the purposes of voting common shares registered in the name of your intermediary, you, or a person designated by you, may attend at the meeting as proxyholder for your intermediary and vote your common shares in that capacity. If you wish to attend the meeting and indirectly vote your common shares as proxyholder for your intermediary, or to have a person designated by you do so, you should enter your own name, or the name of the person you wish to designate, in the blank space on the VIF provided to you and return the same in accordance with the instructions provided in the VIF, well in advance of the meeting.

Alternatively, you can request in writing that your intermediary send you a legal proxy which would enable you to attend the meeting and vote your common shares.

These securityholder materials are being sent to both registered and beneficial shareholders. If you are a beneficial shareholder, and Tekmira or its agent has sent these materials to you, your name and address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.

Other Matters

As of the date of this proxy statement/circular, the Tekmira Board does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/circular. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the best judgment of the person(s) voting the proxies, pursuant to the discretionary authority granted to such person(s).

Voting Securities and Principal Holders of Voting Securities

To the knowledge of the directors and executive officers of Tekmira, no person or corporation owned, directly or indirectly, or exercised control or direction over, common shares carrying more than 10% of the voting rights attached to all outstanding common shares of Tekmira as at March 26, 2014. See “Proposal No. 1 — Election of Directors — Information on Nominees for Directors” for information regarding the common shares held by our directors.

MATTERS BEING SUBMITTED TO A VOTE

Proposal No. 1 — The Merger Agreement and the Issuance of Tekmira Shares in the Merger

At the special meeting, Tekmira shareholders will be asked to approve the Merger Agreement and the issuance of Tekmira common shares in the merger. Pursuant to the terms of the Merger Agreement, upon completion of the merger, OnCore stockholders will have the right to receive, for each share of OnCore common stock they hold, that number of Tekmira common shares, if any, as determined pursuant to the exchange ratio described in the Merger Agreement and in the section entitled “THE MERGER AGREEMENT — Merger Consideration.”

The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the effective time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on such date, an aggregate of approximately 24.0 million Tekmira common shares would have been issuable to OnCore stockholders upon completion of the merger, not including approximately 250,000 Tekmira common shares issuable upon exercise of OnCore options assumed by Tekmira in the merger. Tekmira stockholder approval of this Proposal No. 1 is required as a condition to the merger; accordingly, even if Tekmira shareholders approve the other proposals, the merger will not be completed unless this Proposal No. 1 is also approved.

Under Rule 5635(a) of the NASDAQ Listing Rules, a company whose shares listed on the NASDAQ, such as us, is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition. In addition, under Rule 5635(b) of the NASDAQ Listing Rules, stockholder approval is required when the issuance of potential issuance of securities will result in a change of control of a listed company. Generally, a change of control is considered to occur when, as a result of the issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position. The maximum number of Tekmira shares to be issued in connection with the merger with OnCore exceeds 20% of the Tekmira’s outstanding shares before such issuance, and following the merger, Roivant will own more than 20% of the outstanding Tekmira shares. For these reasons, Tekmira must obtain the approval of its stockholders, in accordance with the NASDAQ Listing Rules, for the issuance of shares in connection with the merger.

Tekmira’s Board believes that the Merger Agreement and the issuance of Tekmira common shares in the merger is in the best interests of Tekmira and its shareholders. If Tekmira’s shareholders do not approve this Proposal No. 1, the merger will not be completed.

The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Tekmira common shares in the merger are described in detail in the other sections of this proxy statement/circular. The full text of the Merger Agreement is attached to this proxy statement/circular as Annex A.

When the merger becomes effective, the laws of British Columbia will continue to control the exercise of the corporate functions and business and the rights of shareholders. The business and management of OnCore will be incorporated within Tekmira’s operations, as a wholly owned subsidiary of Tekmira, and OnCore’s financial statements will be consolidated with those of Tekmira. The merger and the issuance of common shares of Tekmira to OnCore stockholders will reduce each Tekmira’s shareholder’s voting and equity interest by approximately one half.

Vote Required; Recommendation of the Tekmira Board of Directors

The affirmative vote of the holders of a majority of the Tekmira common shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present, is required for the approval of the Merger Agreement and the issuance of Tekmira shares in the merger.

Accordingly, shareholders will be asked at the special meeting to vote on an ordinary resolution in the form set out below to approve the Merger Agreement and the issuance of Tekmira shares in the merger:

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.

the Merger Agreement, including the transactions contemplated therein, be and hereby is authorized and approved and the issuance of Tekmira common shares as contemplated in the Merger Agreement be and is hereby authorized and approved; and

2.

any one or more of the directors or officers of Tekmira be authorized to take all such actions, do such things and execute and deliver, whether under the common seal of Tekmira or otherwise, all such agreements, instruments, statements, forms and other documents as they may be advised by counsel so to do in connection with this resolution.”

The Tekmira Board unanimously recommends that Tekmira shareholders vote “FOR” the Merger Agreement and the issuance of Tekmira shares in the merger.

Unless directed otherwise by a proxyholder, or such authority is withheld, management designees named in the accompanying proxy intend to vote the common shares represented by proxies for which either of them is appointed proxyholder “FOR” the Merger Agreement and the issuance of Tekmira shares in the merger.

Proposal No. 2 — Approval of an alteration to Tekmira’s Articles to provide for certain post-closing governance matters of the combined company

At the special meeting, Tekmira shareholders will be asked to approve the alteration of Tekmira’s articles to provide for certain post-closing governance matters of the combined company. Pursuant to the Merger Agreement, Tekmira and Roivant entered into a Governance Agreement relating to the composition of Tekmira’s Board and certain other corporate governance matters. Pursuant to the terms of the Governance Agreement, Tekmira shall amend its articles of incorporation, or the Amendment, to be effective as of the Effective Time of the merger, which Amendment provides Roivant the right to designate one director to Tekmira’s Board for so long as Roivant has “beneficial ownership” (as defined pursuant Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or exercises control or direction over not less than 10% of Tekmira’s outstanding common shares and the right to designate up to two directors to Tekmira’s Board for so long as Roivant has “beneficial ownership” or exercises control or direction over not less than 20% of Tekmira’s outstanding common shares, in each case subject to certain nomination procedures.

For so long as Roivant has the right to designate at least one director to Tekmira’s Board pursuant to the Amendment, the Amendment requires that the number of directors of Tekmira’s Board will not exceed seven directors without the prior written consent of Roivant. Additionally, the Amendment provides that certain actions by Tekmira require a supermajority vote of at least 70% of Tekmira’s Board. The matters that require a supermajority approval of the combined company Board include: director nominations and appointments; equity financings over certain thresholds; significant asset sales; mergers, reorganizations and other business combinations; the termination of certain R&D or commercialization efforts; the incurrence of indebtedness or third party guarantees over certain thresholds; and any proposed amendments to Tekmira’s articles. The preceding is a summary only, and is qualified in its entirety by the full text of the supermajority matters in the “Amendment to Tekmira Articles” attached to this proxy statement/circular as Annex C.

Roivant’s director designation rights and the supermajority board voting requirements become effective upon the Effective Time of the merger, and will expire upon the earlier of (i) 36 months from the Effective Time of the merger and (ii) when Roivant has “beneficial ownership” or exercises control or direction over less than 10% of Tekmira’s outstanding common shares.

The Governance Agreement also provides that from and after the Effective Time of the merger and until the earlier of (i) 36 months from the Effective Time of the merger and (ii) when Roivant no longer has the right to designate one or more directors to Tekmira’s Board pursuant to the terms of the Amendment, Tekmira will put forward for nomination and election at each meeting of Tekmira’s shareholders for the election of directors Roivant’s director designees and Roivant shall vote in favor of all such director nominees put forward by Tekmira for election to the Board and shall vote against the election of any person nominated by anyone other than Tekmira’s Board.

The terms of the Governance Agreement are described in detail in the section entitled “OTHER AGREEMENTS” of this proxy statement/circular. The full text of the Amendment is attached to this proxy statement/circular as Annex C.

Additionally, pursuant to the terms of the Merger Agreement, the Tekmira shareholders will also be asked to approve an alteration to Tekmira’s articles to remove the right of the chair to a second or casting vote at a meeting of the Tekmira Board.

Vote Required; Recommendation of the Tekmira Board of Directors

Under section 259 of the Business Corporations Act (British Columbia) and section 9.4 of Tekmira’s Articles, the alteration to Tekmira’s Articles to provide for the post-closing governance matters requires the affirmative vote of the holders of a majority of the Tekmira common shares present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum is present.

Accordingly, shareholders will be asked at the special meeting to vote on an ordinary resolution (in the form set out below) to approve the alteration of the Articles of Tekmira as follows:

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT, UPON THE MERGER BECOMING EFFECTIVE AS CONTEMPLATED IN THE MERGER AGREEMENT:

1.	the Articles of Tekmira be altered by adding the text substantially in the form attached as Annex C to this proxy statement/circular;

2.	the Articles of Tekmira be altered by removing the right of the chair to a second or casting vote at a meeting of the board of directors of Tekmira; and

3.

any one or more of the directors or officers of Tekmira be authorized to take all such actions, do such things and execute and deliver, whether under the common seal of Tekmira or otherwise, all such agreements, instruments, statements, forms and other documents as they may be advised by counsel so to do in connection with this alteration to the Articles.”

The Tekmira Board unanimously recommends that Tekmira shareholders vote “FOR” the alteration to Tekmira’s Articles to provide for certain post-closing governance matters of the combined company.

Unless directed otherwise by a proxyholder, or such authority is withheld, management designees named in the accompanying proxy intend to vote the common shares represented by proxies for which either of them is appointed proxyholder “FOR” the alteration to Tekmira’s Articles to provide for certain post-closing governance matters of the combined company.

Proposal No. 3 — Approval of Possible Adjournment of the Tekmira Special Meeting

If we do not have sufficient votes at the special meeting to approve any of the proposals set forth above, we may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to approve each of the proposals.

If a quorum is present at the special meeting, then approval of an adjournment will require the affirmative vote of the holders of a majority of the Tekmira common shares entitled to vote on the proposal and casting votes for or against the proposal. If a quorum is not present at the special meeting, the special meeting may be adjourned by the affirmative vote of the holders of a majority of the Tekmira common shares present in person or by represented by proxy and entitled to vote at the special meeting. Any signed proxies received by Tekmira in which no voting instructions are provided on such proposal will be voted “FOR” a proposal to adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The Tekmira Board unanimously recommends that Tekmira shareholders vote “FOR” a proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” describe the material aspects of the merger, including the Merger Agreement. While Tekmira believes that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. Tekmira, subsequent to the execution of the Merger Agreement, applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date. Assuming that Tekmira’s common shares are delisted from the TSX prior to the Effective Time the requirements of the TSX, as described below, will not be necessary or applicable to the transactions contemplated in the Merger Agreement. Also subsequent to the execution of the Merger Agreement, and in accordance with the terms of the Merger Agreement, Tekmira designated Frank Karbe as the third Parent Designated Director and OnCore designated William T. Symonds, Pharm.D., as the third Company Designated Director. You should read carefully this entire proxy statement/circular for a more complete understanding of the merger and the Merger Agreement, including the attached Annexes, and the other documents to which you are referred herein. See the section entitled “ADDITIONAL INFORMATION.”

General

The Merger Agreement provides that, at the Effective Time, Merger Sub, a wholly owned subsidiary of Tekmira that was formed for the purpose of the merger, will merge with and into OnCore, with OnCore surviving the merger and becoming a wholly owned subsidiary of Tekmira. After the merger, Tekmira and its wholly owned subsidiary, OnCore, will operate as a combined company.

At the Effective Time:

•

each share of OnCore common stock and preferred stock, on an as converted to common share basis, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of Tekmira common shares equal to the quotient of (i) the aggregate number of shares of Tekmira’s common shares that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of Tekmira that are exercisable or convertible into Tekmira common shares immediately prior to the Effective Time calculated on a treasury stock method basis divided by (ii) the aggregate number of shares of OnCore’s common stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of OnCore that are exercisable or convertible into OnCore common stock immediately prior to the Effective Time calculated on a treasury stock method basis;

•

each OnCore stock option (the option award), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into an option denominated in Tekmira common shares, except that, subject to the requirements of the TSX, (i) the number of Tekmira’s common shares subject to each such option award shall be determined by multiplying the number of shares of OnCore common stock subject to the option award immediately prior to the Effective Time by the exchange ratio (as defined below) (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of each such option award shall equal the per share exercise price of the option award immediately prior to the Effective Time divided by the exchange ratio (rounded upwards to the nearest whole cent). The option awards shall continue to be subject to substantially the same terms and conditions as were applicable to the option awards in effect immediately prior to the Effective Time, other than for the adjustments described in the Merger Agreement; and

•	each OnCore restricted stock award (the stock award) that is outstanding immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into a restricted stock award denominated in Tekmira common shares, except that (i) the number of Tekmira’s common shares subject to each such stock award shall be determined by multiplying the number of shares of OnCore common stock subject to the stock award immediately prior to the Effective Time by the exchange ratio (rounded down to the nearest whole share) and (ii) if applicable, the purchase price per share of each such stock award shall equal the per share purchase price of the stock award immediately prior to the Effective Time divided by the exchange ratio (rounded upwards to the nearest whole cent). The stock awards shall continue to be subject to substantially the same terms and conditions as were applicable to the stock awards in effect immediately prior to the Effective Time, other than for the adjustments described in the Merger Agreement.

Under the Merger Agreement, “exchange ratio” means the number equal to the aggregate merger shares (as defined below) divided by the fully diluted company [OnCore] shares (as defined below).

Under the Merger Agreement, “aggregate merger shares” means a number of Tekmira common shares equal to the sum, without duplication, of the aggregate number of Tekmira common shares and shares of Tekmira preferred stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of Tekmira options, Tekmira warrants, or other direct or indirect rights to acquire Tekmira common shares or Tekmira preferred stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

Under the Merger Agreement, “fully diluted company [OnCore] shares” means the sum, without duplication, of the aggregate number of shares of OnCore capital stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of OnCore options or other direct or indirect rights to acquire shares of OnCore capital stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tekmira shareholders will continue to own their existing Tekmira common shares after the merger. Each Tekmira common share will continue to represent one Tekmira common share, but the issuance of Tekmira common shares to OnCore stockholders in the merger will significantly reduce the percentage ownership of Tekmira represented by each Tekmira common share.

The closing of the merger will take place as promptly as practicable after the day on which the last of the conditions to the merger set forth in the Merger Agreement has been satisfied or waived (if permissible), unless Tekmira and OnCore agree to a different date. However, because the merger is subject to a number of conditions, Tekmira cannot predict exactly when the closing will occur or if it will occur at all. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” for a more complete description of the conditions that must be satisfied or, if permissible, waived before closing.

Background of the Merger

The provisions of the Merger Agreement are the result of arm’s-length negotiations conducted between representatives of Tekmira and OnCore and their respective advisors.

Prior to entering into the Merger Agreement, Tekmira’s management team and board of directors have, as a regular part of Tekmira’s business, from time to time, reviewed and considered opportunities to strengthen Tekmira’s technology, products and research and development capabilities, which opportunities have included, from time to time, acquisitions, business combinations, investments, licenses, development agreements, joint ventures and other transaction structures.

The following is a summary of the events preceding the execution and public announcement of the Merger Agreement.

On October 24, 2014, Mr. Vivek Ramaswamy, Chairman of the Board of OnCore, sent an email to Dr. Mark Murray, President and Chief Executive Officer of Tekmira, requesting a meeting at the upcoming Annual Meeting of the American Association for Study of Liver Disease, or otherwise referred to as the AASLD. Dr. Murray replied that he would not be attending, however, suggested that Mr. Ramaswamy meet with Mr. Tom Frohlich, Director of Business Development of Tekmira, who was planning to attend the AASLD.

On November 9, 2014 in Boston, Massachusetts, Mr. Paul Brennan, Senior Vice President, Business Development of Tekmira and Mr. Frohlich met with Mr. Ramaswamy at the AASLD. During this introductory meeting, the parties discussed exploring the possibility of a business partnership between Tekmira and OnCore, which could take the form of a licensing arrangement, a strategic partnership, engaging in the divestment of assets, or a potential acquisition or merger.

On November 10, 2014, Messrs. Brennan and Frohlich met at the AASLD with Mr. Ramaswamy, Mr. Patrick T. Higgins, Chief Executive Officer of OnCore, Dr. William T. Symonds III, a board member of OnCore, Dr. Michael Sofia, Chief Scientific Officer of OnCore and Mr. Michael McElhaugh, Chief Operating Officer of OnCore to discuss in broad terms the potential for a strategic collaboration between Tekmira and OnCore.

On November 14, 2014, Tekmira and OnCore executed a standard mutual non-disclosure agreement.

On November 17, 2014, Mr. Brennan and Mr. Ramaswamy had a telephone conversation to discuss setting up meetings among various executives of Tekmira and OnCore to discuss strategic collaboration opportunities.

On November 20, 2014, in New York, Dr. Mark Murray, President and Chief Executive Officer and Mr. Bruce Cousins, Executive Vice-President and Chief Financial Officer of Tekmira met with Messrs. Ramaswamy and Higgins and Dr. Symonds. The OnCore representatives discussed their plans to potentially become a public company through an initial public offering of common stock and explored the idea of a potential merger with Tekmira as an alternative process to going public. Dr. Murray and Mr. Cousins invited Messrs. Ramaswamy, Higgins and Symmonds to attend the Tekmira analyst and investor day presentation to be held the following day.

On November 21, 2014, Tekmira held its analyst and investor day presentation in New York, which Messrs. Ramaswamy and Symonds attended. Following this meeting, Dr. Murray requested that Mr. Ramaswamy formulate his proposal for a potential merger with Tekmira in a simple document that could be shared with the Tekmira board of directors.

On November 24, 2014, OnCore issued a press release announcing that it had confidentially submitted a draft registration statement to the U.S. Securities and Exchange Commission for a proposed initial public offering of its common stock.

On November 25, 2014, Mr. Ramaswamy delivered to Dr. Murray a confidential memorandum outlining the rationale and broad parameters for a potential “merger of equals” transaction between Tekmira and OnCore. This document was then circulated to the Tekmira board members.

On November 26, 2014, representatives of Tekmira contacted Lazard regarding a possible engagement of Lazard to provide financial advisory services to Tekmira management and its Board to assist them in their analysis and consideration of the OnCore proposal and to evaluate, if the board of directors so requested, other strategic alternatives potentially available to Tekmira. Representatives of Tekmira also contacted Farris, Vaughan, Wills & Murphy LLP, Canadian legal counsel to Tekmira, to discuss process for, and timing of, a potential transaction with OnCore. Later that day, Tekmira and OnCore executed an amendment to the NDA expanding the purpose of the NDA to refer to a potential merger and to clarify that confidential information provided by OnCore would not constitute an offer to sell or solicit and that such information could not be used by Tekmira to invest in a public offering of OnCore.

On December 1, 2014, Mr. Bryce Roberts, Chief Legal Officer of OnCore, delivered to Mr. Brennan the draft registration statement that had been submitted on a confidential basis to the SEC on November 19, 2014, so that Tekmira could commence its due diligence investigations of OnCore.

On December 1, 2014, Dr. Murray convened a meeting of the Board to provide an overview of the November 25th confidential memorandum received from OnCore, which Dr. Murray described in broad conceptual terms and emphasized was in the early exploratory stage of consideration and analysis by management. The Board explored, in particular, the “merger of equals” concept of the proposed transaction and considered the potential development, commercial and personnel synergy that could result from a business combination, in addition to other potential benefits. The Board authorized Dr. Murray to further explore the potential for a business combination with OnCore. Following the Board meeting, representatives of Tekmira contacted Dorsey & Whitney, LLP, U.S. legal counsel to Tekmira, to discuss the process for, and timing of, a potential transaction with OnCore.

On December 2, 2014, Tekmira management and Lazard met via videoconference to review Tekmira’s and OnCore’s respective strategic and financial positions and to discuss potential structures for a business combination and the process to evaluate and execute a transaction.

On December 5, 2014, Mr. Ramaswamy provided Dr. Murray and Mr. Cousins with certain financial analyses prepared by OnCore’s underwriters in conjunction with OnCore’s evaluation of an initial public offering.

On December 9, 2014, certain members of the management teams of Tekmira and OnCore held a meeting in New York. At this meeting, OnCore executives and board members described their business strategy and the status of their research and development programs. There was further discussion regarding process and timing involved in conducting the required due diligence on the other party, and to exchange due diligence materials. OnCore management delivered a presentation that included information on OnCore’s strategy, pipeline of product candidates, and potential rationale for a business combination of Tekmira and OnCore.

Between December 9, 2014 and January 10, 2015, the parties exchanged due diligence information via e-mail, phone calls and an electronic data room.

On December 17, 2014, Tekmira’s Board held a regularly scheduled board meeting via conference call, which was attended by certain members of Tekmira management, representatives of Farris and Lazard. Dr. Murray provided an update on the OnCore proposal, the due diligence process and the process for continued evaluation of a transaction. Lazard delivered a presentation discussing Tekmira and OnCore’s current market positions and the potential business combination of the two companies. Lazard then presented a preliminary analysis of a potential merger between Tekmira and OnCore. A Farris representative presented an overview of the obligations and fiduciary duties of the Tekmira board in the context of the potential strategic initiative being considered by Tekmira. Following this presentation, the board appointed an ad-hoc committee of independent directors, referred to as the “Strategic Committee”, consisting of Dr. Daniel Kisner (Chair), Mr. Donald Jewell and Mr. Frank Karbe, to review, consider and evaluate the terms of the OnCore proposal as well as any other strategic alternatives in the context of the current strategic direction of Tekmira and its existing business plan.

On the morning of December 19, 2014, Dr. Murray, Mr. Cousins, representatives of Lazard, Farris and Dorsey held an organizational conference call to discuss status of and plan for due diligence, and the transaction process. During the call, the representatives of Farris and Dorsey provided an overview of the relevant legal matters relating to the merger.

On the afternoon of December 19, 2014, management of Tekmira, and representatives of Lazard, Farris and Dorsey participated in an introductory teleconference with management of OnCore and their U.S. legal counsel, Cooley LLP and their Canadian counsel, Lawson Lundell LLP. The discussion was focused on transactional and structural organizational matters, including timing and the desire of all parties to sign and announce the merger prior to the start of the JP Morgan Annual Healthcare Conference held in San Francisco, California beginning January 12, 2015.

On December 20, 2014, representatives of Lazard met with Mr. Ramaswamy to discuss the scope of the potential merger, the valuation and timing issues, and the potential merits of a business combination. Following this meeting, the representatives of Lazard had a telephone conversation with Dr. Murray to provide a debrief of the meeting with Mr. Ramaswamy.

During the afternoon of December 20, 2014, certain members of the Tekmira Board held an informal videoconference with representatives of OnCore to introduce one another and to discuss, generally, various aspects of the potential business combination.

On the morning of December 21, 2014, certain members of the Tekmira Board held an informal meeting to discuss the prior meetings between certain directors of Tekmira, on the one hand, and representatives of OnCore, on the other, and to discuss various aspects of the business of the potential business combination.

Throughout the weekend of December 20 and 21, 2014, the parties continued with their due diligence and Tekmira management and representatives of Farris held various discussions regarding certain key business, governance, and legal issues, including the post-merger governance and management structure.

On December 22 and 23, 2014, the electronic datarooms for both Tekmira and OnCore were made accessible to the other party.

On December 22, 2014, the Strategic Committee met with management of Tekmira and representatives of Lazard and Farris to review and to discuss the proposed timeline and certain due diligence matters. Also that day, a representative of Cooley sent an email to Farris summarizing key deal terms proposed by OnCore that would be included in the initial draft of the Merger Agreement.

On December 23, 2014, Dr. Murray and Mr. Cousins attended a conference call with representatives of Farris and Lazard to discuss the email sent by Cooley the day before. Following the discussion, a representative of Farris responded via email to Cooley to state Tekmira’s position on key transaction terms.

On December 24, 2014, representatives of Cooley and Farris held a conference call to discuss the issues raised in the email correspondence of the prior two days.

On December 26, 2014, a representative of Lazard held a phone call with Mr. Ramaswamy regarding the status of the discussions and Mr. Ramaswamy’s views of the advantages that Tekmira would gain for its HBV program from the addition of the OnCore management team and preclinical product candidates, particularly given the scientific synergies between the two companies’ programs.

On December 27, 2014, representatives of Farris attended a conference call with Dr. Murray and Mr. Cousins to discuss the status of follow-up negotiations regarding the issues raised in correspondence on December 22, 23 and 24, 2014 and to address the Tekmira non-HBV assets and the proposed value recognition proposals for the Tekmira shareholders. Later that morning, a conference call was held with Dr. Murray, Mr. Cousins and representatives of Farris and Lazard. A representative of Farris provided a legal update. Following these discussions, a representative of Farris called a representative of Cooley to discuss transaction status and timing matters. A representative of Cooley provided an update generally.

Throughout the weekend of December 27 and 28, 2014, the parties participated in several conversations to discuss the status of the key outstanding due diligence items.

On December 30, 2014, representatives of Tekmira management, Farris and Lazard held a telephonic meeting to review the status of negotiations and outstanding key business, governance, tax and legal issues.

On December 31, 2014, the Strategic Committee met via conference call to receive an update from Tekmira management and Farris regarding negotiations to date with OnCore and due diligence conducted to date.

Later on the afternoon of December 31, 2014, representatives of Cooley called Farris and provided an update on the timing of delivery to Farris of the initial draft of the Merger Agreement and a general update on certain deal terms.

On the evening of December 31, 2014, Cooley circulated to representatives of Farris an initial draft of the Merger Agreement.

On January 1, 2015, representatives of Farris, Dorsey, Lazard and management of Tekmira reviewed the proposed draft Merger Agreement and created a preliminary issues list of key deal points that was circulated to members of Tekmira’s management.

On January 2, 2015, the Strategic Committee with invitees of the board of directors of Tekmira in attendance held telephonic meetings to discuss the draft Merger Agreement and to review and discuss the deal points identified in the issues list that had been circulated the day before. At these meetings, Tekmira’s management was directed by both the Strategic Committee and the full board to continue to negotiate and evaluate the transaction with OnCore and to contact OnCore to ensure that rapid progress could be made towards finalizing the agreement in the desired timing.

Throughout January 2 and 3, 2015, Farris and Dorsey revised the Merger Agreement and began drafting ancillary documentation, including a standstill agreement, governance agreement, reciprocal lock-up agreements, voting agreements, a registration rights agreement and draft articles of Tekmira, and began preparing the Tekmira disclosure schedules to the Merger Agreement.

On the morning of January 3, 2015, Dr. Murray sent an email to Mr. Ramaswamy expressing the concerns of the Tekmira Board and Strategic Committee with respect to the pace of progress with the negotiations. A representative of Lazard then sent a follow-up email to Mr. Ramaswamy reiterating Dr. Murray’s message regarding timing and suggested an in-person meeting in Vancouver, British Columbia to expedite negotiations. Mr. Ramaswamy suggested a meeting between directors of both companies in Los Angeles to discuss the strategic vision of the combined company and any remaining concerns.

On the afternoon of January 3, 2015, Cooley circulated to representatives of Farris its initial draft of the registration rights agreement.

On the evening of January 4, 2015, Farris and Dorsey circulated to representatives of Cooley a revised draft of the Merger Agreement and initial drafts of certain ancillary documentation, including a standstill agreement, governance agreement, reciprocal lock-up agreements, voting agreements, a registration rights agreement and draft articles of Tekmira.

On January 5, 2015, Tekmira and OnCore’s management teams and their respective legal counsel agreed to meet at Cooley’s offices in San Francisco, California the following day to commence in-person negotiations.

During the afternoon of January 5, 2015, Dr. Murray met with Messrs. Ramaswamy, Higgins and Symonds to discuss a potential operating plan and organizational chart for the combined company. On the evening of January 5, 2015, in Los Angeles, California, Dr. Murray, Dr. Kisner and Mr. Karbe met with Messrs. Ramaswamy and Higgins and Dr. Symonds to discuss the potential future strategy and operations of the combined company.

On January 6, 2015, Messrs. Cousins and Brennan and certain representatives of Farris and a representative of Dorsey arrived in San Francisco, California to discuss and negotiate the Merger Agreement and ancillary documents with certain members of OnCore’s board of directors and management and Cooley. Representatives of Lazard joined Tekmira management, Farris and Dorsey and negotiations continued throughout the evening.

Early in the morning of January 7, 2015, Farris circulated an email to the management of Tekmira summarizing the key outstanding deal terms. Throughout the day on January 7, 2015, members of Tekmira’s management and OnCore representatives and their respective advisors and counsel continued negotiating the terms of the Merger Agreement, worked to resolve certain remaining due diligence matters and continued drafting the disclosure schedules for each of Tekmira and OnCore. Negotiations continued throughout the day between the legal counsel and the management teams on the remaining issues.

On the evening of January 7, 2015, the Strategic Committee met to receive an update from Tekmira management, Farris and Lazard regarding the current status of the remaining issues and to receive a progress report on negotiations and process to date. A representative from Farris reviewed the terms of the then most current draft Merger Agreement in detail and discussed key outstanding issues. The Strategic Committee directed Tekmira management and its advisors to continue negotiation of the Merger Agreement.

In-person negotiations continued in San Francisco on January 8, 2015 and later that evening, the Strategic Committee met via telephone. Representatives of Farris gave an overview of the key outstanding issues and representatives of Lazard reviewed its preliminary financial analysis and responded to questions from members of the Strategic Committee. Following the Lazard presentation, the Strategic Committee held an in-camera session to discuss outstanding governance issues, including the appointment of board members and executive officers to the combined company. Late into the evening, Tekmira and OnCore’s respective counsel continued to revise the Merger Agreement and certain ancillary documentation.

On January 9, 2015, OnCore advised Tekmira that, based on OnCore’s expectation of finalizing the negotiations of the Merger Agreement over the weekend, it would not be publicly filing its registration statement for a proposed initial public offering of common shares, which was planned for that afternoon. Instead, the OnCore board had determined to forego the public filing of the registration statement to focus solely on resolving the remaining outstanding matters with respect to the merger generally and the Merger Agreement. Representatives of Farris held a teleconference with representatives of Lawson Lundell LLP, Canadian legal counsel to OnCore, to discuss certain Canadian corporate and securities issues, and required regulatory filings.

Throughout the day and evening of January 9 and 10, 2015, representatives of Tekmira and OnCore and their respective counsel and advisors continued to negotiate the Merger Agreement and other ancillary documents.

In the late afternoon of January 10, 2015, the Board (with Ms. Peggy Phillips being unable to attend) and the Strategic Committee of Tekmira met, in a combined session, with representatives of Lazard and Farris. A representative of Lazard provided an update of their financial presentation from January 8, 2015. Following the Lazard presentation, a representative of Farris then reviewed and discussed the remaining issues and the results of negotiations to date. A representative of Farris then reviewed with the Board members and Strategic Committee their fiduciary duties in considering and evaluating potential strategic initiatives, including the potential merger with OnCore. Lazard then delivered its opinion to the Tekmira Board to the effect that, subject to various assumptions, qualifications and limitations, the consideration to be paid by Tekmira in the merger, is fair, from a financial point of view, to Tekmira. The combined session then reverted to a Strategic Committee session, meeting independently of management with a representative of Farris remaining present. Following further discussion and deliberation, and after considering the advice of its legal advisors and the verbal fairness opinion of Lazard and other matters, the Strategic Committee unanimously resolved to recommend that the Board determine that the merger with OnCore is in the best interests of Tekmira and is fair to Tekmira’s shareholders. The Tekmira Board then re-convened, and unanimously determined that the merger with OnCore was in the best interests of Tekmira and fair to Tekmira’s shareholders and resolved to recommend that Tekmira shareholders approve the issuance of Tekmira common shares in connection with the proposed merger and all other actions required or contemplated be taken by the Merger Agreement.

Throughout the evening of January 10, 2015 and into the next day, all parties continued to finalize the Merger Agreement and ancillary agreements.

In the late afternoon on January 11, 2015, the Merger Agreement was executed and delivered by Tekmira, OnCore and Merger Sub. Tekmira and OnCore subsequently issued a joint news release announcing the proposed merger and the execution of the Merger Agreement.

Reasons for the Merger

In evaluating the merger and the Merger Agreement, the Tekmira Board consulted with Tekmira’s management and legal, financial and other advisors and, in reaching its decision to approve the merger and enter into the Merger Agreement, the Tekmira Board considered a number of factors, including the following material factors which the Tekmira Board viewed as generally supporting its decision to approve the merger and the Merger Agreement:

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Combined Pipeline to Better-Address HBV — Tekmira believes that to effectively treat and potentially cure HBV, multiple drugs targeting different aspects of the viral infection will be required in combination. The merger will bring together Tekmira and OnCore’s broad expertise in antiviral drug development, including Tekmira’s Phase 1 HBV RNAi therapeutic and OnCore’s multiple HBV programs, to build a more robust portfolio of compounds aimed at potentially eradicating HBV. The combined company’s most advanced products are expected to be (i) TKM-HBV, an RNAi therapeutic designed to eliminate HBV surface antigen (HBsAg) expression, a key component of host immune suppression, which began human clinical trials in the first quarter of 2015 and (ii) OCB-030, a second-generation cyclophilin inhibitor focused on the suppression of viral replication and stimulation and reactivation of the body’s immune response, which is anticipated to enter human clinical trials in the second half of 2015.

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Combination of Near-Term Value Creation with Long-Term Potential — In addition to near-term clinical value drivers for the Tekmira shareholders, the merger will add seven additional new HBV development programs to Tekmira’s existing pipeline, allowing Tekmira to pursue a combination approach to HBV, which is expected to offer long-term upside potential for Tekmira shareholders by improving Tekmira’s probability of success in the HBV global market. The combined company anticipates advancing additional programs to clinical trials to evaluate combination regimens. The combined pipeline is expected to target the three pillars believed by management to be necessary to develop a curative regimen for HBV: (a) assets focused on suppressing HBV replication, (b) the reactivation and simulation of the host immune response directed at HBV and (c) the elimination of covalently closed circular DNA.

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Personnel Synergy and Addition of Key OnCore Executives — The merger will bring together Tekmira and OnCore’s management teams, which have collective expertise in RNAi and small molecular drug development. The OnCore team is a well-regarded scientific and clinical team, with expertise in hepatitis, and their experience and reputation is expected to build a presence for the combined company in the Northeast U.S. biotech corridor. Key members of the OnCore management team are expected to join the combined company, including Patrick T. Higgins, President and Chief Operating Officer; Michael J. Sofia, PhD, Chief Scientific Officer and former SVP of Chemistry at Pharmasset; William T. Symonds, Pharm.D., who led the clinical development of sofosbuvir for the treatment of HCV infection at Pharmasset and later Gilead Sciences, Inc., will be Chief Development Officer leading the clinical development of the portfolio.

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Retention of Tekmira Executives — Top executives from Tekmira will be retained by the combined company, including: Mark J. Murray, PhD as Chief Executive Officer; Bruce Cousins as Executive Vice President and Chief Financial Officer; Mark Kowalski, MD, PhD as Senior Vice President and Chief Medical Officer; and Michael J. Abrams, PhD as Executive Vice President and Chief Discovery Officer.

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Share-Only Deal — The use of Tekmira common shares as the sole consideration in the merger allows Tekmira to complete the merger without having to access its existing cash resources or secure external financing.

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Increased Access to Capital — Developing a combination-based HBV cure will require substantial capital investments. The merger is expected to enhance Tekmira’s profile in the public equity markets and attract significant institutional investors to complement Tekmira’s existing retail investor base.

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Fairness Opinion — The opinion of Lazard, that as of January 11, 2015 and based upon the assumptions and qualifications set forth in its written opinion, the “Consideration”, the issuance by Tekmira of the aggregate merger shares to the stockholders of OnCore in connection with the merger is fair, from a financial point of view, to Tekmira, as described more fully in the section entitled “THE MERGER — Opinion of Lazard”.

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Post-Closing Ancillary Arrangements With Roivant — Roivant has agreed with Tekmira to limit its purchase of additional common shares of Tekmira, to refrain from selling common shares of Tekmira and to take (and refrain from taking) certain shareholder-related actions, in each case for a specified period of time following the closing of the merger, as described more fully in the section entitled “OTHER AGREEMENTS — Standstill Agreements.”

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Other Post-Closing Governance Arrangements — Upon approval by Tekmira shareholders of the proposal to amend the Tekmira articles, there will be a transitional governance period until the earlier of: (a) three years following the closing of the merger, and (b) the date that Roivant no longer holds 10% or more of the outstanding common shares of Tekmira, during which certain corporate actions of Tekmira will be required to be approved by at least 70% of the number of directors then in office, as described more fully in the section entitled “MATTERS TO BE SUBMITTED TO A VOTE – Proposal No. 2.”

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Ability to Respond to Unsolicited Proposals — The Merger Agreement allows the Tekmira board of directors, subject to the payment of a $12 million fee to OnCore, to change or withdraw its recommendation to the Tekmira shareholders that they vote in favor of the merger in the event that Tekmira receives a superior offer from a third party or in response to certain material developments or changes in circumstances, if the Tekmira board of directors determines that failing to do so would be inconsistent with the fiduciary duties of Tekmira’s board of directors under applicable law.

The Tekmira board of directors weighed the factors described above, which the Tekmira board of directors viewed generally as supporting its decision to approve the merger and enter into the Merger Agreement, against a number of other factors identified in its deliberations weighing negatively against the merger, including, without limitation, the following material factors:

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Reduction of Voting Power — By virtue of the exchange ratio provided for in the Merger Agreement, which will not be reduced in the event of an increase in the trading price of Tekmira’s common shares following the execution of the Merger Agreement and prior to the effective time of the merger, the Tekmira security holders are expected to hold slightly less than a majority of the outstanding Tekmira common shares immediately following completion of the merger. As a result, the holders of Tekmira common shares immediately prior to the merger will experience an immediate and significant reduction in their voting power of Tekmira upon completion of the merger.

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Integration — The merger will integrate two companies, with separate operations and locations, and therefore there are risks, challenges and costs associated with integrating the management teams and development programs following the merger.

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Deal Protection Provisions — Certain deal protection provisions in favour of OnCore contained in the Merger Agreement, as described more fully in the sections entitled “THE MERGER AGREEMENT — No Solicitation,” “THE MERGER AGREEMENT — Tekmira Shareholders’ Meeting” and “THE MERGER AGREEMENT — Termination”, may discourage third parties from making proposals to

Tekmira for alternative transactions. Those provisions include: (a) the restrictions imposed on Tekmira from soliciting alternative transactions, (b) the inability of Tekmira to terminate the Merger Agreement to enter into an agreement with a third party other than OnCore providing for the acquisition of Tekmira by such third party and (c) the requirement that Tekmira call and hold a vote of its shareholders to approve the merger, even in circumstances where Tekmira’s board of directors has withdrawn or adversely changed its recommendation to the Tekmira shareholders to approve the merger.

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Risks and Costs Associated with Failure to Complete the Merger — There are certain risks and costs to Tekmira if the merger is not completed, including: (a) the negative perception in the financial markets of Tekmira’s future prospects and the resulting potentially adverse effect on Tekmira’s trading price, (b) diversion of Tekmira’s management and employee attention and the potential disruptive effect on Tekmira’s existing business, (c) the payment of Tekmira’s expenses associated with the merger and (d) the possibility that Tekmira may be obligated to pay OnCore a $12 million payment if the Merger Agreement is terminated in certain circumstances, as set forth in the Merger Agreement.

The foregoing discussion of the information and factors considered by the board of directors and Strategic Committee is not meant to be exhaustive, but includes the material information, factors and analyses considered by the board of directors and Strategic Committee in reaching their conclusions and recommendations in relation to the merger and the transactions contemplated thereby. The members of the board of directors and Strategic Committee evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Tekmira, taking into account the advice of Tekmira’s financial and legal advisors. In light of the variety of factors and amount of information that the board of directors and Strategic Committee considered, the members of the board of directors and Strategic Committee did not find it practicable to provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining their recommendations. Rather, the recommendations of the board of directors and Strategic Committee were made after considering the totality of the information and factors involved. Individual members of the board of directors and Strategic Committee may have ascribed different weight to different factors.

Opinion of Lazard

Lazard Frères & Co. LLC, or Lazard, is acting as Tekmira’s financial advisor in connection with the merger and related transactions, or the Merger and Reorganization. As part of that engagement, Tekmira’s Board requested that Lazard evaluate the fairness, from a financial point of view, to Tekmira of the Consideration (as defined below) to be paid by Tekmira in connection with the Merger and Reorganization. Pursuant to the Merger Agreement, Tekmira will issue to holders of outstanding shares of OnCore’s common stock an aggregate number of shares of Tekmira’s common stock equal to the “Aggregate Merger Shares” (as defined in the Merger Agreement), as a result of which the stockholders of OnCore will hold, immediately after the Merger and Reorganization, approximately 50% of the total number of outstanding shares of capital stock of Tekmira, calculated on a fully-diluted and as-converted basis (using the treasury stock method), or the Consideration. At a meeting of Tekmira’s Board held on January 10, 2015 to evaluate the Merger and Reorganization, Lazard delivered to Tekmira’s Board an oral opinion, confirmed by delivery of a written opinion dated January 11, 2015, to the effect that, as of each such date and based upon and subject to the assumptions, factors and qualifications set forth in such opinion, the Consideration to be paid by Tekmira in the Merger and Reorganization was fair, from a financial point of view, to Tekmira.

The full text of Lazard’s opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this document as Annex B, and is incorporated into this document by reference. The description of Lazard’s opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. The engagement of Lazard and its opinion are for the benefit of Tekmira’s Board (in its capacity as such) and such opinion was rendered to Tekmira’s Board in connection with its evaluation of the Merger and Reorganization.

In connection with its engagement, Lazard was not requested to consider, and Lazard’s opinion did not address, the relative merits of the Merger and Reorganization as compared to any other transaction or business strategy in which Tekmira might engage or the merits of the underlying decision by Tekmira to engage in the Merger and Reorganization. The opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger and Reorganization or any matter relating to the Merger and Reorganization. The opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising such opinion based on circumstances or events occurring after the date of its opinion.

The following is a summary of Lazard’s opinion. We encourage you to read carefully Lazard’s written opinion, which is attached to this document as Annex B, in its entirety.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of the Merger Agreement;

•	Reviewed certain historical business and financial information relating to OnCore and Tekmira;

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Reviewed various financial forecasts and other data prepared by management of Tekmira relating to the business of OnCore and the business of Tekmira, and the probability weightings assigned by management of Tekmira, and the projected cost and revenue synergies and other benefits, including the amount and timing thereof, anticipated by the management of Tekmira to be realized from the Merger and Reorganization;

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Held discussions with members of the senior management of Tekmira and OnCore with respect to the businesses and prospects (including the products and product candidates) of OnCore and Tekmira, respectively, and with respect to the projected synergies and other benefits anticipated by the management of Tekmira to be realized from the Merger and Reorganization;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of OnCore and Tekmira, respectively;

•	Reviewed historical stock prices and trading volumes of Tekmira’s common stock;

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Reviewed the potential pro forma financial impact of the Merger and Reorganization on Tekmira based on the financial forecasts, and probability weightings, referred to above, relating to OnCore and Tekmira; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of OnCore or Tekmira or concerning the solvency or fair value of OnCore or Tekmira, and Lazard was not furnished with any such valuation or appraisal. Lazard assumed that the Merger and Reorganization is not a “related party transaction” as defined in Multilateral Instrument 61-101 — Protection of Minority Securityholders in Special Transactions, or MI 61-101, and that, accordingly, the Merger and Reorganization is not subject to the independent valuation requirements of MI 61-101. The management of OnCore did not provide financial forecasts relating to OnCore. At the direction of Tekmira’s Board, for purposes of analysis Lazard utilized only forecasts prepared by management of Tekmira, including with respect to OnCore. In addition, Lazard applied the probability weightings assigned by management of Tekmira related to the likelihood of technical, clinical and regulatory success. With respect to the financial forecasts utilized by Lazard in its analyses, including those related to projected synergies and other benefits anticipated by the management of Tekmira to be realized from the Merger and Reorganization, and the probability weightings, Lazard assumed, with Tekmira’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of OnCore and Tekmira, respectively, such synergies and other benefits, and the likelihood of technical, clinical and regulatory success. In addition, Lazard assumed, with the consent of Tekmira, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. Lazard relied on the assessments of the management of Tekmira as to the validity of, and risks associated with, the products and product candidates or Tekmira and OnCore (including, without limitation, the validity and risks associated with such products and product candidates and the likelihood of technical, clinical and regulatory success). Lazard assumed no responsibility for and expressed no view as to any such forecasts, probability weightings or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with Tekmira’s consent, that the Merger and Reorganization would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with Tekmira’s consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger and Reorganization would not have an adverse effect on Tekmira, OnCore or the Merger and Reorganization. Lazard further assumed, with Tekmira’s consent, that the Merger and Reorganization will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger and Reorganization, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Tekmira obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Consideration, to the extent expressly specified in its opinion) of the Merger and Reorganization, including, without limitation, the form or structure of the Merger and Reorganization or any agreements or arrangements entered into in connection with, or contemplated by, the Merger and Reorganization. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger and Reorganization, or class of such persons, relative to the Consideration or otherwise.

Further, the opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date thereof. Lazard assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the price at which shares of Tekmira’s common stock traded or may trade at any time subsequent to the announcement of the Merger and Reorganization. The opinion does not address the relative merits of the Merger and Reorganization as compared to any other transaction or business strategy in which Tekmira might engage or the merits of the underlying decision by Tekmira to engage in the Merger and Reorganization. The opinion was delivered subject to New York law, and is to be interpreted in accordance with customary practice in the United States.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with Tekmira’s Board in connection with rendering its opinion. The summary of Lazard’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tekmira. No company or business used in the analyses is identical to OnCore, Tekmira or the Merger and Reorganization, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies and businesses analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 9, 2015, and is not necessarily indicative of current market conditions. Throughout its analyses, where applicable, Lazard converted Canadian dollars to United States dollars utilizing the then-prevailing spot exchange rate, which, in the case of Tekmira’s December 31, 2014 options schedule and cash balance, was C$0.8599. All other financial information is presented in United States dollars, and all financial information is presented in United States dollars herein. For purposes of presentation, all Tekmira implied equity values per share were rounded to the nearest $1.00, and all implied total equity values were rounded to the nearest $10 million.

Discounted Cash Flow Analysis

Tekmira

Based on forecasts of Tekmira provided to Lazard by Tekmira’s management, Lazard performed a discounted cash flow analysis of Tekmira based on the present value of forecasted unlevered, after-tax free cash flows for fiscal years 2015 through 2035, with no terminal value. Lazard discounted the unlevered, after-tax free cash flows to January 1, 2015 using discount rates ranging from 10.0% to 14.0%, which were based on Tekmira’s estimated weighted average cost of capital. Based upon the foregoing, Lazard calculated implied enterprise value and equity value reference ranges for Tekmira, resulting in an implied aggregate equity value for Tekmira of $500 to $750 million and a range for Tekmira common stock of $20.00 to $32.00 per share.

OnCore

Based on forecasts of OnCore provided to Lazard by Tekmira’s management, Lazard performed a discounted cash flow analysis of OnCore based on the present value of forecasted unlevered, after-tax free cash flows for fiscal years 2015 through 2035, with no terminal value. Lazard discounted the unlevered, after-tax free cash flows to present value using discount rates ranging from 10.0% to 14.0%, which were based on OnCore’s estimated weighted average cost of capital. Based upon the foregoing, Lazard calculated an implied equity value reference range for OnCore of approximately $380 million to $790 million.

In addition, based on forecasts of OnCore provided to Lazard by Tekmira’s management of certain cost and revenue synergies anticipated by the management of Tekmira to be realized from the Merger and Reorganization, Lazard performed a discounted cash flow analysis of OnCore based on the present value of forecasted unlevered, after-tax free cash flows for fiscal years 2015 through 2035, with no terminal value, including such cost and revenue synergies anticipated by the management of Tekmira to be realized from the Merger and Reorganization, and attributing 100% of those synergies to OnCore. Lazard discounted the unlevered, after-tax free cash flows to present value using discount rates ranging from 10.0% to 14.0%, which were based on OnCore’s estimated weighted average cost of capital. Based upon the foregoing, Lazard calculated implied equity value reference ranges for OnCore of (i) approximately $450 million to $880 million, when including certain cost synergies anticipated by the management of Tekmira to be realized from the Merger and Reorganization, and (ii) approximately $770 million to $1,350 million, including certain cost and revenue synergies anticipated by the management of Tekmira to be realized from the Merger and Reorganization.

Implied Relative Valuation

Lazard calculated an implied ownership percentage range for Tekmira, which indicates the percentage of value contributed by Tekmira under each such analysis, by dividing the low end of the implied equity value reference range for Tekmira by the high end of the implied equity value reference range for OnCore, and by dividing the high end of the implied equity value reference range for Tekmira by the low end of the implied equity value reference range for OnCore. This analysis indicated an implied ownership percentage range of (a) 39% to 66%, without including any cost or revenue synergies, (b) 36% to 63%, when including cost synergies, but not including revenue synergies, and (c) 27% to 49%, when including both the cost synergies and revenue synergies anticipated by the management of Tekmira.

Comparable Public Companies Analysis

Tekmira

Lazard reviewed and analyzed selected pre-commercialization-stage public companies with RNA-based technologies, whose operations Lazard believed, based on its experience with companies in these industries, to be relevant for purposes of this analysis. In performing these analyses, Lazard reviewed and analyzed certain financial information, technology values and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Tekmira.

Specifically, Lazard compared Tekmira to the following companies, or collectively, the Tekmira Comparable Companies:

•	Sarepta Therapeutics, Inc.;

•	Arrowhead Research Corporation; and

•	Dicerna Pharmaceuticals, Inc.

Although none of Tekmira Comparable Companies is directly comparable to Tekmira, the companies included are publicly traded, pre-commercial-stage companies with RNA-based technologies with operations and/or other criteria, such as drug candidates, lines of business, markets, business risks and size and scale of business, which Lazard considered relevant for purposes of this analysis.

Based on public information, Lazard reviewed, among other things, the enterprise value of each Tekmira Comparable Company.

Lazard calculated the following enterprise values for the Tekmira Comparable Companies:

Tekmira Comparable Company	Enterprise Value
Sarepta Therapeutics, Inc.	$347 million
Arrowhead Research Corporation	$343 million
Dicerna Pharmaceuticals, Inc.	$241 million

Based on an analysis of the enterprise values set forth above, information from Tekmira with respect to Tekmira’s cash balance of approximately $111 million, and Lazard’s professional judgment, Lazard selected a reference range that is based upon the smallest and largest enterprise values of the Tekmira Comparable Companies, each added to Tekmira’s cash balance of approximately $111 million. Based on the foregoing, Lazard determined an implied equity value range of $350 million to $460 million, and an implied per-share range for Tekmira common stock of $15.00 to $19.00 per share.

OnCore

Lazard reviewed and analyzed selected public companies with early stage technology platforms that had initially issued equity securities publicly within the past three years, and whose operations Lazard believed, based on its experience with companies in these industries, to be relevant for purposes of this analysis, which focused on, among other factors, state of product development and pipeline and quality of management team. In performing these analyses, Lazard reviewed and analyzed certain financial information, including the equity valuations of such comparable companies at the time of their respective initial public offerings of equity securities, not giving effect to the proceeds raised in the initial public offering, or the Pre-Money Equity Value, technology values and market trading data relating to the selected comparable companies and compared such information to the corresponding information for OnCore.

Specifically, Lazard compared OnCore to the following companies, or collectively, the OnCore Comparable IPO Companies:

•	Juno Therapeutics, Inc.;

•	Kite Pharma, Inc.;

•	Agios Pharmaceuticals, Inc.;

•	Epizyme, Inc.;

•	bluebird bio, Inc.;

•	Chimerix, Inc.; and

•	Regulus Therapeutics, Inc.

Although none of OnCore Comparable IPO Companies is directly comparable to OnCore, the companies included are publicly traded and initially issued equity securities publicly within the past three years, have operations and/or other criteria, lines of business, markets, business risks and size and scale of business, which Lazard considered relevant for purposes of this analysis.

Based on public information, Lazard reviewed, among other things, the Pre-Money Equity Value of each OnCore Comparable IPO Company at the time of its respective initial public offering.

Lazard calculated the following Pre-Money Equity Values for OnCore Comparable IPO Companies:

OnCore Comparable IPO Company	Pre-Money Equity Value
Juno Therapeutics, Inc.	$1,606 million
Kite Pharma, Inc.	$600 million
Agios Pharmaceuticals, Inc.	$482 million
Epizyme, Inc.	$398 million
bluebird bio, Inc.	$341 million
Chimerix, Inc.	$280 million
Regulus Therapeutics, Inc.	$86 million

Based on an analysis of the Pre-Money Equity Values set forth above, and Lazard’s professional judgment, Lazard selected a reference range based upon the approximate value of the 25th percentile of OnCore Comparable IPO Company Pre-Money Equity Values and the approximate value of the 75th percentile of

OnCore Comparable IPO Company Pre-Money Equity Values. Based on the foregoing, Lazard determined an implied Pre-Money Equity Value reference range for OnCore of $311 million (the approximate value of the 25th percentile of OnCore Comparable IPO Company Pre-Money Equity Values) to $541 million (the approximate value of the 75th percentile of OnCore Comparable IPO Company Pre-Money Equity Values), which reference range was rounded to $310 million to $540 million.

In addition, Lazard reviewed and analyzed selected public companies with pre-commercial-stage integrated antiviral-focused biotech companies, whose operations Lazard believed, based on its experience with companies in these industries, to be relevant for purposes of this analysis. In performing these analyses, Lazard reviewed and analyzed certain financial information, technology values and market trading data relating to the selected comparable companies and compared such information to the corresponding information for OnCore.

Specifically, Lazard compared OnCore to the following companies, or collectively, the OnCore Comparable Companies:

•	Achillion Pharmaceuticals, Inc.;

•	Chimerix, Inc.;

•	Regulus Therapeutics, Inc.;

•	Enanta Pharmaceuticals, Inc.;

•	Arrowhead Research Corporation; and

•	Tekmira Pharmaceuticals Corporation.

Although none of OnCore Comparable Companies is directly comparable to OnCore, the companies included are publicly traded, early-stage companies in the antiviral industry with operations and/or other criteria, such as drug candidates, lines of business, markets, business risks and size and scale of business, which Lazard considered relevant for purposes of this analysis.

Based on public information, Lazard reviewed, among other things, the enterprise value of each OnCore Comparable Company.

Lazard calculated the following enterprise values for OnCore Comparable Companies:

OnCore Comparable Company	Enterprise Value
Achillion Pharmaceuticals, Inc.	$1,404 million
Chimerix, Inc.	$1,306 million
Regulus Therapeutics, Inc.	$889 million
Enanta Pharmaceuticals, Inc.	$845 million
Arrowhead Research Corporation	$343 million
Tekmira Pharmaceuticals Corporation	$266 million

Based on an analysis of the enterprise values set forth above, and Lazard’s professional judgment, Lazard selected a reference range based upon the approximate value of the 25th percentile of OnCore Comparable Company enterprise values and the approximate value of the 75th percentile of OnCore Comparable Company enterprise values. Based on the foregoing, Lazard determined an implied enterprise value reference range for OnCore of $469 million (the approximate value of the 25th percentile of OnCore Comparable Company enterprise values) to $1,202 million (the approximate value of the 75th percentile of OnCore Comparable Company Pre-Money enterprise values), which values were rounded to $470 million to $1,200 million.

Implied Relative Valuation

Lazard calculated an implied ownership percentage range for Tekmira, which indicates the percentage of value contributed by Tekmira under each such analysis, by dividing the low end of the implied equity value reference range for Tekmira by the high end of the implied equity value reference range for OnCore, and by dividing the high end of the implied equity value reference range for Tekmira by the low end of the implied equity value reference range for OnCore. This analysis indicated an implied ownership percentage range of (a) 39% to 60%, when comparing the implied equity value reference range for Tekmira derived using Tekmira Comparable Companies to the implied equity value reference ranges for OnCore derived using OnCore Comparable IPO Companies, (b) 23% to 49%, when comparing the implied equity value reference range for Tekmira derived using Tekmira Comparable Companies to the implied equity value reference range for OnCore derived using OnCore Comparable Companies, (c) 41% to 55%, when comparing Tekmira’s fully-diluted market value as of January 9, 2015 to the implied equity value reference range for OnCore derived using OnCore Comparable IPO Companies, and (d) 24% to 45%, when comparing Tekmira’s fully-diluted market value as of January 9, 2015 to the implied equity value reference range for OnCore derived using OnCore Comparable Companies.

Other Factors

Lazard also reviewed, for informational purposes, certain other factors that were not considered part of Lazard’s financial analyses with respect to its opinion, including, among other things:

52-Week Trading Range

Lazard reviewed price data for shares of Tekmira’s common stock for the 52-week period ended January 9, 2015. Lazard observed that, during this period, the closing share price ranged from $8.50 per share to $30.94 per share.

Analyst Price Target Range

Lazard reviewed stock price targets for Tekmira reflected in publicly available equity research analyst reports. Lazard noted that the low and high stock price targets in such selected research analyst reports ranged from $20.00 to $40.00 per share.

Miscellaneous

In connection with Lazard’s services as financial advisor, Tekmira has agreed to pay Lazard an aggregate fee for such services of $6 million, a portion of which became payable upon the rendering of Lazard’s opinion and a substantial portion of which is contingent upon the closing of the Merger and Reorganization. Tekmira also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard’s opinion and financial analyses were not the only factors considered by Tekmira’s Board in its evaluation of the Merger and Reorganization, and should not be viewed as determinative of the views of Tekmira’s Board or management.

In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Tekmira and certain of its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Tekmira, OnCore and certain of their respective affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of investment banking and other services. Lazard was selected to act as investment banker to Tekmira because of its expertise and its reputation in the biotech industry, investment banking and mergers and acquisitions.

Tekmira and OnCore determined the Consideration to be paid in connection with the Merger and Reorganization through arm’s-length negotiations, and the Tekmira’s Board unanimously approved, at a meeting of the Tekmira Board, the Merger and Reorganization, including the terms of the Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to Tekmira’s Board as to the fairness, from a financial point of view, to Tekmira of the Consideration to be paid by Tekmira in connection with the Merger and Reorganization. Lazard did not recommend any specific consideration to Tekmira’s Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger and Reorganization.

Lazard’s opinion was one of many factors considered by Tekmira’s Board. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of Tekmira’s Board with respect to the Consideration or of whether Tekmira’s Board would have been willing to recommend a different transaction or determine that a different merger consideration was fair.

Interests of Tekmira’s Directors and Executive Officers in the Merger

In considering the recommendation of the Tekmira board of directors to shareholders to vote in favor of the issuance of Tekmira common shares in the merger, and the other matters to be acted upon by at the special meeting, Tekmira shareholders should be aware that members of the board and executive officers have interests in the merger that may be different from, in addition to, or may conflict with the interests of shareholders. These interests relate to or arise from, among other things:

Continuing Directors

Following completion of the merger, Mark J. Murray and Daniel Kisner, each of whom is a current director of Tekmira, will continue to serve on the Board of the combined company following completion of the merger.

Ownership Interests

As of January 28, 2015, the latest practicable date before the filing of this proxy statement/circular, the directors and executive officers of Tekmira, together with their respective affiliates, owned, in the aggregate, and were entitled to vote 626,759 Tekmira common shares, or approximately 2.8% of the Tekmira common shares outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Tekmira, together with their respective affiliates, would own, in the aggregate, approximately 9.6% of the outstanding shares of common stock of the combined company.

For a more complete discussion of the ownership interests of the directors and executive officers of Tekmira, see the sections entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TEKMIRA” and “PRINCIPAL SHAREHOLDERS OF THE COMBINED COMPANY.”

Tekmira Executive Retention Program

On January 10, 2015, the board of directors of Tekmira approved the establishment of a pool of up to a maximum aggregate of 350,000 common shares of Tekmira or Retention Shares as part of an executive retention plan, the Tekmira Executive Retention Program. Subject to completion of the merger, specific allocations to certain Tekmira executives will be recommended by the Tekmira Compensation Committee and approved by the Tekmira board of directors prior to Tekmira’s next annual general meeting. The Retention Shares granted under the Tekmira Executive Retention Program will be governed substantially on the same terms and conditions as Tekmira’s omnibus share compensation plan.

Executive Officer Employment Agreements; Severance and Change in Control Provisions

Tekmira does not contemplate amending any of the existing employment agreements with Tekmira executives in connection with the proposed merger. Each of these employment agreements are described in greater detail in Tekmira’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and attached thereto in their entirety (or incorporated by reference to the applicable filing). Upon completion of the merger and the anticipated termination of their employment on the date following completion of the merger, executives who are terminated by Tekmira without cause or who resign for “Good Reason” under their executive employment agreements will be entitled to receive certain severance payments and other benefits or payments, as applicable, each as more fully described below.

The following table sets forth the amount of potential payments and value of benefits that Tekmira executive officers would have received if their employment had been terminated in connection with the merger, assuming the merger had been completed on January 30, 2015.

Severance Compensation
Executive	Base Compensation	Cash Bonus	Benefits	Stock Vesting	Total
Dr. Mark Murray Ph.D.(1), President, Chief Executive Officer	800,000	412,082	181,812	525,716	1,919,610

Dr. Michael J. Abrams Ph.D. Executive Vice President and Chief Discovery Officer	270,000	114,805	N/A	N/A	384,805

Bruce Cousins Executive Vice President and Chief Financial Officer	239,950	89,274	N/A	N/A	329,224

Dr. Mark Kowalski Ph.D. Senior Vice President and Chief Medical Officer	333,125	108,360	N/A	N/A	441,485

Dr. Peter Lutwyche Ph.D. Senior Vice President, Pharmaceutical Development	194,477	69,505	N/A	N/A	263,983

Notes:

(1)

Benefits accruing to Dr. Murray have been estimated at 15% of base compensation and cash bonus. The stock vesting value represents the in-the-money value of Dr. Murray’s options that would vest on an accelerated basis as a result of his termination. Under Dr. Murray’s employment contract, 8,750 options priced at C$5.15 and 26,250 options priced at C$16.40 would vest upon termination. The stock vesting value has been calculated by comparing the price of these options to Tekmira’s TSX closing price on January 30, 2015 of C$32.68 and converting to US dollars at the January 30, 2015 closing rate of 1.2711.

Potential Payments upon Termination or Change of Control — Severance Plan and Change in Control Provisions

Tekmira believes that the executive severance arrangements reflect current market standards and severance benefits competitive with those provided by Tekmira’s peer group. The committee believes that to continue to retain the services of Tekmira’s key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.

Upon the termination of an executive’s employment for any reason, the executive will be entitled to receive the unpaid portion of the executive’s base salary and bonuses up to and including the date of termination.

In addition to the payments set forth in the immediately preceding paragraph, additional severance is payable to executives in certain circumstances, as set forth below.

Termination Without Cause/For Good Reason in the Absence of a Change of Control

In the absence of a change of control, Tekmira’s executive officers are eligible to receive severance benefits in connection with terminations of employment, as set forth below.

In the absence of a change of control, Tekmira’s executive employment agreements, other than with Dr. Murray, provide for severance benefits upon the termination of an executive’s employment without cause, in which case the executive has the right to receive (i) base salary continuation for 12 months; plus (ii) a pro-rated bonus payment equal to the average of the executive’s actual bonus payments from the previous three (3) calendar years, and (iii) for the year of termination, a pro-rated bonus payment equal to the average of the executive’s actual bonus payments from the previous three (3) calendar years.

Other than Dr. Murray, Tekmira’s executives do not have a right to resign for “Good Reason” in the absence of a change of control, and would not receive severance benefits if they resign under such circumstances.

In the case of Dr. Murray, upon the termination of employment without cause or for his illness or disability exceeding 90 days, or Dr. Murray’s resignation for “Good Reason”, Dr. Murray has the right to receive (i) “Annual Base Compensation” (comprising base salary plus an annual bonus target of 50% of base salary) for 24 months, (ii) insurance benefits for 24 months or payment in lieu thereof, (iii) accelerated vesting of Dr. Murray’s stock options or other securities entitlements held as of the date of termination and an extension option exercise date of 24 months from the last day of employment, and (iv) for the year of termination, a pro-rated bonus payment equal to the average of the executive’s actual bonus payments from the previous three (3) calendar years.

In the case of Dr. Murray’s death, in addition to the payments that apply to termination of his employment for any reason, as set forth above, Dr. Murray’s estate will also be entitled to receive any outstanding stock options or other securities entitlements held as of the date of death, under and in accordance with Tekmira’s share incentive plan.

Dr. Murray or his estate will be required to execute and deliver a general release in the form attached to his employment agreement before his severance benefits are paid.

Termination Without Cause/For Good Reason after a Change of Control

In the event of a change-in-control, Tekmira’s executive officers are eligible to receive severance benefits in connection with terminations of employment, as set forth below.

In the event of a change-in-control, Tekmira’s executive employment agreements, other than with Dr. Murray, provide for an increase in severance benefits upon the termination of an executive’s employment without cause or the executive’s resignation for “Good Reason”, in which case the executive has the right to receive (i) base salary continuation or lump sum payment for 12 months (in the case of Dr. Abrams, 12 months if terminated on or before January 2, 2016 and 18 months if terminated after January 2, 2016, in the case of Dr. Kowalski, 12 months if terminated on or before August 11, 2015 and 18 months if terminated after August 11, 2015 and, in the case of Mr. Cousins, 12 months if terminated on or before October 7, 2015 and 18 months if terminated after October 7, 2015); plus (ii) a pro-rated bonus payment equal to the average of the executive’s actual bonus payments from the previous three (3) calendar years.

In the case of Dr. Murray, in the event of a change of control, the circumstances constituting “Good Reason” under his executive employment agreement are expanded, and the severance benefits described above would remain the same.

Termination in Connection with the Merger

Tekmira does not contemplate terminating any of its existing executives in connection with the proposed merger.

Indemnification and Insurance

Tekmira is subject to the provisions of the Business Corporations Act (British Columbia), or BCBCA.

Under Section 160 of the BCBCA, Tekmira may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

•	is or was a director or officer of Tekmira;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of Tekmira; or (ii) at Tekmira’s request, or

•

at Tekmira’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

•	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding;

•

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

•	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, Tekmira must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, Tekmira may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that Tekmira must not make such payments unless Tekmira first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, Tekmira must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by Tekmira’s memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by Tekmira’s memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of Tekmira or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of Tekmira or by or on behalf of an associated corporation, Tekmira must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of Tekmira or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order Tekmira to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order Tekmira to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by Tekmira;

•	order Tekmira to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that Tekmira may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, Tekmira or an associated corporation.

Under Tekmira’s articles, and subject to the BCBCA, Tekmira must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Tekmira must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with Tekmira on the terms of the indemnity contained in our articles.

Under Tekmira’s articles, and subject to the BCBCA, Tekmira may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. Tekmira has entered into indemnity agreements with all of our directors and officers.

Under our articles, and subject to the Act, we may advance expenses to an eligible party.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

The executive officers and directors of Tekmira have liability insurance that will survive the completion of the merger.

Interests of OnCore’s Directors and Officers in the Merger; Severance and Change in Control Agreements

OnCore has entered into employment agreements with four OnCore stockholders, who serve as executives for OnCore. These employment agreements entitle the executives to severance equal to 1.5x their annual salary and 2 years Consolidated Omnibus Budget Reconciliation Act, or COBRA in the event of termination without cause, or termination by the executive for good reason; and severance for 2x their annual salary and 2 years COBRA in the event of termination following a change in control. The Employment Agreements are not for a set term of years, but last indefinitely unless terminated in accordance with the agreements. The employment agreements further provide OnCore with a repurchase right. The repurchase right initially was with respect to 80% of each holder’s shares, and the right lapses with respect to a portion of the shares each quarter. Upon the closing of the merger, OnCore’s repurchase right will lapse with respect to a number of shares.

In connection with the proposed merger, the four primary executives of OnCore have each executed amendments to their employment agreements. These amendments are effective only upon the closing of the proposed merger and set forth, in part, that the changes in the contemplated management and structure of OnCore in connection with the proposed merger shall not shall entitle the executive to terminate his employment for “Good Reason” under Section 4.3 of the Employment Agreement. Tekmira contemplates that each of these four OnCore executives shall remain executives of OnCore following the consummation of the proposed merger and, except as set forth in the amendment described herein, the terms of such employment agreements will remain in full force and effect.

Regulatory Approvals

United States Regulatory Approval

The Hart-Scott-Rodino Act provides that transactions such as the merger may not be consummated until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On January 26, 2015, Tekmira filed a Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information is not made by the relevant antitrust authorities, the waiting period will expire at 11:59 p.m. (Eastern Time) on February 26, 2015.

Canadian Regulatory Approvals

Competition Act Approval

Part IX of the Competition Act, R.S.C. 1985, c. C-34, as amended, or Competition Act, requires that the parties to certain classes of transactions provide prescribed information to the Commissioner of Competition where the applicable thresholds set out in sections 109 and 110 of the Competition Act are exceeded and no exemption applies, referred to as Notifiable Transactions.

The merger is not a Notifiable Transaction, as it does not exceed the relevant monetary thresholds.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner of Competition can apply to the Competition Tribunal for a remedial order under section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed. On application by the Commissioner of Competition under section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of the assets or shares acquired; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner of Competition, the Competition Tribunal may order a person to take any other action. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will not offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made.

Investment Canada Act Approval

Subject to limited exemptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds a financial threshold prescribed under Part IV of the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, or Investment Canada Act, is subject to review, or a Reviewable Transaction.

Roivant, which is a non-Canadian investor, may, subject to final determination of shareholdings on the closing of the Transaction, be presumed to have acquired control of Tekmira, a Canadian business, under and for the purposes of the Investment Canada Act. However, based on Tekmira’s understanding of the nationality of ultimate control of Roivant, the relevant financial threshold prescribed under Part IV of the Investment Canada Act is not exceeded, and accordingly the merger is not a Reviewable Transaction.

Listing of Common Shares on NASDAQ

Tekmira’s common shares are listed on the NASDAQ under the symbol “TKMR” and on the TSX under the symbol “TKM”. Tekmira intends to apply to list the additional shares with NASDAQ for the Tekmira common shares issuance pursuant to the merger and under the assumed OnCore option plan. Tekmira, subsequent to the execution of the Merger Agreement, applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date.

Material U.S. Federal Income Tax Consequences of the Merger to Tekmira and Tekmira Shareholders

The following is a summary of the anticipated material United States federal income tax consequences of the merger to Tekmira and our shareholders. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. Any change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the merger.

The following discussion is not binding on the IRS. Neither Tekmira nor OnCore has or will request any rulings from the IRS or opinions from counsel with respect to any of the United States federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

No gain or loss will be recognized by Tekmira. Shareholders of Tekmira will not exchange or surrender their common shares of Tekmira in the merger or receive any separate consideration. Accordingly, you will not recognize gain or loss as a result of the merger.

Tekmira believes that, from and after the closing date, Tekmira should not be treated as a “surrogate foreign corporation” or as a U.S. domestic corporation as defined in Section 7874 of the Code and the regulations promulgated thereunder, and as a result: (1) OnCore should not recognize inversion gain as defined in Section 7874 of the Code and (2) Tekmira should not be treated as a U.S. corporation for U.S. federal income tax purposes.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code may limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, within a ten-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person (other than property held for sale to customers).

Furthermore, if the shareholders of the acquired U.S. corporation hold at least 80%, by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, the non-U.S. acquiring corporation is then treated as a U.S. domestic corporation.

Pursuant to the Merger Agreement, the OnCore shareholders are expected to receive less than 60% of the vote and value of Tekmira after the merger by reason of holding common shares of Tekmira. As a result, under current law, OnCore and its U.S. subsidiaries are not expected to be subject to such limitations on the use of U.S. tax attributes and Tekmira is not expected to be treated as a U.S. domestic corporation. However, there can be no assurance that there will not exist in the future a subsequent change in the facts or in law which might cause OnCore and its U.S. subsidiaries to be subject to such limitations, including with retroactive effect. Further, there can be no assurance that the IRS will agree with the position that the 60% or 80% ownership requirement is not satisfied.

Changes to the rules in section 7874 of the Code or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Tekmira’s status as a non-U.S. entity for U.S. federal income tax purposes, its effective tax rate or future planning for the combined company that is based on current law, and any such changes could have prospective or retroactive application to Tekmira and its shareholders and affiliates, and/or the merger. For example, recent legislative proposals have aimed to expand the scope of section 7874 of the Code, or otherwise address certain perceived issues arising in connection with so-called inversion transactions. It is presently uncertain whether any of such legislative proposals will be enacted into law and, if so, what impact such legislation would have on Tekmira. In addition, the U.S. Treasury has indicated that it will issue regulations in connection with so-called inversion transactions occurring on or after September 22, 2014, pursuant to Notice 2014-52 (the “Notice”). The timing and substance of any such action is presently uncertain. Any such change of law or regulatory action could adversely impact Tekmira’s tax position as well as its financial position and results in a material manner. It is not expected that the promulgation of any of the Treasury Regulations described in the Notice will have any such material adverse impact, nor are they expected to change the U.S. federal income tax consequences of the transactions as described herein. However, the precise scope and application of the regulations that will implement the Notice will not be clear until such proposed, temporary and/or final Treasury Regulations are actually issued, and, accordingly, until such regulations are promulgated and fully understood, we cannot be certain that there will be no such impact. In any case, no such change of law or regulatory action would be grounds for terminating the transactions contemplated by the Merger Agreement.

TEKMIRA INTENDS THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TEKMIRA DOES NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, TEKMIRA DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, TEKMIRA DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY

FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, TEKMIRA STRONGLY URGES YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders

General

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), or the Tax Act, in respect the merger to a beneficial owner of Tekmira common shares who (i) at all relevant times, deals at arm’s length with Tekmira and OnCore for purposes of the Tax Act; (ii) is not affiliated with Tekmira or OnCore for purposes of the Tax Act; and (iii) at all relevant times holds Tekmira common shares as capital property for purposes of the Tax Act. Tekmira shares will generally constitute capital property to a holder thereof unless such securities are held in the course of carrying on a business of buying and selling securities or in connection with an adventure in the nature of trade. Certain Tekmira shareholders resident in Canada within the meaning of the Tax Act whose Tekmira shares might not otherwise qualify as capital property may in certain circumstances be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Tekmira common shares and any other “Canadian security” (as defined in the Tax Act) owned in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based upon the provisions of the Tax Act and the regulations enacted thereunder, or the Regulations, in force as of the date hereof and Tekmira’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary takes into account all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Proposed Amendments; and assumes that the Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as proposed, the Canadian federal income tax consequences may not be as described below.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable in the respect of the merger and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, regulatory or judicial action, or changes in the administrative policies or assessing practices of the CRA. This summary does not take into account any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax consequences discussed herein.

This summary is not applicable to any shareholder of Tekmira: (i) that is a “financial institution” within the meaning of subsection 142.2(1) of the Tax Act; (ii) that is a “specified financial institution” as defined in subsection 248(1) of the Tax Act; (iii) that has elected to report its “Canadian tax results” within the meaning of section 261 of the Tax Act in a currency other than Canadian currency; (iv) an interest in which is, or for whom common shares in Tekmira would be, a “tax shelter investment” as defined in the Tax Act; or (v) who has acquired or will acquire Tekmira shares on the exercise of an employee stock option received in respect of, in the course of, or by virtue of, employment. Such Tekmira shareholders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, and should not construed to be, legal, business or tax advice to any particular Tekmira shareholder. Accordingly, shareholders of Tekmira should consult their own tax advisors with respect to their particular circumstances.

Tekmira Shareholders Resident in Canada

The following portion of this summary is generally applicable to a Tekmira shareholder who, for purposes of the Tax Act and at all relevant times: (i) is or is deemed to be resident in Canada; (ii) is not exempt from tax under Part I of the Tax Act; and (iii) is not excluded from this summary by the comments in “Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders - General” above.

Each shareholder described above, or Resident Shareholder, will not dispose of the Resident Shareholder’s common shares of Tekmira or receive any consideration by virtue of the merger. Accordingly, each Resident Shareholder will not realize a capital gain (or incur a capital loss) in respect of the Resident Shareholder’s common shares in Tekmira as a consequence of the merger.

Tekmira Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a Tekmira shareholder who, for purposes of the Tax Act and at all relevant times: (i) is not resident, nor deemed to be resident, in Canada for purposes of the Tax Act; (ii) does not and will not use or holder or be deemed to use or holder Tekmira common shares in the course of carrying on business in Canada; and (iii) is not excluded from this summary by the comments in “Material Canadian Federal Income Tax Consequences of the Merger to Tekmira Shareholders - General” above. Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere. Non-Resident Shareholders should obtain tax advice of any foreign tax consequences of the merger based upon their particular circumstances.

A shareholder described above, or Non-Resident Shareholder, is subject to tax under the Tax Act in respect of a capital gain arising on the disposition of shares only where such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Shareholder. However, because each Non-Resident Shareholder will not dispose of their common shares of Tekmira or receive any consideration by virtue of the merger, the Non-Resident Shareholder will not realize a capital gain subject to Canadian income tax in respect of their common shares in Tekmira as a consequence of the merger.

Anticipated Accounting Treatment

Under Accounting Standards Codification 805, the merger is expected to be accounted for using acquisition accounting pursuant to which Tekmira is considered the acquiring entity for accounting purposes. As such, Tekmira expects to allocate the total purchase consideration to OnCore’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger.

Final valuations of OnCore’s property, plant and equipment, and identifiable intangible and other assets acquired have not yet been completed as management is still reviewing the existence, characteristics and useful lives of OnCore’s tangible and intangible assets. The completion of the valuation could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed consolidated financial information included in this prospectus. After completion of the merger, the results of operations of both Tekmira and OnCore will be included in the consolidated financial statements of Tekmira.

For further discussion of the accounting treatment, see the section entitled “SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.”

Appraisal Rights

Tekmira

Tekmira shareholders will not have appraisal rights in connection with the proposed merger.

OnCore

Under the DGCL, OnCore stockholders who do not vote for the merger have the right to demand appraisal of their shares in connection with the proposed merger and to receive, in lieu of the applicable Tekmira shares under the Merger Agreement, payment in cash for the fair value of their stock as determined by the Delaware Court of Chancery together with interest. OnCore shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Tekmira, Merger Sub, and OnCore believe that this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you. Tekmira, subsequent to the execution of the Merger Agreement, applied to have its common shares voluntarily delisted from the TSX, and Tekmira anticipates that its common shares will be delisted from the TSX prior to the special meeting date. Assuming that Tekmira’s common shares are delisted from the TSX prior to the Effective Time the requirements of the TSX, as described below, will not be necessary or applicable to the transactions contemplated in the Merger Agreement. Also subsequent to the execution of the Merger Agreement, and in accordance with the terms of the Merger Agreement, Tekmira designated Frank Karbe as the third Parent Designated Director and OnCore designated William T. Symonds, Pharm.D., as the third Company Designated Director. The Merger Agreement has been attached as Annex A to this proxy statement/circular to provide you with information regarding its terms. It is not intended to provide any other factual information about Tekmira, Merger Sub, or OnCore. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Tekmira and Merger Sub, on the one hand, and OnCore, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Tekmira and OnCore do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tekmira or OnCore, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Tekmira and OnCore and are modified by the disclosure schedules.

Other information with respect to Tekmira can be found elsewhere in this proxy statement/circular and in other public filings Tekmira makes, which are available at www.sec.gov and www.sedar.com.

General

Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Tekmira incorporated by Tekmira in connection with the merger, will merge into OnCore, with OnCore becoming a wholly-owned direct subsidiary of Tekmira. By virtue of the merger, at the Effective Time, the separate existence of Merger Sub shall cease and OnCore shall continue as the surviving corporation in the merger.

Effective time of the Merger

The Merger Agreement requires the parties to consummate the merger on a date to be designated jointly by Tekmira and OnCore, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth under in “Conditions Precedent to Obligations of Parent [Tekmira] and Merger Sub” and “Conditions Precedent to Obligation of Company [OnCore] in Sections 6 and 7, respectively, of the Merger Agreement (other than the conditions, which by their nature are to be satisfied at the consummation of the merger). Subject to the provisions of the Merger Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (as defined below) shall be duly executed by OnCore and concurrently with or as soon as practicable following the closing shall be filed with the Secretary of State of the State of Delaware. The merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Tekmira and OnCore and specified in such certificate of merger.

Under the Merger Agreement, “DGCL” means the Delaware General Corporation Law.

Merger Consideration

On the effective date, the surviving corporation will issue ninety nine common shares of the surviving corporation to Tekmira in consideration for Tekmira issuing Tekmira common shares to the stockholders of OnCore.

Conversion of Shares

At the Effective Time, by virtue of the merger:

•

any shares of OnCore capital stock (being OnCore common stock and OnCore preferred stock) owned by any wholly-owned subsidiary of OnCore immediately prior to the Effective Time (or held in OnCore’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

•

except as provided for in the Merger Agreement, each share of OnCore capital stock (being OnCore common stock and OnCore preferred stock) outstanding immediately prior to the Effective Time shall be converted into the right to receive, on an as-converted basis, the number of Tekmira common shares equal to the exchange ratio (such number as may be adjusted under the Merger Agreement); and

•	each common share, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one common share of the surviving corporation.

If, during the period from the date of the Merger Agreement through the Effective Time, the outstanding shares of OnCore common stock or shares of OnCore common stock issuable upon conversion of outstanding shares of OnCore preferred stock or the outstanding Tekmira common shares or Tekmira common shares issuable upon conversion of outstanding shares of Tekmira preferred shares are changed into a different number or class of shares by reason of any share split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by OnCore or Tekmira during such period, then the exchange ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by the Merger Agreement prior to such action.

If any shares of OnCore capital stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other contract with OnCore or under which OnCore has any rights, then (except to the extent provided in any binding agreement between OnCore and the holder thereof): (i) the Tekmira common shares issued in exchange for such shares of OnCore capital stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such Tekmira common shares may accordingly be marked with appropriate legends. Prior to the Effective Time, OnCore shall ensure that, from and after the Effective Time, Tekmira or the surviving corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other contract.

Fractional Shares

No fractional shares of Tekmira’s common shares will be issued in connection with the merger, and no certificates or scrip for any such fractional shares shall be issued. Each stockholder of OnCore that would be otherwise entitled to receive any fraction of a share of Tekmira’s common shares in connection with the merger shall receive, in lieu of the issuance of such fraction of a share, a cash payment from Tekmira, without interest, in the amount (rounded down to the nearest whole cent) determined by multiplying such fraction of a share by the average closing price of Tekmira common shares on NASDAQ over the ten (10) trading days immediately preceding (but not including) the Effective Time.

Effect on OnCore Common Stock

At the Effective Time of the merger, each share of OnCore common stock and preferred stock, on an as converted to common stock basis, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of Tekmira common shares equal to the quotient of (i) the aggregate number of shares of Tekmira’s common shares that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of Tekmira that are exercisable or convertible into Tekmira common shares immediately prior to the Effective Time calculated on a treasury stock method basis divided by (ii) the aggregate number of shares of OnCore’s common stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise or conversion of all outstanding securities of OnCore that are exercisable or convertible into OnCore common stock immediately prior to the Effective Time calculated on a treasury stock method basis.

Effect on OnCore Stock Options

At the Effective Time, Tekmira shall assume OnCore’s option plans and all awards granted thereunder pursuant to the Merger Agreement. Each OnCore stock option, or the option award, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into an option denominated in Tekmira common shares, except that, subject to the requirements of the TSX, (i) the number of Tekmira’s common shares subject to each such option award shall be determined by multiplying the number of shares of OnCore common stock subject to the option award immediately prior to the Effective Time by the exchange ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise price per share of each such option award shall equal the per share exercise price of the option award immediately prior to the Effective Time divided by the exchange ratio (rounded upwards to the nearest whole cent). The option awards shall continue to be subject to substantially the same terms and conditions as were applicable to the option awards in effect immediately prior to the Effective Time, other than for the adjustments described in the Merger Agreement.

Effect on OnCore Stock Awards

At the Effective Time each OnCore restricted stock award, or the stock award, that is outstanding immediately prior to the Effective Time shall be assumed by Tekmira and converted automatically at the Effective Time into a restricted stock award denominated in Tekmira common shares, except that (i) the number of Tekmira’s common shares subject to each such stock award shall be determined by multiplying the number of shares of OnCore common stock subject to the stock award immediately prior to the Effective Time by the exchange ratio (rounded down to the nearest whole share) and (ii) if applicable, the purchase price per share of each such stock award shall equal the per share purchase price of the stock award immediately prior to the Effective Time divided by the exchange ratio (rounded upwards to the nearest whole cent). The stock awards shall continue to be subject to substantially the same terms and conditions as were applicable to the stock awards in effect immediately prior to the Effective Time, other than for the adjustments described in the Merger Agreement.

OnCore’s Transfer Books

At the Effective Time:

•

all shares of OnCore capital stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of non-certificated shares of OnCore capital stock represented by book entry or by certificates representing shares of OnCore capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of OnCore, except the right to receive Tekmira common shares, cash in lieu of any fractional share of Tekmira common shares and any dividends or other distributions; and

•

the stock transfer books of OnCore shall be closed with respect to all shares of OnCore capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of OnCore capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective

Time, a valid certificate previously representing any shares of OnCore capital stock outstanding immediately prior to the Effective Time or a book entry share is presented to the exchange agent or to the surviving corporation or Tekmira, such certificate previously representing shares of OnCore or book entry share shall be canceled and shall be exchanged as provided in the Merger Agreement.

Exchange of Stock Certificates

The Merger Agreement provides that, prior to the closing date, Tekmira shall arrange for its transfer agent to act as exchange agent in the merger.

Prior to the Effective Time Tekmira shall issue and cause to be deposited with the exchange agent the non-certificated Tekmira common shares to be issued in connection with the merger represented by book entry and cash sufficient to make payments in lieu of fractional shares.

Promptly after the Effective Time, the exchange agent will mail to the persons who were record holders of OnCore stock certificates or book entry shares immediately prior to the Effective Time, a letter of transmittal in customary form and containing such provisions as Tekmira may reasonably specify and OnCore shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of OnCore stock certificates or book entry shares shall be effected, and risk of loss and title to OnCore stock certificates or book entry shares shall pass, only upon delivery of such OnCore stock certificates or book entry shares to the exchange agent) together with instructions for use in effecting the surrender of OnCore stock certificates or book entry shares in exchange for non-certificated Tekmira common shares in book entry form.

Upon surrender of an OnCore stock certificate or book entry shares to the exchange agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the exchange agent or Tekmira:

•

the holder of such OnCore stock certificate or book entry shares shall be entitled to receive, and the exchange agent shall (and Tekmira shall cause the exchange agent to) in exchange therefor transfer from the exchange fund (as defined below) to such holder the number of whole Tekmira common shares (which shares shall be certificated and bear an appropriate legend to the effect that such shares have not been registered under the Securities Act and are therefore subject to restrictions on transfer) that such holder has the right to receive (and cash in lieu of any fractional share of Tekmira common shares and any dividends or other distributions); and

•

each OnCore stock certificate and book entry share shall be canceled and deemed, from and after the Effective Time, to represent only the right to receive Tekmira common shares (and cash in lieu of any fractional share of Tekmira common shares) and any dividends or other distributions.

If any OnCore stock certificate shall have been lost, stolen or destroyed, Tekmira may, in its discretion and as a condition to the issuance of any non-certificated Tekmira common shares in book entry form, require the owner of such lost, stolen or destroyed OnCore stock certificate to provide an appropriate affidavit and indemnification obligation and/or post a bond, in such reasonable and customary amount as Tekmira may direct, as indemnity against any claim that may be made against the exchange agent, Tekmira or the surviving corporation with respect to such OnCore stock certificate.

No dividends or other distributions declared or made with respect to Tekmira common shares with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered OnCore stock certificate or book entry share with respect to the Tekmira common shares that such holder has the right to receive in the merger until such holder surrenders such OnCore stock certificate or book entry share (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Any portion of the exchange fund that remains undistributed to holders of OnCore stock certificates and book entry shares as of the date that is one year after the date on which the merger becomes effective shall be delivered to Tekmira upon demand, and any holders of OnCore stock certificates or book entry shares who have not theretofore surrendered their OnCore stock certificates or book entry shares shall thereafter look only to Tekmira for satisfaction of their claims for Tekmira common shares, cash in lieu of fractional Tekmira common shares and any dividends or distributions with respect to Tekmira common shares.

Each of the exchange agent, Tekmira and the surviving corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the Merger Agreement to any holder or former holder of OnCore capital stock such amounts as may be required to be deducted or withheld from such consideration under the Code (as defined below) or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate governmental body, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The exchange agent, Tekmira and the surviving corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding.

All transfer, documentary, registration and other such taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in the Merger Agreement) payable in connection with the merger and the other transactions contemplated by the Merger Agreement shall be timely paid by Tekmira.

Neither Tekmira nor the surviving corporation shall be liable to any holder or former holder of OnCore capital stock or to any other person with respect to any Tekmira common shares (or dividends or distributions with respect thereto), or for any cash amounts required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other legal requirement.

Under the Merger Agreement, “exchange fund” means, collectively, the Tekmira common shares and cash amounts deposited with the exchange agent pursuant to the Merger Agreement, together with any dividends or distributions received by the exchange agent with respect to such Tekmira common shares.

Under the Merger Agreement, “Code” means the United States Internal Revenue Code of 1986, as amended.

Indemnification Obligations

All rights to indemnification, advancement of expenses and exculpation from liabilities by OnCore or its subsidiaries existing in favor of those persons who are current or former directors or officers of OnCore or its subsidiaries, or OnCore indemnified persons, at or prior to the Effective Time for their acts and omissions as directors, officers, employees or agents of OnCore or its subsidiaries occurring prior to the Effective Time, as provided in OnCore’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) and as provided in any indemnification agreements between OnCore and said OnCore indemnified persons (as in effect as of the date of the Merger Agreement), shall survive the merger and be observed and performed by the surviving corporation and any applicable subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the merger becomes effective.

Tekmira shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the surviving corporation and its subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of OnCore and its subsidiaries than are presently set forth in the certificate of incorporation and bylaws of OnCore and such subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any person benefited by such provisions without such person’s prior written consent. Tekmira guarantees the full and timely performance of the obligations of the surviving corporation and its subsidiaries with respect to the indemnification section of the Merger Agreement dealing with OnCore indemnified persons.

At or prior to the Effective Time, OnCore or the surviving corporation shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to OnCore indemnified parties than those in effect under the existing D&O policy of OnCore in effect on the date of the Merger Agreement, for the benefit of OnCore indemnified persons with respect to their acts and omissions as directors, officers, employees and agents of OnCore or its subsidiaries occurring prior to the Effective Time. If such “tail policy” is not obtained then from the Effective Time until the sixth anniversary of the date on which the merger becomes effective, the surviving corporation shall maintain in effect, for the benefit of OnCore indemnified persons with respect to their acts and omissions as directors, officers, employees or agents of OnCore or any of its subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ and fiduciary liability insurance maintained by OnCore as of the date of the Merger Agreement, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that

•	the surviving corporation may substitute the existing D&O policy of OnCore, for a policy or policies of comparable coverage; and

•

the surviving corporation shall not be required to pay annual premiums for the existing D&O policy of OnCore (or for any substitute policies) in excess of 250% of the annual premium paid by OnCore for OnCore existing D&O policy. In the event any future annual premiums for under the existing D&O policy of OnCore (or any substitute policies) exceed such maximum premium, the surviving corporation shall be entitled to reduce the amount of coverage of under the existing D&O policy of OnCore (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to such maximum premium.

All rights to indemnification, advancement of expenses and exculpation from liabilities by Tekmira or its subsidiaries existing in favor of those persons who are current or former directors or officers of Tekmira or its subsidiaries at or prior to the Effective Time, or Tekmira indemnified persons, for their acts and omissions as directors, officers, employees or agents of Tekmira or its subsidiaries occurring prior to the Effective Time, as provided in Tekmira’s certificate of incorporation or bylaws (as in effect as of the date of the Merger Agreement) and as provided in any indemnification agreements between Tekmira and said Tekmira indemnified persons (as in effect as of the date of the Merger Agreement), shall survive the merger and be observed by Tekmira and such subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the merger becomes effective.

From the Effective Time until the sixth anniversary of the date on which the merger becomes effective, Tekmira shall maintain in effect, for the benefit of Tekmira indemnified persons with respect to their acts and omissions as directors, officers, employees or agents of Tekmira or any of its subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by Tekmira as of the date of the Merger Agreement, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that:

•	Tekmira may substitute the existing D&O policy of Tekmira, for a policy or policies of comparable coverage; and

•

Tekmira shall not be required to pay annual premiums for the existing D&O policy of Tekmira (or for any substitute policies) in excess of 250% of the annual premium paid by the Tekmira for the existing D&O policy of Tekmira. In the event any future annual premiums for the existing D&O policy of Tekmira (or any substitute policies) exceed such Tekmira maximum premium, Tekmira shall be entitled to reduce the amount of coverage of the existing D&O policy of Tekmira (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to such maximum premium.

Under the Merger Agreement, Tekmira shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which any OnCore indemnified person or Tekmira indemnified person may incur in enforcing the indemnification and other obligations provided for in the indemnification section of the Merger Agreement.

Directors and Executive Officers of the Surviving Corporation following the Merger

As a condition to the closing of the merger, Tekmira must have a total of seven (7) authorized directors, and four of the directors of Tekmira as of the closing of the merger will be Vivek Ramaswamy, Mark Murray, Keith Manchester and Daniel Kisner. Of the three remaining directors, one will be designated by Tekmira, one will be designated by OnCore and the remaining director will be agreed to by the parties prior to the Effective Time.

The surviving corporation’s management team will include Mark J. Murray, PhD, Chief Executive Officer; Patrick T. Higgins, President and Chief Operating Officer; Bruce Cousins, Executive Vice-President and Chief Financial Officer; Michael J. Sofia, PhD, Chief Scientific Officer; Mark Kowalski, MD, PhD, Senior Vice-President and Chief Medical Officer; and Michael J. Abrams, PhD, Executive Vice-President and Chief Discovery Officer. William T. Symonds, Pharm.D., who led the clinical development of sofosbuvir for the treatment of HCV infection at Pharmasset and later Gilead Sciences, Inc., will be Chief Development Officer and lead the clinical development of the portfolio.

Vivek Ramaswamy will serve as Chairman of the surviving corporation, and Dr. Daniel Kisner MD will serve as its Vice-Chairman.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the Merger Agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company [OnCore]” and “Representations and Warranties of Parent [Tekmira] and Merger Sub” in Sections 2 and 3, respectively, of the Merger Agreement attached as Annex A to this proxy statement/circular. The assertions embodied in the representations and warranties made by OnCore and Tekmira and Merger Sub are qualified by information and statements made in a confidential disclosure schedule that each of OnCore and Tekmira (and Merger Sub) provided to each other in connection with the signing of the Merger Agreement. While OnCore and Tekmira do not believe that their respective disclosure schedule contains information that applicable securities laws requires it to publicly disclose (other than information that has already been disclosed or is disclosed in this proxy statement/circular), the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the Merger Agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in each of OnCore’s and Tekmira’s respective general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in OnCore’s or Tekmira’s respective public disclosures or in this proxy statement/circular.

The Merger Agreement contains representations and warranties of OnCore as to, among other things:

•	subsidiaries and due organization;

•	Certificate of Incorporation and Bylaws;

•	capitalization and ownership of subsidiary;

•	financial statements;

•	absence of certain changes between September 30, 2014 through to the date of the Merger Agreement;

•	title to tangible assets;

•	equipment, real property and leasehold;

•	intellectual property;

•	contracts;

•	liabilities;

•	compliance with legal requirements and regulatory matters;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefits plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings and orders;

•	authority and binding nature of the Merger Agreement;

•	inapplicability of Section 203 of the DGCL and other anti-takeover statue;

•	vote required for approval of the Merger Agreement;

•	non-contravention and consents;

•	no broker fee;

•	acknowledgment by OnCore; and

•	private placement.

In addition, the Merger Agreement contains representations and warranties by Tekmira and Merger Sub as to:

•	subsidiaries and due organization;

•	Certificate of Incorporation and Articles;

•	capitalization;

•	SEC filings, Canadian securities regulatory filings and financial statements;

•	absence of changes between September 30, 2014 through to the date of the Merger Agreement;

•	no collateral benefits;

•	title to tangible assets;

•	equipment, real property and leasehold;

•	intellectual property;

•	contracts;

•	liabilities;

•	compliance with legal requirements and regulatory matters;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings and orders;

•	authority and binding nature of the Merger Agreement;

•	inapplicability of anti-takeover statues;

•	vote required to approve the Merger Agreement;

•	non-contravention and consents;

•	opinion of financial advisor;

•	no broker fee;

•	valid issuance;

•	acknowledgment by Tekmira; and

•	Merger Sub.

The Merger Agreement provides that none of the representations and warranties of OnCore, Tekmira and Merger Sub contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement will survive the merger.

Covenants

Access and Investigation

Tekmira and OnCore have agreed in the Merger Agreement that during the pre-closing period (as defined below), subject to applicable legal requirements and the terms of any confidentiality restrictions under contracts of a party as of the date of the Merger Agreement, upon reasonable notice Tekmira and OnCore shall each, and shall cause each of their respective subsidiaries to provide the representatives of the other party with reasonable access during normal business hours to its representatives and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such entity or any of its subsidiaries, in each case as reasonably requested by Tekmira or OnCore, as the case may be.

During the pre-closing period, OnCore and Tekmira shall, and shall cause their respective representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for OnCore’s and Tekmira’s financial statements and internal controls, respectively, to discuss such matters as OnCore or Tekmira may deem necessary or appropriate in order to enable Tekmira to comply following the closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto and Canadian securities laws.

The Merger Agreement also provides that each of Tekmira and OnCore shall provide the other with copies of any notice, report or other document filed or sent to any governmental body on behalf of any of the OnCore corporations (as defined below) or the Tekmira corporations (as defined below), respectively, in connection with the merger or any of the other contemplated transactions (as defined below) a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. All information exchanged pursuant to the above agreed upon terms with respect to access and investigation between Tekmira and OnCore under the Merger Agreement shall be subject to the confidentiality agreement (as defined below).

Under the Merger Agreement, “pre-closing period” means the period commencing on the date of the Merger Agreement and ending as of the earlier of the termination of the Merger Agreement or the Effective Time.

Under the Merger Agreement, “company [OnCore] corporation” means: (a) OnCore; and (b) OnCore’s subsidiary.

Under the Merger Agreement, “parent [Tekmira] corporation” means: (a) Tekmira; and (b) each of Tekmira’s subsidiaries, including Merger Sub.

Under the Merger Agreement, “contemplated transactions” means the merger and the other transactions contemplated by the Merger Agreement, including the matters contemplated in OnCore Stockholder Voting Agreements, the Tekmira Shareholder Voting Agreements, the Lock-up Agreements, the Registration Rights Agreement, the Governance Agreement, the Standstill Agreement, the Representation Letter, the Subscription Agreement and the Governance Amendment to Tekmira Articles.

Under the Merger Agreement, “confidentiality agreement” means that certain confidentiality agreement, as amended, dated as of November 14, 2014, between OnCore and Tekmira.

Conduct of OnCore’s Business

OnCore has agreed in the Merger Agreement that, (i) OnCore will, and will ensure that each of the OnCore corporations conducts its businesses and operations in the ordinary course and consistent with past practices; (ii) OnCore will use commercially reasonable efforts to attempt to ensure that each of the OnCore corporations preserves intact the material components of its current business, organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies; (iii) OnCore will notify Tekmira of any claim asserted or legal proceedings commenced, or, to the knowledge of OnCore, threatened in writing by a third-person, against, relating to, involving or otherwise affecting any of the OnCore corporations that related to any of the contemplated transactions.

In addition, OnCore has agreed in the Merger Agreement that, subject to the exceptions described in the Merger Agreement and the disclosure schedule OnCore delivered to Tekmira in connection with the merger, during the pre-closing period, neither OnCore nor any of the OnCore corporations may, except as otherwise contemplated by the Merger Agreement, as required by legal requirements or with Tekmira’s written consent (which consent, as to certain of the matters listed below, may not be unreasonably withheld or delayed):

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than dividends or distributions between or among any of the OnCore corporations to the extent consistent with past practices or pursuant to OnCore’s right to purchase restricted shares of OnCore common stock held by an employee of or other service provider to OnCore upon termination of such person’s services or upon the cashless or net exercise of outstanding OnCore options or to satisfy withholding obligations upon vesting or exercise of equity awards;

•

sell, issue, grant or authorize the sale, issue, or grant of, or publicly announce its intention to sell, issue or grant (including through filing a registration statement with the SEC) any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except for issuance of shares upon the exercise of outstanding OnCore options or in the ordinary course of business, granting OnCore equity awards (not exceeding 400,000 shares of OnCore common stock in the aggregate under the OnCore option plan);

•

amend or waive any rights under or accelerate any vesting under, any provision of any of the OnCore option plan, any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related contract;

•	amend, terminate or grant any waiver under any standstill agreements;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•

except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other entity, except in the ordinary course of business and consistent with past practices, form any subsidiary, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

make any capital expenditure (except that the OnCore corporations may make any capital expenditure that: (A) is provided for in OnCore’s capital expense budget delivered or made available (as defined below) to Tekmira prior to the date of the Merger Agreement; or (B) when added to all other capital expenditures made on behalf of all of the OnCore corporations since the date of the Merger Agreement but not provided for in OnCore’s capital expense budget delivered or made available to Tekmira prior to the date of the Merger Agreement, does not exceed $100,000 in the aggregate);

•

other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract that would be a company material contract or any other contract that is material to the OnCore corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any company material contract or any other contract that is material to the OnCore corporations (taken as a whole), other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

•

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by OnCore in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the OnCore corporations; or (C) sales of inventory in the ordinary course of business);

•	make any pledge of any material assets or permit material assets to be encumbered (unless such encumbrances do not materially detract from asset value or materially impair operations);

•	lend money to any person, or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

•

establish, adopt, enter into or amend any employee benefits plan or employee agreements, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of compensation or remuneration payable to, its or its subsidiaries’ directors, officers or employees except, in certain cases, in the ordinary course of business and consistent with past practice;

•	make certain promotions or hires;

•	change methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations or Canadian securities laws;

•	make material tax elections, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•	commence or settle certain legal proceedings;

•

take any action that would reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code or fail to take any action reasonably necessary to cause the merger to so qualify, or take any action that would reasonably be expected to cause the merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions under the Merger Agreement dealing with the covenants of the parties regarding operations during the pre-closing period) or fail to take any action that would reasonably be expected to prevent the merger from being subject to Section 367(a)(1) of the Code; or

•	agree or commit to take any of the foregoing actions.

Under the Merger Agreement, “made available” means that: (a) with respect to information, document or other material to which OnCore has given Tekmira access: (i) such information, document or material was made available by OnCore for review by Tekmira or Tekmira’s representatives for a reasonable period of time prior to the execution of the Merger Agreement in the virtual data room maintained by OnCore with Merrill Corporation in connection with the transactions contemplated by the Merger Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Merger Agreement shall only be deemed to have been made available for a reasonable period of time if OnCore shall have promptly notified Tekmira or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Tekmira and Tekmira’s representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material to which Tekmira has given OnCore access: either (x) (i) such information, document or material was made available by Tekmira for review by OnCore or OnCore’s representatives for a reasonable period of time prior to the execution of the Merger Agreement in the virtual data room maintained by Tekmira with Data Site with Firmex Inc. in connection with the transactions contemplated by the Merger Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Merger Agreement shall only be deemed to have been made available for a reasonable period of time if Tekmira shall have promptly notified OnCore or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) OnCore and OnCore’s representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Tekmira, with the SEC and Canadian securities regulatory authorities prior to the date of the Merger Agreement and was, as of the date of the Merger Agreement, publicly available on the SEC’s EDGAR database or on SEDAR. As used in this definition of “made available”, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or Canadian securities regulatory authorities or any member of their respective staff.

Conduct of Tekmira’s Business

Tekmira has agreed in the Merger Agreement that, (i) Tekmira will, and will ensure that each of the Tekmira corporations conducts its businesses and operations in the ordinary course and consistent with past practices; (ii) Tekmira will use commercially reasonable efforts to attempt to ensure that each of the Tekmira corporations preserves intact the material components of its current business, organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies; (iii) Tekmira will notify OnCore of any claim asserted or legal proceedings commenced, or, to the knowledge of Tekmira, threatened in writing by a third-person, against, relating to, involving or otherwise affecting any of the Tekmira corporations that related to any of the contemplated transactions.

In addition, Tekmira has agreed in the Merger Agreement that, subject to the exceptions described in the Merger Agreement and the disclosure schedule Tekmira delivered to OnCore in connection with the merger, during the pre-closing period, neither Tekmira nor any of the Tekmira corporations may, expect as otherwise contemplated by the Merger Agreement, as required by legal requirements or with OnCore’s written consent (which consent, as to certain of the matters listed below, may not be unreasonably withheld or delayed):

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any common shares, or repurchase, redeem or otherwise reacquire any common shares or other securities, other than: (A) dividends or distributions between or among any of the Tekmira corporations to the extent consistent with past practices; or (B) pursuant to Tekmira’s right to purchase restricted Tekmira common shares held by an employee of Tekmira upon termination of such employee’s employment or upon the cashless or net exercise of outstanding Tekmira options or to satisfy withholding obligations upon vesting or exercise of equity awards;

•

sell, issue, grant or authorize the sale, issue, or grant of, or publicly announce its intention to sell, issue or grant, any common shares or other security, any option, call, warrant or right to acquire any common shares or other security or any instrument convertible into or exchangeable for any common shares or other security, except for issuance of shares upon the exercise of outstanding Tekmira options or in the ordinary course of business, granting Tekmira equity awards (not exceeding 400,000 Tekmira common shares in the aggregate under the Tekmira option plans);

•

amend or waive any rights under or accelerate any vesting under, any provision of any of the Tekmira option plans, any provision of any agreement evidencing any outstanding stock option, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related contract;

•	amend, terminate or grant any waiver under any standstill agreements;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•

except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other entity, except in the ordinary course of business and consistent with past practices, form any subsidiary, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

make any capital expenditure (except that the Tekmira corporations may make any capital expenditure that: (A) is provided for in Tekmira’s capital expense budget delivered or made available to OnCore prior to the date of the Merger Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Tekmira corporations since the date of the Merger Agreement but not provided for in Tekmira’s capital expense budget delivered or made available to Tekmira prior to the date of the Merger Agreement, does not exceed $100,000 in the aggregate);

•

other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract that would be a Tekmira material contract or any other contract that is material to the Tekmira corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Tekmira material contract or any other contract that is material to the Tekmira corporations (taken as a whole), other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

•

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Tekmira in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Tekmira corporations; or (C) sales of inventory in the ordinary course of business);

•	make any pledge of any material assets or permit material assets to be encumbered (unless such encumbrances do not materially detract from asset value or materially impair operations);

•	lend money to any person, or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

•

establish, adopt, enter into or amend any employee benefits plan or employee agreements, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of compensation or remuneration payable to, our or our subsidiaries’ directors, officers or employees except, in certain cases, in the ordinary course of business and consistent with past practice;

•	make certain promotions or hires;

•	change methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

•	make material tax elections, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•	commence or settle certain legal proceedings;

•

take any action that would reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code or fail to take any action reasonably necessary to cause the merger to so qualify, or take any action that would reasonably be expected to cause the merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions under the Merger Agreement dealing with the covenants of the parties regarding operations during the pre-closing period) or fail to take any action that would reasonably be expected to prevent the merger from being subject to Section 367(a)(1) of the Code; or

•	agree or commit to take any of the foregoing actions.

The covenants in the Merger Agreement relating to the conduct of each of Tekmira’s and OnCore’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 4 of the Merger Agreement entitled “Certain Covenants of the Parties Regarding Operations During the Pre-Closing Period” attached as Annex A to this proxy statement/circular.

No Solicitation

OnCore has agreed in the Merger Agreement, during the pre-closing period, to certain limitations on OnCore’s ability to take action with respect to alternative business combinations or similar transactions. OnCore has agreed that OnCore will not, directly or indirectly, and will ensure that OnCore’s subsidiaries and respective directors and officers do not:

•

solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal (as defined below) with respect to an OnCore corporation or acquisition inquiry (as defined below) with respect to an OnCore corporation;

•

knowingly furnish any information regarding any of the OnCore corporations to any person in connection with or in response to an acquisition proposal with respect to an OnCore corporation or acquisition inquiry with respect to an OnCore corporation;

•	engage in discussions or negotiations with any person relating to any acquisition proposal with respect to an OnCore corporation or acquisition inquiry with respect to an OnCore corporation;

•	approve, endorse or recommend any acquisition proposal with respect to an OnCore corporation or acquisition inquiry with respect to an OnCore corporation; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction or acquisition inquiry with respect to an OnCore corporation.

Under the Merger Agreement, “acquisition proposal” means: any offer or proposal (other than an offer or proposal made or submitted by Tekmira or OnCore) contemplating or otherwise relating to any acquisition transaction (as defined below).

Under the Merger Agreement, “acquisition transaction” with respect to an entity shall mean: any transaction or series of transactions (other than the contemplated transactions) involving, directly or indirectly:

•

any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity or any of its subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such entity or any of its subsidiaries, or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries; or (iii) in which such entity or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries;

•

any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related acquisition proposal or 15% or more of the fair market value of the consolidated assets of such entity or any of its subsidiaries; or

•	any liquidation or dissolution of such entity or any of its subsidiaries.

Under the Merger Agreement, an “acquisition inquiry” means: an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Tekmira or OnCore) that could reasonably be expected to lead to an acquisition proposal.

Tekmira has agreed in the Merger Agreement, during the pre-closing period, to certain limitations on Tekmira’s ability to take action with respect to alternative business combinations or similar transactions. Tekmira has agreed that Tekmira will not, directly or indirectly, and will ensure Tekmira’s subsidiaries and respective directors and officers do not:

•

solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal with respect to a Tekmira corporation or acquisition inquiry with respect to a Tekmira corporation;

•

knowingly furnish any information regarding any of the Tekmira corporations to any person in connection with or in response to an acquisition proposal with respect to a Tekmira corporation or acquisition inquiry with respect to a Tekmira corporation;

•	engage in discussions or negotiations with any person relating to any acquisition proposal with respect to an Tekmira corporation or acquisition inquiry with respect to a Tekmira corporation;

•	approve, endorse or recommend any acquisition proposal with respect to a Tekmira corporation or acquisition inquiry with respect to a Tekmira corporation; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction or acquisition inquiry with respect to a Tekmira corporation.

Notwithstanding the foregoing, prior to the approval of the issuance of Tekmira common shares in the merger by the required Tekmira shareholder vote, the Merger Agreement does not prevent Tekmira from:

•

furnishing nonpublic information regarding Tekmira or its subsidiaries to, or entering into discussions or negotiations with, any person in respect to an acquisition proposal submitted to Tekmira by such person and not withdrawn that is reasonably expected to result in a Tekmira superior offer (as defined below) if:

•	such acquisition proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth under “No Solicitation”;

•

the Tekmira Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Tekmira Board under applicable law;

•

at least two business days prior to furnishing nonpublic information, or entering into discussions or negotiations, Tekmira must: (A) give OnCore written notice of the identity of the person making such acquisition proposal and our intention to furnish nonpublic information or enter into discussion or negotiation; and (B) obtain a confidentiality agreement from such person containing customary provisions, where such person is not already a party to an already existing confidentiality agreement with Tekmira; and

•

at least two business days prior to furnishing such information to such person, Tekmira furnishes such information to OnCore (to the extent such information has not been previously furnished or made available by Tekmira to OnCore.

Under the Merger Agreement “parent [Tekmira] superior offer” means: an unsolicited bona fide written offer by a third party (or any subsequent written offer by such third party that results from the negotiations with such third party, in accordance with the terms of the Merger Agreement, of such third party’s initial unsolicited acquisition proposal) to purchase all or substantially all of the outstanding assets of Tekmira or all of the Tekmira common shares (whether through a tender offer, merger or otherwise), that is determined by the Tekmira Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable to Tekmira or Tekmira’s shareholders from a financial point of view, to the combination with OnCore, taking into account long-term value of the combined company rather than short term value.

The Merger Agreement provides that each of Tekmira and OnCore shall promptly (and in no event later than 24 hours after receipt of any acquisition proposal with respect to an OnCore corporation or a Tekmira corporation, as the case may be, or acquisition inquiry with respect to an OnCore corporation or a Tekmira corporation, as the case may be) advise the other party to the Merger Agreement orally and in writing of any such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry and the terms thereof, including a copy of any written acquisition proposal or acquisition inquiry) that is made or submitted by any person during the pre-closing period. Each party receiving an acquisition proposal or acquisition inquiry shall keep the other party informed with respect to the status of any such acquisition proposal or acquisition inquiry and the status and terms of any material modification or proposed material modification.

The Merger Agreement provides that each of Tekmira and OnCore shall, and shall cause their respective subsidiaries and representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of the Merger Agreement with any person that relates to any acquisition proposal or acquisition inquiry.

Under the Merger Agreement, Tekmira and OnCore agree not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar contract to which any such party or any of its subsidiaries is a party or under which any such party or any of its subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced to the extent requested by the other party to the Merger Agreement except to the extent that the Tekmira Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Tekmira Board under applicable law.

Other Covenants

The Merger Agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	execution and filing of the statement of merger with the Secretary of State of the State of Delaware;

•	the preparation of this proxy statement/circular and the accuracy of the information contained in this proxy statement/circular;

•	complying with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Tekmira common shares;

•

the holding of the Tekmira shareholder meeting and subject to specified exceptions, the recommendation by Tekmira’s Board that Tekmira shareholders vote to approve the issuance of Tekmira common shares in the merger at the Tekmira shareholder meeting (see “THE MERGER AGREEMENT — Tekmira Shareholders’ Meeting”);

•	At the Effective Time:

•	Tekmira shall assume the OnCore option plan (as defined below) and all awards granted thereunder that are assumed by Tekmira;

•

each outstanding and unexercised OnCore option, whether vested or unvested immediately prior to the Effective Time, shall, without any further action on the part of any holder of an OnCore option, be assumed by Tekmira (see “THE MERGER AGREEMENT — Conversion of Shares — Effect on OnCore Stock Options”); and

•

each OnCore restricted share (as defined below) outstanding immediately before the Effective Time, shall, without any further action on the part of any holder of a OnCore restricted share, be assumed by Tekmira and shall be converted into a comparable award in respect of Tekmira common shares (see “THE MERGER AGREEMENT — Conversion of Shares — Effect on OnCore Stock Awards”);

•

As soon as practicable (but in no event later than five (5) days) after the effective date, Tekmira shall file a registration statement on Form S-8, with respect to the Tekmira common shares subject to the OnCore options or OnCore restricted shares assumed by Tekmira.

•	Prior to the Effective Time:

•

Tekmira shall take all corporate action necessary to approve the adoption of the OnCore options and the OnCore option plan, to reserve for issuance a sufficient number of Tekmira stock as is equal to the aggregate number of Tekmira stock issuable after the Effective Time (i) upon exercise of the adjusted options (as defined below), and (ii) in respect of each share of adjusted restricted share award (as defined below); and

•

OnCore shall use its commercially reasonable efforts to take all action that may be necessary (under the OnCore option plan, award agreements (as defined below) and otherwise) and to ensure that, from and after the Effective Time, holders of OnCore equity awards (as defined below) have no rights with respect thereto, subject to those set out in the Merger Agreement;

•

continuing employees of the surviving corporation or any subsidiary of the surviving corporation after the Effective Time shall be eligible to participate in Tekmira’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Tekmira;

•

the continuation of indemnification of officers and directors of each of Tekmira and OnCore and the maintenance or substitution of directors’ and officers’ liability insurance following the completion of the merger (see “THE MERGER AGREEMENT — Indemnification Obligations”);

•

Each party shall use reasonable best efforts to file, as soon as practicable after the date of the Merger Agreement (and in all events within 15 business days after the date of the Merger Agreement), all notices, reports and other documents required to be filed by such party with any governmental body with respect to the merger and the other contemplated transactions, and to submit promptly any additional information requested by any such governmental body;

•

OnCore and Tekmira shall, promptly (and in any event within 10 business days) after the date of the Merger Agreement, prepare and file the notifications required under the HSR Act in connection with the merger;

•

Tekmira, Merger Sub and OnCore shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth under “Conditions to Completion of the Merger”;

•

each party to the Merger Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the merger and the other contemplated transactions; (ii) shall use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the merger or any of the other contemplated transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the merger;

•	Tekmira and OnCore shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger Agreement or the contemplated transactions;

•

OnCore shall consult with Tekmira and consider the views and comments of Tekmira before any of the OnCore corporations or any of their representatives sends any emails or other documents to OnCore associates generally or otherwise communicate with OnCore associates generally, with respect to the merger or any of the other contemplated transactions. Tekmira shall consult with OnCore and consider the views and comments of OnCore before any of the Tekmira corporations or any of their representatives sends any emails or other documents to the Tekmira associates generally or otherwise communicate with the Tekmira associates generally, with respect to the merger or any of the other contemplated transactions;

•

Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Tekmira, Merger Sub and OnCore (i) shall report the merger on their tax returns as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall, to the extent required, report the merger on their tax returns as not being subject to Section 367(a)(1) of the Code as a result of the operation of Treasury Regulation Section 1.367(a)-3(c), (iii) shall not take any inconsistent position with the foregoing on any tax return or in any proceeding before any Tax authority or other tribunal, and (iv) shall not take any action, cause or permit any action to be taken or fail to take any action, that would cause the merger to fail to qualify as a “reorganization” described in Section 368(a) of the Code or that would cause the merger to be subject to Section 367(a)(1) of the Code;

•

For so long as Roivant owns stock of Tekmira, Tekmira shall use its reasonable efforts to avoid, in respect of any taxable year, being a passive foreign investment company within the meaning of Section 1297 of the Code, including, but not limited to, causing a subsidiary to file an election pursuant to Treasury Regulation Section 301.7701-3. No later than 75 days after the end of each fiscal year, Tekmira shall deliver to the shareholder an analysis as to whether Tekmira believes that it will be treated as a passive foreign investment in respect of such taxable year. Such analysis may be prepared by Tekmira, but in preparing such analysis Tekmira shall consult with its internationally recognized tax advisors;

•

Tekmira shall provide, and shall cause each of its subsidiaries to provide to Roivant all information that may be necessary to allow such person (or its direct or indirect owners) to evaluate the analysis of whether Tekmira is a passive foreign investment corporation within the meaning of Section 1297 of the Code and to fulfill their U.S. tax filing and reporting obligations. Tekmira shall provide, and shall cause each of its subsidiaries to provide, such information to Roivant as direct and indirect owners of such person may reasonably require to timely file and maintain a “qualified electing fund” election (as defined in Section 1295(a) of the Code) with respect to any such entity;

•

Tekmira shall cause OnCore to comply with the reporting requirements of United States Treasury Regulations Section 1.367(a)-3(c)(6) applicable to the transactions contemplated hereunder, and any other reporting requirements applicable to a tax-free reorganization pursuant to the Code or the Treasury Regulations promulgated thereunder;

•

Tekmira shall use commercially reasonable best efforts to obtain TSX approval of the contemplated transactions and to cause the Tekmira common shares to be issued in the merger, including the Tekmira common shares to be issued upon (a) the exercise of assumed and converted OnCore options and (b) the vesting of assumed and converted OnCore restricted shares, to be approved for listing (subject to notice of issuance) on the NASDAQ and the TSX, at or prior to the Effective Time;

•

OnCore shall use commercially reasonable efforts to obtain and deliver to Tekmira at or prior to the Effective Time the resignation of each officer and director of each of the OnCore corporations other than those continuing in office in accordance with the Merger Agreement as officers and directors of the surviving entity in the merger. Tekmira shall use commercially reasonable efforts to obtain and deliver to at or prior to the Effective time the resignation of each officer and director of each of the Tekmira corporations other than those continuing in office in accordance with the Merger Agreement;

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The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Tekmira Board shall consist of seven seats, to be filled as set forth on Schedule 5.12 of the Merger Agreement, and the directors of which shall remain in office or be appointed in accordance with Schedule 5.12 of the Merger Agreement to hold office from and after the Effective Time until his or her respective successor is duly elected.

•

The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the officer of Tekmira shall be Mark J. Murray as Chief Executive Officer, to hold office from and after the Effective Time until the earliest of appointment of his respective successor, resignation or removal;

•

Subject to the following sentence, prior to the Effective Time, Tekmira and OnCore shall take all such steps as may be required (to the extent permitted under applicable legal requirements and no-action letters issued by the SEC) to cause any dispositions of OnCore common stock (including derivative securities with respect to OnCore common stock) resulting from the contemplated transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to OnCore, and the acquisition of Tekmira common shares (including derivative securities with respect to Tekmira common shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tekmira, to be exempt under Rule 16b-3 under the Exchange Act;

•

At least 10 days prior to the closing date, OnCore shall furnish the following information to Tekmira for each person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tekmira (to the extent then known):

•	the number of shares of OnCore common stock held by such person and expected to be exchanged for Tekmira common shares pursuant to the merger;

•

the number of OnCore options and OnCore restricted shares held by such person and expected to be assumed by Tekmira and converted or exercisable into Tekmira common shares in connection with the merger;

•

the number of other derivative securities (if any) with respect to OnCore common stock held by such person and expected to be converted into Tekmira common shares or derivative securities with respect to Tekmira common shares in connection with the merger; and

•	the EDGAR codes for each such person.

•

The name of Tekmira will not be changed at the Effective Time or as a result of the combination and the headquarters of Tekmira shall remain the headquarters of the combined company at the Effective Time, in each case, except as may otherwise be agreed by the parties hereto;

•

Tekmira shall take all action necessary to cause Merger Sub and, after the Effective Time, the surviving corporation to perform their respective obligations under the Merger Agreement and to consummate the contemplated transactions upon the terms and subject to the conditions set forth in the Merger Agreement;

•

OnCore shall give Tekmira the right to participate in the defense or settlement of any securityholder litigation against OnCore and/or the OnCore board relating to the contemplated transactions. In no event shall OnCore enter into or agree to any settlement with respect to such securityholder litigation without Tekmira’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

•

Tekmira shall give OnCore the right to participate in the defense or settlement of any securityholder litigation against Tekmira and/or the Tekmira Board relating to the contemplated transactions. In no event shall Tekmira enter into or agree to any settlement with respect to such securityholder litigation without OnCore’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

•	OnCore shall not file any registration statement, or any amendment to a registration statement, in respect of any of its securities, under the Securities Act;

•	OnCore shall obtain from each person to whom Tekmira common shares will be issued pursuant to the merger a representation letter, duly executed and dated the closing date;

•

OnCore shall cause the Information Sharing and Cooperation Agreement, dated December 22, 2014, between OnCore and Roivant to be terminated by the parties thereto; provided, however, that such termination shall not impose any termination or other fee or payment or other similar obligation on OnCore, or result in the grant of any options or rights to acquire assets or securities of OnCore; and

•	OnCore shall comply with the notice requirements of Section 228 of the DGCL.

Under the Merger Agreement “company [OnCore] option plan” means OnCore’s 2014 equity incentive plan.

Under the Merger Agreement “company [OnCore] restricted shares” mean each share of restricted OnCore common stock issued by OnCore, which is subject to vesting conditions and/or rights to repurchase or reacquire by OnCore, whether granted, assumed, or issued by OnCore pursuant to an OnCore option plan or otherwise.

Under the Merger Agreement, “adjusted option” means an OnCore option assumed by Tekmira.

Under the Merger Agreement, “adjusted restricted share award” means each OnCore restricted share outstanding immediately before the Effective Time, assumed by Tekmira, and converted into a comparable award in respect of Tekmira common shares.

Under the Merger Agreement, “award agreement” means: the OnCore option plan and all awards granted thereunder that are assumed by Tekmira, together with all agreements that govern the treatment of such assumed awards.

Under the Merger Agreement, “company [OnCore] equity awards” means: any form of compensation (including deferred compensation) that is or may be paid or settled in OnCore common stock.

Tekmira Shareholders’ Meeting

Tekmira shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of Tekmira common shares to vote on:

•	a proposal to approve the issuance of Tekmira common shares under the Contemplated Transactions pursuant to Nasdaq Listing Rule 5635 and Part 6 of the TSX Company Manual;

•	a proposal to approve the Governance Amendments to Tekmira Articles as contemplated herein;

•	if required by the TSX, a proposal to approve the adoption of the OnCore options and OnCore option plan; and

•	the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act;

•

Tekmira shall submit such proposals to such holders at the Tekmira shareholders’ meeting and shall not submit any other proposal to such holders in connection with the Tekmira shareholders’ meeting without the prior written consent of OnCore.

•	Tekmira shall:

•	include in this proxy statement/circular the Tekmira Board recommendation (as defined below);

•	ensure that the Tekmira Board recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to OnCore;

•

ensure that neither the Tekmira Board nor any committee thereof shall: (A) fail to publicly reaffirm the Tekmira Board recommendation, or fail to publicly state that the Merger Agreement and the merger are in the best interests of Tekmira and fair to its shareholders, within five business days after OnCore requests in writing that such action be taken, provided that the OnCore has a reasonable basis for making such request; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities Tekmira shall have been commenced, a statement disclosing that the Tekmira Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five business days after an acquisition proposal with respect to a Tekmira corporation is publicly announced, a press release announcing its opposition to such acquisition proposal; or (D) resolve to take any action described in this clause and the clause immediately preceding this cause (referred to as the “parent change in recommendation”).

•

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the approval of the issuance of Tekmira common shares in the Merger by the required Tekmira shareholder vote, the Tekmira Board may effect, or cause Tekmira to effect, as the case may be, a Tekmira change in recommendation if:

•

(A) Tekmira has not breached its obligations under the “no solicitation” clause in connection with the offer referred to in the following clause “(B);” (B) after the date of the Merger Agreement, an unsolicited, bona fide, written acquisition proposal is made to Tekmira and not withdrawn (provided, however, that for purposes of this section, all references to “15%” in the definition of “acquisition transaction” as used in “acquisition proposal” shall be deemed substituted with “90%”); (C) the Tekmira Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Tekmira superior offer; (D) the Tekmira Board does not effect, or cause Tekmira to effect, a Tekmira change in recommendation at any time within five business days after OnCore receives written notice from Tekmira confirming that the Tekmira Board has determined that such offer is a Tekmira superior offer (provided, a new notice shall be required with respect to each material modification to such offer); (E) during such five business day period, if requested by OnCore, Tekmira engages in good faith negotiations with OnCore to amend the Merger Agreement in such a manner that the offer that was determined to constitute a Tekmira superior offer no longer constitutes a Tekmira superior offer; (F) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Tekmira superior offer (taking into account any changes to the terms of the Merger Agreement proposed by OnCore as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Tekmira Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Tekmira superior offer, a failure to make a Tekmira change in recommendation would be inconsistent with the fiduciary duties of the Tekmira Board under applicable law. Following a parent change in recommendation made or effected pursuant to this section, Tekmira may enter into an alternative agreement (as defined below); or

•

(A) other than (1) the development or circumstances contemplated by the preceding paragraph or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an acquisition proposal with respect to a Tekmira corporation or an acquisition inquiry with respect to a Tekmira corporation, a material development or change in circumstances occurs or arises after the date of the Merger Agreement that was neither known to the Tekmira Board or any executive officer nor reasonably foreseeable to the Tekmira Board or any executive officer of Tekmira as of the date of the Merger Agreement and does not relate to (x) events, changes or circumstances relating OnCore or any of its affiliates, (y) clearance of the merger under the antitrust laws or (z) the mere fact that Tekmira meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement (however, the underlying reasons for such events may constitute such material event, development or change in circumstances) (such material development or change in circumstances is referred to as an “intervening event”); (B) at least five business days prior to any meeting of the Tekmira Board at which the Tekmira Board will consider whether such intervening event requires the Tekmira Board to effect, or cause Tekmira to effect, a Tekmira change in recommendation, Tekmira provides OnCore with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five business day period, if requested by OnCore, Tekmira engages in good faith negotiations with OnCore to amend the Merger Agreement in such a manner that obviates the need for the Tekmira Board to effect, or cause Tekmira to effect, a Tekmira change in recommendation as a result of such intervening event; and (D) the Tekmira Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such intervening event, a failure to make a Tekmira change in recommendation would be inconsistent with the fiduciary duties of the Tekmira Board under applicable law.

•

(i) Nothing in the Merger Agreement under the section dealing with the Tekmira shareholders’ meeting will prohibit Tekmira from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Tekmira Board may determine (after consultation with outside counsel) that it or Tekmira, as applicable, is required to make under applicable law will constitute a violation of Merger Agreement; provided, however, that in any event the Tekmira Board shall not make a Tekmira change in recommendation except in accordance with the section dealing with the Tekmira shareholders’ meeting under the Merger Agreement. Any public disclosure or statement by a Tekmira corporation (or any of their respective representatives) relating to an acquisition proposal or acquisition inquiry or intervening event with respect to a Tekmira corporation (other than a ‘stop, look and listen’ communication) shall be deemed to be a Tekmira change in recommendation unless the Tekmira Board reaffirms the Tekmira Board recommendation in such disclosure or statement.

Under the Merger Agreement, “parent [Tekmira] board recommendation” means: a statement to the effect that the Tekmira Board has determined that the Merger Agreement and the merger are in the best interests of Tekmira and fair to its shareholders, and recommends that Tekmira shareholders vote to approve the issuance of Tekmira common shares in the merger at the Tekmira shareholders’ meeting.

Under the Merger Agreement, an “alternative agreement” means: a definitive agreement providing for the consummation of the transaction contemplated by the Tekmira superior offer to which such Tekmira change in recommendation relates provided that (i) the effectiveness of such agreement is conditioned on the termination of the Merger Agreement, (ii) none of Tekmira nor any of the other Tekmira corporations has any obligation or liability of any kind pursuant to such agreement prior to the termination of the Merger Agreement and the payment of the Tekmira termination fee, and (iii) such agreement automatically terminates without any further action by any party thereto and without any payment, penalty or other obligation or liability of any kind if and when the required Tekmira shareholder vote is obtained.

Conditions to Completion of the Merger

The Merger Agreement provides that Tekmira’s and Merger Sub’s obligations to complete the merger are subject to the following conditions:

•

certain of OnCore’s representations and warranties relating to OnCore’s capitalization, authority and binding nature of the Merger Agreement, inapplicability of Section 203 of the DGCL and other anti-takeover statutes, OnCore shareholder vote required to approve the merger and no broker fee payable in connection with the merger, or the specified representations, must be accurate in all material respects as of the date of the Merger Agreement and as of the completion of the merger;

•

OnCore’s other representations and warranties must be accurate in all respects as of the date of the Merger Agreement and as of the completion of the merger, disregarding all materiality qualifiers, except where the circumstances constituting inaccuracies in such representations and warranties have not had and could not reasonably be expected to have or result in, a material adverse effect with respect to OnCore;

•	OnCore must have complied with and performed in all material respects all of OnCore’s covenants and obligations under the Merger Agreement;

•

the approval of the Merger Agreement by the requisite vote of OnCore’s shareholders and the issuance of Tekmira common shares in the merger, the governance amendments (as defined below) to Tekmira’s Articles, and, if necessary, the adoption of the OnCore options and OnCore option plan each have been duly approved by the applicable required Tekmira shareholder vote (as defined below);

•	OnCore’s chief executive officer will have delivered a certificate confirming certain conditions have been satisfied;

•	no material adverse effect with respect to OnCore shall have occurred or could reasonably be expected to occur;

•	the expiration or termination of the waiting period under the HSR Act and Investment Canada Act;

•

any governmental authorization or other consent required to be obtained with respect to the merger under the HSR Act and Investment Canada Act or other legal requirement shall have been obtained and shall remain in full force and effect (other than any such governmental authorization or consent under other legal requirements, the failure to obtain which would not reasonably be expected to have a material adverse effect with respect to OnCore or a material adverse effect with respect to Tekmira);

•

the Tekmira common shares to be issued in the merger, including the Tekmira common shares to be issued upon (a) the exercise of assumed and converted OnCore options and (b) the vesting of assumed and converted OnCore restricted shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX. The TSX shall have approved of the contemplated transactions;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing consummation of the merger shall have been issued and remain in effect, and there shall not be any law enacted or deemed applicable to the merger that makes consummation of the merger, including the issuance of Tekmira common shares pursuant to the merger, illegal;

•	there is no pending or threatened legal proceeding in which a governmental body with jurisdiction over the parties is a party:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other contemplated transactions;

•

seeking to prohibit or limit in any material respect Tekmira’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•

relating to the merger or the contemplated transactions and that would reasonably be expected to materially adversely affect the right or ability of Tekmira to own any of the material assets or materially limit the operation of the business of any of the OnCore corporations;

•

seeking to compel any of the OnCore corporations, Tekmira or any subsidiary of Tekmira to dispose of or hold separate any material assets or material business as a result of the merger or any of the other contemplated transactions;

•

relating to the merger or the other contemplated transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Tekmira or any of the OnCore corporations;

•

OnCore shall have delivered to Tekmira a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in OnCore are not U.S. real property interests;

•

the issuance of Tekmira common shares issuable pursuant to the merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and Canadian securities laws;

•	OnCore shall have delivered to Tekmira the representation letters; and

•	the Information Sharing and Cooperation Agreement, dated December 22, 2014, between OnCore and Roivant shall have been terminated by the parties thereto.

Under the Merger Agreement, “governance amendment” means: the amendment to the articles of Tekmira, proposed to be adopted by Tekmira as at the Effective Time to (i) remove the right of the chair to a second or casting vote at a meeting of the Tekmira Board and (ii) to implement certain transitional governance matters as set out in Exhibit E to the Merger Agreement.

Under the Merger Agreement, “required parent [Tekmira] shareholder vote” means: the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act.

The Merger Agreement provides that OnCore’s obligations to complete the merger are subject to the following conditions:

•

certain of the representations and warranties of Tekmira and Merger Sub relating to the Certificate of Incorporation and Articles, capitalization, authority and binding nature of the Merger Agreement, inapplicability of anti-takeover statutes, Tekmira shareholder vote required to consummate the transactions in connection with the merger and Merger Sub shareholder vote to adopt the Merger Agreement or consummate the transactions contemplated thereby, the Lazard fairness opinion and no broker fee payable in connection with the merger, or the specified representations must be accurate as of the date of the Merger Agreement and as of the completion of the merger;

•

the other representations and warranties of Tekmira and Merger Sub shall be accurate in all respects as of the date of the Merger Agreement and as of the completion of the merger, disregarding all materiality qualifiers, except where circumstances constituting any inaccuracies in such representation and warranty have not had and could not reasonably be expected to have a material adverse effect on Tekmira’s or Merger Sub’s ability to complete the merger;

•	Tekmira and Merger Sub must have complied with and performed in all material respects all of Tekmira’s and Merger Sub’s covenants and obligations under the Merger Agreement;

•

the approval of the Merger Agreement by the requisite vote of Tekmira’s shareholders and the issuance of Tekmira common shares in the merger, the governance amendments to Tekmira’s Articles, and, if necessary, the adoption of the OnCore options and OnCore option plan each have been duly approved by the applicable required Tekmira shareholder vote and the Merger Agreement has been duly adopted by Tekmira as the sole shareholder of Merger Sub;

•	an executive officer of Tekmira will have delivered a certificate to OnCore conforming certain conditions have been satisfied;

•	no material adverse effect with respect to Tekmira shall have occurred or could reasonably be expected to occur;

•	the expiration or termination of the waiting period under the HSR Act and Investment Canada Act;

•

Any governmental authorization or other consent required to be obtained with respect to the merger under the HSR Act and Investment Canada Act or other legal requirement shall have been obtained and shall remain in full force and effect (other than any such governmental authorization or consent under other legal requirements, the failure to obtain which would not reasonably be expected to have a material adverse effect with respect to OnCore or a material adverse effect with respect to Tekmira);

•

the Tekmira common shares to be issued in the merger, including the Tekmira common shares to be issued upon (a) the exercise of assumed and converted OnCore options and (b) the vesting of assumed and converted OnCore restricted shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX and shall not be subject to any resale or escrow restrictions imposed by the TSX. The TSX shall have approved of the contemplated transactions, including the assumption of the OnCore options, OnCore option plan and OnCore restricted shares, and any amendments thereto required by the TSX shall not economically disadvantage the holders of the OnCore options or OnCore restricted shares;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing consummation of the merger shall have been issued and remain in effect, and there shall not be any law enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•	there is no pending or threatened legal proceeding in which a governmental body with jurisdiction over the parties is a party:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other contemplated transactions;

•

seeking to prohibit or limit in any material respect Tekmira’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•

that would reasonably be expected to materially and adversely affect the right or ability of Tekmira or any of the OnCore corporations to own any of the material assets or materially limit the operation of the business of any of the OnCore corporations;

•

seeking to compel any of the OnCore corporations, Tekmira or any subsidiary of Tekmira to dispose of or hold separate any material assets or material business as a result of the merger or any of the other contemplated transactions; or

•

relating to the merger or the other contemplated transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Tekmira or any of the OnCore corporations;

•

the issuance of Tekmira common shares issuable pursuant to the merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and the requirement to file a prospectus under Canadian Securities Laws;

•	the registration rights agreement shall be in full force and effect;

•	effective as of the Effective Time, the directors of Tekmira shall be:

•	Mark J. Murray, Ph.D., Chief Executive Officer (Tekmira designated director);

•	Daniel Kisner, Vice Chairman of the Board (Tekmira designated director);

•	Vivek Ramaswamy, Chairman of the Board (OnCore designated director); and

•	Keith Manchester (OnCore designated director);

•

OnCore shall have received a legal opinion, in a form satisfactory to OnCore, acting reasonably, executed by Farris, as to the matters set forth in Exhibit I to the Merger Agreement (subject to customary assumptions and qualifications).

Termination

The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by OnCore’s stockholders and whether before or after approval of the issuance of Tekmira common shares in the merger by Tekmira’s shareholders), as set forth below:

•	by mutual written consent of Tekmira and OnCore;

•	by either Tekmira or OnCore if:

•

the merger shall not have been consummated by May 11, 2015; provided, however, that a party shall not be permitted to terminate the Merger Agreement if the failure to consummate the merger by May 11, 2015 is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time;

•

a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•

Tekmira’s shareholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Tekmira’s shareholders shall have taken a final vote on the issuance of Tekmira common shares in the merger; and the issuance of Tekmira common shares in the merger shall not have been approved at the Tekmira shareholders’ meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable required Tekmira shareholder vote; provided, however, that a party shall not be permitted to terminate the Merger Agreement if the failure to have the issuance of Tekmira common shares in the merger approved by the applicable required Tekmira shareholder vote is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time;

•	by OnCore if:

•	a Tekmira triggering event (as defined below) shall have occurred (at any time prior to the approval of the issuance of Tekmira common shares in the merger by the required Tekmira shareholder vote);

•

the representations and warranties made by Tekmira were inaccurate as of the date of the Merger Agreement or become inaccurate subsequent thereto so that the closing conditions discussed above would not be satisfied; or any of Tekmira’s covenants or obligations in the Merger Agreement have been breached; provided, however, if such inaccuracy or breach is curable, Tekmira will have 30 days to cure such inaccuracy or breach;

•	an HBV Material Adverse Event (as defined below) has occurred.

•	by Tekmira if:

•

OnCore’s representations and warranties were inaccurate as of the date of the Merger Agreement or become inaccurate subsequent thereto so that the closing conditions discussed above would not be satisfied; or

•

any of OnCore’s covenants or obligations in the Merger Agreement have been breached so that the closing condition discussed above would not be satisfied; provided, however, in each of these instances if such inaccuracy or breach is curable, OnCore shall have 30 days to cure such inaccuracy or breach;

Under the Merger Agreement, “parent [Tekmira] triggering event” shall be deemed to have occurred if:

•	the Tekmira Board shall have failed to recommend that Tekmira’s stockholders vote to approve the issuance of Tekmira common shares in the merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to OnCore the Tekmira Board recommendation, including a Tekmira change in recommendation (as defined below);

•

Tekmira shall have failed to include in the proxy statement/circular the Tekmira Board recommendation and a statement to the effect that the Tekmira Board has determined that the Merger Agreement and the merger are in the best interests of Tekmira and fair to its shareholders;

•

the Tekmira Board fails to publicly reaffirm the Tekmira Board recommendation, or fails to publicly reaffirm its determination that the Merger Agreement and the merger are in the best interests of Tekmira and fair to its shareholders, within five business days after OnCore requests in writing that such recommendation or determination be reaffirmed, provided that OnCore has a reasonable basis for making such request;

•	the Tekmira Board shall have approved, endorsed or recommended any acquisition proposal (other than any confidentiality agreement);

•	Tekmira shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal including any alternative agreement;

•

a tender or exchange offer relating to securities of Tekmira shall have been commenced and Tekmira shall not have publicly announced, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Tekmira recommends rejection of such tender or exchange offer;

•

an acquisition proposal with respect to a Tekmira corporation is publicly announced, and Tekmira fails to issue a press release announcing its opposition to such acquisition proposal within five business days after such acquisition proposal is announced; or

•	Tekmira shall have breached, or shall have been deemed to have breached the non-solicitation obligations under the Merger Agreement.

Under the Merger Agreement, “HBV material adverse event” means: (i) the occurrence of any event or condition which would be expected to delay the first human subject from receiving TKM-HBV in Canada until after June 30, 2015, or (ii) the TKM-HBV Clinical Trial Authorization is canceled in its entirety by Health Canada, or the TKM-HBV phase 1 clinical trial is otherwise terminated.

Termination Fee

Fee payable by Tekmira

Pursuant to the Merger Agreement and except as set forth therein, all fees and expenses incurred in connection with the Merger Agreement and the contemplated transactions shall be paid by the party incurring such expenses, whether or not the merger is consummated; provided, however, that Tekmira and OnCore shall share equally all out-of-pocket fees and expenses, other than accountants’ and attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the proxy statement/circular and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under the HSR Act.

If the Merger Agreement is terminated:

•	by OnCore in the event that:

•

(i) Tekmira’s shareholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Tekmira’s shareholders shall have taken a final vote on the issuance of Tekmira common shares in the merger; and (ii) the issuance of Tekmira common shares in the merger shall not have been approved at the Tekmira shareholders’ meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable required Tekmira shareholder vote; or

•	a Tekmira Triggering Event shall have occurred;

•	by Tekmira in the event that:

•	the merger was not consummated by May 11, 2015 following a Tekmira change in recommendation, or

•

Tekmira’s shareholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Tekmira’s shareholders shall have taken a final vote on the issuance of Tekmira common shares in the merger; and (ii) the issuance of Tekmira common shares in the merger shall not have been approved at the Tekmira shareholders’ meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable required Tekmira shareholder vote, following a Tekmira Change in Recommendation;

•

by either OnCore or Tekmira because the merger was not consummated by May 11, 2015 if the Tekmira shareholders’ meeting has not been held prior to May 11, 2015 and the failure to hold the Tekmira shareholder’s meeting is not attributable to a failure on the part of OnCore to perform any covenant or obligation of the Merger Agreement by the time OnCore is required to perform such covenant or obligation, then Tekmira shall pay to OnCore, in cash, a nonrefundable fee in the amount of $12,000,000; provided, however, that, if there has been (a) no acquisition proposal made or proposed for any of the Tekmira corporations prior to the time of the Tekmira shareholders’ meeting that has become publicly known and (b) no Tekmira change in recommendation, then in the case of a termination by OnCore because:

•

(i) Tekmira’s shareholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Tekmira’s shareholders shall have taken a final vote on the issuance of Tekmira common shares in the merger; and

•

(ii) the issuance of Tekmira common shares in the merger shall not have been approved at the Tekmira shareholders’ meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable required Tekmira shareholder vote, then the Tekmira termination fee shall be $5,000,000.

The Tekmira termination fee shall be paid as follows: in the case of termination by Tekmira pursuant to the preceding sentence, simultaneously with Tekmira’s termination of the Merger Agreement and in the case of termination by OnCore pursuant to the preceding sentence, within two business days after termination of the Merger Agreement.

Fee payable by OnCore

The Merger Agreement does not provide for any circumstances under which OnCore would be required to pay to Tekmira a termination fee.

Amendment

The Merger Agreement may be amended with the approval of the respective OnCore board and Tekmira Board at any time (whether before or after the adoption of the Merger Agreement by OnCore’s stockholders and whether before or after approval of the issuance of Tekmira common shares in the merger by Tekmira’s shareholders); provided, however, that:

•

after any such adoption of the Merger Agreement by OnCore’s stockholders, no amendment shall be made which by applicable legal requirements requires further approval of the stockholders of OnCore without the further approval of such stockholders; and

•

after any such approval of the issuance of Tekmira common shares in the merger by Tekmira’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ or the TSX requires further approval of Tekmira’s shareholders without the further approval of such shareholders.

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties under the Merger Agreement.

VOTING AGREEMENTS

Pursuant to the Merger Agreement, certain of Tekmira’s shareholders entered into Voting Agreements with OnCore, collectively, the Tekmira Shareholder Voting Agreements, pursuant to which they agreed, among other things, to vote their Tekmira common shares for (i) the adoption of the Merger Agreement, including all actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; (ii) against any alternative proposal and against any action or agreement that would frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Tekmira or any subsidiary of Tekmira; (B) any sale, lease or transfer of a material amount of assets of the Tekmira or any subsidiary of Tekmira; (C) any reorganization, recapitalization, dissolution or liquidation of Tekmira or any subsidiary of Tekmira; (D) any change in a majority of the Tekmira Board; (E) any amendment to Tekmira’s constating documents; (F) any material change in the capitalization of Tekmira or Tekmira’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement or the Tekmira Shareholder Voting Agreement.

The Tekmira Shareholder Voting Agreements will terminate upon, among other things, the date the Merger Agreement is terminated. A copy of the form of the Tekmira Shareholder Voting Agreements is attached as Annex D to this proxy statement/circular.

OTHER AGREEMENTS

Registration Rights Agreement

The Tekmira common shares issuable in the merger have not been, and as of the Effective Time of the merger, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pursuant to the Merger Agreement, Tekmira has entered into a Registration Rights Agreement, or Registration Rights Agreement, with certain of the stockholders of OnCore, or the Sellers. The Registration Rights Agreement requires Tekmira, after the Effective Time of the merger, to file a resale registration statement with the SEC registering for resale (i) the Tekmira common shares issuable to such Sellers in connection with the merger, or the Merger Stock, and (ii) any additional Tekmira common shares issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, any Merger Stock. Tekmira has agreed to cause the registration statement to be declared effective on or prior to the date that any Sellers may sell or dispose of his Merger Stock under the terms of the Sellers’ respective Lock-Up Agreements (as discussed below). Additionally, the Sellers will have certain customary demand and piggy-back registration rights, subject to certain underwriter cutbacks. Under the Registration Rights Agreement, Tekmira will generally pay for the registration expenses (excluding underwriting discounts and commissions), and each party will have customary indemnification obligations to the other parties. A copy of the form of this Registration Rights Agreement is attached as Annex E to this proxy statement/circular.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, Roivant Sciences Ltd., a Bermuda exempt company, which is the largest stockholder of OnCore, or Roivant, certain other stockholders of OnCore, or OnCore Parties, and certain directors, officers and shareholders of Tekmira, or the Tekmira Parties, have entered into lock-up agreements with Tekmira, or collectively, the Lock-Up Agreements.

Pursuant to the terms of the Lock-Up Agreements, Roivant and the OnCore Parties have agreed, subject to certain exceptions, not to sell or otherwise dispose of any of their respective Tekmira common shares (including any shares of Merger Stock received by them) for a period of 27 months following the Effective Time; provided that (i) an aggregate of 25% of their respective shares will be released after 9 months following the Effective Time, (ii) an additional aggregate of 10% of their respective shares will be released in each of the subsequent five quarters thereafter and (iii) the remaining aggregate of 25% of their respective shares will be released after 27 months from the Effective Time. Additionally, the Lock-Up Agreement between Roivant and Tekmira, or the Roivant Lock-Up, provides that upon certain material breaches of the Governance Agreement (as discussed below) by Tekmira that remain uncured after thirty (30) days, all shares subject to the Roivant Lock-Up will be released from the provisions of the Roivant Lock-Up.

Pursuant to the terms of the Lock-Up Agreement, the Tekmira Parties have agreed, subject to certain exceptions, to not sell or otherwise dispose of such Tekmira common shares for a period of 27 months following the Effective Time; provided that (i) an aggregate of 25% of such of their respective shares will be released after 9 months following the Effective Time, (ii) an aggregate of 10% of such of their respective shares will be released in each of the subsequent five quarters thereafter and (iii) an aggregate of 25% of such of their respective shares will be released after 27 months from the Effective Time.

A copy of the forms of Lock-up Agreement for each of Roivant, OnCore Parties and Tekmira Parties are attached as Annex F to this proxy statement/circular.

Governance Agreement

Pursuant to the Merger Agreement, Tekmira and Roivant entered into a Governance Agreement, or the Governance Agreement, relating to the composition of Tekmira’s Board and certain other corporate governance matters. In connection with the Governance Agreement, Tekmira shall amend its articles of incorporation, or the Amendment, to be effective as of the Effective Time, which such Amendment shall provide Roivant the right to designate one (1) director to Tekmira’s Board for so long as Roivant has “beneficial ownership” (as defined pursuant Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or exercises control or direction over not less than 10% of Tekmira’s outstanding common shares and the right to designate up to two (2) directors to Tekmira’s Board for so long as Roivant has “beneficial ownership” or exercises control or direction over not less than 20% of Tekmira’s outstanding common shares, in each case subject to certain nomination procedures.

For so long as Roivant has the right to designate at least one (1) director to Tekmira’s Board pursuant to the Amendment, the Amendment will require that the number of directors of Tekmira’s Board will not exceed seven (7) directors without the prior written consent of Roivant. Additionally, the Amendment will provide that certain actions by Tekmira will require a supermajority vote of at least 70% of Tekmira’s Board. The matters that require a supermajority approval of the combined company Board include: director nominations and appointments; equity financings over certain thresholds; significant asset sales; mergers, reorganizations and other business combinations; the termination of certain R&D or commercialization efforts; the incurrence of indebtedness of third party guarantees over certain thresholds; and any proposed amendments to Tekmira’s articles. The preceding is a summary only, and is qualified in its entirety by the full text of the supermajority matters in the “Amendment to Tekmira Articles” attached as Annex C to the proxy statement/circular.

Roivant’s director designation rights and the supermajority board voting requirements will be effective upon the Effective Time and will expire upon the earlier of (i) 36 months from the Effective Time and (ii) when Roivant has “beneficial ownership” or exercises control or direction over less than 10% of Tekmira’s outstanding common shares.

The Governance Agreement also provides that from and after the Effective Time and until the earlier of (i) 36 months from the Effective Time and (ii) when Roivant no longer has the right to designate one or more directors to Tekmira’s Board pursuant to the terms of the Amendment, or the Governance Period, Tekmira will put forward for nomination and election at each meeting of Tekmira’s shareholders for the election of directors Roivant’s director designees and Roivant shall vote in favor of all such director nominees put forward by Tekmira for election to the Board and shall vote against the election of any person nominated by anyone other than Tekmira’s Board. The Governance Agreement also subjects Roivant to certain obligations of confidentiality during the Governance Period with respect to Tekmira’s confidential information. Additionally, the Governance Agreement requires that throughout the Governance Period, Tekmira shall use its reasonable efforts to avoid, in respect of any taxable year, being treated as a passive foreign investment company within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended.

A copy of the form of this Governance Agreement is attached as Annex G to this proxy statement/circular.

Standstill Agreement

Pursuant to the Merger Agreement, Tekmira and Roivant entered into a standstill agreement, or the Standstill Agreement. Under the terms of the Standstill Agreement, Roivant has agreed that, until the earlier of (i) three years after the Effective Date of the Merger and (ii) such time as Roivant no longer has the right to nominate at least one director to Tekmira’s Board pursuant to the terms of the Governance Agreement, Roivant shall not acquire, offer to acquire, or agree to acquire ownership of any additional common shares of Tekmira, or take certain other actions related to the calling of meetings, proxies, proposals and other actions of the shareholders of Tekmira.

A copy of the form of this Standstill Agreement is attached as Annex H to this proxy statement/circular.

DESCRIPTION OF SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER

Authorized Capital

Tekmira’s authorized share capital consists of an unlimited number of common shares without par value, of which 22,455,669 were issued and outstanding as at January 28, 2015, and an unlimited number of preferred shares without par value, of which none were issued and outstanding as at January 28, 2015. None of our common shares are held by us or on behalf of us.

Common Shares

The holders of our common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive on a pro-rata basis such dividends as our Board may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our common shares carry no pre-emptive or conversion rights.

For a description of the rights of the holders of Tekmira common shares, please see Tekmira’s Annual Report on Form 10-K for the year ended December 31, 2013 and the full text of Tekmira’s Articles and Notice of Articles attached thereto, which are incorporated herein by reference.

Shares Issuable in Connection with the Merger

Tekmira estimates that up to 24,289,468 new common shares of Tekmira will be issued to OnCore’s existing shareholders in connection with the merger (24,041,549 shares in connection with the number of shares of common stock of OnCore currently outstanding and 247,919 shares in connection with the maximum number of shares of OnCore common stock issuable in connection with the exercise of outstanding options). Assuming the merger closed on January 28, 2015, and based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, each outstanding share of OnCore common stock will be converted into 1.066 Tekmira common shares at the completion of the merger and each option to purchase one share of OnCore common stock will be converted into an option to purchase 1.066 Tekmira common shares at the completion of the merger.

MANAGEMENT OF THE COMBINED COMPANY

The Board of the combined company will consist of seven directors. Vivek Ramaswamy will serve as Chairman of the Board, Daniel Kisner, M.D., will serve as Vice Chairman of the Board, and Mark J. Murray, Ph.D. Keith Manchester, Frank Karbe, and William T. Symonds, Pharm.D. will also serve on the Board. The final director will be agreed upon by Tekmira and OnCore.

Following the merger, the combined company’s management team will include Mark J. Murray, Ph.D., Chief Executive Officer; Patrick T. Higgins, President and Chief Operating Officer; Bruce Cousins, Executive Vice-President and Chief Financial Officer; Michael J. Sofia, Ph.D., Chief Scientific Officer; Mark Kowalski, M.D., Ph.D., Senior Vice-President and Chief Medical Officer; and Michael J. Abrams, Ph.D., Executive Vice-President and Chief Discovery Officer. William T. Symonds, Pharm.D, who led the clinical development of sofosbuvir for the treatment of HCV infection at Pharmasset and later Gilead Sciences, Inc., will be Chief Development Officer and lead the clinical development of the portfolio.

The following table lists the names and ages as of February 4, 2015 and positions of the individuals who are expected to serve as executive officers, directors or key employees of the combined company upon completion of the merger:

Name	Age	Position
Vivek Ramaswamy	29	Chairman of the Board, Director
Daniel Kisner, M.D.	67	Vice Chairman of the Board, Director
Frank Karbe	46	Director
Keith Manchester, M.D.	46	Director
Mark J. Murray, Ph.D.	65	Chief Executive Officer, Director
William T. Symonds, Pharm.D.	47	Chief Development Officer, Director
Patrick T. Higgins	57	President and Chief Operating Officer
Bruce Cousins, C.A.	53	Executive Vice-President and Chief Financial Officer
Michael J. Sofia, Ph.D.	56	Chief Scientific Officer
Mark Kowalski, M.D., Ph.D.	59	Senior Vice-President and Chief Medical Officer
Michael J. Abrams, Ph.D.	57	Executive Vice-President and Chief Discovery Officer

Executive Officers

Mark J. Murray, Ph.D., Chief Executive Officer and Director. Dr. Murray has served as our President, Chief Executive Officer and Director since May 2008 when Tekmira and Protiva merged. Previously, he was the President and CEO and founder of Protiva since its inception in 2000. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry. Dr. Murray has held senior management positions at ZymoGenetics and Xcyte Therapies. Since entering the biotechnology industry Dr. Murray has successfully completed numerous and varied partnering deals, directed successful product development programs, been responsible for strategic planning programs, raised venture capital, and executed extensive business development initiatives in the U.S., Europe and Asia. Dr. Murray obtained his Ph.D. in Biochemistry from the University of Oregon Health Sciences University and was a Damon Runyon-Walter Winchell post-doctoral research fellow for three years at the Massachusetts Institute of Technology.

William T. Symonds, Pharm.D., Chief Development Officer and Director. Dr. Symonds has served as a director of OnCore since August 2014 and as its Senior Advisor since November 2014. Dr. Symonds is currently the Senior Vice-President of Clinical Research at Roivant Sciences, Inc., a drug development and commercialization company that is wholly owned by Roivant, a position that he has held since May 2014. Prior to that, Dr. Symonds served as Vice-President, Liver Disease Therapeutic Area at Gilead Sciences, Inc. from February 2012 until April 2014, and was the Senior Vice-President, Clinical Pharmacology and Translational Medicine at Pharmasset, Inc. from 2007 to January 2012. From 1993 to 2007, Dr. Symonds held various positions of increasing responsibility at GlaxoSmithKline, most recently as Director, Antiviral Clinical Pharmacology and Discovery Medicine. Dr. Symonds received his Doctor of Pharmacy degree from Campbell University and completed a fellowship in clinical pharmacokinetics at the Clinical Pharmacokinetics Laboratory in Buffalo, New York.

Patrick T. Higgins, President and Chief Operating Officer. Mr. Higgins is a co-founder of OnCore and has served as a member of its board of directors since its inception in May 2012 and as its Chief Executive Officer since July 2014. Mr. Higgins previously served as Executive Vice-President, Marketing and Sales of Pharmasset, Inc., a specialty pharmaceutical company, from 2007 to January 2012 and was a consultant to Pharmasset from 2006 to 2007. From 1995 to 2006, Mr. Higgins was the Vice-President, Sales and Marketing, Virology at Hoffmann-LaRoche, a pharmaceutical company. Mr. Higgins received his B.A. degree from Villanova University and his M.B.A. degree from Seton Hall University.

Bruce Cousins, C.A., Executive Vice-President and Chief Financial Officer. Mr. Bruce Cousins has served as our Executive Vice-President and Chief Financial Officer since October 2013. Mr. Cousins has over 22 years of experience both working for multi-million dollar companies and leading start-ups through to successful completion of their strategic growth plans. In 2004, Mr. Cousins joined Aspreva Pharmaceuticals and led its highly successful IPO. In 2008, he played a key leadership role in the eventual sale of Aspreva in a $915 million all-cash transaction. Prior to joining Aspreva, Mr. Cousins spent 14 years with Johnson & Johnson (J&J) working in operations and finance, both domestically and internationally. Prior to the pharmaceutical industry, Mr. Cousins was a chartered accountant with Deloitte & Touche. More recently, Mr. Cousins has held senior roles in the renewable energy sector, and from 2011 to 2013 he was Chief Executive Officer of Carmanah Technologies Corporation, a TSX-listed company. Mr. Cousins completed a Bachelor of Commerce degree from McMaster University in 1987 and received a Chartered Accountant designation in 1989.

Michael J. Sofia, Ph.D., Chief Scientific Officer. Dr. Sofia is a co-founder of OnCore and has served as its Chief Scientific Officer and Head of Research and Development since July 2014. He previously served as President and a member of its board of directors from May 2012 to August 2014. Since April 2012, Dr. Sofia has been a professor at the Baruch S. Blumberg Institute and since March 2013, Dr. Sofia has been an adjunct professor at the Drexel University School of Medicine. Previously, Dr. Sofia was the Senior Vice-President, Chemistry, Site Head and then Senior Advisor at Gilead Sciences, Inc. from January 2012 to December 2012. Prior to that, Dr. Sofia was the Senior Vice-President, Chemistry at Pharmasset, Inc. from August 2005 to January 2012. From 1999 to 2005, Dr. Sofia served as a Group Director, New Leads Chemistry at Bristol-Myers Squibb. From 1993 to 1999, Dr. Sofia established and directed the research programs at Transcell Technologies, first as Director of Chemistry and then as Vice-President of Research. Dr. Sofia received his B.A. degree from Cornell University, his Ph.D. degree from the University of Illinois at Urbana-Champaign and was an NIH postdoctoral fellow at Columbia University.

Mark Kowalski, M.D., Ph.D., Senior Vice-President and Chief Medical Officer. Dr. Mark Kowalski has served as our Chief Medical Officer (CMO) and Senior Vice-President since August 2013. Dr. Kowalski has extensive experience in Phase I through Phase IV drug development and clinical trials in a wide variety of therapeutic areas including oncology, urology, infectious diseases, analgesia, allergy, rheumatology and cardiovascular diseases. His experience also includes basic scientific research on the molecular biology of HIV as well as clinical practice in internal medicine. Prior to joining Tekmira, Dr. Kowalski worked in the oncology and inflammation therapeutic area at Gilead Sciences, Inc., following Gilead’s $510-million acquisition of YM BioSciences Inc. Previously, Dr. Kowalski had been CMO and Vice-President of Regulatory Affairs at YM BioSciences Inc. Dr. Kowalski’s experience also encompasses being the CMO and Vice-President of Medical/Regulatory Affairs at Viventia Biotechnologies Inc. Prior to Viventia, he was the Senior Director of Medical Affairs at AAIPharma Inc. Dr. Kowalski holds a B.A. from Rutgers University and an M.D. and Ph.D. from the University of Kansas School of Medicine. He completed his postgraduate training in internal medicine and infectious diseases at Duke University and Harvard Medical School.

Michael J. Abrams, Ph.D., Executive Vice-President and Chief Discovery Officer. Dr. Michael Abrams has served as our Executive Vice-President and Chief Discovery Officer since January 2014. Prior to joining Tekmira, Dr. Abrams was Chief Innovation Officer and Vice-President, Research and Development at CDRD Ventures Inc. Previously, Dr. Abrams was President and Chief Executive Officer (CEO) of Inimex. He was the founding CEO of AnorMED, Inc., the company that discovered and developed Mozobil, a drug for improving stem cell mobilization for patients undergoing stem cell transplantation. Mozobil was approved by the FDA in 2008 and AnorMED was acquired by Genzyme Corporation in 2006 for $580 million. Previously, Dr. Abrams was a Biomedical Research Manager for Johnson Matthey, plc., where he led the spin-off of the biomedical research group to form AnorMED. From 2009 to 2013, Dr. Abrams served as Board Chairman of Indel Therapeutics. Dr. Abrams has a Ph.D. in Chemistry from the Massachusetts Institute of Technology and a B.A. in Chemistry from Bowdoin College. In 2009, he was a co-recipient of the Georg Charles de Hevesy Nuclear Pioneer Award from the Society of Nuclear Medicine for his work in the invention of the radiopharmaceutical, Cardiolite.

Non-Employee Directors

Vivek Ramaswamy, Chairman. Mr. Ramaswamy has served as a director of OnCore since August 2014. Mr. Ramaswamy is currently the President and Chief Executive Officer of Roivant Sciences, Inc., a drug development and commercialization company that is wholly owned by Roivant, a position he has held since May 2014. From August 2007 to May 2014, Mr. Ramaswamy was a member of the investment team at QVT Financial LP. In addition, in 2007 Mr. Ramaswamy co-founded and served as the President of Campus Venture Network, a technology company that was acquired in 2009. Mr. Ramaswamy received his A.B. degree, summa cum laude, in Biology from Harvard College and a J.D. degree from Yale Law School.

Daniel Kisner, M.D., Vice-Chairman. Dr. Kisner has served as the Chairman of our Board since January 2010. Dr. Kisner is currently an independent consultant. From 2003 until December 2010, Dr. Kisner was a Partner at Aberdare Ventures. Prior to Aberdare, Dr. Kisner served as President and CEO of Caliper Technologies, a leader in microfluidic lab-on-a-chip technology. He led Caliper from a technology-focused start up to a publicly traded, commercially oriented organization. Prior to Caliper, he was President and COO of Isis Pharmaceuticals, Inc. Previously, Dr. Kisner was Division VP of Pharmaceutical Development for Abbott Laboratories and VP of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

Frank Karbe. Mr. Karbe has served as a Tekmira director since January 2010. Mr. Karbe was formerly the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a NASDAQ-listed biotechnology company. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers and acquisitions in the biotechnology industry. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom-Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Keith Manchester, M.D. Dr. Manchester has served as a director of OnCore since November 2014. Dr. Manchester has served as a Managing Director and Head of Life Sciences for QVT Financial LP, an investment firm, since 2005, focusing on both publicly traded and privately owned life sciences companies. Prior to joining QVT Financial, Dr. Manchester was Vice-President of Business Development from 2002 to 2004 and Director of Business Development from 2000 to 2002 at Applied Molecular Evolution, Inc., a biotechnology company. From 1999 to 2000, Dr. Manchester was an associate at Vestar Capital Partners, a private equity firm. From 1997 to 1999, Dr. Manchester was an investment banker in the healthcare group at Goldman, Sachs & Co. Dr. Manchester received his A.B. degree from Harvard College and his M.D. degree from Harvard Medical School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TEKMIRA

The table below sets forth certain information with respect to beneficial ownership of our common shares as of the record date of the special meeting of shareholders, by:

•	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common shares;

•	each of our executive officers and directors; and

•	all of our officers and directors as a group.

Percentages are computed using a denominator of 22,455,669 shares of common shares outstanding as at January 28, 2015, which does not reflect the issuance of common shares to stockholders of OnCore in connection with the proposed merger.

Name and address of Beneficial Owner(1)	Number of Common Shares	+	Number of Warrants(2)	+	Number of Shares Acquirable within 60 days(3)	=	Total Beneficial Ownership	Percentage of Common Shares Ownership Beneficially Owned(4)
Holders of more than 5% of our common stock
Falcon Edge Capital, LP	2,221,000		—		—		2,221,000	9.89%
RA Capital Management, LLC	2,214,800		—		—		2,214,800	9.86%
Franklin Resources, Inc.	2,022,400		—		—		2,022,400	9.01%
Steven T. Newby	1,206,000		—		—		1,206,000	5.37%

Directors and Named Officers
Daniel Kisner	12,500		6,250		42,500		61,250	*
Richard Henriques	—		—		—		—	*
Donald Jewell	484,665		90,000		42,500		617,165	2.73%
Frank Karbe	5,000		2,500		37,500		45,000	*
Peggy Phillips	10,000		—		7,500		17,500	*
Mark Murray	64,961		10,000		440,185		515,146	2.25%
Michael Abrams	10,875		2,500		99,167		112,542	*
Bruce Cousins	—		—		75,000		75,000	*
Mark Kowalski	—		—		37,500		37,500	*
Peter Lutwyche	38,758		2,500		81,000		122,258	*
All directors and current executive officers as a group (10 persons)	626,759		113,750		862,852		1,603,361	6.84%

Notes:

*	Less than 1% of our outstanding common stock.
(1)

Unless otherwise indicated, the address of each stockholder is c/o Tekmira Pharmaceuticals Corp.; 100-8900 Glenlyon Parkway, Burnaby BC, V5J 5J8. The address of Falcon Edge Capital, LP is 660 Madison Avenue, 19th Floor, New York, NY 10065, United States of America. The address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of Steven T. Newby is 12716 Split Creek Court, North Potomac, MD, 20878.

(2)	These warrants were acquired through participation in Tekmira’s June 2011 public share offering and/or Tekmira’s February 2012 private placement.
(3)	Reflects shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after January 28, 2015.
(4)

Based on 22,455,669 common shares issued and outstanding, as of January 28, 2015. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of January 28, 2015, are deemed outstanding for computing the percentage of the common stock beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage of any other person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ONCORE

The table below sets forth certain information with respect to beneficial ownership of capital stock of OnCore as of January 30, 2015, by:

•	persons known by OnCore to be the beneficial owners of more than five percent (5%) of OnCore issued and outstanding capital stock;

•	each of its executive officers and directors; and

•	all of its officers and directors as a group.

Percentages are computed using a denominator of 22,111,514 shares of capital stock outstanding as at January 30, 2015, assuming the conversion of all outstanding shares of Series R preferred stock as of that date, without giving effect to accumulated dividends.

Name and address of Beneficial Owner (1)	Number of Preferred Shares	Number of Common Shares	Number of Shares Acquirable within 60 days		Percentage Beneficially Owned On a Fully Diluted Basis
Holders of more than 5% of OnCore capital stock
Roivant Sciences Ltd.(3)	14,616,678	—	515,787	(2)	66.9%

Directors and Named Officers
Bryce A. Roberts	163,791	1,500,000	1,912	(2)	7.5%
Michael Sofia	163,791	1,500,000	1,912	(2)	7.5%
Patrick Higgins	163,791	1,500,000	1,912	(2)	7.5%
Michael McElhaugh	163,791	1,500,000	1,912	(2)	7.5%
Vivek Ramaswamy(4)	—	54,530	—		*
William Symonds	—	254,530	—		1.2%
Keith Manchester(5)	—	—	54,530	(7)	*
P. Schaefer Price	—	—	54,530	(7)	*
All directors and current executive officers as a group (8 persons)(6)	655,164	6,309,060	116,708		32.0%

Notes:

*	Less than 1% of OnCore’s outstanding common stock.
(1)	Unless otherwise indicated, the address of each stockholder is c/o OnCore Biopharma, Inc., 3805 Old Easton Road, Doylestown, PA 18902.
(2)	Represents additional shares of common stock issuable upon satisfaction of accrued dividends on shares of preferred stock through March 31, 2015, which is 60 days after January 30, 2015.
(3)	Voting and dispositive decisions of Roivant are made collectively by Roivant’s board of directors, which consists of Vivek Ramaswamy, Ilan Oren and Keith Manchester, M.D.
(4)	Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Vivek Ramaswamy shares voting and investment power.
(5)	Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Keith Manchester shares voting and investment power.
(6)	Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Keith Manchester and Vivek Ramaswamy are among those whom share voting and investment power.
(7)	Represents additional shares of common stock issuable upon the exercise of stock options exercisable within 60 days of January 30, 2015.

PRINCIPAL SHAREHOLDERS OF THE COMBINED COMPANY

Upon completion of the merger, Tekmira security holders will own 50% of the outstanding equity of the combined company, and OnCore security holders will own 50% of the outstanding equity of the combined company, calculated immediately prior to the effective time of the merger on a fully-diluted and as-converted basis using the “treasury stock method”.

The exact number of Tekmira shares to be issued pursuant to the Merger Agreement will not be known until the effective time of the merger. However, assuming that the closing of the merger occurred on January 28, 2015, then, based on the closing price of Tekmira common shares on the NASDAQ and the number of outstanding securities of each of Tekmira and OnCore on January 28, 2015, Tekmira and OnCore security holders would own, following the closing of the merger, approximately (i) 48.3% and 51.7%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a non-diluted basis, and (ii) 50% and 50%, respectively, of the issued and outstanding common shares of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

The table below sets forth certain information with respect to the pro forma beneficial ownership of capital stock of Tekmira after the consummation of the transaction, by:

•	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common shares;

•	each of our executive officers and directors; and

•	all of our officers and directors as a group.

Percentages are computed using a denominator of 46,497,218 common shares outstanding, which reflects the issuance of 24,041,549 common shares of Tekmira to stockholders of OnCore in connection with the proposed merger.

Name and address of Beneficial Owner(1)		Number of Common Shares	+	Number of Warrants(3)	+	Number of Shares Acquirable within 60 days(4)	=	Total Beneficial Ownership	Percentage of Common Stock Ownership Beneficially Owned(5)
Holders of more than 5% of our common stock
Roivant Sciences Ltd.(2)	OnCore	16,165,340		—		—		16,165,340	34.77%

Directors and Named Officers
Daniel Kisner	TKM	12,500		6,250		42,500		61,250	*
Frank Karbe	TKM	5,000		2,500		37,500		45,000	*
Mark Murray	TKM	64,961		10,000		440,185		515,146	1.10%
Michael Abrams	TKM	10,875		2,500		99,167		112,542	*
Bruce Cousins	TKM	—		—		75,000		75,000	*
Mark Kowalski	TKM	—		—		37,500		37,500	*
Michael Sofia	OnCore	1,774,392		—		—		1,774,392	3.82%
Patrick Higgins	OnCore	1,774,392		—		—		1,774,392	3.82%
Vivek Ramaswamy	OnCore	58,114		—		—		58,114	*
William Symonds	OnCore	271,261		—		—		271,261	*
Keith Manchester	OnCore	—		—		58,114		58,114	*

All directors and current executive officers as a group (11 persons)		3,971,496		21,250		789,966		4,782,712	10.11%

Notes:

*	Less than 1% of our outstanding common stock.
(1)

Unless otherwise indicated, the address of each stockholder is c/o Tekmira Pharmaceuticals Corp.; 100-8900 Glenlyon Parkway, Burnaby BC, V5J 5J8. The address of Roivant is c/o Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda.

(2)

Voting and dispositive decisions of Roivant are made collectively by Roivant’s board of directors, which consists of Vivek Ramaswamy, one of our directors, Ihan Oren and Keith Manchester, M.D., one of our directors.

(3)	These warrants were acquired through participation in Tekmira’s June 2011 public share offering and/or Tekmira’s February 2012 private placement.
(4)	Reflects shares issuable upon the exercise of stock options that are exercisable or will become exercisable within 60 days after January 28, 2015.
(5)

Based on a pro forma calculation of 46,497,218 common shares issued and outstanding, assuming that the closing of the merger occurred on January 28, 2015. Common shares subject to options currently exercisable, or exercisable within 60 days of January 28, 2015 are deemed outstanding for computing the percentage of the common shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage of any other person.

RELATED PARTY TRANSACTIONS

Tekmira Transactions

Tekmira has not entered into any related party transactions with any executive officer, director or affiliate of Tekmira during the past two fiscal years.

OnCore Transactions

OnCore has not entered into any related party transactions during the past two fiscal years except as described in this proxy statement/circular.

ONCORE BIOPHARMA, INC.

Information Concerning OnCore

The information concerning OnCore Biopharma, Inc., or OnCore, contained in this “ONCORE BIOPHARMA, INC.” section and the section “RISK FACTORS — Risks Related to OnCore” has been provided by OnCore. OnCore is responsible for providing all information regarding OnCore and its past, present or future operations, affairs, business or strategic plans.

The following describes the business of OnCore and should be read in conjunction with its financial statements starting on page FS-1 of this proxy statement/circular. Except as specifically described otherwise, the following disclosure describes OnCore and its business prior to and without taking into account the proposed merger. For information regarding OnCore and Tekmira on completion of the merger see the section of the proxy statement/circular titled “MANAGEMENT OF THE COMBINED COMPANY” and “THE COMBINED COMPANY”.

Unless the context otherwise requires, all references in this proxy statement/circular to “OnCore” means OnCore and any subsidiaries of OnCore, taken together. Unless the context otherwise requires, all reference in this “ONCORE BIOPHARMA, INC.” section to the terms “OnCore,” “we,” “us,” and “our,” refer to OnCore.

Summary

Overview of OnCore

OnCore is a biopharmaceutical company dedicated to discovering, developing and commercializing an all oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by hepatitis B virus, or HBV. HBV is the leading cause of liver cancer and is one of the leading causes of liver cirrhosis. More than 350 million people are estimated to be chronically infected with HBV, which is more than twice as many people as are estimated to be chronically infected with hepatitis C virus, or HCV. Our founding management team has significant experience developing and commercializing drug candidates targeting infectious liver diseases, including HCV. Leveraging this experience, we are developing a portfolio of drug candidates with multiple mechanisms of action that we believe will ultimately result in a combination therapy to cure hepatitis B. Specifically, we seek to effect a cure by aggressively suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence.

We currently have eight distinct drug development programs targeting HBV through multiple mechanisms of action. We intend to initiate clinical trials in humans in 2015 for our most advanced drug candidates, which are focused on the suppression of viral replication, as well as the stimulation and reactivation of the body’s immune response. We intend to progress additional compounds into clinical development, including those targeting the elimination of cccDNA, and expect to file investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or the FDA, or equivalent filings with foreign regulatory authorities, for these drug candidates beginning in 2016.

The current standard of care for chronic hepatitis B infection is focused on the suppression of HBV replication, requiring lifelong treatment without resulting in a cure. In order to provide a cure for chronic hepatitis B infection that does not require lifelong therapy, we believe that it is necessary to target each of the three key factors driving hepatitis B virus persistence. These three factors are (i) uncontrolled HBV replication in infected liver cells, (ii) a suppressed host immune response and (iii) the existence of a stable pool of viral cccDNA within infected liver cells. Unless all of these drivers of disease are eliminated, we believe patients cannot be considered cured, as activation of HBV could reoccur, especially if patients become immune compromised. Existing therapies and those in clinical development focus on, at most, two of these factors, primarily viral replication and immunosuppression. As a result of the limitations of current therapies, there remains a high unmet medical need for an oral curative regimen. We believe we are the only company developing drug candidates targeting all three HBV persistence factors, including the elimination of cccDNA, which we believe is the most critical component of an HBV cure.

We have exclusive worldwide development and commercialization rights to all of our drug candidates and programs in HBV. We also have a research collaboration agreement with the Baruch S. Blumberg Institute, or Blumberg, a nonprofit research organization established by the Hepatitis B Foundation and one of the leading research institutes focused on HBV, which gives us the exclusive rights to in license intellectual property developed through our relationship. We view this relationship as integral to our HBV portfolio and believe that Blumberg’s HBV research platform will continue to be a source of potentially novel hepatitis B targets, drug candidates, assays and other HBV specific technologies.

Our company was founded by former executives of Pharmasset Inc., which was acquired by Gilead Sciences, Inc. in 2012. Pharmasset discovered and initiated the development of sofosbuvir, which was commercialized by Gilead under the brand name Sovaldi. Sovaldi, in combination with ribavirin, was the first all oral, interferon free regimen approved for treating chronic HCV. Sofosbuvir is also an active ingredient in Gilead’s drug, Harvoni, a combination therapy for the treatment of HCV. Our Chief Scientific Officer, Dr. Michael Sofia, is the principal inventor of sofosbuvir.

Our Drug Development Programs

The following chart summarizes our drug development programs and their stage of development, as well as the HBV persistence factors targeted by each program:

Programs Targeting HBV Replication Inhibition

Our most advanced drug candidate, OCB-030, is a sanglifehrin based inhibitor of the protein cyclophilin. OCB-030 is in a class of sanglifehrin derivatives known as sangamides. Sanglifehrin is a compound produced naturally by bacteria, and sangamides such as OCB-030 are derivatives of natural sanglifehrin. Cyclophilin inhibitors stimulate the host immune response and have been shown to directly interfere with viral replication. We are also targeting viral replication through the development of capsid assembly inhibitors. The capsid is the shell that forms around viral genomic material after it is produced from cccDNA. Within this shell, HBV genomic material matures into a form that enables continued viral infection. We believe that combining our cyclophilin inhibitors, capsid assembly inhibitors and other viral replication inhibitors, such as commercially available nucleoside or nucleotide analogs, could result in complete termination of viral replication.

Programs Targeting Immune System Stimulation or Reactivation

We are developing therapies to stimulate and reactivate the HBV patient’s immune response in the presence of viral infection or to eliminate viral proteins that inhibit the response. Along with its direct acting antiviral activity, our cyclophilin inhibitor drug candidate leads to the production of interferons, which stimulate the innate immune system’s response to infection. One of our most advanced drug candidates targets a toll-like receptor, or TLR, known as TLR9. TLRs are a class of pattern recognition receptors, or PRRs, that are located on the surface of and within cells. These PRRs can recognize foreign viral proteins and viral genomic materials, thereby stimulating the immune response. We are also developing other PRR agonists, including stimulators of interferon genes, or STING, agonists. In addition, we are developing another drug candidate to inhibit the secretion of HBV surface antigen, a viral protein found on the surface of HBV virions and HBV subviral particles that adversely affects the patient’s immune response. Inhibition of the secretion of HBV surface antigen may contribute to the reactivation of the immune response.

Programs Targeting cccDNA Formation Inhibition and Elimination

As the most critical element of our combination strategy to cure HBV, we are developing therapies designed to inhibit the formation of cccDNA, which is the source of genomic material and HBV persistence. We are developing compounds that have demonstrated in preclinical whole cell studies the ability to inhibit the formation of cccDNA, as well as compounds that are cccDNA epigenetic modifiers, which control the transcription of cccDNA. We believe the inhibition of the formation of cccDNA or the control of transcription of HBV genes, together with liver cell turnover, will ultimately lead to the elimination of cccDNA.

Current HBV Therapies and Their Limitations

Currently approved treatments for hepatitis B infection are limited to nucleoside or nucleotide analogs, which inhibit the viral polymerase, and injections of interferon alpha, a naturally occurring protein in the body that stimulates the immune system’s response to infection. Because currently available therapies generally only suppress the virus without delivering a cure, require chronic treatment and may have significant side effects associated with their use, a significant unmet medical need remains for hepatitis B patients and their healthcare providers. Even though all chronic HBV patients could benefit from treatment, current clinical guidelines only recommend therapy for patients in which HBV is causing progression of liver disease, which is approximately one third to one half of chronically infected HBV patients. We believe that hepatitis B treatment can be transformed by providing an all oral curative regimen with a finite treatment duration that could reduce viral resistance, increase adherence and eliminate the need for costly life long treatment and physician monitoring.

Our Strategy

We are dedicated to discovering, developing and commercializing a finite duration, all oral cure for patients suffering from chronic hepatitis B infection. The key elements of our strategy are to:

•

Leverage our management team’s expertise in hepatitis drug research and development. We are applying to HBV the same innovative thinking that our management team successfully applied to developing a cure for HCV while at Pharmasset. We believe that our management team’s experience with HCV will enable us to more rapidly identify and progress our HBV drug development programs and develop a cure.

•

Combine complementary drug candidates into potential combination therapies. We intend to identify, discover and develop complementary drug candidates within our portfolio that we believe can be combined into a cure for HBV. Because we have aggregated and control multiple drug candidates and development programs with various mechanisms of action, we believe we have created a significant competitive advantage that will enable us to more efficiently and expeditiously develop potential HBV therapies. We believe that clinical development can be accelerated when multiple components of a combination therapy regimen are controlled by the same company.

•

Progress multiple drug candidates into clinical development. We intend to initiate and conduct multiple clinical trials in humans simultaneously to validate our targets and focus our later stage clinical development efforts on combination therapies that show clinical utility. Through focused clinical trials with small cohorts of patients, we plan to take an iterative, disciplined approach to identifying an optimal combination therapy.

•

Continue to expand our pipeline through internal development, acquisitions and in licenses. We plan to continue to expand our drug candidate pipeline and intellectual property portfolio through internal development, as well as by acquiring and in licensing additional drug development programs and assets targeting HBV to create increased flexibility in exploring potential combination therapies. In addition to our current research funding collaboration with Blumberg, we may also enter into selective collaborative research arrangements with other third parties to identify potential assets that complement our existing portfolio.

•

Commercialize drug candidates that demonstrate clinical utility and are approved by regulatory authorities. We expect to commercialize our drug candidates ourselves by leveraging our management team’s significant commercialization experience in liver diseases. We may also consider strategic collaborations with third parties for the distribution and commercialization of any approved drugs in select geographies, if appropriate.

Our strategy differentiates us from our competitors developing hepatitis B therapies. We believe we are the only company developing drug candidates targeting all three HBV persistence factors, including the inhibition and elimination of cccDNA. We also believe our focus on ultimately developing an all oral cure for HBV will provide us with a significant competitive advantage over companies offering therapies solely through intravenous or subcutaneous administration.

Risks Associated with Our Business

Our business is subject to a number of risks. These risks are discussed more fully in the “RISK FACTORS — Risks Related to OnCore” section of this proxy statement/circular. These risks include, among others:

•	We have a limited operating history;

•	Our approach to the treatment of HBV is unproven, and we do not know whether we will be able to develop any drugs of commercial value;

•	We have incurred losses since our inception, and may be unable to continue as a going concern if we do not raise additional capital;

•	We have in licensed critical portions of our intellectual property from Blumberg, Drexel, NeuroVive and Cytos, and we are subject to significant obligations under those license agreements;

•

All of our drug candidates are still in preclinical development for the treatment of HBV. We cannot be certain that we will be able to successfully initiate or complete the clinical development of, obtain regulatory approval for, or successfully commercialize any of our drug candidates;

•

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success;

•	We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively; and

•	We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

Summary Financial Information

The following tables set forth our selected financial data for the periods indicated. The following selected statement of operations data for the period from May 10, 2012 (date of inception) through December 31, 2012 and the year ended December 31, 2013 and the selected balance sheet data as of December 31, 2012 and 2013 are derived from our audited financial statements, which have been audited by Grant Thornton LLP, an independent registered public accounting firm. The selected statement of operations data for the nine month periods ended September 30, 2013 and 2014 and the selected balance sheet data as of September 30, 2014 are derived from our unaudited condensed financial statements. The data should be read together with “Management’s Discussion and Analysis” and in conjunction with the financial statements, related notes, and other financial information included elsewhere in this proxy statement/circular.

The unaudited condensed financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014.

			Nine Months Ended September 30,
	Period from May 10, 2012 (Date of Inception) to December 31, 2012	Year Ended December 31, 2013	2013	2014
	(in thousands, except share and per share data)
Statement of Operations Data:
Operating expenses:
Research and development	$4	$—	$—	$1,335
General and administrative	29	10	7	471

Total operating expenses	33	10	7	1,806

Gain on change in fair value of warrant liability	—	—	—	(4)

Net loss	(33)	(10)	(7)	(1,810)

Items applicable to preferred stock:
Series R dividends	—	—	—	59
Accretion of redeemable convertible preferred stock	—	—	—	5

Net loss applicable to common stock	$(33)	$(10)	$(7)	$(1,874)

Net loss per share of common stock—basic and diluted	$(0.006)	$(0.002)	$(0.001)	$(0.357)

Weighted average shares outstanding, basic and diluted	6,000,000	6,000,000	6,000,000	5,247,395

	As of December 31,
	2012	2013	As of September 30, 2014
	(in thousands)
Balance Sheet Data:
Total assets	$137	$146	$6,755
Total liabilities	19	27	275
Redeemable convertible preferred stock	—	—	7,866
Common stock	6	6	7
Additional paid in capital	145	156	461
Accumulated deficit	(33)	(43)	(1,853)
Total stockholders’ equity (deficit)	118	119	(1,386)

Corporate Structure

Name, Address and Incorporation

OnCore Biopharma, Inc. was incorporated under the laws of the State of Delaware on May 10, 2012. Our principal executive offices are located at 3805 Old Easton Road, Doylestown, PA 18902 and our telephone number is (215) 589-6375. Our website address is www.oncorebiopharma.com. The information contained on our website is not incorporated by reference into this proxy statement/circular, and you should not consider any information contained on, or that can be accessed through, our website as part of this proxy statement/circular.

Intercorporate Relationships

Our only subsidiary is Enantigen Therapeutics, Inc., or Enantigen, a company incorporated under the laws of the State of Delaware, of which we acquired 100% of the outstanding capital stock on October 1, 2014. Information regarding the material contracts of Enantigen is included in this proxy statement/circular in the subsection titled “Description of the Business - Collaborations and Licensing Agreements”.

Description of the Business

Summary

We are a biopharmaceutical company dedicated to discovering, developing and commercializing an all oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by hepatitis B virus, or HBV. HBV is the leading cause of liver cancer and is one of the leading causes of liver cirrhosis. More than 350 million people are estimated to be chronically infected with HBV, which is more than twice as many people as are estimated to be chronically infected with hepatitis C virus, or HCV. Our founding management team has significant experience developing and commercializing drug candidates targeting infectious liver diseases, including HCV. Leveraging this experience, we are developing a portfolio of drug candidates with multiple mechanisms of action that we believe will ultimately result in a combination therapy to cure hepatitis B infection. Specifically, we seek to effect a cure by aggressively suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence.

We currently have eight distinct drug development programs targeting HBV through multiple mechanisms of action. We intend to initiate clinical trials in humans in 2015 for our most advanced drug candidates, which are focused on the suppression of viral replication, as well as the stimulation and reactivation of the body’s immune response. We intend to progress additional compounds into clinical development, including those targeting the elimination of cccDNA, and expect to file investigational new drug applications, or INDs, with the U.S. Food and Drug Administration, or the FDA, or equivalent filings with foreign regulatory authorities, for these drug candidates beginning in 2016.

The current standard of care for chronic hepatitis B infection is focused on the suppression of HBV replication, requiring lifelong treatment without resulting in a cure. In order to provide a cure for chronic hepatitis B that does not require lifelong therapy, we believe that it is necessary to target each of the three key factors driving hepatitis B persistence. These three factors are (i) uncontrolled HBV replication in infected liver cells, (ii) a suppressed host immune response and (iii) the existence of a stable pool of viral cccDNA within infected liver cells. Unless all of these drivers of disease are eliminated, we believe patients cannot be considered cured, as activation of HBV could reoccur, especially if patients become immune compromised. Existing therapies and those in clinical development focus on, at most, two of these factors, primarily viral replication and immunosuppression. As a result of the limitations of current therapies, there remains a high unmet medical need for a curative regimen. We believe we are the only company developing drug candidates targeting all three HBV persistence factors, including the elimination of cccDNA, which we believe is the most critical component of an HBV cure.

We have exclusive worldwide development and commercialization rights to all of our drug candidates and programs in HBV. We also have a research collaboration agreement with the Baruch S. Blumberg Institute, or Blumberg, a nonprofit research organization established by the Hepatitis B Foundation and one of the leading research institutes focused on HBV, which gives us the exclusive rights to in license intellectual property developed through our relationship. We view this relationship as integral to our HBV portfolio and believe that Blumberg’s HBV research platform will continue to be a source of potentially novel hepatitis B targets, drug candidates, assays and other HBV specific technologies.

Our company was founded by former executives of Pharmasset Inc., which was acquired by Gilead Sciences, Inc. in 2012. Pharmasset discovered and initiated the development of sofosbuvir, which was commercialized by Gilead Sciences under the brand name Sovaldi. Sovaldi, in combination with ribavirin, was the first all oral, interferon free regimen approved for treating chronic HCV. Sofosbuvir is also an active ingredient in Gilead’s drug Harvoni, a combination therapy for the treatment of HCV. Our Chief Scientific Officer, Dr. Michael Sofia, is the principal inventor of sofosbuvir.

Three-Year History

Our company was incorporated in May 2012. Our operations to date have been limited to organizing and staffing our company, raising capital, conducting preclinical research and in licensing or acquiring our drug development programs. To date, we have not generated any revenue and have financed our operations exclusively through the private placement of our equity securities and capital contributions from our co founders. In February 2014, we entered into a patent license agreement with Blumberg and Drexel University, or Drexel, under which we acquired an exclusive, worldwide license to intellectual property relating to the treatment of hepatitis B virus infection and liver cancer. In August 2014, we sold $8.0 million of newly designated shares of our Series R convertible preferred stock to Roivant. As a result of this transaction, Roivant became a holder of more than a majority of our voting securities, determined on an as-converted to common stock basis. In September 2014, we entered into a license agreement with NeuroVive Pharmaceutical AB, or NeuroVive, for cyclophilin inhibitors with antiviral activity. In October 2014, we acquired all of the outstanding shares of Enantigen, as a result of which we acquired two programs in preclinical development related to hepatitis B therapies that Enantigen had separately licensed from Blumberg and Drexel. Also in October 2014, we entered into a research collaboration and agreement with Blumberg under which we will provide funding for Blumberg to conduct research projects in HBV and liver cancer, and in return we will have the exclusive right to obtain a worldwide license to any intellectual property generated under the agreement. In December 2014, we entered into a license agreement with Cytos Biotechnology Ltd., or Cytos, for TLR9. TLR7 and RIG-I agonists to be developed and commercialized for the treatment of hepatitis in humans. These developments are discussed in more detail in subsequent sections of the proxy statement/circular.

Our Drug Development Programs

The following chart summarizes our drug development programs and their stage of development, as well as the HBV persistence factors targeted by each program:

Programs Targeting HBV Replication Inhibition

Our most advanced drug candidate, OCB-030, is a sanglifehrin based inhibitor of the protein cyclophilin. OCB-030 is in a class of sanglifehrin derivatives known as sangamides. Sanglifehrin is a compound produced naturally by bacteria, and sangamides such as OCB-030 are derivatives of natural sanglifehrin. Cyclophilin inhibitors stimulate the host immune response and have been shown to directly interfere with viral replication. We are also targeting viral replication through the development of capsid assembly inhibitors. The capsid is the shell that forms around viral genomic material after it is produced from cccDNA. Within this shell, HBV genomic material matures into a form that enables continued viral infection. We believe that combining our cyclophilin inhibitors, capsid assembly inhibitors and other viral replication inhibitors, such as commercially available nucleoside or nucleotide analogs, could result in complete termination of viral replication.

Programs Targeting Immune System Stimulation or Reactivation

We are developing therapies to stimulate and reactivate the HBV patient’s immune response in the presence of viral infection or to eliminate viral proteins to inhibit the response. Along with its direct acting antiviral activity, our cyclophilin inhibitor drug candidate leads to the production of interferons, which stimulate the innate immune system’s response to infection. One of our most advanced drug candidates targets a toll-like receptor, or TLR, known as TLR9. TLRs are a class of pattern recognition receptors, or PRRs, that are located on the surface of and within cells. These PRRs can recognize foreign viral proteins and viral genomic materials, thereby stimulating the immune response. We are also developing other PRR agonists, including stimulators of interferon genes, or STING, agonists. In addition, we are developing another drug candidate to inhibit the secretion of HBV surface antigen, a viral protein found on the surface of HBV virions and HBV subviral particles that adversely affects the patient’s immune response. Inhibition of the secretion of HBV surface antigen may contribute to the reactivation of the immune response.

Programs Targeting cccDNA Formation Inhibition and Elimination

As the most critical element of our combination strategy to cure HBV, we are developing therapies designed to inhibit the formation of cccDNA, which is the source of genomic material and HBV persistence within the liver. We are developing compounds that have demonstrated in preclinical whole cell studies the ability to inhibit the formation of cccDNA, as well as compounds that are cccDNA epigenetic modifiers, which control the transcription of cccDNA. We believe the inhibition of the formation of cccDNA or the control of transcription of HBV genes, together with liver cell turnover, will ultimately lead to the elimination of cccDNA.

Our Strategy

We are dedicated to discovering, developing and commercializing a finite duration, all oral cure for patients suffering from chronic hepatitis B infection. The key elements of our strategy are to:

•

Leverage our management team’s expertise in hepatitis drug research and development. We are applying to HBV the same innovative thinking that our management team successfully applied to developing a cure for HCV while at Pharmasset. We believe that our management team’s experience with HCV will enable us to more rapidly identify and progress our HBV drug development programs and develop a cure.

•

Combine complementary drug candidates into potential combination therapies. We intend to identify, discover and develop complementary drug candidates within our portfolio that we believe can be combined into a cure for HBV. Because we have aggregated and control multiple drug candidates and development programs with various mechanisms of action, we believe we have created a significant competitive advantage that will enable us to more efficiently and expeditiously develop the optimal HBV therapy. We believe that clinical development can be accelerated when multiple components of a combination therapy regimen are controlled by the same company.

•

Progress multiple drug candidates into clinical development. We intend to initiate and conduct multiple clinical trials in humans simultaneously to validate our targets and focus our later stage clinical development efforts on combination therapies that show clinical utility. Through focused clinical trials with small cohorts of patients, we plan to take an iterative, disciplined approach to identifying an optimal combination therapy.

•

Continue to expand our pipeline through acquisitions and in licenses. We plan to continue to expand our drug candidate pipeline and intellectual property portfolio through internal development, as well as by acquiring and in licensing additional drug development programs and assets targeting HBV to create increased flexibility in exploring potential combination therapies. In addition to our current research funding collaboration with Blumberg, we may enter into selective collaborative research arrangements with other third parties to identify potential assets that complement our existing portfolio.

•

Commercialize drug candidates that demonstrate clinical utility and are approved by regulatory authorities. We expect to commercialize our drug candidates ourselves by leveraging our management team’s significant commercialization experience in liver disease. We may also consider strategic collaborations with third parties for the distribution and commercialization of any approved drugs in select geographies, if appropriate.

Our strategy differentiates us from our competitors developing hepatitis B therapies. We believe we are the only company developing drug candidates targeting all three HBV persistence factors, including the inhibition and elimination of cccDNA. We also believe our focus on ultimately developing an all oral cure for HBV will provide us with a significant competitive advantage over companies offering therapies solely through intravenous or subcutaneous administration.

HBV Market Overview

HBV is the most common serious liver infection in the world. The World Health Organization estimates that 350 million people worldwide are chronically infected, and according to a peer reviewed publication, could include up to two million people in the United States. Persons infected with HBV are at increased risk of developing significant liver disease, including cirrhosis, or permanent scarring of the liver, as well as liver failure and cancer. Hepatitis B is the cause of up to 80% of liver cancers, which typically have a five year survival rate of only 15%. The World Health Organization estimates that more than 780,000 people die every year due to the consequences of hepatitis B.

Hepatitis B infections can be either acute or chronic in nature. Hepatitis B infection that is resolved by the body’s immune system without treatment within six months after exposure to HBV is defined as acute hepatitis B infection. Hepatitis B infection that is not resolved within six months by the patient’s immune system is defined as chronic infection and HBV remains in a person’s body indefinitely. When HBV develops into a chronic infection, therapeutic intervention is generally required to control the virus. According to the U.S. Centers for Disease Control, approximately 6% to 10% of patients over the age of five with acute hepatitis B infections are unable to clear the virus and will develop chronic infections. However, up to 50% of children between the ages of one and five and approximately 90% of children under the age of one infected with HBV develop chronic hepatitis B infections due to their immature immune systems. Hepatitis B infection is transmitted through contact with infectious bodily fluids, and primarily through birth to an infected mother, sexual contact with an infected person, sharing of contaminated needles or other injection drug equipment. Hepatitis B infection can be diagnosed by a blood test that screens for the presence of HBV surface antigen.

Vaccination with one of several commercially available HBV vaccines is the best defense against hepatitis B infection. The vaccine is only prophylactic, however, meaning that it will not help those people who are already infected with the virus. The HBV vaccine is recommended in the United States and many countries around the world for all infants at birth and for others considered to be at risk. However, administration of the HBV vaccine is not universal for a number of reasons, including lack of commercial availability, medical contraindication, patient fear of injections and concerns related to vaccinations in general.

HBV is often asymptomatic until significant liver damage has occurred. Estimates in a peer reviewed publication indicate that in the United States only 20% to 30% of infected patients are aware of their disease, and that only approximately half of those aware are actually under physician care. Only approximately 50,000 patients, or less than 5% of the chronically infected patients in the United States, are being treated with prescriptions for HBV at a given time, meaning that the vast majority of HBV patients in the United States are not receiving any treatment for the disease. Despite this under treatment of HBV and the lack of a cure, aggregate worldwide sales for the leading hepatitis B drug, Baraclude® (entecavir), manufactured by Bristol Myers Squibb, were $1.5 billion in 2013. Baraclude® only acts through suppression of viral replication.

HBV Scientific Background

The hepatitis B virus lifecycle is complex, and the persistence of HBV within the liver is achieved through three key mechanisms. First, the virus makes hundreds of billions of copies of itself each day through a replication process, which ensures that new virus is available to infect other liver cells. Second, HBV impacts the host’s immune system by creating proteins that hide the infection or negatively impact immune cells or the body’s immune strategies. Finally, and we believe most importantly, HBV produces copies of cccDNA, the reservoir of HBV viral genomic materials.

The life cycle of HBV begins with the virus attaching itself to liver cells through receptors that are present on the cell surface. Once the virus enters the cell, the viral coat, or shell, is removed, revealing a viral substructure where the template for the viral genome, known as relaxed circular DNA, or rcDNA, is encapsidated within a structure made up of viral capsid proteins. This rcDNA is then transported into the nucleus of the liver cell with simultaneous loss of the viral capsid. Through the utilization of host enzymes, the rcDNA is converted into cccDNA that remains within the nucleus of the liver cell. This cccDNA is a stable reservoir of viral genomic materials that persists within the nucleus of the cell and continues to produce new infectious virus particles.

Transcription of cccDNA leads to the production of several key viral proteins, including HBV surface antigen, as well as HBV e antigen, the viral enzyme RNA polymerase, viral capsid proteins and X protein. In addition pregenomic RNA results from cccDNA transcription. Each of these viral proteins and viral genomic materials plays a key role in HBV replication and the method by which the virus controls the host’s immune response to an infection. The viral proteins HBV surface antigen and HBV e antigen are secreted from infected cells and play an important role in modulating the immune response to viral infection. Unlike HBV e antigen, which is secreted as a soluble factor, HBV surface antigen is secreted from liver cells as non infectious subviral particles, and as part of the outer layer of the virus. These subviral particles are produced in quantities that are approximately 10,000 times greater than the new infectious virus produced. The subviral particles overwhelm and act as a decoy that distracts the host immune system, leading to immune exhaustion. HBV surface antigen also has the ability to control host immune cell function, further suppressing the host immune response to the virus.

Viral pregenomic RNA, or pgRNA, is produced from cccDNA and contains important viral genetic information. This pgRNA is packaged within a shell made of 120 identical proteins called capsid proteins that are also made by the HBV virus. It is only within this capsid that another protein made by the virus, the viral polymerase, uses the pgRNA as a template to make new rcDNA, which is a copy of the virus’s genetic information. The rcDNA in the capsid is further processed in one of two ways. It can be made into infectious virus by acquiring an external envelope and exiting the cell, or it can return to the nucleus of the same liver cell to form additional cccDNA.

The following graphic, adapted from an article published in the New England Journal of Medicine in March 2004, depicts the lifecycle of HBV:

The complex lifecycle of hepatitis B allows the virus to survive in multiple ways. It produces new virus to support new infections. In addition, HBV produces large amounts of subviral particles that control the host immune response. Lastly, it continually repopulates the reservoir of viral genomic material cccDNA that supports long term viral persistence.

Current HBV Therapies and Their Limitations

Currently approved treatments for hepatitis B infection are limited to nucleoside or nucleotide analogs, which inhibit the viral polymerase, and injections of interferon alpha, a naturally occurring protein in the body that stimulates the immune system’s response to infection. Nucleoside and nucleotide therapies lead to undetectable levels of HBV in the blood in up to 90% of HBV patients, but only lead to the loss of HBV surface antigen and the production by the body of antibodies against HBV surface antigen, a process known as seroconversion, in less than 5% of those patients. Seroconversion is considered to have occurred when the amount of antibody in the blood exceeds the amount of antigen and the antibody becomes detectable. When specific to HBV surface antigen, seroconversion allows the body’s immune system to control hepatitis B without treatment, but does not eliminate the viral genomic reservoir of cccDNA. Nucleoside and nucleotide therapy is generally well tolerated, but patients generally need chronic treatment because viral replication often rebounds after treatment is discontinued. Nucleosides and nucleotides do not eliminate existing pools of cccDNA, which have a sufficiently long half life to maintain chronic infection despite years of potent antiviral suppression.

In pivotal clinical trials conducted by Roche and Schering Plough, injectable interferons resulted in undetectable HBV levels in the blood in less than 20% of patients in the trials and led to HBV surface antigen seroconversion in less than 8% of those patients. Treatment with interferons is often associated with significant side effects, including severe flu like symptoms, neuropsychiatric events and bone marrow suppression. Physicians and patients must balance the choice between nucleoside or nucleotide analog therapy, which is orally administered and has few side effects, and interferon therapy, which is injectable and has significant side effects but leads to HBV surface antigen seroconversion in a larger percentage of patients.

Because currently available therapies generally only suppress the virus without delivering a cure, require chronic treatment and may have significant side effects associated with their use, a significant unmet medical need remains for hepatitis B patients and their healthcare providers. Even though all chronic HBV patients could benefit from treatment, current clinical guidelines only recommend therapy for patients in which HBV is causing progression of liver disease, which is approximately one third to one half of chronically infected HBV patients. We believe that hepatitis B treatment can be transformed by providing an all oral curative regimen with a finite treatment duration that could reduce viral resistance, increasing adherence and eliminating the need for costly life long treatment and physician monitoring.

Our Differentiated Approach

We are applying to HBV the same innovative thinking to developing a cure for HBV that our management team successfully applied to developing a cure for HCV while at Pharmasset. The evolution of HCV therapy has been dramatic, although it occurred over the course of more than 20 years. The first approved HCV therapy was an injectable interferon, which led to sustained virologic response, or cure, in only 11% to 17% of patients in pivotal trials. This was followed by incremental improvements that led to the development of direct acting antiviral drug combinations and ultimately culminated in the recent approval of Gilead’s drug Harvoni, a combination single tablet, once daily oral drug that, in certain patient populations, cures nearly 100% of patients after as little as eight weeks of therapy.

As has been achieved with HCV, our goal is to deliver a cure for HBV. We believe we can leverage the insights gained from our management’s successful HCV development track record combined with the aggregation of multiple relevant technologies within one company to more rapidly deliver an HBV cure, with fewer intermediate steps in the process. In order to accomplish this, we intend to target each of the three key factors driving chronic hepatitis B persistence:

•	uncontrolled HBV replication within the body;

•	a suppressed immune response; and

•	a stable reservoir of cccDNA in the infected liver cells.

We believe that it will be necessary to address each of these problem areas in order to deliver a successful combination therapy regimen for hepatitis B infection. Any such cure will need to rapidly, completely and sustainably reduce HBV viral load to undetectable levels, stimulate and reactivate the patient’s immune response in order to enable the body to fight HBV, and, we believe most importantly, inhibit the formation of and eliminate viral cccDNA in the infected liver cells.

Aggressive Suppression of HBV Replication

Determining the level of viral replication at the site of infection in the liver is difficult and invasive. Because of this, alternative measurements, which utilize blood as a surrogate, are typically used. This is not ideal, because significantly more virus can be found in the liver than in the bloodstream. The sensitivity of these alternative tests is also not exact, with cutoffs for undetectable virus levels in the range of 50 to 400 virus copies per milliliter of blood. Although current HBV therapies do lead to undetectable virus levels in the blood in some infected patients, it is believed that low level viral replication continues to occur in infected liver cells. The likelihood of continuing viral replication is also higher because current therapies have a limited impact on intracellular cccDNA and core DNA levels, as measured after a biopsy, suggesting that virus continues to be produced even though it is undetectable in blood serum.

Our approach is to rapidly and completely terminate the replication of HBV DNA. This involves targeting multiple steps in the viral replication process simultaneously. As in other disease states, we expect that a combination approach will lead to rapid and more dramatic drops in viral load and more thoroughly eliminate viral replication. We are developing capsid assembly inhibitors, which can potentially be combined with existing nucleoside or nucleotide analogs, as well as immune stimulation therapies, to impact HBV viral load.

Stimulation and Reactivation of the Suppressed Immune Response to HBV

Stimulation and reactivation of the host immune response is another important step in eliminating hepatitis B virus from infected patients. The vast majority of people who are exposed to HBV as adults are able to rely on an effective immune response from the body in order to resolve the virus without therapeutic intervention. This suggests that a competent immune system can more often than not effectively control HBV infection. Unfortunately, a large percentage of HBV infection is passed through birth to an infected mother, and children infected with hepatitis B are the most likely to develop chronic infection, as their immune systems have not matured sufficiently to prevent chronic infection.

Hepatitis B virus uses multiple mechanisms to evade and suppress the immune system and establish a persistent infection. One of these mechanisms for immunosuppression is the release of viral proteins, particularly HBV e-antigen and HBV surface antigen, which are secreted from infected cells in substantial excess to infectious viral particles. We have multiple programs in development targeting the stimulation and reactivation of the host immune system, including through the elimination of viral proteins that inhibit the immune response. These programs include TLR agonists, cyclophilin inhibitors, surface antigen secretion inhibitors and STING agonists.

Formation Inhibition and Elimination of cccDNA

We believe that the most important component of a combination cure for hepatitis B is the inhibition of viral cccDNA formation and elimination of the stable reservoir of viral cccDNA, which is deposited in the nucleus of infected cells and is the template for viral antigens and infectious virus. Although clearance of cccDNA is known to be critical to the elimination of HBV infection, the understanding of cccDNA molecular biology to date and the ability to effectively screen compounds for cccDNA inhibition has been limited.

We believe that we are well positioned to become a leader in the field of cccDNA targeted therapeutics because of our existing compounds and programs and our strategic collaboration with Blumberg. Blumberg has developed novel cccDNA screening assays that can be utilized to screen and optimize cccDNA and other viral target inhibitors. These assays have been useful in identifying novel compound series which have been valuable both as tool compounds for studying HBV and as starting points for the development of drug discovery programs.

Our Development Plan

Our product development pipeline is and will continue to be focused on discovering, acquiring or in licensing and developing drug candidates that attack multiple targets of the HBV lifecycle, including the aggressive suppression of HBV replication and the formation inhibition and elimination of cccDNA. These drug candidates may also boost the host immune response to chronic HBV infection. Although the ultimate curative regimens for HBV are currently unknown, we have assembled a robust portfolio of drug development programs targeting hepatitis B, which we plan to evaluate to determine the best potential combination approaches for patients.

By building a broad platform of direct antiviral and immune stimulation assets, we aim to optimize hepatitis B combination curative strategies, with the ability to adapt our program focus quickly as the field continues to advance. We believe that our combination approach will simultaneously inhibit viral replication, stimulate the host immune response to HBV and eliminate the reservoir of existing cccDNA. In order to discover and test these regimens, we plan to conduct both preclinical studies and clinical trials.

We believe that our preclinical drug candidate evaluation process will allow us to efficiently select the best drug candidates for progression into clinical trials. Our evaluation process will employ preclinical assessments of efficacy and safety. We also intend to evaluate pharmacokinetic properties and drug-interaction potential for each preclinical drug candidate. Pharmacokinetics refers to the process by which a drug is distributed and metabolized in the body, and provides information on drug levels in specific tissues and how these levels change over time. The objective of our preclinical evaluation process is to optimize the oral bioavailability of our drug candidates and their potential to be combined with other HBV therapies.

Our preclinical testing will include both in vitro studies, which are studies performed in an artificial environment outside of a living organism, and in vivo studies, which are studies performed within a living organism such as a cell or an animal. We plan to study the efficacy of both individual agents and of the combination of agents in relevant preclinical whole cell models and in animal models of HBV infection. We expect that this assessment will provide us with an understanding of what drug candidates will show promise as potential therapies for treating chronic HBV in humans and will provide data to guide us on which combinations of drug candidates from our portfolio may have the potential to deliver an HBV cure.

There are several liver cell derived cell lines that can replicate the HBV lifecycle and therefore can be used to test drug candidates. In addition, we expect to use recently developed infectious whole cell systems to provide further support of drug candidate activity through in vitro systems that more closely resemble human biological pathways. Assessment of the reduction of HBV DNA, HBV surface antigen, HBV e antigen and cccDNA are possible in each of these assays.

In vivo activity assessments should allow us to determine the way drug candidates behave in a whole animal system. Relevant animal models for HBV drug discovery include the woodchuck, duck and mouse models. Several of the mouse models include mice bred with human liver cells, which provides an environment for evaluating the human clinical potential of an HBV drug candidate. Similar to the in vitro models, these animal models also enable the measurement of reductions in HBV DNA, HBV surface antigen, HBV e antigen and cccDNA levels in the liver. Since these parameters are similar to those assessed in human clinical trials, we believe that these animal models will provide an understanding of the potential clinical relevance of our preclinical development candidates.

In the preclinical setting, we plan to test individual molecules, as well as combinations in cellular assays and animal models of HBV infection to identify compounds or combinations with anti HBV activity. We expect that those compounds or combinations identified to have sufficient levels of preclinical anti HBV activity will then be studied in human clinical trials. Phase 1 studies are expected to examine the safety and pharmacokinetics of each compound. With respect to our TLR9 agonist, we have human safety data which will be incorporated into our IND and may allow us to proceed directly into HBV-infected patients. Initial clinical trials in patients with chronic HBV infection may include those who are undergoing treatment with a nucleoside or nucleotide analog, as well as those who are naïve to antiviral therapy. As part of our development plan, we intend to initially test drug candidates alone over a short period of time to demonstrate their inherent antiviral or immune modulating activity. Given the diverse mechanisms by which compounds in our portfolio may inhibit HBV, we plan to measure multiple disease markers such as circulating HBV DNA, HBV surface antigen, HBV e antigen, various immune markers and other exploratory markers to evaluate response to therapy during and after treatment.

Once multiple compounds within the portfolio with sufficient anti HBV activity have been identified, we intend, subject to discussions with regulatory authorities, to conduct a rolling Phase 2 clinical program. These studies will likely evaluate combinations of two or more drug candidates in small cohorts of patients with chronic HBV infection to identify active combinations and those that do not have sufficient antiviral activity. We also plan to evaluate different treatment durations to determine the optimal duration for a finite duration therapy. We expect to use these results to adaptively design additional treatment regimens for the next cohorts. We plan to continue this iterative process until we select combination therapy regimens and treatment durations to conduct Phase 3 clinical trials intended to ultimately support regulatory filings for marketing approval.

Our Programs Targeting Inhibition of Viral Replication

Capsid Assembly Inhibitors

Overview

We are developing two capsid assembly inhibitors as oral therapeutics for the treatment of chronic HBV infection. By inhibiting assembly of the viral capsid, the ability of hepatitis B virus to replicate is impaired, which subsequently reduces the amount of new virus produced. We acquired exclusive, worldwide rights to these drug candidates through an in license from Blumberg and Drexel University, or Drexel, and through our recent acquisition of Enantigen. We expect to file an IND with the FDA, or an equivalent filing with foreign regulatory authorities, and initiate Phase 1 studies with one of these compounds in 2016.

Mechanism of Action

The viral capsid, which plays an important role in the virus lifecycle, is a shell around the rcDNA, which is the form of the virus genome that gets carried from one cell to another and is the precursor to cccDNA. It is composed of 120 identical viral capsid proteins. The viral capsid must encapsulate the cccDNA derived pgRNA in order for rcDNA to be produced. This capsid packaged rcDNA then replenishes nuclear cccDNA to maintain existing infection, or is packaged into new virus and secreted from the cell to infect other liver cells. We expect that inhibition of the self assembly of the capsid shell around the pgRNA will prevent viral genome replication and the replenishment of cccDNA.

Preclinical Development

Our program in viral capsid assembly inhibitors attempts to inhibit viral replication via a novel mechanism of action that can be used in combination with other direct acting antiviral agents and host immune modulators under development. This capsid assembly inhibition program consists of two distinct chemical series identified through the screening of small molecule chemical libraries using a whole cell assay. Both of these compound series have demonstrated reduction of HBV DNA production in vitro with sub micromolar activity and have demonstrated activity against cell lines shown to be resistant to current HBV nucleoside or nucleotide therapies. One series has been studied in vivo and has demonstrated efficacy in the hydrodynamic mouse model of HBV infection, providing up to a 1.35 log reduction in viral load. We believe this provides proof of concept for this mechanism of action in a whole animal model.

We expect to file an IND in 2016 following additional preclinical development, including additional medicinal chemistry efforts to improve potency and optimize the drug like properties of the lead compound series, as well as additional studies to assess efficacy in animal models of HBV infection and evaluation of in vivo safety.

Our Programs Designed to Enhance the Host Immune Response

TLR Agonists

Overview

We are developing TLR9 and TLR7 agonists. By stimulating cellular TLRs we expect to be able to elicit an innate immune response that leads to the production of cellular proteins that target viral infections. These programs were in-licensed from Cytos. We expect to file an IND and initiate a Phase 1 clinical trial with our TLR9 agonist in 2015. Our TLR7 program is currently in the research stage.

Mechanism of Action

Pattern recognition receptors that are located on the surface of and within liver cells can recognize viral infection by viral proteins and viral genomic materials. This receptor-mediated recognition initiates a host innate immune response that results in the production of interferons, proinflammatory cytokines and chemokines that orchestrate the elimination of these invading viruses. TLRs are a class of PRRs that are known to be involved in the host immune response to invading viruses. Host antigen-presenting cells take up viruses into their endosomes, where they assess the threat by scanning for foreign viral DNA or RNA. TLR7 and TLR9 are found in the endosomes of these cells. The HBV virus has the ability to block the TLR-mediated host innate immune response to the viral infection.

Our TLR9 agonist consists of a specific oligonucleotide that is encapsidated within an engineered Qbeta virus-like particle, or Qbeta VLP. This agonist was selected for its potential to induce the protein interferon alpha in immune cells known as plasmacytoid dendritic cells, or pDC. The Qbeta VLP capsid structure delivers the agonist selectively to pDCs and protects it from degradation in the serum.

Preclinical and Clinical Development

We believe TLRs are a viable target for developing therapies against HBV. A study conducted by Gilead of a TLR7 agonist in a hepatitis virus infected woodchuck model demonstrated a sustainable 4 log reduction in viral load, as well as antibody production against the surface antigen. Another study conducted by Gilead of this TLR7 agonist in a chimpanzee HBV model demonstrated a 2 log reduction in viral load, as well as significant reductions in HBsAg and HBeAg, with accompanying responses in immune stimulatory agents. We anticipate that, based on the role that TLR9 plays in the control of invading pathogens, a TLR9 agonist could provide similarly beneficial effects against HBV infection.

Our TLR9 agonist drug candidate was studied in over 400 human subjects as part of an investigational clinical program conducted by Cytos to support allergic rhinitis and allergic asthma indications. We intend to reference the existing open INDs filed by Cytos in connection with our potential submission of INDs. These clinical studies were conducted using a subcutaneous injection formulation. In these clinical studies, the drug candidate was well-tolerated. Adverse events were generally mild to moderate, occurring at the local injection site, and decreased with subsequent injections. After evaluating this candidate for allergic rhinitis and allergic asthma indications, Cytos decided not to pursue these indications further due to lack of efficacy in a Phase 2b clinical trial conducted in a more severe patient population. We plan to conduct Phase 1 clinical trials of this drug candidate initially as an injectable formulation in order to demonstrate proof of concept before we seek to develop an oral formulation.

Cyclophilin Inhibitor — OCB-030

Overview

Cyclophilins are proteins that have been shown to play a role in several biological processes, including viral infection. By inhibiting cyclophilin, we believe the ability of HBV to replicate will be impaired and the host immune response toward HBV may be enhanced. We have licensed from NeuroVive Pharmaceutical AB, or NeuroVive, the exclusive rights to develop and commercialize cyclophilin inhibitor drug candidates, including OCB-030, for the treatment of hepatitis B. We expect to file an IND with the FDA or its equivalent in another territory and initiate Phase 1 clinical trials with OCB-030 in 2015.

Mechanism of Action

Cyclophilins play a role in regulating protein folding, which is essential to make proteins, including viral proteins, work properly. Their effects on viral infection have been demonstrated in vivo for other viruses, including HCV and HIV. Cyclophilin inhibitors have been shown to be effective at reducing viral load in patients infected with HCV through both an immunomodulatory mechanism and a direct acting antiviral mechanism. Recent discoveries have indicated that cyclophilins regulate the host immune response to viral infection through the intermediacy of interferons. Cyclophilin antagonism leads to the downstream production of host antiviral proteins, which eliminate the virus.

Preclinical Development

Our OCB-030 program is based on the development of sanglifehrin derivatives known as sangamides. Sanglifehrin is a compound produced naturally by bacteria, and sangamides such as OCB-030 are semisynthetic derivatives of natural sanglifehrin. Prior to our acquisition of the OCB-030 program from NeuroVive in 2014, NeuroVive and Biotica Technology Limited, or Biotica, performed a series of preclinical studies in 2011 and 2012, described below.

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In vitro biochemical potency study. A biochemical assay was conducted to assess the intrinsic activity of OCB-030 in inhibiting the peptidyl prolyl isomerase activity associated with the non immunosuppressive activity of cyclophilins. The peptidyl prolyl isomerase activity of cyclophilins is an important factor in protein folding and is suspected to be related to the non immunosuppressive properties of cyclophilins, as well as their antiviral effects. In this study, OCB-030 was observed to be 10 times more potent than cyclosporine as an inhibitor of the peptidyl prolyl isomerase activity of cyclophilin.

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In vitro antiviral potency studies. Cyclophilin inhibitors of the cyclosporine class have been shown to possess potent antiviral activity, particularly against HIV and HCV. In multiple in vitro studies, OCB-030 demonstrated potent antiviral activity against HCV and HIV in whole cell systems. When OCB-030 was evaluated against HBV in cell culture studies, OCB-030 reduced HBV DNA levels as well as the production of HBV e antigen and HBV surface antigen. We believe these studies demonstrate the intrinsic activity of OCB-030 as a potential inhibitor of HBV replication. In these studies, OCB-030 also exhibited cross genotype activity and was active in cell lines shown to be resistant to known nucleoside and nucleotide HBV inhibitors.

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In vitro immune modulation study. Interferon production in cells leads to activation of the immune system, which supports the clearance of viruses. In a preclinical study in cell culture, OCB-030 blocked the interaction of interferon regulatory factor 9, or IRF9, with cyclophilin A, thereby enhancing interferon promotion. We believe this finding supports our hypothesis that the immune system can be activated in the presence of OCB-030.

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In vitro study of direct acting antiviral activity. In preclinical studies evaluating the direct acting antiviral characteristics of OCB-030, the compound inhibited the transport of encapsidated rcDNA into the nucleus of liver cells, thereby inhibiting the formation of cccDNA.

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In vivo efficacy study. In a single in vivo study performed using a transgenic mouse model, researchers evaluated the efficacy of OCB-030. In this study, the compound was administered to 30 genetically modified mice daily over 14 days. Of these subjects, 10 were dosed orally with OCB-030, 10 were injected with OCB-030, and 10 received a non active vehicle control. In both groups of mice receiving OCB-030, researchers observed reductions in the levels of HBV DNA, HBV surface antigen and HBV e antigen, in each case as compared to the mice receiving the control. As part of this study, researchers also examined the liver tissue from one mouse receiving OCB-030 and from one mouse receiving the control. The tissues of the mouse receiving OCB-030 showed an increase in the levels of several markers of immune system stimulation, such as INF, IL 10 and OAS 1. We believe the findings of this mouse study suggest the potential for OCB-030 to contribute to immune system stimulation, which we intend to evaluate in future studies.

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In vitro and in vivo safety studies. In studies of several cell lines associated with the inhibition of HBV replication, including primary rat hepatocytes, OCB-030 was observed to be non cytotoxic. In addition, OCB-030 did not have any significant cardiotoxicity or mutagenic activity after repeat in vitro studies. In a single non GLP toxicology study in mice, researchers administered a total of 24 mice with a daily dose of 0 to 250 mg/kg of OCB-030 for seven days. The goal of this study was to identify any toxicities associated with the compound, and no significant adverse findings were identified.

In the preclinical animal studies performed by NeuroVive and Biotica, OCB-030 did not result in elevated levels of bilirubin, which are commonly associated with cyclosporine based cyclophilin inhibitors due to the drug’s effect on bilirubin transporters. High levels of bilirubin can lead to additional side effects, such as pruritis, or itching, and potentially mask underlying liver damage.

We are currently conducting IND enabling preclinical studies with OCB-030. These studies are being conducted in accordance with good laboratory practices, or GLP, and are evaluating the safety of OCB-030 in animals. We are also performing formulation development work to support oral dosing in clinical trials.

Surface Antigen Secretion Inhibitors

Overview

We are developing multiple HBV surface antigen secretion inhibitors. By inhibiting the secretion of HBV surface antigen from infected cells, we expect that the immune response of patients treated with this therapy will reengage and thereby be able to mount a more credible response to a hepatitis B virus infection. We acquired these drug candidates through our recent acquisition of Enantigen. We expect to file an IND for a lead compound with the FDA or its equivalent in another territory in 2016.

Mechanism of Action

HBV surface antigen is a viral protein found on the surface of both new HBV virus particles and subviral particles. HBV surface antigen has an effect on both the innate and adaptive immune response to hepatitis B infection. HBV surface antigen has a controlling influence on interferon stimulating genes and on T cell function, which leads to the inhibition of interferon production and lack of activation of immune cells involved in virus killing. The magnitude of the effect of HBV surface antigen on host immune control is also impacted by the amount of HBV surface antigen containing subviral particles, which overwhelms the host immune system and exhausts the immune response to the viral infection. We expect that inhibiting the secretion of HBV surface antigen will reactivate the host immune system to reduce viral replication and increase clearance of HBV infected cells.

Preclinical Development

Our discovery program in HBV surface antigen secretion inhibition is currently in lead optimization, with several distinct and novel lead compound series. These lead compound series were identified by screening a library of small molecules using a novel assay that allows the quantitation of HBV surface antigen production. In whole cell screening assays, these molecules were not observed to be toxic. In addition, in a 7 day non GLP mouse toxicity study, we observed no significant adverse effects. Compounds within these chemical series have demonstrated the ability to inhibit the secretion of HBV surface antigen in vitro with sub micromolar activity and have shown activity against cell lines that are resistant to the effect of known clinically relevant nucleoside and nucleotide HBV polymerase inhibitors.

We expect to file an IND with the FDA, or an equivalent filing with foreign regulatory authorities, and commence clinical trials for our HBV surface antigen program once we complete additional preclinical development, including additional medicinal chemistry efforts to improve potency and optimize the drug like properties of the lead compound series, as well as additional studies to assess efficacy in animal models of HBV infection and evaluation of in vivo safety.

STING Agonists

Overview

We are developing STING agonists. By activating interferon genes, we anticipate that the body will produce additional interferon alpha and beta, which have antiviral properties. Our development program, which is currently in the discovery research stage, is based on proof of concept data in mice generated by Blumberg.

Mechanism of Action

The innate immune cytokine response plays an essential role in defending against viral infection. Infecting viruses are recognized by PRRs, including TLRs, as well as RIG I like receptors, or RLRs, each of which activate cellular responses resulting in the production of type 1 interferons, proinflammatory cytokines and chemokines. The early cytokine response not only limits the virus replication and spreading, but also orchestrates the more specific adaptive immune response that eventually eliminates the virus. The essential role of PRR mediated immune response is supported by the fact that mice deficient in the genes encoding PRRs or their signaling components are vulnerable to viral infections. Pathogenic viruses such as HBV have evolved multiple mechanisms to evade or counter the host PRR mediated innate immune response.

STING is a cytoplasmic PRR that, when activated, induces the expression of type 1 interferons, alpha and beta, and produces an antiviral state following expression. STING activation not only appears to produce a predominant interferon response but also a less vigorous proinflammatory cytokine response. Consequently, we believe that activation of STING within liver cells has the potential to be an immunomodulatory approach to the elimination of HBV and the treatment of hepatitis B.

Preclinical Development

Data suggests that HBV replication can be inhibited through pharmacological activation of multiple PRRs. In in vivo studies, the activation of TLRs has been observed to induce the secretion of cytokines that inhibit HBV replication in liver cells. Activation of the RIG I pathway in liver cells has been observed to efficiently suppress HBV replication in cell culture and in mice livers. However, one of the challenges often associated with systemic administration of TLR or RLR agonists at doses needed to effect an antiviral response is that they can be associated with significant adverse effects due to the activation of a wide spectrum of cellular responses and massive production of pro inflammatory cytokines. Therefore, an approach to activation of the innate immune response without concomitant production of a massive pro inflammatory response would represent a significant step in the development of an effective anti viral immunomodulatory agent.

In preclinical studies conducted by Blumberg, a whole cell screen for activators of STING has identified small molecules that provided proof of concept data that STING agonists can elicit an antiviral response and inhibit HBV replication in mouse liver cells. The results of these preclinical studies also suggest that this antiviral response is mediated by interferons.

Based on these findings, we have commenced a drug discovery program in collaboration with Blumberg to identify potent, orally active small molecule human STING agonists that possess the desired characteristics to progress into human clinical studies. We are currently screening compound libraries to identify active human STING agonists. We will conduct medicinal chemistry lead optimization in order to identify potent STING agonists that we believe could demonstrate in vivo efficacy in animal models before seeking to progress any compounds into clinical evaluation in humans.

Our Programs Designed to Eliminate cccDNA

cccDNA Formation Inhibitors

Overview

We are developing multiple series of cccDNA formation inhibitors. The inhibition of cccDNA formation would reduce the amount of cccDNA in the infected liver cell and could ultimately eliminate the reservoir of HBV genomic material required for continued viral replication. We acquired the exclusive, worldwide rights to this program through an in license from Blumberg. This program is currently in early optimization and we anticipate filing an IND with the FDA or its equivalent in another territory in 2017.

Mechanism of Action

cccDNA is the reservoir of viral genomic material that resides within the nucleus of an infected liver cell. cccDNA is generated from the uptake of encapsidated rcDNA that originates from both new virus infecting the cell and from a process of cccDNA repopulation that occurs as a result of the viral replication process. New virus particles and subviral particles are produced from cccDNA, meaning that the elimination of cccDNA from liver cells is necessary in order to effectively eradicate HBV from the liver. We believe that we may be able to inhibit the formation of new cccDNA molecules by blocking the entry of rcDNA into the nucleus of liver cells.

Preclinical Development

We have identified several lead compound series as potential cccDNA formation inhibitors using a cell line that expresses a unique transcript and which results in the overproduction of cccDNA, which allows for the quantification of cccDNA and other cccDNA dependent viral genomic materials. In cell culture, these compounds have been observed to reduce the production of cccDNA, pgRNA and viral single stranded DNA, thereby inhibiting both the production of new virus and reducing the reservoir of viral genomic material needed to sustain viral persistence.

We expect to file an IND and to commence clinical trials for our cccDNA formation inhibition program following additional preclinical development, including medicinal chemistry efforts to improve the potency of our identified compounds and studies to optimize the drug like properties of the lead compound series, as well as additional studies to assess the efficacy of the compounds in animal models of HBV infection and evaluation of in vivo safety.

cccDNA Epigenetic Modifiers

Overview

In addition to cccDNA formation inhibitors, we are developing cccDNA epigenetic modifiers. By controlling cccDNA transcription, we anticipate that we may be able to inhibit the formation of new virus and subviral particles from cccDNA. This development program, which is currently in the discovery research stage, is based on proof of concept data generated by Blumberg using known inhibitors of enzymes involved in DNA information processing.

Mechanism of Action

Transcription is the first step in the process of producing new virus and viral proteins from the viral genetic information found in cccDNA. To enable transcription, cccDNA recruits host proteins to form a minichromosome, the machinery driving the transcription process. This process is regulated by chemical reactions that modify cccDNA and control how much cccDNA information gets produced. The control of the information reading from DNA is called epigenetics.

Enzymes are involved in modifying DNA and affecting the reading of DNA information. Our program in cccDNA inhibition includes a discovery program targeting enzymes involved in cccDNA information processing. Histone deacetylases, known as HDAC, and methyl transferases are enzymes that modify DNA and control the processing of the information coded in DNA. Small molecule HDAC inhibitors and methyl transferase inhibitors have been shown to inhibit cccDNA transcription in vitro. In studies of dose dependent HDAC inhibitors, these molecules were observed to reduce pgRNA, a product of cccDNA information processing, in liver cells. We believe this data suggests that cccDNA transcription inhibitors could lead to the inhibition of formation of new viral proteins and viral genomic materials needed for the formation of new virus and subviral particles from cccDNA. We are targeting this cccDNA information processing as an approach to inhibit the formation of new HBV virus and subviral particles, which are critical for continuous infection and host immune control. We believe that the stability of the cccDNA minichromosomes may also be disrupted by targeting the host protein cccDNA interaction.

Preclinical Development

Based on our understanding of cccDNA processing and through the use of in vitro screens developed at Blumberg, we are screening compound libraries to identify compounds that could potentially inhibit cccDNA information processing. Once we have identified an active compound series, we will conduct medicinal chemistry lead optimization to identify potent, selective and drug like molecules. We will then further evaluate optimized compounds in animal models of HBV infection. Following evaluation of safety in animals, we will conduct IND enabling studies in accordance with GLP before progressing into human clinical trials.

Competition

Because a significant unmet medical need exists for HBV, there are several large and small pharmaceutical companies focused on delivering therapeutics for treatment of the disease. It is likely that additional drugs will become available in the future for the treatment of HBV, considering the major unmet medical need for an effective therapy. We believe that the introduction of curative HBV therapeutics and finite duration treatment regimens will significantly expand the number of patients seeking treatment. Our HBV drug candidates, if ultimately approved by the FDA or other regulatory authorities, may compete directly and may also be used in combination with the current standard of care, with other drug candidates that we may develop internally, or with drug candidates developed by competitors.

We are aware of a number of pharmaceutical companies developing HBV therapeutics designed to suppress viral replication and activate the host immune system. For example, we are aware of one company, Novira Therapeutics, with a capsid assembly inhibitor drug candidate in clinical trials, and another company, Replicor, with an HBV surface antigen secretion inhibitor in clinical trials. In addition to companies developing therapies with mechanisms of action similar to those that we intend to develop, we are also aware of companies with other approaches that may be used to treat HBV. For example, several companies, particularly Arrowhead Research Corporation, ISIS Pharmaceuticals, Alnylam Pharmaceuticals and Tekmira Pharmaceuticals, are developing RNA targeted therapies, which interfere with the production of viral RNA from cccDNA. Gilead Sciences and Roche are developing drug candidates, known as TLR 7 agonists, that target receptors located on the surface of and within cells and can recognize foreign viral proteins and viral genomic materials, thereby stimulating the immune response. Gilead is also developing a therapeutic vaccine that stimulates the host immune response, and we are aware of one company, Spring Bank Pharmaceuticals, with a drug candidate in development intended to activate the RIG I and NOD2 cellular pathways, thereby stimulating the immune response to infection. Hepatera and MYR GmbH are developing a drug candidate that is an entry inhibitor, which blocks the attachment of infectious viral particles to cellular receptors, and TetraLogic Pharmaceuticals is developing a potential HBV therapy, birinapant, that selectively causes infected cells to enter apoptosis, or programmed cell death.

While our existing and potential future competitors’ drug development programs may compete directly with ours, few of these competitors are focused exclusively on developing a cure for HBV, and none of our competitors appear to have the experience with liver diseases that our management team possesses. Most of our competitors have internal programs targeting only one or two of the three key HBV persistence factors, and are focused singly on one product and one mechanism of action. Further, many of the drug therapies that our competitors currently have in development are delivered intravenously or subcutaneously, and not orally.

Drug development is, however, highly competitive and subject to rapid and significant technological advancements. Our ability to compete will significantly depend upon our ability to identify and develop promising drug candidates, complete necessary clinical trials and regulatory approval processes, and effectively market any drugs that we may successfully develop. Our current and potential future competitors include pharmaceutical and biotechnology companies, academic institutions and government agencies. The primary competitive factors that will affect the commercial success of any drug candidates for which we may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage and reimbursement. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, as well as in obtaining regulatory approvals of those drug candidates in the United States and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.

Accordingly, our competitors may be more successful than us in obtaining regulatory approval for therapies and in achieving widespread market acceptance of their drugs. It is also possible that the development of a cure or more effective treatment method for HBV by a competitor could render one or more of our drug candidates non competitive or obsolete or reduce the demand for our drug candidates before we can recover our development and commercialization expenses.

Collaborations and Licensing Agreements

The Baruch S. Blumberg Institute and Drexel University

In February 2014, we entered into a license agreement with Blumberg and Drexel that granted us an exclusive (except as to certain know how and subject to retained non commercial research rights), worldwide, sublicensable license, under specified patents and know how controlled by Blumberg and Drexel as of the effective date of the agreement, to make, use, import, offer for sale and sell, for all uses in humans, products that incorporate licensed compounds and that are made, used, imported, offered for sale or sold by us or our affiliates or sublicensees. The licensed compounds are compounds that are enabled by the licensed patents and that fall into one of three different compound series: cccDNA inhibitors, capsid assembly inhibitors and hepatocellular carcinoma, or HCC, inhibitors.

In partial consideration for this license, we paid a license initiation fee of $150,000 and issued warrants to Blumberg and Drexel, which were automatically exercised in full, for an aggregate of 530,612 shares of our common stock, in connection with our financing by Roivant in August 2014. Under this license agreement, we also agreed to pay up to $3.5 million in development and regulatory milestones per licensed compound series, up to $92.5 million in sales performance milestones per licensed product, and royalties in the mid single digits in connection with our sale of licensed products. We are also obligated to pay Blumberg and Drexel a double digit percentage of all amounts received from our sublicensees, subject to customary exclusions.

In November 2014, we entered into an additional license agreement with Blumberg and Drexel pursuant to which we received an exclusive (subject to retained non commercial research rights), worldwide, sublicensable license under specified patents and know how controlled by Blumberg and Drexel covering epigenetic modifiers of cccDNA and STING agonists. In consideration for these exclusive licenses, we made an upfront payment of $50,000. Under this agreement, we will be required to pay up to $1.0 million for each licensed product upon the achievement of a specified regulatory milestone and a low single digit royalty on any net sales of compounds covered by this intellectual property. We are also obligated to pay Blumberg and Drexel a double digit percentage of all amounts received from our sublicensees, subject to exclusions.

These license agreements, including the know how license we received, will expire on a country by country and licensed product by licensed product basis upon the later of the expiration of the last valid claim covering the licensed product in such country or 10 years after the first sale of the first licensed product in such country, if no licensed patent has issued. Our royalty payment obligations continue through the term of such agreement, regardless of patent issuance. In addition to customary termination provisions, we may terminate this license agreement early on a country by country and licensed product by licensed product basis, and Blumberg and Drexel may terminate our license with respect to a licensed compound series if we cease all research, development and commercialization efforts for that licensed compound series. Upon termination of this license agreement for any reason, we are obligated to provide to Blumberg and Drexel a complete copy of all product related data generated by us that will facilitate further development of the technology that was licensed to us.

License Agreements between Enantigen and Blumberg and Drexel

In October 2014, we acquired all of the outstanding shares of Enantigen pursuant to a stock purchase agreement. Through this transaction, we acquired our HBV surface antigen secretion inhibitor program and one of our capsid assembly inhibitor programs.

Under the stock purchase agreement, we agreed to pay to Enantigen’s selling stockholders up to a total of $21.0 million upon the achievement of specified development and regulatory milestones for the first two products that contain either a capsid compound or a HBV surface antigen compound that is covered by a patent that we acquired under this agreement or a capsid compound from an agreed upon list of compounds, up to a total of $101.5 million in sales performance milestones in connection with the sale of our first commercialized product for the treatment of HBV, regardless of whether such product is based upon assets acquired under this agreement, and low single digit royalty on net sales of such first commercialized HBV product, up to a maximum royalty payment of $1.0 million that, if paid, would be offset against our milestone payment obligation.

Under the stock purchase agreement, we also agreed to cause Enantigen to fulfill its obligations under Enantigen’s three patent license agreements with Blumberg and Drexel. These patent license agreements are directed to different patents owned by Blumberg and Drexel and share the following terms: Enantigen received an exclusive (subject to retained rights for educational and research use), worldwide, sublicensable license, under the licensed patents, to make, use, and commercialize licensed products in the field of HBV research, diagnosis and treatment. Licensed products are those products that are covered by the licensed patents and that are made, used, imported, offered for sale or sold by Enantigen or its affiliates or sublicensees. Pursuant to each patent license agreement, Enantigen is obligated to pay Blumberg and Drexel up to approximately $500,000 in development and regulatory milestones per licensed product, royalties in the low single digits on Enantigen’s and its affiliates’ and sublicensees’ net sales of licensed products, and a percentage of revenue it receives from its sublicensees. Each patent license agreement will expire in its entirety on the later of expiration of the last licensed patent or 10 years from the first sale of the first licensed product. Enantigen’s royalty payment obligations continue through the term of each agreement, regardless of patent issuance. Enantigen may terminate each patent license agreement early for convenience or on account of Blumberg and Drexel’s uncured material breach of the agreement. Blumberg and Drexel may also terminate each patent license agreement on customary provisions including Enantigen’s or its affiliate’s or sublicensee’s insolvency or uncured breach of the Agreement. Upon termination for any reason, Enantigen is obligated to provide Blumberg and Drexel with a complete copy of all product related data generated by Enantigen that will facilitate further development of the technology that was licensed to Enantigen.

Research Collaboration and Funding Agreement with The Baruch S. Blumberg Institute

In October 2014, we entered into a research collaboration and funding agreement with Blumberg under which we will provide $1.0 million per year of research funding for three years, renewable at our option for an additional three years, for Blumberg to conduct research projects in HBV and liver cancer pursuant to a research plan to be agreed upon by the parties. We will put into escrow all research funding payments due for the remainder of the initial 3 year term. Blumberg has exclusivity obligations to us with respect to HBV research funded under the agreement. In addition, we have the right to match any third party offer to fund HBV research that falls outside the scope of the research being funded under the agreement. Blumberg has granted us the right to obtain an exclusive, royalty bearing, worldwide license to any intellectual property generated by any funded research project. If we elect to exercise our right to obtain such a license, we will have a specified period of time to negotiate and enter into a mutually agreeable license agreement with Blumberg. This license agreement will include the following pre negotiated upfront, milestone and royalty payments if they are appropriate for the stage of development and the type of patent claims: depending on whether the licensed intellectual property includes composition of matter patents or method of use only patents, an upfront payment in the amount of $100,000, up to $8.1 million upon the achievement of specified development and regulatory milestones, up to $92.5 million upon the achievement of specified commercialization milestones, and royalties at a low single to mid single digit rates on net sales of licensed products covered by the patent claims. If we do not enter into a license agreement with Blumberg before the end of the negotiating period, then we will have a right of first refusal for an additional period to match any terms offered from a third party for such intellectual property rights.

NeuroVive Pharmaceutical AB

In September 2014, we entered into a license agreement with NeuroVive that granted us an exclusive, worldwide, sublicensable license, under patents and know how controlled by NeuroVive, to develop, manufacture and commercialize, for the treatment of HBV, oral dosage form products, or licensed products, that incorporate licensed compounds, which are sanglifehrin based cyclophilin inhibitors (including OCB 030) covered by the licensed patents. Under this license agreement we were also granted a non exclusive, royalty free right and license and right of reference to NeuroVive’s relevant regulatory approvals and filings for the sole purpose of developing, manufacturing and commercializing licensed products for the treatment of HBV. Under this license agreement, we have (1) an option to expand our exclusive license to include treatment of viral diseases other than HBV and (2) an option, exercisable upon specified conditions, to expand our exclusive license to include development, manufacture and commercialization of non oral variations of licensed products for treatment of viral diseases other than HBV. NeuroVive retains all rights with respect to development, manufacture and commercialization of licensed products and non oral variations of licensed products for all indications (other than HBV) for which we have not exercised our option. Any patent rights, know how and improvements conceived and reduced to practice jointly by NeuroVive (including its affiliates, agents, sublicensees, and third parties acting on its behalf) and us (including its affiliates, agents, sublicensees, and third parties acting on its behalf), while performing activities under the license with NeuroVive are jointly owned by us and NeuroVive.

In partial consideration for this license, we paid NeuroVive a license fee of $1 million. We are also obligated to pay up to $47.0 million in clinical development and regulatory milestones per indication and up to $102.5 million in sales performance milestones per licensed product and indication. If we are acquired by a third party in a transaction that meets certain criteria, then we or our acquiror will be obligated to pay all remaining development, regulatory and sales milestone payments, regardless of whether the applicable milestone events have been achieved, for each licensed product that entered clinical development before such acquisition. We agreed to pay NeuroVive tiered royalties in the mid single to low double digit range upon gross sales of patented licensed products. In addition to the cash payments, upon the completion of an initial public offering, we are obligated to issue to NeuroVive a number of shares of our common stock equal to $1 million divided by the average of the opening and closing prices of our common stock on the first day of trading.

Our license agreement with NeuroVive will expire on a country by country and licensed product by licensed product basis upon the expiration of the last applicable valid claim. In addition to customary termination provisions by either party, we may terminate this license agreement early in its entirety or in some cases, on a country by country and licensed product by licensed product basis, for convenience, or on account of a specified drop in sales following generic drug sales or clinical failure of a licensed product. If we terminate this license agreement in its entirety for convenience prior to the first commercial sale of any licensed product, we will be obligated to pay NeuroVive $2 million. If this license agreement is terminated early for reasons other than NeuroVive’s uncured material breach, we are obligated to grant NeuroVive an exclusive license to all regulatory approvals, know how and trademarks related to the terminated licensed products in the terminated countries, to provide NeuroVive with our inventory of licensed products and to assist NeuroVive in procuring additional quantities of licensed products.

Cytos Biotechnology Ltd

On December 30, 2014, we entered into a license agreement with Cytos and upon satisfaction of specified closing conditions, including conversion of all of Cytos’ publicly traded bonds into equity and delivery by Cytos of specified financial documents confirming that Cytos is not overindebted as defined in specified Swiss laws, we will receive an exclusive, worldwide, sublicensable (subject to certain restrictions with respect to licensed viral infections other than hepatitis) license, under patents and know-how controlled by Cytos, to research, develop, manufacture, use and commercialize, for the diagnosis, treatment or prevention of hepatitis viruses in humans, licensed products that incorporate licensed compounds. The closing condition related to conversion of Cytos’ publicly traded bonds into equity and delivery of specified financial documents may be waived by us and we have the right to proceed with the closing of the agreement notwithstanding these specified conditions. Licensed compounds are Qbeta-derived virus-like particles that encapsulate TLR9, TLR7 or RIG-I agonists and that may or may not be conjugated with antigens from hepatitis virus or other licensed viruses, thus creating six different series of licensed compounds. Upon closing of the Cytos Agreement, we will have an option to expand our license to include additional viral infections other than influenza and Cytos will retain all rights with respect to development, manufacture and commercialization of licensed products for influenza, all non-viral infections, and all viral infections (other than hepatitis) for which we have not exercised our option. We will have additional diligence obligations with respect to those infections for which we exercise our option. We will also have a right of first refusal to purchase the licensed patents and know-how if Cytos becomes insolvent. If all development of a licensed product that has successfully completed a phase Ib clinical trial and for all other licensed products containing the same class of agonist (TLR9, TLR7 or RIG-1) is discontinued for reasons other than safety or efficacy, then we will be obligated to make a $1 million discontinuation payment to Cytos, once for hepatitis and once for each additional licensed viral infection for which development is discontinued. This discontinuation payment is also payable if we fail to initiate research or development activities within a specified period of time with respect to any viral infection for which we exercise our option, in which case our license to such viral infection will automatically terminate.

In partial consideration for this license, upon closing of the Cytos Agreement we will be obligated to pay Cytos up to a total of $67 million for each of the six licensed compound series upon the achievement of specified development and regulatory milestones for hepatitis and each additional licensed viral infection, up to a total of $110 million upon the achievement of specified sales performance milestones, and tiered royalty payments at a royalty rate in the high-single to low-double digits, based upon net sales of licensed products. Our royalty obligations will end, and the Cytos Agreement will expire, on a licensed product-by-licensed product and country-by-country basis on the latest of (1) expiration of the last valid claim of the licensed patents or certain of our own patents, (2) the expiration of regulatory data exclusivity or (3) ten years from first commercial sale. Our royalty payments may be reduced on account of generic products, expiration of issued patents or non-issuance of pending patent applications covering such product in such country, compulsory licenses or certain royalty payments to third parties. Upon expiration of the Cytos Agreement, our know-how license becomes fully-paid up and royalty free.

We may terminate the Cytos Agreement 180 days or more after signing if the closing has not occurred because the conditions to closing have not then been satisfied or waived or are incapable of fulfillment other than due to our actions or failure to act. We may terminate the Cytos Agreement after closing in whole or part for convenience, and either party may terminate the Cytos Agreement for the other party’s uncured material breach. Upon any termination by us for convenience after the closing or by Cytos for our uncured material breach, we are obligated to transfer to Cytos our regulatory documentation and approvals that are specific to the terminated licensed products, we are required to sell to Cytos, at a specified price, our biological materials, clinical trial supplies and all commercial inventory not sold in the post-termination sell-off period, and our sublicense agreements will be assigned to Cytos.

Manufacturing

We do not currently have our own manufacturing capabilities and will rely on third party manufacturers for supply of the active pharmaceutical ingredients, or APIs, we will use in our preclinical studies and clinical trials. We do not expect to establish our own manufacturing facilities in the near future and we will continue to rely on third party manufacturers to produce our drug candidates for preclinical studies and clinical trials. We have not yet entered into any definitive supply agreements with any company for the manufacture of any of our drug candidates. We believe that adequate alternative sources of supply exist for our drug candidates in the event that our supply is interrupted.

Manufacturing of drug candidates is subject to extensive regulations that impose various procedural and documentation requirements, which govern recordkeeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. We expect that all of our contract manufacturing organizations will manufacture our drug candidates under current Good Manufacturing Practice, or cGMP, conditions. cGMP is a regulatory standard for the production of pharmaceuticals to be used in humans.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, novel discoveries, product development technologies and other know how, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing or in licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know how, continuing technological innovation and potential in licensing opportunities to develop and maintain our proprietary position.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the process may provide sufficient basis for a competitor to avoid infringement claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our intellectual property.

As of December 31, 2014, after giving effect to our license agreement with Cytos, we have exclusively licensed rights to approximately 100 patents and approximately 150 pending patent applications worldwide, including many related to our lead HBV drug candidates that are currently under development.

Our TLR portfolio, which was exclusively licensed from Cytos for the diagnosis, treatment or prevention of hepatitis viruses in humans, includes seven patent families with claims generally directed to compounds to enhance an immune response in animals, methods for producing these compounds, and methods for enhancing immune responses in animals. The TLR portfolio includes five U.S. patents, approximately 100 foreign patents, six U.S. patent applications and 18 foreign patent applications. Patents in these families, if issued, are expected to expire from 2022 to 2027, absent any adjustments or extensions.

Our OCB-030 cyclophilin inhibitor portfolio, which was exclusively licensed from NeuroVive for use to treat hepatitis B via oral administration, includes six patent families with claims directed to OCB-030 and related compounds, oral formulations of the same, and methods of manufacturing and using such compounds for the treatment of viral infections including HBV. The OCB-030 portfolio includes patents issued in Panama and Pakistan, six pending US patent applications, and approximately 75 pending patent applications in various foreign jurisdictions including Australia, Brazil, Canada, China, Eurasia, Gulf Cooperation Council, Hong Kong, Indonesia, India, Israel, Japan, Malaysia, Mexico, Philippines, Singapore, South Africa, South Korea, Thailand, Taiwan, and Venezuela. Patents in these families, if issued, are expected to expire from 2029 to 2032, absent any adjustments or extensions.

Through an exclusive in license from Blumberg and Drexel and through our recent acquisition of Enantigen, we have acquired rights to three different patent families related to capsid assembly inhibitor drug candidates. The Blumberg capsid assembly inhibitor portfolio (BLUM Capsid) is made up of one patent family with claims directed to compounds to inhibit proper HBV capsid assembly, methods of using these compounds to treat HBV, and methods for making the compounds. The BLUM Capsid portfolio includes a PCT patent application that will be filed in the US and foreign jurisdictions in June 2015. Patents in this family, if issued, are expected to expire in 2033, absent any adjustments or extensions. The Enantigen portfolio is made up of two patent families with claims directed to compounds to inhibit proper HBV capsid assembly, methods of using these compounds to treat HBV, and methods for making the compounds. The Enantigen portfolio includes one US patent application and one PCT patent application that will be filed in the US and foreign jurisdictions in June 2015. Patents in these families, if issued, are expected to expire from 2032 to 2033, absent any adjustments or extensions.

Through an exclusive in license from Blumberg and Drexel, we have acquired rights to a patent family related to cccDNA formation inhibitors (BLUM cccDNA) with claims directed to compounds to inhibit the formation of cccDNA, methods of using the compounds to treat HBV and methods of making the compounds.

The BLUM cccDNA portfolio includes one pending U.S. patent application and at least 12 pending foreign patent applications. Patents in this family, if issued, are expected to expire in 2033, absent any adjustments or extensions.

For our HBV surface antigen secretion inhibitor portfolio, we have acquired, via our acquisition of Enantigen, rights to two patent families with claims directed to compounds to inhibit the formation of cccDNA, methods of using the compounds to treat HBV and methods of making the compounds. The HBV surface antigen secretion inhibitor portfolio includes one U.S. patent, one Chinese patent, one pending U.S. patent application, and two pending foreign patent applications. The U.S. patent is expected to expire in 2030, including patent term adjustment, and all other patents in these families, if issued, are expected to expire from 2027 to 2031, absent any adjustments or extensions.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are effective for 20 years from the earliest effective filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product by product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, we rely upon trade secrets and know how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know how and inventions. For more information, please see “RISK FACTORS — Risks Related to OnCore — Risks Related to Our Intellectual Property.”

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have a material adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention. For more information, please see “RISK FACTORS — Risks Related to OnCore — Risks Related to Our Intellectual Property.”

Government Regulation

FDA Drug Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, and other U.S. federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with U.S. federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30 day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30 day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with U.S. federal regulations; (ii) in compliance with current good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval at each site at which the clinical trial will be conducted. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine metabolism, pharmacokinetics, the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 clinical trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for standard review drug products are reviewed within 10 to 12 months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs. Such supplements are typically reviewed within 10 months of receipt.

Post Approval Requirements

Once an NDA is approved, a product will be subject to certain post approval requirements. For instance, the FDA closely regulates the post approval marketing and promotion of drugs, including standards and regulations for direct to consumer advertising, off label promotion, industry sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post marketing testing, known as Phase 4 testing, risk evaluation and mitigation strategies, or REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Other Healthcare Laws

Although we currently do not have any products on the market, our current and future business operations may be subject to additional healthcare regulation and enforcement by the U.S. federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. Such laws include, without limitation, state and U.S. federal anti kickback, fraud and abuse, false claims, privacy and security, price reporting and physician sunshine laws. Some of our pre commercial activities are subject to some of these laws.

The U.S. federal Anti Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer or a party acting on its behalf to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a U.S. federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Anti Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti Kickback Statute.

Instead, the legality of the arrangement will be evaluated on a case by case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of U.S. federal healthcare covered business, the Anti Kickback Statute has been violated. Violations of this law are punishable by up to five years in prison, and can also result in criminal fines, administrative civil money penalties and exclusion from participation in U.S. federal healthcare programs.

Additionally, the intent standard under the Anti Kickback Statute was amended by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the U.S. federal Anti Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. federal civil False Claims Act.

The U.S. federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, U.S. federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers, promoting a product off label, or for providing medically unnecessary items or services. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. Penalties for U.S. federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in U.S. federal healthcare programs, and, although the federal False Claims Act is a civil statute, U.S. False Claims Act violations may also implicate various U.S. federal criminal statutes.

The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new U.S. federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the U.S. federal Anti Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a U.S. federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, to the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, including the final omnibus rule published on January 25, 2013, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. At present, it is unclear if we would be considered a business associate subject to HIPAA upon the commercialization of a product. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the U.S. federal HIPAA laws and seek attorney’s fees and costs associated with pursuing U.S. federal civil actions. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties.

The Affordable Care Act imposed, among other things, new annual reporting requirements for covered manufacturers for certain payments and other transfers of value provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures.”

Because we intend to commercialize products that could be reimbursed under a U.S. federal healthcare program and other governmental healthcare programs, we intend to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and program requirements to which we will or may become subject. Although the development and implantation of compliance programs designed to establish internal controls and facilitate compliance can mitigate the risk of investigation, prosecution, and penalties assessed for violations of these laws, the risks cannot be entirely eliminated.

If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in U.S. federal and state healthcare programs and individual imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Health Reform

In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs.

In particular, the Affordable Care Act has had, and is expected to continue to have, a significant impact on the healthcare industry. The Affordable Care Act was designed to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the Affordable Care Act revises the definition of “average manufacturer price” for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices and imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare providers and entities, and a significant number of provisions are not yet, or have only recently become, effective.

We cannot predict the impact of the Affordable Care Act on pharmaceutical companies, as many of the reforms require the promulgation of detailed regulations implementing the statutory provisions, some of which has not yet occurred. In the coming years, additional legislative and regulatory changes could be made to governmental health programs that could significantly impact pharmaceutical companies and the success of our drug candidates.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This included reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and will stay in effect through 2024 unless additional Congressional action is taken. Additionally, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, the recently enacted Drug Supply Chain Security Act, imposes new obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing, which will be phased in over several years beginning in 2015. Among the requirements of this new legislation, manufacturers will be required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. The transfer of information to subsequent product owners by manufacturers will eventually be required to be done electronically. Manufacturers will also be required to verify that purchasers of the manufacturers’ products are appropriately licensed. Further, under this new legislation, manufacturers will have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

Coverage and Reimbursement

Sales of our products, once approved, will depend, in part, on the extent to which the costs of our products will be covered by third party payors, such as government health programs, private health insurers and managed care organizations. Third party payors generally decide which drugs they will cover and establish certain reimbursement levels for such drugs. In particular, in the U.S., private health insurers and other third party payors often provide reimbursement for products and services based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of our drug candidates will therefore depend substantially on the extent to which the costs of our drug candidates will be paid by third party payors. Additionally, the market for our drug candidates will depend significantly on access to third party payors’ formularies without prior authorization, step therapy, or other limitations such as approved lists of treatments for which third party payors provide coverage and reimbursement. Additionally, coverage and reimbursement for therapeutic products can differ significantly from payor to payor. One third party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time consuming process.

Third party payors are developing increasingly sophisticated methods of controlling healthcare costs and increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of U.S. federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could limit our net revenue and results. If these third party payors do not consider our products to be cost effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis. Decreases in third party reimbursement for our products once approved or a decision by a third party payor to not cover our products could reduce or eliminate utilization of our products and have a material adverse effect on our sales, results of operations and financial condition. In addition, state and U.S. federal healthcare reform measures have been and will be adopted in the future, any of which could limit the amounts that U.S. federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

Employees

As of December 31, 2014, we had eight employees, all of whom are located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our principal offices occupy an aggregate of approximately 2,600 square feet of leased office, laboratory and warehouse space in Doylestown, Pennsylvania, pursuant to a lease agreement that expires in March 2015. We believe that our current facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand our existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Dividends or Distributions

We have never declared or paid any dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Management’s Discussion and Analysis of OnCore’s Financial Condition and Results of Operations

Set forth below is the management’s discussion and analysis for OnCore for (i) the year ended December 31, 2013 compared to the year ended December 31, 2012, as derived from OnCore’s audited annual financial statements for the year ended December 31, 2013, and (ii) the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 as derived from OnCore’s interim financial statements for the nine months ended September 30, 2014.

You should read the following discussion and analysis of OnCore’s financial condition and results of operations together with OnCore’s financial statements and the related notes and other financial information included elsewhere in this proxy statement/circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/circular, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “RISK FACTORS” section of this proxy statement/circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview of OnCore

We are a biopharmaceutical company dedicated to discovering, developing and commercializing an all-oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by HBV. HBV is the leading cause of liver cancer and is one of the leading causes of liver cirrhosis. Our founding management team has significant experience developing and commercializing drug candidates targeting HBV as well as hepatitis C and other liver diseases. Leveraging this experience, we are developing a portfolio of drug candidates that we believe can together provide a cure for hepatitis B through the combination of multiple mechanisms of action. Specifically, we seek to effect a cure through a combination approach of aggressively suppressing HBV replication within liver cells, stimulation and reactivation of the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as cccDNA that is the source of HBV persistence.

We currently have eight distinct drug development programs targeting HBV through multiple mechanisms of action. We intend to initiate clinical trials in humans in 2015 for our most advanced drug candidates, which are focused on the suppression of viral replication, as well as stimulation reactivation of the body’s immune response. We intend to conduct preclinical studies in order to progress additional compounds into clinical development, including those targeting elimination of cccDNA, and expect to file INDs with the FDA, or equivalent filings with foreign regulatory authorities, for these drug candidates beginning in 2016.

We have incurred net losses since our inception in May 2012. Our operations to date have been limited to organizing and staffing our company, raising capital, conducting preclinical research and in-licensing or acquiring our drug development programs. To date, we have not generated any revenue and have financed our operations exclusively through the private placement of our equity securities and capital contributions from our co-founders. We expect to continue to incur significant and increasing operating losses at least for the next several years. We do not expect to generate revenue unless and until we successfully complete development and obtain regulatory approval for one or more of our drug candidates. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of our planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase substantially as we:

•

continue the research and development of our drug candidates, including the identification of lead compounds for several of our programs, and additional preclinical studies to allow us to begin conducting clinical trials in humans;

•	seek to discover and develop additional drug candidates;

•	integrate acquired technologies into a comprehensive regulatory and product development strategy;

•	achieve milestones under our license and collaboration agreements with third parties that will require us to make substantial payments to those parties;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional scientific, clinical, quality control and administrative personnel;

•	add operational, financial and management information systems and personnel, including personnel to support our drug development efforts;

•	seek regulatory approvals for any drug candidates that successfully complete clinical trials; and

•

ultimately establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any drug candidates for which we may obtain regulatory approval.

The financial statements included in this proxy statement/circular have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of our business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Review of 2012 and 2013

For the period from our inception on May 10, 2012 through December 31, 2012 and for the year ended December 31, 2013, we had limited operations and did not generate any revenue. Our total operating expenses were approximately $10,000 during 2013, compared to $33,000 for the period from inception through December 31, 2012. In 2012, our cash flows consisted primarily of $151,000 from the issuance of common stock to our founders, of which $133,000 was used for the purchase of equipment. In 2013, our operations were funded from additional capital contributions and short-term borrowings from our founders. At December 31, 2013, we had cash of $13,000, total assets of $146,000, total liabilities of $27,000, all of which were current, and an accumulated deficit of $43,000.

Review of Nine Months Ended September 30, 2013 and 2014

For the nine months ended September 30, 2013 and 2014, we did not generate any revenue. Our loss from operations was $7,000 and $1.8 million, respectively. For the nine months ended September 30, 2014, our cash flows consisted primarily of $7.8 million from the sale of convertible preferred stock, net of issuance costs, and $179,000 in additional capital contributions from our founders. As of September 30, 2014, we had cash of $6.5 million, total assets of $6.7 million, total liabilities of $275,000, all of which were current, and an accumulated deficit of $1.9 million.

Significant Developments in 2014

In February 2014, we entered into a patent license agreement with Blumberg and Drexel under which we acquired an exclusive, worldwide license to intellectual property relating to the treatment of hepatitis B virus infection and liver cancer.

In August 2014, we issued an aggregate of 13,061,224 shares of our Series R convertible preferred stock at a purchase price of $0.61 per share to Roivant for an aggregate price of $8.0 million.

In September 2014, we entered into a license agreement with NeuroVive for cyclophilin inhibitors with antiviral activity.

In October 2014, we acquired all of the outstanding shares of Enantigen, as a result of which we acquired two programs in preclinical development related to hepatitis B therapies that Enantigen had separately licensed from Blumberg and Drexel.

In October 2014, we entered into a research collaboration and agreement with Blumberg under which we will provide funding for Blumberg to conduct research projects in HBV and liver cancer, and in return we will have the exclusive right to obtain a worldwide license to any intellectual property generated under the agreement.

In December 2014, we entered into a license agreement with Cytos for TLR9, TLR7 and RIG-I agonists to be developed and commercialized for the treatment of hepatitis in humans.

Components of Operating Results

Revenue

We have not generated any revenue, and we do not expect to generate any revenue from the sale of any drugs unless or until we obtain regulatory approval of and commercialize our drug candidates. Over time, we may also seek to earn revenue by out-licensing our intellectual property to third-party strategic collaborators.

Research and Development Expense

Since our inception, we have focused on acquiring HBV drug development programs. We have incurred minimal research and development expenses to date, which have consisted primarily of upfront costs in connection with in-license agreements. We expect to significantly increase our research and development efforts in 2015. Research and development expenses will include:

•	employee-related expenses, such as salaries, benefits and travel expense for the research and development personnel that we plan to hire;

•

expenses incurred under agreements with contract research organizations, or CROs, as well as consultants that conduct preclinical studies designed to assist with the lead optimization of our drug candidates;

•	manufacturing costs in connection with conducting preclinical studies;

•	upfront and milestone payments and other costs associated with intellectual property licenses;

•	costs for sponsored research; and

•	depreciation expense for assets used in research and development activities.

We expense research and development costs to operations as incurred. From our inception through December 31, 2013, we incurred minimal expense related to the preclinical development of our drug candidates. During the nine months ended September 30, 2014, we incurred costs of $1.3 million related to the in-licensing of our development programs and associated intellectual property from Blumberg, Drexel and NeuroVive.

Research and development activities will continue to be central to our business model. We expect our research and development expenses to increase significantly over the next several years as we progress selected drug candidates into clinical development. However, it is difficult to determine with certainty the duration and completion costs of our current or future preclinical programs and clinical trials of our drug candidates, or if, when or to what extent we will generate revenue from the commercialization and sale of any of our drug candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our drug candidates.

Once we begin clinical development, the duration, costs and timing of clinical trials and development of our drug candidates will depend on a variety of factors that include, but are not limited to, the following:

•	number of trials required for approval;

•	per patient trial costs;

•	the number of patients that participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trial is conducted;

•	the length of time required to enroll eligible patients;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of the drug candidate.

In addition, the probability of success for each drug candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of each drug candidate, as well as an assessment of each candidate’s commercial potential.

General and Administrative Expense

General and administrative expenses consist primarily of rent and facilities costs, legal fees relating to intellectual property and corporate matters and fees for accounting and consulting services. Our founding management team did not receive any compensation from us from our inception until August 2014. Therefore, our compensation costs have been negligible for all periods presented. Through September 30, 2014, we did not issue any stock-based compensation to our employees. Our first issuance of equity awards to our employees occurred in November 2014. However, in connection with the employment agreement amendments entered into with our management team in August 2014, those officers agreed to subject a portion of their shares to repurchase rights in favor of us in the event they terminate their employment with us. Our repurchase rights lapse over a period of four years, through August 31, 2018. In connection with the employment agreement amendments, we incurred stock-based compensation during the nine months ended September 30, 2014 in the amount of $1.3 million based on the fair value of the common stock subject to repurchase as of August 15, 2014, the date of the amendments. For financial reporting purposes, this amount is being amortized into general and administrative expense over the four-year vesting term.

Subsequent to September 30, 2014, we incurred legal and other professional fees associated with the acquisition of Enantigen, as well as professional fees associated with engaging valuation specialists and legal and accounting fees in connection with preparing the registration statement for a potential initial public offering. Through September 30, 2014, all such costs were negligible.

We anticipate that our general and administrative expenses will further increase in the future to support our continued research and development activities and potential commercialization of our drug candidates. In addition, if any of our drug candidates obtains regulatory approval for marketing, we expect that we would incur expenses associated with building a sales and marketing team. However, we do not expect to receive any such regulatory approval for at least the next several years.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of expenses during the reporting periods. In accordance with GAAP, we evaluate our estimates and judgments on an ongoing basis. Significant estimates include assumptions used in the determination of some of our costs of obtaining product licenses, which costs are charged to research and development expense. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We define our critical accounting policies as those accounting principles generally accepted in the United States of America that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note B to our financial statements appearing elsewhere in this proxy statement/circular, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued expenses include professional and consulting fees and deferred licensing fees, including patent costs that we are obligated to reimburse to third parties under license agreements.

Tax Valuation Allowance

We recorded deferred tax assets of $17,000 as of December 31, 2013, which have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. We record a valuation allowance if it is more likely than not that a deferred tax asset will not be realized. We provided a full valuation allowance on our deferred tax assets that primarily consist of cumulative net operating losses of $24,000 for the period from our inception on May 10, 2012 through December 31, 2013. We incurred a net loss of $1.8 million for the nine months ended September 30, 2014. Due to our cumulative loss position, history of operating losses and losses expected to be incurred in the foreseeable future, we considered it necessary to provide for a full valuation allowance against our net deferred tax assets.

Our deferred tax assets are primarily composed of U.S. federal and state tax net operating loss, or NOL, carryforwards. As of December 31, 2013, we had U.S. federal and state NOL carry forwards of $24,000 available to reduce future taxable income, if any. These NOL carryforwards will begin to expire at various dates starting in 2032. In general, if we experience a greater than 50 percentage point aggregate change in ownership of specified significant stockholders over a three-year period, utilization of our pre-change NOL carry forwards will be subject to an annual limitation under Section 382 of the Code, and similar state laws. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial. We believe we have experienced ownership changes in the past and could experience future ownership changes. If we experience any such ownership changes, some of which may be outside our control, the tax benefits related to the NOL carryforwards may be further limited or lost. In addition, certain states have suspended use of NOL carryforwards for certain taxable years, and other states are considering similar measures. Accordingly, we may not be able to utilize a material portion of our NOL carryforwards, even if we attain profitability.

Fair Value Measurements

Our material financial instruments at December 31, 2013 and September 30, 2014 consisted primarily of cash, accounts payable and accrued expenses, the fair value of which approximate their respective carrying values due to the short-term nature of these instruments.

In February 2014, we issued a warrant to each of Blumberg and Drexel that was exercisable for 2.5% of the number of shares of our common stock, determined on a fully-diluted post-funding basis after giving effect to up to $2.5 million in funds raised, at an exercise price of $0.001 per share. In connection with our Series R preferred stock financing in August 2014, the warrants were exercised in full, and we issued 265,306 shares of our common stock to each of Blumberg and Drexel.

To calculate the initial value of the warrants, we used a probability weighting of potential outcomes of funding options, including the duration of time until funding is received and the size of the potential funding. We used a Monte Carlo simulation model using these funding possibilities to determine a probable warrant value and then applied a discount rate of 9.9% to reflect our capital structure and cost of capital over the probability-weighted expected period to funding to determine the fair value at the date of inception. Using these assumptions, we calculated a value for the warrants of $145,000 as of the date of issuance. We determined that the warrants required liability classification since, among other considerations, the number of shares exercisable pursuant to the warrants was not determinable at the date of issuance. Accordingly, the initial value of the warrants was recognized as a liability and recorded as research and development expense at the date of issuance.

Upon the exercise of the warrant in August 2014, we calculated the fair value of the warrants to be $149,000 using the fair value of the common shares issued since multiple funding scenarios were no longer contemplated and the warrants were immediately exercisable.

The $4,000 increase in the value of the warrants from the date of issuance to the date of exercise was recorded as other expense in the statement of operations for the nine months ended September 30, 2014.

Under our in-license from NeuroVive entered into in September 2014, upon the completion of an initial public offering, we are obligated to issue to NeuroVive a number of shares of our common stock equal to $1.0 million divided by the average of the opening and closing prices of our common stock on the first day of trading. As of September 30, 2014, we determined that the contingent issuance of these shares did not yet require the recording of the contingent consideration on our balance sheet.

Stock-Based Compensation

Through September 30, 2014, we did not issue any stock-based compensation awards to our employees and non-employee directors, including stock options. However, we incurred stock-based compensation in connection with prior equity issuances to our co-founders as described above under “Components of Operating Results — General and Administrative Expense.” In November 2014, we adopted our 2014 Equity Incentive Plan and granted options to purchase 448,966 shares to employees, non-employee directors and consultants at an exercise price of $0.56 per share. In December 2014, we granted options to purchase 90,000 shares to employees at an exercise price of $0.58 per share.

We measure stock-based compensation expense related to these awards based on the fair value of the award on the date of grant and recognize stock-based compensation expense, less estimated forfeitures, on a straight-line basis over the requisite service period of the awards, which generally equals the vesting period. We have selected the Black-Scholes option pricing model to determine the fair value of stock option awards, which requires the input of various assumptions that require management to apply judgment and make assumptions and estimates. Our assumptions for a particular period may differ from those used in prior periods, and changes in the assumptions may have a significant impact on the fair value of future equity awards, which could have a material impact on our consolidated financial statements. We grant stock options with exercise prices equal to the estimated fair value of our common stock on the date of grant.

Summary of Quarterly Results

The following tables show our unaudited quarterly results of operations for each of our completed quarters from our inception on May 10, 2012 through September 30, 2014. This information should be read in conjunction with our financial statements and related notes included else in this proxy statement/circular.

	Period From May 10, 2012
2012	(Date of inception) to June 30,	Period from July 1, 2012 to Sept 30,	Period from Oct 1, 2012 to Dec 31,
	2012	2012	2012
Revenue	$—	$—	$—
Operating Expenses:
Research and development	3,675	—	—
General and administrative	13,005	15,465	1,033

Total Operating Expenses	16,680	15,465	1,033

Net Loss	$(16,680)	$(15,465)	$(1,033)

Basic and diluted net loss per common share	$(0.003)	$(0.003)	$(0.000)
Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000	6,000,000

	Period From Jan 1, 2013 to March 31,	Period from April 1, 2013 to June 30,	Period from July 1, 2013 to Sept 30,	Period from Oct 1, 2013 to Dec 31,
2013	2013	2013	2013	2013
Revenue	$—	$—	$—	$—
Operating Expenses:
Research and development	—	—	—	—
General and administrative	2,462	2,544	2,389	2,354

Total Operating Expenses	2,462	2,544	2,389	2,354

Net Loss	$(2,462)	$(2,544)	$(2,389)	$(2,354)

Basic and diluted net loss per common share	$(0.000)	$(0.001)	$(0.001)	$(0.000)
Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000	6,000,000	6,000,000

	Period From Jan 1, 2013 to March 31,	Period from April 1, 2013 to June 30,	Period from July 1, 2013 to Sept 30,
2014	2014	2014	2014
Revenue	$—	$—	$—
Operating Expenses:
Research and development	160,046	—	1,175,573
General and administrative	32,833	90,315	347,755

Total Operating Expenses	192,879	90,315	1,523,328
Other Income:
Change in fair value of warrant liability	—	—	3,525

Net Loss	$(192,879)	$(90,315)	$(1,526,853)

Items applicable to preferred stock:
Redeemable convertible preferred stock dividends	—	—	59,178
Accretion of redeemable convertible preferred stock	—	—	5,311

Net loss applicable to common stockholders	$(192,879)	$(90,315)	$(1,591,342)

Basic and diluted net loss per common share	$(0.032)	$(0.015)	$(0.422)
Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000	3,766,726

Results of Operations for the Nine Months Ended September 30, 2013 and 2014

The following table sets forth our results of operations for the nine months ended September 30, 2013 and 2014. Because our acquisition of Enantigen occurred subsequent to September 30, 2014, there are no financial results of Enantigen included in our consolidated financial statements. The historical financial statements of Enantigen are separately presented later in this proxy statement/circular.

	Nine Months Ended September 30,
	2013	2014	Period-to-Period Change
	(in thousands, except share and per share data)
Operating expenses:
Research and development	$—	$1,335	$1,335
General and administrative	7	471	464

Total operating expenses	7	1,806	1,799

Other expense	—	4	4

Net loss	$(7)	$(1,810)	$(1,803)

Basic and diluted net loss per common share	$(0.001)	$(0.357)
Weighted average common shares outstanding - basic and diluted	6,000,000	5,247,395

Research and development

Research and development expense for the nine months ended September 30, 2014 was primarily attributable to the $1.0 million upfront fee paid to NeuroVive and $310,000 in upfront costs paid to Drexel and Blumberg license, including the fair value of the warrants issued. During both the 2013 and 2014 periods, our costs associated with basic product research were negligible.

General and administrative

General and administrative expense increased by $464,000, from $7,000 for the nine months ended September 30, 2013 to $471,000 for the nine months ended September 30, 2014. Prior to the in-license of our first development program in February 2014, our operating expenses were minimal. The increase in general and administrative expense was primarily attributable to legal and other professional fees and patent costs incurred in 2014. Upon the closing of our Series R preferred stock financing, we began compensating the members of our management team, and we incurred $140,000 in compensation costs in the nine months ended September 30, 2014.

Other expense

Upon the exercise of the common stock warrants by Blumberg and Drexel in August 2014, the fair value of the warrants had increased by $4,000 since their issuance in February 2014. This increase in the fair value of the warrant liability was recorded as other expense.

Results of Operations for the Period from May 10, 2012 (Date of Inception) to December 31, 2012 and the Year Ended December 31, 2013

The following table sets forth our results of operations for the period from May 10, 2012 (date of inception) to December 31, 2012 and the year ended December 31, 2013.

	Period from May 10, 2012 (Date of Inception) to December 31, 2012	Year Ended December 31, 2013	Period-to-Period Change
	(in thousands)
Operating expenses:
Research and development	$4	$—	$(4)
General and administrative	29	10	(19)

Total operating expenses	33	10	(23)

Net loss	$(33)	$(10)	$(23)

Basic and diluted net loss per common share	$(0.006)	$(0.002)
Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000

Research and development

Our only research and development activities were in 2012 and consisted of costs incurred in the evaluation of technologies that we were evaluating for potential in-license.

General and administrative

General and administrative expense decreased by $19,000, from $29,000 for the period from May 10, 2012 (date of inception) to December 31, 2012 to $10,000 for the year ended December 31, 2013. In 2012, we incurred some facilities-related and business development costs, which costs did not reoccur in 2013.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and experienced negative operating cash flows since our inception and anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will increase significantly over historical levels and, as a result, that we will need additional capital to fund our operations, which we may obtain from debt financing, collaboration and licensing arrangements or other sources.

For the period from our inception on May 10, 2012 to September 30, 2014, we have cumulative net cash used by operating activities of $1.5 million and cumulative net losses of $1.9 million. From our inception through December 31, 2014, we have raised $8.0 million from the sale of redeemable convertible preferred stock and received $361,000 in capital contributions from our co-founders in exchange for shares of our common stock. As of December 31, 2013 and September 30, 2014, we had cash on hand of $13,000 and $6.5 million, respectively.

Working Capital and Other Funding Requirements

Our primary uses of capital to date have been costs associated with the formation of our company, identifying and procuring drug development programs through acquisition or in-licenses, facilities costs and other general operating expenses. We did not pay compensation to our management team until August 2014.

We will use our capital resources to pay compensation to our management team under their employment agreements as well as to other employees that we plan to hire, as well as expenses for third- party preclinical research and development services, laboratory and related supplies, clinical costs, legal and other regulatory expenses and general overhead costs. In addition, we have committed to pay an additional $3.0 million in purchase price by March 31, 2015 to the former stockholders of Enantigen and may be obligated to pay to Enantigen’s former stockholders up to $21.0 million upon the achievement of specified development milestones and up to $102.5 million upon the achievement of specified sales performance milestones on our first commercialized HBV product.

Under the license agreements through which we have in-licensed the necessary intellectual property for some of our drug development programs, we may be obligated to make payments, some of which may be substantial, to the licensor upon the achievement of specified development or sales-based milestones, as well as potential royalties upon the sale of any resulting drugs. For a summary of these potential payments that we may be required to make, see “Description of Business — Collaborations and Licensing Agreements”.

The successful development of our drug candidates is highly uncertain. As such, at this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of any of the drug candidates in our pipeline or those that we may identify for further development. We are also unable to predict when, if ever, material net cash inflows will commence from sales of our drug candidates. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	successful completion of preclinical studies and clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our drug candidates; and

•	launching commercial sales of the products, if and when approved, whether alone or in collaboration with others.

A change in the outcome of any of these variables with respect to the development of any of our drug candidates would significantly change the costs and timing associated with the development of that candidate.

Until such time, if ever, as we can generate substantial revenue from sales of our drug candidates, we expect to finance our cash needs through a combination of securities financings and potential collaboration, license and development agreements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to develop and market drug candidates that we would otherwise prefer to develop and market ourselves.

Cash Flows

During the nine months ended September 30, 2013 and 2014, our operating activities used net cash of $10,000 and $1.5 million, respectively. The net use of cash in each period primarily resulted from our net loss. The increase in net loss for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013, was primarily attributable to the costs associated with obtaining our technology licenses. The other changes from operating activities were caused primarily by increases in our accounts payable and other accrued liabilities. During the nine months ended September 30, 2013, we did not engage in any material investing or financing activities. During the nine months ended September 30, 2014, we received $7.8 million in net proceeds from the sale of our Series R redeemable convertible preferred stock and $179,000 in proceeds from capital contributions from our co-founders.

During the period from inception through December 31, 2012 and the year ended December 31, 2013, our operating activities used net cash of $14,000 and $11,000, respectively. The net use of cash in each year resulted primarily from our net losses. During the period from inception through December 31, 2012, our investing activities included $133,000 in purchases of used laboratory equipment which will be placed in service in 2015 to facilitate our increased research and development activities. During the period from inception through December 31, 2012 and the year ended December 31, 2013, our financing activities provided cash of $151,000 and $20,000, respectively, and consisted principally of capital contributions from our co-founders.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2013.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations(1)	$97,500	$70,000	$27,500	$—	$—

Total	$97,500	$70,000	$27,500	$—	$—

(1)	Relates to the lease for our corporate headquarters in Doylestown, Pennsylvania, which has a term through March 31, 2015.

In October 2014, we entered into an agreement with Blumberg under which we are contractually committed to pay Blumberg $3.0 million over three years. Under our stock purchase agreement to acquire Enantigen, we are also obligated to pay $3.0 million by March 31, 2015. Because these agreements were entered into subsequent to December 31, 2013, these amounts are not included in the table above.

We have no material non-cancelable purchase commitments with contract manufacturers or service providers, as we have generally contracted on a cancelable purchase order basis.

In addition to the above referenced contractual obligations, we may be obligated to pay to Enantigen’s former stockholders up to $21.0 million upon the achievement of specified development milestones and up to $102.5 million upon the achievement of specified sales performance milestones on our first commercialized HBV product. Further, under the license agreements through which we have in-licensed the necessary intellectual property for some of our drug development programs, we may be obligated to pay in excess of $50 million upon the achievement of specified development and regulatory milestones and in excess of $250 million upon the achievement of specified commercialization milestones, as well as potential royalties upon the sale of any resulting drugs. For a summary of these potential payments that we may be required to make, see “Collaborations and Licensing Agreements” above. However, potential milestone payments and royalty payments under our in-licenses and acquisition agreements are not considered to be contractual obligations for purposes of this table due to the uncertainty of the occurrence of the events requiring payment under these agreements.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 amends Accounting Standards Codification, or ASC, Topic 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. We are currently evaluating the impact this update may have on our financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an amendment to the Variable Interest Entities guidance in ASC Topic 810, Consolidation. ASU 2014-10 removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915, Development Stage Entities, will be removed from the ASC. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. We adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated in our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. ASU 2014-15 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted. We are in the process of evaluating the impact of this standard, but we do not expect it to have a material impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates. We had cash of $13,000 at December 31, 2013 and $6.5 million at September 30, 2014. We generally hold our cash in non-interest-bearing accounts. We do not engage in any hedging activities against changes in interest rates.

We do not have any foreign currency or other derivative financial instruments.

Description of Capital Stock

General

Common Stock and Preferred Stock

As of January 30, 2015, we had outstanding 6,839,672 shares of common stock, held by 10 stockholders of record. As of January 30, 2015, we had outstanding 15,271,842 shares of Series R convertible preferred stock, held by five stockholders of record. Therefore, as of January 30, 2015, after giving effect to the conversion of all outstanding preferred stock into shares of common stock including satisfaction of accrued dividends, there would have been 22,481,363 shares of common stock issued and outstanding, held of record by 10 stockholders.

All outstanding shares of common stock and preferred stock are subject to contractual restrictions on transfer under a stockholders agreement that will terminate upon the closing of the merger. For additional information regarding restrictions on transfer of the shares of Tekmira to be acquired by the stockholders of OnCore upon the closing of the merger, see the section “OTHER AGREEMENTS — Lock-Up Agreement.”

Options

In November 2014, we adopted the 2014 plan and granted options to our directors to purchase an aggregate of 418,120 shares of our common stock at an exercise price of $0.56 per share. Two of our directors exercised options in December 2014, acquiring an aggregate of 309,060 shares for aggregate proceeds to us of approximately $173,000. In November 2014, we also granted options to our employees to purchase an aggregate of 38,510 shares of our common stock at $0.56 per share, and in December 2014, we granted options to our employees to purchase an aggregate of 90,000 shares of our common stock at $0.58 per share. Therefore, as of January 30, 2015, under our 2014 plan, options to purchase an aggregate of 237,570 shares of common stock were outstanding. Each option has a term of ten years from the respective date of grant. For additional information regarding the terms of this plan, see “Executive Compensation — 2014 Equity Incentive Plan.”

We have not made any grants of options or other equity awards under our 2014 plan to any of our executive officers.

Changes in Consolidated Capitalization

Other than in connection with the merger or as otherwise described in this proxy statement/circular, there has been no material change in the share and loan capital of OnCore on a consolidated basis since the date of OnCore’s most recent financial statements included in this proxy statement/circular.

Principal Securityholders and Directors and Officers

The following table sets forth information concerning our directors and executive officers and principal security holders as of January 30, 2015.

The percentage ownership information shown in the table is based upon 22,634,948 shares of common stock outstanding as of January 30, 2015, after giving effect to the conversion of all of our convertible preferred stock, plus accumulated dividends into 15,795,276 shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before March 31, 2015, which is 60 days after January 30, 2015. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o OnCore Biopharma, Inc., 3805 Old Easton Road, Doylestown, PA 18902.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Principal Stockholders:
Roivant Sciences Ltd.	15,132,465	(1)	66.9%
Executive Officers and Directors:
Patrick T. Higgins	1,665,703	(2)	7.5
Michael J. McElhaugh	1,665,703	(2)	7.5
Michael J. Sofia, Ph.D.	1,665,703	(2)	7.5
Bryce A. Roberts	1,665,703	(2)	7.5
Vivek Ramaswamy	54,530	(3)	*
William T. Symonds III, Pharm.D.	254,530	(4)	1.2
Keith Manchester, M.D.	54,530	(5)	*
P. Schaefer Price	54,530	(6)	*
All current directors and executive officers as a group (8 persons)	7,080,932	(7)	32.0

Notes:

*	Represents beneficial ownership of less than 1%.
(1)

Consists of shares of common stock issuable upon conversion of 14,616,678 shares of preferred stock held by Roivant, including 515,787 shares issuable in satisfaction of accrued dividends through March 31, 2015, which is 60 days after January 30, 2015. Voting and dispositive decisions of Roivant are made collectively by Roivant’s board of directors, which consists of Vivek Ramaswamy, one of our directors, Ilan Oren and Keith Manchester, M.D., one of our directors. The principal business address of Roivant is c/o Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

(2)

Consists of 1,500,000 shares of common stock held of record and 165,703 shares of common stock issuable upon the conversion of 163,791 shares of preferred stock, including 1,912 shares issuable in satisfaction of accrued dividends through March 31, 2015, which is 60 days after January 30, 2015. Of the 1,500,000 common shares, as of 60 days after January 30, 2015, 1,050,000 are subject to a repurchase right in our favor upon the occurrence of specified events. Upon the closing of the merger, additional shares will be released from the repurchase right. For Dr. Sofia only, of his 1,500,000 shares, 200,000 shares are held in trust. None of these shares are subject to repurchase.

(3)

Consists of 54,530 shares held directly by Mr. Ramaswamy and which are subject to a right of repurchase in favor of us in the event that applicable vesting requirements are not satisfied. Our repurchase right will lapse in full upon the closing of the merger. Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Vivek Ramaswamy shares voting and investment power.

(4)

The shares held by Dr. Symonds are subject to a right of repurchase in favor of us in the event that applicable vesting requirements are not satisfied. Our repurchase right will lapse in full upon the closing of the merger.

(5)

Consists of 54,530 shares of common stock underlying an option that is exercisable, subject to a repurchase right in our favor, within 60 days of January 30, 2015. The director does not have investment power over the shares underlying this option. Our repurchase right will lapse in full upon the closing of the merger. Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Keith Manchester shares voting and investment power.

(6)

Consists of 54,530 shares of common stock underlying an option that is exercisable, subject to a repurchase right in our favor, within 60 days of January 30, 2015. The director does not have investment power over the shares underlying this option. Our repurchase right will lapse in full upon the closing of the merger.

(7)

Consists of (i) 6,309,060 shares of our common stock, of which 4,509,060 shares are subject to a repurchase right in our favor upon the occurrence of specified events, (ii) 655,164 shares of common stock issuable upon conversion of shares of preferred stock, including accrued dividends, and (iii) 116,708 shares of common stock underlying options that are exercisable, subject to a repurchase right in our favor, within 60 days of January 30, 2015.Our repurchase right will lapse in full upon the closing of the merger. Does not include 15,132,465 shares held by Roivant over which a board of three individuals including Keith Manchester and Vivek Ramaswamy are among those whom share voting and investment power.

Board Composition

Name and Place of Residence	Current Office with OnCore	Principal Occupation Past 5 years	Director/ Officer Since	No. of OnCore Shares Beneficially Owned or Controlled as of January 30, 2015
Patrick T. Higgins New Jersey, USA	Chief Executive Officer	See below	May 2012	1,665,703
Vivek Ramaswamy New York, USA	Chairman of the Board of Directors	See below	August 2014	54,530
William T. Symonds III North Carolina, USA	Director	See below	August 2014	254,530
Keith Manchester New York, USA	Director	See below	November 2014	54,530
P. Schaefer Price New Jersey, USA	Director	See below	August 2014	54,530

Our Board currently consists of five members, consisting of Patrick T. Higgins, Vivek Ramaswamy, William T. Symonds III, Pharm.D, Keith Manchester, M.D. and P. Schaefer Price. Each director is currently elected to the Board for a one year term, to serve until the election and qualification of successor directors at the annual meeting of stockholders, or until the director’s earlier removal, resignation or death.

Our directors were elected to and currently serve on the board pursuant to a stockholders’ agreement among us and Roivant, the sole holder of our redeemable convertible preferred stock.

Executive Officers

Patrick T. Higgins

Mr. Higgins is a co founder of our company and has served as a member of our board of directors since our inception in May 2012 and as our Chief Executive Officer since July 2014. Mr. Higgins previously served as Executive Vice President, Marketing and Sales of Pharmasset, Inc., a specialty pharmaceutical company, from 2007 to January 2012 and was a consultant to Pharmasset from 2006 to 2007. From 1995 to 2006, Mr. Higgins was the Vice President, Sales and Marketing, Virology at Hoffmann LaRoche, a pharmaceutical company. Mr. Higgins received his B.A. degree from Villanova University and his M.B.A. degree from Seton Hall University. Our board of directors believes that Mr. Higgins’s leadership of our company since its inception, knowledge of our company as founder and experience with pharmaceutical companies provides him with the qualifications and skills to serve as a director of our company.

Michael J. McElhaugh

Mr. McElhaugh is a co founder of our company and has served as our Chief Operating Officer since July 2014. Previously, from March 2012 to May 2014, he was the Director, Hepatitis C Worldwide Commercialization at Bristol Myers Squibb, a pharmaceutical company. Prior to Bristol Myers Squibb, Mr. McElhaugh was the Director, Business Development and Market Analytics at Pharmasset, Inc. from September 2008 until its acquisition by Gilead Sciences, Inc. in January 2012 and remained in that position after the acquisition until March 2012. He also previously held various positions at Viropharma, Inc. and at Merck and Co., Inc. Mr. McElhaugh received his B.S. degree from Saint Joseph’s University, his M.S. degree from Thomas Jefferson University and his M.B.A. degree from the Johnson Graduate School of Management at Cornell University.

Michael J. Sofia, Ph.D.

Dr. Sofia is a co founder of our company and has served as our Chief Scientific Officer and Head of Research and Development since July 2014. He previously served as President and a member of our board of directors from May 2012 to August 2014. Since April 2012, Dr. Sofia has been a professor at the Baruch S. Blumberg Institute and since March 2013, Dr. Sofia has been an adjunct professor at the Drexel University School of Medicine. Previously, Dr. Sofia was the Senior Vice President, Chemistry, Site Head and then Senior Advisor at Gilead Sciences, Inc. from January 2012 to December 2012. Prior to that, Dr. Sofia was the Senior Vice President, Chemistry at Pharmasset, Inc. from August 2005 to January 2012. From 1999 to 2005, Dr. Sofia served as a Group Director, New Leads Chemistry at Bristol Myers Squibb. From 1993 to 1999, Dr. Sofia established and directed the research programs at Transcell Technologies, first as Director of Chemistry and then as Vice President of Research. Dr. Sofia received his B.A. degree from Cornell University, his Ph.D. degree from the University of Illinois at Urbana Champaign and was an NIH postdoctoral fellow at Columbia University.

Bryce A. Roberts

Mr. Roberts is a co founder of our company and has served as our Chief Legal Officer since July 2014. He previously served as a member of our board of directors from May 2012 to August 2014. Previously, Mr. Roberts served as Vice President and Senior Counsel of Gilead Sciences, Inc. from February 2012 to June 2012. Prior to that, he held a variety of positions at Pharmasset, Inc., including Vice President, Senior Counsel and Secretary from January 2011 to January 2012, Director, Legal Affairs from 2007 to January 2011, Associate Director, Legal Affairs from 2004 to 2007 and Associate, Corporate Affairs from 1999 to 2004. Mr. Roberts received his B.S. degree from the University of Georgia and his J.D. degree from Georgia State University School of Law.

Non Management Directors

Vivek Ramaswamy

Mr. Ramaswamy has served as the chairman of our board of directors since August 2014. Mr. Ramaswamy is currently the President and Chief Executive Officer of Roivant Sciences, Inc., a drug development company that is wholly owned by Roivant, a position he has held since May 2014. From August 2007 to May 2014, Mr. Ramaswamy was a member of the investment team at QVT Financial LP. In addition, in 2007 Mr. Ramaswamy co-founded and served as the President of Campus Venture Network, a technology company that was acquired in 2009. Mr. Ramaswamy received his A.B. degree, summa cum laude, in Biology from Harvard College and a J.D. degree from Yale Law School. Our board of directors believes that Mr. Ramaswamy’s business and investing experience provides him with the qualifications and skills to serve as a director of our company.

William T. Symonds III, Pharm.D.

Dr. Symonds has served as a director of our company since August 2014 and as our Senior Advisor since November 2014. Dr. Symonds is currently the Senior Vice President of Clinical Research at Roivant Sciences, Inc., a drug development and commercialization company that is wholly owned by Roivant, a position that he has held since May 2014. Prior to that, Dr. Symonds served as Vice President, Liver Disease Therapeutic Area at Gilead Sciences, Inc. from February 2012 until April 2014, and was the Senior Vice President, Clinical Pharmacology and Translational Medicine at Pharmasset, Inc. from 2007 to January 2012. From 1993 to 2007, Dr. Symonds held various positions of increasing responsibility at GlaxoSmithKline, most recently as Director, Antiviral Clinical Pharmacology and Discovery Medicine. Dr. Symonds received his Doctor of Pharmacy degree from Campbell University and completed a fellowship in clinical pharmacokinetics at the Clinical Pharmacokinetics Laboratory in Buffalo, New York. Our board of directors believes that Dr. Symonds’s clinical pharmacology and late phase clinical research experience provides him with the qualifications and skills to serve as a director of our company.

Keith Manchester, M.D.

Dr. Manchester has served as a director of our company since November 2014. Dr. Manchester has served as a Managing Director and Head of Life Sciences for QVT Financial LP, an investment firm, since 2005, focusing on both publicly traded and privately owned life sciences companies. Prior to joining QVT Financial,

Dr. Manchester was Vice President of Business Development from 2002 to 2004 and Director of Business Development from 2000 to 2002 at Applied Molecular Evolution, Inc., a biotechnology company. From 1999 to 2000, Dr. Manchester was an associate at Vestar Capital Partners, a private equity firm. From 1997 to 1999, Dr. Manchester was an investment banker in the healthcare group at Goldman, Sachs & Co. Dr. Manchester received his A.B. degree from Harvard College and his M.D. degree from Harvard Medical School. Our board of directors believes that Dr. Manchester’s business and investing experience provides him with the qualifications and skills to serve as a director of our company.

P. Schaefer Price

Mr. Price has served as a director of our company since August 2014. Mr. Price served as a member of the board of directors and as the President and Chief Executive Officer of Pharmasset, Inc. from 2004 until its acquisition by Gilead Sciences, Inc. in January 2012. From 2002 to 2004, Mr. Price served as an executive in residence at Bay City Capital, a venture capital firm. Mr. Price received his B.S. degree from the University of Wisconsin Madison and his M.B.A. degree from the University of Minnesota. Our board of directors believes that Mr. Price’s experience as a pharmaceutical company executive and business experience provides him with the qualifications and skills to serve as a director of our company.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of OnCore, no existing or proposed director or executive officer of OnCore, has been subject to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

To the knowledge of OnCore, no director or executive officer of OnCore is, as of the date of this proxy statement/circular, or was, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including OnCore) that was the subject of a cease trade order, an order similar to a cease trade order or an order that denied the company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, that was issued: (i) while such person was acting in that capacity; or (ii) after such person was acting in such capacity and which resulted from an event that occurred while that person was acting in such capacity.

To the knowledge of OnCore, no existing or proposed director or executive officer of OnCore or stockholder holding a sufficient number of securities to affect materially the control of OnCore, (i) is, as at the date hereof, or has been within the 10 years before the date hereof, a director or executive officer of any company, including OnCore that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted manager or trustee appointed to hold the assets of the director, executive officer or stockholder.

Conflicts of Interest

To the knowledge of OnCore, and other than as disclosed herein, there are no known existing or potential conflicts of interest among OnCore, its directors and executive officers, or other members of management, or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to OnCore and its duties as a director or officer of such other companies.

As described in this proxy statement/circular, Roivant is a holder of more than a majority of our voting securities. Vivek Ramaswamy and Keith Manchester, M.D., two of our directors, are also directors of Roivant and Mr. Ramaswamy is the chief executive officer of Roivant Sciences, Inc., a wholly owned subsidiary of Roivant. William T. Symonds III, Pharm.D, one of our other directors, is the senior vice president of clinical research of Roivant Sciences, Inc. As a result of Roivant’s ownership position of OnCore, Roivant has the ability to substantially influence OnCore’s operations, and Roivant’s interests may not always coincide with OnCore’s corporate interests or the interests of OnCore’s other stockholders.

The directors of OnCore are required by law to act honestly and in good faith with a view to the best interests of OnCore and to disclose any interests that they may have in any material contract or material transaction. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict is required to disclose his interest and abstain from voting on such matter. The directors and officers of OnCore are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest in respect of OnCore and are required to comply with such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers.

Executive Compensation

The following information, tables and the notes thereto summarise the compensation of our Chief Executive Officer (Patrick T. Higgins), Chief Operating Officer (Michael J. McElhaugh), Chief Scientific Officer (Michael J. Sofia) and Chief Legal Officer (Bryce A. Roberts), the Named Executive Officers or NEOs, for the year ended December 31, 2014. We did not have any other executive officers serving at any time during the year ended December 31, 2014.

Compensation Discussion and Analysis

In setting executive base salaries and bonuses, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long term results that are in the best interests of our stockholders, and a long term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long term incentives.

Our Named Executive Officers are each co-founders of our company and purchased 1,500,000 shares of our common stock at our inception. We did not compensate our Named Executive Officers until after the closing of our Series R preferred stock financing in August 2014. At that time, our board of directors, including the representatives appointed by Roivant upon the closing of the financing, approved amendments to the employment agreements with each of our Named Executive Officers that established annual base salaries and annual bonus opportunities. Because of the equity holdings of our Named Executive Officers, they were not granted any stock options or other equity awards.

In connection with the merger, each of the Named Executive Officers entered into an amendment to his employment agreement that will take effect upon the closing of the merger. For a description of the terms of these employment agreement amendments, see “THE MERGER — Interests of OnCore’s Directors and Officers in the Merger; Severance and Change in Control Agreements.”

Annual Base Salary and Annual Bonus

We have entered into employment agreements with our executive officers, which were amended in August 2014. Pursuant to these employment agreements, as amended, each of our executive officers was entitled to an annual base salary of $200,000 beginning August 15, 2014, and a target bonus opportunity of 25% of his annual salary, with the actual bonus to be determined by our board of directors in its sole discretion.

Other Compensation

We do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for medical and dental insurance for all of our employees, including our executive officers.

2014 Equity Incentive Plan

Our board of directors adopted and our stockholders approved our 2014 Equity Incentive Plan, or our 2014 plan, in November 2014. Our 2014 plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2014 plan also provides for the grant of performance cash awards to our employees, consultants and directors.

Authorized Shares

The maximum number of shares of our common stock that may be issued under our 2014 plan is 1,200,000 shares. As of the date of this proxy statement/circular, 309,060 shares of our common stock have been issued upon the exercise of options granted under our 2014 plan, options to purchase 237,570 shares of our common stock were outstanding at a weighted average exercise price of $0.57 per share under our 2014 plan and 653,370 shares remained available for future grant under our 2014 plan.

Shares issued under our 2014 plan may be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2014 plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2014 plan. Additionally, shares issued pursuant to stock awards under our 2014 plan that we repurchase or that are forfeited, as well as shares withheld or reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under our 2014 plan.

Administration

Our board of directors, or a duly authorized committee thereof, has the authority to administer our 2014 plan. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2014 plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2014 plan.

The administrator has the power to modify outstanding awards under our 2014 plan. Subject to the terms of our 2014 plan, the administrator has the authority to reprice any outstanding option or stock appreciation right, cancel and re grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Corporate Transactions

Our 2014 plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 50% of the outstanding capital stock of our company, the administrator will determine how to treat each outstanding stock award. The administrator may:

•	arrange for the assumption, continuation or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us; or

•	cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award.

The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner. The administrator may take different actions with respect to the vested and unvested portions of a stock award.

Change in Control

The administrator may provide, in an individual award agreement or in any other written agreement between us and the participant, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

Plan Amendment or Termination

Our board has the authority to amend, suspend, or terminate our 2014 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No incentive stock options may be granted after the tenth anniversary of the date our board of directors adopted our 2014 plan.

Summary Compensation Table

The following table and the notes thereto summarise the compensation of the NEOs for the three most recently completed financial years.

Non-equity Incentive Plan Compensation
NEO	Financial Year	Salary & Fees (US$)(1)	Share- based Awards (US$)	Option- based Awards (US$)	Annual Incentive Plans (US$)	Long-term Incentive Plans (US$)	Pension Value (US$)	All Other Compensation (US$)	Total Compensation (US$)
Patrick T. Higgins Chief Executive Officer(3)	2014	75,000	—	—	(2)	—	—	—	75,000
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Michael J. McElhaugh Chief Operating Officer	2014	75,000	—	—	(2)	—	—	—	75,000
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Michael J. Sofia, Ph.D Chief Scientific Officer	2014	75,000	—	—	(2)	—	—	—	75,000
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Bryce A. Roberts Chief Legal Officer	2014	75,000	—	—	(2)	—	—	—	75,000
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Notes:

(1)	We began compensating our executive officers on August 15, 2014.
(2)

Pursuant to their employment agreements, as amended, each of our executive officers has a target bonus opportunity of 25% of his base salary, as determined by our board of directors. Our board of directors has not yet determined the bonus amounts payable to our executive officers. Bonus amounts for 2014, if any, will be determined by our board of directors in 2015.

(3)	Patrick T. Higgins also acts as a director of the company, but does not receive any additional compensation for his service as a director.

Termination and Change in Control Benefits

Under their employment agreements, as amended in August 2014, each Named Executive Officer is eligible for severance benefits in specified circumstances. The following definitions have been adopted in these employment agreements:

•

“cause” means (a) the executive officer’s conviction of, or plea of guilty or nolo contendere to, a felony, excluding a DWI (or any similar offense), (b) any material breach of the employment agreement by the executive officer, which is not promptly cured or (c) the executive officer’s willful misconduct or gross negligence that results in a material economic injury to us;

•

“good reason” means the occurrence of any of the following events without the executive officer’s prior written consent: (a) the failure of the executive officer to be appointed to his position set forth in the employment agreement or the hiring of any officer to serve in a capacity equal or senior to the executive officer, (b) the assignment to the executive officer of duties inconsistent with his title or a diminution in the nature or scope of the executive officer’s duties or responsibilities, reporting obligations, titles or authority, (c) a reduction of the executive officer’s base salary or target bonus, (d) the relocation of the executive officer more than 50 miles from his current location, (e) our failure to provide any employee benefits due to the executive officer, (f) any purported termination of the executive officer’s employment for cause, which is not substantially effected in accordance with the employment agreement or (g) our material breach of the employment agreement or our failure to have a successor assume in writing the obligations of the employment agreement; and

•

“change in control” means (a) the acquisition, in one or more related transactions by any person, but excluding (i) us, (ii) our affiliates, (iii) any of our or our affiliates’ employee benefits plans or (iv) any person or affiliate who, as of the date of the employment agreement, had a beneficial ownership of 51% or more of our voting securities, of more than 50% of our then outstanding voting securities, (b) the consummation of a merger or consolidation if our stockholders immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation more than 50% of our then outstanding voting securities of the combined corporation or (c) the acquisition, in one or more related transactions by any person, but excluding (i) us, (ii) our affiliates, (iii) any of our or our affiliates’ employee benefits plans or (iv) any person or affiliate who, as of the date of the employment agreement, had a beneficial ownership of 51% or more of our voting securities, of substantially all of our assets.

The following table summarizes the schedule of severance payments each of our executive officers would receive under their employment agreements, as amended, if we terminate his employment without cause or he terminates his employment with us for good reason.

Scenario	Lump-Sum Payment(1)	Bonus(2)	Continuation of Employer Portion of Medical, Dental and Vision Benefit Premiums	Acceleration of Unvested Equity Awards(3)
Prior to or More than 18 Months Following a Change in Control	1.5x Base Salary	Prorated Target Bonus	24 months	Full Acceleration
Within 18 Months Following a Change in Control	2x Base Salary	Prorated Target Bonus	24 months	Full Acceleration

Notes:

(1)

The executive officer’s lump sum payment will be made, less applicable withholdings and deductions, within 60 days following the executive officer’s termination, unless the 60 day period ends in a calendar year after the year of termination, in which case the lump sum payment will be made no earlier than January 1 of the following calendar year.

(2)

The executive officer will receive payment of the executive officer’s target bonus award for the year in which the executive officer’s employment terminates, prorated for the portion of the year the executive officer was employed prior to termination, payable in a lump sum cash payment, less applicable withholdings and deductions, within 60 days following the termination.

(3)	The executive officer will receive accelerated vesting of all then unvested equity awards that he may have, if any.

Pension Plan Benefits

OnCore does not have a pension plan and has not provided for any pension plan benefits.

Director Compensation

We have not historically paid cash retainers or other compensation with respect to service on our board of directors, except for reimbursement of direct expenses incurred in connection with attending meetings of the board or committees.

In November 2014, we granted each of our non-employee directors an option to purchase 54,530 shares of our common stock with an exercise price of $0.56 per share. In addition, we granted Dr. Symonds an option to purchase an additional 200,000 shares of our common stock with an exercise price of $0.56 per share for his service as our senior advisor. All shares subject to vesting under these option grants will vest in full and become immediately exercisable upon a change in control of our company.

The following table sets out all amounts of compensation provided to the non-executive directors for OnCore’s most recently completed financial year. Mr. Higgins, our Chief Executive Officer, is also a director but did not receive any additional compensation for his service as a director.

Non-Executive Director	Fees Earned US$	Share- based Awards US$	Option- based Awards US$(1)	Non-equity Incentive Plan Compensation US$	Pension Value US$	All Other Compensation US$		Total US$
Vivek Ramaswamy	—	—	17,128	—	—	—		17,128
William T. Symonds III, Pharm.D	—	—	17,128	—	—	82,654	(2)	99,782
Keith Manchester, M.D.	—	—	17,128	—	—	—		17,128
P. Schaefer Price	—	—	17,128	—	—	—		17,128

Notes:

(1)

This column reflects the full grant date fair value for options granted during 2014 as measured pursuant to ASC Topic 718 as stock based compensation. This calculation does not give effect to any estimate of forfeitures related to service based vesting but assumes that the director will perform the requisite service for the award to vest in full. For a description of the determination of the fair value of our common stock underlying these option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)

Reflects the full grant date fair value for options granted during 2014 to Dr. Symonds for his service as our senior advisor, rather than as a director of our company, as measured pursuant to ASC Topic 718 as stock based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service based vesting but assumes that the director will perform the requisite service for the award to vest in full. For a description of the determination of the fair value of our common stock underlying this option award, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

We did not grant any stock awards to any of our directors during the year ended December 31, 2014. The table below shows the aggregate number of option awards outstanding for each of our non employee directors as of December 31, 2014:

	Option-based Awards						Share-based Awards
NEO	Number of Securities Underlying Unexercised Options/ Rights #		Option/Right Exercise Price (US$)	Option/Right Expiry Date	Value of Unexercised in-the-money Options/ Rights (US$)		Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Share- based Awards that have not Vested #
Vivek Ramaswamy	—	(1)	—	—	—		—	—
William T. Symonds III, Pharm.D	—	(1)	—	—	—		—	—
Keith Manchester, M.D.	54,530	(2)	0.56	11/13/2024	1,091	(3)	—	—
P. Schaefer Price	54,530	(2)	0.56	11/13/2024	1,091	(3)	—	—

Notes:

(1)	This director fully exercised his option in December 2014 for shares of common stock, which are subject to a right of repurchase.
(2)

As of December 31, 2014, no shares underlying this option were vested. This option vests as follows: 25% of the total shares underlying this option will vest on November 13, 2015 and the remaining 75% of the shares underlying the option vest thereafter in twelve equal quarterly installments through November 13, 2018, subject to the director’s continuous service through each applicable vesting date. All shares subject to vesting under this option grant will vest in full and become immediately exercisable upon a change in control of our company.

(3)	Based on a valuation of our common stock of $0.58 per share as of December 1, 2014.

Indebtedness of Directors and Executive Officers

As of the date of this proxy statement/circular, no executive officer, director, employee or former executive officer, director, employee of OnCore or any subsidiary is indebted to OnCore or its subsidiary in connection with a purchase of securities or otherwise. In addition, as of the date of this proxy statement/circular, there is no indebtedness owing to OnCore from any of its executive officers or directors or former directors or executive officers or any associate of such person, including in respect of indebtedness to others where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by OnCore or a subsidiary of OnCore.

Audit Committee and Corporate Governance

OnCore does not have an audit committee nor has OnCore adopted a corporate governance policy. Upon completion of the merger, Tekmira’s audit policy and corporate governance policies will apply to OnCore.

Audit Fees

Fees paid and payable to OnCore’s external auditors during the two most recently completed financial years were as follows:

	2013 $	2012 $
Audit Fees	42,338	40,268

	42,338	40,268

Significant Acquisition

In October 2014, OnCore acquired all of the outstanding capital stock of Enantigen Therapeutics, Inc. See “Collaborations and Licensing Agreements - License Agreements between Enantigen and Blumberg and Drexel” for a description of the financial terms of the acquisition. Additional information regarding the acquisition is also included in the financial statements of OnCore included in this proxy statement/circular, and in the “Unaudited Pro Forma Condensed Combined Financial Statements” of OnCore and Enantigen included in this proxy statement/circular.

Legal Proceedings and Regulatory Actions

OnCore is not currently a party to any material legal proceedings, and OnCore is not aware of any pending or threatened legal proceeding against it that it believes could have a material adverse effect on OnCore’s business, operating results or financial condition.

Inter est of Management and Others in Material Transactions

Other than as disclosed elsewhere in this proxy statement/circular, no director, executive officer or shareholder that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the issued common stock, or any of their respective associates or affiliates, has any material interest, direct or indirect, in any transaction which has materially affected or is reasonably expected to materially affect OnCore within three years preceding the date of this proxy statement/circular.

Sale of Series R Convertible Preferred Stock

On August 15, 2014, we issued an aggregate of 13,061,224 shares of our Series R convertible preferred stock at a purchase price of $0.61 per share for an aggregate price of $8.0 million, all of which were sold to Roivant. As a result of this transaction, Roivant became a holder of more than 10% of our voting securities. Vivek Ramaswamy and Keith Manchester, M.D., two of our directors, are also directors of Roivant and Mr. Ramaswamy is the chief executive officer of Roivant Sciences, Inc., a wholly owned subsidiary of Roivant. William T. Symonds III, Pharm.D., one of our other directors, is the senior vice president of clinical research of Roivant Sciences, Inc.

On January 20 and 21, 2015, we issued an aggregate of 1,555,454 additional shares of Series R preferred stock to Roivant at a purchase price of $0.61 per share, for an aggregate price of $1.0 million. In connection with the additional purchase by Roivant, each of Messrs. Higgins, McElhaugh and Roberts and Dr. Sofia, our executive officers, purchased 163,791 shares of Series R preferred stock for approximately $100,000.

Stockholders’ Agreement

We have entered into a stockholders’ agreement with each of our stockholders, including Roivant. The stockholders’ agreement provides for, among other things, the voting of shares with respect to the election of our directors and the voting of shares in favor of specified transactions approved by the requisite majority of our outstanding Series R convertible preferred stock. The stockholders’ agreement also:

•

grants Roivant and its permitted transferees, as well as each of our executive officers in their capacities as stockholders of our company, a right of first refusal with respect to sales of our shares by us, subject to specified exceptions; and

•	obligates us to deliver periodic financial statements to Roivant and its permitted transferees.

The stockholders’ agreement will terminate upon the closing of the merger.

Information Sharing and Cooperation Agreement

We have entered into an information sharing and cooperation agreement with Roivant. The information sharing and cooperation agreement, among other things:

•	grants us a right of first review on hepatitis B products or investment opportunities that Roivant may consider pursuing; and

•	obligates us to deliver periodic financial statements to Roivant and comply with other specified financial reporting requirements.

Subject to specified exceptions, the information sharing and cooperation agreement will terminate upon the earlier of the mutual written consent of the parties or when Roivant is no longer required to consolidate our results of operations and financial position, account for its investment in us under the equity method of accounting or include our separate financial statements in Roivant’s filings with the Securities and Exchange Commission.

The information sharing and cooperation agreement will terminate upon the closing of the merger.

Auditor

The auditors of OnCore are Grant Thornton LLP. The auditor’s address is 175 West Jackson Blvd, 20th floor, Chicago , IL 60604.

Material Contracts

The following contracts are considered to be material by OnCore:

•	License Agreements with Blumberg and Drexel, dated February 12, 2014, as amended August 7, 2014, and November 14, 2014.

•	License Agreements between Enantigen and Blumberg and Drexel, dated October 8, 2013 and October 18, 2013, each amended September 23, 2014, and September 24, 2014.

•	Research Collaboration and Funding Agreement with Blumberg, dated October 29, 2014.

•	License Agreement with NeuroVive, dated September 8, 2014.

•	License Agreement with Cytos Biotechnology Ltd., dated December 30, 2014.

For more information on the above agreements, see — “Description of the Business — Collaborations and Licensing Agreements.”

THE COMBINED COMPANY

Overview

Tekmira is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by hepatitis B virus (HBV). According to the Hepatitis B Foundation, chronic HBV infection is the leading cause of liver cancer and is one of the leading causes of liver cirrhosis. World Health Organisation (WHO) data indicates an estimated 350 million people worldwide are chronically infected with HBV, more than twice as many people as are estimated to be chronically infected with hepatitis C virus, (HCV). Our combined management team has significant experience developing and commercializing drug candidates targeting infectious liver diseases, including HCV. Leveraging this experience, we are developing a portfolio of drug candidates with multiple mechanisms of action that we believe can ultimately result in a combination therapy to cure hepatitis B. Specifically, we seek to effect a cure by aggressively suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence.

The merger of Tekmira-OnCore brings together the individual companies’ broad expertise in antiviral drug development, Tekmira’s clinic-ready HBV RNAi therapeutic and OnCore’s existing HBV programs to build a portfolio of compounds with a long term goal of eradicating HBV. We believe that our new company will have a comprehensive HBV pipeline of drugs, and drug candidates, and be optimally positioned to capitalise on the HBV global market opportunity. With eight unique mechanisms in development, our pipeline targets the three pillars we believe are necessary to deliver an HBV cure, including: (i) products focused on suppressing HBV viral replication, (ii) products focused on restoring host response by suppressing HBsAg or activating/stimulating the host immune system directed at HBV and (iii) products focusing on eliminating covalently closed circular DNA (cccDNA). We believe that our chances for success in HBV are increased, and risk is mitigated, by having a portfolio of assets. Most importantly, we believe combination therapies are the key to HBV treatment and a potential cure. We believe that clinical development can be accelerated when multiple components of a combination therapy regimen are controlled by the same company and therefore have retained exclusive worldwide development and commercialization rights to all of our drug candidates and programs in HBV.

We expect that our combined company has the potential to advance multiple, highly active and complementary agents into the clinic in rapid succession. We are leveraging Tekmira’s industry-leading RNAi platform bringing together our Phase 1-ready HBV therapeutic, which we refer to as TKM-HBV, with OnCore’s robust portfolio of preclinical compounds. The search for viable combinations begins in a test tube looking at single and multiple drugs in cell culture systems, followed by a number of in vivo studies in different animal models. We then intend to use insights from these studies to inform decisions about early combination studies to perform in human clinical studies.

In the initial combination clinical studies, we plan to test each of these drugs in Phase 1 studies to establish safety and initial proof of concept. Assuming favorable outcomes, we intend to pursue an iterative testing process by progressing combinations into a rolling Phase 2 program similar to what was done in the ELECTRON study with sofosbuvir. We expect to continue to add compounds to this research engine as they clear Phase 1; we believe that subsequent drug combinations can benefit from what we learn from the initial clinical studies. Our plan is to advance the most promising regimens from these studies toward Phase 3 registration studies with the goal of confirming their effectiveness in the broader population, potentially gaining regulatory approval and introducing them to the market.

We intend to continue to expand our HBV pipeline through internal development, acquisitions and in-licenses. We believe that a major engine for internal innovation is our collaboration with The Baruch S. Blumberg Institute, one of the leading non-profit research institutes in the world focused on HBV. Our relationship with the Blumberg Institute is designed to provide us with access to cutting-edge research in new target identification, assay development, mechanism of action studies and lead-finding efforts focused on hepatitis B virus. This relationship also provides us with access to research that we believe is equal to, or surpasses that of other biotechnology or pharmaceutical companies, and can add value to our current and future R&D efforts in HBV.

While the focus of the newly combined company can be on HBV, the management team also believes that value resides in our other non-HBV programs and with our Lipid Nanoparticle (LNP) technology. LNP and RNAi technology has the potential to generate new therapeutics that take advantage of the body’s own natural processes to silence genes, or more specifically, to eliminate specific gene-products, from the cell. We believe that Tekmira’s LNP technology represents the most widely adopted delivery technology in RNAi, enabling eight clinical trials and having been administered to over 250 patients to date. We intend to continue to support the clinical development of TKM-PLK1 and TKM-Ebola. We also plan to determine what we believe can be the best strategies for optimizing the value of the remaining assets. We also see significant value in the collaborations Tekmira has established to date, and plan to continue to work closely with and support our partners using Tekmira’s RNAi technology.

Strategy

We are dedicated to discovering, developing and commercializing a combination curative therapy of defined duration for patients with chronic hepatitis B infection, and to maximizing the value of our non-HBV LNP-based portfolio. The key elements of our strategy are to:

•

Advance multiple HBV drug candidates into clinical development. We intend to initiate and conduct multiple clinical trials in humans to validate our targets and focus our later-stage clinical development efforts on combination therapies that show clinical utility. Through focused clinical trials with small cohorts of patients, we plan to take an iterative, disciplined approach to identifying an optimal combination therapy.

•

Combine complementary HBV drug candidates into potential combination therapies. We intend to identify, discover and develop complementary drug candidates within our portfolio that we believe can be combined into a cure for HBV. Because we have aggregated and control multiple drug candidates and development programs with various mechanisms of action, we believe we have created a significant competitive advantage that can enable us to more efficiently and expeditiously develop potential HBV therapies. We believe that clinical development can be accelerated when multiple components of a combination therapy regimen are controlled by the same company.

•

Continue to expand our HBV pipeline through internal development, acquisitions and in-licenses. We plan to continue to expand our drug candidate pipeline and intellectual property portfolio through internal development, as well as by acquiring and in-licensing additional drug development programs and assets targeting HBV to create increased flexibility in exploring potential combination therapies. In addition to our current research funding collaboration with Blumberg, we may also enter into selective collaborative research arrangements with other third parties to identify potential assets that complement our existing portfolio.

•

Leverage our management team’s expertise in hepatitis drug and LNP research and development. We are applying to HBV the same innovative thinking that our management team successfully applied to developing a cure for HCV while at Pharmasset and to developing a leading technology in RNAi. We believe that our management team’s experience can enable us to more rapidly innovate, identify and progress our HBV drug development programs and potentially develop a cure.

•

Commercialize drug candidates that demonstrate clinical utility and are approved by regulatory authorities. We expect to commercialize our drug candidates ourselves by leveraging our management team’s significant commercialization experience in liver diseases. We may also consider strategic collaborations with third parties for the distribution and commercialization of any approved drugs in select geographies, if appropriate.

•

Generate value from our non-HBV assets. We believe there is significant value in our non-HBV assets and remain committed to maximizing the value of our non-HBV programs and LNP technology. We intend to continue to develop these clinical products and our LNP technology with the goal of identifying strategies to realize their long term value.

Hepatitis B

We are applying to HBV the same innovative thinking to developing a cure for HBV that members of our management team successfully applied both to developing a cure for HCV while at Pharmasset and by advancing our RNAi technology into clinical trials at Tekmira. The evolution of HCV therapy has been dramatic, although it occurred over the course of more than 20 years. The first approved HCV therapy was an injectable interferon, which, according to the American Academy for the Study of Liver Disease (AASLD), led to sustained virologic response in only 11% to 17% of patients in pivotal trials. This was followed by incremental improvements that led to the development of direct-acting antiviral drug combinations and ultimately culminated in the recent approval of Gilead’s drug Harvoni, a combination single-tablet, once-daily oral drug that, in certain patient populations, cures nearly 100% of patients after as few as eight weeks of therapy.

As has been achieved with HCV, our goal is to deliver a cure for HBV. We believe we can leverage the insights gained from our management’s successful HCV development track record combined with the aggregation of multiple relevant technologies within one company to more rapidly deliver an HBV cure, with potentially fewer intermediate steps in the process. In order to accomplish this, we intend to target each of the three key factors, or pillars, driving chronic hepatitis B persistence:

•	Uncontrolled HBV replication within the body;

•	The host immune response is suppressed by HBsAg or other viral antigens; and

•	A stable reservoir of cccDNA in the infected liver cells continues to express virus and antigen.

We believe that it is necessary to address each of these problem areas in order to deliver a successful combination therapy regimen for hepatitis B infection. Any such cure needs to rapidly, completely and sustainably reduce HBV viral load to undetectable levels, stimulate and reactivate the patient’s immune response in order to enable the body to fight HBV, and, we believe most importantly, inhibit the formation of and eliminate viral cccDNA in the infected liver cells.

Aggressive Suppression of HBV Replication

Determining the level of viral replication at the site of infection in the liver is difficult and invasive. Because of this, alternative measurements, which utilize blood as a surrogate, are typically used. This is not ideal, because significantly more virus can be found in the liver than in the bloodstream. According to the AASLD, the sensitivity of these alternative tests is also not exact, with cut-offs for undetectable virus levels in the range of 50 to 400 virus copies per milliliter of blood. Although current HBV therapies do lead to undetectable virus levels in the blood in some infected patients, it is believed that low-level viral replication continues to occur in infected liver cells. The likelihood of continuing viral replication is also higher because current therapies have a limited impact on intracellular cccDNA and core DNA levels, as measured after a biopsy, suggesting that virus continues to be produced even though it is undetectable in blood serum.

Our approach is to rapidly and completely terminate the replication of HBV DNA. This involves targeting multiple steps in the viral replication process simultaneously. As in other disease states, we expect that a combination approach can lead to rapid and more dramatic drops in viral load and more thoroughly eliminate viral replication. We are developing RNAi interference and capsid assembly inhibitors, which can potentially be combined with existing nucleoside or nucleotide analogs, as well as immune stimulation therapies, to impact HBV viral load.

Restore the Host Immune Response by suppressing HBV Surface Antigen or Stimulation/Reactivation of the Immune System

Stimulation and reactivation of the host immune response is another important step in eliminating hepatitis B virus from infected patients. The European Academy for the Study of Liver Disease (EASL) guidelines state that the vast majority of people who are exposed to HBV as adults are able to rely on an effective immune response from the body in order to resolve the virus without therapeutic intervention. This suggests that a competent immune system can more often than not effectively control HBV infection. Unfortunately, a large percentage of HBV infection is passed through birth to an infected mother, and children infected with hepatitis B are the most likely to develop chronic infection, as their immune systems have not matured sufficiently to prevent chronic infection.

The hepatitis B virus uses multiple mechanisms to evade and suppress the immune system and establish a persistent infection. One of these mechanisms for immunosuppression is the release of viral proteins, particularly HBV e-antigen (HBeAg) and HBV surface antigen (HBsAg), which are secreted from infected cells in substantial excess to infectious viral particles. We have multiple programs in development targeting the stimulation and reactivation of the host immune system, including through the elimination of viral proteins that inhibit the immune response. These programs include RNA interference, cyclophilin inhibitors, surface antigen secretion inhibitors and STING agonists.

Formation Inhibition and Elimination of cccDNA

We believe that the most important component of a combination cure for hepatitis B infection is the inhibition of viral cccDNA formation and elimination of the stable reservoir of viral cccDNA, which is deposited in the nucleus of infected cells and is the template for viral antigens and infectious virus. Although clearance of cccDNA is known to be critical to the elimination of HBV infection, the understanding of cccDNA molecular biology to date and the ability to effectively screen compounds for cccDNA inhibition has been limited.

We believe that we are well positioned to become a leader in the field of cccDNA-targeted therapeutics because of our existing compounds and programs and our strategic collaboration with Blumberg. Blumberg has developed novel cccDNA screening assays that can be utilized to screen and optimize cccDNA and other viral target inhibitors. These assays have been useful in identifying novel compound series which have been valuable both as tool compounds for studying HBV and as starting points for the development of drug discovery programs.

Our HBV Development Plan

Our product development pipeline is focused on discovering, acquiring or in-licensing and developing drug candidates that attack multiple targets of the HBV lifecycle, including the aggressive suppression of HBV replication and the formation inhibition and elimination of cccDNA. These drug candidates may also boost the host immune response to chronic HBV infection. Although the ultimate curative regimens for HBV are currently unknown, we have assembled what we believe is an industry-leading portfolio of drug development programs targeting hepatitis B, which we plan to evaluate to determine the best potential combination approaches for patients.

By building a broad platform of direct antiviral and immune stimulation assets, we aim to optimize hepatitis B combination curative strategies, with the ability to adapt our program focus quickly as the field continues to advance. We believe that our combination approach can simultaneously inhibit viral replication, stimulate the host immune response to HBV and eliminate the reservoir of existing cccDNA. In order to discover and test these regimens, we plan to conduct both preclinical studies and clinical trials.

We believe that our preclinical drug candidate evaluation process can allow us to efficiently select the best drug candidates for progression into clinical trials. Our evaluation process employs preclinical assessments of efficacy and safety. We also intend to evaluate pharmacokinetic properties and drug-drug interaction potential for each preclinical drug candidate to optimize oral bioavailability and the ability to be combined with other HBV therapies.

We plan to study the efficacy of both individual agents and of the combination of agents in relevant preclinical whole cell models and in in vivo models of HBV infection. We expect that this assessment can provide us with an understanding of what drug candidates show promise as potential therapies for treating chronic HBV in humans and can provide data to guide us on which combinations of drug candidates from our portfolio may have the potential to deliver an HBV cure.

There are several liver cell-derived cell lines that can replicate the HBV lifecycle and therefore can be used to test drug candidates. In addition, we expect to use recently developed infectious whole cell systems to provide further support of drug candidate activity through in vitro systems that more closely resemble human biological pathways. Assessment of the reduction of HBV DNA, HBV surface antigen, HBV e-antigen and cccDNA are possible in each of these assays.

In vivo activity assessments should allow us to determine the way drug candidates behave in a whole animal system. Relevant animal models for HBV drug discovery include the woodchuck, duck and mouse models. Several of the mouse models include mice bred with human liver cells, which provides an environment for evaluating the human clinical potential of an HBV drug candidate. Similar to the in vitro models, these animal models also enable the measurement of reductions in HBV DNA, HBV surface antigen, HBV e-antigen and cccDNA levels in the liver. Since these parameters are similar to those assessed in human clinical trials, we believe that these animal models can provide an understanding of the potential clinical relevance of our preclinical development candidates.

In the preclinical setting, we plan to test individual molecules, as well as combinations in cellular assays and animal models of HBV infection to identify compounds or combinations with anti-HBV activity. We expect that those compounds or combinations identified to have sufficient levels of preclinical anti-HBV activity can then be studied in human clinical trials. Phase 1 studies are expected to examine the safety and pharmacokinetics of each compound. Initial clinical trials in patients with chronic HBV infection may include those who are undergoing treatment with a nucleoside or nucleotide analog, as well as those who are naïve to antiviral therapy. As part of our development plan, we intend to initially test drug candidates alone over a short period of time to demonstrate their inherent antiviral or immune- modulating activity. Given the diverse mechanisms by which compounds in our portfolio may inhibit HBV, we plan to measure multiple disease markers such as circulating HBV DNA, HBV surface antigen, HBV e-antigen, various immune markers and other exploratory markers to evaluate response to therapy during and after treatment.

Once multiple compounds within the portfolio with sufficient anti-HBV activity have been identified, we intend, subject to discussions with regulatory authorities, to conduct a rolling Phase 2 clinical program. We plan to design these studies to evaluate combinations of two or more drug candidates in small cohorts of patients with chronic HBV infection to identify active combinations and those that do not have sufficient antiviral activity. We also plan to evaluate different treatment durations to determine the optimal duration for a finite duration therapy. We expect to use these results to adaptively design additional treatment regimens for the next cohorts. We plan to continue this iterative process until we select combination therapy regimens and treatment durations to conduct Phase 3 clinical trials intended to ultimately support regulatory filings for marketing approval.

Non-HBV Assets

We believe there is value in our non-HBV assets and remain committed to realizing their potential. We intend to continue the clinical studies utilizing TKM-PLK1 and TKM-Ebola-Guinea as planned, and data are expected to be available for both of these programs in 2015.

We remain interested in advancing our ongoing metabolic and rare disease preclinical programs in an appropriate way and in continuing to leverage our knowledge and expertise in LNP technology.

We believe that our LNP technology is a leading technology for formulating novel RNAi and mRNA products. The use of the technology in these fields has the potential to enable a broad new class of therapeutics. Our LNP technology currently represents the most widely adopted and advanced delivery technology in RNAi, having enabled eight clinical trials and been administered to over 250 patients to date. LNP and RNAi technology has the potential to generate a broad new class of therapeutics that take advantage of the body’s own natural processes to silence genes — or more specifically to eliminate specific gene-products, from the cell.

We are also committed to continuing to support the work of our product development partners and intellectual property licensees with the goal of realizing the long and short-term financial potential of these partnerships.

Non-HBV Clinical Assets: TKM-PLK1, TKM-Ebola and TKM-Ebola-Guinea

TKM-PLK1: Based on encouraging results from the dose escalation portion and expansion cohort from our Phase I TKM-PLK1 clinical trial, we expanded into a Phase I/II clinical trial with TKM-PLK1, which specifically enrolled patients within two therapeutic indications: advanced gastrointestinal neuroendocrine tumors (GI-NET) or adrenocortical carcinoma (ACC). This multi-center, single arm, open label study is designed to measure efficacy using RECIST criteria and tumor biomarkers for GI-NET patients and ACC patients as well as evaluate the safety, tolerability and pharmacokinetics of TKM-PLK1. TKM-PLK1 is being administered weekly with each four-week cycle consisting of three once-weekly doses followed by a rest week. In the second half of 2014, we achieved our enrolment target of patients with advanced GI-NET or ACC tumors. These patients will continue treatment and be followed to determine if TKM-PLK1 results in meaningful clinical benefit.

In December 2014, we provided an update on this Phase I/II clinical study. To date, 55 patients, in both the Phase I and Phase I/II studies have been treated at doses of ≥ 0.6 mg/kg, which is considered to be in the efficacious dose range based on preclinical studies. Of these, 31 patients comprise the target population of GI-NET or ACC patients. Currently, nine patients (GI-NET and ACC) remain actively on treatment and data collection is ongoing.

In May 2014, we initiated another Phase I/II clinical trial with TKM-PLK1, enrolling patients with advanced hepatocellular carcinoma (HCC), otherwise known as liver cancer. This Phase I/II clinical trial is a multi-center, single arm, open label, dose escalation study designed to evaluate the safety, tolerability and pharmacokinetics of TKM-PLK1 as well as determine the maximum tolerated dose in patients with advanced HCC. It will also include a preliminary assessment of the anti-tumor activity of TKM-PLK1 in this patient population. Patient dosing has commenced and we have completed first treatment of subjects in the first HCC cohort.

TKM-Ebola: An anti-Ebola viral therapeutic, TKM-Ebola is being developed under a $140 million contract with the U.S. Department of Defense (DoD) Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX). We were granted Fast Track designation from the FDA for the development of TKM-Ebola in March 2014. The FDA’s Fast Track is a process designed to facilitate the development and expedite the review of drugs in order to get important new therapies to the patient earlier.

In May 2014, we successfully completed the single ascending dose portion of the TKM-Ebola Phase I Clinical Trial in healthy human volunteers. Results demonstrated that administration of the TKM-Ebola therapeutic, in the absence of any steroid pre-medication, was well-tolerated at a dose level of up 0.3 mg/kg, determined to be the maximum tolerated dose. In July 2014, Tekmira received notice from the FDA placing the TKM-Ebola Investigational New Drug application (IND) on clinical hold until additional information is supplied and a modification of the multiple ascending dose portion of the trial protocol is made to ensure the safety of healthy volunteers. This was subsequently modified to a partial clinical hold to permit the administration of

TKM-Ebola to patients with a suspected or confirmed Ebola virus infection. Since the summer of 2014, under the FDA’s expanded access program, several patients with a confirmed or suspected Ebola virus infection have been treated with TKM-Ebola. Data are being collected and will be provided to the FDA under Tekmira’s IND. Health Canada also established a similar framework for the potential use of TKM-Ebola in the same group of patients.

With recent developments, such as the production of a new product candidate, termed TKM-Ebola-Guinea for clinical trials in West Africa and the emergency use of our TKM-Ebola product under expanded access protocols, the clinical development pathways for our Ebola products have evolved and may continue to evolve. We may not resolve the partial clinical hold of the healthy volunteer, multiple ascending dose portion of the Phase 1 trial of TKM-Ebola.

TKM-Ebola-Guinea: In September 2014, Tekmira joined an international consortium led by the International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC) at the University of Oxford, UK, to potentially provide an RNAi based investigational therapeutic for expedited clinical studies in West Africa. In December 2014, Tekmira entered into a Manufacturing and Clinical Trial Agreement with the University of Oxford to provide the new TKM-Ebola-Guinea therapeutic product for clinical studies in West Africa. The studies are expected to commence in early 2015, subject to finalization of an acceptable protocol. ISARIC can conduct clinical studies of TKM-Ebola-Guinea in Ebola virus infected patients, with funding provided by the Wellcome Trust. GMP manufacture of TKM-Ebola-Guinea is now complete and 100 treatment courses are available for the study. We anticipate results from this study could be available in 2015.

Non-HBV Preclinical Programs:

We are currently evaluating several additional preclinical candidates with potential in diverse therapeutic areas using key criteria to prioritize efforts. Given the extremely high efficiency of delivery for third and fourth generation liver-centric LNP formulations, we are focused on rare diseases where the molecular target is found in the liver, where early clinical proof-of-concept can be achieved and where there may be accelerated development opportunities. Our research team intends to continue to generate preclinical data to support the advancement of the most promising of these targets.

Supporting our RNAi product alliances:

Tekmira has ongoing collaborations with Dicerna, Monsanto, and the US Department of Defense. Tekmira plans to continue to support the ongoing research collaboration activities of its research and development collaborators and licensees by providing new lipid-based nanoparticle formulations for different RNAi therapeutics. By supporting these programs Tekmira can earn research and development revenues, and for the Dicerna and Monsanto program, depending on the stage of development of the program may earn development based milestones and sales based royalties and/or milestones.

LNP Technology Development:

Today, our LNP technology represents the most widely adopted and advanced delivery technology in RNAi, having enabled eight clinical trials and administered to more than 250 human subjects. Because LNP can enable a wide variety of nucleic acid payloads, including messenger RNA (mRNA), we continue to see new product development and partnering opportunities based on our industry-leading delivery expertise.

In February 2014, we presented new preclinical data at a scientific symposium demonstrating that mRNA encapsulated and delivered using our LNP technology can be effectively delivered to target proteins expressed in the liver, certain tumors and other specific tissues of therapeutic interest.

We plan to continue to develop our LNP technology with a focus on both its potential use for applications targeted to HBV, and non-HBV applications. We also intend to explore the opportunity to realize value from non-HBV applications through strategic partnerships.

Commercial Opportunity

HBV

HBV is the most common serious liver infection in the world. The World Health Organization estimates that 350 million people worldwide are chronically infected, and according to a peer-reviewed publication, could include up to two million people in the United States. Persons infected with HBV are at increased risk of developing significant liver disease, including cirrhosis, or permanent scarring of the liver, as well as liver failure and cancer. According to the Hepatitis B Foundation, HBV is the cause of up to 80% of liver cancers, which typically have a five-year survival rate of only 15%. The World Health Organization estimates that more than 780,000 people die every year due to the consequences of hepatitis B.

Hepatitis B infections can be either acute or chronic in nature. Hepatitis B infection that is resolved by the body’s immune system without treatment within six months after exposure to HBV is defined as acute hepatitis B infection. Hepatitis B infection that is not resolved within six months by the patient’s immune system is defined by the AASLD and EASL as chronic infection and HBV remains in a person’s body indefinitely. When HBV develops into a chronic infection, therapeutic intervention is generally required to control the virus. According to the U.S. Centers for Disease Control, approximately 6% to 10% of patients over the age of five with acute hepatitis B infections are unable to clear the virus and will develop chronic infections. However, up to 50% of children between the ages of one and five and approximately 90% of children under the age of one infected with HBV develop chronic hepatitis B infections due to their immature immune systems. Hepatitis B infection is transmitted through contact with infectious bodily fluids, and primarily through birth to an infected mother, sexual contact with an infected person, sharing of contaminated needles or other injection drug equipment. Hepatitis B infection can be diagnosed by a blood test that screens for the presence of HBV surface antigen.

Vaccination with one of several commercially available HBV vaccines is the best defense against hepatitis B infection. The vaccine is only prophylactic, however, meaning that it cannot help those people who are already infected with the virus. The HBV vaccine is recommended in the United States and many countries around the world for all infants at birth and for others considered to be at risk. However, administration of the HBV vaccine is not universal for a number of reasons, including lack of commercial availability, medical contraindication, patient fear of injections and concerns related to vaccinations in general.

HBV is often asymptomatic until significant liver damage has occurred. Estimates in a peer-reviewed publication indicate that in the United States only 20% to 30% of infected patients are aware of their disease, and that only approximately half of those aware are actually under physician care. Only approximately 50,000 patients, or less than 5% of the chronically infected patients in the United States, are being treated with prescriptions for HBV at a given time, meaning that the vast majority of HBV patients in the United States are not receiving any treatment for the disease. Despite this under-treatment of HBV and the lack of a cure, aggregate worldwide sales for the leading hepatitis B drug, Baraclude® (entecavir), according to the manufacturer Bristol-Myers Squibb, were $1.5 billion in 2013. Baraclude® only acts through suppression of viral replication.

According to the AASLD, currently approved treatments for hepatitis B infection are limited to nucleoside or nucleotide analogs, which inhibit the viral polymerase, and injections of interferon alpha, a naturally occurring protein in the body that stimulates the immune system’s response to infection. Because currently available therapies generally only suppress the virus without delivering a cure, require chronic treatment and may have significant side effects associated with their use, a significant unmet medical need remains for hepatitis B patients and their healthcare providers. Even though all chronic HBV patients could benefit from treatment, current clinical guidelines only recommend therapy for patients in which HBV is causing progression of liver disease, which is approximately one-third to one-half of chronically infected HBV patients. We believe that hepatitis B treatment can be transformed by providing a curative regimen with a finite treatment duration that could reduce viral resistance, increase adherence and eliminate the need for costly life-long treatment and physician monitoring.

PLK1 in Oncology

TKM-PLK1 is being evaluated in several rare oncology indications in which there are limited or ineffective therapies available.

GI-NET is the gastrointestinal subset of neuroendocrine tumors. According to a paper by Yao et al. (2008), a historical analysis of the US SEER database reveals the incidence of neuroendocrine tumors has increased faster in the last few decades than any other neoplasm, with a growth rate of greater than 3% expected to continue in the near term. The prevalence of GI-NET in the US is estimated to be approximately 55,000 individuals. Prognosis for advanced or metastatic GI-NET, the target population for TKM-PLK1, is poor with 25-54% of patients surviving less than one year.

ACC is an ultra-rare form of cancer that develops in the adrenal gland, with data from the US National Cancer Institute estimating 500 patients in the US. Survival prognosis for these patients is poor. A large percentage of patients are not good surgical candidates and there is a lack of effective system therapies.

HCC is one of the most common cancers and one of the most deadly, with over 650,000 deaths each year worldwide according to the Globocan 2012 database. US incidence is estimated at 27,000 individuals with annual growth rates greater than 2%. HCC is an aggressive, hard-to-treat disease with one-year survival rates of less than 50% and five-year rates as low as 4% (National Cancer Institute). To date, Nexavar (sorafenib) is the only agent approved to treat HCC with an improvement in overall survival of just two to three months (US Nexavar Prescribing Information).

Other Non-HBV Assets

Interest in RNAi and other RNA-based therapies is high, both financially and commercially. While there are no RNAi therapeutics currently approved for commercial use, there are a number of RNAi products currently in human clinical trials. RNAi products are broadly applicable as they can silence, or eliminate the production of disease-causing proteins from cells, thus creating opportunities for therapeutic intervention that have not been achievable with conventional drugs. Development of RNAi therapeutic products is currently limited by the instability of the RNAi trigger molecules in the bloodstream and the inability of these molecules to access target cells or tissues following administration. Delivery technology, such as our LNP, is necessary to protect these drugs in the bloodstream to allow efficient delivery and cellular uptake to the target cells.

Pipeline

Our pipeline includes both HBV and non-HBV assets. In HBV, we have what we believe is an industry-leading pipeline focused on curing HBV. Our belief is that to achieve an HBV cure a combination of products that affect the main drivers of HBV need to be utilized. Specifically, this means that to be successful, we need to have products that address persistence — in antiviral replication, immune reactivation and the presence of cccDNA.

Our non-HBV pipeline is focussed on areas where we believe that LNP and RNA technology is most likely to succeed and where there is a significant unmet need and commercial opportunity. With our anti-viral, oncology and metabolic product platforms, we intend to advance our RNAi product pipeline either ourselves or with partners, with a focus on realizing the value of these assets.

HBV Pipeline:

The solid circles indicate that the mechanism “directly” impacts the given persistence factor. The lighter shaded circles indicate an “indirect” effect of a given mechanism.

TKM-HBV

Our extensive experience in antiviral drug development has been applied to our TKM-HBV program to develop an RNAi therapeutic for chronic hepatitis B infection (HBV). There are more than 350 million people infected globally with HBV. In the United States there are approximately 1.4 million HBV chronically infected individuals. Small molecule nucleotide therapy is rapidly becoming the standard of care for chronically HBV infected patients. However, many of these patients continue to express a viral protein called HBV surface antigen (HBsAg). This protein causes inflammation in the liver leading to cirrhosis and in some cases to hepatocellular cancer and death.

TKM-HBV is designed to address an unmet medical need and eliminate HBsAg expression in patients chronically infected with HBV. Reducing HBsAg is thought to be a key prerequisite to enable a patient to raise an adequate antibody response against the virus. The ability of TKM-HBV to inhibit numerous viral elements in addition to HBsAg increases the likelihood of successfully controlling the viral infection.

TKM-HBV is being developed as a multi-component RNAi therapeutic that simultaneously targets three sites on the HBV genome. The plan is for TKM-HBV to be administered without prophylactic steroid treatment. Targeting three distinct and highly conserved sites on the HBV genome is intended to facilitate potent knockdown of all viral mRNA transcripts and viral antigens across a broad range of HBV genotypes and reduce the risk of developing antiviral resistance.

We presented results from our preclinical studies at the 10th Annual Meeting of the Oligonucleotide Therapeutics Society Meeting held in San Diego, California, on October 15, 2014. Among the results reported is the potent and rapid reduction in HBsAg demonstrated by TKM-HBV in several well-validated models. In these models, TKM-HBV treatment resulted in reductions in both intrahepatic and serum HBsAg, as well as reductions in HBV DNA, covalently closed circular DNA (cccDNA), HBeAg and HBcAg. A rapid 1 log reduction in serum HBsAg was achieved with a single 1 mg/kg dose of TKM-HBV in the humanized mouse model, which closely mimics chronic human hepatitis B infection. 1-2 log viral reductions from similar single-dose LNP treatments in two other true-infection animal models have also been demonstrated.

Tekmira’s data shows that inclusion of three RNAi triggers results in a more broadly effective knockdown of hepatitis B viral elements than a single trigger alone. The mode of action of TKM-HBV complements standard of care nucleoside/nucleotide (NUC) therapy, and lack of drug antagonism has been demonstrated with entecavir, lamivudine and tenofovir on infected primary human hepatocytes.

Our data supports the utility of TKM-HBV as a potential therapeutic option for treating patients with chronic HBV. As such, we filed a Clinical Trial Application (CTA) with Health Canada to support TKM-HBV development in a Phase I clinical trial. In December 2014, received a No Objection Letter from Health Canada regarding our CTA, allowing Tekmira to proceed with a Phase I clinical trial with TKM-HBV.

In early 2015, we advanced two TKM-HBV product candidates into a Phase I trial. Both product candidates employ the same unique combination of three RNAi trigger molecules. However, they differ in their LNP composition. One formulation employs a third generation LNP, and the other comprises a new, fourth generation LNP, incorporating novel lipid chemistry and demonstrating improved potency. The multi-component RNAi therapeutic combined with third and fourth generation delivery technology is expected to result in broad and effective inhibition of HBV.

The TKM-HBV Phase I clinical trial is a randomized, single-blind, placebo-controlled study, involving single ascending doses of TKM-HBV. The study will assess the safety, tolerability and pharmacokinetics of intravenous administration of two formulations of TKM-HBV in healthy adult subjects. For each formulation, there are five planned cohorts for a total of 20 subjects (40 in total for both formulations). Four subjects will be enrolled per cohort with three subjects receiving TKM-HBV, and one receiving placebo.

We expect the results from the Phase I clinical trial in healthy human volunteers to determine which product formulation we will advance into chronically infected patients in a multi-dosing regimen in the second half of 2015.

Cyclophilin Inhibitor — OCB-030

Cyclophilins are proteins that have been shown to play a role in several biological processes, including viral infection. By inhibiting cyclophilin, we believe the ability of HBV to replicate can be impaired and the host immune response toward HBV may be enhanced. We have licensed from NeuroVive Pharmaceutical AB, or NeuroVive, the exclusive rights to develop and commercialize cyclophilin inhibitor drug candidates, including OCB-030, for the treatment of hepatitis B. We are engaged in studies which we expect to be completed in order to file an IND, or equivalent, by year end.

Cyclophilins play a role in regulating protein folding, which is essential to make proteins, including viral proteins, work properly. Their effects on viral infection have been demonstrated in vivo for other viruses, including HCV and HIV. Cyclophilin inhibitors have been shown to be effective at reducing viral load in patients infected with HCV through both an immunomodulatory mechanism and a direct-acting antiviral mechanism. Recent discoveries have indicated that cyclophilins regulate the host immune response to viral infection through the intermediacy of interferons. Cyclophilin antagonism leads to the downstream production of host antiviral proteins, which eliminate the virus.

Our OCB-030 program is based on the development of sanglifehrin derivatives known as sangamides. Sanglifehrin is a compound produced naturally by bacteria, and sangamides such as OCB-030 are semisynthetic derivatives of natural sanglifehrin. In preclinical studies performed by NeuroVive and Biotica Technology Limited, OCB-030 was observed to be ten times more potent than cyclosporine as an inhibitor of the peptidyl-prolyl isomerase activity of cyclophilin, and the compound also demonstrated potent antiviral activity against HCV and HIV in whole cell systems. In cell culture, OCB-030 reduced HBV DNA levels and HBV e-antigen and HBV surface antigen production. OCB-030 also exhibited cross- genotype activity and was active in cell lines shown to be resistant to known nucleoside and nucleotide HBV inhibitors.

In preclinical studies, OCB-030 did not result in elevated levels of bilirubin, which are commonly associated with cyclosporine-based cyclophilin inhibitors. In these studies, OCB-030 blocked the interaction of IRF9 with cyclophilin A, thereby enhancing IFN promoter activation in whole cells. When studied in a transgenic mouse model of HBV infection, OCB-030 administered to mice both orally and by injection resulted in reductions in HBV DNA, HBV surface antigen and HBV e-antigen over two weeks after therapy. In these studies, up-regulation of the immune markers IFN, IL-10, and OAS-1 was also observed in the liver, as was a high liver-to-plasma ratio, which supports liver targeting for OCB-030. We believe these preclinical findings suggest the potential for OCB-030 to contribute to immune system stimulation.

In addition to its immunomodulatory properties, OCB-030 had direct-acting antiviral characteristics in preclinical studies. In these studies, OCB-030 inhibited the transport of encapsidated rcDNA into the nucleus of liver cells, thus inhibiting formation of cccDNA. OCB-030 was not observed to be cytotoxic against several cell lines and did not have mutagenic effects. A seven-day non-GLP in vivo toxicology study in rats and dogs also did not result in any significant adverse findings.

We are currently conducting IND-enabling preclinical studies with OCB-030. These studies are being conducted in accordance with good laboratory practices, or GLP, and are evaluating the safety of OCB-030 in animals. We are also performing formulation development work to support oral dosing in clinical trials.

TLR9 Agonist

Pharmaceutical activation of TLRs is an attractive approach for the treatment of chronic HBV because agonism of these receptors triggers both innate immune responses and also stimulates adaptive immunity. In particular, stimulation of TLR-7 or TLR-9, produces IFN-a and other cytokines / chemokines that cause activation of NK cells and cross-priming of cytotoxic lymphocytes. It is hoped that immune stimulation by TLR agonists can overcome the multiple immunologic defects that allows chronic HBV infection, including direct activation of the host’s innate antiviral response and overcoming the functional block in HBV-specific T cell responses.

TLR-9 agonists are a novel approach to immune reactivation in patients with chronic HBV. Systemic administration of TLR-9 agonists (CpG DNA oligonucleotides) have demonstrated antiviral activity in mouse models of HBV. Numerous studies report the use of CpG oligonucleotides as adjuvants in therapeutic HBV vaccines and have been shown to boost the humoral and cellular response to HBV antigens. This includes clinical studies with the vaccine Engerix-B, where inclusion of a TLR-9 agonist boosted HBV seroprotection and increased HBV-specific T cell responses. This supports the concept that TLR-9 agonists can boost anti-HBV immune responses.

The active pharmaceutical ingredient (API), CYT003-QbG10 (CYT003), is a biological carrier which is filled with the immunostimulatory oligonucleotide called G10. G10 is a toll-like receptor-9 (TLR-9) agonist belonging to the class of A-type CpG oligonucleotides (CpGs). Cytos Biotechnology has developed CYT003 as an immune modulator for the treatment of asthma and has conducted trials using CYT003 in over 400 human subjects. In this indication, CYT003 is postulated to inhibit T-cell mediated inflammation of the airways through a process known as immune deviation that aims to convert the pathologic TH2 type response to a TH1 response. Recent study results in Asthma did not reach the primary efficacy end point, however we are intending to use CYT003 as an immune modulator in chronic HBV patients with the intended mechanism of reactivating the host immune response to virus.

CYT-003 has been shown to directly activate B cells and stimulates human pDC to secrete Interferon alpha. CYT-003 also activates other antigen presenting cells indirectly and promotes the development of TH1 type cytokine response. This is thought to be potentially beneficial in promoting anti-HBV T cell immunity. Cytos also suggest that the immune stimulatory profile of CYT-003 may promote the development of regulatory T cells. Although the consequence of regulatory T cell expansion by CYT003 is unknown, it has been suggested that regulatory T cells play a role in HBV pathogenesis and suppress the expansion of effector T cells.

CYT003 has previously been utilised in human trials in other indications and therefore could move quickly into the clinic in HBV infected patients. Preclinical studies to demonstrate proof of concept will be initiated in 1H 2015. If the preclinical studies show utility in HBV, we could likely skip the healthy volunteer portion of clinical studies given the existing safety database and the open INDs.

Capsid Assembly Inhibitors

We are developing two capsid assembly inhibitors as oral therapeutics for the treatment of chronic HBV infection. By inhibiting assembly of the viral capsid, the ability of hepatitis B virus to replicate is impaired, which subsequently reduces the amount of new virus produced. We acquired exclusive, worldwide rights to these drug candidates through an in-license from Blumberg and Drexel University, or Drexel, and through our recent acquisition of Enantigen Therapeutics, Inc., or Enantigen. We expect to file an IND with the FDA, or an equivalent filing with foreign regulatory authorities, and initiate Phase 1 studies with one of these compounds in 2016.

The viral capsid, which plays an important role in the virus lifecycle, is a shell around the rcDNA, which is the form of the virus genome that gets carried from one cell to another and is the precursor to cccDNA. It is composed of 120 identical viral capsid proteins. The viral capsid must encapsulate the cccDNA-derived pgRNA in order for rcDNA to be produced. This capsid-packaged rcDNA then replenishes nuclear cccDNA to maintain existing infection, or is packaged into new virus and secreted from the cell to infect other liver cells. We expect that inhibition of the self-assembly of the capsid shell around the pgRNA can prevent viral genome replication and the replenishment of cccDNA.

Our program in viral capsid assembly inhibitors attempts to inhibit viral replication via a novel mechanism of action that can be used in combination with other direct acting antiviral agents and host immune modulators under development. This capsid assembly inhibition program consists of two distinct chemical series identified through the screening of small molecule chemical libraries using a whole cell assay. Both of these compound series have demonstrated reduction of HBV DNA production in vitro with sub-micromolar activity and have demonstrated activity against cell lines shown to be resistant to current HBV nucleoside or nucleotide therapies. One series has been studied in vivo and has demonstrated efficacy in the hydrodynamic mouse model of HBV infection, providing up to a 1.35 log reduction in viral load. We believe this provides proof of concept for this mechanism of action in a whole animal model.

We expect to file an IND in 2016 following additional preclinical development, including additional medicinal chemistry efforts to improve potency and optimize the drug-like properties of the lead compound series, as well as additional studies to assess efficacy in animal models of HBV infection and evaluation of in vivo safety.

Surface Antigen Secretion Inhibitors

We are developing multiple HBV surface antigen secretion inhibitors. By inhibiting the secretion of HBV surface antigen from infected cells, we expect that the immune response of patients treated with this therapy can reengage and thereby be able to mount a more credible response to a hepatitis B virus infection. We acquired these drug candidates through our recent acquisition of Enantigen. We expect to file an IND, or its equivalent in another territory, for a lead compound in 2016.

HBV surface antigen is a viral protein found on the surface of both new HBV virus particles and subviral particles. HBV surface antigen has an effect on both the innate and adaptive immune response to hepatitis B infection. HBV surface antigen has a controlling influence on interferon stimulating genes and on T-cell function, which leads to the inhibition of interferon production and lack of activation of immune cells involved in virus killing. The magnitude of the effect of HBV surface antigen on host immune control is also impacted by the amount of HBV surface antigen containing subviral particles, which overwhelms the host immune system and exhausts the immune response to the viral infection. We expect that inhibiting the secretion of HBV surface antigen can reactivate the host immune system to reduce viral replication and increase clearance of HBV infected cells.

Our discovery program in HBV surface antigen secretion inhibition is currently in lead optimization, with several distinct and novel lead compound series. These lead compound series were identified by screening a library of small molecules using a novel assay that allows the quantitation of HBV surface antigen production. In whole cell screening assays, these molecules were not observed to be toxic. In addition, in a 7-day non-GLP mouse toxicity study, we observed no significant adverse effects. Compounds within these chemical series have demonstrated the ability to inhibit the secretion of HBV surface antigen in vitro with sub-micromolar activity and have shown activity against cell lines that are resistant to the effect of known clinically relevant nucleoside and nucleotide HBV polymerase inhibitors.

We expect to file an IND with the FDA, or an equivalent filing with foreign regulatory authorities, and commence clinical trials for our HBV surface antigen program once we complete additional preclinical development, including additional medicinal chemistry efforts to improve potency and optimize the drug-like properties of the lead compound series, as well as additional studies to assess efficacy in animal models of HBV infection and evaluation of in vivo safety.

STING Agonists

We are developing STING agonists. By activating interferon genes, we anticipate that the body can produce additional interferon alpha and beta, which have antiviral properties. Our development program, which is currently in the discovery research stage, is based on proof of concept data in mice generated by Blumberg.

The innate immune cytokine response plays an essential role in defending against viral infection. Infecting viruses are recognized by PRRs, including toll-like receptors, or TLRs, as well as RIG-I-like receptors, or RLRs, each of which activate cellular responses resulting in the production of type-1 interferons, proinflammatory cytokines and chemokines. The early cytokine response not only limits the virus replication and spreading, but also orchestrates the more specific adaptive immune response that eventually eliminates the virus. The essential role of PRR-mediated immune response is supported by the fact that mice deficient in the genes encoding PRRs or their signaling components are vulnerable to viral infections. Pathogenic viruses such as HBV have evolved multiple mechanisms to evade or counter the host PRR-mediated innate immune response.

STING is a cytoplasmic PRR that, when activated, induces the expression of type 1 interferons, alpha and beta, and produces an antiviral state following expression. STING activation not only appears to produce a predominant interferon response but also a less vigorous proinflammatory cytokine response. Consequently, we believe that activation of STING within liver cells has the potential to be an immunomodulatory approach to the elimination of HBV and the treatment of hepatitis B.

Data suggest that HBV replication can be inhibited through pharmacological activation of multiple PRRs. In in vivo studies, the activation of TLRs has been observed to induce the secretion of cytokines that inhibit HBV replication in liver cells. Activation of the RIG-I pathway in liver cells has been observed to efficiently suppress HBV replication in cell culture and in mice livers. However, one of the challenges often associated with systemic administration of TLR or RLR agonists at doses needed to effect an antiviral response is that they can be associated with significant adverse effects due to the activation of a wide spectrum of cellular responses and massive production of pro-inflammatory cytokines. Therefore, an approach to activation of the innate immune response without concomitant production of a massive pro-inflammatory response would represent a significant step in the development of an effective anti-viral immunomodulatory agent.

In preclinical studies conducted by Blumberg, a whole cell screen for activators of STING has identified small molecules that provided proof of concept data that STING agonists can elicit an antiviral response and inhibit HBV replication in mouse liver cells. The results of these preclinical studies also suggest that this antiviral response is mediated by interferons.

Based on these findings, we have commenced a drug discovery program in collaboration with Blumberg to identify potent, orally active small molecule human STING agonists that possess the desired characteristics to progress into human clinical studies. We are currently screening compound libraries to identify active human STING agonists. We plan to conduct medicinal chemistry lead optimization in order to identify potent STING agonists that we believe could demonstrate in vivo efficacy in animal models before seeking to progress any compounds into clinical evaluation in humans.

cccDNA Formation Inhibitors

We are developing multiple series of cccDNA formation inhibitors. The inhibition of cccDNA formation would reduce the amount of cccDNA in the infected liver cell and could ultimately eliminate the reservoir of HBV genomic material required for continued viral replication. We acquired the exclusive, worldwide rights to this program through an in-license from Blumberg. This program is currently in early optimization and we anticipate filing an IND with the FDA or its equivalent in another territory in 2017.

cccDNA is the reservoir of viral genomic material that resides within the nucleus of an infected liver cell. cccDNA is generated from the uptake of encapsidated rcDNA that originates from both new virus infecting the cell and from a process of cccDNA repopulation that occurs as a result of the viral replication process. New virus particles and subviral particles are produced from cccDNA, meaning that the elimination of cccDNA from liver cells is necessary in order to effectively eradicate HBV from the liver. We believe that we may be able to inhibit the formation of new cccDNA molecules by blocking the entry of rcDNA into the nucleus of liver cells.

We have identified several lead compound series as potential cccDNA formation inhibitors using a cell line that expresses a unique transcript and which results in the overproduction of cccDNA, which allows for the quantification of cccDNA and other cccDNA-dependent viral genomic materials. In cell culture, these compounds have been observed to reduce the production of cccDNA, pgRNA and viral single stranded DNA, thereby inhibiting both the production of new virus and reducing the reservoir of viral genomic material needed to sustain viral persistence.

We expect to file an IND, or equivalent, and to commence clinical trials for our cccDNA formation inhibition program following additional preclinical development, including medicinal chemistry efforts to improve the potency of our identified compounds and studies to optimize the drug-like properties of the lead compound series, as well as additional studies to assess the efficacy of the compounds in animal models of HBV infection and evaluation of in vivo safety.

cccDNA Epigenetic Modifiers

In addition to cccDNA formation inhibitors, we are developing cccDNA epigenetic modifiers. By controlling cccDNA transcription, we anticipate that we may be able to inhibit the formation of new virus and subviral particles from cccDNA. This development program, which is currently in the discovery research stage, is based on proof of concept data generated by Blumberg using known inhibitors of enzymes involved in DNA information processing.

Transcription is the first step in the process of producing new virus and viral proteins from the viral genetic information found in cccDNA. To enable transcription, cccDNA recruits host proteins to form a minichromosome, the machinery driving the transcription process. This process is regulated by chemical reactions that modify cccDNA and control how much cccDNA information gets produced. The control of the information reading from DNA is called epigenetics.

Enzymes are involved in modifying DNA and affecting the reading of DNA information. Our program in cccDNA inhibition includes a discovery program targeting enzymes involved in cccDNA information processing. Histone deacetylases, known as HDAC, and methyl transferases are enzymes that modify DNA and control the processing of the information coded in DNA. Small molecule HDAC inhibitors and methyl transferase inhibitors have been shown to inhibit cccDNA transcription in vitro. In studies of dose-dependent HDAC inhibitors, these molecules were observed to reduce pgRNA, a product of cccDNA information processing, in liver cells. We believe this data suggests that cccDNA transcription inhibitors could lead to the inhibition of formation of new viral proteins and viral genomic materials needed for the formation of new virus and subviral particles from cccDNA. We are targeting this cccDNA information processing as an approach to inhibit the formation of new HBV virus and subviral particles, which are critical for continuous infection and host immune control. We believe that the stability of the cccDNA minichromosomes may also be disrupted by targeting the host protein-cccDNA interaction.

Based on our understanding of cccDNA processing and through the use of in vitro screens developed at Blumberg, we are screening compound libraries to identify compounds that could potentially inhibit cccDNA information processing. Once we have identified an active compound series, we can conduct medicinal chemistry lead optimization to identify potent, selective and drug-like molecules. We can then further evaluate optimized compounds in animal models of HBV infection. Following evaluation of safety in animals, we can conduct IND-enabling studies in accordance with GLP before progressing into human clinical trials.

Non-HBV Pipeline:

TKM-PLK1

TKM-PLK1, targets polo-like kinase 1 (PLK1), a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 expression prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell. Evidence that patients with elevated levels of PLK1 in their tumors exhibit poorer prognosis and survival rates has been documented in the medical literature.

We presented Phase I TKM-PLK1 data at the 6th Annual NET Conference hosted by the North American Neuroendocrine Tumor Society (NA-NETS) held in Charleston, South Carolina on October 4, 2013. This data set included a total of 36 patients in a population of advanced cancer patients with solid tumors. Doses ranged from 0.15 mg/kg to 0.90 mg/kg during the dose escalation portion of the trial, with the maximum tolerated dose (MTD) of 0.75 mg/kg. Serious adverse events (SAEs) were experienced by four subjects in this heavily pre-treated, advanced cancer patient population, with three of these four subjects continuing on study. Forty percent (6 out of 15) of patients evaluable for response, treated at a dose equal to or greater than 0.6 mg/kg, showed clinical benefit. Three out of the four Adrenocortical Carcinoma (ACC) patients (75%) treated with TKM-PLK1 achieved stable disease, including one patient who saw a 19.3% reduction in target tumor size after two cycles of treatment and is still on study receiving TKM-PLK1. Of the two Gastrointestinal Neuroendocrine Tumor (GI-NET) patients enrolled, both experienced clinical benefit: one patient had a partial response based on RECIST response criteria, and the other GI-NET patient achieved stable disease and showed a greater than 50% reduction in Chromogranin-A (CgA) levels, a key biomarker used to predict clinical outcome and tumor response.

Based on encouraging results from the dose escalation portion and expansion cohort from our Phase I TKM-PLK1 clinical trial, we expanded into a Phase I/II clinical trial with TKM-PLK1, which specifically enrolled patients within two therapeutic indications: advanced Gastrointestinal Neuroendocrine Tumors (GI-NET) or Adrenocortical Carcinoma (ACC). This multi-center, single arm, open label study is designed to measure efficacy using RECIST criteria and tumor biomarkers for GI-NET patients and ACC patients as well as evaluate the safety, tolerability and pharmacokinetics of TKM-PLK1. TKM-PLK1 is being administered weekly with each four-week cycle consisting of three once-weekly doses followed by a rest week. In the 2H of 2014, we achieved our enrolment target of patients with advanced GI-NET or ACC tumors. These patients can continue treatment and be followed to determine if TKM-PLK1 results in meaningful clinical benefit.

In December 2014, we provided an update on this Phase I/II clinical study. To date, 55 patients, in the both the Phase I and Phase I/II studies have been treated at doses of ≥ 0.6 mg/kg, which is considered to be in the efficacious dose range based on preclinical studies. Of these, 31 patients comprise the target population of GI-NET or ACC patients. Currently, nine patients (GI-NET and ACC) remain actively on treatment and data collection is ongoing.

While we are still awaiting completion of data, we continue to see evidence of anti-tumor activity in some treated subjects, including one ACC patient with an almost complete resolution of their disease. We expect to report final data from these studies in 2015.

In May 2014, we initiated another Phase I/II clinical trial with TKM-PLK1, enrolling patients with advanced Hepatocellular Carcinoma (HCC), otherwise known as liver cancer. This Phase I/II clinical trial is a multi-center, single arm, open label, dose escalation study designed to evaluate the safety, tolerability and pharmacokinetics of TKM-PLK1 as well as determine the maximum tolerated dose in patients with advanced HCC. It can also include a preliminary assessment of the anti-tumor activity of TKM-PLK1 in this patient population. Patient dosing has commenced and we have completed first treatment for subjects in the first HCC cohort. It is expected that approximately 38 patients with advanced HCC tumors could be enrolled in this Phase I/II clinical trial.

TKM-Ebola

TKM-Ebola, an anti-Ebola viral therapeutic, is being developed under a $140 million contract with the U.S. Department of Defense (DoD) Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics (JPM-MCS-BDTX). In 2010, preclinical studies were published in the medical journal The Lancet demonstrating that when RNAi triggers targeting the Ebola virus and delivered by Tekmira’s LNP technology were used to treat previously infected non-human primates, the result was 100 percent protection from an otherwise lethal dose of Zaire Ebola virus (Geisbert et al., The Lancet, Vol. 375, May 29, 2010).

In May 2013, our collaboration with the JPM-MCS-BDTX was modified and expanded to include advances in LNP formulation technology. The contract modification increased the first stage of funding from $34.7 million to $41.7 million. In April 2014, Tekmira signed a second contract modification with the DoD to increase this funding by $2.1 million to a total of $43.8 million to compensate Tekmira for unrecovered costs that occurred in 2012 and to provide additional funding should it be required.

TKM-Ebola is being developed under specific U.S. Food and Drug Administration (FDA) regulatory guidelines called the “Animal Rule.” The Animal Rule provides that under certain circumstances, where it is unethical or not feasible to conduct human efficacy studies, the FDA may grant marketing approval based on adequate and well-controlled animal studies when the results of those studies establish that the drug is reasonably likely to produce clinical benefit in humans. Demonstration of the product’s safety in humans is still required.

We commenced a Phase I clinical trial with TKM-Ebola in January 2014. The trial is a randomized, single-blind, placebo-controlled study involving single ascending doses and multiple ascending doses of TKM-Ebola, designed to assess the safety, tolerability and pharmacokinetics of administering TKM-Ebola to healthy adult subjects. In the single ascending dose portion, four subjects were enrolled per cohort. There were four cohorts for a total of 16 subjects. Each cohort enrolled three subjects who received TKM-Ebola, and one who received a placebo. In the multiple ascending dose arm of the trial, there are three planned cohorts for a total of 12 subjects to be enrolled.

We were granted Fast Track designation from the FDA for the development of TKM-Ebola in March 2014. The FDA’s Fast Track is a process designed to facilitate the development and expedite the review of drugs in order to get important new therapies to the patient earlier.

In May 2014, we successfully completed the single ascending dose portion of the TKM-Ebola Phase I clinical trial in healthy human volunteers. Results demonstrated that administration of the TKM-Ebola therapeutic, in the absence of any steroid containing pre-medication, was well-tolerated at a dose level of 0.3 mg/kg, determined to be the maximum tolerated dose.

Partial Clinical Hold of TKM-Ebola

In July 2014, Tekmira received notice from the FDA placing the TKM-Ebola IND on clinical hold until additional information is supplied and a modification of the multiple ascending dose portion of the trial protocol is made to ensure the safety of healthy volunteers. This was subsequently modified to a partial clinical hold to permit the administration of TKM-Ebola to patients with a suspected or confirmed Ebola virus infection. Under the FDA’s expanded access program, several patients with a confirmed or suspected Ebola virus infection have been treated with TKM-Ebola. Data is being collected and will be provided to the FDA under Tekmira’s IND. Health Canada also established a similar framework for the potential use of TKM-Ebola in the same group of patients.

With recent developments, such as the production of a new product candidate (termed TKM-Ebola-Guinea) for clinical trials in West Africa and the emergency use of our TKM-Ebola product under expanded access protocols, the clinical development pathways for our Ebola products have evolved and may continue to evolve. We may not resolve the partial clinical hold of the healthy volunteer, multiple ascending dose portion of the Phase 1 trial of TKM-Ebola.

TKM-Ebola-Guinea, an Anti-Ebola RNAi Therapeutic Targeting Ebola-Guinea

In October 2014, the genomic sequence of the Ebola-Guinea strain, which is the viral variant responsible for the current outbreak in West Africa, was determined from several viral isolates and published in the New England Journal of Medicine (Baize S., et al. Emergence of Zaire Ebola Virus Disease in Guinea. New England Journal of Medicine. October 9, 2014 Vol. 371 No. 15). We developed a modified RNAi therapeutic to specifically target Ebola-Guinea. The new product, TKM-Ebola-Guinea, is designed to have the two RNAi triggers match the genomic sequence exactly. Results of preclinical studies with TKM-Ebola-Guinea demonstrated efficacy results comparable to those obtained with TKM-Ebola, which has demonstrated up to 100% protection from an otherwise lethal dose of the virus.

The U.S. Department of Defense Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics has also exercised an option in the current contract with Tekmira to manufacture TKM-Ebola-Guinea. Tekmira has been awarded the option for scale up and GMP manufacture of the product for approximately 500 treatment courses, which is valued at $7.0 million.

Ebola — International Consortium Collaboration

In September 2014, Tekmira joined an international consortium led by the International Severe Acute Respiratory and Emerging Infection Consortium (ISARIC) at the University of Oxford, UK, to potentially provide an RNAi based investigational therapeutic for expedited clinical studies in West Africa. The consortium was awarded £3.2 ($5.10M) million from the Wellcome Trust to manufacture investigational therapeutics and establish an operational clinical trials platform in two or more Ebola Virus Disease treatment centers in West Africa. The Consortium includes representatives from the World Health Organization (WHO), the US Centers for Disease Control, Médecins Sans Frontières - Doctors without Borders (MSF), and Fondation Mérieux, among others.

In December 2014, Tekmira entered into a Manufacturing and Clinical Trial Agreement with the University of Oxford to provide the new TKM-Ebola-Guinea therapeutic product for clinical studies in West Africa. The studies are expected to commence in early 2015, subject to finalization of an acceptable protocol.

ISARIC plans to conduct clinical studies of TKM-Ebola-Guinea in Ebola virus infected patients, with funding provided by the Wellcome Trust. GMP manufacture of TKM-Ebola-Guinea is now complete and 100 treatment courses are available for the study.

TKM-Marburg

Like Ebola, Marburg is a member of the filovirus family of hemorrhagic fever viruses. Regularly occurring natural outbreaks with the Marburg-Angola strain have resulted in mortality in approximately 90% of infected individuals, matching that of the most lethal Ebola strains. There are currently no approved therapeutics available for the treatment of Marburg infection.

In 2010, Tekmira and the University of Texas Medical Branch (UTMB) were awarded a National Institutes of Health (NIH) grant to support research to develop RNAi therapeutics to treat Ebola and Marburg hemorrhagic fever viral infections. In November 2013, we announced data from this collaboration that showed 100% survival in non-human primates infected with the Angola strain of the Marburg virus in two separate studies. In the first study, 100% survival was achieved when dosing at 0.5 mg/kg TKM-Marburg began one hour after infection with otherwise lethal quantities of the virus. Dosing then continued once daily for seven days. In the second study, 100% survival was achieved even though treatment did not begin until 24 hours after infection. These results build upon a study published earlier in the Journal of Infectious Disease showing 100% protection in guinea pig models of infection with Angola, Ci67 and Ravn strains of the Marburg virus using a broad spectrum RNAi therapeutic enabled by Tekmira’s LNP.

In February 2014, Tekmira and UTMB, along with other collaborators, were awarded additional funding from the NIH in support of this research. Additionally, Tekmira, along with UTMB, published study data demonstrating complete protection of non-human primates against lethal Marburg-Angola strain. The study appeared in the August 20, 2014 edition of the journal Science Translational Medicine.

Tekmira expects to continue to build on this Marburg research and pursue additional funding opportunities or partnerships for developing TKM-Marburg.

Partnered Programs:

Patisiran (ALN-TTR02)

Patisiran, or ALN-TTR02, which is being developed by Alnylam, represents the most clinically advanced application of our proprietary LNP delivery technology. In November 2013, Alnylam presented positive results from its Phase II clinical trial with patisiran (ALN-TTR02), an RNAi therapeutic targeting transthyretin (TTR) for the treatment of TTR-mediated amyloidosis (ATTR). In December 2013, Alnylam announced the initiation of the APOLLO Phase III trial of patisiran, with the study now open for enrolment, to evaluate efficacy and safety of patisiran in ATTR patients with Familial Amyloidotic Polyneuropathy (FAP). In April 2014, Alnylam presented positive new data from its Phase II clinical trial with patisiran (ALN-TTR02). These results provide support for Alnylam’s Phase III APOLLO trial. In October 2014, Alnylam reported positive clinical data for the ongoing patisiran Phase II Open Label Extension (OLE) study in patients with FAP. The results demonstrated sustained knockdown of serum TTR of up to 90% and a favorable tolerability profile out to one year of treatment.

Alnylam has previously pursued two other LNP-based products through clinical development: ALN-VSP (liver cancer), and ALN-PCS02 (hypercholesterolemia). Alnylam will pay us low single digit royalties based on commercial sales of Alnylam’s LNP-enabled products. More information about our licensing agreement with Alnylam can be found under the “Strategic Alliances, Licensing Agreements, and Research Collaborations” section of Tekmira’s Annual Report on Form 10-K for the year ended December 31, 2013. **

Marqibo®

Marqibo®, originally developed by Tekmira, is a novel, sphingomyelin/cholesterol liposome-encapsulated formulation of the FDA-approved anticancer drug vincristine. Marqibo’s approved indication is for the treatment of adult patients with Philadelphia chromosome-negative acute lymphoblastic leukemia (Ph-ALL) in second or greater relapse or whose disease has progressed following two or more lines of anti-leukemia therapy. Our licensee, Spectrum Pharmaceuticals, Inc. had launched Marqibo through its existing hematology sales force in the United States. Since then commercial sales have occurred. We are entitled to mid-single digit royalty payments based on Marqibo’s commercial sales. Spectrum has ongoing trials evaluating Marqibo in three additional indications, which are: first line use in patients with Philadelphia Negative (Ph-) Acute Lymphoblastic Leukemia(ALL), Pediatric ALL and Non-Hodgkin’s lymphoma.

More information about our licensing agreement with Spectrum can be found under the “Strategic Alliances, Licensing Agreements, and Research Collaborations” section of Tekmira’s Annual Report on Form 10-K for the year ended December 31, 2013.

DCR-PH1

In November 2014, Tekmira signed a licensing and collaboration agreement with Dicerna Pharmaceuticals, Inc. to utilize Tekmira’s LNP delivery technology exclusively in Dicerna’s primary hyperoxaluria type 1 (PH1) development program. Dicerna will use Tekmira’s third-generation LNP technology for delivery of DCR-PH1, Dicerna’s product incorporating its Dicer substrate RNA (DsiRNA) molecule, for the treatment of PH1, a rare, inherited liver disorder that often results in kidney failure and for which there are no approved therapies.

Research and Development

HBV

In October 2014, OnCore entered into a research collaboration and funding agreement with Blumberg under which we will provide $1.0 million per year of research funding for three years, renewable at our option for an additional three years, for Blumberg to conduct research projects in HBV and liver cancer pursuant to a research plan to be agreed upon by the parties. Upon the completion of this offering, we plan to put into escrow all research funding payments due for the remainder of the initial three-year term. Blumberg has exclusivity obligations to us with respect to HBV research funded under the agreement. In addition, we have the right to match any third-party offer to fund HBV research that falls outside the scope of the research being funded under the agreement. Blumberg has granted us the right to obtain an exclusive, royalty-bearing, worldwide license to any intellectual property generated by any funded research project. If we elect to exercise our right to obtain such a license, we will have a specified period of time to negotiate and enter into a mutually agreeable license agreement with Blumberg. This license agreement will include the following pre-negotiated upfront, milestone and royalty payments if they are appropriate for the stage of development and the type of patent claims: depending on whether the licensed intellectual property includes composition of matter patents or method of use only patents, an upfront payment in the amount of $100,000, up to $8.1 million upon the achievement of specified development and regulatory milestones, up to $92.5 million upon the achievement of specified commercialization milestones, and royalties at a low-single to mid-single digit rates on net sales of licensed products covered by the patent claims. If we do not enter into a license agreement with Blumberg before the end of the negotiating period, then we will have a right of first refusal for an additional period to match any terms offered from a third party for such intellectual property rights.

Non-HBV Preclinical Candidates

We are currently evaluating additional preclinical candidates with potential in diverse therapeutic areas using key criteria to prioritize efforts. Given the extremely high efficiency of delivery for third and fourth-generation liver-centric LNP formulations, we are focused on rare diseases where the molecular target is found in the liver, where early clinical proof-of-concept can be achieved and where there may be accelerated development opportunities. Our research team intends to continue to generate preclinical data to support the advancement of the most promising of these targets. We are currently in the discovery phase examining RNAi therapies for Hypertriglyceridemia (see description below) and Glycogen Storage Diseases. In addition, we have a unique RNAi therapeutic targeting Aldehyde dehydrogenase described below.

TKM-HTG

Our metabolic product platform, TKM-HTG, aims to achieve rapid and sustained reductions of triglycerides to address the limitations of existing hypertriglyceridemia (HTG) treatments. Hypertriglyceridemia is a type of dyslipidemia where there are high blood levels of triglycerides. Patients with severe HTG, (classified as triglyceride levels greater than 1000 mg/dL) are at risk of acute pancreatitis as well as the risk of cardiovascular disease. Approximately one million adults in the US and 18 million worldwide suffer from severe HTG (NHANES 2003-2004 data).

Another patient group affected by HTG are those with familial chylomicronemia syndrome (FCS), which is a very rare hereditary condition affecting an estimated one in one million people (www.fcs.raredr.com). Additionally, 35% of patients with type 2 diabetes (T2D) suffer from mixed hyperlipidemia which is a combination of elevated cholesterol and high triglycerides. With underlying T2D, these patients are at considerable risk from cardiovascular disease.

TKM-HTG is being developed as a multi-component RNAi therapeutic that simultaneously targets a combination of genes expressed in the liver, which are known to play a significant role in triglyceride metabolism. High triglyceride levels are medically linked to increased risk of cardiovascular disease, fatty liver disease, insulin resistance and pancreatitis.

We anticipate filing an IND, or equivalent document, for TKM-HTG by the end of 2015.

TKM-ALDH

TKM-ALDH is designed to knockdown or silence the ALDH enzymes to induce long term acute sensitivity to ethanol, for use in severe alcohol use disorder. Aldehyde dehydrogenase (ALDH) is a key enzyme in ethanol metabolism. Inhibition of aldehyde dehydrogenase activity, through the silencing of ALDH, results in the build-up of acetaldehyde leading to adverse physiological effects. Human proof of concept for ALDH inhibition already exists in the form of the approved drug disulfiram. However, disulfiram’s efficacy is compromised by poor compliance because it has to be taken daily. We believe TKM-ALDH will induce prolonged ethanol sensitivity that will enable it to overcome the compliance limitations associated with daily dosing. We are exploring partnering or external funding opportunities to maximize value.

Ongoing Advancements in LNP Technology

We plan to continue to develop our proprietary LNP delivery technology and receive clinical validation from LNP-based products currently in clinical trials. The most advanced LNP-enabled therapeutic, which is being developed by Alnylam Pharmaceuticals, Inc., has entered a Phase III clinical trial. We believe our LNP technology can remain an important cornerstone of our business development activities moving forward. We recently announced the latest (fourth) generation of the platform which comprises a rational redesign of the lipid architecture, as well as formulation and process advances. These attributes can be utilized in programs entering the clinic in 2015 and are expected to yield significant increases in the potency and therapeutic index.

Because LNP can enable a wide variety of nucleic acid triggers, including messenger RNA (mRNA), we continue to see new product development and partnering opportunities based on what we believe is our industry-leading delivery expertise. In February 2014, we presented new preclinical data at the AsiaTIDES scientific symposium in Tokyo, Japan demonstrating that mRNA can be effectively delivered to target proteins expressed in the liver, certain tumors and other specific tissues of therapeutic interest, when encapsulated and delivered using our LNP technology.

Partnerships & Collaborations

Since inception, Tekmira has fostered collaborations and technology licensing relationships with leading companies in the RNAi field, including Alnylam Pharmaceuticals, Inc., Bristol-Myers Squibb Company, Merck & Co. Inc., the U.S. Department of Defense’s Joint Project Manager Medical Countermeasure Systems BioDefense Therapeutics’ Office, Monsanto, Dicerna Pharmaceuticals Inc., and other undisclosed pharmaceutical and biotechnology companies.

Collaboration Agreements and Out licensed Assets

Dicerna Pharmaceuticals, Inc.

In November 2014, Tekmira signed a licensing and collaboration agreement with Dicerna Pharmaceuticals, Inc. to utilize Tekmira’s LNP delivery technology exclusively in Dicerna’s primary hyperoxaluria type 1 (PH1) development program. Dicerna will use Tekmira’s third-generation LNP technology for delivery of DCR-PH1, Dicerna’s product incorporating its Dicer substrate RNA (DsiRNA) molecule, for the treatment of PH1, a rare, inherited liver disorder that often results in kidney failure and for which there are no approved therapies. Under the agreement, Dicerna paid Tekmira $2.5 million upfront and will make payments of $22 million in aggregate development milestones, plus a mid-single-digit royalty on future PH1 sales. This partnership also includes a supply agreement with Tekmira providing clinical drug supply and regulatory support in the rapid advancement of the product candidate.

Spectrum Pharmaceuticals, Inc.

In July 2013, Talon Therapeutics Inc. (formerly Hana Biosciences, Inc.) was acquired by Spectrum Pharmaceuticals, Inc. Under a legacy license agreement, Spectrum has an exclusive license to three targeted chemotherapy products originally developed by Tekmira. Marqibo® (Optisomal Vincristine), Alocrest (Optisomal Vinorelbine) and Brakiva (Optisomal Topotecan). Spectrum will pay us milestones and single-digit royalties and is responsible for all future development and future expenses.

We are eligible to receive milestone payments from Spectrum of up to $18.0 million upon achievement of further development and regulatory milestones, and we will also receive single-digit royalties based on product sales. If Spectrum sublicenses any of the product candidates, we are eligible to receive a percentage of any upfront fees or milestone payments received by Spectrum. Depending on the royalty rates Spectrum receives from its sublicensees, our royalty rate may be lower on product sales by the sublicensees. The royalty rate will be reduced to low single digits if there is generic competition.

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated formulation of the FDA-approved anticancer drug vincristine originally developed by Tekmira. In September 2013, we announced that our licensee, Spectrum Pharmaceuticals, Inc. had launched Marqibo through its existing hematology sales force in the United States. Since then commercial sales have occurred. We are entitled to mid-single digit royalty payments based on Marqibo’s commercial sales.

Monsanto Company

In January 2014, we signed an Option Agreement and a Service Agreement with Monsanto, pursuant to which Monsanto may obtain a license to use our proprietary delivery technology. The transaction supports the application of our proprietary delivery technology and related IP for use in agriculture. The potential value of the transaction could reach up to $86.2 million following the successful completion of milestones. In January 2014, we received $14.5 million of the net $16.5 million in anticipated near term payments. In June 2014, we received an additional $1.5 million payment following completion of specified program developments. In October 2014, we received another $1.5 million payment, following achievement of specified program objectives.

Alnylam Pharmaceuticals and Acuitas Therapeutics Inc.

In November 2012, we, Alnylam, and AlCana Technologies, Inc. (now Acuitas Therapeutics Inc.) entered into an agreement to settle all litigation and restructure the existing contractual relationship, replacing all earlier licensing, cross-licensing, collaboration, and manufacturing agreements. Consistent with the terms outlined in the 2012 settlement agreement, in December 2013, we finalized and entered a cross-license agreement with Acuitas. The terms provide Acuitas with access to certain of Tekmira’s earlier IP generated prior to April 2010 and provide us with certain access to Acuitas’ technology and licenses in the RNAi field, along with a percentage of each milestone and royalty payment with respect to certain products, and Acuitas has agreed that it will not compete in the RNAi field for a period of five years.

As a result of settlement and 2012 cross-license agreement, Tekmira received a total of $65 million in cash payments from Alnylam in November 2012. This included $30 million associated with the termination of the manufacturing agreement and $35 million associated with the termination of the previous Alnylam-Inex and Alnylam-Protiva license agreements, as well as a reduction of the milestone and royalty schedules associated with Alnylam’s ALN-VSP, ALN-PCS, and ALN-TTR programs. Of the $65 million received from Alnylam, $18.7 million was subsequently paid by us to our lead legal counsel, in satisfaction of the contingent obligation owed to that counsel. In addition, Alnylam transferred all agreed upon patents and patent applications related to LNP technology for the systemic delivery of RNAi therapeutic products, including the MC3 lipid family, to Tekmira. As a result, we own and control prosecution of this IP portfolio. Tekmira is the only company able to sublicense LNP intellectual property in future platform-type relationships. Alnylam has a license to use our IP to develop and commercialize products and may only grant access to our LNP technology to its partners if it is part of a product sublicense. Alnylam’s license rights are limited to patents that we filed, or that claim priority to a patent that was filed, before April 15, 2010. Alnylam does not have rights to our patents filed on or after April 15, 2010 unless they claim priority to a patent filed before that date. Alnylam will pay us low single digit royalties based on commercial sales of Alnylam’s LNP-enabled products using our technology, including ALN-TTR02 (patisiran), ALN-VSP, and ALN-PCS02.

The 2012 cross-license agreement with Alnylam also grants us intellectual property rights to develop our own proprietary RNAi therapeutics. Alnylam has granted us a worldwide license for the discovery, development and commercialization of RNAi products directed to 13 gene targets — three exclusive and ten non-exclusive licenses — provided that they have not been committed by Alnylam to a third party or are not otherwise unavailable as a result of the exercise of a right of first refusal held by a third party or are part of an ongoing or planned development program of Alnylam. Licenses for five of the ten non-exclusive targets — ApoB, PLK1, Ebola, WEE1, and CSN5 — have already been granted, along with an additional license for ALDH2, which has been granted on an exclusive basis. In consideration for this license, we have agreed to pay single-digit royalties to Alnylam on product sales and have milestone obligations of up to $8.5 million on the non-exclusive licenses (with the exception of TKM-Ebola, which has no milestone obligations). Alnylam no longer has “opt-in” rights to Tekmira’s lead oncology product, TKM-PLK1, so we now hold all development and commercialization rights related TKM-PLK1. We will have no milestone obligations on the three exclusive licenses.

In December 2013, we received a $5 million milestone from Alnylam, triggered by the initiation of the APOLLO Phase III trial of patisiran. We have entered an arbitration proceeding with Alnylam, as provided for under our licensing agreement, to resolve a matter related to a disputed $5 million milestone payment to Tekmira from Alnylam related to its ALN-VSP product. We have not recorded any revenue in respect of this milestone.

In licensed Assets

Cytos Biotechnology Ltd

On December 30, 2014, we entered into a license agreement with Cytos and upon satisfaction of specified closing conditions, including conversion of all of Cytos’ publicly traded bonds into equity and delivery by Cytos of specified financial documents confirming that Cytos is not overindebted as defined in specified Swiss laws, we will receive an exclusive, worldwide, sublicensable (subject to certain restrictions with respect to licensed viral infections other than hepatitis) license, under patents and know-how controlled by Cytos, to research, develop, manufacture, use and commercialize, for the diagnosis, treatment or prevention of hepatitis viruses in humans, licensed products that incorporate licensed compounds. The closing condition related to conversion of Cytos’ publicly traded bonds into equity and delivery of specified financial documents may be waived by us and we have the right to proceed with the closing of the agreement notwithstanding these specified conditions. Licensed compounds are Qbeta-derived virus-like particles that encapsulate TLR9, TLR7 or RIG-I agonists and that may or may not be conjugated with antigens from hepatitis virus or other licensed viruses, thus creating six different series of licensed compounds. Upon closing of the Cytos Agreement, we will have an option to expand our license to include additional viral infections other than influenza and Cytos will retain all rights with respect to development, manufacture and commercialization of licensed products for influenza, all non-viral infections, and all viral infections (other than hepatitis) for which we have not exercised our option. We will have additional diligence obligations with respect to those infections for which we exercise our option. We will also have a right of first refusal to purchase the licensed patents and know-how if Cytos becomes insolvent. If all development of a licensed product that has successfully completed a phase Ib clinical trial and for all other licensed products containing the same class of agonist (TLR9, TLR7 or RIG-1) is discontinued for reasons other than safety or efficacy, then we will be obligated to make a $1 million discontinuation payment to Cytos, once for hepatitis and once for each additional licensed viral infection for which development is discontinued. This discontinuation payment is also payable if we fail to initiate research or development activities within a specified period of time with respect to any viral infection for which we exercise our option, in which case our license to such viral infection will automatically terminate.

In partial consideration for this license, upon closing of the Cytos Agreement we will be obligated to pay Cytos up to a total of $67 million for each of the six licensed compound series upon the achievement of specified development and regulatory milestones for hepatitis and each additional licensed viral infection, up to a total of $110 million upon the achievement of specified sales performance milestones, and tiered royalty payments at a royalty rate in the high-single to low-double digits, based upon net sales of licensed products. Our royalty obligations will end, and the Cytos Agreement will expire, on a licensed product-by-licensed product and country-by-country basis on the latest of (1) expiration of the last valid claim of the licensed patents or certain of our own patents, (2) the expiration of regulatory data exclusivity or (3) ten years from first commercial sale. Our royalty payments may be reduced on account of generic products, expiration of issued patents or non-issuance of pending patent applications covering such product in such country, compulsory licenses or certain royalty payments to third parties. Upon expiration of the Cytos Agreement, our know-how license becomes fully-paid up and royalty free.

We may terminate the Cytos Agreement 180 days or more after signing if the closing has not occurred because the conditions to closing have not then been satisfied or waived or are incapable of fulfillment other than due to our actions or failure to act. We may terminate the Cytos Agreement after closing in whole or part for convenience, and either party may terminate the Cytos Agreement for the other party’s uncured material breach. Upon any termination by us for convenience after the closing or by Cytos for our uncured material breach, we are obligated to transfer to Cytos our regulatory documentation and approvals that are specific to the terminated licensed products, we are required to sell to Cytos, at a specified price, our biological materials, clinical trial supplies and all commercial inventory not sold in the post-termination sell-off period, and our sublicense agreements will be assigned to Cytos.

The Baruch S. Blumberg Institute and Drexel University

In February 2014, we entered into a license agreement with Blumberg and Drexel that granted us an exclusive (except as to certain know how and subject to retained non commercial research rights), worldwide, sublicensable license, under specified patents and know how controlled by Blumberg and Drexel as of the effective date of the agreement, to make, use, import, offer for sale and sell, for all uses in humans, products that incorporate licensed compounds and that are made, used, imported, offered for sale or sold by us or our affiliates or sublicensees. The licensed compounds are compounds that are enabled by the licensed patents and that fall into one of three different compound series: cccDNA inhibitors, capsid assembly inhibitors and hepatocellular carcinoma, or HCC, inhibitors.

In partial consideration for this license, we paid a license initiation fee of $150,000 and issued warrants to Blumberg and Drexel, which were automatically exercised in full, for an aggregate of 530,612 shares of our common shares, in connection with our financing by Roivant in August 2014. Under this license agreement, we also agreed to pay up to $3.5 million in development and regulatory milestones per licensed compound series, up to $92.5 million in sales performance milestones per licensed product, and royalties in the mid single digits in connection with our sale of licensed products. We are also obligated to pay Blumberg and Drexel a double digit percentage of all amounts received from our sublicensees, subject to customary exclusions.

In November 2014, we entered into an additional license agreement with Blumberg and Drexel pursuant to which we received an exclusive (subject to retained non commercial research rights), worldwide, sublicensable license under specified patents and know how controlled by Blumberg and Drexel covering epigenetic modifiers of cccDNA and STING agonists. In consideration for these exclusive licenses, we made an upfront payment of $50,000. Under this agreement, we will be required to pay up to $1.0 million for each licensed product upon the achievement of a specified regulatory milestone and a low single digit royalty on any net sales of compounds covered by this intellectual property. We are also obligated to pay Blumberg and Drexel a double digit percentage of all amounts received from our sublicensees, subject to exclusions.

These license agreements, including the know how license we received, will expire on a country by country and licensed product by licensed product basis upon the later of the expiration of the last valid claim covering the licensed product in such country or 10 years after the first sale of the first licensed product in such country, if no licensed patent has issued. Our royalty payment obligations continue through the term of such agreement, regardless of patent issuance. In addition to customary termination provisions, we may terminate this license agreement early on a country by country and licensed product by licensed product basis, and Blumberg and Drexel may terminate our license with respect to a licensed compound series if we cease all research, development and commercialization efforts for that licensed compound series. Upon termination of this license agreement for any reason, we are obligated to provide to Blumberg and Drexel a complete copy of all product related data generated by us that will facilitate further development of the technology that was licensed to us.

License Agreements between Enantigen and Blumberg and Drexel

In October 2014, we acquired all of the outstanding shares of Enantigen pursuant to a stock purchase agreement. Through this transaction, we acquired our HBV surface antigen secretion inhibitor program and one of our capsid assembly inhibitor programs.

Under the stock purchase agreement, we agreed to pay to Enantigen’s selling stockholders up to a total of $21.0 million upon the achievement of specified development and regulatory milestones for the first two products that contain either a capsid compound or a HBV surface antigen compound that is covered by a patent that we acquired under this agreement or a capsid compound from an agreed upon list of compounds, up to a total of $101.5 million in sales performance milestones in connection with the sale of our first commercialized product for the treatment of HBV, regardless of whether such product is based upon assets acquired under this agreement, and low single digit royalty on net sales of such first commercialized HBV product, up to a maximum royalty payment of $1.0 million that, if paid, would be offset against our milestone payment obligation.

Under the stock purchase agreement, we also agreed to cause Enantigen to fulfill its obligations under Enantigen’s three patent license agreements with Blumberg and Drexel. These patent license agreements are directed to different patents owned by Blumberg and Drexel and share the following terms: Enantigen received an exclusive (subject to retained rights for educational and research use), worldwide, sublicensable license, under the licensed patents, to make, use, and commercialize licensed products in the field of HBV research, diagnosis and treatment. Licensed products are those products that are covered by the licensed patents and that are made, used, imported, offered for sale or sold by Enantigen or its affiliates or sublicensees. Pursuant to each patent license agreement, Enantigen is obligated to pay Blumberg and Drexel up to approximately $500,000 in development and regulatory milestones per licensed product, royalties in the low single digits on Enantigen’s and its affiliates’ and sublicensees’ net sales of licensed products, and a percentage of revenue it receives from its sublicensees. Each patent license agreement will expire in its entirety on the later of expiration of the last licensed patent or 10 years from the first sale of the first licensed product. Enantigen’s royalty payment obligations continue through the term of each agreement, regardless of patent issuance. Enantigen may terminate each patent license agreement early for convenience or on account of Blumberg and Drexel’s uncured material breach of the agreement. Blumberg and Drexel may also terminate each patent license agreement on customary provisions including Enantigen’s or its affiliate’s or sublicensee’s insolvency or uncured breach of the Agreement. Upon termination for any reason, Enantigen is obligated to provide Blumberg and Drexel with a complete copy of all product related data generated by Enantigen that will facilitate further development of the technology that was licensed to Enantigen.

Research Collaboration and Funding Agreement with The Baruch S. Blumberg Institute

In October 2014, we entered into a research collaboration and funding agreement with Blumberg under which we will provide $1.0 million per year of research funding for three years, renewable at our option for an additional three years, for Blumberg to conduct research projects in HBV and liver cancer pursuant to a research plan to be agreed upon by the parties. We will put into escrow all research funding payments due for the remainder of the initial 3 year term. Blumberg has exclusivity obligations to us with respect to HBV research funded under the agreement. In addition, we have the right to match any third party offer to fund HBV research that falls outside the scope of the research being funded under the agreement. Blumberg has granted us the right to obtain an exclusive, royalty bearing, worldwide license to any intellectual property generated by any funded research project. If we elect to exercise our right to obtain such a license, we will have a specified period of time to negotiate and enter into a mutually agreeable license agreement with Blumberg. This license agreement will include the following pre negotiated upfront, milestone and royalty payments if they are appropriate for the stage of development and the type of patent claims: depending on whether the licensed intellectual property includes composition of matter patents or method of use only patents, an upfront payment in the amount of $100,000, up to $8.1 million upon the achievement of specified development and regulatory milestones, up to $92.5 million upon the achievement of specified commercialization milestones, and royalties at a low single to mid single digit rates on net sales of licensed products covered by the patent claims. If we do not enter into a license agreement with Blumberg before the end of the negotiating period, then we will have a right of first refusal for an additional period to match any terms offered from a third party for such intellectual property rights.

NeuroVive Pharmaceutical AB

In September 2014, we entered into a license agreement with NeuroVive that granted us an exclusive, worldwide, sublicensable license, under patents and know how controlled by NeuroVive, to develop, manufacture and commercialize, for the treatment of HBV, oral dosage form products, or licensed products, that incorporate licensed compounds, which are sanglifehrin based cyclophilin inhibitors (including OCB-030) covered by the licensed patents. Under this license agreement we were also granted a non exclusive, royalty free right and license and right of reference to NeuroVive’s relevant regulatory approvals and filings for the sole purpose of developing, manufacturing and commercializing licensed products for the treatment of HBV. Under this license agreement, we have (1) an option to expand our exclusive license to include treatment of viral diseases other than HBV and (2) an option, exercisable upon specified conditions, to expand our exclusive license to include development, manufacture and commercialization of non oral variations of licensed products for treatment of viral diseases other than HBV. NeuroVive retains all rights with respect to development, manufacture and commercialization of licensed products and non oral variations of licensed products for all indications (other than HBV) for which we have not exercised our option. Any patent rights, know how and improvements conceived and reduced to practice jointly by NeuroVive (including its affiliates, agents, sublicensees, and third parties acting on its behalf) and us (including its affiliates, agents, sublicensees, and third parties acting on its behalf), while performing activities under the license with NeuroVive are jointly owned by us and NeuroVive.

In partial consideration for this license, we paid NeuroVive a license fee of $1 million. We are also obligated to pay up to $47.0 million in clinical development and regulatory milestones per indication and up to $102.5 million in sales performance milestones per licensed product and indication. If we are acquired by a third party in a transaction that meets certain criteria, then we or our acquiror will be obligated to pay all remaining development, regulatory and sales milestone payments, regardless of whether the applicable milestone events have been achieved, for each licensed product that entered clinical development before such acquisition. We agreed to pay NeuroVive tiered royalties in the mid-single to low double digit range upon gross sales of patented licensed products. In addition to the cash payments, upon the completion of an initial public offering, we are obligated to issue to NeuroVive a number of shares of our common shares equal to $1 million divided by the average of the opening and closing prices of our common shares on the first day of trading.

Our license agreement with NeuroVive will expire on a country by country and licensed product by licensed product basis upon the expiration of the last applicable valid claim. In addition to customary termination provisions by either party, we may terminate this license agreement early in its entirety or in some cases, on a country by country and licensed product by licensed product basis, for convenience, or on account of a specified drop in sales following generic drug sales or clinical failure of a licensed product. If we terminate this license agreement in its entirety for convenience prior to the first commercial sale of any licensed product, we will be obligated to pay NeuroVive $2 million. If this license agreement is terminated early for reasons other than NeuroVive’s uncured material breach, we are obligated to grant NeuroVive an exclusive license to all regulatory approvals, know how and trademarks related to the terminated licensed products in the terminated countries, to provide NeuroVive with our inventory of licensed products and to assist NeuroVive in procuring additional quantities of licensed products.

Marina Biotech / Arcturus Therapeutics

In November 2012, we disclosed that we had obtained a worldwide, non-exclusive license to a novel RNAi trigger technology called Unlocked Nucleobase Analog (UNA) from Marina for the development of RNAi therapeutics. UNAs can be incorporated into RNAi drugs and have the potential to improve them by increasing their stability and reducing off-target effects. In August 2013, Marina assigned its UNA technology to Arcturus Therapeutics, Inc., and the UNA license agreement between Tekmira and Marina was assigned to Arcturus. The terms of the license are otherwise unchanged. To date we have paid Marina $0.5 million in license fees and there are milestones of up to $3.2 million plus royalties for each product that we develop using UNA technology licensed from Marina.

Manufacturing

For LNP products, Tekmira has developed scale-up and manufacturing technology, in-process controls, release testing and final product specifications to ensure quality, potency and suitable shelf-life, stability and ease of use. Tekmira has established in-house manufacturing capability for preclinical and early stage clinical supplies of LNP-based RNAi products.

Tekmira has been manufacturing products in support of their product development programs and their research and development collaborations. It is expected that the combined company can continue these activities in support of TKM-HBV and other key LNP products.

Also, Tekmira relies on various raw material suppliers for the ingredients used in their product candidates. Tekmira expects that after the complete merger, it can either outsource the late-stage clinical and commercial scale manufacturing to suitable third party Good Manufacturing Practices, or GMP, contract manufacturers for late-stage clinical and commercial scale manufacturing. Key employees within the combined company have considerable pharmaceutical manufacturing experience, including experience with the management of external contractors.

For the products previously developed by OnCore, we do not currently have our own manufacturing capabilities and will rely on third party manufacturers for supply of the active pharmaceutical ingredients, or APIs, we will use in our preclinical studies and clinical trials. We do not expect to establish our own manufacturing facilities in the near future and we will continue to rely on third party manufacturers to produce our drug candidates for preclinical studies and clinical trials. We have not yet entered into any definitive supply agreements with any company for the manufacture of any of our drug candidates. We believe that adequate alternative sources of supply exist for our drug candidates in the event that our supply is interrupted.

Manufacturing of drug candidates is subject to extensive regulations that impose various procedural and documentation requirements, which govern recordkeeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. We expect that all of our contract manufacturing organizations will manufacture our drug candidates under current Good Manufacturing Practice, or cGMP, conditions. cGMP is a regulatory standard for the production of pharmaceuticals to be used in humans.

Competition

Because a significant unmet medical need exists for HBV, there are several large and small pharmaceutical companies focused on delivering therapeutics for treatment of the disease. It is likely that additional drugs will become available in the future for the treatment of HBV, considering the major unmet medical need for an effective therapy. We believe that the introduction of curative HBV therapeutics and finite duration treatment regimens will significantly expand the number of patients seeking treatment. Our HBV drug candidates, if ultimately approved by the FDA or other regulatory authorities, may compete directly and may also be used in combination with the current standard of care, with other drug candidates that we may develop internally, or with drug candidates developed by competitors.

In addition to HBV mechanisms similar to those we are evaluating for suppression of viral replication and activation of the host immune system, our competitors are also developing RNA-targeted therapies, which interfere with the production of viral RNA from cccDNA; RIG-I/NOD2 activators, which are pattern recognition agonists that stimulate the immune response to infection; entry inhibitors, which block the attachment of infectious viral particles to cellular receptors; therapeutic vaccines that stimulate the host immune response; and other mechanisms that selectively cause infected cells to enter apoptosis, or programmed cell death.

While our competitors’ drug development programs may compete directly with our HBV programs, few of our competitors are focused exclusively on developing a cure for HBV and none of our competitors appear to have the experience with liver diseases that our management team possesses. Most of our HBV competitors have internal programs targeting only one or two of the three key HBV persistence factors, and are focused singly on one product and one mechanism of action. Further, many of the drug therapies that our competitors currently have in development are delivered intravenously or subcutaneously, and not orally.

There are a large number of companies that are developing new agents for use in cancer therapy including RNAi therapeutics, and there are other companies developing small molecule drugs designed to inhibit the PLK1 target, including Boehringer Ingelheim, Onconova Therapeutics and Millennium/Takeda. These agents may be competitive with our product candidate TKM-PLK1. In addition, there are organizations working on treatments for hemorrhagic fever viruses, such as Sarepta Therapeutics, Inc. We can also face competition for other product candidates that we expect to develop in the future.

Drug development is, however, highly competitive and subject to rapid and significant technological advancements. Our ability to compete will significantly depend upon our ability to identify and develop promising drug candidates, complete necessary clinical trials and regulatory approval processes, and effectively market any drugs that we may successfully develop. Our current and potential future competitors include pharmaceutical and biotechnology companies, academic institutions and government agencies. The primary competitive factors that will affect the commercial success of any drug candidates for which we may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage and reimbursement. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, as well as in obtaining regulatory approvals of those drug candidates in the United States and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.

Accordingly, our competitors may be more successful than us in obtaining regulatory approval for therapies and in achieving widespread market acceptance of their drugs. It is also possible that the development of a cure or more effective treatment method for HBV by a competitor could render one or more of our drug candidates non-competitive or obsolete or reduce the demand for our drug candidates before we can recover our development and commercialization expenses.

Facilities

The new entity after the completed merger will operate out of two facilities. Our head office and principal place of business is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Tekmira leases a 51,000 square foot facility. In June 2014 we extended the lease to July 2019 and have 3 five year renewal options which would extend us to July 2024, July 2029, and July 2034.

A second office, located in Doylestown, Pennsylvania, is approximately 2,600 square feet of leased office, laboratory and warehouse space in Doylestown, Pennsylvania, pursuant to a lease agreement that expires in March 2015. We believe that our current facilities are suitable and adequate to meet our current needs.

Auditors

The auditors of the combined company following the completion of the merger will continue to be KPMG LLP, having an address at 777 Dunsmuir Street, PO Box 10426, Vancouver, British Columbia, V7Y 1K3.

Transfer Agent and Registrar

The transfer agent and registrar for the combined company following the completion of the merger will continue to be CST Trust Company, having an address at 1066 West Hastings Street, Suite 1600, Vancouver, British Columbia, V6E 3X1.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF COMBINED COMPANY

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

(Expressed in US Dollars and in thousands, except share and per share amounts)

As at September 30, 2014

	OnCore Historical	Enantigen Historical	Pro forma adjustments for Enantigen Acquisition	Notes		OnCore Combined Pro Forma Total	Tekmira Historical	Pro forma adjustments for OnCore Combined Acquisition	Notes		Tekmira Pro Forma Total
Assets
Current assets:
Cash and cash equivalents	$6,524	$34	(2,000)	4	(a)	$5,912	$78,177	(9,381)	2	(c)	$74,708
	—	—	1,354	2	(b)	—	—	—			—
Short-term investments	—	—	—			—	30,580	—			30,580
Accounts receivable	—	—	—			—	2,094	—			2,094
Accrued revenue	—	—	—			—	152	—			152
Investment tax credit receivable	—	—	—			—	38	—			38
Prepaid expenses and other assets	91	17	—			108	696	—			804

Total current assets	6,615	51	(646)			6,020	111,737	(9,381)			108,376
Long-term investments and deposits	5	3	—			8	11,709	—			11,717
Property and equipment	135	—	—			135	13,093	—			13,228
Less accumulated depreciation	—	—	—			—	(11,480)	—			(11,480)

Property and equipment, net of accumulated depreciation	135	—	—			135	1,613	—			1,748
Technology and other intangible assets	—	—	7,779	4	(a)	7,779	—	484,030	2	(a)	491,809
Goodwill	—	—	3,185	4	(a)	3,185	—	(3,185)			—

Total assets	$6,755	$54	$10,318			$17,127	$125,059	$471,464			$613,650

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$275	$150	$—			$425	$5,904	$—			$6,329
Deferred revenue	—	—	—			—	4,877	—			4,877
Warrants	—	—	—			—	8,707	—			8,707
Deferred payment to seller	—	—	2,943	4	(a)	2,943	—	—			2,943

Total current liabilities	275	150	2,943			3,368	19,488	—			22,856
Deferred revenue, net of current portion	—	—	—			—	10,075	—			10,075
Contingent consideration	—	—	2,813	4	(a)	2,813	—	—			2,813
Other non-current liabilities	—	—	3,112	4	(a)	3,112	—	—			3,112

Total liabilities	275	150	8,868			9,293	29,563	—			38,856

Series R redeemable convertible preferred stock	7,866	—	1,354	2	(b)	9,220	—	(9,220)	2	(b)	—
Stockholders’ equity:
Common shares	6	—	—			6	288,355	488,679	2	(a)	777,034
								(6)	2	(b)
Additional paid-in capital	461	—	—			461	25,872	(461)	2	(b)	25,872
								—	2	(a)
Deficit	(1,853)	(96)	96	4	(b)	(1,853)	(199,696)	1,853	2	(b)	(209,077)
								(9,381)	2	(c)
Accumulated other comprehensive loss	—	—	—			—	(19,035)	—			(19,035)

Total stockholders’ equity	(1,386)	(96)	96			(1,386)	95,496	480,684			574,794

Total liabilities and stockholders’ equity	$6,755	$54	$10,318			$17,127	$125,059	$471,464			$613,650

See accompanying notes to the unaudited pro forma financial statements

Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

(Unaudited)

(Expressed in US Dollars and in thousands, except share and per share amounts)

Nine months ended September 30, 2014

	OnCore Historical	Enantigen Historical	Pro forma adjustments for Enantigen Acquisition	Notes	OnCore Combined Pro Forma Total	Tekmira Historical	Pro forma adjustments for OnCore Combined Acquisition	Notes		Tekmira Pro Forma Total
Revenue
Collaborations and contracts	$—	$332	$—		$332	$8,411	—			$8,743
Licensing fees, milestone and royalty payments	—	—	—		—	2,192	—			2,192

Total revenue	—	332	—		332	10,603	—			10,935

Expenses
Research, development, collaborations and contracts	1,335	317	—		1,652	26,811				28,463
General and administrative	471	204	—		675	5,601	4,173	3	(c)	10,449
Depreciation of property and equipment	—	—	—		—	416				416

Total expenses	1,806	521	—		2,327	32,828	4,173			39,328

Loss from operations	(1,806)	(189)	—		(1,995)	(22,225)	(4,173)			(28,393)
Interest income (expense)	(4)	86	—		82	708	—			790
Foreign exchange gains	—	—	—		—	1,791	—			1,791
Increase in fair value of warrant liability	—	—	—		—	(12,943)	—			(12,943)

Net loss	$(1,810)	$(103)	$—		$(1,913)	$(32,669)	$(4,173)			$(38,755)

Items applicable to preferred stock
Series R dividends	(59)	—	—		(59)	N/A	59	2	(b)	—
Accretion of redeemable convertible preferred stock	(5)	—	—		(5)	N/A	5	2	(b)	—

Net loss applicable to common stockholders	(1,874)	(103)	—		(1,977)	(32,669)	(4,109)			(38,755)

Pro forma loss per common share
Basic and diluted	$(0.357)	N/A	N/A		$(0.377)	$(1.53)	N/A			$(0.85)
Weighted average number of common shares
Basic and diluted	5,247,395	N/A	N/A		5,247,395	21,349,315	24,041,549	3	(b)	45,390,864
Comprehensive loss
Cumulative translation adjustment	—	—	—		—	(3,211)	—			(3,211)

Comprehensive loss	$(1,874)	$(103)	$—		$(1,977)	$(35,880)	$—			$(41,966)

See accompanying notes to the unaudited consolidated pro forma financial statements

Pro Forma Consolidated Statement of Operations and Comprehensive Loss

(Unaudited)

(Expressed in US Dollars and in thousands, except share and per share amounts)

Year ended December 31, 2013

	OnCore Historical	Enantigen Historical	Pro forma adjustments for Enantigen Acquisition	Notes	OnCore Combined Pro Forma Total	Tekmira Historical	Pro forma adjustments for OnCore Combined Acquisition	Notes		Tekmira Pro Forma Total
Revenue
Collaborations and contracts	$—	$827	$—		$827	$10,424	$—			$11,251
Licensing fees, milestone and royalty payments	—	—	—		—	5,040	—			5,040

Total revenue	—	827	—		827	15,464	—			16,291

Expenses
Research, development, collaborations and contracts	—	722	—		722	21,458	—			22,180
General and administrative	10	157	—		167	5,546	9,381	3	(a)	15,094
Depreciation of property and equipment	—	—	—		—	613	—			613

Total expenses	10	879	—		889	27,617	9,381			37,887

Loss from operations	(10)	(52)	—		(62)	(12,153)	(9,381)			(21,596)
Interest income	—	5	—		5	540	—			545
Foreign exchange gains	—	—	—		—	1,079	—			1,079
Increase in fair value of warrant liability	—	—	—		—	(3,530)	—			(3,530)

Net loss	$(10)	$(47)	$—		$(57)	$(14,064)	$(9,381)			$(23,502)

Pro forma loss per common share
Basic and diluted	$(0.002)	N/A	N/A		$(0.01)$	(0.92)	N/A			$(0.52)
Weighted average number of common shares
Basic and diluted	6,000,000	N/A	N/A		6,000,000	15,302,680	24,041,549	3	(b)	45,344,229
Comprehensive loss
Cumulative translation adjustment	—	—	—		—	(3,135)	—			(3,135)

Comprehensive loss	$(10)	$(47)	$—		$(57)	$(17,199)	$(9,381)			$(26,637)

See accompanying notes to the unaudited pro forma consolidated financial statements

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Expressed in US Dollars and tabular amounts in thousands, except share and per share amounts)

1. Basis of presentation:

These unaudited pro forma consolidated financial statements of Tekmira Pharmaceuticals Corporation (“Tekmira” or the “Company”) presents the unaudited pro forma condensed consolidated balance sheet of Tekmira as of September 30, 2014 and the unaudited pro forma condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2014 and the unaudited pro forma consolidated statements of operations and comprehensive loss for the year ended December 31, 2013 (“the Pro Forma Statements”) to reflect the proposed acquisition of OnCore Biopharma, Inc. (“OnCore”) by Tekmira (the “OnCore acquisition”), which is described more fully below. The Pro Forma Statements have also been prepared to give effect to the acquisition of Enantigen Therapeutics, Inc. (“Enantigen”) by OnCore (the “Enantigen acquisition”), which occurred on October 1, 2014.

The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions and assumptions described below for the the OnCore acquisition and the Enantigen acquisition, as if they had occurred on September 30, 2014 and the unaudited pro forma consolidated statements of operations and comprehensive loss for the year ended December 31, 2013 and the nine months ended September 30, 2014 gives effect to the transactions and assumptions described below as if they had occurred on January 1, 2013.

The Pro Forma Statements may not be indicative of the results that actually would have occurred if the events reflected therein had taken place on the dates indicated or of the result that may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect operating synergies and administrative cost savings that could result from the operations of the combined businesses. The unaudited pro forma adjustments are based on the currently available information and Management’s best estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. Management believes that such adjustments provide a reasonable basis for presenting the significant effects of the transaction.

The unaudited pro forma consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth below.

The accounting policies used in the preparation of the Pro Forma Statements are in accordance with those disclosed in Tekmira’s audited consolidated financial statements for the year ended December 31, 2013. The unaudited pro forma consolidated statements have been prepared from information derived from, and should be read in conjunction with Tekmira’s audited consolidated financial statements, OnCore’s audited financial statements, and Enantigen’s audited financial statements, all for the year ended December 31, 2013, as well as Tekmira’s unaudited condensed consolidated financial statements, OnCore’s unaudited financial statements, and Enantigen’s unaudited financial statements, each as of and for the nine months ended September 30, 2014.

2. Unaudited pro forma consolidated balance sheet assumptions and adjustments for the OnCore acquisition by the Company:

a)

On January 11, 2015, the Company entered into a Merger Agreement with OnCore to complete the acquisition of 100% of the outstanding shares of OnCore (after the Enantigen acquisition), subject to approval by the Company’s shareholders.

OnCore is a privately owned US company focused on discovery, development and commercialization of an all-oral cure regimen for patients with hepatitis B infection (“HBV”). The primary purpose of the OnCore acquisition is to create a Company primarily focused on developing a cure for HBV.

The transaction will be accounted for using the acquisition method based on ASC 805, Business Combinations, on the basis that Tekmira is the acquirer, which is based on managements’ analysis and the number of shares to be issued. Under the acquisition method, the consideration transferred is measured at

2. Unaudited pro forma consolidated balance sheet assumptions and adjustments for the OnCore acquisition by the Company (continued):

the market price as at the acquisition date. On January 9, 2015, the last trading day prior to the announcement of the OnCore acquisition, the last reported sale price of the Company’s common shares on the NASDAQ was $15.70 per share. On January 28, 2015, the last reported sale price of the Company’s common shares on the NASDAQ was $25.60, which at this time, Management believes is the best estimate of the acquisition date market price of Tekmira’s shares. The actual market price as used to determine the fair value as at the acquisition date will likely be different from the amount assumed in these unaudited pro forma condensed consolidated financial statements.

The purchase price and allocation thereof in these pro forma statements is preliminary and is based upon Management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed as at September 30, 2014. The purchase price equation will be calculated as at the date of acquisition.

The number of common shares to be issued by Tekmira to acquire OnCore’s outstanding shares has been determined based on an “Exchange Ratio”, defined in the Merger Agreement as the “Aggregate Merger Shares” divided by the Fully Diluted OnCore Shares. “Aggregate Merger Shares” is defined as the aggregate number of Tekmira shares outstanding and issuable upon the exercise of Tekmira options and warrants, on a converted to common basis, calculated on the treasury stock method, and whether or not then vested, exercisable, or subject to repurchase. “Fully Diluted OnCore Shares” is defined as the aggregate number of OnCore shares outstanding and issuable upon the exercise of OnCore options, on a converted to common basis, calculated on the treasury stock method, and whether or not then vested, exercisable, or subject to repurchase. The aggregate number of OnCore shares outstanding includes the conversion of Series R Preferred shares and the associated accumulated dividends, which are convertible to common shares immediately prior to the closing of the acquisition. The Series R Preferred shares and dividends are further discussed under note 2(b). Based on the definition of the Merger Agreement, assuming the merger closed on January 28, 2015, the Exchange Ratio would be approximately 1.066. The actual Exchange Ratio is subject to change until the Effective Time of the merger.

The fair value of consideration to be transferred to acquire OnCore’s outstanding shares has been determined to be approximately $488,679,000. The total number of OnCore’s outstanding shares to be acquired is comprised of common shares that are not subject to repurchase of 17,758,699 and common shares subject to repurchase of 4,800,000. This results in 18,926,031 Tekmira shares which are not subject to repurchase and 5,115,518 Tekmira shares which will be subject to repurchase. The fair value of the shares not subject to repurchase is estimated to be $484,506,000. The vested incremental fair value of the shares which are subject to repurchase is estimated to be $4,173,000. The incremental fair value related to OnCore’s common shares subject to repurchase are further discussed under note 3(c).

In addition, Tekmira expects to reserve 253,186 shares at the acquisition date for the future exercise of OnCore stock options. The stock options were granted in November and December 2014, with the vesting period through to November and December 2018, which remain unchanged with Tekmira’s acquisition of OnCore. As such, the stock options did not exist as at the assumed acquisition dates for the pro forma statements of September 30, 2014 and January 1, 2013 so no portion of incremental fair value has been included in the total fair value of consideration to be transferred.

A preliminary amount of $484,030,000 has been allocated to intangible assets. The final allocation to intangibles and goodwill may change upon completion of the transaction. Further, Management made an assessment that the acquired intangible assets are in-process research and development and are indefinite-lived assets until the research efforts are completed, or abandoned, and the useful lives can be determined. As such, no pro forma adjustment is required for amortization of intangibles.

2. Unaudited pro forma consolidated balance sheet assumptions and adjustments for the OnCore acquisition by the Company (continued):

The preliminary Pro Forma purchase equation is described as follows:

Cost of acquisition:
Common shares issued without subjects	$484,506
Common shares issued subject to repurchase provision	4,173
Common shares issuable for OnCore stock options	—

$488,679

Allocated at estimated fair values:
Cash	$5,912
Prepaid expenses and other assets	108
Deposits	8
Property and equipment	135
Technology and other intangible assets	7,779
Acquired intangible assets from combined OnCore	484,030
Accounts payable and accrued liabilities	(425)
Deferred payment to seller	(2,943)
Contingent consideration	(2,813)
Other noncurrent liabilities	(3,112)

Total purchase price allocation	$488,679

b)

Under the stockholder agreements, the Series R Preferred holders are entitled to receive dividends at a rate of 6% per annum of the sum of the original purchase price of the Series R Preferred shares (“Series R Preferred”) and any accumulated dividends. The Series R Preferred holders are expected to elect for the conversion of their dividends to shares immediately prior to the consummation of the merger. This is expected to result in 454,326 OnCore common shares being issued for accrued dividends and these shares have been included in the calculation of the conversion ratio and in the determination of total fair value of consideration to be transferred.

On January 21, 2015, OnCore completed a private financing resulting in the issuance of an additional 2,210,620 Series R Preferred shares for $1,354,000.

Because Tekmira is the acquirer, OnCore’s common share capital, redeemable convertible preferred stock, additional paid-in capital and accumulated deficit in the amounts of $6,000, $9,220,000, $461,000, and $1,853,000, respectively, have been eliminated upon consolidation.

c)	The total direct transaction costs for the acquisition are estimated to be $9,381,000.

3. Unaudited pro forma consolidated statement of operations assumptions and adjustments for the OnCore acquisition by the Company:

a)	General and administrative expenses include $9,381,000 of estimated direct total costs for the acquisition.

b)

The calculation of basic and diluted loss per common share is based on the pro forma number of common shares of the Company and the issuance of 24,041,549 common shares, related to the acquisition of OnCore, as if the acquisition had taken place on January 1, 2013 for the year ended December 31, 2013 and the nine months ended September 30, 2014. For the periods presented, diluted loss per common share does not differ from basic loss per common share since the effect of the Company’s stock options and warrants is anti-dilutive.

3. Unaudited pro forma consolidated statement of operations assumptions and adjustments for the OnCore acquisition by the Company (continued):

(c)

Certain OnCore common shares owned by OnCore’s executive officers are, as per their employment agreements, subject to repurchase (“Buyback Shares”). In certain circumstances where an OnCore executive officer resigns their employment, the Buyback Shares are subject to repurchase by OnCore at a purchase price of $0.001 per share. The percentage of shares subject to buyback diminishes over a vesting schedule from August 15, 2014 to September 1, 2018. Under the terms of the Merger Agreement, the terms of the repurchase provisions will survive the Tekmira acquisition. The vested incremental fair value of the Buyback Shares has been included in the purchase price.

The incremental fair value of the Buyback Shares is determined to be $129,571,000. The estimated acquisition date vested incremental fair value has been determined using the Black Scholes model with the following weighted average assumptions: exercise price of $0.001, estimated acquisition date share price of $25.60, dividend yield of 0%; risk free interest rate of 1.34%; volatility factor of the expected market price of Tekmira’s common stock of 76%; and a weighted average expected life of the options of four years, which is the vesting term of the repurchase provision. The volatility and risk free interest rates used are based on the volatility of Tekmira’s share price and the risk free interest rate for the expected term. The incremental fair value of the Buyback Shares has been allocated to the precombination and postcombination periods on a straight line basis. The incremental fair value of the Buyback Shares allocated to the precombination period is estimated to be $4,173,000 (“vested incremental value”). The remaining amount is allocated to the postcombination period and will be expensed over the remaining vesting term to September 1, 2018.

For the pro forma condensed consolidated statement of operations for the nine months ended September 30, 2014, which assumes the acquisition date of January 1, 2013, a compensation expense of $4,173,000 has been recorded to reflect the portion of the Buyback Shares released from the repurchase provision from the period of August 15, 2014 to September 30, 2014.

4. Unaudited pro forma consolidated balance sheet assumptions and adjustments for the Enantigen acquisition by OnCore:

a)

Effective October 1, 2014, OnCore acquired all of the outstanding common stock of Enantigen in the Enantigen acquisition, a transaction accounted for as a business combination, which was financed through the payments of approximately $4,943,000 at closing or within six months thereafter, and the potential issuance of additional clinical and sales-based milestone payments.

Pro forma adjustments for the Enantigen acquisition as of September 30, 2014 consist of the following:

In connection with the Enantigen acquisition, approximately $5,000,000 (after certain adjustments for liabilities assumed on the date of acquisition, the amount of cash to be paid is approximately $4,900,000) in cash was or is to be paid to the holders of all equity securities in Enantigen. The present value of the future payments (through March 2015) is estimated to be $2,943,000. Further, upon the achievement of certain triggering events, OnCore will be required to pay the Enantigen shareholders up to an aggregate of $21,000,000 in relation to Enantigen’s two research programs. The regulatory milestone payments have an estimated fair value of approximately $2,813,000 and have been treated as contingent consideration. The fair value of the contingent consideration issued and the preliminary allocation of the purchase price were based upon OnCore’s valuation of the contingent consideration as approved by OnCore’s board of directors using a probability weighted assessment of the likelihood that the milestones would be met and the estimated timing of such potential payments. The potential contingent payments are not expected to be paid in the next 12 months and have been discounted to their present value using a discount rate of 4.7% (reflecting the early stage nature of the development program, time to complete the program development and overall biotech indexes).

4. Unaudited pro forma consolidated balance sheet assumptions and adjustments for the Enantigen acquisition by OnCore—(Continued):

Also included in the stock purchase agreement are sales-based milestones. These sales-based milestones are based on the cumulative, worldwide net sales of the first HBV product to be commercialized by OnCore, payable when net sales exceed certain thresholds. Further, OnCore is required to pay a low single digit royalty to the Enantigen shareholders up to a maximum royalty payment of $1,000,000. Due to the uncertainty regarding the timing and achievement of sales-based milestones and royalties, these items have not been included as contingent consideration.

The assets acquired consist principally of in-process research and development of $7,779,000 and goodwill of $3,185,000. Due to the indefinite life of the intangible asset, it cannot be used as a source of taxable income, resulting in a deferred income tax liability of $3,112,000 and a corresponding increase to goodwill. The resulting deferred tax liability will have an indefinite life and could remain on the balance sheet indefinitely for continuing operations unless there is an impairment of the related assets for financial reporting purposes, the business to which those assets relate were to be disposed of, or when the intangible asset becomes commercially viable. Other assets and liabilities assumed were recorded at book value, which is approximate to fair value as the assets and liabilities assumed were of a short term nature.

Management made an assessment to determine the acquired intangible assets are in-process research and development and are indefinite-lived assets until the research efforts are completed, or abandoned, and the useful lives can be determined. As such, no pro forma adjustment is required for amortization of intangibles. The following table shows the preliminary purchase price, including the contingent consideration of $2,943,000, estimated acquisition-date fair values of the to-be-acquired assets and liabilities assumed, and calculation of goodwill for the Enantigen acquisition, as of September 30, 2014, the date of OnCore’s most recent balance sheet:

Purchase Price Allocation (in thousands)

Total cash consideration:
Cash upon closing	$2,000
Present value of deferred cash payments	2,943

4,943
Total contingent consideration	2,813

Total purchase price	$7,756

Assets acquired and liabilities assumed:
Net tangible assets acquired	$54
Total liabilities assumed	(150)
In-process research and development	7,779
Deferred tax liability	(3,112)
Goodwill	3,185

Total purchase price allocation	$7,756

The establishment of fair value of the consideration of an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities require extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed are based on estimates and assumptions from data currently available.

b)	Because OnCore is the acquirer, Enantigen’s accumulated deficit of $96,000 has been eliminated upon consolidation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as disclosed herein, no director or executive officer of Tekmira, nor any person who has held such a position since the beginning of the last completed financial year of Tekmira, nor any associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the special meeting.

ADDITIONAL INFORMATION

This proxy statement/circular constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended and an information circular under National Instrument 51-102—Continuous Disclosure Obligations. It also constitutes a notice of meeting with respect to the special meeting of Tekmira shareholders.

This proxy statement/circular incorporates important business and financial information about Tekmira from other documents that are not included in or delivered with this joint proxy statement/circular. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/circular by requesting them in writing or by telephone from the Corporate Secretary of Tekmira at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, Telephone: (604) 419-3200.

A free copy of this proxy statement/circular and other filings containing information about Tekmira may be obtained from the SEC through the SEC’s website (http://www.sec.gov) and, in the case of documents filed by Tekmira with applicable Canadian securities regulatory authorities, from the System for Electronic Document Analysis and Retrieval at www.sedar.com.

You should rely only on the information contained in this proxy statement/circular to vote your shares at the special meeting. Neither Tekmira nor OnCore has authorized anyone to provide you with information that differs from that contained in this proxy statement/circular. You should not assume that the information contained in this proxy statement/circular is accurate as of any date other than the date of this proxy statement/circular, and neither the mailing of this proxy statement/circular to shareholders nor the issuance of Tekmira common shares in the merger will create any implication to the contrary.

OTHER MATTERS

Tekmira’s management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of Tekmira.

HOUSEHOLDING OF PROXY MATERIALS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Tekmira has received contrary instructions from one or more of the shareholders. Tekmira will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Corporate Secretary of Tekmira at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, telephone: (604) 419-3200. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Tekmira at the address and phone number set forth in the prior sentence.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain information into this proxy statement/circular, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/circular.

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014; and

•	Our Current Reports on Form 8-K filed on January 12, 2015, as amended on January 26, 2015, January 21, 2015 and January 28, 2015.

This proxy statement/circular also incorporates by reference all additional documents that may be filed by Tekmira with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/circular and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents deemed to have been furnished and not filed).

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO TEKMIRA PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO OUR CORPORATE SECRETARY PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

OnCore Biopharma, Inc.

We have audited the accompanying balance sheets of OnCore Biopharma, Inc. (a Delaware Corporation) (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 and the period from May 10, 2012 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OnCore Biopharma, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from May 10, 2012 (date of inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company incurred losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $43,000 as of December 31, 2013. These conditions, along with other matters as set forth in Note A, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 19, 2014

ONCORE BIOPHARMA, INC.

BALANCE SHEETS

(See Notes to Financial Statements)

	December 31,
	2012	2013
ASSETS
Current assets:
Cash	$4,119	$12,977
Prepaid expense	—	157
Employee advance	58	—

Total current assets	4,177	13,134
Machinery & equipment—not placed in service	132,657	132,657
Security deposit	—	150

Total assets	$136,834	$145,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,337	$14,137
Accrued expenses	3,675	3,694
Due to founders	—	9,037

Total liabilities	19,012	26,868
Commitments
Stockholders’ equity:
Common stock, par value $0.001 per share, 10,000,000 shares authorized and 6,000,000 outstanding	6,000	6,000
Additional paid in capital	145,000	156,000
Accumulated deficit	(33,178)	(42,927)

Total stockholders’ equity	117,822	119,073

Total liabilities and stockholders’ equity	$136,834	$145,941

ONCORE BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(See Notes to Financial Statements)

	Period From May 10, 2012 (Date of inception) to December 31,	Year Ended December 31,
	2012	2013
Revenue	$—	$—
Operating expenses:
Research and development	3,675	—
General and administrative	29,503	9,749

Total operating expenses	33,178	9,749

Net loss	$(33,178)	$(9,749)

Basic and diluted net loss per common share	$(0.006)	$(0.002)
Weighted average common shares outstanding—basic and diluted	6,000,000	6,000,000

ONCORE BIOPHARMA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(See Notes to Financial Statements)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at May 10, 2012	—	$—	$—	$—	$—
Common stock issued to founders for initial investment	6,000,000	6,000	—	—	6,000
Capital contribution	—	—	145,000	—	145,000
Net loss	—	—	—	(33,178)	(33,178)

Balance at December 31, 2012	6,000,000	6,000	145,000	(33,178)	117,822
Capital contribution	—	—	11,000	—	11,000
Net loss	—	—	—	(9,749)	(9,749)

Balance at December 31, 2013	6,000,000	$6,000	$156,000	$(42,927)	$119,073

ONCORE BIOPHARMA, INC.

STATEMENTS OF CASH FLOWS

(See Notes to Financial Statements)

	Period From May 10, 2012 (Date of inception) to December 31, 2012	Year Ended December 31, 2013
Cash flows from operating activities:
Net loss	$(33,178)	$(9,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Cash resulting from changes in operating assets and liabilities
Employee advance	(58)	58
Prepaid expense	—	(157)
Deposits	—	(150)
Accounts payable	15,337	(1,200)
Accrued expenses and other current liabilities	3,675	19

Net cash used in operating activities	(14,224)	(11,179)

Cash flows from investing activities:
Cash expenditures for equipment	(132,657)	—

Net cash used in investing activities	(132,657)	—

Cash flows from financing activities:
Proceeds from common stock issuance	6,000	—
Proceeds from additional founders capital investment	145,000	11,000
Proceeds from short-term borrowings from founders	—	9,037

Net cash from financing activities	151,000	20,037

Net change in cash	4,119	8,858
Cash—beginning of period	—	4,119

Cash—end of period	$4,119	$12,977

Supplementary disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

ONCORE BIOPHARMA, INC.

NOTE A—DESCRIPTION OF BUSINESS AND LIQUIDITY

[1]	Description of business:

OnCore Biopharma, Inc. (the “Company”) is incorporated in the State of Delaware and located in Pennsylvania. The Company was incorporated on May 10, 2012. The Company is dedicated to discovering, developing and commercializing an all-oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by the hepatitis B virus. The Company is developing a portfolio of drug candidates with multiple mechanisms of action that the Company believes will ultimately result in a combination therapy to cure hepatitis B.

The Company was largely focused on assessing and obtaining assets and setting up its initial organizational plans in 2012 and 2013. In 2014, the Company completed its initial external funding, in-licensed several drug development programs and entered into other agreements—See Notes F, H, I and J. The Company has determined that is has one operating and reporting segment.

[2]	Liquidity:

The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $43,000 as of December 31, 2013. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has not generated any revenue and does not anticipate generating any revenue related to product sales in the foreseeable future.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its drug candidates that are currently in development. Substantial additional financing will be needed by the Company to fund its operations and to develop and commercialize its drug candidates.

In 2014, the Company secured an initial funding, licensed in several technologies and formalized several other key agreements—See Note F, H, I and J. The Company believes that it will be able to obtain additional working capital through additional equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued. The Company is currently exploring external financing alternatives which will be needed by the Company to fund its operations.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing discussed above; (ii) the success of its research and development; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies, (iv) the Company’s ability to manage growth of the organization; (v) the Company’s ability to protect its proprietary technology; and, ultimately; (vi) regulatory approval and market acceptance of the Company’s proposed future products.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, prepaid expenses, accounts payable, accrued expenses and amounts due to founders are reflected in the accompanying financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

[4]	Machinery and equipment:

Machinery and equipment, consisting of laboratory equipment, is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation will be recorded for machinery and equipment using the straight-line method over the estimated useful lives of three to five years, once the equipment is installed and placed in service.

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through December 31, 2013.

[5]	Research and development expense:

Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such drug discovery costs, pre-clinical research, employee compensation, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs.

Costs for research and development activities are recognized based upon information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

[6]	Stock-based compensation:

The Company accounts for its stock-based awards issued to employees and directors in accordance with the provisions of ASC Topic 718, Compensation—Stock Compensation. Under ASC topic 718 stock-based awards are valued at fair value on the date of grant, and that fair value is recognized as compensation expense, over the requisite service period on a straight-line basis. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based compensation.

The Company accounts for equity instruments issued to non-employees for acquired goods or services in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees. Pursuant to ASC Topic 505, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date upon which it is probable that performance will occur. The Company uses the Black-Scholes valuation model to estimate the fair value of the equity instruments issued. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and the expense is recognized over the period which goods or services are received.

There were no awards for the period from May 10, 2012 (date of inception) to December 31, 2012 and the year ended December 31, 2013.

[7]	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under the assets-and-liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2012 and 2013, the Company does not have any significant uncertain tax positions.

[8]	Net loss per common share:

Basic and diluted net loss per common share is determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period. For all periods presented, there were no potentially dilutive securities outstanding. Therefore, the weighted average shares outstanding used to calculate both basic and diluted loss per common share are the same.

[9]	Comprehensive Loss:

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

[10]	Recently issued accounting pronouncements:

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after

December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. The Company adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact this update may have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-14 on its financial statements and disclosures.

NOTE C—MACHINERY AND EQUIPMENT

Machinery and equipment of approximately $132,000 was purchased in 2012, but has not been installed and placed in operation as of December 31, 2013. The equipment relates to the outfit of laboratories. The Company anticipates installing the equipment in late 2014 or 2015. Depreciation has not been commenced since the machinery and equipment is not yet installed and operating.

NOTE D—ACCRUED EXPENSES

Accrued expenses and other liabilities consist of the following:

	December 31,
	2012	2013
Accrued research and development costs	$3,675	$3,675
Other	—	19

	$3,675	$3,694

NOTE E—RELATED PARTY TRANSACTIONS

During 2013, the Company received periodic advances, net of offsets, from officers of the Company. These amounts were short term in nature and were settled in 2014.

See also Notes I and J for description of research arrangements with equity holders entered into in 2014.

NOTE F—STOCKHOLDERS’ EQUITY

[1]	Overview:

The Company’s Certificate of Incorporation, originally filed on May 10, 2012, amended in July 2012 authorized the issuance of 10,000,000 shares of common stock, and was most recently amended on August 14, 2014, to authorize the issuance of two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Company is authorized to issue is 40,000,000, each with a par value of $0.001 per share. Of these shares, 25,000,000 shall be Common Stock and 15,000,000 shall be Preferred Stock. All of the 15,000,000 authorized shares of Preferred Stock have been designated as Series R.

[2]	Common stock:

Upon the Company’s formation, the four founders each paid $1,500 and three of the four founders were issued 1,500,000 shares of common stock by the company. The fourth founder was issued shares in May 2014. During the period of time between formation of the Company and May 2014, the fourth founder fully participated with the other founders with respect to capital contributions and other governance matters and could have taken possession of his shares at any time. Such shares are considered outstanding for all periods presented since such founder had constructive receipt and ownership of such shares. Additionally, upon execution of the August 2014 employment agreements (see Note I[2]) a portion of such shares became restricted and subject to potential buy-back by the Company through September 1, 2018. Compensation expense relating to the lapse in forfeiture of such shares will be recognized in general and administrative expense in the accompanying statement of operations commencing August 2014.

In addition to share capital, each of the founders contributed an equal amount to the capital of the Company as funds were needed. There were no additional shares issued in connection with such contributions to the capital. Such additional contributions to capital amounted to $11,000 for the year end December 31, 2013 and $179,179 during the nine months ended September 30, 2014.

[3]	Preferred stock:

On August 15, 2014, the Company sold 13,061,224 shares of Series R redeemable convertible preferred stock (“Series R Preferred”) for aggregate gross proceeds of $8 million (at a price of $0.6125 per share) to Roivant Sciences Ltd. (“Roivant”) (the “Roivant Transaction”). Concurrent therewith, the Company, its founders and Roivant entered into a series of stockholders agreements which contains numerous voting rights, tag-along and drag-along rights, share transfer rights, interim financing rights and registration rights. The Company is accreting the costs associated with the Series R Preferred raise on the effective interest method over the term to earliest maturity such that the carrying value will be equal to the redemption value on such date. Further, the dividends which accrue from day to day are shown as an increase to the carrying value of the Series R Preferred.

The preferred shares have the following rights and privileges:

Voting Rights

Holders of shares of Series R Preferred are entitled to vote on an “as if” converted to Common Stock basis, except that certain defined transactions require specific stockholder approval of the Series R Preferred. Further, as long as holders of Series R Preferred own greater than 51% of the fully diluted Common Stock outstanding, then that group of stockholders, as a group, is entitled to elect 3 of the 5 members of the Board of Directors of the Company.

Liquidation Preferences

In the event that the Company shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, or sell all or substantially all of its assets, or sell the Company or a controlling interest in the Company or if certain events deemed to be a liquidation occur (a “Liquidation Event”), then first, the holders of shares of Preferred

Stock shall be entitled to receive, in preference to holders of Common Stock, the greater of (1) the original purchase price of the shares of Series R Preferred, plus all accrued and unpaid dividends, and (2) the amount that would have been received if the preferred shares were converted to Common Stock. Following such payments, any remaining undistributed assets shall be shared ratably on an “as if converted to Common Stock” basis with the common stockholders.

Dividends

The holders of the Series R Preferred are entitled to receive dividends at the rate of 6% per annum of the sum of the original purchase price of the Series R Preferred and any accumulated unpaid dividends. Such dividends accrue on a daily basis from the date of issuance and accumulate quarterly regardless of whether declared by the Board of Directors, the Company has funds available to pay such dividend or the Company is legally permitted to pay such dividends. Dividends shall continue to accrue until the earliest of of (i) a liquidation, deemed liquidation of the Company or the date the first payment is made by the Company pursuant to a redemption demand by the Series R Preferred holders, (ii) the date the Series R Preferred shares convert into Common Stock, or (iii) the date on which Series R Preferred shares are otherwise acquired by the Company. No dividends have been declared through November 19, 2014.

Redemption Rights

Upon receipt by the Company of a demand to have their Preferred Stock redeemed (which is permitable only upon the third anniversary of the date of issuance or upon the occurrence of specific redemption events, as defined), then the Company shall be obligated to redeem the Series R Preferred in 3 equal annual installment payments. Interest at 9% per annum is payable on the second and third annual installment, until paid. The amount of the payment is the greater of (1) the original Series R Preferred purchase price plus accrued and unpaid dividends and (2) the amount that would be received as if a liquidation event occurred (and the “fair market value of the Company” determined) and then Preferred Stock was converted into Common Stock and repurchased at its “fair market value” per share.

Conversion

Each share of Series R Preferred will be convertible into Common Stock, subject to certain anti-dilution protections, at the option of the holder based upon a formula computed by multiplying the number of shares of Series R Preferred to be converted by (1) the sum of the Series R Preferred purchase price ($0.6125 per share) plus all accrued and unpaid dividends divided by the conversion price then in effect (initially at $0.6125 per share). Each share of Series R Preferred will automatically convert into one share of Common Stock upon the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering (“IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended.

If, any time after the original date of the issuance of the Series R Preferred, the Company issues or sells any shares of Common Stock for consideration per share less than the conversion price in effect immediately prior to such transaction, then the conversion price shall be reduced to a new conversion price determined by dividing (a) the sum of (1) the product derived by multiplying the conversion price in effect immediately prior to such issuance or sale plus (2) the consideration received by the Company upon such issuance or sale by (b) the number of shares of Common Stock deemed outstanding immediately after such issuance or sale.

NOTE G—INCOME TAXES

For tax years 2012 and 2013, the Company had no federal or state income taxes payable due to their losses. The Company is required to pay minimum tax to New Jersey.

A reconciliation between the Company’s effective tax rate and the federal statutory tax rate for the tax years 2012 and 2013 is as follows:

	2012	2013
Federal income taxes	(34.0)%	(34.0)%
State income tax, net of federal benefit	(5.8)	(5.6)
Permanent differences	0.2	—
Change in valuation allowance	39.6	39.6

Total	0.0%	0.0%

Significant components of the Company’s net deferred tax asset as of December 31, 2012 and 2013 are shown below. In determining the realizability of the Company’s net deferred tax asset, the Company considered numerous factors, including historical profitability, estimated future taxable income, and the industry in which it operates. Based on this information the Company has provided a valuation allowance for the full amount of its net deferred tax asset because the Company has determined that it is more likely than not that it will not be realized.

The components of the deferred tax assets (liabilities) at December 31 are comprised primarily of:

	2012	2013
Deferred tax assets:
Net operating loss carryforwards	$4,914	$8,641
State net operating losses	829	1,450
Accrual to cash	7,593	7,059

Gross deferred tax assets	13,336	17,150
Valuation allowance	(13,336)	(17,150)

Net deferred taxes	$—	$—

The net deferred tax assets have been fully offset by a valuation allowance since realization of the tax benefit associated with this carryforward is not considered to be more likely than not.

At December 31, 2013, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $24,000 which expire between 2032 and 2033, respectively. The Company may be subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. Although the Company has not undergone an IRC Section 382 analysis, it is likely that the utilization of the NOLs will be substantially limited as a result of the Roivant Transaction—See Note F.

As required by ASC Topic 740, Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than- not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company’s assessments of its tax positions in accordance with ASC-740-10 did not result in changes that had a material impact on results of operations, financial condition or liquidity. As of December 31, 2012 and 2013 the Company had no unrecognized tax benefit. Tax years beginning in 2012 are subject to examinations and adjustments for at least three years following the year in which the attributes are used. While the Company does not have any interest and penalties in the periods presented, the Company’s policy is to recognize such expenses as tax expense.

NOTE H—COMMITMENTS AND CONTINGENCIES

[1]	Operating lease:

In September 2014, the Company entered into an amended lease with Bucks County Biotechnology Center, Inc. in Doylestown, PA with a one-year term expiring March 2015. Under the terms of the lease the Company will pay approximately $10,000 per month which includes common area maintenance charges and utilities. The Company also paid $6,000 upon execution of the lease for upfitting of the leased space, which will be refunded by the lessor via a rental reduction rate of $500 per month for the twelve months. The Company was also required to pay a security deposit of approximately $8,800.

The Company had entered into several lease agreement amendments with the same lessor under short term leases for the periods from July 2012 to September 2014.

Future minimum lease payments under the non-cancellable lease as of December 31, 2013 are as follows:

Minimum Rent Payments
2014	$70,000
2015	27,500

Total	$97,500

Rent expense was approximately $1,500 and $3,000 for the period from May 10, 2012 (date of inception) to December 31, 2012 and the year ended December 31, 2013, respectively.

[2]	Employment agreements:

During the period prior to the initial employment agreement in July 2014, the four founders (“Executives”) did not receive any compensation.

On August 14, 2014, each of the Executives entered into an amended employment agreement which contains the following new clauses:

A. Until such time as the Company shall have received at least $4 million in financing from Roivant, the Executives decline to receive or accrue any cash compensation either as Base Salary or Target Bonus; and

B. Immediately after the Company shall have received at least $4 million in financing from Roivant, and until such time as the Company shall have completed an initial public offering of its stock, the Executive agrees to an annual Base Salary of $200,000 and a Target Bonus of 25% of such Base Salary.

Each Executive owns 1,500,000 shares of Common Stock (the “Subject Shares”). 20% or 300,000, of the Subject Shares are unrestricted and not subject to the repurchase option described below. The remaining 80% or 1,200,000, of the Subject Shares (the “Buyback Shares”) will remain outstanding and fully participating but will be subject to repurchase by the Company under the circumstances and at the prices described below. Subject to various conditions, the right of the Company to purchase the Buyback Shares shall terminate in installments of 75,000 shares, subject to adjustment to reflect stock splits, reverse stock splits or combinations, at the end of each three-month period starting with the three-month period commencing on September 1, 2014 and ending November 30, 2014, with the right of the Company to repurchase any of the Buyback Shares terminating on September 1, 2018.

The right of the Company to repurchase Buyback Shares shall terminate with respect to all Buyback Shares which have not previously been released from the right of repurchase if the Executive’s employment with the Company is terminated without cause or by the Executive for good reason. Upon the occurrence of an initial public offering of Common Stock anytime between September 1, 2014 and August 31, 2015, the right of the Company to repurchase Buyback Shares shall terminate with respect to the first one-fourth (1/4), or 300,000, of the Buyback Shares, whether or not the Company’s right to repurchase such Buyback Shares had otherwise terminated.

In the event that the Company terminates the Executive’s employment with the Company for Cause or the Executive terminates his employment other than for Good Reason, the Company may, during the 60-day period following such termination, repurchase any or all of the Buyback Shares which have not previously been released from the right of repurchase as of the date of such termination of employment, at a purchase price of $0.001 per share.

In the event that the Executive’s employment with the Company is terminated as a result of death or Disability, the right of the Company to repurchase Buyback Shares shall terminate with respect to a number of Buyback Shares which have not previously been released from the right of repurchase equal to: the greater of (i) one-half of any remaining Buyback Shares or (ii) 1,012,500 Buyback Shares. The Company may, during the 60-day period following death or Disability, purchase any or all of the remaining Buyback Shares on the date of death or Disability at a purchase price equal to the fair market value of such shares on such date as determined by the Board of Directors of the Company. The right of the Company to purchase Buyback Shares shall terminate with respect to any remaining Buyback Shares not so purchased as of the end of such 60-day period.

The August 2014 amendment to the employment agreement caused a portion of the previously unrestricted Common Stock to become unvested Common Stock, or Buyback Shares, as described above. For financial reporting purposes, the fair value of the Common Stock which is unvested which was approximately $1,344,000, will be recognized as an expense over the vesting term beginning on August 15, 2014.

[3]	Legal proceedings:

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

NOTE I—PATENT LICENSE AGREEMENTS

[1]	Drexel and Blumberg:

In February 2014, the Company entered into a patent license agreement with Drexel University (“Drexel”) and the Baruch S. Blumberg Institute (“Blumberg”), whereby the Licensors (Drexel and Blumberg) granted to Company (i) an exclusive, world-wide license of the Patent Rights and Know-how of the Licensed Products (related to intellectual property relating to the treatment of hepatitis B virus infection and hepatocellular carcinoma). This Agreement will terminate on a country-by-country and Licensed Product-by-Licensed Product basis upon the later of: (a) the expiration or abandonment of the last Valid Claim claiming such Licensed Product in such country; or (b) ten (10) years after the first Sale of the first Licensed Product in such country if no patent has issued from the Licensed Patents. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

License Initiation Fee—The Company paid to the Licensors in September 2014 (after the closing of the Qualified Financing (See the Roivant Transaction described in Note F) a non-refundable, non-creditable license initiation fee of $50,000 per license compound series for a total of $150,000.

Common Stock Warrants—The Company agreed to issue to each Licensor a warrant to purchase 2.5% of the fully diluted post-money capitalization (subject to a cap of $2.5 million in funds raised) of the Company at an exercise price of $0.001 per share and expiring in February 2019. Concurrent with the Roivant Transaction (see Note F), the Licensors warrants were automatically exercised and each Licensor was issued 265,306 shares of Common Stock. The Company computed the value of these warrants as described below, which value is part of the initial license consideration.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $3.5 million for each of the three licensed compound series, and each milestone payment occurs after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (mid-single digit royalty rate) on aggregate Net Sales of Licensed Products.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $92.5 million per Licensed Product sold.

Research Fees—The Company will enter into a sponsored research agreement with Blumberg to further evaluate the Licensed Compound Series.

Sublicense Fees—The Company is also required to pay the licensors a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a Licensed Product.

Technology Fee—In consideration of Licensor’s provision of research materials to Company (“technology transfer”), the Company is required to pay to Licensor $15,000 in February 2015, for which a liability was recorded in February 2014.

The value of the up-front payment, technology transfer and warrants issued to the Licensors will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are considered contingent payments, and will be recognized when, and if, paid.

The Company estimated the initial value of the warrants upon issuance of approximately $145,000 using a probability weighting of potential outcomes of funding options—including the duration until funding is received and the size of the potential funding. This Monte Carlo simulation model used these funding possibilities to determine a probable warrant value which was then discounted at a rate of 9.9% which was reflective of the Company’s capital structure and cost of capital over the probability-weighted expected period to funding.

[2]	NeuroVive:

In September 2014, the Company entered into a license agreement with NeuroVive Pharmaceutical AB (“NeuroVive”) for certain cyclophilin inhibitors with antiviral activity for a term through the expiry of the underlying patents or termination of license agreement.

The license agreement contains the following consideration to the licensor:

Upfront License Fee—At the inception of the agreement, the Company paid the licensor an up-front fee of $1,000,000.

Common Stock—In the event the Company consummates a firm-commitment underwritten initial public offering of stock, the Company will issue to, or cause to be issued to, NeuroVive a number of shares of Common Stock of the publicly-traded entity that is equal to $1,000,000 divided by the average of the opening and closing price of the publicly traded stock on the first day of trading. Due to the contingent nature of this consideration, the Company will record the value of the Common Stock to be issued at the closing of its initial public offering.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $47 million for each licensed product, and each milestone payment occurs after the first achievement of each milestone event.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $102.5 million per licensed product sold.

Royalty Payments—The Company will be required to pay royalties on gross sales of products underlying this license agreement at a graduated rates ranging from mid-single digits to low-double digits.

Discontinuation Fee—In the event the Company makes a business decision to terminate the program for convenience, which is not based on safety or efficacy, the Company shall be required to pay a $2,000,000 discontinuation fee to NeuroVive.

The value of the up-front payment paid to the lessor will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are contingent and will be recognized when and if paid.

The Company may also procure transition services and active pharmaceutical ingredients from NeuroVive, on an as needed basis. None has been procured through November 19, 2014.

NOTE J—SUBSEQUENT EVENTS

The Company evaluated all subsequent events that occurred between December 31, 2013 and November 19, 2014, which is the date that the financial statements were available to be issued. There were significant transactions in 2014 related to leases (Note H), employment agreements (Note H), patent licenses (Note I), amendments to the articles of incorporation (Note F), the Roivant Transaction (Note F), the Enantigen transaction, the Blumberg research arrangement and the adoption of the Company’s 2014 Equity Incentive Plan and the grant of options, in each case as described below.

[1]	Enantigen Acquisition:

On October 1, 2014 the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Enantigen Therapeutics, Inc. (“Enantigen”). Enantigen had two programs in pre-clinical development related to Hepatitis B therapies (“HBV Products”). The aggregate purchase price for all of the shares of Common Stock is $5,000,000 subject to adjustments for estimated debt, transaction fees and expenses, paid as follows:

•	$2,000,000 upon closing of the transaction;

•	December 31, 2014 $1,000,000; and

•	March 31, 2015 $2,000,000.

The Company paid the Enantigen stockholders approximately $2.0 million in October 2014.

Under the stock purchase agreement, the Company agreed to pay to Enantigen’s selling stockholders up to a total of $21.0 million upon the achievement of specified development and regulatory milestones for the first two products that contain either a capsid compound or a HBV surface antigen compound that is covered by a patent that the Company acquired under such agreement or a capsid compound from an agreed-upon list of compounds.

Also included in the stock purchase agreement are sales-based milestones which could total up to $101.5 million. These sales-based milestones are based on the cumulative, worldwide Net Sales of the First HBV Product to be commercialized by the Company. Further, the Company is required to pay a low single digit royalty to the Enantigen stockholders in Net Sales of the First HBV Product commercialized by the Company up to a maximum royalty payment of $1.0 million.

The transaction will be accounted for using the acquisition method of accounting under ASC 805, Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The purchase price for the Enantigen acquisition will be allocated principally to in-process research and development and goodwill.

[2]	Blumberg Research Collaboration and Funding Agreement:

On October 29, 2014, the Company entered into a research collaboration and funding agreement with Blumberg, whereby Blumberg will conduct research in the fields of hepatitis B virus and liver cancer in collaboration with the Company. The agreement has an initial term of three years and may be renewed at the option of the Company for one additional three year term.

The Company will provide funding under this agreement in the amount of $1,000,000 per year for three years, with the initial payment due within 10 days of the effective date of the agreement, with subsequent payments of $500,000 due within 60 days of each six-month anniversary of the effective date beginning on October 29, 2015. Upon the closing of an initial public offering by the Company resulting in proceeds of $50,000,000 or more, net of expenses, the Company will deposit in escrow any funding payments that have not yet been made under this agreement.

Blumberg has granted the Company the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Blumberg’s rights in any invention discovered by Blumberg related to research under this agreement. If the Company elects to license such rights, such license will require the following consideration to be paid by the Company to Blumberg:

For compound series with composition of matter claims:

Upfront license fee: $100,000 due upon execution of license

Development milestones: up to an aggregate of $8,100,000

Sales-based milestones: up to an aggregate of $92,500,000

Royalty: mid-single digit royalty on net product sales

For method of use patents only:

Development milestones: up to an aggregate of $3,000,000

Royalty: low-single digit royalty on net product sales

[3]	Stock-Based Compensation

In November 2014, the Company adopted its 2014 Equity Incentive Plan and granted options to purchase 448,966 shares of common stock to its employees and consultants at an exercise price of $0.56 per share. In December 2014, the Company granted options to purchase 90,000 shares of common stock to its employees at an exercise price of $0.58 per share.

ONCORE BIOPHARMA, INC.

BALANCE SHEETS

(See Notes to Financial Statements)

	December 31, 2013	September 30, 2014
		(unaudited)
ASSETS
Current assets:
Cash	$12,977	$6,523,762
Due from employee	—	6,080
Prepaid expenses	157	5,179
Other current assets	—	80,788

Total current assets	13,134	6,615,809
Machinery & equipment—not placed in service	132,657	134,579
Security deposit	150	4,717

Total assets	$145,941	$6,755,105

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$14,137	$111,062
Accrued expenses	3,694	143,103
Due to founders	9,037	—
Other current liabilities	—	21,013

Total liabilities	26,868	275,178
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value per share, none and 15,000,000 shares authorized at December 31, 2013 and September 30, 2014, none and 13,061,224 issued and outstanding at December 31, 2013 and September 30, 2014, respectively (liquidation preference of $8,059,000 at September 30, 2014)	—	7,865,541
Stockholders’ equity:
Common stock, par value $0.001 per share, 10,000,000 and 25,000,000 shares authorized and 6,000,000 and 6,530,612 issued and outstanding at December 31, 2013 and September 30, 2014, respectively	6,000	6,531
Additional paid in capital	156,000	460,829
Accumulated deficit	(42,927)	(1,852,974)

Total stockholders’ equity (deficit)	119,073	(1,385,614)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$145,941	$6,755,105

ONCORE BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(See Notes to Financial Statements)

	Nine Months Ended September 30,
	2013	2014
Revenue	$—	$—

Operating expenses:
Research and development	—	1,335,619
General and administrative	7,395	470,903

Total operating expenses	7,395	1,806,522

Loss from operations	(7,395)	(1,806,522)
Other income:
Change in fair value of warrant liability	—	(3,525)

Net loss	$(7,395)	$(1,810,047)

Items applicable to preferred stock:
Redeemable convertible preferred stock dividends	—	59,178
Accretion of redeemable convertible preferred stock	—	5,311

Net loss applicable to common stockholders	$(7,395)	$(1,874,536)

Basic and diluted net loss per common share	$(0.001)	$(0.357)
Weighted average common shares outstanding—basic and diluted	6,000,000	5,247,395

ONCORE BIOPHARMA, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(See Notes to Financial Statements)

	Redeemable Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2013	—	$—	6,000,000	$6,000	$156,000	$(42,927)	$119,073
Issuance of Series R Preferred Stock, net of issuance costs of $198,948	13,061,224	7,801,052	—	—	—	—	—
Accretion of accumulated dividends on preferred stock	—	59,178	—	—	(59,178)	—	(59,178.00)
Accretion of issuance costs on preferred stock	—	5,311	—	—	(5,311)	—	(5,311)
Exercise of common stock warrants issued to Drexel and Blumberg for patent license including reclassification of $148,571 from warrant liability account	—	—	530,612	531	148,571	—	149,102
Share-based compensation expense	—	—	—	—	41,567	—	41,567
Capital contribution	—	—	—	—	179,180	—	179,180
Net loss	—	—	—	—	—	(1,810,047)	(1,810,047)

Balance at September 30, 2014	13,061,224	$7,865,541	6,530,612	$6,531	$460,829	$(1,852,974)	$(1,385,614)

ONCORE BIOPHARMA, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

(See Notes to Financial Statements)

	Nine Months Ended September 30,
	2013	2014
Cash flows from operating activities:
Net loss	$(7,395)	$(1,810,047)
Adjustments to reconcile net loss to net used in operating activities:
Share-based compensation expense	—	41,567
Common stock warrants issued for license of patent	—	145,046
Change in fair value of warrant liability	—	3,525
Cash resulting from changes in operating assets and liabilities
Prepaid expense	(1,102)	(5,022)
Due from founders	—	(6,080)
Other current assets	—	(80,788)
Deposits	(150)	(4,567)
Accounts payable	(1,421)	96,925
Accrued expenses and other current liabilities	—	160,422

Net cash used in operating activities	(10,068)	(1,459,019)

Cash flows from investing activities:
Cash expenditures for equipment	—	(1,922)

Net cash used in investing activities	—	(1,922)

Cash flows from financing activities:
Proceeds from the sale of Series R Preferred Stock, net of issuance costs	—	7,801,052
Proceeds from the exercise of common stock warrants	—	531
Proceeds from additional founders capital investment	11,000	179,180
Proceeds (repayment) of short-term borrowings from founders	2,990	(9,037)

Net cash from financing activities	13,990	7,971,726

Net change in cash	3,922	6,510,785
Cash—beginning of period	4,119	12,977

Cash—end of period	$8,041	$6,523,762

Supplementary disclosures of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—
Non-cash investing and financing activities:
Preferred stock dividends accrued	$—	$59,178
Establishment of derivative liability related to common stock warrants issued	$—	$145,046
Reclassification of fair value of warrants from liability to equity upon exercise of warrants	$—	$148,571

ONCORE BIOPHARMA, INC.

NOTE A—DESCRIPTION OF BUSINESS AND LIQUIDITY

[1]	Description of business:

OnCore Biopharma, Inc. (the “Company”) is incorporated in the State of Delaware and located in Pennsylvania. The Company was incorporated on May 10, 2012. The Company is dedicated to discovering, developing and commercializing an all-oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by the hepatitis B virus. The Company is developing a portfolio of drug candidates with multiple mechanisms of action that the Company believes will ultimately result in a combination therapy to cure hepatitis B.

The Company was largely focused on assessing and obtaining assets and setting up its initial organizational plans in 2012 and 2013. In 2014, the Company completed its initial external funding, in-licensed several drug development programs and entered into other agreements—See Notes G, I and J. The Company has determined that is has one operating and reporting segment.

[2]	Liquidity:

The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $1,800,000 as of September 30, 2014. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has not generated any revenue and does not anticipate generating any revenue related to product sales in the foreseeable future.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its drug candidates that are currently in development. Substantial additional financing will be needed by the Company to fund its operations and to develop and commercialize its drug candidates.

In 2014, the Company secured an initial funding, licensed in several technologies and formalized several other key agreements—See Note G, I and J. The Company believes that it will be able to obtain additional working capital through additional equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued. The Company is currently exploring external financing alternatives which will be needed by the Company to fund its operations.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing discussed above; (ii) the success of its research and development; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies; (iv) the Company’s ability to manage growth of the organization; (v) the Company’s ability to protect its proprietary technology; and, ultimately; and (vi) regulatory approval and market acceptance of the Company’s proposed future products.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, prepaid expenses, accounts payable, accrued expenses and amounts due to founders are reflected in the accompanying financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments. The fair value of the warrant liability is discussed in Note E, “Fair Value Measurements.”

[4]	Machinery and equipment:

Machinery and equipment, consisting of laboratory equipment, is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation will be recorded for machinery and equipment using the straight-line method over the estimated useful lives of three to five years, once the equipment is installed and placed in service.

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through September 30, 2014.

[5]	Research and development expense:

Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such drug discovery costs, pre-clinical research, employee compensation, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs.

Costs for research and development activities are recognized based upon information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

[6]	Stock-based compensation:

The Company accounts for its stock-based awards issued to employees and directors in accordance with the provisions of ASC Topic 718, Compensation—Stock Compensation. Under ASC topic 718 stock-based awards are valued at fair value on the date of grant, and that fair value is recognized as compensation expense, over the requisite service period on a straight-line basis. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based compensation.

The Company accounts for equity instruments issued to non-employees for acquired goods or services in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees. Pursuant to ASC Topic 505, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date upon which it is probable that performance will occur. The Company uses the Black-Scholes valuation model to estimate the fair value of the equity instruments issued. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and the expense is recognized over the period which goods or services are received.

[7]	Redeemable convertible preferred stock:

The Company evaluates and accounts for conversion options embedded in redeemable convertible preferred stock in accordance with ASC 480, Distinguishing Liabilities from Equity, ASC 815, Derivatives and Hedging Activities and ASU 2014-16, an update to ASC 815. Applicable generally accepted accounting principles (“GAAP”) potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company evaluated the Series R preferred stock and its embedded conversion feature on the date of issuance and determined the host instrument and the embedded conversion feature are more akin to equity and are therefore clearly and closely related as defined by ASC 815. As such bifurcation of the embedded conversion feature was not required.

The Company accounts for the redemption premium and issuance costs on its redeemable convertible preferred stock using the effective interest method, accreting such amounts to preferred stock from the date of issuance to the earliest date of redemption. The Company classifies all redeemable equity issuances outside of permanent equity. See Note G regarding preferred stock.

[8]	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under the assets-and-liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2013 and September 30, 2014, the Company does not have any significant uncertain tax positions.

[9]	Net loss per common share:

Basic net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of Common Stock outstanding during the period,

excluding the dilutive effects of Preferred Stock and excluding common shares subject to repurchase. Diluted net loss per share of common stock is computed by dividing the net loss applicable to common stockholders by the sum of the weighted-average number of shares of Common Stock outstanding during the period plus the potential dilutive effects of Preferred Stock and common shares subject to repurchase outstanding during the period calculated in accordance with the treasury stock or “if-converted” methods, as applicable, but are excluded if their effect is anti-dilutive. At December 31, 2013 and September 30, 2014 there were 0 and 13,061,224 potentially dilutive shares of Preferred Stock outstanding and 0 and 4,800,000 potentially dilutive shares of common stock subject to repurchase outstanding, respectively. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between basic and diluted net loss per share of Common Stock for the year ended December 31, 2013 and the nine months ended September 30, 2014.

[10]	Comprehensive loss:

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

[11]	Deferred initial public offering costs:

Deferred initial public offering (“IPO”) costs as of September 30, 2014, consisting of legal, accounting, printing and filing fees, were capitalized. The deferred costs are included in prepaid expenses and other current assets on the balance sheets. The Company did not capitalize any IPO costs as of September 30, 2014.

[12]	Recently issued accounting pronouncements:

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. The Company adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact this update may have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-14 on its financial statements and disclosures.

NOTE C—MACHINERY AND EQUIPMENT

Machinery and equipment of approximately $132,000 was purchased in 2012, but has not been installed and placed in operation as of September 30, 2014. The equipment relates to the outfit of laboratories. The Company anticipates installing the equipment in late 2014 or 2015. Depreciation has not been commenced since the machinery and equipment is not yet installed and operating.

NOTE D—ACCRUED EXPENSES

Accrued expenses and other liabilities consist of the following:

	December 31, 2013	September 30, 2014
Research and development costs	$3,675	$63,876
Legal costs—general	—	8,428
Legal costs—financing	—	54,488
Other	19	16,311

	$3,694	$143,103

NOTE E—FAIR VALUE MEASUREMENTS

The Company applies various valuation approaches in determining the fair value of its financial assets and liabilities within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is classified is based on the lowest level input that is significant to the overall fair value measurement.

The Company had no assets or liabilities classified as Level 1 or Level 2. The Common Stock warrants (see Note G[4]) were classified as Level 3 upon issuance in February 2014. The fair values of these instruments are determined using models based on market observable inputs and management judgment. The Company estimated the initial value of the warrants upon issuance using a probability weighting of potential outcomes of funding options—including the duration until funding is received and the size of the potential funding. This Monte Carlo simulation model used these funding possibilities to determine a probable warrant value which was then discounted at a rate of 9.9% which was reflective of the Company’s capital structure and cost of capital over the probability-weighted expected period to funding. The Company has re-measured the liability to estimated fair value at August 15, 2014, the date such warrants were automatically exercised pursuant to the Roivant Transaction (See Note G), using the fair value of a share of common stock since there was no longer multiple funding scenarios and since the warrants were immediately exercisable.

The following table presents a reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2014:

Balance at December 31, 2013	$—
Fair value of warrant liability award on date of issue	145,046
Change in fair value upon re-measurement	3,525
Settlement of warrant liability awards	(148,571)

Balance at September 30, 2014	$—

NOTE F—RELATED PARTY TRANSACTIONS

During 2013, the Company received periodic advances, net of offsets, from officers of the company. Such amounts are short term in nature and were settled in 2014.

During 2014, the Company paid the full amount of health insurance premiums on behalf of the employees. At September 30, 2014 employees owed to the Company approximately $6,000 for their portion of such premiums. The Company expects to receive payment in full from employees of this amount in December 2014.

See also Notes J, K and I for description of research arrangements with equity holders entered into in 2014.

NOTE G—STOCKHOLDERS’ EQUITY

[1]	Overview:

The Company’s Certificate of Incorporation, originally filed on May 10, 2012, and was amended on August 14, 2014, to authorize the issuance of two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Company is authorized to issue is 40,000,000, each with a par value of $0.001 per share. Of these shares, 25,000,000 shall be Common Stock and 15,000,000 shall be Preferred Stock. All of the 15,000,000 authorized shares of Preferred Stock have been designated as Series R.

[2]	Common stock:

Upon the Company’s formation, the four founders each paid $1,500 and three of the four founders were issued 1,500,000 shares of common stock by the company. The fourth founder was issued shares in May 2014. During the period of time between formation of the Company and May 2014, the fourth founder fully participated with the other founders with respect to capital contributions and other governance matters and could have taken possession of his shares at any time. Such shares are considered outstanding for all periods presented since such founder had constructive receipt and ownership of such shares. Additionally, upon execution of the August 2014 employment agreements (see Note I[2]) a portion of such shares became restricted and subject to potential buy-back by the Company through September 1, 2018. Compensation expense relating to the lapse in forfeiture of such shares approximated $42,000 and was recognized in general and administrative expense in the accompanying statement of operations for the nine-months ended September 30, 2014.

In addition to share capital, each of the founders contributed an equal amount to the capital of the Company as funds were needed. There were no additional shares issued in connection with such contributions to the capital. Such additional contributions to capital amounted to $11,000 for the year end December 31, 2013 and $179,179 during the nine months ended September 30, 2014.

[3]	Preferred stock:

On August 15, 2014, the Company sold 13,061,224 shares of Series R redeemable convertible preferred stock (“Series R Preferred”) for aggregate gross proceeds of $8 million (at a price of $0.6125 per share) to Roivant Sciences Ltd. (“Roivant”) (the “Roivant Transaction”). Concurrent therewith, the Company, its founders and Roivant entered into a series of stockholders agreements which contains numerous voting rights, tag-along and drag-along rights, share transfer rights, interim financing rights and registration rights. The Company is accreting the costs associated with the Series R preferred stock raise on the effective interest method over the term to earliest maturity such that the carrying value will be equal to the redemption value on such date. Further, the dividends which accrue from day to day are shown as an increase to the carrying value of the Series R redeemable preferred stock.

The preferred shares have the following rights and privileges:

Voting Rights

Holders of shares of Series R Preferred are entitled to vote on an “as if” converted to Common Stock basis, except that certain defined transactions require specific stockholder approval of the Series R Preferred. Further, as long as holders of Series R Preferred own greater than 51% of the fully diluted Common Stock outstanding, then that group of stockholders, as a group, is entitled to elect 3 of the 5 members of the Board of Directors of the Company.

Liquidation Preferences

In the event that the Company shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, or sell all or substantially all of its assets, or sell the Company or a controlling interest in the Company or if certain events deemed to be a liquidation occur (a “Liquidation Event”), then first, the holders of shares of Preferred Stock shall be entitled to receive, in preference to holders of Common Stock, the greater of (1) the original purchase price of the shares of Series R Preferred, plus all accrued and unpaid dividends, and (2) the amount that would have been received if the preferred shares were converted to Common Stock. Following such payments, any remaining undistributed assets shall be shared ratably on an “as if converted to Common Stock” basis with the common stockholders.

Dividends

The holders of the Series R Preferred are entitled to receive dividends at the rate of 6% per annum of the sum of the original purchase price of the Series R Preferred and any accumulated unpaid dividends. Such dividends accrue on a daily basis from the date of issuance and accumulate quarterly regardless of whether declared by the Board of Directors, the Company has funds available to pay such dividend or the Company is legally permitted to pay such dividends. Dividends shall continue to accrue until the earliest of (i) a liquidation, deemed liquidation of the Company or the date the first payment is made by the Company pursuant to a redemption demand by the Series R Preferred holders, (ii) the date the Series R Preferred shares convert into Common Stock, or (iii) the date on which Series R Preferred shares are otherwise acquired by the Company. No dividends have been declared through November 19, 2014. As of September 30, 2014 accrued dividends were $59,178, and have been reflected as an element of net loss applicable to common shareholders.

Redemption Rights

Upon receipt by the Company of a demand to have their Preferred Stock redeemed (which is permitable only upon the third anniversary of the date of issuance or upon the occurrence of specific redemption events, as defined), then the Company shall be obligated to redeem the Series R Preferred in 3 equal annual installment payments. Interest at 9% per annum is payable on the second and third annual installment, until paid. The amount of the payment is the greater of (1) the original Series R Preferred purchase price plus accrued and unpaid dividends and (2) the amount that would be received as if a liquidation event occurred (and the “fair market value of the Company” determined) and then Preferred Stock was converted into Common Stock and repurchased at its “fair market value” per share. The Series R Preferred has been classified as temporary equity. The Company has not received any redemption requests to date.

Conversion

Each share of Series R Preferred will be convertible into Common Stock, subject to certain anti-dilution protections, at the option of the holder based upon a formula computed by multiplying the number of Series R Preferred to be converted by (1) the sum of the Series R Preferred purchase price ($0.6125 per share) plus all accrued and unpaid dividends divided by the conversion price then in effect (initially at $0.6125 per share). Each share of Series R Preferred will automatically convert into one share of Common Stock upon the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

If, any time after the original date of the issuance of the Series R Preferred, the Company issues or sells any shares of Common Stock for consideration per share less than the conversion price in effect immediately prior to such transaction, then the conversion price shall be reduced to a new conversion price determined by dividing (a) the sum of (1) the product derived by multiplying the conversion price in effect immediately prior to such issuance or sale plus (2) the consideration received by the Company upon such issuance or sale by (b) the number of shares of Common Stock deemed outstanding immediately after such issuance or sale.

[4]	Common stock warrants:

In February 2014, the Company issued a five year warrant to each of Blumberg and Drexel that was automatically exercisable for 2.5% of the number of shares of the Company’s common stock, determined on a fully-diluted post-funding basis (subject to a cap of $2.5 million in funds raised), at an exercise price of $0.001 per share upon a qualified financing. In connection with the Series R financing in August 2014, the warrants were exercised in full, and 265,306 shares of its common stock was issued to each of Blumberg and Drexel. The Company determined that the warrants required liability classification since, among other considerations, the number of shares exercisable pursuant to such warrants was not determinable at the date of issuance. Accordingly, the initial value of the warrants of approximately $145,000 was recognized as a liability and research and development expense at the date of the transaction. Further, the liability required re-measurement at the date of exercise in August 2014, with the increase in the fair value of the warrants over such period, of approximately $3,500, being recognized as a component of other income/expense. The estimated fair value of the warrants on the date of exercise has been recorded as a credit to additional paid-in capital and a debit warrant liability in the accompanying balance sheet for the nine months ending September 30, 2014.

NOTE H—INCOME TAXES

Due to the Company’s history of losses and uncertainty of future taxable income, a valuation allowance sufficient to fully offset net operating losses and other deferred tax assets has been established. The valuation allowance will be maintained until sufficient positive evidence exists to support a conclusion that a valuation allowance is not necessary. The Company’s effective tax rate for the nine months ended September 30, 2014 and 2013 was 0% and differed from the expected U.S. federal statutory rate primarily due to the change in the valuation allowance.

NOTE I—COMMITMENTS AND CONTINGENCIES

[1]	Operating lease:

In September 2014 the Company entered into an amended lease with Bucks County Biotechnology Center, Inc. in Doylestown, PA with a one-year term expiring March 2015. Under the terms of the lease the Company will pay approximately $10,000 per month which includes common area maintenance charges and utilities. The Company also paid $6,000 upon execution of the lease for upfitting of the leased space which will be refunded by the lessor via a rental reduction rate of $500 per month for twelve months. The Company is also required to pay a security deposit of approximately $8,800.

The Company had entered into several lease agreement amendments with the same lessor under short term leases for the periods from July 2012 to September 2014.

Future minimum lease payments under the non-cancellable lease as of September 30, 2014 are as follows:

Minimum Rent Payments
2014	$31,000
2015	27,500

Total	$58,500

Rent expense was approximately $2,300 and $34,200 for the nine months ended September 30, 2013 and 2014, respectively.

[2]	Employment agreements:

During the period prior to the initial employment agreement in July 2014, the four founders (“Executives”) did not receive any compensation.

On August 14, 2014, each of the Executives entered into an amended employment agreement which contains the following new clauses:

A. Until such time as OnCore shall have received at least $4 million in financing from Roivant, the Executives decline to receive or accrue any cash compensation either as Base Salary or Target Bonus; and

B. Immediately after OnCore shall have received at least $4 million in financing from Roivant, and until such time as OnCore shall have completed an initial public offering of its stock, the Executive agrees to an annual Base Salary of $200,000 and a Target Bonus of 25% of such Base Salary.

Each Executive owns 1,500,000 shares of Common Stock (the “Subject Shares”). 20% or 300,000, of the Subject Shares are unrestricted and not subject to the repurchase option described below. The remaining 80% or 1,200,000, of the Subject Shares (the “Buyback Shares”) will remain outstanding and fully participating but will be subject to repurchase by the Company under the circumstances and at the prices described below. Subject to various conditions, the right of the Company to purchase the Buyback Shares shall terminate in installments of 75,000 shares, subject to adjustment to reflect stock splits, reverse stock splits or combinations, at the end of each three-month period starting with the three-month period commencing on September 1, 2014 and ending November 30, 2014, with the right of the Company to repurchase any of the Buyback Shares terminating on September 1, 2018.

The right of the Company to repurchase Buyback Shares shall terminate with respect to all Buyback Shares which have not previously been released from the right of repurchase if the Executive’s employment with the Company is terminated without cause or by the Executive for good reason. Upon the occurrence of an initial public offering of Common Stock anytime between September 1, 2014 and August 31, 2015, the right of the

Company to repurchase Buyback Shares shall terminate with respect to the first one-fourth (1/4), or 300,000, of the Buyback Shares, whether or not the Company’s right to repurchase such Buyback Shares had otherwise terminated.

In the event that the Company terminates the Executive’s employment with the Company for Cause or the Executive terminates his employment other than for Good Reason, the Company may, during the 60-day period following such termination, repurchase any or all of the Buyback Shares which have not previously been released from the right of repurchase as of the date of such termination of employment, at a purchase price of $0.001 per share.

In the event that the Executive’s employment with the Company is terminated as a result of death or Disability, the right of the Company to repurchase Buyback Shares shall terminate with respect to a number of Buyback Shares which have not previously been released from the right of repurchase equal to: the greater of (i) one-half of any remaining Buyback Shares or (ii) 1,012,500 Buyback Shares. The Company may, during the 60-day period following death or Disability, purchase any or all of the remaining Buyback Shares on the date of death or Disability at a purchase price equal to the fair market value of such shares on such date as determined by the Board of Directors of the Company. The right of the Company to purchase Buyback Shares shall terminate with respect to any remaining Buyback Shares not so purchased as of the end of such 60-day period.

The August 2014 amendment to the employment agreement caused a portion of the previously unrestricted Common Stock to become unvested Common Stock, or Buyback Shares, as described above. At September 30, 2014, there was approximately $1.3 million of expense to be recognized through August 2018. For financial reporting purposes, the fair value of the Common Stock which is unvested will be recognized as an expense over the vesting term.

[2]	Legal proceedings:

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

NOTE J—PATENT LICENSE AGREEMENTS

[1]	Drexel and Blumberg:

In February 2014, the Company entered into a patent license agreement with Drexel University (“Drexel”) and the Baruch S. Blumberg Institute (“Blumberg”), whereby the Licensors (Drexel and Blumberg) granted to Company (i) an exclusive, world-wide license of the Patent Rights and Know-how of the Licensed Products (related to intellectual property relating to the treatment of hepatitis B virus infection and hepatocellular carcinoma). This Agreement will terminate on a country-by-country and Licensed Product-by-Licensed Product basis upon the later of: (a) the expiration or abandonment of the last Valid Claim claiming such Licensed Product in such country; or (b) ten (10) years after the first Sale of the first Licensed Product in such country if no patent has issued from the Licensed Patents. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

License Initiation Fee—Company paid to the Licensors in September 2014 (after the closing of the Qualified Financing (See the Roivant Transaction described in Note G) a non-refundable, non-creditable license initiation fee of $50,000 per license compound series for a total of $150,000.

Common Stock Warrants—The Company agreed to issue to each Licensor a warrant to purchase 2.5% of the fully diluted post-money capitalization (subject to a cap of $2.5 million in funds raised) of the Company at an exercise price of $0.001 per share and expiring in February 2019. Concurrent with the Roivant Transaction (see

Note G), the Licensors warrants were automatically exercised and each Licensor was issued 265,306 shares of common stock. The Company computed the value of these warrants as described in Note G[4]), which value is part of the initial license consideration.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $3.5 million for each of the three licensed compound series, and each milestone payment occurs after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (mid-single digit royalty rate) on aggregate Net Sales of Licensed Products.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $92 million per Licensed Product sold.

Research Fees—The Company entered into a sponsored research agreement with Blumberg to further evaluate the Licensed Compound Series.

Sublicense Fees—The Company is also required to pay the licensors a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a Licensed Product.

Technology Fee—In consideration of Licensor’s provision of research materials to Company (“technology transfer”), the Company is required to pay to Licensor $15,000 in February 2015, which cost was recognized in February 2014.

The value of the up-front payment, technology transfer and warrants issued to the Licensors will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are considered contingent payments, and will be recognized when, and if, paid.

[2]	NeuroVive:

In September 2014, the Company entered into a license agreement with NeuroVive Pharmaceutical AB for certain cyclophilin inhibitors with antiviral activity for a term through the expiry of the underlying patents or termination of license agreement.

The license agreement contains the following consideration to the licensor:

Upfront License Fee—At the inception of the agreement, the Company paid the licensor an up-front fee of $1,000,000.

Common Stock—In the event the Company consummates a firm-commitment underwritten initial public offering of stock, the Company will issue to, or cause to be issued to, NeuroVive a number of shares of Common Stock of the publicly-traded entity that is equal to $1,000,000 divided by the average of the opening and closing price of the publicly traded stock on the first day of trading. Due to the contingent nature of this consideration, the Company will record the value of the Common Stock to be issued at the closing of its initial public offering.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $47 million for each licensed product, and each milestone payment occurs after the first achievement of each milestone event.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $102.5 million per licensed product sold.

Royalty Payments—The Company will be required to pay royalties on gross sales of products underlying this license agreement at a graduated rates ranging from mid-single digits to low double digits.

Discontinuation Fee—In the event the Company makes a business decision to terminate the program for convenience, which is not based on safety or efficacy, the Company shall be required to pay a $2,000,000 discontinuation fee to NeuroVive.

The value of the up-front payment paid to the lessor will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are contingent and will be recognized when and if paid.

The Company may also procure transition services and active pharmaceutical ingredients from NeuroVive, on an as needed basis. None has been procured through November 19, 2014.

NOTE K—SUBSEQUENT EVENTS

The Company evaluated all subsequent events that occurred between October 1, 2014 and November 19, 2014, which is the date that the financial statements were available to be issued. The reportable events that occurred subsequent to the balance sheet date that require disclosure include the Enantigen transaction, the Blumberg research arrangement and the adoption of its 2014 Equity Incentive Plan and the grant of options, in each case as described below.

[1]	Enantigen Acquisition:

On October 1, 2014 the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Enantigen Therapeutics, Inc. (“Enantigen”). Enantigen had two programs in pre-clinical development related to Hepatitis B therapies (“HBV Products”). The aggregate purchase price for all of the shares of Common Stock is $5,000,000 subject to adjustments for estimated debt, transaction fees and expenses, paid as follows:

•	$2,000,000 upon closing of the transaction;

•	December 31, 2014 $1,000,000; and

•	March 31, 2015 $2,000,000.

The Company paid the Enantigen stockholders approximately $2.0 million in October 2014.

Under the stock purchase agreement, the Company agreed to pay to Enantigen’s selling stockholders up to a total of $21.0 million upon the achievement of specified development and regulatory milestones for the first two products that contain either a capsid compound or a HBV surface antigen compound that is covered by a patent that the Company acquired under this agreement or a capsid compound from an agreed-upon list of compounds.

Also included in the stock purchase agreement are sales-based milestones. These sales-based milestones are based on the cumulative, worldwide Net Sales of the First HBV product to be commercialized by the Company. Further, the Company is required to pay a low single digit royalty to the Enantigen stockholders up to a maximum royalty payment of $1.0 million.

The transaction will be accounted for using the acquisition method of accounting under ASC 805, Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The purchase price for the Enantigen acquisition will be allocated principally to in-process research and development and goodwill.

[2]	Blumberg Research Collaboration Agreement:

On October 29, 2014, the Company entered into a research collaboration and funding agreement with Blumberg, whereby Blumberg will conduct research in the fields of hepatitis B virus and liver cancer in collaboration with the Company. The agreement has an initial term of three years and may be renewed at the option of the Company for one additional three year term.

The Company will provide funding under this agreement in the amount of $1,000,000 per year for three years, with the initial payment due within 10 days of the effective date of the agreement, with subsequent payments of $500,000 due within 60 days of each six-month anniversary of the effective date beginning on October 29, 2015. Upon the closing of an initial public offering by the Company resulting in proceeds of $50,000,000 or more, net of expenses, the Company will deposit in escrow any funding payments that have not yet been made under this agreement.

Blumberg grants the Company the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Blumberg’s rights in any invention discovered by Blumberg related to research under this agreement. If the Company elects to license such rights, such license will require the following consideration to be paid by the Company to Blumberg:

For compound series with composition of matter claims:

Upfront license fee: $100,000 due upon execution of license

Development milestones: up to an aggregate of $8,100,000

Sales-based milestones: up to an aggregate of $92,500,000

Royalty: mid-single digit royalty on net product sales

For method of use patents only:

Development milestones: up to an aggregate of $3,000,000

Royalty: low-single digit royalty on net product sales

[3]	Stock-Based Compensation

In November 2014, the Company adopted its 2014 Equity Incentive Plan and granted options to purchase 448,966 shares of common stock to its employees and consultants at an exercise price of $0.56 per share. In December 2014, the Company granted options to purchase 90,000 shares of common stock to its employees at an exercise price of $0.58 per share.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Enantigen Therapeutics, Inc.

We have audited the accompanying financial statements of Enantigen Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enantigen Therapeutics, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter regarding going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred a net loss of $46,667 during the year ended December 31, 2013. This condition, along with other matters as set forth in Note A, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 19, 2014

ENANTIGEN THERAPEUTICS, INC.

BALANCE SHEETS

(See Notes to Financial Statements)

	December 31,
	2012	2013
ASSETS
Current assets:
Cash	$29,902	$57,572
Accounts receivable	126,744	65,789
Prepaid expense	—	3,877
Income tax receivable	—	5,095

Total current assets	156,646	132,333
Machinery and equipment, net of accumulated depreciation of $1,327 and $1,578, respectively	711	460
Deposits	1,500	2,227

Total assets	$158,857	$135,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	105,077	63,422
Accrued expenses and other current liabilities	264	64,749

Total liabilities	105,341	128,171
Commitments
Equity:
Common stock, par value $0.001 per share, 1,000 shares authorized and outstanding	1	1
Retained earnings	53,515	6,848

Total stockholders’ equity	53,516	6,849

Total liabilities and stockholders’ equity	$158,857	$135,020

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(See Notes to Financial Statements)

	Year Ended December 31,
	2012	2013
Revenue:
Grant Revenue	$473,057	$827,130

Operating Expenses:
Research and development	440,711	722,272
General and administrative	62,097	156,620

Total Operating Expenses	502,808	878,892

Loss from Operations	(29,751)	(51,762)
Other income:
Interest	49	—
Other income—principally from the sale research and development costs and the sale of the Keystone Innovation Zone tax credit	92,746	—

Loss before income tax (expense) benefit	63,044	(51,762)
Income tax (expense) benefit	(5,095)	5,095

Net income (loss)	$57,949	$(46,667)

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock
	Shares	Amount	(Accumulated Deficit) Retained Earnings	Total Stockholders’ (Deficit) Equity
Balance at December 31, 2011	1,000	$1	$(4,434)	$(4,433)
Net income			57,949	57,949

Balance at December 31, 2012	1,000	1	53,515	53,516
Net loss			(46,667)	(46,667)

Balance at December 31, 2013	1,000	$1	$6,848	$6,849

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2013
Cash flows from operating activities:
Net income (loss)	$57,949	$(46,667)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	256	251
Cash resulting from changes in operating assets and liabilities
Accounts receivable	(126,744)	60,955
Prepaid expense	—	(3,877)
Income tax receivable	—	(5,095)
Deposits	(1,500)	(727)
Accounts payable	90,895	(41,655)
Accrued expenses and other current liabilities	269	64,485

Net cash provided by operating activities	21,125	27,670

Cash flows from investing activities:
Cash expenditures for equipment	(751)	—

Net cash used in investing activities	(751)	—

Cash flows from financing activities:
Net cash used in financing activities	—	—

Net change in cash	20,374	27,670
Cash—beginning of year	9,528	29,902

Cash—end of year	$29,902	$57,572

Supplementary disclosures of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$409	$5,973

ENANTIGEN THERAPEUTICS, INC.

NOTE A—DESCRIPTION OF BUSINESS AND LIQUIDITY

[1]	Description of business:

Enantigen Therapeutics, Inc. (the “Company”) is a biopharmaceutical company that was incorporated in Delaware on December 21, 2007. The Company is a drug discovery company focused on discovering and developing novel drugs to treat life-threatening infectious diseases, with a focus on the development of oral therapeutics for the treatment of hepatitis B. The Company has two early stage products under development, supported principally by government grants. The Company operates in one segment and has its principal office in Doylestown, Pennsylvania. The Company’s revenue is derived from research grants.

[2]	Liquidity:

The Company’s revenue is derived from research grants. The Company incurred an operating loss for the year ended December 31, 2013. In October 2014, the Company was purchased by OnCore Biopharma, Inc. (“OnCore”)—see Note M. The acquisition of the Company by OnCore may limit the Company’s ability to obtain future grants needed to fund operations. Further, the financial statements of OnCore include an uncertainty discussion about their ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its drug candidates that are currently in development. Substantial additional financing will be needed by the Company to fund its operations and to develop and commercialize its drug candidates.

The Company believes that it will be able to obtain additional working capital through OnCore to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued. OnCore is currently exploring external financing alternatives which will be needed by the Company to fund its operations.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

In preparing these financial statements, management used significant estimates in the following areas, among others: the accounting for research and development costs and the recoverability of the Company’s net deferred tax assets and related valuation allowance.

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses are reflected in the accompanying financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

[4]	Machinery and equipment:

Machinery and equipment consists of computer equipment and is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Machinery and equipment are depreciated on a straight-line basis over their estimated useful lives. The Company uses a life of three years for computer equipment.

The Company reviews long-lived assets when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through December 31, 2013.

[5]	Revenue recognition:

Funds received from grants are generally deemed to be earned and recognized as revenue as allowable costs are incurred during the grant period. Revenue from cost plus fixed fee contracts are recognized as services are rendered or as costs are incurred during the contract performance period. Grants receivable are unbilled receivables that primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until a future date. The Company is subject to periodic audits of revenue and associated expenses by the United States Federal Government and is also subject to various reporting requirements.

[6]	Research and development expense:

Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such as employee compensation, contracted research, license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs.

Costs for research and development activities are recognized based upon information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

[7]	Income taxes:

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes (ASC 740), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2012 and 2013, the Company does not have any significant uncertain tax positions.

[8]	Comprehensive loss:

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

[9]	Recently issued accounting pronouncements:

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. . The Company adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction—and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact this update may have on its financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact this update may have on its financial statements.

NOTE C—MACHINERY AND EQUIPMENT

Machinery and equipment are approximately as follows as of December 31, 2012 and 2013:

	Years Ended
	2012	2013
Computer equipment	$2,038	$2,038
Accumulated depreciation	(1,327)	(1,578)

	$711	$460

Depreciation expense for the years ended December 31, 2012 and 2013 was $256 and $251, respectively.

NOTE D—INCOME TAXES

For tax year 2013, the company did not have a current tax provision due to its losses. For the tax year 2012, the Company had minimal income tax expense. The Company is required to pay franchise taxes to Pennsylvania.

A reconciliation between the Company’s effective tax rate and the federal statutory rate for the years ended December 31, is as follows:

	2012	2013
Federal income taxes	$21,435	$(16,089)
Permanent difference	733	—
Tax benefit due to lower rates	(6,454)	6,454
Change in valuation allowance	(10,619)	4,540

Total	$5,095	$(5,095)

Significant components of the Company’s net deferred tax asset as of December 31, 2012 and 2013 are shown below. In determining the realizability of the Company’s net deferred tax asset, the Company considered numerous factors, including historical profitability, estimated future taxable income, and the industry in which it operates. Based on this information the Company has provided a valuation allowance for the full amount of its net deferred tax asset because the Company has determined that it is more likely than not that it will not be realized.

The components of the deferred tax assets at December 31 are comprised primarily of:

	2012	2013
Deferred tax assets:
Federal Net Operating Losses	$—	$3,858
State Net Operating Losses	828	3,816

Gross deferred tax assets	828	7,674
Valuation allowance	(828)	(7,674)

Net Deferred Taxes	$—	$—

At December 31, 2013 the company had federal and state net operating loss (“NOL”) carry forwards of approximately $11,000 and $58,000, respectively, which expire in 2033. The company may be subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. The effect on an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period, and the federal published interest rate.

As required by ASC Topic 740, Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company’s assessments of its tax positions in accordance with ASC-740-10 did not result in changes that had a material impact on results of operations, financial condition or liquidity. As of December 31, 2012 and 2013 the Company had no unrecognized tax benefit.

Tax years beginning in 2010 are generally subject to examination by taxing authorities, although net operating losses from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used. While the Company does not have any interest and penalties in the periods presented, the Company’s policy is to recognize such expenses as tax expense.

Income tax components for the year ended December 31, 2012 and 2013 are as follows:

	2012	2013
Income tax expense (benefit):
Federal income tax expense (benefit)	$5,095	$(5,095)
State income tax expense	—	—

Total income tax expense (benefit)	$5,095	$(5,095)

The Company was awarded tax credits of $100,000 and $8,475 under the Commonwealth of Pennsylvania’s Keystone Innovation Zone tax credit program and Research and Development program, respectively, in 2011. The sales were approved in 2012 for $85,500 and $7,246, respectively, all of which was received during 2012 and reflected as other income in the Statement of Operations.

NOTE E—STOCKHOLDERS’ EQUITY

[1]	Common Stock:

The Company’s certificate of incorporation filed on December 12, 2007 authorized the issuance of 1,000 shares of common stock with a par value of $0.001 per share. 1,000 shares of common stock were outstanding at December 31, 2012 and 2013.

There were no other equity based instruments issued through December 31, 2013.

NOTE F—COMMITMENTS

[1]	Operating leases:

On September 1, 2012 the Company entered into a lease with Bucks County Biotechnology Center, Inc. (see Note J—Related Party Transactions) for a combined 693 square feet of office and lab space in Doylestown, PA with a term of two years which was subsequently cancelled and replaced on September 1, 2013 with a lease for office space only. Under the terms of the original lease the Company was to pay $1,800 per month which includes common area maintenance charges of approximately $300. Under the terms of the September 1, 2013 lease the Company reduced its office space square footage to 246.15 square feet and was to pay approximately $850 per month which includes common area maintenance charges of $123 per month. This lease expires on August 31, 2015.

On September 1, 2013 the Company entered into a lease with Baruch S. Blumberg Institute, Inc. (see Note J—Related Party Transactions) for 167.20 square feet of lab space in Doylestown, PA with a term of two years expiring August 31, 2015. Under the terms of the two year-lease the Company will pay approximately $1,780 per month which includes common area maintenance charges of approximately $280.

Future minimum lease payments under these non-cancellable leases having terms in excess of one year as of December 31, 2013 are as follows:

Minimum Rent Payments
2014	$31,500
2015	21,000

Total	$52,500

Rent expense was approximately $19,000 and $25,000 for the year ended December 31, 2012 and 2013, respectively.

[2]	Legal proceedings:

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

NOTE G—RETIREMENT SAVINGS PLAN

The Company is an adopting employer, as a result of the common ownership, of the Pharmabridge, Inc. a 401(k) Retirement Savings Plan (the “401(k) Plan”). The terms of the 401(k) Plan define qualified employees as those over 21 years of age with 12 months of service. Through December 31, 2013, the Company matched 50% of the employee contributions up to 6% of employee compensation up to a maximum of 3% of employee compensation. For the years ended December 31, 2012 and 2013, the Company recognized expense amounting to $0 and $2,760, respectively, which is included in research and development expenses in the statements of operations.

NOTE H—PATENT LICENSE AGREEMENTS

[1]	Drexel and Blumberg—October 2013:

In October 2013 the Company entered into two separate patent license agreements with similar terms with the Drexel University (“Drexel”) and the Baruch S. Blumberg Institute (“Blumberg”) whereby the Licensors (Drexel and Blumberg) granted the Company exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor. The license agreements contain the following consideration to the licensor:

License Initiation Fee—In October 2013, the Company paid a $10,000 non-refundable, non-creditable license initiation fee, as required by only one of the agreements. This expense is included in research and development expense in the statement of operations for the year ended December 31, 2013.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company was also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents. Such expenses totaled approximately $39,800 and were included in research and development expense in the statement of operations for the year ended December 31, 2013.

[2]	Drexel and Blumberg—September 2014:

In September 2014 the Company entered into a separate patent license agreement with the Drexel and Blumberg whereby the Licensors (Drexel and Blumberg) granted the Company exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company is also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents.

[3]	Pharmabridge:

In October 2013, the Company entered into a patent passthrough agreement with the Pharmabridge, Inc. (“Pharmabridge”), a shareholder of the Company whereby Pharmabridge granted to the Company patent rights to develop and commercialize certain intellectual property. The transfer of rights to the intellectual property was recorded by the Company at the historical carrying value, which was de minimus.

NOTE I—RELATED-PARTY TRANSACTIONS

[1]	Bucks County Biotech Center:

The Company has an operating lease agreement (see Note F) for office and lab space with Bucks County Biotech Center, a partner of one of the Company’s shareholders. Payments made to this related party for rent and waste disposal are included in operating expense in the statement of operations in the amounts of approximately $21,200 and $18,700 for the years ended December 31, 2012 and 2013.

[2]	Baruch S. Blumberg Institute:

The Company leases (see Note F) lab space from the Baruch S. Blumberg Institute, an organization established by The Hepatitis B Foundation, one of the Company’s shareholders. Payments made to this related party are included in general and administrative expense in the statement of operations in the amount of approximately $7,100 for the year ended December 31, 2013.

The Company also paid various general and administrative expenses including professional fees, dues and subscriptions and consulting expenses to Blumberg in the amounts of approximately $1,000 and $5,500 for the years ended December 31, 2012 and 2013 which were recorded in research and development expense in the statement of operations.

The Company also licenses certain intellectual property from Blumberg (see Note H).

[3]	Pharmabridge, Inc.:

The Company purchased research supplies from Pharmabridge, Inc., a shareholder, in the amounts of approximately $100 and $37,500 for the years ended December 31, 2012 and 2013, which are included in research and development expense in the statement of operations.

Additionally, the Company obtained certain patent rights from Pharmabridge, Inc. for $0 consideration (see Note H).

NOTE J—GRANT INCOME

The Company was awarded a grant on July 22, 2013 from the National Institutes of Health for $300,000 to fund research for the discovery of anti-HBV cccDNA compounds from a unique natural products collection. The grant project period is August 1, 2013 through July 31, 2014. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the years ended December 31, 2012 and December 31, 2013 was $0 and $68,170, respectively.

The Company was awarded grant on February 18, 2013 from the National Institutes of Health for $294,674 to fund research for the development of fluorinated sulfamoylbenzamide derivatives as antiviral agents. The grant project period is January 18, 2013 through December 31, 2013. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the years ended December 31, 2012 and December 31, 2013 was $0 and $194,275, respectively.

The Company was awarded a cost plus fixed fee grant on December 15, 2011 from the US Army. The original grant amount was $369,146 with an option for an additional grant of $369,146 for a total grant of $738,292 to fund research for novel antimicrobial agents targeting drug resistant bacterial biofilms. The initial grant project period was from December 15, 2011 through December 14, 2012 with an optional one year extension. The funding and grant period extension options were exercised on September 28, 2012. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the years ended December 31, 2012 and December 31, 2013 was $369,619 and $368,123, respectively.

The Company was awarded a grant on August 8, 2012 from the National Institutes of Health for $300,000 to fund research for the development of sulfamoylbenzamide derivatives as antiviral agents against HBV. The grant project period is August 1, 2012 through July 31, 2013. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the years ended December 31, 2012 and December 31, 2013 was $103,438 and $196,562, respectively.

NOTE L—CONCENTRATION OF CREDIT RISK

[1]	Concentration of cash accounts:

The Company maintains cash in non-interest bearing deposit accounts in high quality depositories. The Company’s balances may exceed federally insured limits at times during the year. The Company has not experienced any losses in such accounts as of December 31, 2012 and 2013, and does not anticipate incurring any such losses in the future.

[2]	Major customers:

All of the revenue for 2012 and 2013 was received from departments and agencies of the U.S. government.

NOTE M—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 19, 2014 which is the date these financial statements were available to be issued. Management determined there were no reportable events to be disclosed other than those disclosed below.

On September 17, 2014 the holders of common stock approved and adopted an amendment to increase the number of authorized shares of common stock of the Company from 1,000 to 1,197. The Company also approved the issuance of 197 shares of common stock on October 1, 2014 to The Hepatitis B Foundation.

On October 1, 2014 the Company entered into a stock purchase agreement with OnCore Biopharma, Inc. (“Buyer”). The Buyer purchased 100% of the Company’s common stock outstanding (1,197 shares). The aggregate cash consideration to be paid for all of the shares of common stock acquired from the Company is $5,000,000 subject to adjustments for estimated liabilities, transaction fees and expenses. Payment is to be made as follows; $2,000,000 upon closing of the transaction, $1,000,000 on December 31, 2014 and $2,000,000 on March 31, 2015. The Company received approximately $1,900,000 in October 2014 after certain working capital adjustments.

Further, upon the achievement of certain development milestones, the Buyer will be required to pay the Enantigen shareholders up to a total of $21 million.

Also included in the stock purchase agreement are sales-based milestones. The first time that cumulative, worldwide Net Sales of the Product exceeds a threshold outlined in the agreement, the Buyer will be required to pay the Enantigen shareholders a payment within a specified number of days of achievement. Further, the Buyer is required to pay a low single digit royalty to the Enantigen shareholders up to a maximum of royalty payment of $1.0 million.

ENANTIGEN THERAPEUTICS, INC.

BALANCE SHEETS

(See Notes to Financial Statements)

	December 31, 2013	September 30, 2014
		(unaudited)
ASSETS
Current assets:
Cash	$57,572	$33,656
Accounts receivable	65,789	4,724
Prepaid expense	3,877	7,780
Income tax receivable	5,095	5,095

Total current assets	132,333	51,255
Machinery and equipment, net of accumulated depreciation of $1,578 and $1,767 respectively	460	271
Deposits	2,227	2,227

Total assets	$135,020	$53,753

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$63,422	$22,238
Accrued expenses and other current liabilities	64,749	127,943

Total liabilities	128,171	150,181
Commitments
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share, 1,000 shares authorized and outstanding	1	1
Retained earnings (accumulated deficit)	6,848	(96,429)

Total stockholders’ equity (deficit)	6,849	(96,428)

Total liabilities and stockholders’ equity (deficit)	$135,020	$53,753

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

(See Notes to Financial Statements)

	Nine months ended September 30,
	2013	2014
Revenue:
Grant revenue	$588,912	$332,229

Operating expenses:
Research and development	496,212	317,164
General and administrative	71,386	203,842

Total operating expenses	567,598	521,006

Income (loss) from operations	21,314	(188,777)
Other income:
Other income—principally from the sale of the Keystone Innovation Zone tax credit	—	85,500

Net income (loss)	$21,314	$(103,277)

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(unaudited)

(See Notes to Financial Statements)

	Common Stock
	Shares	Amount	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2013	1,000	$1	$6,848	$6,849
Net loss	—	—	(103,277)	(103,277)

Balance at September 30, 2014	1,000	$1	$(96,429)	$(96,428)

ENANTIGEN THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(unaudited)

(See Notes to Financial Statements)

	Nine months ended September 30,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$21,314	$(103,277)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	189	189
Cash resulting from changes in operating assets and liabilities
Accounts receivable	26,956	61,065
Prepaid expense	—	(3,903)
Accounts payable	(45,317)	(41,184)
Accrued expenses and other current liabilities	61,278	63,194

Net cash provided by (used in) operating activities	64,420	(23,916)

Cash flows from investing activities:
Cash expenditures for equipment	—	—

Net cash used in investing activities	—	—

Cash flows from financing activities:
Net cash used in financing activities	—	—

Net change in cash	64,420	(23,916)
Cash—beginning of period	29,902	57,572

Cash—end of period	$94,322	$33,656

Supplementary disclosures of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$5,848	$—

ENANTIGEN THERAPEUTICS, INC.

NOTE A—DESCRIPTION OF BUSINESS

[1]	Description of business:

Enantigen Therapeutics, Inc. (the “Company”) is a biopharmaceutical company that was incorporated in Delaware on December 21, 2007. The Company is a drug discovery company focused on discovering and developing novel drugs to treat life-threatening infectious diseases, with a focus on the development of oral therapeutics for the treatment of hepatitis B. The Company has two early stage products under development, supported principally by government grants. The Company operates in one segment and has its principal office in Doylestown, Pennsylvania. The Company’s revenue is derived from research grants. In October 2014, the Company was purchased by OnCore Biopharma, Inc. (“OnCore”)—see note L.

[2]	Liquidity:

The Company has incurred losses and negative cash flows from operations for the period ended September 30, 2014, and had an accumulated deficit of approximately $96,000 as of September 30, 2014. In addition, due to the acquisition of the Company by OnCore, the Company’s ability to obtain future grant funding may be limited. Further, the financial statements of OnCore include an uncertainty discussion about their ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its drug candidates that are currently in development. Substantial additional financing will be needed by the Company to fund its operations and to develop and commercialize its drug candidates.

The Company believes that it will be able to obtain additional working capital through OnCore to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued. OnCore is currently exploring external financing alternatives which will be needed by the Company to fund its operations.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

In preparing these financial statements, management used significant estimates in the following areas, among others: the accounting for research and development costs and the recoverability of the Company’s net deferred tax assets and related valuation allowance.

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses are reflected in the accompanying financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

[4]	Machinery and equipment:

Machinery and equipment consists of computer equipment and is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Machinery and equipment are depreciated on a straight-line basis over their estimated useful lives. The Company uses a life of three years for computer equipment.

The Company reviews long-lived assets when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through September 30, 2014.

[5]	Revenue recognition:

Funds received from grants are generally deemed to be earned and recognized as revenue as allowable costs are incurred during the grant period. Revenue from cost plus fixed fee contracts are recognized as services are rendered or as costs are incurred during the contract performance period. Grants receivable are unbilled receivables that primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until a future date. The Company is subject to periodic audits of revenue and associated expenses by the United States Federal Government and is also subject to various reporting requirements.

[6]	Research and development expense:

Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such as employee compensation, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs.

Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses. Costs for research and development activities are recognized based upon information provided by vendors on their actual costs incurred.

[7]	Income taxes:

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes (ASC 740), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2013 and September 30, 2014, the Company does not have any significant uncertain tax positions.

[8]	Comprehensive loss:

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

[9]	Recently issued accounting pronouncements:

In June 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. The Company adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact this update may have on its financial statements.

In July 2013, the Financial Accounting Standards Board (the “FASB”) issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact this update may have on its financial statements.

NOTE C—MACHINERY AND EQUIPMENT

Machinery and equipment are approximately as follows:

	December 31, 2013	September 30, 2014
Computer equipment	$2,038	$2,038
Accumulated depreciation	(1,578)	(1,767)

	$460	$271

Depreciation expense was $188 for each of the nine months ended September 30, 2013 and 2014.

NOTE D—INCOME TAXES

Due to the Company’s history of losses and uncertainty of future taxable income, a valuation allowance sufficient to fully offset net operating losses and other deferred tax assets has been established. The Company expects to generate losses for current tax purposes in 2014 and 2013. The valuation allowance will be maintained until sufficient positive evidence exists to support a conclusion that a valuation allowance is not necessary. The Company’s effective tax rate for the three and nine months ended September 30, 2014 and 2013 differed from the expected U.S. federal statutory rate primarily due to the change in the valuation allowance.

NOTE E—STOCKHOLDERS’ EQUITY

[1]	Common Stock:

The Company’s certificate of incorporation filed on December 12, 2007 authorized the issuance of 1,000 shares of common stock with a par value of $0.001 per share. 1,000 shares of common stock were outstanding at December 31, 2013 and September 30, 2014.

There were no other equity based instruments issued through September 30, 2014.

NOTE F—COMMITMENTS

[1]	Operating leases:

On September 1, 2012 the Company entered into a lease with Bucks County Biotechnology Center, Inc. (see Note I—Related Party Transactions) for a combined 693 square feet of office and lab space in Doylestown, PA with a term of two years which was subsequently cancelled and replaced on September 1, 2013 with a lease for office space only. Under the terms of the original lease the Company was to pay $1,800 per month which includes common area maintenance charges of approximately $300. Under the terms of the September 1, 2013 lease the Company reduced its office space square footage to 246.15 square feet and was to pay approximately $850 per month which includes common area maintenance charges of $123 per month. This lease expires on August 31, 2015.

On September 1, 2013 the Company entered into a lease with Baruch S. Blumberg Institute, Inc. (see Note I—Related Party Transactions) for 167.20 square feet of lab space in Doylestown, PA with a term of two years expiring August 31, 2015. Under the terms of the two year-lease the Company will pay approximately $1,780 per month which includes common area maintenance charges of approximately $280.

Future minimum lease payments under these non-cancellable leases having terms in excess of one year as of September 30, 2014 are as follows:

Minimum Rent Payments
2015	$21,000

Rent expense was approximately $17,000 and $23,700 for the nine months ended September 30, 2013 and 2014, respectively.

[2]	Legal proceedings:

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

NOTE G—RETIREMENT SAVINGS PLAN

The Company is an adopting employer, as a result of the common ownership, of the Pharmabridge, Inc. a 401(k) Retirement Savings Plan (the “401(k) Plan”). The terms of the 401(k) Plan define qualified employees as those over 21 years of age with 12 months of service. Through September 30, 2014, the Company matched 50% of the employee contributions up to 6% of employee compensation up to a maximum of 3% of employee compensation.

For the nine months ended September 30, 2013 and 2014, the Company recognized expense amounting to $1,091 and $ 3,087 respectively, which is included in research and development expenses in the statements of operations.

NOTE H—PATENT LICENSE AGREEMENTS

[1]	Drexel and Blumberg—October 2013:

In October 2013 the Company entered into two separate patent license agreements with similar terms with the Drexel University (“Drexel”) and the Baruch S. Blumberg Institute (“Blumberg”) whereby the Licensors (Drexel and Blumberg) granted the Company exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreements contain the following consideration to the licensor:

License Initiation Fee—In October 2013, the Company paid a $10,000 non-refundable, non-creditable license initiation fee, as required by only one of the agreements. This expense is included in research and development expense in the statement of operations for the year ended December 31, 2013.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company was also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents.

[2]	Drexel and Blumberg—September 2014:

In September 2014 the Company entered into a separate patent license agreement with the Drexel and Blumberg whereby the Licensors (Drexel and Blumberg) granted the Company exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company is also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents.

[2]	Pharmabridge:

In October 2013, the Company entered into a patent passthrough agreement with Pharmabridge, Inc. (“Pharmabridge”), a shareholder of the Company whereby Pharmabridge granted to the Company patent rights to develop and commercialize certain intellectual property. The transfer of rights to the intellectual property was recorded by the Company at the historical carrying value, which was de minimus.

NOTE I—RELATED-PARTY TRANSACTIONS

[1]	Bucks County Biotech Center:

The Company has an operating lease agreement (see Note F) for office and lab space with Bucks County Biotech Center, a partner of one of the Company’s shareholders. Payments made to this related party for rent and waste disposal are included in operating expense in the statement of operations in the amounts of approximately $15,700 and $8,550 for the nine months ended September 30, 2013 and 2014.

[2]	Baruch S. Blumberg Institute:

The Company leases (see Note F) lab space from the Baruch S. Blumberg Institute, an organization established by The Hepatitis B Foundation, one of the Company’s shareholders. Payments made to this related party for rent are included in general and administrative expense in the statement of operations in the amount of approximately $3,560 and $17,790 for the nine months ended September 30, 2013 and 2014.

The Company also paid various general and administrative expenses including subcontract research, professional fees, dues and subscriptions and consulting expenses to Blumberg in the amounts of approximately $3,970 and $65,100 for the nine months ended September 30, 2013 and 2014 which were recorded in research and development expense in the statement of operations.

The Company also licenses certain intellectual property from Blumberg (see Note H).

[3]	Pharmabridge, Inc.:

The Company purchased research supplies from Pharmabridge, Inc., a shareholder, in the amounts of approximately $100 and $0 for the nine months ended September 30, 2013 and 2014, which are included in research and development expense in the statement of operations.

Additionally, the Company obtained certain patent rights from Pharmabridge, Inc. for $0 consideration (see Note H).

NOTE J—GRANT INCOME

The Company was awarded a grant on July 22, 2013 from the National Institutes of Health for $300,000 to fund research for the discovery of anti-HBV cccDNA compounds from a unique natural products collection. The grant project period is August 1, 2013 through July 31, 2014. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the nine months ended September 30, 2013 and September 30, 2014 was $20,196 and $231,830, respectively.

The Company was awarded grant on February 18, 2013 from the National Institutes of Health for $294,674 to fund research for the development of fluorinated sulfamoylbenzamide derivatives as antiviral agents. The grant project period is January 18, 2013 through December 31, 2013. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the nine months ended September 30, 2013 and 2014 was $121,761 and $100,399, respectively.

The Company was awarded a cost plus fixed fee grant on December 15, 2011 from the US Army. The original grant amount was $369,146 with an option for an additional grant of $369,146 for a total grant of $738,292 to fund research for novel antimicrobial agents targeting drug resistant bacterial biofilms. The initial grant project period was from December 15, 2011 through December 14, 2012 with an optional one year extension. The funding and grant period extension options were exercised on September 28, 2012. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for nine months ended September 30, 2013 and 2014 was $250,413 and $0, respectively.

The Company was awarded a grant on August 8, 2012 from the National Institutes of Health for $300,000 to fund research for the development of sulfamoylbenzamide derivatives as antiviral agents against HBV. The grant project period is August 1, 2012 through July 31, 2013. Payment may be made on a cost-reimbursement or advance basis. The grant included an allocation of the funds for both direct costs and for facilities and administrative costs plus a fee. Grant revenue for the nine months ended September 30, 2013 and September 30, 2014 was $196,542 and $0, respectively.

NOTE K—CONCENTRATION OF CREDIT RISK

[1]	Concentration of cash accounts:

The Company maintains cash in non-interest bearing deposit accounts in high quality depositories. The Company’s balances may exceed federally insured limits at times during the year. The Company has not experienced any losses in such accounts as of December 31, 2013 and September 30, 2014, and does not anticipate incurring any such losses in the future.

[2]	Major customers:

The Company received 100% of its revenue in 2013 and 2014 from departments and agencies of the U.S. government.

NOTE L—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 19, 2014 which is the date these financial statements were available to be issued. Management determined there were no reportable events to be disclosed other than those disclosed below.

On September 17, 2014 the holders of common stock approved and adopted an amendment to increase the number of authorized shares of common stock of the Company from 1,000 to 1,197. The Company also approved the issuance of 197 shares of common stock on October 1, 2014 to The Hepatitis B Foundation.

On October 1, 2014 the Company entered into a stock purchase agreement with OnCore Biopharma, Inc. (“Buyer”). The Buyer purchased 100% of the Company’s common stock outstanding (1,197 shares). The aggregate cash consideration to be paid for all of the shares of common stock acquired from the Company is $5,000,000 subject to adjustments for estimated liabilities, transaction fees and expenses. Payment is to be made as follows; $2,000,000 upon closing of the transaction, $1,000,000 on December 31, 2014 and $2,000,000 on March 31, 2015. The Company received approximately $1,900,000 in October 2014 after certain working capital adjustments.

Further, upon the achievement of certain development milestones, the Buyer will be required to pay the Enantigen shareholders up to a total of $21 million.

Also included in the stock purchase agreement are sales-based milestones. The first time that cumulative, worldwide Net Sales of the Product exceeds a threshold outlined in the agreement, the Buyer will be required to pay the Enantigen shareholders a payment within a specified number of days of achievement. Further, the Buyer is required to pay a low single digit royalty to the Enantigen shareholders up to a maximum royalty payment of $1.0 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 and the unaudited pro forma condensed combined balance sheet as of September 30, 2014 after giving effect to the transactions and adjustments as described in the accompanying notes. The unaudited pro forma condensed combined financial information includes the Company’s historical results of operations, after giving pro forma effect to the October 2014 Enantigen acquisition (presented as “Pro Forma for Enantigen Acquisition” in the unaudited pro forma condensed combined financial statements).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 reflect the above transaction as if it occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the above transaction as if it had occurred on September 30, 2014.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transactions described above, have an ongoing effect on the Company’s statements of operations and are factually supportable. The Company’s unaudited pro forma condensed combined financial information and explanatory notes present how the Company’s financial statements may have appeared had the businesses actually been combined and had the Company’s capital structure reflected the above transaction as of the dates noted above. The unaudited pro forma condensed combined statements of operations show the impact on the combined statement of operations of the Enantigen acquisition using the acquisition method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Substantially all of the fair value of assets assumed in the transaction was attributable to in-process research and development. The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recorded as goodwill.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The following unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to reflect the results the Company may achieve in future periods or the historical results that would have been obtained, or the Company’s financial position, had the above transactions been completed as of January 1, 2013 or September 30, 2014, as the case may be.

The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the above transaction. Further, the unaudited pro forma condensed combined financial information does not include any other transactions since September 30, 2014.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with our historical financial statements and related notes included elsewhere in this prospectus.

ONCORE BIOPHARMA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2013 (in thousands, expect per share data)	OnCore Historical	Enantigen Historical	Pro Forma Adjustments for Enantigen Acquisition	Pro Forma
Revenue	$—	$827	$—	$827
Operating expenses:
Research and development	—	722	—	722
General and administrative	10	157	—	167

Total operating expenses	10	879	—	889

Operating loss	(10)	(52)	—	(62)
Income tax benefit	—	5	—	5

Net loss	$(10)	$(47)	$—	$(57)

Pro forma basic and diluted loss per common share	$(0.002)	n/a	n/a	$(0.01)
Weighted average common shares outstanding—basic and diluted	6,000,000	n/a	n/a	6,000,000

ONCORE BIOPHARMA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine months ended September 30, 2014 (in thousands, expect per share data)	OnCore Historical	Enantigen Historical	Pro Forma Adjustments for Enantigen Acquisition	Pro Forma
Revenue	$—	$332	$—	$332
Operating expenses:
Research and development	1,335	317	—	1,652
General and administrative	471	204	—	675

Total operating expenses	1,806	521	—	2,327
Operating loss	(1,806)	(189)	—	(1,995)
Other income (expense)	(4)	86	—	82

Net loss	(1,810)	(103)	—	(1,913)
Items applicable to preferred stock
Series R dividends	59	—	—	59
Accretion of redeemable convertible preferred stock	5	—	—	5
Net loss applicable to common stockholders	$(1,874)	$(103)	$—	$(1,977)

Pro forma basic and diluted loss per common share	$(0.357)	n/a	n/a	$(0.377)
Weighted average common shares outstanding—basic and diluted	5,247,395	n/a	n/a	5,247,395

ONCORE BIOPHARMA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014	OnCore Historical	Enantigen Historical	Pro Forma Adjustments for Enantigen Acquisition	Pro Forma
	(in thousands, expect per share data)
Assets
Current Assets:
Cash	$6,524	$34	$(2,000)	$4,558
Prepaid expense and other	91	17		108

Total current assets	6,615	51	(2,000)	4,666
Machinery & equipment—not placed in service	135	—	—	135
In-process research and development	—	—	7,779	7,779
Goodwill	—	—	3,185	3,185
Security deposit	5	3	—	8

Total assets	$6,755	$54	$8,964	$15,773

Liabilities and Stockholders’ Equity (Deficit)
Deferred payment to seller	—	—	2,943	2,943
Contingent consideration	—	—	2,813	2,813
Accounts payable	111	22	—	133
Accrued expense	143	128	—	271
Other current liabilities	21	—	—	21
Other non-current liabilities	—	—	3,112	3,112

Total Liabilities	275	150	8,868	9,293
Series R redeemable convertible preferred stock	7,866	—	—	7,866
Stockholders’ Equity
Common stock	6	—	—	6
Additional paid in capital	461	—	—	461
Accumulated deficit	(1,853)	(96)	96	(1,853)

Total stockholders’ equity (deficit)	(1,386)	(96)	96	(1,386)

Total liabilities and stockholders’ equity	$6,755	$54	$8,964	$15,773

ONCORE BIOPHARMA, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Description of Transaction

The historical OnCore statement of operations data for the year ended December 31, 2013 are derived from the Company’s audited financial statements included elsewhere in this prospectus. The historical OnCore statement of operations data for the nine months ended September 30, 2014 and condensed consolidated balance sheet data as of September 30, 2014 are derived from the Company’s unaudited financial statements also included elsewhere in this prospectus.

The following transactions are reflected in the unaudited pro forma condensed combined financial statements:

Effective October 1, 2014, the Company acquired all of the outstanding common stock of Enantigen in the Enantigen acquisition, a transaction accounted for as a business combination, which was financed through the payments of approximately $5 million at closing or within 6 months thereafter, and the potential issuance of additional clinical and sales-based milestone payments. See Note 3.

The historical Enantigen statement of operations data for the year ended December 31, 2013 are derived from audited financial statements included elsewhere in this prospectus. The historical Enantigen statement of operations data for the nine months ended September 30, 2014 were derived from unaudited financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the above transaction. Further, the unaudited pro forma condensed combined financial information does not include any other transactions since September 30, 2014.

2. Unaudited Pro Forma Condensed Combined Statement of Operations for the Enantigen Acquisition—Year ended December 31, 2013 and Nine Months Ended September 30, 2014

The historical results of operations required no purchase accounting adjustments to be reflected as if the Enantigen acquisition occurred on January 1, 2013 since, based upon the Company’s assessment of the assets acquired in the transaction, there were no amortizable intangible assets acquired (see Note 3), and there are no other transactions where the fair value was different from the carrying value of the Enantigen assets and liabilities.

3. Unaudited Pro Forma Condensed Combined Balance Sheet for the Enantigen Acquisition at September 30, 2014

Pro forma adjustments for the Enantigen acquisition as of September 30, 2014 consist of the following:

In connection with the Enantigen acquisition, approximately $5 million (after certain adjustments for liabilities assumed on the date of acquisition, the amount of cash to be paid is approximately $4.9 million) of cash was or is to be issued to the holders of all equity securities in Enantigen. The present value of the future payments (through March 2015 was estimated to be approximately $2.9 million. Further, upon the achievement of certain triggering events, the Company will be required to pay the Enantigen shareholders up to an aggregate of $21 million for the two programs. The regulatory milestone payments have an estimated fair value of approximately $2.8 million and have been treated as contingent consideration. The fair value of the contingent consideration issued was based upon the Company’s valuation of the contingent consideration as approved by the Company’s board of directors using an probability weighted assessment of the likelihood that the milestones would be met and the estimated timing of such potential payments, and then the potential contingent payments were discounted to their present value using a discount rate of 4.7% (reflecting the early stage nature of the development program, time to complete the program development and overall biotech indexes).

Also included in the stock purchase agreement are sales-based milestones. These sales-based milestones are based on the cumulative, worldwide Net Sales of the First HBV Product to be commercialized by OnCore, payable when Net Sales exceed certain thresholds. Further, the Company is required to pay a low single digit royalty to the Enantigen shareholders up to a maximum royalty payment of $1.0 million. Due to the uncertainty regarding the timing and achievement of the sales based milestones and royalties, these items have not been included as contingent consideration.

The assets acquired consisted principally of in-process research and development of approximately $7.8 million, which, based on the Company’s assessment, is a non-amortizable intangible asset, and goodwill of $73,000. Due to the indefinite life of the intangible asset, it cannot be used as a source of taxable income, resulting in a “naked tax credit” liability of approximately $3.1 million and a corresponding increase to goodwill. The resulting deferred tax liability will have an indefinite life and could remain on the balance sheet indefinitely for continuing operations unless there is an impairment of the related assets for financial reporting purposes, the business to which those assets relate were to be disposed of, or when the intangible asset becomes commercially viable.

Other assets and liabilities assumed were recorded at book value, which approximates fair value as the assets and liabilities assumed were of a short-term nature.

The following table shows the preliminary purchase price including the contingent consideration of $2.9 million, estimated acquisition-date fair values of the to-be-acquired assets and liabilities assumed, and calculation of goodwill for the Enantigen acquisition, as of September 30, 2014, the date of the Company’s most recent balance sheet.

(in thousands)
Total cash consideration:
Cash upon closing	$2,000
Present value of deferred cash payments	2,943

$4,943
Total contingent consideration	$2,813

Total purchase price	$7,756

Assets acquired and liabilities assumed:
Tangible assets acquired	54
Total liabilities assumed	(150)
In-process research and development	7,779
Deferred tax liability	(3,112)
Goodwill	3,185

Total assets acquired and liabilities assumed	$7,756

The initial accounting for the Enantigen acquisition is subject to completion of the Company’s analysis of the fair value of the assets and liabilities of Enantigen as of the date of the acquisition. As such, the information above is preliminary based on September 30, 2014 financial information and will be adjusted upon completion of the final valuation. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed are based on estimates and assumptions from data currently available.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

TEKMIRA PHARMACEUTICALS CORPORATION,

a British Columbia corporation;

TKM ACQUISITION CORPORATION,

a Delaware corporation; and

ONCORE BIOPHARMA, INC.,

a Delaware corporation

Dated as of January 11, 2015

Section	1.	DESCRIPTION OF TRANSACTION	5

	1.1	Merger of Merger Sub into the Company.	5
	1.2	Effects of the Merger.	6
	1.3	Closing; Effective Time.	6
	1.4	Certificate of Incorporation and Bylaws; Directors and Officers.	6
	1.5	Conversion of Shares.	6
	1.6	Closing of the Company’s Transfer Books.	7
	1.7	Exchange of Certificates.	7
	1.8	Issuance of Shares of Surviving Corporation.	9
	1.9	Tax Consequences.	9
	1.10	Further Action.	9
	1.11	Dissenting Shares.	9

Section	2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

	2.1	Subsidiaries; Due Organization; Etc.	10
	2.2	Certificate of Incorporation and Bylaws.	10
	2.3	Capitalization; Ownership of Subsidiary.	10
	2.4	Financial Statements.	12
	2.5	Absence of Changes.	13
	2.6	Title to Tangible Assets.	14
	2.7	Equipment; Real Property; Leasehold.	14
	2.8	Intellectual Property.	15
	2.9	Contracts.	17
	2.10	Liabilities.	20
	2.11	Compliance with Legal Requirements; Regulatory Matters.	20
	2.12	Certain Business Practices.	21
	2.13	Governmental Authorizations.	21
	2.14	Tax Matters.	21
	2.15	Employee and Labor Matters; Benefit Plans.	23
	2.16	Environmental Matters.	26
	2.17	Insurance.	26
	2.18	Transactions with Affiliates.	26
	2.19	Legal Proceedings; Orders.	27
	2.20	Authority; Binding Nature of Agreement.	27
	2.21	Inapplicability of Section 203 of the DGCL and other Anti-takeover Statute.	27
	2.22	Vote Required.	27
	2.23	Non-Contravention; Consents.	28
	2.24	No Broker Fee.	28
	2.25	Acknowledgement by the Company.	28
	2.26	Private Placement.	29

Section	3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	29

	3.1	Subsidiaries; Due Organization; Etc.	29
	3.2	Certificate of Incorporation and Articles.	30
	3.3	Capitalization, Etc.	30
	3.4	SEC Filings; Canadian Securities Regulatory Filings; Financial Statements.	31
	3.5	Absence of Changes.	33
	3.6	No Collateral Benefits.	35
	3.7	Title to Tangible Assets.	35
	3.8	Equipment; Real Property; Leasehold.	35
	3.9	Intellectual Property.	36
	3.10	Contracts.	38
	3.11	Liabilities.	41
	3.12	Compliance with Legal Requirements; Regulatory Matters.	41

	3.13	Certain Business Practices.	43
	3.14	Governmental Authorizations.	43
	3.15	Tax Matters.	43
	3.16	Employee and Labor Matters; Benefit Plans.	46
	3.17	Environmental Matters.	50
	3.18	Insurance.	50
	3.19	Transactions with Affiliates.	50
	3.20	Legal Proceedings; Orders.	51
	3.21	Authority; Binding Nature of Agreement.	51
	3.22	Inapplicability Anti-takeover Statutes.	51
	3.23	Vote Required.	51
	3.24	Non-Contravention; Consents.	52
	3.25	Opinion of Financial Advisor.	52
	3.26	No Broker Fee.	53
	3.27	Valid Issuance.	53
	3.28	Acknowledgement by Parent.	53
	3.29	Merger Sub.	53

Section	4.	CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE- CLOSING PERIOD.	53
	4.1	Access and Investigation.	53
	4.2	Operation of the Business of the Company Corporations.	54
	4.3	Operation of the Business of the Parent Corporations.	57
	4.4	No Solicitation.	60

Section	5.	ADDITIONAL COVENANTS OF THE PARTIES	61
	5.1	Proxy Statement; Information Circular.	61
	5.2	Federal and State Blue Sky Laws.	62
	5.3	Parent Stockholders’ Meeting.	62
	5.4	Company Options and Company Restricted Shares.	64
	5.5	Employee Benefits.	66
	5.6	Indemnification of Officers and Directors.	66
	5.7	Regulatory Approvals and Related Matters.	68
	5.8	Disclosure.	69
	5.9	Tax Matters.	70
	5.10	Listing.	70
	5.11	Resignation of Officers and Directors.	70
	5.12	Board of Directors of the Combined Company; Management of the Combined Company.	71
	5.13	Section 16 Matters.	71
	5.14	Name of the Combined Corporation and Headquarters.	71
	5.15	Obligations of Merger Sub.	71
	5.17	Company Covenant Regarding Registration Statement.	72
	5.18	Representation Letters.	72
	5.19	Termination of Agreement.	72
	5.20	Section 228 Notice Requirements.	72

Section	6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	72
	6.1	Accuracy of Representations.	72
	6.2	Performance of Covenants.	73
	6.3	Stockholder Approval.	73
	6.4	Certificate.	73
	6.5	No Company Material Adverse Effect.	73
	6.6	Governmental Approvals.	73
	6.7	Listing.	73
	6.8	No Restraints.	73

	6.9	No Governmental Litigation.	73
	6.10	FIRPTA Matters.	74
	6.11	Issuance of Parent Common Stock.	74
	6.12	Representation Letters.	74
	6.13	Termination of Agreement.	74

Section	7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	74
	7.1	Accuracy of Representations.	74
	7.2	Performance of Covenants.	74
	7.3	Stockholder Approval.	75
	7.4	Certificate.	75
	7.5	No Parent Material Adverse Effect.	75
	7.6	Governmental Approvals.	75
	7.7	Listing.	75
	7.8	No Restraints.	75
	7.9	No Governmental Litigation.	75
	7.10	Issuance of Parent Common Stock.	76
	7.11	Registration Rights Agreement.	76
	7.12	Directors and Officers.	76
	7.13	Legal Opinion.	76

Section	8.	TERMINATION	76
	8.1	Termination.	76
	8.2	Effect of Termination.	77
	8.3	Expenses; Termination Fees.	77

Section	9.	MISCELLANEOUS PROVISIONS	78
	9.1	Amendment.	78
	9.2	Waiver.	78
	9.3	No Survival of Representations and Warranties.	79
	9.4	Entire Agreement; Counterparts; Exchanges by Facsimile.	79
	9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies.	79
	9.6	Disclosure Schedules.	79
	9.7	Attorneys’ Fees.	80
	9.8	Assignability; No Third Party Rights.	80
	9.9	Notices.	80
	9.10	Cooperation.	81
	9.11	Severability.	81
	9.12	Construction.	81

EXHIBIT A	CERTAIN DEFINITIONS
EXHIBIT B	FORM OF PARENT STOCKHOLDER VOTING AGREEMENT
EXHIBIT C	FORMS OF LOCK-UP AGREEMENT
EXHIBIT D	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E	FORM OF GOVERNANCE AGREEMENT
EXHIBIT F	FORM OF STANDSTILL AGREEMENT
EXHIBIT G	FORM OF REPRESENTATION LETTER
EXHIBIT H	FORM OF GOVERNANCE AMENDMENT TO PARENT ARTICLES
EXHIBIT I	FORM OF LEGAL OPINION
SCHEDULE 5.9(b)	PERSON
SCHEDULE 5.12	DIRECTORS AND OFFICERS

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of January 11, 2015, by and among TEKMIRA PHARMACEUTICALS CORPORATION, a British Columbia corporation (“Parent”); TKM ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”); and ONCORE BIOPHARMA, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to engage in a business combination to advance their long-term strategies to be effected by a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned direct subsidiary of Parent.

B. It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement qualifies as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing stockholder consents to be delivered to Parent concurrently with the execution of this Agreement (the “Company Stockholder Consents”).

E. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing and delivering to Company and Parent, concurrently with the execution of this Agreement, voting agreements in favour of the Company and Parent (the “Parent Stockholder Voting Agreements”), in the form attached hereto as Exhibit B.

F. Certain stockholders of the Company and certain stockholders of Parent are entering into lock-up agreements (collectively, the “Lock-up Agreements”), in the forms attached hereto as Exhibit C, concurrently with the execution of this Agreement.

G. In order to induce the Company to enter into this Agreement and consummate the Merger, Parent is entering into a registration rights agreement (the “Registration Rights Agreement”) with certain stockholders of the Company concurrently with the execution of this Agreement, to be effective upon the consummation of the Merger (the “Closing”), in the form attached hereto as Exhibit D.

H. In order to induce the Parent to enter into this Agreement and cause the Merger to be consummated, the largest stockholder of the Company is entering into a governance agreement (the “Governance Agreement”) and a standstill agreement (the “Standstill Agreement”) with the Parent concurrently with the execution of this Agreement, each to be effective upon the Closing, in the forms attached hereto as Exhibits E and F, respectively.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The Closing shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California, or as otherwise agreed by the parties hereto, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to contain the provisions of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except for Article One of the Certificate of Incorporation of the Company, which shall not be amended unless otherwise agreed to by the parties hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with applicable law;

(b) The Bylaws of the Surviving Corporation shall be the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with applicable law; and

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the officers and directors of Merger Sub as of immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Capital Stock owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) except as provided in clause “(i)” above and subject to Sections 1.5(c) and 1.5(d), each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, on an as-converted basis, the number of shares of Parent Common Stock equal to the Exchange Ratio (such number as may be adjusted in accordance with Section 1.5(b)); and

(iii) each share of common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or shares of Company Common Stock issuable upon conversion of outstanding shares of Company Preferred Stock or the outstanding shares of Parent Common Stock or shares of Parent Common Stock issuable upon conversion of outstanding shares of Parent Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s), or delivery of non-certificated shares of Company Capital Stock represented by book entry (“Book Entry Shares”), subject to Section 1.7(b), be paid in cash the dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the 10 trading day average closing price, of a share of Parent Common Stock traded on the NASDAQ (instead of the daily volume-weighted average prices), ending on the last Business Day prior to the date on which the Merger becomes effective (the “Parent Common Stock Price”).

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall arrange for its transfer agent to act as exchange agent in the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for non-certificated shares of Parent Common Stock in book entry form. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Exchange Agent shall (and Parent shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of Parent Common Stock (which shares shall be certificated and bear an appropriate legend to the effect that such shares have not been registered under the Securities Act and are therefore subject to restrictions on transfer) that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5 and any dividends or other distributions pursuant to Section 1.7(c). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any non-certificated shares of Parent Common Stock in book entry form, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification obligation and/or post a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Exchange Agent, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding.

(f) All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement shall be timely paid by Parent.

(g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.8 Issuance of Shares of Surviving Corporation. On the Effective Date, the Surviving Corporation will issue ninety nine shares of common stock of the Surviving Corporation to Parent in consideration for Parent issuing Parent Common Stock to the stockholders of the Company in satisfaction of the right granted pursuant to Section 1.5(a)(ii).

1.9 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code that is not subject to the application of Section 367(a)(1) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.11 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the applicable amount of Parent Common Stock contemplated by Section 1.5(a)(ii), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time of the Merger, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable amount of Parent Common Stock contemplated by Section 1.5(a)(ii), if any, to which such holder is entitled. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not, and shall not permit the Company to, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor the Company’s Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Company’s Subsidiary. No Company Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Company Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Company Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Company Corporations, including all amendments thereto. The Company has delivered or Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Company Corporations or by the board of directors, or any committee of the board of directors, of any of the Company Corporations.

2.3 Capitalization; Ownership of Subsidiary.

(a) The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, $0.001 par value per share, of which 6,839,672 shares have been issued and are outstanding as of the last Business Day ending immediately prior to date of this Agreement, of which 4,809,060 are Company Restricted Shares; and (ii) 15,000,000 shares of Company Preferred Stock, all of which are designated as Series R Preferred Stock, $0.001 par value per share, of which 13,061,224 shares are issued and are outstanding and convertible into 13,061,224 shares of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Company Corporations (other than the Company) holds any shares of Company Capital Stock or any rights to acquire shares of Company Capital Stock.

(b) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture (other than Company Restricted Shares), right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock; and (iv) none of the Company Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities, except for the Company’s right to repurchase or reacquire Company Restricted Shares held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 237,570 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 4,809,060 Company Restricted Shares are subject to repurchase after the date of this Agreement; and (iii) 653,370 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plan.

(d) The Company has delivered or Made Available to Parent a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company Restricted Share, or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise or purchase price of such Company Equity Award; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (vii) the date on which such Company Equity Award was granted; (viii) the date on which such Company Equity Award expires (if applicable); (ix) if such Company Equity Award is a Company Option, whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (x) if such Company Equity Award is a Company Restricted Share, the dates on which shares of Company Common Stock with respect to such Company Restricted Share are scheduled to vest. The Company has delivered or Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were made at fair market value on the date of the award and, recorded on the Company’s financial statements (including, any related notes thereto) in accordance with GAAP, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentional or otherwise). Except as otherwise set forth in this Section 2.3, there are no outstanding stock appreciation, restricted stock unit, phantom stock, profit participation or similar rights with respect to any of the Company Corporations.

(e) Except as set forth in Sections 2.3(a), 2.3(b) and 2.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Corporations or that has the right to vote on any matter on which the stockholders of the Company have the right to vote; (iii) Contract under which any of the Company Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Company Corporations.

(f) All outstanding shares of Company Capital Stock, and all Company Equity Awards and other securities of the Company Corporations, have been issued and granted in compliance in all respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

(h) The only Subsidiary of the Company is Enantigen Therapeutics, Inc. (“Enantigen”). The authorized capital stock of Enantigen consists of: (i) 1,197 shares of common stock, $0.001 par value per share, of which 1,197 shares have been issued and are outstanding as of the last Business Day ending immediately prior to date of this Agreement. All of the outstanding shares of capital stock of Enantigen have been duly authorized and validly issued, and are fully paid and nonassessable. Except as disclosed on Part 2.3(h) of the Company Disclosure Schedule, (a) the Company is the beneficial and record holder of all of the outstanding shares of capital stock of Enantigen and (b) no Person (other than the Company) holds any shares of capital stock of Enantigen, any rights to acquire capital stock of Enantigen, or any claim of ownership of any capital stock of Enantigen.

2.4 Financial Statements.

(a) The Company has delivered or Made Available the following financial statements: (i) the audited statements of operations and statements of cash flows for the period from May 10, 2012 (the Company’s date of inception) through December 31, 2012 and the year ended December 31, 2013 and the audited balance sheets as of December 31, 2012 and 2013 (together with an unqualified opinion of Grant Thornton LLP, the “Company Audited Financial Statements”); and (ii) the unaudited statements of operations and statements of cash flows for the nine months ended September 30, 2014 and the unaudited balance sheet as of September 30, 2014 ((i) and (ii) collectively, the “Company Financial Statements”). The Company Audited Financial Statements (including any related notes) complied as to form in all material respects with the published rules and regulations of the SEC applicable to audited financial statements for companies filing a registration statement under the Securities Act. The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by GAAP, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. No financial statements of any Person other than the Company Corporations are required by GAAP to be included in the Company Financial Statements.

(b) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Corporations that could have a material effect on the Company’s consolidated financial statements. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Corporations; (B) any material illegal act or fraud related to the business of the Company Corporations that involves the Company’s management or other employees; or (C) any material claim or allegation regarding any of the foregoing.

(d) Part 2.4(d) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Company Corporations. None of the Company Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(e) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Circular will, at the time the Proxy Statement and Circular are mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since September 30, 2014 through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Corporations (whether or not covered by insurance);

(c) none of the Company Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company Corporations (other than repurchase of restricted Company Common Stock in connection with termination of employment of the previous holder of such Company Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Company Options);

(d) none of the Company Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(d) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) (i) there has been no amendment to the certificate of incorporation or bylaws of the Company, (ii) none of the Company Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Company Corporations has acquired or disposed of any business or a material amount of assets;

(g) the Company Corporations have not made any capital expenditures that in the aggregate exceed $100,000;

(h) none of the Company Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Company Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Company Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $100,000 in any individual case;

(k) none of the Company Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Company Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed or settled or compromised any material Tax liability or refund;

(m) none of the Company Corporations has commenced or settled any Legal Proceeding;

(n) none of the Company Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(o) none of the Company Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Tangible Assets. The Company Corporations own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Corporations as being owned by the Company Corporations. All of said assets are owned by the Company Corporations free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which appropriate reserves have been established; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Company Corporations are the lessees of, and hold valid leasehold interests in, all material tangible assets purported to have been leased by them, including: (A) all material assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other material assets reflected in the books and records of the Company Corporations as being leased to the Company Corporations, and the Company Corporations enjoy undisturbed possession of such leased assets.

2.7 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Company Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Corporations in the manner in which such businesses are currently being conducted.

(b) No Company Corporation owns any real property.

(c) Part 2.7(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Company Corporations pursuant to the real property leases identified or required to be identified in Part 2.7(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company Corporations, is referred to as the “Company Leased Real Property.”) To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Company Leased Real Property. Part 2.7(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Corporation) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.7(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than an Company Corporation. None of the Company Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and withdrawn.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.8(a)(i) of the Company Disclosure Schedule: (A) each material item of Registered IP in which any of the Company Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) relates to any Company Product; (2) relates to the manufacture, development, use, administration, delivery, promotion, or testing of any Company Product or the provision of any service or test using the Company Product; or (3) is used or held for use in connection with any Company Product (the “Company Material Registered IP”); (B) the jurisdiction in which such Company Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Company Material Registered IP and the nature of such ownership interest; and

(ii) in Part 2.8(a)(ii) of the Company Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Company Corporations; (B) each Contract pursuant to which any license or other right is granted under, to or in any Intellectual Property (x) to any of the Company Corporations (other than commercially available third party software) or (y) from any of the Company Corporations, which Contract is material to the Company Corporations, including any development, collaboration, manufacture, services, distribution or commercialization agreements relating to any Company Product; and (C) whether these licenses or other grant of rights are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Company Corporation at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision. Part 2.8(b) of the Company Disclosure Schedule accurately identifies each Company Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above.

(c) The Company Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company, as identified in Part 2.8(a)(ii) of the Company Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, all documents and instruments necessary to perfect the rights of the Company Corporations in the Company IP that is Company Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Company Associate, to the Knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Intellectual Property for or on behalf of any Company Corporation has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Company Corporations and confidentiality provisions protecting the Company IP;

(iii) each Company Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Corporations, or purported to be held by any of the Company Corporations, as a trade secret;

(iv) none of the Company Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Company Corporations to grant or offer to any other Person any license or right to any Company IP; and

(v) the Company Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of the Company Corporations as conducted as of the date of this Agreement or as currently proposed to be conducted.

(d) To the Knowledge of the Company, all Company IP that is material to the business of any of the Company Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.8(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has Made Available to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Company Corporations or any Representative of any of the Company Corporations regarding any alleged or suspected infringement or misappropriation of any Company IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) To the Knowledge of the Company, the conduct of the business of any of the Company Corporations as previously conducted, currently conducted or as currently proposed to be conducted, including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Part 2.8(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has Made Available to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Company Corporations or, to the Knowledge of the Company, any Representative of any of the Company Corporations, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by any of the Company Corporations or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, pending and not served or threatened against any Company Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 2.8(i) of the Company Disclosure Schedule, none of the Company Corporations has transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP.

(j) Part 2.8(j) of the Company Disclosure Schedule lists all inter partes proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company IP. No Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by any of the Company Corporations, or that may affect the validity, use or enforceability of such Company IP.

(k) To the Knowledge of the Company, the Company Corporations have not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Company Material Registered IP (including failure to pay required fees associated with registrations of any Company Material Registered IP; failure to disclose any known material prior art in connection with the prosecution of patent applications included in the Company Material Registered IP) nor to the Knowledge of the Company, has the owner of any material items of Registered IP licensed to any of the Company Corporations taken or failed to take any such action in respect to such material items of Registered IP.

(l) None of the Company Corporations has entered into any services agreements relating to development, testing, manufacture or formulation of any Company Product under which the party performing such services has obtained rights to Intellectual Property covering such Company Products or their manufacture, formulation or use.

2.9 Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any Contract which is in effect and which has been filed (or would be required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that the Company would be required to disclose under Item 404 of Regulation S-K if the Company were to file a registration statement on Form S-1 under the Securities Act;

(ii) any Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Company Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $100,000 per employee; (C) pursuant to which any of the Company Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate; or (D) pursuant to which any of the Company Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Company Corporations;

(iii) any Contract identified or required to be identified in Part 2.8 of the Company Disclosure Schedule;

(iv) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, reagents, raw materials or any component, or any services used in or with respect to the Company Products, which supplier is the only source in the market place or only supplier to the Company Corporations or that imposes a minimum purchase order;

(vi) any Contract pursuant to which an Company Corporation (A) is obligated to pay to any other Person royalties, milestone or other payments with respect to any Company Product, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Company Product, (C) is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Company IP, (D) is obligated to research, develop, distribute, promote or sell any drug, compound, product or service, or (E) is required to have an exclusive relationship with any other Person;

(vii) each joint venture or partnership agreement or any similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person other than another Company Corporation (excluding indemnification obligations entered into in the ordinary course of business, commission, bonus or similar arrangements with employees and independent contractors);

(viii) any Contract that provides for: (A) reimbursement of any current director or officer of an Company Corporation for, or advancement to any current director or officer of an Company Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of an Company Corporation;

(ix) any Contract imposing any restriction on the right or ability of any Company Corporation: (A) to engage in any line of business, geography or therapeutic area or compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person anywhere in the world; (D) to perform services for any other Person; or (E) to use, exploit, assert or enforce any Company IP anywhere in the world; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Company Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product or provision of any service using any Company Product;

(x) any Contract granting to any Person a right of first negotiation, right of first refusal or option to purchase or acquire any material assets;

(xi) any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(xii) any Contract relating to any currency hedging;

(xiii) any Contract requiring that any of the Company Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiv) any Contract relating to the lease or sublease of Company Leased Real Property or of any real property owned by any Company Corporation;

(xv) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (C) involved the performance of services having a value in excess of $250,000 in the fiscal year ended December 31, 2014; (D) requires by its terms the performance of services having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (E) in which the Company or any Company Corporation has agreed to supply any Company Product at a specified price or on specified terms or has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Company Product; (F) in which the Company or any Company Corporation has agreed to purchase a minimum quantity of goods or has agreed to purchase goods exclusively from a certain party; (G) is material to the Company Corporations and relates to any Company Product (including any raw materials) or any ongoing clinical trial; or (H) relates to the lease by an Company Corporation of material tangible personal property;

(xvi) any other Contract not required to be listed pursuant to subclauses (i) through (xv) above, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

The Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule: (i) none of the Company Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; (iv) none of the Company Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract; (v) none of the Company Corporations has received any notice or other communication that any of their material suppliers or service providers intends to cancel, not renew or otherwise terminate their relationship with any of the Company Corporations; (vi) none of the Company Corporations is participating in any active discussions to amend the terms of any Company Material Contract other than in the ordinary course of business; and (vii) none of the Company Corporations has received any notice or other communications from any parties to the Company Material Contracts set forth in Part 4.2(b)(viii) of the Company Disclosure Schedule regarding any actual or possible termination of any such Company Material Contract or transition of any exclusive arrangement in any such Company Material Contract to a non-exclusive arrangement.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, (i) result in a breach of, default under or termination of any Company Material Contract; (ii) by the terms of any Company Material Contract, result in a loss of any material rights of any Company Corporation under any Company Material Contract, including a reduction of any royalties or other payments any Company Corporation would otherwise be entitled to receive; or (iii) by the terms of any Company Material Contract, result in a material increase in any obligations of any Company Corporation pursuant to any Company Material Contract, including causing any payment by any Company Corporation to become due or causing an increase in any royalty or other payments any Company Corporation would otherwise be required to make under such Company Material Contract.

2.10 Liabilities. None of the Company Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Company Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Company Corporations, or that are described in Part 2.10 of the Company Disclosure Schedule.

2.11 Compliance with Legal Requirements; Regulatory Matters.

(a) Each of the Company Corporations is, and at all times has been in compliance in all material respects with all Legal Requirements (including Health Care Laws), each to the extent that the same are applicable to the Company Corporations’ businesses as they are currently conducted and proposed to be conducted. None of the Company Corporations has received any notice or other written communication from any Governmental Body or other Person (i) regarding any violation of, or failure to comply with, any Legal Requirement, (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, accrediting organization or certifying agency for the purpose of any alleged improper activity related to Health Care Laws on the part of such Entity, other than routine inspections, surveys, audits, monitoring or other forms of review in the ordinary course of business, or (iii) of any claim, requirement or demand of any licensing or certifying agency to rework or redesign any Company Corporation’s operations or any part thereof, other than rework or design changes arising from the results of audits or reviews in the ordinary course of business that are not material to the Company Corporation’s operations.

(b) To the Knowledge of the Company, none of the Company Corporations nor any of their employees, officers or directors have been: (i) debarred, disqualified, suspended or excluded from participation in any state or Federal Health Care Program, (ii) listed on the U.S. System for Award Management list of excluded parties, or (iii) debarred under the FDA Act or any similar state or foreign Law. In addition, to the Knowledge of the Company, no Company Corporation has: (A) engaged in any activity: (1) which is cause for the imposition of mandatory or permissive exclusion from a state or Federal Health Care Program, or (2) for which debarment is authorized or mandated by the FDA Act or any similar state or foreign law; nor (B) been made a party to any other action by any Governmental Body that may prohibit the Company or Parent from developing or selling products or providing services to any governmental or other purchaser pursuant to any Health Care Laws. To the Knowledge of the Company, there is no civil, criminal, administrative or other legal proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against any Company Corporation, its employees, officers or directors, which would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.

(c) None of the Company Corporations or, to the Knowledge of the Company, any director, officer or employee of any of the Company Corporations:

(i) has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Legal Requirement related to any Federal Health Care Program; or

(ii) has been convicted of or has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

2.12 Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any of its directors, employees or officers, and to the Knowledge of the Company, none of the agents or consultants engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act SC 1998, c. 34, in each case as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction including the Organization for Economic Cooperation and Development, that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.

2.13 Governmental Authorizations.

(a) The Company Corporations hold all material Governmental Authorizations necessary to enable the Company Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Company Corporation is, and has at all times been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Company Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.13(b) of the Company Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or Made Available to or for the benefit of any of the Company Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body. Each of the Company Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule.

2.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Company Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date that are required to be filed on or before the Closing Date (taking into account any applicable extensions of such due date) (the “Company Corporation Returns”): (i) has been or will be filed on or before the Closing Date; and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of the Company, the Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Company Unaudited Balance Sheet in accordance with GAAP.

(c) To the Knowledge of the Company, no Company Corporation and no Company Corporation Return is subject to (or has been subject to) an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Company Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to any Company Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by or on behalf of such Company Corporation and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Company Corporations except liens for current Taxes not yet due and payable or for Taxes which are being contested in good faith by the Company Corporations and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet. None of the Company Corporations has been, and none of the Company Corporations will be, required to include any material adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) To the Knowledge of the Company, no written claim has ever been made by any Governmental Body in a jurisdiction where an Company Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Company Corporation is a party, other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(g) No Company Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Company Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Company Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Company Corporation may be subject, other than an affiliated group of Persons within the meaning of the Income Tax Act (Canada) or the affiliated group of which the Company is the common parent. No Company Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Company Corporation has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) Each Company Corporation has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning by such Company Corporation to any employee, independent contractor, creditor, shareholder or other Person.

(m) No Company Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Company Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Company Corporations’ employees is terminable by the applicable Company Corporation at will, without severance or payment of compensation other than wages earned and paid time off benefits earned but not taken through the date of termination. No current or former independent contractor of the Company Corporations could reasonably be deemed to be a misclassified employee. No independent contractor (i) has provided services to any of the Company Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Company Employee Plan. No Company Corporation could be considered a joint or co-employer of any temporary or leased employees from a third party that worked at any of the Company Corporations.

(b) Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, none of the Company Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Company Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. The Company Corporations are not and have not engaged in any unfair labor practices as defined in the National Labor Relations Act of 1947, as amended “the “NLRA”), and there is no claim or grievance pending or, to the Knowledge of the Company, threatened against any Company Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, as of the date of this Agreement, of each Company Employee Plan and each Company Employee Agreement. None of the Company Corporations intends, and none of the Company Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (vi) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof.

(e) Each of the Company Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Company Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or any fiduciary thereof. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. None of the Company Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Company Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Company Employee Agreement. Neither the terms nor the performance of any Company Employee Agreement or Company Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Company Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; (iv) Company Employee Plan intended to be qualified under Section 401(a) of the Code; or (v) Company Foreign Plan. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Company Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Company Corporations or any Company Affiliate is or was held as a plan asset. There are no material liabilities of the Company Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) None of the Company Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Company Corporations or any Company Affiliate), or reflects or represents any liability of any of the Company Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. None of the Company Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Except as set forth in Part 2.15(h) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or in connection with any other circumstance or event) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.15(i) of the Company Disclosure Schedule, each of the Company Corporations and Company Affiliates: (i) is, and has at all times been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body, respecting employment, employment practices, terms and conditions of employment, wages, hours, worker classification (including the proper classification of workers as independent contractors and consultants), occupational safety and health and employment practices, including the Immigration Reform and Control Act, or other labor related matters; (ii) has, to the Knowledge of the Company, withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) is not liable for any unpaid wages, compensation, wage-related penalties, or other sums for failure to comply with any of the foregoing. There are no controversies pending, or to the Knowledge of the Company, threatened between any of the Company Corporations and any current or former employee, which controversies would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made in connection with the Merger to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Company Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(k) None of the Company Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company Corporations.

(l) Each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code. No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

2.16 Environmental Matters.

(a) None of the Company Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, or otherwise, that alleges that any of the Company Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Company Corporations with any Environmental Law in the future.

(b) To the Knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Company Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Company Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Company Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Company Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Company Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) Except with respect to Contracts relating to Company Leased Real Property, none of the Company Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Company Corporations or any other Person relating to Materials of Environmental Concern.

2.17 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Company Corporations is in full force and effect. None of the Company Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Company Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.18 Transactions with Affiliates. As of the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were to file a registration statement on Form S-1 or become subject to the periodic reporting requirements under the Exchange Act.

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there is not as of the date of this Agreement, and there has not at any time been, any pending and served Legal Proceeding, or (to the Knowledge of the Company) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Company Corporations, any business of any of the Company Corporations, any of the assets owned, leased or used by any of the Company Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.19(a).

(b) There is no Order to which any of the Company Corporations, or any of the material assets owned or used by any of the Company Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Corporations.

2.20 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, consummate the transactions contemplated hereby. The Company Board (at a meeting duly called and held at which a quorum of directors was present) has: (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended that this Agreement be adopted and the Merger be approved by the holders of Company Capital Stock. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statute. The Company Board has taken, and during the Pre-Closing Period the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, or to the consummation of the Merger or any of the other Contemplated Transactions. The Company Board (at a meeting duly called and held at which a quorum of directors was present) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement (other than Section 203 of the DGCL) applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions. None of the Company or, to the Knowledge of the Company, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent.

2.22 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Capital Stock, voting as a single class and outstanding as of the date of this Agreement and the affirmative vote of a majority of the voting power of all shares of Company Preferred Stock, voting as a single class and outstanding as of the date of this Agreement (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement or consummate the transactions contemplated hereby.

2.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, Investment Canada Act and the HSR Act, except as set forth in Part 2.23 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company Corporations;

(b) contravene, conflict with or result in a material violation of, any Legal Requirement or any Order to which any of the Company Corporations, or any of the assets owned or used by any of the Company Corporations, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Corporations or that otherwise relates to the business of any of the Company Corporations or to any of the assets owned or used by any of the Company Corporations;

(d) except as already disclosed in Part 2.9(c) of the Company Disclosure Schedule, contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Corporations).

Except as may be required by the DGCL, Investment Canada Act and the HSR Act, none of the Company Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Company Corporations.

2.24 No Broker Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Corporations.

2.25 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 or contained in the Parent Stockholder Voting Agreements. The representations and warranties by Parent and Merger Sub contained in Section 3 constitute the sole and exclusive representations and warranties of Parent, the other Parent Corporations and their respective Representatives in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

2.26 Private Placement. The Company understands and acknowledges that the Parent Common Stock issuable pursuant to the Merger has not been and will not be registered or otherwise qualified under the Securities Act, any applicable state securities laws, or any Canadian Securities Laws; will be issued in transactions exempt from such registration and qualification requirements; and that therefore, such Parent Common Stock will be “restricted securities” (as defined in Rule 144 under the Securities Act) and subject to restrictions on resale under the Securities Act and a seasoning period under Section 2.6(3) of National Instrument 45-102. The Company further understands and acknowledges that certificates representing such Parent Common Stock will bear a legend to such effect.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in Parent SEC Documents filed on the SEC’s EDGAR database and any information set forth in the Parent Canadian Disclosure Documents filed on SEDAR, in each case that were filed on or after January 1, 2013 and publicly available prior to the date of this Agreement, other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” or similar captions and any other information set forth therein that is predictive, cautionary or forward-looking in nature):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of the Parent and indicates its jurisdiction of organization. Neither the Parent nor any of Parent’s Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Parent’s Subsidiaries. No Parent Corporation has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Parent Corporations is a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Parent Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(d) The corporate records and minute books of each of the Parent Corporations have been maintained in accordance with all applicable Legal Requirements in all material respects, and such corporate records and minute books are complete and accurate in all material respects, including, but not limited to the fact that, the minute books contain the minutes of all meetings of the boards of directors, committees of the board and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders. The financial books, records and accounts of each of the Parent Corporations (i) have in all material respects been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years, and (ii) accurately and fairly reflect the basis for the consolidated financial statements of Parent.

3.2 Certificate of Incorporation and Articles. Parent has delivered or Made Available to the Company accurate and complete copies of the certificate of incorporation, notice of articles and articles, bylaws or equivalent governing documents of each of the Parent Corporations, including all amendments thereto. The Parent has delivered or Made Available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes policies, or guidelines adopted by any of the Parent Corporations or by the board of directors, or any committee of the board of directors, of any of the Parent Corporations.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Parent consists of: (i) an unlimited number of shares of Parent Common Stock, no par value, of which 22,438,176 shares have been issued and are outstanding as of December 31, 2014; and (ii) an unlimited number of shares of Parent Preferred Stock, no par value, of which none are issued or outstanding as of the last Business Day ending immediately prior to the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Parent Corporations (other than the Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Parent Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for the Parent’s right to repurchase or reacquire restricted shares of Parent Common Stock held by an employee of the Parent upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 1,822,983 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 785,398 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Option Plans, and (iii) 398,250 shares of Parent Common Stock are reserved for future issuance pursuant to Parent Warrants.

(d) The Parent has delivered or Made Available to Company a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the type of Parent Equity Award (whether a Parent Option or another type of Parent Equity Award); (iv) the number of shares of Parent Common Stock subject to such Parent Equity Award; (v) the per share exercise price (if any) of such Parent Equity Award; (vi) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vii) the date on which such Parent Equity Award was granted; (viii) the date on which such Parent Equity Award expires (if applicable); and (ix) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Parent has delivered or Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by the Parent, and the forms of all agreements evidencing such Parent Equity Awards. The exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option. All grants of Parent Equity Awards were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents in accordance with GAAP, and were recorded on the Parent’s financial statements (including, any related notes thereto) contained in the Parent Canadian Securities Documents (as defined below in Section 3.4(a)) in accordance with Canadian Securities Laws, and no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentional or otherwise). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Corporations.

(e) Except as set forth in Sections 3.3(a), 3.3(b) and 3.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Corporations or that has the right to vote on any matter on which the stockholders of Parent have the right to vote; (iii) Contract under which any of the Parent Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Parent Corporations.

(f) All outstanding shares of Parent Common Stock, and all options and other Parent Equity Awards and other securities of the Parent Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable corporate and securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Parent, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

3.4 SEC Filings; Canadian Securities Regulatory Filings; Financial Statements.

(a) The Parent has delivered or Made Available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC, including all amendments thereto, since January 1, 2012 (collectively, the “Parent SEC Documents”) and all documents filed by Parent under Canadian Securities Laws, including without limitation all documents filed by the Parent on SEDAR, since January 1, 2012 (the “Parent Canadian Securities Documents”) All statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC or under Canadian Securities Laws since January 1, 2012 have been so filed on a timely basis. None of the Parent’s Subsidiaries is required to file any documents with the SEC or under Canadian Securities Laws. As of the time it was filed with the SEC or under Canadian Securities Laws, as applicable, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents and Parent Canadian Securities Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and Canadian Securities Laws (as the case may be) and the applicable rules of the TSX; and (ii) none of the Parent SEC Documents or Parent Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and Parent has not filed any confidential material change report under Canadian Securities Laws that at the date hereof remains confidential. Each of the certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents or relating to the Parent Canadian Securities Documents required under Canadian Securities Laws (collectively, the “Parent Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this

Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise Made Available to the SEC or Canadian securities regulatory authorities or any member of their respective staff or filed on SEDAR.

(b) Parent is a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with applicable Canadian Securities Laws.

(c) The Parent Common Stock is listed on the TSX and NASDAQ and, except for such listings, no securities of any of the Parent Corporations are listed on any other stock or securities exchange or market or registered under any securities laws. Trading in Parent Common Stock on the TSX and NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the Knowledge of Parent, threatened in writing. To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under applicable Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or reasonably expected to be implemented or undertaken.

(d) Parent maintains disclosure controls and procedures as defined by Rule 13a-15 or 15d-15 under the Exchange Act and under Canadian Securities Laws. Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Corporations required to be disclosed by the Parent in the reports that it is required to file, submit or furnish under the Exchange Act and/or under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms or under Canadian Securities Laws. The Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ and the TSX, and has not since January 1, 2014 received any notice asserting any non-compliance with the listing requirements of the NASDAQ or the TSX.

(e) The financial statements (including any related notes) comprising, contained or incorporated by reference in the Parent SEC Documents and/or Parent Canadian Securities Documents: (i) complied as to form and substance in all material respects with the published rules and regulations of the SEC and Canadian Securities Laws applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Parent Corporations are required by GAAP to be included in the consolidated financial statements of the Parent. There are no comments from the SEC or Canadian securities regulatory authorities or their respective staff pending with respect to any statements, reports, schedules, forms or other documents filed by Parent with the SEC or under Canadian Securities Laws that remain outstanding and unresolved.

(f) The Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Parent’s auditors for the Parent Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Corporations that could have a material effect on Parent’s consolidated financial statements. Parent’s management has completed an assessment of the effectiveness of the Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and, except as set forth in the Parent SEC Documents and the Parent Canadian Securities Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Parent maintained effective internal control over financial reporting as of December 31, 2013. To the Knowledge of Parent, except as set forth in the Parent SEC Documents and the Parent Canadian Securities Documents filed prior to the date of this Agreement, from December 31, 2012 through the date of this Agreement, neither the Parent nor any of its Subsidiaries nor the Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Corporations; (B) any material illegal act or fraud related to the business of the Parent Corporations that involves the Parent’s management or other employees; or (C) any material claim or allegation regarding any of the foregoing.

(h) Part 3.4(h) of the Parent Disclosure Schedule lists, and the Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Parent Corporations since January 1, 2012. None of the Parent Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(i) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement and Circular will, at the time the Proxy Statement and Circular is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and Circular will, at the time the Proxy Statement and Circular is mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) and at the Effective Time, comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, the rules and policies of the TSX and Canadian Securities Laws, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement and Circular.

3.5 Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since September 30, 2014 through the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Corporations (whether or not covered by insurance);

(c) none of the Parent Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Parent Corporations (other than repurchase of restricted Parent Common Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices, or upon the cashless or net exercise of outstanding Parent Options or Parent Warrants);

(d) none of the Parent Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options or Parent Warrants); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options and Parent Warrants identified in Part 3.3(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Parent Option Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) (i) there has been no amendment to the certificate of incorporation, notice of articles, bylaws or other governing documents of the Parent, (ii) none of the Parent Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction and (iii) none of the Parent Corporations has acquired or disposed of any business or a material amount of assets;

(g) the Parent Corporations have not made any capital expenditures outside the ordinary course of business that in the aggregate exceed $100,000;

(h) none of the Parent Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Parent Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Parent Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan or Parent Employee Agreement to be amended in any material respect; or (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees by in excess of $100,000 in any individual case;

(k) none of the Parent Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP, SEC rules and regulations or under Canadian Securities Laws;

(l) none of the Parent Corporations has made any material Tax election, made any material amendments to Tax Returns previously filed or settled or compromised any material Tax liability or refund;

(m) none of the Parent Corporations has commenced or settled any Legal Proceeding;

(n) none of the Parent Corporations has amended, terminated or granted any waiver under any “standstill” or similar agreement;

(o) none of the Parent Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(p) none of the Parent Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above.

3.6 No Collateral Benefits. To the Knowledge of Parent, no related party of Parent or Merger Sub:

(a) is a party to any connected transaction to the Merger or the other Contemplated Transactions; or

(b) is entitled to receive as a consequence of the Merger or the other Contemplated Transactions any benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (A) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Parent Common Stock or (B) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and Parent will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Proxy Statement and Circular.

The terms “related party”, “connected transaction”, “associated entity” and “collateral benefit” are used in this paragraph as defined in Multilateral Instrument 61-101 “Protection of Minority Security Holders In Special Transactions” (“MI 61-101”) issued by the Canadian Securities Administrators.

3.7 Title to Tangible Assets. The Parent Corporations own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Corporations as being owned by the Parent Corporations. All of said assets are owned by the Parent Corporations free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Corporations; and (iii) liens described in Part 3.7 of the Parent Disclosure Schedule. The Parent Corporations are the lessees of, and hold valid leasehold interests in, all material tangible assets purported to have been leased by them, including: (A) all material assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other material assets reflected in the books and records of the Parent Corporations as being leased to the Parent Corporations, and the Parent Corporations enjoy undisturbed possession of such leased assets.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Parent Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Corporations in the manner in which such businesses are currently being conducted.

(b) No Parent Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Parent Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Corporations, is referred to as the

“Parent Leased Real Property.”) To the Knowledge of Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Parent Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Corporation) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Corporation. None of the Parent Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Corporations has or purports to have an ownership interest of any nature (whether solely or jointly with another Person) and that either: (1) relates to any Parent Product; (2) relates to the manufacture, development, use, administration, delivery, promotion or testing of any Parent Product or the provision of any service or test using the Parent Product; or (3) is used or held for use in connection with any Parent Product (the “Parent Material Registered IP”); (B) the jurisdiction in which such Parent Material Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Parent Material Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each material item of Registered IP licensed with respect to any field to any of the Parent Corporations; (B) each Contract pursuant to which any license or other right is granted under, to or in any Intellectual Property (x) to any of the Parent Corporations (other than commercially available third party software) or (y) from any of the Parent Corporations, which Contract is material to the Parent Corporations, including any development, collaboration, manufacture, services, distribution or commercialization agreements relating to any Parent Product; and (C) whether these licenses or other grant of rights are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a nonexclusive license).

(b) The Parent has Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Parent Corporation at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Parent Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision. Part 3.9(b) of the Parent Disclosure Schedule accurately identifies each Parent Contract concerning the subject matter of (i), (ii) or (iii) that is material to Parent and that deviates in any material respect from the corresponding standard form described above.

(c) The Parent Corporations exclusively own all right, title and interest to and in the Parent IP (other than Intellectual Property licensed to the Parent, as identified in Part 3.9(a)(ii) of the Parent Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Corporation in connection with the sale or license of Parent Products in the ordinary course of business). Without limiting the generality of the foregoing:

(i) to the Knowledge of Parent, all documents and instruments necessary to perfect the rights of the Parent Corporations in the Parent IP that is Parent Material Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) no Parent Associate, to the Knowledge of Parent, has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP and each Parent Associate who is or was involved in the creation or development of any Intellectual Property for or on behalf of any Parent Corporation has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Parent Corporations and confidentiality provisions protecting the Parent IP;

(iii) each Parent Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Corporations, or purported to be held by any of the Parent Corporations, as a trade secret;

(iv) none of the Parent Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Parent Corporations to grant or offer to any other Person any license or right to any Parent IP; and

(v) the Parent Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property Rights reasonably necessary to conduct the business of the Parent Corporations as conducted as of the date of this Agreement or as currently proposed to be conducted.

(d) To the Knowledge of Parent, all Parent IP that is material to the business of any of the Parent Corporations is valid, subsisting and enforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Except as disclosed in Part 3.9(f) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Parent IP. Part 3.9(f) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has Made Available to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Parent Corporations or any Representative of any of the Parent Corporations as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Parent IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person and (iii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) To the Knowledge of Parent, the conduct of the business of any of the Parent Corporations as previously conducted, currently conducted or as currently proposed to be conducted, including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Parent Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property of any other Person. Part 3.9(g) of the Parent Disclosure Schedule: (i) accurately identifies (and the Parent has Made Available to the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Parent Corporations or, to the Knowledge of Parent, any Representative of any of the Parent Corporations, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by any of the Parent Corporations or any of the Parent Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of Parent, pending and not served or threatened against any Parent Corporation or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except as set forth in Part 3.9(i) of the Parent Disclosure Schedule, none of the Parent Corporations has transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Parent IP.

(j) Part 3.9(j) of the Parent Disclosure Schedule lists all inter partes proceedings or actions known to Parent before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Parent IP. No Parent IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by any of the Parent Corporations, or that may affect the validity, use or enforceability of such Parent IP.

(k) To the Knowledge of Parent, the Parent Corporations have not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Parent Material Registered IP (including failure to pay required fees associated with registrations of any Parent Material Registered IP; failure to disclose any known material prior art in connection with the prosecution of patent applications included in the Parent Material Registered IP) nor to Knowledge of Parent, has the owner of any material items of Registered IP licensed to any of the Parent Corporations taken or failed to take any such action in respect to such material items of Registered IP.

(l) None of the Parent Corporations has entered into any services agreements relating to development, testing, manufacture or formulation of any Parent Product under which the party performing such services has obtained rights to Intellectual Property covering such Parent Products or their manufacture, formulation or use.

3.10 Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract as of the date of this Agreement. For purposes of this Agreement, “Parent Material Contract” shall mean:

(i) any Contract which is in effect and which has been filed (or is required to be filed) by the Parent as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that Parent is required to disclose under Item 404 of Regulation S-K under the Exchange Act or that Parent is required to file on SEDAR under Canadian Securities Laws;

(ii) any Contract: (A) constituting a Parent Employee Agreement; (B) pursuant to which any of the Parent Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $100,000 per employee; (C) pursuant to which any of the Parent Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $100,000 to any Parent Associate; or (D) pursuant to which any of the Parent Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Parent Corporations;

(iii) any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iv) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, reagents, raw materials or any component, or any services used in or with respect to the Parent’s Products, which supplier is the only source of supply in the market place or only supplier to the Parent Corporations or that imposes a minimum purchase order;

(vi) any Contract pursuant to which a Parent Corporation (A) is obligated to pay to any other Person royalties, milestone or other payments with respect to any Parent Product, (B) is obligated to provide to any other Person a percentage interest in the sales or revenues of any Parent Product, (C) is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use or enforcement of any Parent IP, (D) is obligated to research, develop, distribute, promote or sell any drug, compound, product or service, or (E) is required to have an exclusive relationship with any other Person;

(vii) each joint venture or partnership agreement or any similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person other than another Parent Corporation (excluding indemnification obligations entered into in the ordinary course of business, commission, bonus or similar arrangements with employees and independent contractors);

(viii) any Contract that provides for: (A) reimbursement of any current director or officer of a Parent Corporation for, or advancement to any current director or officer of a Parent Corporation of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any current director or officer of a Parent Corporation;

(ix) any Contract imposing any restriction on the right or ability of any Parent Corporation: (A) to engage in any line of business, geography or therapeutic area or compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person anywhere in the world; (D) to perform services for any other Person; or (E) to use exploit, assert or enforce any Parent IP anywhere in the world; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Parent Corporations as currently conducted or as currently is proposed to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Parent Product or the provision of any service using any Parent Product;

(x) any Contract granting to any Person a right of first negotiation, right of first refusal or option to purchase or acquire any material assets;

(xi) any Contract incorporating or relating to any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(xii) any Contract relating to any currency hedging;

(xiii) any Contract requiring that any of the Parent Corporations give any notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiv) any Contract relating to the lease or sublease of Parent Leased Real Property or of any real property owned by any Parent Corporation;

(xv) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (C) involved the performance of services having a value in excess of $500,000 in the fiscal year ended December 31, 2014; (D) requires by its terms the performance of services having a value in excess of $250,000 in the fiscal year ending December 31, 2014 or the following fiscal years; (E) in which the Parent or any Parent Corporation has agreed to supply any Parent Product at a specified price or on specified terms or has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Parent Product; (F) in which the Parent or any Parent Corporation has agreed to purchase a minimum quantity of goods or has agreed to purchase goods exclusively from a certain party; (G) is material to the Parent Corporations and relates to any Parent Product (including any raw materials) or any ongoing clinical trial; or (H) relates to the lease by a Parent Corporation of material tangible personal property;

(xvi) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

The Parent has Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract, or has disclosed in the Parent Disclosure Schedule that such Parent Contract exists but has not been provided to the Company.

(b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) none of the Parent Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (ii) to the Knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Material Contract; (iii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default in any material respect under any Parent Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (E) give any Person the right to cancel, terminate or modify any Parent Material Contract; (iv) none of the Parent Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract; (v) none of the Parent Corporations has received any notice or other communication that any of their material suppliers or service providers intends to cancel, not renew or otherwise terminate their relationship with any of the Parent Corporations; (vi) none of the Parent Corporations is participating in any active discussions to amend the terms of any Parent Material Contract other than in the ordinary course of business; and (vii) none of the Parent Corporations has received any notice or other communications from any parties to the Parent Material Contracts set forth in Part 4.3(b) of the Parent Disclosure Schedule regarding any actual or possible termination of any such Parent Material Contract or transition of any exclusive arrangement in any such Parent Material Contract to a non-exclusive arrangement.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, (i) result in a breach of, default under or termination of any Parent Material Contract; (ii) by the terms of any Parent Material Contract, result in a loss of any material rights of any Parent Corporation under any Parent Material Contract, including a reduction of any royalties or other payments any Parent Corporation would otherwise be entitled to receive; or (iii) by the terms of any Parent Material Contract, result in a material increase in any obligations of any Parent Corporation pursuant to any Parent Material Contract, including causing any payment by any Parent Corporation to become due or causing an increase in any royalty or other payments any Parent Corporation would otherwise be required to make under such Parent Material Contract.

3.11 Liabilities. None of the Parent Corporations has any accrued, contingent or other liabilities of the type required to be disclosed, accrued or reserved in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Parent Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Parent Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities that are not, individually or in the aggregate, material to the Parent Corporations, or that are described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Compliance with Legal Requirements; Regulatory Matters.

(a) Except as set forth in Part 3.12(a) of the Parent Disclosure Schedule, each of the Parent Corporations is, and at all times has been in compliance in all material respects with all Legal Requirements (including Health Care Laws), each to the extent that the same are applicable to the Parent Corporations’ businesses as they are currently conducted and proposed to be conducted. None of the Parent Corporations has received any notice or other written communication from any Governmental Body or other Person (i) regarding any violation of, or failure to comply with, any Legal Requirement, (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, accrediting organization or certifying agency for the purpose of any alleged improper activity related to Health Care Laws on the part of such Entity, other than routine inspections, surveys, audits, monitoring or other forms of review in the ordinary course of business, or (iii) of any claim, requirement or demand of any licensing or certifying agency to rework or redesign any Parent Corporation’s operations or any part thereof, other than rework or design changes arising from the results of audits or reviews in the ordinary course of business that are not material to the Parent Corporations’ operations.

(b) To the Knowledge of Parent, none of the Parent Corporations nor any of their employees, officers or directors have been: (i) debarred, disqualified, suspended or excluded from participation in any state, provincial or Federal Health Care Program, (ii) listed on the U.S. System for Award Management list of excluded parties, or (iii) debarred under the FDA Act or any similar state, provincial or foreign Law. In addition, to the Knowledge of Parent, no Parent Corporation has: (A) engaged in any activity: (1) which is cause for the imposition of mandatory or permissive exclusion from a state, provincial or Federal Health Care Program, or (2) for which debarment is authorized or mandated by the FDA Act, the CFDA or any similar state, provincial or foreign law; nor (B) been made a part to any other action by any Governmental Body that may prohibit Parent from developing or selling products or providing services to any governmental or other purchaser pursuant to any Health Care Laws. To Knowledge of Parent, there is no civil, criminal, administrative or other legal proceeding, notice or demand pending, received or, to Knowledge of Parent, threatened against any Parent Corporation, its employees, officers or directors, which would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.

(c) None of the Parent Corporations or, to the Knowledge of Parent, any director, officer or employee of any of the Parent Corporations:

(i) has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Legal Requirement related to any Federal Health Care Program; or

(ii) has been convicted of or has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

(d) Other than the partial clinical hold for Parent Corporation’s Ebola clinical trial with respect to multiple ascending dosing in healthy patients, there have been no adverse regulatory actions taken (nor, to the Knowledge of Parent, threatened) by any Governmental Body with respect to any products being researched or under development by any Parent Corporation.

(e) Except as disclosed in Part 3.12(e) of the Parent Disclosure Schedule, Parent has Made Available prior to the date of this Agreement accurate and complete copies of (i) all material written surveys, reports, notices, inquiries, subpoenas and written correspondence from a Governmental Body related to any certification, licensure or other inspections, and summaries of all proficiency test results relating to the business of the Parent Corporations as of the date of this Agreement; (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Body by any of the Parent Corporations related to utilization, reimbursement or other audits or investigations relating to the business of the Parent Corporations as of the date of this Agreement other than inquiries, notices, requests for records, subpoenas and correspondence received in the ordinary course of business; and (iii) all current permits of all of the Parent Corporations.

(f) To the Knowledge of Parent, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by or on behalf of or sponsored by any Parent Corporation relating to any product of any Parent Corporation were, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Legal Requirements; the descriptions of the results of such studies, tests and trials provided to Parent are accurate in all material respects; and other than the partial clinical hold for Parent Corporation’s Ebola clinical trial with respect to multiple ascending dosing in healthy patients, no Parent Corporation has received any notices or correspondence from any applicable Governmental Body or comparable authority requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of any Parent Corporation, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a Parent Material Adverse Effect. Research involving human subjects conducted by or on behalf of any Parent Corporation: (i) was approved by an institutional review board, if required, (ii) had the informed consent of the subjects, if required, and (iii) to Knowledge of Parent, did not involve any investigator who has been disqualified as a clinical investigator by the FDA or any other Governmental Body or has been found by any agency with jurisdiction to have engaged in scientific misconduct.

(g) Except as set forth on Part 3.12(g) of the Parent Disclosure Schedule, to the Knowledge of Parent, no current manufacturer of a Parent Product has received a FDA Form 483, notice of adverse finding, notice of violation, untitled letter, warning letter, or other similar correspondence or notice from the FDA, Health Canada, state, provincial or any other Governmental Body (a “Warning Notice”) or is currently subject to a Warning Notice impacting any Parent Product with respect to any facility manufacturing Parent Product (or any component thereof) that has yet to be corrected or resolved.

(h) Part 3.12(h) of the Parent Disclosure Schedule contains a true, correct and complete list of all material manufacturing and supply agreements entered into by any Parent Corporation with third parties for the supply of Parent Products as of the Effective Date (the “Manufacturing Agreements”). Except as disclosed in Part 3.12(h) of the Parent Disclosure Schedule, Parent has Made Available to the Company true, correct and complete copies of each Manufacturing Agreement. Each such Manufacturing Agreement is a valid and binding obligation of Parent and, to Knowledge of Parent, each other party thereto, and is in full force and effect, and no Parent Corporation nor, to the Knowledge of Parent, any other party thereto, is in breach thereof or default thereunder. No Parent Corporation has received any written notice (nor to the Knowledge of Parent, any oral notice) from any party thereto regarding (i) the cancellation, termination or invalidation of any such Manufacturing Agreement or (ii) any written indication by or intent or threat of, such party to reduce or cease the supply of Parent Products.

3.13 Certain Business Practices. Neither the Parent, nor, to the Knowledge of Parent, any of its directors, employees or officers, and to the Knowledge of Parent, none of the agents, consultants or distributors engaged by the Parent (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of any Anti-Bribery Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Body to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Parent to be in violation of any applicable Anti-Bribery Law.

3.14 Governmental Authorizations.

(a) The Parent Corporations hold all material Governmental Authorizations necessary to enable the Parent Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Parent Corporation is, and has at all times been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Parent Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or Made Available to or for the benefit of any of the Parent Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body. Each of the Parent Corporations is in full compliance with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of Parent, the Parent Unaudited Balance Sheet fully accrues all actual and contingent liabilities for material Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet in accordance with GAAP.

(c) Except as set forth in Part 3.15(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Parent Corporation and no Parent Corporation Return is subject to (or has been subject to) an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Corporation Returns has been granted (by the Parent or any other Person), and no such extension or waiver has been requested from any Parent Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing against or with respect to any Parent Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by or on behalf of such Parent Corporation and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Parent Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Parent Corporations except liens for current Taxes not yet due and payable or for Taxes which are being contested in good faith by the Parent Corporations and with respect to which adequate reserves for payment have been established in accordance with GAAP on the Parent Unaudited Balance Sheet. None of the Parent Corporations has been, and none of the Parent Corporations will be, required to include any material adjustment in taxable income for U.S. federal income Tax purposes for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) To the Knowledge of Parent, no written claim has ever been made by any Governmental Body in a jurisdiction where a Parent Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Parent Corporation is a party, other than Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(g) No Parent Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) No Parent Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

(i) No Parent Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Parent Corporation may be subject other than an affiliated group of Persons within the meaning of the Income Tax Act (Canada) or an affiliated group of which the Parent is the common parent. No Parent Corporation has any liability for Taxes of a predecessor or transferor that became a liability of the successor or transferee by operation of law.

(j) The Parent has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Parent Corporation has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l) Each Parent Corporation has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning by such Parent Corporation to any employee, independent contractor, creditor, shareholder or other Person.

(m) Based on its current business plans and expectations, Parent does not believe that it will be classified as a passive foreign investment company within the meaning of Section 1297 of the Code for its taxable year ending December 31, 2015.

(n) No Parent Corporation has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Parent Corporation has taken any action or knows of any fact that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code.

(o) No withholding Taxes will apply to the consideration provided to the holders of Company Stock Certificates as part of the Merger or otherwise provided to such holders in connection with this Agreement.

(p) Each Parent Corporation has filed all Tax Returns which were required to be filed by with any Tax Authority in Canada prior to the date hereof. All Tax Returns filed by each such Parent Corporation are accurate and complete in all material respects.

(q) The Parent Corporations have paid, and will continue until the Closing Date to pay, all Taxes when due on or before the Closing Date, including installments or prepayments of Taxes, which are required to have been paid to any Tax Authority pursuant to applicable law, and no deficiency with respect to the payment of any Taxes or Tax installments has been asserted against it by any Tax Authority. To the Knowledge of Parent, the Parent Corporations have not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business. There are no liens, charges, encumbrances or any rights of others on any of the assets of the Parent Corporations that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(r) To the Knowledge of the Parent, there are no threatened or potential assessment or other proceedings, negotiations or investigations in respect of Taxes against the Parent Corporations.

(s) No Parent Corporation is a party to any agreement, waiver or arrangement with any Tax Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment.

(t) The Parent Corporations have not made any elections in respect of Taxes pursuant to applicable law except those elections which have been disclosed in Part 3.15(t) of the Parent Disclosure Schedule.

(u) No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of Sections 79 to 80.04 of the Income Tax Act (Canada) to the Parent Corporations.

(v) The Parent Corporations have not acquired property from any Person in circumstances where any Parent Corporation did or could become liable for any Taxes of such Person. The value of the consideration paid or received by any Parent Corporation for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom such Parent Corporation was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(w) The Parent Corporations are not subject to liability for Taxes of any other Person pursuant to Section 160 of the Income Tax Act (Canada) or any similar provision of provincial Tax laws. No Parent Corporation has entered into any agreement with, or provided any undertaking to, any Person pursuant to which such Parent Corporation has assumed liability for the payment of income Taxes owing by such Person.

(x) Parent and any other Canadian Parent Corporation are duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable law. Parent and any other Canadian Parent Corporation have each complied with all registration, reporting, payment, collection and remittance requirements imposed under the Excise Tax Act (Canada) or any similar provincial tax legislation.

(y) Neither Parent nor any Canadian Subsidiary of Parent have claimed any reserves for purposes of the Income Tax Act (Canada) or any similar provincial tax legislation for the most recent taxation year ending prior to the Closing Date except those elections which have been disclosed in Part 3.15(y) of the Parent Disclosure Schedule.

(z) To the Knowledge of Parent, no Parent Corporation has made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of Section 18(1)(a), 67, 69 or 78 of the Income Tax Act (Canada) or any similar provincial tax legislation.

(aa) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) have been made and obtained by the Parent Corporations with respect to all material transactions between any Canadian Parent Corporation and any Person who is not resident in Canada for purposes of the Income Tax Act (Canada) and with whom such Canadian Parent Corporation was not dealing at arm’s length within the meaning of the Income Tax Act (Canada), during a taxation year commencing after 2009 and ending on or before the Closing Date.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Parent Corporations’ employees based in the United States is terminable by the applicable Parent Corporation at will and each of the Parent Corporations’ employees based in Canada is terminable on provision of the applicable statutory notice or payment in lieu required by the applicable provincial employment standards legislation or terminable on reasonable notice as determined in accordance with the common law without further liability to the Parent Corporations. Other than provisions limiting notice or payment in lieu to the statutory minimums in the provincial employment standards legislation, Parent Corporations have not made any commitments or agreements with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of any employees. No current or former independent contractor of the Parent Corporations could reasonably be deemed to be a misclassified employee. No independent contractor (i) has provided services to any of the Parent Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Parent Employee Plan. No Parent Corporation could be considered a joint or co-employer of any temporary or leased employees from a third party that worked at any of the Parent Corporations.

(b) Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, none of the Parent Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Parent Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. The Parent Corporations are not and have not engaged in any unfair labor practices as defined in the NLRA, and there is no claim or grievance pending or, to the Knowledge of Parent, threatened against any Parent Corporation relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) For Canadian employees, no trade unions or employee associations are certified to represent any Parent Corporation employees, none of the Parent Corporations is party to, or has a duty to bargain for, any collective agreements or other contracts or agreements with any trade unions or employee associations whether or not the expiry date of such collective agreements or other contract or agreement has passed, and there are no voluntary recognitions by trade unions or employee associations relating to employees of Parent Corporations and no pending applications for certification by trade unions or employee associations for employees of Parent Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Parent Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of Parent, threatened against any Parent Corporation pursuant to any applicable federal or provincial employment standards, labour, human rights, workers’ compensation or privacy legislation. There are no pending or, to the Knowledge of the Parent, threatened civil proceedings relating to the employment or termination of current or former Parent Corporation employees.

(d) Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date of this Agreement, of each Parent Employee Plan and each Parent Employee Agreement. None of the Parent Corporations intends, and none of the Parent Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(e) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (including Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or to similar funding standards pursuant to the applicable Legal Requirement, the most recent annual and periodic accounting or valuation of Parent Employee Plan assets and liabilities, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code; and (viii) all material correspondence in its possession regarding any Parent Employee Plan regarding any audit, investigation or proceeding regarding such Parent Employee Plan or any fiduciary thereof and any correspondence with a Government Body in respect of the Parent Employee Plan including in respect of its registration or administration.

(f) Each of the Parent Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement, and each Parent Employee Plan and Parent Employee Agreement has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified or to have a specific tax status under applicable Legal Requirements is so tax qualified or has maintained that tax status as applicable, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. Each Parent Employee Plan (other than any Parent Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Parent Corporations or any Parent Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan or any fiduciary thereof. There are no actions, suits or claims pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. None of the Parent Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Parent Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan and each Parent Employee Agreement. Neither the terms nor the performance of any Parent Employee Agreement or Parent Employee Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(g) None of the Parent Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) “pension plan” including without limitation a defined benefit or target benefit pension plan; (ii) Parent Pension Plan subject to Title IV of ERISA; (iii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or within the meaning of the pension standards legislation that would apply to such a plan; or (iv) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Parent Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Parent Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Parent Foreign Plan (or other such method of valuing the assets as is permitted or required by the applicable Legal Requirements), the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Parent Foreign Plan such that no special payments are required to be made in respect of the Parent Pension Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Parent Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(h) None of the Parent Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), a “health and welfare trust” or an “employee life and health trust” (as such terms are used by the Canada Revenue Agency or defined in the Income Tax Act (Canada)) and that is, in whole or in part, self-funded or self-

insured. No Parent Employee Plan provides (except at no cost to the Parent Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Parent Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. None of the Parent Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or in connection with any other circumstance or event) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(j) Except as set forth in Part 3.16(j) of the Parent Disclosure Schedule, each of the Parent Corporations and Parent Affiliates: (i) is, and has at all times been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours, working classification (including the proper classification of workers as independent contractors and consultants), occupational safety and health and employment practices, including the Immigration Reform and Control Act, or other labor related matters; (ii) has, to the Knowledge of Parent, withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not, to the Knowledge of Parent, liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to workers compensation assessments and benefits, unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) is not liable for any unpaid wages, compensation, wage-related penalties, or other sums for failure to comply with any of the foregoing. There are no controversies pending, or to the Knowledge of Parent, threatened between any of the Parent Corporations and any current or former employee, which controversies would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(k) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made in connection with the Merger to any Parent Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(l) Except as set forth in Part 3.16(l) of the Parent Disclosure Schedule or otherwise Made Available, none of the Parent Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation,” “mass layoff,” “group termination” or “termination” (as defined in the WARN Act, or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Parent Corporations.

(m) Each Parent Employee Plan and Parent Employee Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code. No stock right or other equity option or appreciation right granted under any benefit plan has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

3.17 Environmental Matters.

(a) None of the Parent Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, or otherwise, that alleges that any of the Parent Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Parent Corporations with any Environmental Law in the future.

(b) To the Knowledge of Parent: (i) all Parent Leased Real Property and any other property that is or was leased to or owned, controlled or used by any of the Parent Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the Parent Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Parent Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Leased Real Property or any other property that is or was leased to or owned, controlled or used by any of the Parent Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c) No Parent Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state or provincial list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) Except with respect to Contracts relating to Parent Leased Real Property, none of the Parent Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Parent Corporations or any other Person relating to Materials of Environmental Concern.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Parent Corporations is in full force and effect. None of the Parent Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Parent Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents and Parent Canadian Securities Documents filed prior to the date of this Agreement, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC and on SEDAR through the date of this Agreement, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC or Item 1.9 of Form 51-102F1.

3.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is not as of the date of this Agreement, and there has not at any time been, any pending and served Legal Proceeding, or (to the Knowledge of Parent) any pending but not served Legal Proceeding and during such period no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Parent Corporations, any business of any of the Parent Corporations, any of the assets owned, leased or used by any of the Parent Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.20(a).

(b) There is no Order to which any of the Parent Corporations, or any of the material assets owned or used by any of the Parent Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Parent Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Corporations.

3.21 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and, subject to obtaining the Required Parent Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, consummate the transactions contemplated hereby. The Parent Board (at a meeting duly called and held) has unanimously: (a) determined that this Agreement and the Merger in the best interests of Parent and fair to its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and the issuance of shares of Parent Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the Parent Common Stock pursuant to this Agreement for purposes of NASDAQ Listing Rule 5635 and Part 6 of the TSX Company Manual by the holders of Parent Common Stock and directed that the proposed issuance of such shares be submitted for consideration by the Parent’s stockholders at the Parent Stockholders’ Meeting. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Inapplicability Anti-takeover Statutes. The Parent Board (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Parent not to be subject to any takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. No takeover statute, including MI 61-101, or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Voting Agreements or any of the Contemplated Transactions.

3.23 Vote Required. The only vote of Parent’s securityholders required to consummate the transactions contemplated hereby is the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy at the Parent Stockholders’ Meeting in favor of: (i) the approval of the issuance of the Parent Common Stock pursuant to this Agreement for the purpose of approving such issuance under Nasdaq Listing Rule 5635 and under the TSX Company Manual; (ii) a proposal to approve the Governance Amendments to Parent Articles as contemplated herein, (iii) if required by the TSX, a proposal to approve the adoption of the Company Options and Company Option Plan; and (iv) the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act (the “Required Parent Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger

Sub’s capital stock necessary to adopt this Agreement or consummate the transactions contemplated hereby. Parent is the sole stockholder of record of Merger Sub. Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution of this Agreement.

3.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the BCBCA, DGCL, the HSR Act, Investment Canada Act and the listing requirements of the NASDAQ and the rules and policies of the TSX, and assuming the Required Parent Vote is passed, except as set forth in Part 3.24 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of: (i) any of the provisions of the certificate of incorporation, notice of articles, articles, bylaws, or other charter or organizational documents of any of the Parent Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Parent Corporations;

(b) contravene, conflict with or result in a material violation of, any Legal Requirement or any Order to which any of the Parent Corporations, or any of the assets owned or used by any of the Parent Corporations, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Corporations or that otherwise relates to the business of any of the Parent Corporations or to any of the assets owned or used by any of the Parent Corporations;

(d) except as already disclosed in Part 3.10(d) of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) accelerate the maturity or performance of any such Parent Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Corporations).

Except as may be required by the Securities Act, the Exchange Act, Investment Canada Act, the HSR Act, Canadian Securities Laws, and the listing requirements of the NASDAQ and the TSX, none of the Parent Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Parent Corporations.

3.25 Opinion of Financial Advisor. The Parent Board has received the written opinion of Lazard (the “Parent’s Financial Advisor”), financial advisor to the Parent, dated as of the date of this Agreement, to the effect that the issuance by the Parent of the Aggregate Merger Shares to the stockholders of the Company in connection with the Merger is fair, from a financial point of view, to the Parent. The Parent will furnish an accurate and complete copy of said written opinion to the Company for informational purposes.

3.26 No Broker Fee. Except for the Parent’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Corporations. The Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent’s Financial Advisor.

3.27 Valid Issuance. The Parent Common Stock to be issued in the Merger (including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options) has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, free and clear of Encumbrances and will not be subject to any pre-emptive rights or, subject to the accuracy of the representations and warranties made by the stockholders of the Company in the Representation Letters delivered pursuant to Section 6.12, any restriction on resale under (i) the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act, (ii) Canadian Securities Laws, other than a seasoning period under Section 2.6(3) of National Instrument 45-102, or (iii) the rules and policies of the TSX.

3.28 Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2 or contained in the Company Stockholder Voting Agreements. The representations and warranties by the Company contained in Section 2 constitute the sole and exclusive representations and warranties of the Company, the other Company Corporations and their respective Representatives in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.29 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD.

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts of a party as of the date of this Agreement, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company and Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company’s and Parent’s financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate in order to enable Parent to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto and Canadian Securities Laws. Subject to Section 5.7 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and Parent shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Corporations or the Parent Corporations,

respectively, in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or the Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business of the Company Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) the Company shall ensure that each of the Company Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Corporations preserves intact the material components of its current business organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Knowledge of the Company, threatened in writing by a third-Person, against, relating to, involving or otherwise affecting any of the Company Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and the Company shall ensure that each of the other Company Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Company Corporations to the extent consistent with past practices; or (B) pursuant to the Company’s right to purchase restricted shares of Company Common Stock held by an employee of or other service provider to the Company upon termination of such Person’s services or upon the cashless or net exercise of outstanding Company Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant (including through filing a registration statement with the SEC): (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (2) Company may, in the ordinary course of business grant Company Equity Awards to employees) of an Company Corporation under the Company Option Plan; provided that such Company Equity Awards may not exceed 400,000 shares of Company Common Stock in the aggregate under the Company Option Plan);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plan, any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Company Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Company Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Company Material Contract or any other Contract that is material to the Company Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract or any other Contract that is material to the Company Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto; provided, that, in the case of the foregoing clause “(B)” an amendment, termination or waiver under any Company Material Contract listed in Part 4.2(b)(viii) of the Company Disclosure Schedule shall not be deemed to be in the ordinary course of business and shall not be permitted without the consent of Parent.

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Company Corporations; or (C) sales of inventory in the ordinary course of business);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Company Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except as set forth in Part 4.2(b)(xi) of the Company Disclosure Schedule, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Company Employee Plan or

Company Employee Agreement in effect as of the date of this Agreement; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Company Employee Plan or Company Employee Agreement as in effect as of the date of this Agreement);

(xiii) hire any employee (except (A) to fill any position set forth in Part 4.2(b) of the Company Disclosure Schedule or (B) in order to fill a position vacated after the date of this Agreement) or promote any employee to the level of Vice President or above (except for hiring or promoting an employee to fill a non-executive officer position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations or under Canadian Securities Laws, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Company Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in a monetary obligation involving only the payment of monies by the Company Corporations of not more than $100,000 in the aggregate;

(xviii) subject to Section 5.9(e), take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify, or take any action that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action that would reasonably be expected to prevent the Merger from being subject to Section 367(a)(1) of the Code; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly: (i) advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Company Corporations and (ii) provide copies to Parent of any material letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Section 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 6 to be satisfied.

4.3 Operation of the Business of the Parent Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or if the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed): (i) Parent shall ensure that each of the Parent Corporations conducts its business and operations in the ordinary course and consistent with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Corporations preserves intact the material components of its current business organization, and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company of any claim asserted or Legal Proceeding commenced, or, to the Knowledge of Parent, threatened in writing by a third-Person, against, relating to, involving or otherwise affecting any of the Parent Corporations that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, during the Pre-Closing Period, Parent shall not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Company, which consent shall not be unreasonably withheld or delayed), and Parent shall ensure that each of the other Parent Corporations does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Parent Corporations to the extent consistent with past practices; or (B) pursuant to Parent’s right to purchase restricted shares of Parent Common Stock held by an employee of Parent upon termination of such employee’s employment or upon the cashless or net exercise of outstanding Parent Options or to satisfy withholding obligations upon vesting or exercise of equity awards;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Parent may issue shares of Parent Common Stock: upon the valid exercise of Parent Options outstanding as of the date of this Agreement; and (2) Parent may, in the ordinary course of business grant Parent Equity Awards to directors, officers and employees of a Parent Corporation under the Parent Option Plans; provided that such Parent Equity Awards may not exceed 400,000 shares of Parent Common Stock in the aggregate under the Parent Option Plans);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock unit purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iv) amend, terminate or grant any waiver under any standstill agreements;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii) make any capital expenditure (except that the Parent Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Parent Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Parent Material Contract or any other Contract that is material to the Parent Corporations (taken as a whole); or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract or any other Contract that is material to the Parent Corporations (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; (B) assets that are immaterial to the business of the Parent Corporations; or (C) sales of inventory in the ordinary course of business);

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Parent Corporations;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Parent: (A) may amend the Parent Employee Plans to the extent required by applicable Legal Requirements; (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement; (C) pay severance, retention or change-of-control or similar benefits pursuant to any Parent Employee Plan or Parent Employee Agreement in effect as of the date of this Agreement; (D)(1) enter into ordinary course compensation arrangements with any new employee hired in accordance with clause (xiii), consistent with past practice or (2) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable in connection with the promotion of any employee in the ordinary course of business and in accordance with clause (xiii), consistent with past practice; and (E) may make payments or increase any benefits as required by the terms of any Parent Employee Plan or Parent Employee Agreement as in effect as of the date of this Agreement);

(xiii) hire any employee (except (A) to fill any position set forth in Part 4.3(b) of the Parent Disclosure Schedule or (B) in order to fill a position vacated after the date of this Agreement) or promote any employee to the level of Vice President or above (except for hiring or promoting an employee to fill a non-executive officer position vacated after the date of this Agreement);

(xiv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv) make any material Tax election, make any material amendments to Tax Returns previously filed, or settle or compromise any material Tax liability or refund;

(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii) except as permitted pursuant to Section 5.16, settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Parent Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in a monetary obligation involving only the payment of monies by the Parent Corporations of not more than $100,000 in the aggregate;

(xviii) subject to Section 5.9(e), take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify, or take any action that would reasonably be expected to cause the Merger to be subject to Section 367(a)(1) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action that would reasonably be expected to prevent the Merger from being subject to Section 367(a)(1) of the Code; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly: (i) advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Parent Corporations and (ii) provide copies to the Company of any material letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Section 7 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 7 to be satisfied.

4.4 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall cause its Subsidiaries and the respective directors and officers of the Company and its Subsidiaries not to (and the Company shall direct the other Representatives of the Company Corporations not to, and the Company shall use its reasonable efforts to ensure that the other Representatives of the Company Corporations do not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Company Corporation or Acquisition Inquiry with respect to an Company Corporation;

(ii) knowingly furnish any information regarding any of the Company Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Company Corporation or Acquisition Inquiry with respect to an Company Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Company Corporation or Acquisition Inquiry with respect to an Company Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Company Corporation or Acquisition Inquiry with respect to an Company Corporation; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Company Corporation.

(b) During the Pre-Closing Period, Parent shall not, directly or indirectly, and Parent shall cause its Subsidiaries and the respective directors and officers of the Parent and its Subsidiaries not to (and the Parent shall direct the other Representatives of the Parent Corporations not to, and the Parent shall use its reasonable efforts to ensure that the other Representatives of the Parent Corporations do not), directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Parent Corporation or Acquisition Inquiry with respect to a Parent Corporation;

(ii) knowingly furnish any information regarding any of the Parent Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to a Parent Corporation or Acquisition Inquiry with respect to a Parent Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Parent Corporation or Acquisition Inquiry with respect to a Parent Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to a Parent Corporation or Acquisition Inquiry with respect to a Parent Corporation; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to a Parent Corporation;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, this Section 4.4(b) shall not prohibit Parent from furnishing information (including non-public information) regarding the Parent Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to Parent by such Person

(and not withdrawn) which after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Parent Board determines in good faith is, or would reasonably be expected to, result in a Parent Superior Offer if: (A) such Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 4.4; (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable law; (C) at least two Business Days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement (which the Parent may discuss with such Person during the two day period) containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that the non-solicitation provisions shall permit the making of an Acquisition Proposal and provided further that the requirement to execute a confidentiality agreement shall not apply if the Person making or proposing to make the Acquisition Proposal is already party to a confidentiality agreement with the Parent at least as favorable to Parent as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement); and (D) at least two Business Days prior to furnishing any such information to such Person, Parent furnishes such information to the Company (to the extent such information has not been previously furnished or Made Available by Parent to the Company). The Company and Parent agree that any breach or violation of the restrictions set forth in this Section 4.4 by (x) any director or officer of a Parent Corporation will be deemed to be a breach of this Section 4.4 by Parent or (y) any other Representative of a Parent Corporation will be deemed to be a breach of this Section 4.4 by Parent for purposes of subclause (A) of the preceding sentence and for purposes of Section 5.3(c).

(c) Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to an Company Corporation or a Parent Corporation, as the case may be, or Acquisition Inquiry with respect to an Company Corporation or a Parent Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall, and shall cause their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relates to any Acquisition Proposal or Acquisition Inquiry.

(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced to the extent requested by the other party to this Agreement except to the extent that the Parent Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable law.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement; Information Circular. As promptly as practicable after the date of this Agreement, Parent and the Company shall cooperate to prepare and Parent shall cause to be filed with the SEC, the TSX and, if applicable, any other Governmental Authority, the Proxy Statement and Circular. Parent shall use commercially reasonable efforts: (i) to cause the Proxy Statement and Circular to comply with the applicable rules and regulations promulgated by the SEC, Canadian Securities Laws and the rules and policies of the TSX; (ii) to promptly notify the Company of, cooperate with the Company with respect to, provide the Company (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC, the TSX and if applicable, any other Governmental Authority or their respective staff with respect to the Proxy Statement or Circular; and (iii) to provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and Circular, and any amendment or supplement thereto, prior to filing of any such document with the SEC, the TSX and if applicable, any other Governmental Authority. Parent shall cause to be filed with the SEC, the TSX and if applicable, any other Governmental Authority the Proxy Statement and Circular and Parent shall use commercially reasonable efforts to cause the Proxy Statement and Circular to be mailed to Parent’s stockholders as promptly as practicable. Each of Parent and the Company shall promptly furnish to the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or Circular, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Circular prior to it being filed with the SEC, the TSX and if applicable, any other Governmental Authority; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC, the TSX and if applicable, any other Governmental Authority; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Parent.

5.2 Federal and State Blue Sky Laws. Parent shall take such steps within its control as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of shares of Parent Common Stock pursuant to Section 1.5(a)(ii). The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant to Section 1.5(a)(ii).

5.3 Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (w) a proposal to approve the issuance of shares of Parent Common Stock under the Contemplated Transactions pursuant to Nasdaq Listing Rule 5635 and Part 6 of the TSX Company Manual, (x) a proposal to approve the Governance Amendments to Parent Articles as contemplated herein, (y) if required by the TSX, a proposal to approve the adoption of the Company Options and Company Option Plan; and (z) the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act; and (ii) shall submit such proposals to such holders at the Parent Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall ensure that all proxies solicited by the Parent Corporations and their Representatives in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent may after consultation with the Company adjourn or postpone the Parent Stockholders’ Meeting only: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or Circular that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to Parent’s stockholders; (ii) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent

Common Stock in the Merger to its stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 8, its obligations to hold the Parent Stockholders’ Meeting pursuant to this Section 5.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal with respect to a Parent Corporation or Acquisition Inquiry with respect to a Parent Corporation or by any Parent Change in Recommendation or the entering into any Alternative Agreement.

(b) Subject to Section 5.3(c): (i) the Proxy Statement and Circular shall include a statement to the effect that the Parent Board has determined that this Agreement and the Merger is in the best interests of Parent and fair to its stockholders, and recommends that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger at the Parent Stockholders’ Meeting (such determination and recommendation being referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be directly or indirectly withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to publicly reaffirm the Parent Board Recommendation, or fail to publicly state that this Agreement and the Merger are in the best interests of Parent and fair to its stockholders, within five Business Days after the Company requests in writing that such action be taken, provided that the Company has a reasonable basis for making such request; (B) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; (C) fail to issue, within five Business Days after an Acquisition Proposal with respect to a Parent Corporation is publicly announced, a press release announcing its opposition to such Acquisition Proposal; or (D) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation:

(i) if: (A) Parent has not breached its obligations under Section 4.4 in connection with the offer referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and not withdrawn (provided, however, that for purposes of this Section 5.3(c)(i), all references to “15%” in the definition of “Acquisition Transaction” as used in “Acquisition Proposal” shall be deemed substituted with “90%”); (C) the Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation at any time within five Business Days after the Company receives written notice from Parent confirming that the Parent Board has determined that such offer is a Parent Superior Offer (provided, a new notice shall be required with respect to each material modification to such offer); (E) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Parent Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, a failure to make a Parent Change in Recommendation would be inconsistent with the fiduciary duties of the Parent Board under applicable law; or

(ii) if: (A) other than (1) the development or circumstances contemplated by clause “(i)” of this Section 5.3(c) or (2) in connection with or as a result of the making of, or any development or circumstance relating to, an Acquisition Proposal with respect to a Parent Corporation or an Acquisition Inquiry with respect to a Parent Corporation, a material development or change in circumstances occurs or arises after the date of this Agreement that was neither known to the Parent Board or any executive officer nor reasonably foreseeable to the

Parent Board or any executive officer of Parent as of the date of this Agreement and does not relate to (x) events, changes or circumstances relating to Company or any of its Affiliates, (y) clearance of the Merger under the antitrust laws or (z) the mere fact that Parent meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement (however, the underlying reasons for such events may constitute such material event, development or change in circumstances) (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five Business Days prior to any meeting of the Parent Board at which the Parent Board will consider whether such Intervening Event requires the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such five Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Intervening Event; and (D) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Parent Change in Recommendation would be inconsistent with the fiduciary duties of the Parent Board under applicable law.

(d) (i) Nothing contained in this Section 5.3 will prohibit Parent from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Parent Board may determine (after consultation with outside counsel) that it or Parent, as applicable, is required to make under applicable law will constitute a violation of this Agreement; provided, however, that in any event the Parent Board shall not make a Parent Change in Recommendation except in accordance with this Section 5.3. Any public disclosure or statement by a Parent Corporation (or any of their respective Representatives) relating to an Acquisition Proposal or Acquisition Inquiry or Intervening Event with respect to a Parent Corporation (other than a ‘stop, look and listen’ communication) shall be deemed to be a Parent Change in Recommendation unless the Parent Board reaffirms the Parent Board Recommendation in such disclosure or statement.

(e) Following a Parent Change in Recommendation made or effected pursuant to Section 5.3(c)(i), Parent may enter into a definitive agreement providing for the consummation of the transaction contemplated by the Parent Superior Offer to which such Parent Change in Recommendation relates provided that (i) the effectiveness of such agreement is conditioned on the termination of this Agreement, (ii) none of Parent nor any of the other Parent Corporations has any obligation or liability of any kind pursuant to such agreement prior to the termination of this Agreement and the payment of the Parent Termination Fee, and (iii) such agreement automatically terminates without any further action by any party thereto and without any payment, penalty or other obligation or liability of any kind if and when the Required Parent Stockholder Vote is obtained (an “Alternative Agreement”).

5.4 Company Options and Company Restricted Shares.

(a) At the Effective Time, Parent shall assume the Company Option Plan and all awards granted thereunder that are assumed by Parent pursuant to this Section 5.4 (together with all agreements that govern the treatment of such assumed awards (each, an “Award Agreement”)). From and after the Effective Time, Parent shall be entitled to grant stock awards under the Company Option Plan, to the extent permissible under applicable Legal Requirements, using the share reserve of such Company Option Plan as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Option Plan and Award Agreement.

(b) At the Effective Time, each outstanding and unexercised Company Option, whether vested or unvested immediately prior to the Effective Time, shall, without any further action on the part of any holder of a Company Option, be assumed by Parent. Each such Company Option so assumed by Parent hereunder (each, an “Adjusted Option”) shall, subject to the requirements of the TSX, continue to have, and be subject to, substantially the same terms and conditions as were applicable to the corresponding Company Option under the Company Option Plan and applicable Award Agreements immediately before the Effective Time, except that, (i) each Adjusted Option will be exercisable for that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock to which the corresponding Company Option related immediately prior to the Effective Time and (y) the Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient of (x) the per share exercise price of the Company Option and (y) the Exchange Ratio, rounded up to the nearest whole cent. The date of grant of each Adjusted Option will be the date on which the corresponding Company Option was granted. Notwithstanding the foregoing, the adjustment described in this Section 5.4(b) shall be made in a manner consistent with Section 409A of the Code and, with respect to each Company Option that is an incentive stock option (within the meaning of Section 422(b) of the Code), no adjustment will be made that would be a modification (within the meaning of Section 424(h) of the Code) to such Company Option.

(c) At the Effective Time, each Company Restricted Share outstanding immediately before the Effective Time, shall, without any further action on the part of any holder of a Company Restricted Share, be assumed by Parent and shall be converted into a comparable award in respect of Parent Common Stock (each, an “Adjusted Restricted Share Award”). Each Adjusted Restricted Share Award shall continue to have and be subject to the same terms and conditions as were applicable to the corresponding Company Restricted Share under the Company Option Plan and applicable Award Agreements immediately before the Effective Time, except that (A) the number of shares of Parent Common Stock subject to such Adjusted Restricted Share Award shall be equal to the product of (i) the number of shares of Company Common Stock that were issuable upon the lapse of restrictions or conditions on vesting applicable to such Company Restricted Share immediately prior to the Effective Time, and (ii) the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock subject to an Adjusted Restricted Share Award and (B) the per share purchase price for the shares of Parent Common Stock purchased pursuant to such Company Restricted Share will be equal to the quotient of (i) the per share purchase price, if applicable, of the Company Restricted Share, and (ii) the Exchange Ratio, rounded up to the nearest whole cent.

(d) As soon as practicable (but in no event later than five (5) days) after the Effective Date, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Common Stock subject to the Company Options or Company Restricted Shares assumed by Parent in accordance with Section 5.4 and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement until such time as the shares of Parent Common Stock underlying each such Company Option or Company Restricted Share assumed by Parent have been issued or such Company Option or Company Restricted Share has been terminated, expired, canceled or forfeited.

(e) Prior to the Effective Time:

(i) Parent shall take all corporate action necessary, including any action to be taken under Section 5.3(a)(i)(y) to approve the adoption of the Company Options and Company Option Plan, to reserve for issuance a sufficient number of Parent Stock as is equal to the aggregate number of Parent Stock issuable after the Effective Time (i) upon exercise of the Adjusted Options, and (ii) in respect of each share of Adjusted Restricted Share Award; and

(ii) the Company shall use its commercially reasonable efforts to take all action that may be necessary (under the Company Option Plan, Award Agreements and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.4.

5.5 Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements all employees of the Company Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent.

(b) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Company Indemnified Persons to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Except for Parent Indemnified Persons to the extent of their respective rights pursuant to Section 5.6(b), no Parent Associate, shall be deemed to be a third party beneficiary of this Agreement.

(c) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company Corporations for purposes of eligibility, vesting and participation, but not for purposes of benefit accrual, in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Benefit Plan. In addition, and subject to the concurrence of any third-party insurers (which Parent shall use reasonable best efforts to obtain), Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time.

(d) Nothing contained herein shall be construed as requiring the Company Corporations or the Parent Corporations to continue any specific Company Employee Plan or Parent Employee Plan. The provisions of this Section 5.5 are for the sole benefit of Parent and the Company and nothing in this Section 5.5, expressed or implied, is intended or shall be construed to constitute an amendment of any Company Employee Plan or Parent Employee Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Company Employees, including Continuing Employees, prior to, on or following the Effective Time.

5.6 Indemnification of Officers and Directors.

(a) Company Indemnified Person.

(i) All rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the “Company Indemnified Persons”) for their acts and omissions as directors, officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said

Company Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective. Parent shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such Person’s prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.6(a).

(ii) At or prior to the Effective Time, the Company or the Surviving Corporation shall purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to the Company Indemnified Parties than those in effect under the Company Existing D&O Policy in effect on the date of this Agreement, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees and agents of the Company or its Subsidiaries occurring prior to the Effective Time. If such “tail policy” is not obtained then from the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Company Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ and fiduciary liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Company Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Company Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid by the Company for the Company Existing D&O Policy (the “Company Maximum Premium”). In the event any future annual premiums for the Company Existing D&O Policy (or any substitute policies) exceed the Company Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Company Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Company Maximum Premium.

(b) Parent Indemnified Person.

(i) All rights to indemnification, advancement of expenses and exculpation from liabilities by the Parent or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Parent or its Subsidiaries at or prior to the Effective Time (the “Parent Indemnified Persons”) for their acts and omissions as directors, officers, employees or agents of the Parent or its Subsidiaries occurring prior to the Effective Time, as provided in the Parent’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Parent and said Parent Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed by the Parent and such Subsidiaries to the fullest extent permitted by applicable law for a period of six years from the date on which the Merger becomes effective.

(ii) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Parent shall maintain in effect, for the benefit of the Parent Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Parent or any of its Subsidiaries occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Parent as of the date of this Agreement in the form delivered or Made Available by the Parent to Company prior to the date of this Agreement (the “Parent Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Parent may substitute for the Parent Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Parent shall not be required to pay annual premiums for the Parent Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid by the Parent for Parent’s Existing D&O Policy (the “Parent Maximum Premium”). In the event any future annual premiums for the Parent Existing D&O Policy (or any substitute policies) exceed the Parent Maximum Premium, the Parent shall be entitled to reduce the amount of coverage of the Parent Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Parent Maximum Premium.

(c) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which any Company Indemnified Person or Parent Indemnified Person may incur in enforcing the indemnification and other obligations provided for in this Section 5.6.

(d) This Section 5.6 is intended to be (i) for the benefit of, and shall be enforceable by, the Company Indemnified Persons and the Parent Indemnified Persons, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Person or Parent Indemnified Person may have by contract or otherwise, including indemnification agreements that the Company or Parent have entered into with any of their respective directors or officers and (iii) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Company Indemnified Person or Parent Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that the Parent or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, Parent (or its successor, as applicable), shall make proper provision so that the successors and assigns of the Surviving Corporation or the Parent (as the case may be) honor the indemnification and other obligations set forth in this Section 5.6. This Section 5.6 shall survive consummation of the Merger.

5.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement (and in all events within 15 Business Days after the date of this Agreement), all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly (and in any event within 10 Business Days) after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent each shall promptly (i) supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act (the “Antitrust Filings”); and (ii) use reasonable best efforts to supply any additional information which is required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (A) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (B) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such

Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding, to the extent permitted by the applicable Governmental Body, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(b) Subject to Section 5.7(c), Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Section 6 and Section 7, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Section 6 or Section 7, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions). Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, neither Parent, Merger Sub nor the Company shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets; provided, however, each of Parent, Merger Sub and the Company shall consider in good faith any divestiture that would not be reasonably likely to (i) give rise to a Parent Material Adverse Effect or Company Material Adverse Effect, (ii) materially impair the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby or (iii) give rise to a material adverse effect on the business plan or business strategy of the combined company.

5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicate with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. The Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Corporations or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicate with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ and the TSX if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to Parent or any Parent Subsidiaries or any Parent Change in Recommendation.

5.9 Tax Matters.

(a) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and Company (i) shall report the Merger on their Tax Returns as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall, to the extent required, report the Merger on their Tax Returns as not being subject to Section 367(a)(1) of the Code as a result of the operation of Section 1.367(a)-3(c) of the Code, (iii) shall not take any inconsistent position with the foregoing on any Tax Return or in any proceeding before any Tax authority or other tribunal, and (iv) shall not take any action, cause or permit any action to be taken or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” described in Section 368(a) of the Code or that would cause the Merger to be subject to Section 367(a)(1) of the Code.

(b) For so long as the Person listed on Schedule 5.9(b) owns stock of Parent, Parent shall use its reasonable efforts to avoid, in respect of any taxable year, being a passive foreign investment company within the meaning of Section 1297 of the Code (a “PFIC”), including, but not limited to, causing a Subsidiary to file an election pursuant to Treasury Regulation Section 301.7701-3. No later than 75 days after the end of each fiscal year, Parent shall deliver to the Shareholder an analysis as to whether the Parent believes that it will be treated as a PFIC in respect of such taxable year. Such analysis may be prepared by Parent, but in preparing such analysis Parent shall consult with its internationally recognized tax advisors.

(c) Parent shall provide, and shall cause each of its Subsidiaries to provide to the Person listed on Schedule 5.9(b), all information that may be necessary to allow such Person (or its direct or indirect owners) to evaluate the analysis referenced in Section 5.9(b) and to fulfill their U.S. tax filing and reporting obligations. Parent shall provide, and shall cause each of its Subsidiaries to provide, such information to the Person listed on Schedule 5.9(b) as direct and indirect owners of such Person may reasonably require to timely file and maintain a “qualified electing fund” (“QEF”) election (as defined in Section 1295(a) of the Code) with respect to any such entity.

(d) Parent shall cause the Company to comply with the reporting requirements of United States Treasury Regulations Section 1.367(a)-3(c)(6) applicable to the transactions contemplated hereunder, and any other reporting requirements applicable to a tax-free reorganization pursuant to the Code or the Treasury Regulations promulgated thereunder.

(e) Notwithstanding anything to the contrary in this Section 5.9 (or in Sections 4.2(b)(xviii) or Section 4.3(b)(xviii)), none of Parent, its Subsidiaries, or the Company will be required to comply with the undertakings set forth in Section 5.9(a) or (d) unless: (i) the shareholders of the Company immediately prior to the completion of the Merger have provided the Company or Parent, as applicable, with the information relating to such shareholders that is necessary for the Company or Parent, as applicable, (A) to establish the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1)(i) and (B) to comply with Treasury Regulation Section 1.367(a)-3(c)(6), and (ii) with respect to the application of Sections 5.9(a) and (d) to a shareholder of the Company immediately prior to the completion of the Merger, if that shareholder is a “five-percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), such shareholder has entered into the five-year agreement referenced in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

5.10 Listing. Parent shall use commercially reasonable best efforts obtain TSX approval of the Contemplated Transactions and to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, to be approved for listing (subject to notice of issuance) on the NASDAQ and the TSX, at or prior to the Effective Time.

5.11 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Company Corporations other than those continuing in office in accordance with Section 5.12 as officers and directors of the surviving entity in the Merger. Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time the resignation of each officer and director of each of the Parent Corporations other than those continuing in office in accordance with Section 5.12.

5.12 Board of Directors of the Combined Company; Management of the Combined Company.

(a) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of seven seats, to be filled as set forth on Schedule 5.12, and the directors of which shall remain in office or be appointed as indicated on Schedule 5.12 to hold office from and after the Effective Time until his or her respective successor is duly elected.

(b) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the officers of Parent shall consist of the persons set forth on Schedule 5.12, each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or removal.

5.13 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 10 days prior to the Closing Date, the Company shall furnish the following information to Parent for each Person who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent (to the extent then known): (a) the number of shares of Company Common Stock held by such Person and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company Restricted Shares held by such Person and expected to be assumed by Parent and converted or exercisable into shares of Parent Common Stock in connection with the Merger; (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such Person and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger; and (d) the EDGAR codes for each such Person.

5.14 Name of the Combined Corporation and Headquarters. The name of Parent will not be changed at the Effective Time or as a result of the combination and the headquarters of Parent shall remain the headquarters of the combined company at the Effective Time, in each case, except as may otherwise be agreed by the parties hereto.

5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.16 Securityholder Litigation.

(a) The Company shall give Parent the right to participate in the defense or settlement of any securityholder litigation against the Company and/or the Company Board relating to the Contemplated Transactions. In no event shall the Company enter into or agree to any settlement with respect to such securityholder litigation without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Parent shall give the Company the right to participate in the defense or settlement of any securityholder litigation against Parent and/or the Parent Board relating to the Contemplated Transactions. In no event shall Parent enter into or agree to any settlement with respect to such securityholder litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.16, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in this Section 5.16.

5.17 Company Covenant Regarding Registration Statement. The Company shall not file any registration statement, or any amendment to a registration statement, in respect of any of its securities, under the Securities Act.

5.18 Representation Letters. The Company shall obtain from each Person to whom Parent Common Stock will be issued pursuant to the Merger a representation letter in the form of Exhibit G, duly executed and dated the Closing Date.

5.19 Termination of Agreement. The Company shall cause the Information Sharing and Cooperation Agreement, dated December 22, 2014, between the Company and Roivant Sciences Ltd. to be terminated by the parties thereto; provided, however, that such termination shall not impose any termination or other fee or payment or other similar obligation on the Company, or result in the grant of any options or rights to acquire assets or securities of the Company.

5.20 Section 228 Notice Requirements. The Company shall comply with the notice requirements of Section 228 of the DGCL.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The issuance of shares of Parent Common Stock in the Merger, the Governance Amendments to Parent Articles, and, if necessary, the adoption of the Company Options and Company Option Plan shall each have been duly approved by the applicable Required Parent Stockholder Vote.

6.4 Certificate. Parent and Merger Sub shall have received a certificate, which shall be in full force and effect, executed by the Chief Executive Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.3(a), and 6.5 have been duly satisfied and specifying the number of Fully Diluted Company Shares (and components thereof).

6.5 No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.6 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under the HSR Act and Investment Canada Act, if required, shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act and Investment Canada Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

6.7 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX. The TSX shall have approved of the Contemplated Transactions.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger, including the issuance of Parent Common Stock pursuant to the Merger, illegal.

6.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of any of the Company Corporations; (d) seeking to compel any of the Company Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Company Corporations.

6.10 FIRPTA Matters. The Company shall have delivered to Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

6.11 Issuance of Parent Common Stock. The issuance of the Parent Common Stock issuable pursuant to the Merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and Canadian Securities Laws.

6.12 Representation Letters. The Company shall have delivered to Parent the Representation Letters.

6.13 Termination of Agreement. The Information Sharing and Cooperation Agreement, dated December 22, 2014, between the Company and Roivant Sciences Ltd. shall have been terminated by the parties thereto.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) The issuance of shares of Parent Common Stock in the Merger, the Governance Amendments to Parent Articles, and, if necessary, the adoption of the Company Options and Company Option Plan shall each have been duly approved by the applicable Required Parent Stockholder Vote and this Agreement shall have been duly adopted by Parent as the sole stockholder of Merger Sub.

7.4 Certificate. The Company shall have received a certificate, which shall be in full force and effect, executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.3(b) and 7.5 have been duly satisfied and specifying the number of Aggregate Merger Shares (and components thereof).

7.5 No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.6 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under the HSR Act and Investment Canada Act, if required, shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under the HSR Act and Investment Canada Act or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

7.7 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon (a) the exercise of assumed and converted Company Options and (b) the vesting of assumed and converted Company Restricted Shares, shall have been approved for listing (subject to notice of issuance) on the NASDAQ and the TSX and shall not be subject to any resale or escrow restrictions imposed by the TSX. The TSX shall have approved of the Contemplated Transactions, including the assumption of the Company Options, Company Option Plan and Company Restricted Shares, and any amendments thereto required by the TSX shall not economically disadvantage the holders of the Company Options or Company Restricted Shares.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) that would reasonably be expected to materially and adversely affect the right or ability of Parent or any of the Company Corporations to own any of the material assets or materially limit the operation of the business of any of the Company Corporations; (d) seeking to compel any of the Company Corporations, Parent or any Subsidiary of

Parent to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Company Corporation.

7.10 Issuance of Parent Common Stock. The issuance of the Parent Common Stock issuable pursuant to the Merger shall be exempt from the registration or qualification requirements of the Securities Act, applicable state securities laws, and the requirement to file a prospectus under Canadian Securities Laws.

7.11 Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect.

7.12 Directors and Officers. Effective as of the Effective Time, the directors and officers of Parent shall be as provided in Schedule 5.12.

7.13 Legal Opinion. The Company shall have received a legal opinion, in a form satisfactory to the Company, acting reasonably, executed by Farris, Vaughan, Wills & Murphy LLP, as to the matters set forth in Exhibit I hereto (subject to customary assumptions and qualifications).

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the date that is four months after the date of this Agreement (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by the Company or Parent if: (a) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger; and (b) the issuance of shares of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the issuance of Parent Common Stock in the Merger approved by the applicable Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied; or (ii) any of the

Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h) by the Company if an HBV Material Adverse Event has occurred.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for: (A) any willful inaccuracy in or breach of any representation or warranty contained in this Agreement to the extent such inaccuracy or breach: (1) in the case of the Company had (or would reasonably be expected to have) a Company Material Adverse Effect; and (2) in the case of Parent or Merger Sub, had (or would reasonably be expected to have) a Parent Material Adverse Effect; or (B) any breach of any material covenant or obligation contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all out-of-pocket fees and expenses, other than accountants’ and attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement and Circular and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under the HSR Act.

(b) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(d) or 8.1(e), (ii) by Parent pursuant to Section 8.1(b) or 8.1(d) following a Parent Change in Recommendation, or (iii) by either Company or Parent pursuant to Section 8.1(b) if the Parent Stockholders’ Meeting has not been held prior to the End Date and the failure to hold the Parent Stockholder’s Meeting is not attributable to a failure on the part of the Company to perform any covenant or obligation of this Agreement by the time the Company is required to perform such covenant or obligation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $12,000,000 (the “Parent Termination Fee”); provided, however, that, if there has been (a) no Acquisition Proposal made or proposed for any of the Parent Corporations prior to the time of the Parent Stockholders’ Meeting that has become publicly known and (b) no Parent Change in Recommendation, then in the case of a termination by the Company pursuant to Section 8.1(d), the Parent Termination Fee shall be $5,000,000. The Parent Termination Fee shall be paid as follows: in the case of termination by Parent pursuant to the preceding sentence, simultaneously with Parent’s termination of the Agreement and in the case of termination by the Company pursuant to the preceding sentence, within two Business Days after termination of this Agreement.

(c) In the event that the Company shall receive the Parent Termination Fee, such fees shall not be penalties but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by the parties in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, and provided the Company has not (i) notified Parent that it is not accepting the Parent Termination Fee, which notification shall occur, if at all, within 5 Business Days following the applicable termination of this Agreement, and (ii) refunded the Parent Termination Fee in full to Parent within 5 Business Days following payment thereof, if the Parent Termination Fee has been previously paid hereunder, the parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedy of the parties and that, except for the payments expressly set forth in this Section 8.3, each of the parties and their respective affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such party or parties) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Merger and the other transactions contemplated by this Agreement to be consummated.

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective Company Board and Parent Board at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ or the TSX requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this

Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.9 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date of this Agreement, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date of this Agreement shall be disregarded.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6 and, following the Effective Time, except for the right of holders of Company Common Stock to receive shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Tekmira Pharmaceuticals Corporation

100 -8900 Glenlyon Parkway

Glenlyon Business Park

Burnaby, B.C., V5J 5J8

Tel: (604) 419-3200

Attention: Bruce Cousins, Executive Vice President and

                 Chief Financial Officer

E-Mail: BCousins@tekmirapharm.com

with copies (which shall not constitute notice) to:

Farris, Vaughan, Wills & Murphy LLP

700 West Georgia St., 25th Floor

Vancouver, British Columbia V7Y 1B3

Tel: (604) 661-9307 Attention: R. Hector MacKay-Dunn, Q.C.

E-mail: hmackay-dunn@farris.com

Dorsey & Whitney LLP

Suite 1605, 777 Dunsmuir Street

Vancouver, British Columbia V7Y 1K4

Tel: (604) 630-5199

Attention: Daniel M. Miller

E-mail: miller.dan@dorsey.com

if to the Company:

OnCore Biopharma, Inc.

3805 Old Easton Road

Doylestown, Pennsylvania 18902

Attention: Bryce Roberts

E-Mail: Bryce.roberts@oncorebiopharma.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Tel: (650) 843-5753

Attention: Frank Rahmani

E-mail: rahmaniff@cooley.com

9.10 Cooperation. The Company and Parent agree to cooperate fully with Parent and the Company, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Company to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President and Chief Executive Officer

By:	/s/ Bruce Cousins
Name:	Bruce Cousins
Title:	Executive Vice President and Chief Financial
Officer

TKM ACQUISITION CORPORATION

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President

By:	/s/ Bruce Cousins
Name:	Bruce Cousins
Title:	Secretary and Treasurer

ONCORE BIOPHARMA, INC.

By:	/s/ Patrick T Higgins
Name:	Patrick T Higgins
Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 15% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Subsidiaries.

Affiliate. An “affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

Aggregate Merger Shares. “Aggregate Merger Shares” shall mean a number of shares of Parent Common Stock equal to the sum, without duplication, of the aggregate number of shares of Parent Common Stock and shares of Parent Preferred Stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of Parent Options, Parent Warrants, or other direct or indirect rights to acquire shares of Parent Common Stock or Parent Preferred Stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

BCBCA. “BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder.

Business Day. “Business day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in California or New York.

Canadian Parent Corporation. “Canadian Parent Corporation” means at a particular time, any Parent Corporation that is, or is deemed to be, resident in Canada at that time for purposes of the Income Tax Act (Canada).

Canadian Securities Laws. “Canadian Securities Laws” means the Securities Act (BC) and all other applicable Canadian provincial securities laws and Legal Requirements and, in each case, the rules, regulations and published policies made thereunder.

CFDA. “CFDA” shall mean the Canada Food and Drugs Act, as amended.

Circular. “Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to Parent Stockholders in connection with the Parent Stockholders’ Meeting, including any amendments or supplements thereto.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Company Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Company Corporations or of or to any Company Affiliate.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock and any other capital stock issued by the Company.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Company Corporations is a party; (b) by which any of the Company Corporations or any Company IP owned by any of the Company Corporations or any other asset of any of the Company Corporations is or may become bound or under which any of the Company Corporations has, or may become subject to, any obligation; or (c) under which any of the Company Corporations has or may acquire any right or interest.

Company Corporations. “Company Corporations” shall mean: (a) the Company; and (b) the Company’s Subsidiary.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a), 2.3(c), 2.3(e), 2.20, 2.21, 2.22 and 2.24.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee of any of the Company Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Company Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan. “Company Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Company Corporations for the benefit of any Company Associate; or (b) with respect to which any of the Company Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock.

Company Foreign Plan. “Company Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside of the United States to which any of the Company Corporations is required to contribute or under which any of the Company Corporations has or may have any liability; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (c) any Company Employee Plan that covers or has covered any Company Employee whose services are or have been performed primarily outside of the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property relating to the Company Products in which any of the Company Corporations has an ownership interest; and (b) all other Intellectual Property with respect to which any of the Company Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent), condition (financial or otherwise) or results of operations of the Company Corporations taken as a whole; provided, however, that, in no event shall any Effect resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the biopharmaceutical industry or the U.S., Canada or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Corporations taken as a whole; (ii) general conditions in the financial or currency markets, and any changes therein; (iii) changes in GAAP (or any interpretations of GAAP) or Legal Requirements (or any interpretations thereof) applicable to the Company or any of its Subsidiaries; (iv) the announcement of the transactions contemplated by the Agreement; (v) any natural disaster, adverse weather conditions or other force majeure events or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; and (vi) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics.

Company Option Plan. “Company Option Plan” shall mean the Company’s 2014 Equity Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Series R Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean product candidates based on the Company’s drug development programs targeting hepatitis B virus, as currently under development.

Company Restricted Shares. “Company Restricted Shares” shall mean each share of restricted Company Common Stock issued by the Company, which is subject to vesting conditions and/or rights to repurchase or reacquire by the Company, whether granted, assumed, or issued by the Company pursuant to a Company Option Plan or otherwise.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited balance sheet of the Company as of September 30, 2014.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, as amended, dated as of November 14, 2014, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, including the matters contemplated in the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, the Lock-up Agreements, the Registration Rights Agreement, the Governance Agreement, the Standstill Agreement, the Representation Letter, the Subscription Agreement and the Governance Amendment to Parent Articles.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Environmental Law. “Environmental Law” means any federal, state, provincial, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall mean the number equal to the Aggregate Merger Shares divided by the Fully Diluted Company Shares.

FDA. “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act. “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

Federal Health Care Program. “Federal Health Care Program” shall mean any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the federal government of Canada, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, and Title 10, Chapter 55 of the United States Code, respectively), or any state health care program (as defined in Section 1128(h) of the Social Security Act).

Fully Diluted Company Shares. “Fully Diluted Company Shares” shall mean the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, or issuable upon the exercise of Company Options or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, in each case (a) on an as converted to common basis, (b) calculated on the treasury stock method and (c) whether or not then vested, exercisable or subject to repurchase.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ and the TSX).

Governance Amendment to Parent Articles. “Governance Amendment to Parent Articles” shall mean the amendment to the articles of the Parent, in the form attached hereto as Exhibit H, proposed to be adopted by Parent as at the Effective Time to (i) remove the right of the chair to a second or casting vote at a meeting of the Parent Board and (ii) to implement certain transitional governance matters as set out in Exhibit E.

HBV Material Adverse Event. “HBV Material Adverse Event” shall mean (i) the occurrence of any event or condition which would be expected to delay the first human subject from receiving TKM-HBV in Canada until after June 30, 2015, or (ii) the TKM-HBV Clinical Trial Authorization is canceled in its entirety by Health Canada, or the TKM-HBV phase 1 clinical trial is otherwise terminated.

Health Canada. “Health Canada” shall mean Health Canada or any successor Governmental Body thereto.

Health Care Laws. “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative false claims law (42 U.S.C. §1320a-7b(a)), the anti-inducement law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) all laws and regulations governing the confidentiality of patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) the CFDA and the regulations promulgated thereunder, (g) the PMPRB, and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA, Health Canada and other Governmental Bodies that regulate the research, design, development, evaluation, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, promotion, sale, distributing or marketing, recall and reporting of prescription drugs and biologics (in any stage of development), or related to kickbacks, patient or program charges, recordkeeping, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been debarred by the FDA or Health Canada or excluded from Federal Health Care Programs, quality, safety, privacy, security, licensure, or any other aspect of developing health care products and services.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean United States and Canadian, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), and all rights under, in or to any of the foregoing that may exist or be created under the laws of any jurisdiction in the world.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company. “Knowledge of the Company” or a similar phrase shall mean the actual knowledge of the Company’s executive officers after reasonable inquiry.

Knowledge of Parent. “Knowledge of Parent” or a similar phrase shall mean the actual knowledge of Parent’s executive officers after reasonable inquiry.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law or equity, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ and the TSX).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to information, document or other material to which the Company has given Parent access: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Parent and Parent’s Representatives had access to such information, document or material throughout such period of time; and (b) with respect to information, document or other material to which Parent has given the Company access: either (x) (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives for a reasonable period of time prior to the execution of the Agreement in the virtual data room maintained by Parent with Data Site with Firmex Inc. in connection with the transactions contemplated by the Agreement (it being understood that a document that was only made available for review in the virtual data room in the two days prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if Parent shall have promptly notified the Company or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) the Company and the Company’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by the Parent, with the SEC and Canadian securities regulatory authorities prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database or on SEDAR. As used in this definition of “Made Available”, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or Canadian securities regulatory authorities or any member of their respective staff.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

NASDAQ. “NASDAQ” shall mean the NASDAQ Global Market.

Order. “Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Parent Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the Parent Corporations or of or to any Parent Affiliate.

Parent Board. “Parent Board” shall mean the Parent’s board of directors.

Parent Common Stock. “Parent Common Stock” shall mean the common shares without par value in the capital of Parent.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Parent Corporations is a party; (b) by which any of the Parent Corporations or any Parent IP owned by any of the Parent Corporations or any other asset of any of the Parent Corporations is or may become bound or under which any of the Parent Corporations has, or may become subject to, any obligation; or (c) under which any of the Parent Corporations has or may acquire any right or interest.

Parent Corporations. “Parent Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries, including Merger Sub.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a), 3.3(c), 3.3(f), 3.21, 3.22, 3.23, 3.25 and 3.26.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or any other employee of any of the Parent Corporations.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, disability benefits, sick pay, paid time off, vacation pay, retirement benefits, retiree health benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and any “health and welfare trust” or “employee life and health trust” within the meaning of the Income Tax Act (Canada): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Corporations for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan. For greater certainty, “Parent Employee Plan” includes any Parent Foreign Plan.

Parent Equity Award. “Parent Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Parent Common Stock.

Parent Foreign Plan. “Parent Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside of the United States to which any of the Parent Corporations is required to contribute or under which any of the Parent Corporations has or may have any liability; (b) any Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (c) any Parent Employee Plan that covers or has covered any Parent Employee whose services are or have been performed primarily outside of the United States.

Parent IP. “Parent IP” shall mean: (a) all Intellectual Property relating to the Parent Products in which any of the Parent Corporations has an ownership interest; and (b) all other Intellectual Property with respect to which any of the Parent Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent), condition (financial or otherwise) or results of operations of the Parent Corporations taken as a whole; provided, however, that, in no event shall any Effect resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the biopharmaceutical industry or the U.S., Canada or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Corporations taken as a whole; (ii) general conditions in the financial or currency markets, and any changes therein; (iii) any change in the market price or trading volume of Parent Common Stock; (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements (or any interpretations thereof) applicable to Parent or any of its Subsidiaries; (v) the announcement of the transactions contemplated by the Agreement; (vi) any natural disaster, adverse weather conditions or other force majeure events or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; and (vii) the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics.

Parent Option Plans. “Parent Option Plans” shall mean Parent’s: (a) 2007 Plan, (b) 2011 Plan, (c) two Designated Plans and (d) Protiva Option Plan, each as have been amended.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Option Plans, assumed by Parent or otherwise).

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $.001 par value per share, of Parent.

Parent Products. “Parent Products” shall mean product candidates based on RNA interference therapeutics and/or lipid nanoparticle (LNP) delivery technology or any other programs that any Parent Corporation is currently preclinically or clinically developing, marketing, selling, distributing or manufacturing for clinical or commercial use (whether or not in collaboration with another Person).

Parent Superior Offer. “Parent Superior Offer” shall mean an unsolicited bona fide written offer by a third party (or any subsequent written offer by such third party that results from the negotiations with such third party, in accordance with the terms of the Agreement, of such third party’s initial unsolicited Acquisition Proposal) to purchase all or substantially all of the outstanding assets of the Parent or all of the shares of Parent Common Stock (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation and all other financial, regulatory, legal and other aspects of such offer, including any financing condition, to be more favorable to Parent or the Parent’s stockholders from a financial point of view, to the combination with the Company, taking into account long-term value of the combined company rather than short term value.

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to the Company the Parent Board Recommendation, including a Parent Change in Recommendation; (b) Parent shall have failed to include in the Proxy Statement or Circular the Parent Board Recommendation and a statement to the effect that the Parent Board has determined that this Agreement and the Merger are in the best interests of the Parent and fair to its stockholders; (c) the Parent Board fails to publicly reaffirm the Parent Board Recommendation, or fails to publicly reaffirm its determination that this Agreement and the Merger are in the best interests of Parent and fair to its stockholders, within five Business Days after the Company requests in writing that such recommendation or determination be reaffirmed, provided that the Company has a reasonable basis for making such request; (d) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.4(b)); (e) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal including any Alternative Agreement; (f) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have publicly announced, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal with respect to a Parent Corporation is publicly announced, and Parent fails to issue a press release announcing its opposition to such Acquisition Proposal within five Business Days after such Acquisition Proposal is announced; or (h) Parent shall have breached, or shall have been deemed to have breached pursuant to the last sentence of Section 4.4(b), in any material respect Section 4.4 or Section 5.3 of the Agreement.

Parent Unaudited Balance Sheet. “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2014.

Parent Warrants. “Parent Warrants” shall mean (i) the outstanding Warrants dated June 16, 2011 to purchase 185,500 shares of Parent Common Stock and (ii) the Warrants dated February 29, 2012 to purchase 212,750 shares of Parent Common Stock.

Person. “Person” shall mean any individual, Entity or Governmental Body.

PMPRB. “PMPRB” shall mean the Canada Patent Act and Patented Medicines Regulations and the guidelines of the Patent Medicines Pricing Review Board.

Proxy Statement. “Proxy Statement” shall mean the Proxy Statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives. “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Securities Act (BC). “Securities Act (BC)” means the Securities Act (British Columbia).

SEDAR. “SEDAR” means the System for Electronic Document Analysis Retrieval.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, premium tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, license tax, alternative or add-on minimum tax, withholding tax or payroll tax), and any charge, fine, penalty or interest related to a tax, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TSX. “TSX” shall mean the Toronto Stock Exchange.

Warning Notice. “Warning Notice” shall have the meaning set forth in Section 3.12(g).

EXHIBITS B to F

Exhibits B to F of this Agreement have been relocated as Annexes to the proxy statement/circular.

EXHIBIT	ANNEX
EXHIBIT B—FORM OF PARENT STOCKHOLDER VOTING AGREEMENT	Annex D
EXHIBIT C—FORMS OF LOCK-UP AGREEMENT	Annex F
EXHIBIT D—FORM OF REGISTRATION RIGHTS AGREEMENT	Annex E
EXHIBIT E—FORM OF GOVERNANCE AGREEMENT	Annex G
EXHIBIT F—FORM OF STANDSTILL AGREEMENT	Annex H

EXHIBIT G

FORM OF REPRESENTATION LETTER

REPRESENTATION LETTER

This Representation Letter, dated as of                     , 2015, is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), by                     (the “Stockholder”) in connection with that certain Agreement and Plan of Merger dated as of                     , 2015 (the “Merger Agreement”) by and among the Company, OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), and TKM Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into OnCore, with OnCore surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, the Stockholder will receive shares of the Company’s common stock (the “Company Securities”) at the Closing (as defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement, and such Stockholder hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

I. AUTHORITY AND RELIANCE. I REPRESENT THAT I HAVE FULL POWER AND AUTHORITY TO EXECUTE THIS LETTER AND MAKE THE REPRESENTATIONS CONTAINED HEREIN, WITHOUT OBTAINING THE APPROVAL OR CONSENT OF ANY OTHER PERSON. I UNDERSTAND THAT THE COMPANY IS RELYING ON THIS STATEMENT IN ISSUING ME THE COMPANY SECURITIES IN CONNECTION WITH THE MERGER. THIS AGREEMENT HAS BEEN DULY AND VALIDLY EXECUTED AND DELIVERED BY ME AND CONSTITUTES A LEGAL, VALID AND BINDING OBLIGATION OF SUCH MINE, ENFORCEABLE AGAINST ME IN ACCORDANCE WITH ITS TERMS.

II. ACQUIRED ENTIRELY FOR OWN ACCOUNT. I AM ACQUIRING THE COMPANY SECURITIES FOR INVESTMENT FOR AN INDEFINITE PERIOD FOR MY OWN ACCOUNT, NOT AS A NOMINEE OR AGENT, AND NOT WITH A VIEW TO THE SALE OR DISTRIBUTION OF ANY PART THEREOF, AND I HAVE NO PRESENT INTENTION OF SELLING, GRANTING PARTICIPATION IN, OR OTHERWISE DISTRIBUTING THE SAME. I FURTHER REPRESENT THAT I DO NOT HAVE ANY CONTRACT, UNDERTAKING OR ARRANGEMENT WITH ANY PERSON TO SELL, TRANSFER OR GRANT PARTICIPATION TO SUCH PERSON OR TO ANY THIRD PERSON, WITH RESPECT TO ANY OF THE COMPANY SECURITIES.

III. DISCLOSURE OF INFORMATION. I HAVE HAD AN OPPORTUNITY TO REVIEW THE MERGER AGREEMENT AND THE PARENT DISCLOSURE SCHEDULE (AS DEFINED IN THE MERGER AGREEMENT) IN CONNECTION WITH THE MERGER. I HAVE ALSO HAD AN OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM THE COMPANY REGARDING THE COMPANY, ITS BUSINESS AND THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE COMPANY SECURITIES. I BELIEVE I HAVE RECEIVED ALL THE INFORMATION I CONSIDER NECESSARY OR APPROPRIATE FOR DECIDING WHETHER TO APPROVE THE MERGER AND ACQUIRE THE COMPANY SECURITIES.

IV. SECURITIES LAWS. I UNDERSTAND THE COMPANY SECURITIES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND WILL BE FURTHER SUBJECT TO THE FEDERAL SECURITIES LAWS AND APPLICABLE REGULATIONS, AND THAT SUCH COMPANY SECURITIES MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE ACT, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES. IN THIS CONNECTION, I REPRESENT THAT I AM FAMILIAR WITH RULE 144 AS PRESENTLY IN EFFECT, AND I UNDERSTAND THE RESALE LIMITATIONS IMPOSED THEREBY AND BY THE ACT.

V. ACCREDITED INVESTOR. I AM AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A) OF REGULATION D PROMULGATED UNDER THE ACT).

VI. TRANSFERS. I WILL NOT SELL, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF OR ENCUMBER ANY OF THE COMPANY SECURITIES I RECEIVES UNLESS AND UNTIL (A) SUCH SHARES ARE SUBSEQUENTLY REGISTERED UNDER THE ACT AND EACH APPLICABLE STATE SECURITIES LAW; OR (B) (I) AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREUNDER, AND (II) I HAVE NOTIFIED THE COMPANY OF THE PROPOSED TRANSFER AND HAVE FURNISHED THE COMPANY WITH AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER WILL NOT REQUIRE REGISTRATION OF SUCH SHARES UNDER THE ACT.

VII. INVESTMENT EXPERIENCE. I AM ABLE TO FEND FOR MYSELF, CAN BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE COMPANY AND HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL OR BUSINESS MATTERS THAT I AM CAPABLE OF EVALUATING THE MERITS AND RISKS OF ACQUIRING THE COMPANY SECURITIES.

VIII. NO GENERAL SOLICITATION OR ADVERTISING. I ACKNOWLEDGE THAT I AM NOT ACQUIRING THE COMPANY SECURITIES AS A RESULT OF ANY “GENERAL SOLICITATION” OR “GENERAL ADVERTISING,” AS SUCH TERMS ARE USED IN REGULATION D UNDER THE ACT, INCLUDING THE COMPANY’S REGISTRATION STATEMENTS OR OTHER FILINGS WITH THE SEC OR SEDAR, ADVERTISEMENTS, ARTICLES, NOTICES OR OTHER COMMUNICATIONS PUBLISHED IN ANY NEWSPAPER, MAGAZINE OR SIMILAR MEDIA OR BROADCAST OVER RADIO OR TELEVISION, OR ANY SEMINAR OR MEETING WHOSE ATTENDEES HAVE BEEN INVITED BY GENERAL SOLICITATION OR GENERAL ADVERTISING.

IX. LEGENDS. I AUTHORIZE THE COMPANY AND ITS AGENTS TO PLACE ON THE CERTIFICATES FOR THE COMPANY SECURITIES LEGENDS STATING THAT SUCH COMPANY SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAW AND SETTING FORTH THE AFOREMENTIONED RESTRICTIONS ON TRANSFER, INCLUDING ONE OR ALL OF THE FOLLOWING LEGENDS:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BUYER IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.”

IN WITNESS WHEREOF, the undersigned has executed this Representation Letter as of the date set forth below.

DATED:

STOCKHOLDER

[ENTITY NAME]

By:

Name:

Title:

OR

[Name], and individual

EXHIBIT H

FORM OF GOVERNANCE AMENDMENT TO PARENT ARTICLES

Exhibit H of this Agreement has been relocated as Annex C to the proxy statement/circular.

EXHIBIT I

FORM OF LEGAL OPINION

To the Company and the recipients of securities of Parent (“Recipients”) pursuant to the Merger:

1.

The Parent Common Stock to be issued pursuant to the Merger, including Parent Common Stock issued in respect of Company Restricted Stock, (“Issued Shares”) have been validly authorized and issued as fully paid and non-assessable common shares of Parent to the holders thereof.

2.	The Company Options assumed by Parent pursuant to the Merger (“Assumed Options”) have been validly authorized by Parent.

3.

The Parent Common Stock to be issued on the exercise of Assumed Options (“Option Shares”) have been allotted and reserved for issuance to the holders of the Assumed Options and, upon the due and proper exercise of the Assumed Options in accordance with the terms thereof (including payment of the exercise price therefor), the Option Shares will be validly issued as fully-paid and non-assessable shares of Parent.

4.

The issue of the Issued Shares and Assumed Options by Parent to the Recipients in the manner contemplated in the Merger Agreement has been effected in such manner as to be exempt from the prospectus requirements of Canadian Securities Laws and no prospectus or other document is required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws to permit the issue of the Issued Shares and Assumed Options to the holders thereof; however, Parent is required to, within ten days after the date the Issued Shares are issued file a report on Form 45-106F6 with the British Columbia Securities Commission, and pay the prescribed fees, accompanied by the fee checklist, if any, to the British Columbia Securities Commission.

5.

The issue of the Option Shares upon the due exercise of the Assumed Options in accordance with their terms will be exempt from the prospectus requirements of Canadian Securities Laws and no prospectus or other document will be required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws to permit the issue of the Option Shares to the holders thereof.

6.

No prospectus or other document will be required to be filed, no proceeding is required to be taken and no approval, permit, consent or authorization is required to be obtained by Parent under Canadian Securities Laws in connection with the first trade of Issued Shares or Option Shares in British Columbia by the holders thereof through registrants duly registered under Canadian Securities Laws who have complied with the relevant provisions of such Canadian Securities Laws and the terms of such registrations, provided that:

(a)	Parent is and has been a “reporting issuer” in a jurisdiction of Canada for the four months immediately preceding the trade;

(b)	such trade is not a “control distribution” as defined in NI 45-102;

(c)	no unusual effort is made to prepare the market or create a demand for the Issued Shares or Option Shares that are the subject of the trade;

(d)	no extraordinary commission or other consideration is paid to a person or company in respect of the trade; and

(e)

if the selling security holder is an “insider” or “officer” of Parent as those terms are defined under Canadian Securities Laws, the selling security holder has no reasonable grounds to believe that Parent is in default of “securities legislation”, as defined in National Instrument 14-101 Definitions (“NI 14-101”).

SCHEDULE 5.9(b)

PERSON

Roivant Sciences Ltd.

SCHEDULE 5.12

DIRECTORS AND OFFICERS

Parent Designated Directors:

1. Mark Murray

2. Daniel Kisner, Vice Chairman

Company Designated Directors:

1. Vivek Ramaswamy, Chairman

2. Keith Manchester

Of the three remaining directors to be designated by Parent to be effective immediately following the Effective Time, one director will be designated by the Company and one director will be designated by Parent, each of whom will be designated no later than the date that is five Business Days prior to the mailing of the Proxy Statement and Circular, and the designation of one director will be agreed upon by Parent and Company no later than the date that is five Business Days prior to the mailing of the Proxy Statement and Circular, if possible.

The appointment and designation of each director is subject to such individual delivering to the Parent consents to act as required by the BCBCA.

Should any of the foregoing individuals be unable or unwilling to serve as a director (or fail to deliver the consent to act as required by the BCBCA), then such open director position shall be filled by an individual designated by the party who originally designated the individual for such director position.

The parties shall work together to ensure that the proposed collective board of directors of Parent will satisfy any applicable Nasdaq and TSX requirements relating to number of directors who are independent, financially literate and/or financial experts, as defined by such applicable requirements.

Officers and other Senior Advisors:

Mark J. Murray—Chief Executive Officer

The parties shall work together to agree to additional officers that are to be appointed as at the Effective Time of the Merger.

Should the foregoing individual be unable or unwilling to serve as an officer, then such open officer position shall be filled by mutual agreement by the parties before the Closing.

Annex B

January 11, 2015

The Board of Directors

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada V5J 5J8

Dear Members of the Board:

We understand that Tekmira Pharmaceuticals Corporation, a British Columbia, Canada corporation (“Tekmira”), TKM Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Tekmira (“Merger Sub”), and OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of January 11, 2015 (the “Agreement”), pursuant to which Tekmira will indirectly acquire OnCore (the “Transaction”). Pursuant to the Agreement, among other transactions, Merger Sub will be merged with and into OnCore and Tekmira will issue to the holders of outstanding shares of OnCore common stock, par value $0.001 per share, an aggregate number of shares of Tekmira common stock, no par value, (“Tekmira Common Stock”) equal to the “Aggregate Merger Shares” (as defined in the Agreement), as a result of which the stockholders of OnCore will hold, immediately after the Transaction, approximately fifty percent (50%) of the total number of outstanding shares of capital stock of Tekmira, calculated on a fully-diluted and as-converted basis (using the treasury stock method) (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Tekmira of the Consideration to be paid by Tekmira in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain historical business and financial information relating to OnCore and Tekmira;

(iii)

Reviewed various financial forecasts and other data prepared by management of Tekmira relating to the business of OnCore and the business of Tekmira, and the probability weightings assigned by management of Tekmira, and the projected cost and revenue synergies and other benefits, including the amount and timing thereof, anticipated by the management of Tekmira to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of OnCore and Tekmira with respect to the businesses and prospects (including the products and product candidates) of OnCore and Tekmira, respectively, and with respect to the projected synergies and other benefits anticipated by the management of Tekmira to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of OnCore and Tekmira, respectively;

(vi)	Reviewed historical stock prices and trading volumes of Tekmira Common Stock;

(vii)	Reviewed the potential pro forma financial impact of the Transaction on Tekmira based on the financial forecasts, and probability weightings, referred to above relating to OnCore and Tekmira; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of OnCore or Tekmira or concerning the solvency or fair value of OnCore or Tekmira, and we have not been furnished with any such valuation or appraisal. We have assumed that the Transaction is not a “related party transaction” as defined in Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions (“MI 61-101”) and that, accordingly, the Transaction is not subject to the independent valuation requirements of MI 61-101. As you are aware, management of OnCore did not provide financial forecasts relating to OnCore and, at your direction, for purposes of analysis we have utilized only forecasts prepared by management of Tekmira, including with respect to OnCore. In addition, we have applied the probability weightings assigned by management of Tekmira related to the likelihood of technical, clinical and regulatory success. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Tekmira to be realized from the Transaction, and the probability weightings, we have assumed, with the consent of Tekmira, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of OnCore and Tekmira, respectively, such synergies and other benefits, and the likelihood of technical, clinical and regulatory success. In addition, we have assumed, with the consent of Tekmira, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We have relied on the assessments of the management of Tekmira as to the validity of, and risks associated with, the products and product candidates or Tekmira and OnCore (including, without limitation, the validity and risks associated with such products and product candidates and the likelihood of technical, clinical and regulatory success). We assume no responsibility for and express no view as to any such forecasts, probability weightings or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Tekmira Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Tekmira might engage or the merits of the underlying decision by Tekmira to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Tekmira, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Tekmira, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Tekmira, OnCore or the Transaction. We further have assumed, with the consent of Tekmira, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Tekmira obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the

Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Tekmira in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Tekmira and certain of its respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Tekmira, OnCore and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard. This opinion is delivered subject to New York law, and is to be interpreted in accordance with customary practice in the United States.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Tekmira (in its capacity as such) and our opinion is rendered to the Board of Directors of Tekmira in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Tekmira in the Transaction is fair, from a financial point of view, to Tekmira.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Andrew Dickinson
Andrew Dickinson
Managing Director

Annex C

AMENDMENT TO TEKMIRA PHARMACEUTICALS CORPORATION ARTICLES OF INCORPORATION

Part 18.2

Questions arising at any meeting of directors are to be decided by a majority of votes (subject to Part 27), and, in the case of an equality of votes, the chair of the meeting shall not have a second (or casting) vote.

Part 27—Transitional Governance Matters

Notwithstanding any other provision of these Articles, for a period commencing upon the effective date of the merger (the “Merger”) between TKM Acquisition Corporation, a wholly-owned subsidiary of the Company, and OnCore Biopharma, Inc., a Delaware corporation, undertaken pursuant to an Agreement and Plan of Merger and Reorganization dated January 11, 2015, and ending upon the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when RS no longer has a right to nominate one or more directors under Section 1 of this Part 28, the following provisions shall apply:

Supermajority Matters

1.

Any one of the following matters shall require the approval of at least seventy percent (70%) of the number of directors then in office, whether such approval is given by way of a vote at a meeting of directors or by written consent:

(a)	the removal or replacement of the chair of the board of directors of the Company;

(b)	the removal or replacement of the chief executive officer of the Company,

(c)	subject to Part 28, the nomination of a director for election to the board of directors of the Company;

(d)	subject to Part 28, the appointment of a director to the board of directors of the Company to fill a vacancy created by the resignation or death of a director;

(e)	subject to Part 28, the appointment of an additional director to the board of directors of the Company;

(f)

any take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, merger, tender offer, exchange offer, consolidation, recapitalization, reorganization, liquidation, dissolution or winding-up in respect of, or involving, the Company or any subsidiary of the Company;

(g)

any sale or issuance of shares of the Company or other equity interests in the Company (or rights, interests or securities convertible into or exercisable for such shares or other equity interests), in one or more connected transactions, which would be greater than 5% of the outstanding shares of stock of the company, other than the grant or issuance of such equity interests in connection with any stock-based compensation plan or plans approved by the board of directors of the Company;

(h)

any sale of assets (or any strategic alliance, joint venture, license or other arrangement having the same economic effect as a sale) of the Company or any subsidiary of the Company representing a transaction value and/or payments greater than $10 million;

(i)

ceasing or abandoning any research, development or commercialization efforts that were publicly disclosed by the Company as having been underway as at the effective date of the Merger, or declining to advance the development or commercialization of such programs, whether by failing to continue to fund such programs or otherwise;

(j)	incurring any indebtedness or third party guarantees in excess of $5,000,000 individually or $10,000,000 in the aggregate; or

(k)	any amendment or proposed amendment to the Articles or Notice of Articles of the Company,

(collectively	referred to as “Supermajority Matters”).

Inconsistencies

2.	In the event of an inconsistency between a provision of this Part 27 and any other provision of these Articles, the provision of this Part 27 shall prevail.

Alterations of Part 27 and Section 18.2

3.	This Part 27 and Section 18.2 may only be amended by special resolution.

Part 28—Director Election Matters

Definitions

In this Part, the following terms shall have the meaning assigned to them below:

“Calculated on an Undiluted Basis” means calculated before giving effect to the exercise, conversion or exchange of any securities exercisable for, convertible into, or exchangeable for, Company Shares;

“Company Shares” means the common shares in the capital of the Company as constituted on the date hereof;

“Record Date Notice” means the date of the letter filed on SEDAR by the Company’s registrar and transfer agent giving notice of the record date for determination of the shareholders entitled to notice of and to vote at any Shareholder Meeting; and

“Shareholder Meeting” means an annual general meeting of shareholders or special meeting of shareholders of the Company called for the purpose of electing directors to the board of directors of the Company.

Election of Directors

1.

For so long as Roivant Sciences Ltd. ((the “Nominating Shareholder” or “RS”) has “beneficial ownership” (as defined pursuant Rule 13d-3 under the United States, Securities Exchange Act of 1934, as amended) (“Beneficial Ownership”) owns or exercises control or direction over not less than:

(a)

twenty- percent (20%) of the issued and outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, RS has the right to nominate two (2) individuals for election to the board of directors of the Company at each Shareholder Meeting; and

(b)

ten percent (10%) of the issued and outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, RS has the right to nominate one (1) individual for election to the board of directors of the Company at each Shareholder Meeting,

(where such designee directors are referred to as the “RS Nominated Directors”).

2.

Upon the Nominating Shareholder having Beneficial Ownership or exercising control or direction over less than ten percent (10%) of the outstanding Company Shares Calculated on an Undiluted Basis as at the Record Date Notice, the nomination rights provided under Section 1 will be of no further force and effect.

Number of Directors

3.

For so long as the Nominating Shareholder has a right to nominate one or more directors under Section 1 of this Part 28, the number of directors of the Company shall not exceed seven (7) directors without the prior written consent of the Nominating Shareholder.

Nomination Procedure

4.	For so long as the Nominating Shareholder has a right to nominate one or more directors under Section 1 of this Part 28:

(a)

No earlier than ninety (90) days and no later than sixty (60) days prior to the date of each Shareholder Meeting, the Company shall notify RS in writing of the date of the Shareholder Meeting (the “Company Notice”). The Company Notice shall specify the total number of Company Shares issued and outstanding Calculated on an Undiluted Basis as at the Record Date Notice.

(b)

RS shall have the right and option, exercisable within fifteen (15) days from receipt of the Company Notice (the “Nomination Right Notice Period”) by written notice to the Company (the “Nomination Notice”) to exercise the Nomination Right. If RS wishes to exercise the Nomination Right, RS must specify in the Nomination Notice (i) the number of Company Shares beneficially owned by the Nominating Shareholder as at the date of the Nomination Notice, (ii) the name of the individual(s) RS wishes to nominate for election to the board of directors of the Company, and (iii) confirm that the nominee(s) are eligible to act as director(s) under the Act or, if the Company is otherwise governed by another statue or regime, that the nominee(s) are eligible to act as a director under such statute or regime. As soon as reasonably possible after the request by the Company, duly completed forms and any other information in respect of the RS Nominated Directors, as required by the relevant stock exchange, shall be provided by the RS Nominated Directors.

(c)

If RS fails to deliver a Nomination Notice in response to a Company Notice within the Nomination Right Notice Period, then the Company will not be required to nominate individuals identified by RS for election to the board of directors of the Company at the Shareholder Meeting with respect to which RS failed to deliver the Nomination Notice, and RS shall have the right to nominate person(s) for election to the board of directors of the Company at the next Shareholder Meeting in accordance with this Part 28.

(d)

If RS delivers a Nomination Notice in response to a Company Notice within the Nomination Right Notice Period then, subject only to the nominee(s) identified in the Nomination Notice being eligible to act as director(s) of the Company, the Company shall (i) nominate the RS nominee(s) to stand for election to the board of directors of the Company at the Shareholder Meeting, and (ii) solicit proxies from the holders of Company Shares in respect thereof which will be satisfied by delivery of a form of proxy to the holders of Company Shares following standard procedures consistent with past practice. For greater certainty, the Company (x) shall not be required to retain a third party solicitation agent, and (y) shall include the name of the RS nominee(s) to stand for election to the board of directors of the Company in the proxy to be delivered to each holder of Company Shares in respect of the Shareholder Meeting. The Nominating Shareholder shall also provide to the Company such other information regarding the RS nominee(s) as may be reasonably requested by the Company so as to comply with applicable proxy disclosure requirements under applicable securities laws, together with such other information, including a biography of the RS Nominated Directors, that is consistent with the information the Company intends to publish about management nominees as directors of the Company in the information circular to be prepared by the Company in connection with the election of directors at a Shareholder Meeting.

Casual Vacancies

5.

In the event that an RS Nominated Director resigns, dies, becomes incapacitated or otherwise ceases to be a director prior to the expiration of his or her term as a director, such vacancy on the board of directors shall be filled by the remaining directors with the nominee identified by RS promptly. The

Company shall use all commercially reasonable steps, promptly upon receipt by it of a written notice from RS to fill such vacancy, as are necessary to call (no later than five (5) days following notice of such identified nominee by RS) a meeting of the board of directors to vote on the appointment of such Shareholder Designee to fill such vacancy (or to obtain a vote of the directors by way of unanimous written resolution) and take all such other steps as are required by the Act with respect to such appointment.

Transitional Period

6.

This Part 28 shall remain in effect until the date that is the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when RS no longer has a right to nominate one or more directors under Section 1 of this Part 28.

Inconsistencies

7.	In the event of an inconsistency between a provision of this Part 28 and any other provision of these Articles, the provision of this Part 28 shall prevail.

Annex D

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of January 11 , 2015, by and between OnCore Biopharma, Inc., a Delaware corporation (“Company”) and                      (the “Shareholder”).

RECITALS

A. Shareholder is a holder of record and beneficially owns (whether directly or indirectly, or over which Shareholder has control or direction of) certain common shares without par value (“Common Shares’) in the capital of Tekmira Pharmaceuticals Corporation, a British Columbia corporation (“Parent”).

B. Company, Parent, and TKM Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

C. In order to induce Company to enter into the Merger Agreement, Shareholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by the Company) contemplating or otherwise relating to any Acquisition Transaction.

(b) The term “Acquisition Transaction” shall have the meaning assigned to that term in the Merger Agreement.

(c) Shareholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) beneficially owns (whether directly or indirectly, or over which Shareholder has control or direction of) such security, regardless of whether Shareholder Owns such security on the date hereof or has acquired Ownership of such security at any time after the date hereof and regardless of the manner in which Shareholder has acquired Ownership of such security, including, without limitation, as a result of the exercise of stock options, conversion of convertible securities, exchange of any securities or otherwise.

(d) “Parent Triggering Event” shall have the meaning assigned to that term in the Merger Agreement.

(e) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(g) “Subject Securities” shall mean: (i) all Common Shares of Parent Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Parent (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) of which Shareholder acquires Ownership during the period from the date of this Agreement through and including the Voting Covenant Expiration Date.

(h) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly sell, transfer or assign or agree to sell, transfer or assign or grant to any person any right or option to buy any of the Subject Securities or the voting rights attached thereto, without the prior written consent of the Company.

(i) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which: (a) a Parent Triggering Event occurs; (b) the Merger Agreement is validly terminated, or (c) the date upon which the Merger is consummated.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy or power of attorney is granted (other than in connection with Shareholder’s compliance with Section 2.3 of this Agreement), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities. During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any person that is inconsistent with, violates, contravenes, or results in a violation, breach or contravention of, any of the provisions of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of any Subject Securities by Shareholder (i) to Company or to any wholly-owned subsidiary of Company, (ii) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, (iii) upon the death of Shareholder, (iv) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder, or (v) the transfer is to any nominee or custodian (including a trust) where there is no change in beneficial ownership (other than a change in beneficial ownership resulting from a transfer to a trust for the direct or indirect benefit of the immediate family members of the Shareholder); provided, however, in the case of each of clauses (ii), (iii) and (iv) above, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Voting Covenant Expiration Date. Shareholder hereby agrees that prior to the Voting Covenant Expiration Date, at any meeting of the Shareholders of the Parent, however called, and in any written action by consent of Shareholders of the Parent, unless otherwise directed in writing by Company, Shareholder shall cause the Subject Securities to be voted:

(a) in favor of all matters comprising the Required Parent Stockholder Vote, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Parent or any subsidiary of the Parent in the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Parent or any subsidiary of the Parent; (B) any sale, lease or transfer of a material amount of assets of the Parent or any subsidiary of the Parent; (C) any reorganization, recapitalization, dissolution or liquidation of the Parent or any subsidiary of the Parent; (D) any change in a majority of the board of directors of the Parent; (E) any amendment to the Parent’s constating documents;

(F) any material change in the capitalization of the Parent or the Parent’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

During the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” to “(c)” of the preceding sentence.

SECTION 4. NO SOLICITATION

Shareholder agrees that, during the period from the date of this Agreement through and including the Voting Covenant Expiration Date, Shareholder shall not directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Parent or any subsidiary of the Parent to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Shareholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Company as follows:

5.1 Authorization, etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder and thereunder. Shareholder has sole power to vote or otherwise agree to all of the matters set forth in this Agreement, in each case with respect to the Subject Securities Owned by such Shareholder on the date of this Agreement. This Agreement has been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Shareholder is a limited liability company, then Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s affiliates or properties is or may be bound or affected.

(b) Any proxies heretofore given in respect of any Subject Securities are not irrevocable and all such proxies have been or are hereby revoked.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Common Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Common Stock set forth under the heading “Options, Warrants and Other Rights” on the signature page hereof; (c) Shareholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; (d) Shareholder does not directly or indirectly Own any other Common Shares or any other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any Common Shares or other securities of the Company, other than the Common Shares and options, warrants and other rights set forth on the signature page hereof; and (e) Shareholder has not entered into any voting agreement or given any person any proxy with respect to the Subject Securities other than as set forth in this Agreement.

5.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through and including the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

SECTION 6. ADDITIONAL COVENANTS OF SHAREHOLDER

6.1 Further Assurances. From time to time and without additional consideration, Shareholder shall (at Company’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Company’s sole expense) take such further actions, as Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

SECTION 7. MISCELLANEOUS

7.1 Survival of Representations, Warranties and Agreements. All claims for breaches of representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Voting Covenant Expiration Date.

7.2 Expenses. Except as set forth in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or by electronic mail) to the address, facsimile telephone number or electronic mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or electronic mail address as such party shall have specified in a written notice given to the other party):

if to Shareholder:

if to Company:

OnCore Biopharma, Inc.

3805 Old Easton Road

Doylestown, Pennsylvania 18902

Attention: Bryce Roberts

E-Mail: Bryce.roberts@oncorebiopharma.com

with a required copy to (which alone shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attn: Frank Rahmani

Fax: (650) 843-5753

Email: frahmani@cooley.com

7.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.5 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith or in connection with the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, by operation of law or otherwise, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and Shareholder’s heirs, estate, executors and personal representatives and Shareholder’s successors and assigns, and shall inure to the benefit of Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.8 Non-Exclusivity. The rights and remedies of Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Company under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of

Shareholder’s obligations, or the rights or remedies of Company, under any other agreement between Company and Shareholder; and nothing in any such other agreement shall limit any of Shareholder’s obligations, or any of the rights or remedies of Company, under this Agreement.

7.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties attorns to the non-exclusive jurisdiction of the Province of British Columbia for all purposes hereof. Nothing contained in this Section 7.9 shall be deemed to limit or otherwise affect the right of Shareholder or Company to commence any legal proceeding or otherwise proceed against the other in any other forum or jurisdiction.

7.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.12 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by or against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.13 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto. No failure on the part of Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Company shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by or on behalf of Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company and Shareholder have caused this Agreement to be executed as of the date first written above.

ONCORE BIOPHARMA, INC.

By:

Name:
Title:

SHAREHOLDER

By:
Name:
Title:

Address:

Facsimile:
Email:

No. of Parent Common Shares beneficially owned, directly or indirectly, by Shareholder:

No. of Parent Common Shares over which control or direction is exercised by Shareholder:

No. of Parent Options held by Shareholder:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule of Signatories to Voting Agreement

1) OnCore Biopharma, Inc.

2) Michael Abrams

3) Paul Brennan

4) Bruce Cousins

5) Richard Henriques

6) Donald Jewell

7) Frank Karbe

8) Daniel Kisner

9) Mark Kowalski

10) Peter Lutwyche

11) Mark Murray

Annex E

TEKMIRA PHARMACEUTICALS CORPORATION

FORM OF REGISTRATION RIGHTS AGREEMENT

January 11, 2015

i

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of January 11, 2015, by and among Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”) and the OnCore Holders (as defined below) and shall become effective upon closing of the Merger (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, the Company, TKM Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), are entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which provides for the business combination of OnCore and the Company through the merger of Merger Sub with and into OnCore, pursuant to which OnCore will become a wholly-owned subsidiary of the Company (the “Merger”); and

WHEREAS, in order to induce OnCore to enter into the Merger Agreement, the OnCore Holders and the Company have agreed to enter into this Agreement providing for certain rights related to the registration of the shares of the Company to be received by the OnCore Holders pursuant to the Merger.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) The term “Act” means the Securities Act of 1933, as amended.

(c) The term “Board” means the board of directors of the Company.

(d) The term “Business Day” means any day on which banks in the State of New York or the Province of British Columbia are required or authorized to close.

(e) The term “Common Stock” means the Company’s common shares, no par value per share.

(f) The term “Excluded Registration” means any registration statement relating solely to the sale of securities to participants in a Company stock plan, a registration statement relating to a corporate reorganization or other transaction of the nature covered by Rule 145 under the Act, a registration statement on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration statement in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(g) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) The term “Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the Act.

(i) The term “Holder” means an OnCore Holder or any assignee thereof in accordance with Section 1.12 hereof.

(j) The term “Lock-Up Agreement” means one or more Lock-Up Agreements, dated the date hereof, between each of the OnCore Holders and Company.

(k) The term “OnCore Holder” means each former security holder of OnCore listed on Schedule A hereto who has executed and delivered to the Company a counterpart signature page to this Agreement.

(l) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document under the Act.

(m) The term “Registrable Securities” means (A) the shares of Common Stock issued to the OnCore Holders pursuant to the Merger Agreement and any assignee or transferee thereof in accordance with Section 1.12 hereof, and (B) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (A) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities (x) sold by a person to the public pursuant to a registration statement (on Form S-8 or otherwise) or pursuant to Rule 144, (y) sold in a private transaction in which the transferor’s rights under Section 1 of this Agreement are not assigned or (z) held by a Holder (together with its affiliates and other Holders that share a common investment advisor with such Holder) if such Holder (together with its affiliates and other Holders that share a common investment advisor with such Holder) beneficially owns less than 3% of the Company’s outstanding shares of Common Stock, if such securities may then be sold pursuant to Rule 144(b)(1).

(n) The “number of Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(o) The term “Rule 144” means Rule 144 under the Act.

(p) The term “SEC” means the Securities and Exchange Commission.

1.2 Form S-3 Shelf Registration.

(a) After the closing of the Merger, the Company shall file a resale registration statement on Form S-3 (the “Resale Registration Statement”) in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) and shall effect any related qualification or compliance as would permit or facilitate the sale and distribution of all or any portion of the Registrable Securities owned by the Holders, including by naming such Holders as selling securityholders, and shall use its commercially reasonable efforts to cause such Resale Registration Statement to become effective under the Act no later than the first date Registrable Securities may be sold by any OnCore Holder under its Lock-Up Agreement.

(b) The Company shall use its reasonable best efforts to keep such Resale Registration Statement continuously effective under the Act in order to permit the prospectus forming a part thereof to be usable by the Holders until the date as of which there are no Registrable Securities outstanding and in no event prior to the applicable period referred to in Section 4(3) of the Act and Rule 174 thereunder. During the period that the Resale Registration Statement is effective, the Company shall supplement the prospectus contained in the Resale Registration Statement or make amendments to the Resale Registration Statement (whether or not required by the form on which the Registrable Securities are being registered), if required by the Act or if requested by any Holder, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have any such amendments declared effective as soon as practicable after filing.

(c) At any time and from time to time after the Resale Registration Statement has been declared effective by the Commission, any one or more Holders of Registrable Securities that in the aggregate hold at least 40% of the then total outstanding Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering (including an “at-the-market offering” or a “registered direct

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offering”) that is registered pursuant to the Resale Registration Statement (each, an “Underwritten Shelf Takedown”); provided that in the case of any such Underwritten Shelf Takedown such Holder or Holders will be entitled to make such demand only if the total offering price to the public of the Registrable Securities to be sold in such offering is reasonably expected to exceed $20,000,000 in the aggregate. The Company shall, within five (5) days of the receipt of such demand, give written notice thereof to all other Holders, and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after sending such written notice.

(d) The Company shall not be obligated to effect, or take any action to effect, an Underwritten Shelf Takedown pursuant to this Section 1.2:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if such Underwritten Shelf Takedown would be priced within less than ninety (90) days after the pricing of a previous Underwritten Shelf Takedown or a Piggy-Back Underwritten Offering; and

(iii) if the Company has already effected two (2) Underwritten Shelf Takedowns in the preceding twelve (12) months.

(e) All Holders proposing to distribute their securities through an Underwritten Shelf Takedown shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of participating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities to be underwritten, then the Company shall so advise all Holders participating in the Underwritten Shelf Takedown, and the number of shares that may be included therein shall be allocated to the Holders pro rata based on the number of Registrable Securities held by all such Holders. In no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded.

1.3 Request for Registration.

(a) Subject to the conditions of this Section 1.3, if the Company shall receive at any time a written request from the Holders (for purposes of this Section 1.3, the “Initiating Holders”) holding forty percent percent (40%) or more of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an aggregate offering price to the public that is reasonably expected to exceed $25,000,000 in the aggregate or (ii) holding seventy-five percent (75%) or more of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an aggregate offering price to the public that is reasonably expected to exceed $20,000,000 in the aggregate, then the Company shall, within five (5) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.3, use all reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within ten (10) Business Days of the mailing of the Company’s notice pursuant to this Section 1.3(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3, and the Company shall include such information in the written notice referred to in Section 1.3(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or

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underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.3, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders holding Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders holding such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.3:

(i) after the Company has effected three (3) registrations pursuant to this Section 1.3, and such registrations have been declared or ordered effective;

(ii) if the Registration Statement would become effective prior to the first date Registrable Securities may be sold by any OnCore Holder under the Lock-Up Agreement;

(iii) if the Registration Statement would be filed less than ninety (90) days after the pricing of an Underwritten Shelf Takedown or a Piggy-Back Underwritten Offering; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that are registered on the Resale Registration Statement and such Resale Registration Statement is effective and available for such proposed offering by the Holders.

1.4 Company Registration.

(a) Other than in connection with a request for registration pursuant to Section 1.2 or 1.3 of this Agreement and other than in the case of an Excluded Registration, if at any time the Company proposes to file (i) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (ii) a registration statement other than a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, in either case, for the sale of Common Stock for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such Shelf Registration Statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Securities as each such Holder may request in writing. Each such Holder shall then have ten (10) Business Days after receiving such notice to request in writing to the Company inclusion of Registrable Securities in the Piggy-Back Underwritten Offering, except that such Holder shall have three (3) days after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Piggy Back Underwritten Offering in the case of a “bought deal,” “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall include in the Piggy Back Underwritten Offering any of the Holders’ Registrable Securities requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw

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and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the Piggy-Back Underwritten Offering as to which such withdrawal was made.

(b) If the Company does not qualify as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), (i) the Company shall give each Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder, received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of shares of Common Stock equal to the aggregate number of Registrable Securities requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Securities”), (ii) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 1.4(a) unless such Holder provided such notice to the Company pursuant to this Section 1.4(b) and included Undesignated Registrable Securities in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company in its sole discretion consents), the Company shall use its reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Securities so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Securities as any Holder may request.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 1.4 before the effective date of such registration or the completion of such offering, whether or not any Holder has elected to include Registrable Securities in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 1.8.

(d) Underwriting Requirements. All Holders proposing to include their securities in any Piggyback Underwritten Offering shall enter into an underwriting agreement in customary form. Notwithstanding any other provision of this Section 1.4, if the underwriter advises the Company that marketing factors require a limitation on the number of securities to be underwritten, then the Company shall so advise all Holders participating in the Piggyback Underwritten Offering, and the number of securities that may be included therein shall be allocated to the Holders pro rata based on the number of Registrable Securities held by all such Holders, provided that, in no event shall any Registrable Securities held by Holders be excluded from such underwriting unless all other securities are first excluded other than securities proposed to be included by the Company and, provided further, that in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering.

1.5 Suspension of Offers, Sales and Dispositions of Registrable Securities Under Registration Statement.

If the Company shall furnish at any time to Holders of Registrable Securities seeking to effect and Underwritten Shelf Takedown pursuant to Section 1.2 or seeking the filing of a registration statement or offering pursuant to Section 1.3, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for a registration statement to be filed or for offers and sales or other dispositions of Registrable Securities to continue under any registration statement, the Company may delay such filing or restrict such offers and sales or other dispositions of Registrable Securities for a reasonable period of time not to exceed ninety (90) days, and a Holder will not be permitted to offer or sell or otherwise dispose of Registrable Securities, by delivering a written notice (a “Suspension Notice”) to all such Holders (such delivery shall be made to such Holders’ address set forth opposite each such Holders’ name on Schedule A) stating that a delay in the offer and sale or other disposition of Registrable Securities is necessary due to such a finding by the Board, provided that

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(1) such right may not be exercised with respect to the filing of the Resale Registration Statement, (2) such right shall be exercised by the Company not more than once in any twelve (12) month period, (3) all executive officers and directors of the Company shall also be prohibited from selling securities of the Company during any such period other than pursuant to Rule 10b5-1 trading plans previously adopted by such individuals prior to such suspension in the offer, sale or other disposition of such Registrable Securities, and (4) the Company shall not register or sell any securities for the account of itself or any other stockholder during such period (other than a registration relating solely to the sale of securities of participants in a Company stock plan (including any stock plan assumed by the Company in connection with a merger or similar transaction), or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered). Promptly following the cessation or discontinuance of the facts and circumstances forming the basis for any Suspension Notice, the Company shall use its reasonable best efforts to amend such registration statement and/or amend or supplement the related prospectus included therein to the extent necessary, and take all other actions reasonably necessary, to allow the offer and sale or other disposition of Registrable Securities to recommence as promptly as possible, and promptly notify all Holders in writing when such offers and sales or other dispositions of Registrable Securities under such registration statement may recommence. Upon receipt of a Suspension Notice, Holders shall immediately suspend their use of such registration statement and any prospectus included therein or forming a part thereof to offer and sell or otherwise dispose of Registrable Securities, and shall not offer or sell or otherwise dispose of Registrable Securities under such registration statement or any prospectus included therein or forming a part thereof until receipt of a notice from the Company pursuant to the preceding sentence that offers and sales or other dispositions of Registrable Securities may recommence. Holders shall keep the fact that the Company has delivered a Suspension Notice and any non-public information provided by the Company in connection therewith strictly confidential, shall not disclose or reveal the Suspension Notice or any such information to any person or entity and shall not use such information for securities trading or any other purpose.

1.6 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and keep such registration statement effective until the distribution contemplated in the registration statement has been completed and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement; provided that before filing a registration statement or prospectus or any amendments or supplements thereto or any Free Writing Prospectuses related thereto, the Company will furnish to one counsel selected by the holders of a majority of the Registrable Securities included in such registration statement or offering copies of all such documents proposed to be filed which documents shall be subject to the review and comment of such counsel, and include in any registration statement such additional information reasonably requested by the holders of a majority of the Registrable Securities registered under the applicable registration statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b) if requested by the managing underwriters (if any) or the holders of a majority of the then outstanding Registrable Securities included in such registration statement or offering, as applicable, promptly include in a prospectus supplement or post-effective amendment such information as the managing underwriters (if any) or such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request;

(c) furnish without charge to the Holders of Registrable Securities included in such registration such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

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(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders included in such registration, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that the Holders selling Registrable Securities in such underwritten public offering are entering into the same underwriting agreement;

(f) notify each seller of such Registrable Securities, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC or any state securities authority for the amendment or supplementing of such registration statement or prospectus or for additional information, (iii) promptly after it receives notice thereof, of the issuance by the SEC or any state securities authority of any stop order suspending such registration statement or the initiation of any proceedings for that purpose, (iv) promptly after receipt thereof, of any notification with respect to the suspension of qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose and (v) promptly at any time when a prospectus relating thereto is required to be delivered under the Act that includes the happening of any event the result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed;

(h) enter into and perform such customary agreements (including underwriting agreements in customary form, which agreements include customary limitations on the liability of the holders of Registrable Securities) and take all such other actions as holders of a majority of the Registrable Securities being sold, or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, using reasonable best efforts to have officers and senior management of the Company and its subsidiaries, participate in “road shows,” analyst and investor presentations and marketing events);

(i) promptly make available at reasonable times for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement subject to the applicable person(s) executing a nondisclosure agreement in reasonable form and substance if reasonably required by the Company;

(j) permit any holder of Registrable Securities who, in its sole and exclusive judgment, might be deemed to be an underwriter or a person who controls the Company within the meaning of the Act (a “controlling

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Person”) of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(k) use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use reasonable best efforts to promptly obtain the withdrawal of such order;

(l) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(m) use commercially reasonable efforts to obtain a “comfort” letter from the Company’s independent public accountants in customary form, addressed to each of the underwriters, as applicable, and covering such matters of the type customarily covered by “comfort” letters as the holders of a majority of the Registrable Securities being sold, or managing underwriters reasonably request;

(n) provide a legal opinion of the Company’s outside counsel addressed to the Company and the holders of Registrable Securities, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form, and reasonably acceptable to the managing underwriters, and covering such matters of the type customarily covered by legal opinions of such nature;

(o) use commercially reasonable efforts to cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”); and

(p) take such other actions and deliver such other documents and instruments as may be reasonably necessary to facilitate the registration and disposition of Registrable Securities as contemplated hereby.

If any such registration or comparable statement refers to any Holder by name or otherwise as the Holder of any securities of the Company and if, in its sole and exclusive judgment, such Holder is or might be deemed to be a controlling Person of the Company, such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Act or any similar federal statute then in force, the deletion of the reference to such Holder.

1.7 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

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1.8 Expenses of Registration. All expenses (other than underwriting discounts and commissions and stock transfer taxes applicable to the securities registered by the Holders) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable and customary fees and disbursements of one counsel for the selling Holders not to exceed $50,000 for each registration or underwritten offering shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding or offering begun pursuant to Section 1.2 or Section 1.3 if the registration or offering request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or sold in such offering (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.3, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.3; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 1.2 and 1.3 without any such forfeiture.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company agrees to indemnify and hold harmless each Holder, the partners, members, managers, officers, directors and stockholders of each Holder, legal counsel, accountants and investment advisors for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling Person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or underwriter. The Company shall reimburse such holder, partners, members, director, officer or controlling Person for any legal or other expenses reasonably incurred by such Holder, partner, member, manager, officer, director and stockholder of such Holder, legal counsel, accountant and investment advisor in connection with the investigation or defense of such loss, claim, damage, liability or expense.

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(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each controlling Person, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.10(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, and provided that in no event shall any indemnity under this subsection 1.10(b) when taken together with any contribution under subsection 1.10(d) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent such action and such failure results in material prejudice to the indemnifying party and forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.10(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged

10

untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(f) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification and contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(g) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.11 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep current public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

The Company shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder of Registrable Securities to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by (A) Rule 144 or (B) any similar rule or regulation hereafter adopted by the SEC.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, former partner, limited partner, retired partner, member, former member, stockholder, former stockholder or affiliate of a Holder (including, in the case of a venture capital, private equity or similar investment fund, another fund affiliated with or under common investment management with such fund), (ii) is a Holder’s family member or trust for the benefit of an individual Holder or (iii) after such assignment or transfer, holds (together with its affiliates and other entities that share a common investment advisor with such transferee or assignee) at least 3% of the Company’s outstanding shares of Common Stock, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with

11

respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration statement filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.14 “Market Stand-Off” Agreement.

(a) In connection with any underwritten offering pursuant to Sections 1.2, 1.3 or 1.4 hereof, upon the request of the Company or the managing underwriters of such public offering (a “Public Offering”), no Holder of Registrable Securities shall effect any sale of the Company’s equity securities during the period beginning on the most recent effective date of the registration statement relating to such underwritten registration and through the date that is no longer than ninety (90) days after the effective date of such public offering (each, a “Follow-on Holdback Period”), except as part of such Public Offering provided that nothing herein shall prevent a Holder from transferring Registrable Securities to pursuant to and in accordance with Section 1.12(i) hereof. Each Holder’s agreement to not sell any of the Company’s equity securities during the Follow-on Holdback Period in connection with a Public Offering shall be subject to and conditioned upon the executive officers and directors of the Company entering into an agreement on substantially the same terms relating to such Public Offering. The Follow-on Holdback Period may be extended for no longer than thirty-five (35) days as requested by the Company or the managing underwriters to accommodate regulatory restrictions on (A) the publication or other distribution of research reports and (B) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto (such period referred to herein as the “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the Company’s equity securities (or other securities) subject to the foregoing restriction until the end of such period, including any period of Holdback Extension.

(b) The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during such period of time as in either case may be determined by the underwriters managing the underwritten registration following the most recent effective date of any underwritten registration pursuant to Sections 1.2, 1.3 or 1.4 hereof (not to exceed ninety (90) days, except as extended during the period of any Holdback Extension), except as part of such underwritten registration or pursuant to registrations on Form S-8, Form S-4 or in either case any successor form and unless the underwriters managing the registered public offering otherwise agree in writing, and (ii) shall use reasonable best efforts to cause each director and executive officer to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (as extended by any Holdback Extension), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the registered public offering otherwise agree in writing.

(c) Except as provided below in this Section 1.14(c), any discretionary waiver or termination of the restrictions of any or all of the agreements referenced in Section 1.14(a) or Section 1.14(b) above by the Company or the managing underwriters shall apply to all Holders subject to such restrictions pro rata based on the number of shares subject to such restrictions, except that the managing underwriters may, in their sole discretion, release up to an aggregate of 100,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) subject to the restrictions in Section 1.14(a) or Section 1.14(b), as applicable.

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2. Miscellaneous.

2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees and assignees of any Registrable Securities pursuant to Section 1.12). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York without giving effect to principles of conflicts of laws.

2.3 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 2.5).

2.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Subject to Section 1.13, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

2.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

2.9 Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities (including affiliated investment funds or other entities under common investment management) or persons sharing a common investment advisor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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2.10 Specific Performance. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Company of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

[Remainder of page left intentionally blank. Signature page follows.]

14

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

TEKMIRA PHARMACEUTICALS CORPORATION
a British Columbia corporation

By:
Name:
Title:

Address:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

ROIVANT SCIENCES LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Patrick T. Higgins

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Michael J. McElhaugh

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Michael J. Sofia

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

By:
Name: Bryce A. Roberts

SCHEDULE A

Schedule of OnCore Holders

Roivant Sciences Ltd.

Patrick T. Higgins

Michael J. McElhaugh

Michael J. Sofia

Bryce A. Roberts

Annex F

FORM OF LOCK-UP AGREEMENT

(ROIVANT)

January 11, 2015

TEKMIRA PHARMACEUTICALS CORPORATION

8900 Glenlyon Parkway

Burnaby, British Columbia V5J 5J8

Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated January 11, 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation, and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), in each case, which are issued in connection with the Merger (as defined in the Merger Agreement) (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

a.

the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

b.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;

c.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;

d.

transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

e.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;

f.

the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the Board of Directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

g.

transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

h.

pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the Board of Directors of the Company;

i.

the disposition of such number of shares of Common Stock with a fair market value (determined as of such time) equal to the aggregate amount of any applicable U.S. federal, state, local and non-U.S. taxes (including any applicable penalties and additions to tax) (i) imposed by a taxing authority on such holder or (ii) determined by such holder upon advice of counsel or other qualified tax advisor to be due, in either case, as a result of and in connection with the Merger;

j.

granting of a security interest in (whether by way of pledge or otherwise) shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

k.

sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of Common Stock of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without Cause (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e) hereunder, such transfer shall not involve a disposition for value and provided further, in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (j) hereunder, that each transferee, donee distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned and the Company agree that this Lock-Up Agreement shall automatically terminate and be of no further force or effect if (a) the Company is in material breach of its obligations under Articles 2 or 4 of the Governance Agreement dated the date hereof between the undersigned and the Company or Part 27 or Part 28 of the Company’s Articles and (b) such breach remains uncured for at least thirty (30) days after notice to the Company thereof.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned. This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

THIS LOCK-UP AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-Up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature page follows]

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

[Signature page to Lock-Up Agreement]

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

FORM OF LOCK-UP AGREEMENT

(CERTAIN COMPANY STOCKHOLDERS OTHER THAN ROIVANT)

January 11, 2015

TEKMIRA PHARMACEUTICALS CORPORATION

8900 Glenlyon Parkway

Burnaby, British Columbia V5J 5J8

Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated January 11, 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation, and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), in each case, which are issued in connection with the Merger (as defined in the Merger Agreement) (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

l.

the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

m.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;

n.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;

o.

transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

p.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;

q.

the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the Board of Directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

r.

transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

s.

pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the Board of Directors of the Company;

t.

the disposition of such number of shares of Common Stock with a fair market value (determined as of such time) equal to the aggregate amount of any applicable U.S. federal, state, local and non-U.S. taxes (including any applicable penalties and additions to tax) (i) imposed by a taxing authority on such holder or (ii) determined by such holder upon advice of counsel or other qualified tax advisor to be due, in either case, as a result of and in connection with the Merger;

u.

granting of a security interest in (whether by way of pledge or otherwise) shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

v.

sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of Common Stock of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without Cause (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e) hereunder, such transfer shall not involve a disposition for value and provided further, in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (j) hereunder, that each transferee, donee distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned. This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

THIS LOCK-UP AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS LOCK-UP AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

The undersigned hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or proceeding arising out of or relating to this Lock-Up Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the undersigned at the address on the signature page below, and such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature page follows]

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

[Signature page to Lock-Up Agreement]

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

LOCK-UP AGREEMENT

(CERTAIN PARENT STOCKHOLDERS)

                    , 2015

TEKMIRA PHARMACEUTICALS CORPORATION

8900 Glenlyon Parkway

Burnaby, British Columbia V5J 5J8

Canada

Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to Tekmira Pharmaceuticals Corporation, a British Columbia corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated             , 2015, by and among the Company, OnCore Biopharma, Inc., a Delaware corporation (“OnCore”), and TKM Acquisition Corporation, a Delaware corporation (the “Merger Agreement”).

In order to induce the Company and OnCore to complete the transactions contemplated by the Merger Agreement, the undersigned irrevocably agrees that for the Lock-Up Period (as defined below) and solely with respect to the applicable amount of the Lock-Up Securities (as defined below) as specified in the immediately following paragraph, other than as set forth below or with the prior written consent of the Company, the undersigned will not, directly or indirectly by itself or through others: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common shares of the Company (“Common Stock”), or any securities of the Company that are substantially similar to the Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock (including, but not limited to, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) as of the date of the Merger (as defined in the Merger Agreement) (collectively, the “Lock-Up Securities”); or (2) enter into, sell or otherwise dispose of any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

For the purpose of this Lock-Up Agreement, the “Lock-Up Period” shall mean such period commencing on the date hereof and ending as follows: (i) with respect to an aggregate of 25% of the Lock-Up Securities, 9 months after the date hereof; (ii) with respect to an aggregate of 35% of the Lock-Up Securities, 12 months after the date hereof; (iii) with respect to an aggregate of 45% of the Lock-Up Securities, 15 months after the date hereof; (iv) with respect to an aggregate of 55% of the Lock-Up Securities, 18 months after the date hereof; (v) with respect to an aggregate of 65% of the Lock-Up Securities, 21 months after the date hereof; (vi) with respect to an aggregate of 75% of the Lock-Up Securities, 24 months after the date hereof; and (vii) with respect to all of the Lock-Up Securities, 27 months after the date hereof.

The restrictions contained in this Lock-Up Agreement shall not apply to the following:

w.

the establishment of a 10b5-1 trading plan under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or similar provisions under applicable securities laws in Canada, by a security holder for the sale of shares of Common Stock, provided that such plan shall only provide for the transfer of such number of shares of Common Stock for which the Lock-Up Period has terminated pursuant to the immediately preceding paragraph;

x.	transfers by security holders of shares of Common Stock or other securities as a bona fide gift or charitable contribution or by will or intestacy;

y.	transfers by distribution by security holders of shares of Common Stock or other securities to partners, members, stockholders or holders of similar equity interests of the security holder;

z.

transfers by security holders of shares of Common Stock or other securities to any trust or other entity for the direct or indirect benefit of the security holder or the “immediate family” of the security holder;

aa.	transfers of shares of Common Stock pursuant to a domestic order or negotiated divorce settlement;

bb.

the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan authorized by the board of directors of the Company, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

cc.

transfers by securityholders to the Company in connection with the repurchase of shares of Common Stock in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

dd.

pursuant to any tender offer, takeover bid, merger, consolidation, acquisition of the Company or its voting securities or other similar transaction relating to the Company or its voting securities that occurs after the Merger and that is approved by the board of directors of the Company;

ee.

granting of a security interest in (whether by way of pledge or otherwise) of shares of Common Stock or other securities by the undersigned in connection with a loan made in good faith on bona fide, arm’s length terms, and any subsequent transfer of such securities to such lender or collateral agent in connection with the exercise of remedies in connection with such loan in the event of default; and

ff.

sales of shares of Common Stock not to exceed 0.5% of the issued and outstanding shares of the Company as of the date of such sale if the undersigned’s employment with the Company is terminated without “Cause” (as defined in the employment agreement between the undersigned and the Company).

provided however, that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d) or (e) hereunder, such transfer shall not involve a disposition for value and provided further that in the case of any transfer, disposition, distribution or pledge pursuant to clause (b), (c), (d), (e) or (i), each transferee, donee, distributee or pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Lock-Up Agreement; and (ii) that no filing by any party (donor, donee, transferor, transferee, pledger or pledgee) under the Exchange Act, or other public announcement shall be made (including voluntarily) in connection with such transfer, disposition, distribution or pledge, except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a governmental authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

For the avoidance of doubt, this Lock-Up Agreement shall not apply to shares of Common Stock or other securities acquired in open market transactions after the completion of the Merger (as defined in the Merger Agreement).

For the purposes of this Lock-Up Agreement, “immediate family” shall mean spouse, domestic partner, parent, sibling, child, grandchild or first cousin of the undersigned.

The undersigned represents and warrants that it is not a party to any agreement or understanding that would cause a breach of this Lock-Up Agreement if it were entered into during the period in which the restrictions set forth herein are effective.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to the Company and OnCore to enter into the transactions contemplated by the Merger Agreement, and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The parties agree that any breach or threatened breach of this Lock-Up Agreement by the undersigned may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Lock-Up Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. The undersigned further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Lock-Up Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to execute, deliver and perform this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned. This Lock-Up Agreement may not be amended or otherwise modified in any respect without the written consent of the Company and the undersigned.

This Lock-Up Agreement shall become effective only upon the closing of the Merger.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of the parties attorns to the exclusive jurisdiction of the Province of British Columbia for all purposes hereof.

Very truly yours,

IF AN INDIVIDUAL:

By:
(duly authorized signature)

Name:
(please print full name)

Address:

Date:

IF AN ENTITY:

(please print complete name of entity)

By:
(duly authorized signature)

Name:
(please print full name and title)

Address:

Date:

Accepted as of the date first set forth above:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

Annex G

FORM OF GOVERNANCE AGREEMENT

THIS AGREEMENT is made as of this 11th day of January, 2015.

BETWEEN:

Tekmira Pharmaceuticals Corporation, a corporation incorporated under the laws of British Columbia

(the “Company”);

- and -

Roivant Sciences Ltd., a Bermuda exempted company

(the “Shareholder”)

WHEREAS:

A.

On January 11, 2015 the Company and a wholly-owned subsidiary of the Company entered into an Agreement and Plan of Merger and Reorganization with OnCore Biopharma, Inc. (“OnCore”), a Delaware corporation (the “Merger Agreement”);

B.	Pursuant to the Merger Agreement, OnCore will become a wholly owned subsidiary of the Company (the “Merger”) and the Shareholder will receive Common Shares of the Company; and

C.	As a condition of completing the Merger, the Company shall amend its Articles, which amendment (the “Amendment”) is attached as Schedule 1 to this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION AND GENERAL MATTERS

1.1	Definitions

In this Agreement, including the recitals, unless otherwise stated, capitalized terms used will have the meanings specified below:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly: (i) Controls, (ii) is Controlled by or (iii) is under common Control with, such Person;

“Agreement” means this document, together with any schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof;

“Amendment” has the meaning ascribed thereto in Recital C;

“Articles” means the articles of the Company as amended by the Amendment;

“Board” means the board of directors of the Company;

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable law to be closed in California, New York or British Columbia;

“Common Shares” means the common shares in the capital of the Company;

“Company” has the meaning given to it in the Preamble;

“Control” means, (i) when applied to the relationship between any Person(s) and a corporation, the beneficial ownership by such Person(s) at the relevant time of shares of that corporation carrying the lesser of (A) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation and (B) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, (ii) when applied to the relationship between any Person(s) and a limited liability company, partnership, trust or joint venture, means the beneficial ownership by such Person(s) at the relevant time of more than 50% of the ownership interests of the limited liability company, partnership, trust or joint venture or the contractual right to direct the affairs of the limited liability company, partnership, trust or joint venture, and (iii) when applied to the relationship between any Person and a limited partnership, means that such Person is the general partner of the limited partnership; and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that any Person(s) who Controls a corporation, limited liability company, partnership, limited partnership, trust or joint venture will be deemed to Control a corporation, limited liability company, partnership, limited partnership, trust or joint venture that is Controlled by such corporation, limited liability company, partnership, limited partnership, trust or joint venture, and so on;

“Convertible Securities” means any debt or equity securities convertible into, or exchangeable or exercisable for, equity or voting shares in the capital of the subject Person;

“OnCore” has the meaning given to it in Recital A;

“Parties” means the Company, the Shareholder and their respective successors and permitted assigns, and “Party” means any one of them;

“Person” includes an individual, a limited liability company, a partnership, a limited partnership, a corporation with or without share capital, a trust, a joint venture, a syndicate, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“Merger” has the meaning given to it in the Merger Agreement;

“Merger Agreement” has the meaning given to it in Recital A;

“Shareholder” has the meaning given to it in the Preamble;

“Shareholder Designees” has the meaning given to it in Section 2.1(a); and

“Shares” means any Common Shares beneficially owned by the Shareholder and any Common Shares issuable upon the conversion of Convertible Securities beneficially owned by the Shareholder.

1.2	Effectiveness

Notwithstanding any other provision contained herein or in any other agreement between the Parties, this Agreement will come into full force and effect, upon completion of the Merger in accordance with the terms of the Merger Agreement and terminating upon the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) when Shareholder no longer has a right to nominate one or more directors under Section 1 of this Part 28. For greater certainty, this Agreement will not be effective, and the provisions hereof will have no force or effect, if the Merger is not completed.

1.3	References, Headings and Schedule

The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles and Sections herein refer to articles, sections, or subsections of this Agreement. The headings of the Articles and Sections and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof. Schedule 1 – Amendment to Articles attached hereto forms a part of this Agreement.

1.4	Singular/Plural; Derivatives

Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5	Statutory References

Unless stated otherwise, any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6	Business Days

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

1.7	Calculation of Equity Interests

References to the shareholding percentage of the Shareholder in the Company in this Agreement shall be calculated based upon the number of Shares held by the Shareholder and its Affiliates as a percentage of the total number of issued and outstanding Common Shares (on a non-diluted basis) of the Company at the relevant time. The Company shall be entitled to rely on the public filings of the Shareholder and its Affiliates with respect to the number of Shares held by them unless and until such time as the Shareholder provides evidence satisfactory to the Company, acting reasonably, as to the number of Shares held by them.

ARTICLE 2

GOVERNANCE MATTERS

2.1	Board

(a)

In compliance with the Articles and concurrently with the completion of the Merger, the Company has caused two (2) individuals designated by the Shareholder (the “Shareholder Designees”) to be appointed to the Board.

(b)

At the annual general or special meeting of the Company’s shareholders held immediately following the effective date hereof at which directors of the Company are elected, the Company will put forward for nomination for election to the Board the Shareholder Designees. At each subsequent annual general or special meeting of the Company’s shareholders thereafter the Company will put forward for nomination those Shareholder Designees that the Shareholder is entitled to nominate pursuant to the Articles (who need not be the same individuals as the Shareholder Designees appointed to the Board pursuant to Section 2.1(a) but shall be those individuals set out as RS Nominated Directors pursuant to a Nomination Notice as those terms are defined in the Articles), and shall use commercially reasonable efforts to obtain shareholder approval for the election of the Shareholder Designees at such meetings (including by soliciting proxies in favour of the Shareholder Designees) and to that end will support the Shareholder Designees for election in a manner no less rigorous or favourable than the manner in which the Company supports any of its other nominees.

(c)	The Company shall provide advance notice to the Shareholder of any upcoming shareholders’ meetings in accordance with Part 28 of the Articles.

(d)

In the event that any Shareholder Designee resigns, dies, becomes incapacitated or otherwise ceases to be a director prior to the expiration of his or her term as a director, such vacancy shall be filled in accordance with the provisions of section 5 of Part 28 of the Articles. The Company shall use all commercially reasonable steps, promptly upon receipt by it of a written notice from the Shareholder identifying a Shareholder Designee to fill such vacancy and in any event no later than five (5) Business Days following receipt of such written notice, as are necessary to call a meeting of the board of directors to vote on the appointment of such Shareholder Designee to fill such vacancy (or to obtain a vote of the directors by way of unanimous written resolution) and take all such other steps as are required by the Articles and the Act with respect to such appointment.

2.2	Voting

Unless and until the Shareholder no longer has the right to appoint a Shareholder Designee pursuant to the Articles and provided that the Company is in material compliance with the terms of this Agreement and the Articles, the Shareholder will vote, and will cause its Affiliates to vote, all of the Shares then owned by the Shareholder and its Affiliates:

(a)	in favour of:

(i)	the election of any person or persons nominated for election to the Board by the Board from time to time in accordance with the Articles, and

(b)	against:

(i)	the election of any person nominated by anyone other than the Board.

ARTICLE 3

REPRESENTATIONS

Each Party represents and warrants to the other Party that it has all requisite corporate power and authority to enter into this Agreement and the execution and delivery of, and the performance of, and compliance with, the terms of this Agreement does not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, or resolutions of that Party, any applicable laws, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which that Party is bound, or any judgment, decree, order, statute, rule or regulation applicable to that Party.

ARTICLE 4

INFORMATION RIGHTS

4.1	Shareholder Designee

[Intentionally deleted]

4.2	Shareholder Requirements

If the Shareholder (i) notifies the Company that it is actively engaging in the preparation of a registration statement to be filed under the Securities Act of 1933, as amended, for an initial public offering of its securities or (ii) has a class of securities registered under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and, in each case, the Shareholder is required to either account for its investment in the Company under the equity method of accounting or include separate financial statements of the Company in any filing with the Securities Exchange Commission by the Shareholder, then the Company agrees to timely provide such information that the Shareholder reasonably requests in connection the Shareholder’s preparation and filing of any registration statement or other filing with Securities and Exchange Commission, or as is otherwise reasonably necessary for Shareholder to comply with obligations imposed on it under applicable securities laws or any stock exchange.

4.3	Confidentiality

The Shareholder agrees that, unless the written consent of the Company is obtained, the Shareholder will not at any time use, disclose or make available, to any Person, any information (herein “Confidential Information”) concerning the business or affairs of the Company acquired pursuant to the provisions of Section 4.2 and Section 5.2 of this Agreement; provided, however, that notwithstanding the foregoing, the Shareholder may make use of, reveal or disclose Confidential Information:

(a)	as may be expressly permitted by this Agreement;

(b)

where it is already in the public domain when disclosed to the Shareholder or becomes, after having been disclosed to the Shareholder, generally available to the public through publication or otherwise unless the publication or other disclosure was made directly or indirectly by the Shareholder in breach of this Agreement;

(c)

as required in order to comply with applicable laws, the orders or directions of any governmental authority, the requirements of any stock exchange or clearing house, or the requirements of any other regulatory authority having jurisdiction; and

(d)	to Affiliates of the Shareholder, provided such Persons have agreed to maintain such Confidential Information in confidence on terms substantially similar to those in this Section 4.3.

ARTICLE 5

TAX MATTERS

5.1	PFIC Status

For so long as the Shareholder owns stock of the Company, the Company will use its reasonable efforts to avoid, in respect of any taxable year, being treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code, including, but not limited to, causing a Subsidiary to file an election pursuant to Treasury Regulation Section 301.7701-3. No later than 75 days after the end of each taxable year, the Company shall deliver to the Shareholder an analysis as to whether the Company believes that it will be treated as a PFIC in respect of such taxable year. Such analysis may be prepared by the Company, but in preparing such analysis the Company shall consult with its internationally recognized tax advisors.

5.2	Classification of the Merger

(a)

Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Company and OnCore (i) shall report the Merger on their Tax Returns as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall, to the extent required, report the Merger on their Tax Returns as not being subject to Section 367(a)(1) of the Code as a result of the operation of Treasury Regulation Section 1.367(a)-3(c), (iii) shall not take any inconsistent position with the foregoing on any Tax Return or in any proceeding before any Tax authority or other tribunal, and (iv) shall not take any action, cause or permit any action to be taken or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” described in Section 368(a) of the Code or that would cause the Merger to be subject to Section 367(a)(1) of the Code.

(b)

The Company shall cause OnCore to comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) applicable to the transactions contemplated hereunder, and any other reporting requirements applicable to a tax-free reorganization pursuant to the Code or the Treasury Regulations promulgated thereunder.

(c)

Notwithstanding anything to the contrary in this Section 5.2, neither the Company nor OnCore will be required to comply with the undertakings set forth in Section 5.2(a) or (b) unless: (i) the shareholders of OnCore immediately prior to the completion of the Merger have provided the Company or OnCore, as applicable, with the information relating to such shareholders that is necessary for the Company or OnCore, as applicable, (A) to establish the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1)(i) and (B) to comply with Treasury Regulation Section 1.367(a)-3(c)(6), and (ii) with respect to the application of Sections 5.2(a) and (b) to a shareholder of OnCore immediately prior to the completion of the Merger, if that shareholder is a “five-percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), such shareholder has entered into the five-year agreement referenced in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

5.3	QEF Information

The Company shall use its commercially reasonable efforts to provide, and shall cause each of its subsidiaries to use its commercially reasonably efforts to provide, to the Shareholder all information that may be necessary to allow the Shareholder, and direct or indirect owners of the Shareholder, to evaluate the analysis referenced in Section 5.1 and to fulfill their U.S. tax filing and reporting obligations. The Company shall provide, and shall cause each of its subsidiaries to provide, such information to the Shareholder as direct and indirect owners of the Shareholder may reasonably require to timely file and maintain a “qualified electing fund” election (as defined in Section 1295(a) of the Code) with respect to any such entity.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1	Waiver Must be in Writing

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

6.2	No Amendment Except in Writing

This Agreement may be amended only by written instrument executed by the Company and the Shareholder.

6.3	Service of Notice

Notwithstanding anything to the contrary contained herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided that confirmation of transmission is generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.

6.4	Addresses for Notice

The address for service of notices hereunder of each of the Parties shall be as follows:

To the Company:

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada V5J 5J8

Attention:

Facsimile:

Email:

With a copy sent concurrently to:

Farris, Vaughan, Wills & Murphy LLP

700 West Georgia St., 25th Floor

Vancouver, British Columbia V7Y 1B3

Tel: (604) 661-9307

Attention: R. Hector MacKay-Dunn, Q.C.

E-mail: hmackay-dunn@farris.com

and

Dorsey & Whitney LLP

Pacific Centre

777 Dunsmuir

Street Suite 1605

P.O. Box 10444

Vancouver V7Y 1K4 Canada

Tel: (604) 687-5151

Attention: Daniel Miller

Email: miller.dan@dorsey.com

To the Shareholder:

Roivant Sciences Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Attention: Corporate Secretary

Facsimile: +1 (441) 292 4720

Email: info@roivant.com

and

Roivant Sciences, Inc.

1441 Broadway, 3rd Floor

New York, NY 10018

Attention: Alan S. Roemer, SVP, Finance & Operations

Facsimile: +1 (212) 202-4650

Email: alan.roemer@roivant.com

With a copy sent concurrently to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Sang I. Ji and Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: sji@whitecase.com; cgong@whitecase.com

and

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attention: Frank Rahmani

Facsimile: (650) 849-7400

Email: rahmaniff@cooley.com

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

6.5	Further Assurances

Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Company and the Shareholder hereby attorn to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia located in Vancouver, British Columbia.

6.7	Time

Time shall be of the essence in this Agreement.

6.8	Entire Agreement

This Agreement and any agreement or document delivered pursuant to this Agreement constitute the entire agreement between the Company and the Shareholder relating to the subject matter hereof and thereof. There are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement.

6.9	Assignment and Enurement

Neither this Agreement nor any benefits or obligations accruing under this Agreement shall be assignable by any Party other than by the Shareholder to an Affiliate with the prior written consent of the Company not to be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.10	Counterpart Execution

A Party will be entitled to rely on delivery by facsimile or by e-mail in PDF format of an executed copy of this Agreement by the other Party, including the completed attachments hereto, and acceptance by the receiving party of such facsimile or PDF copy will be legally effective to create a valid and binding agreement between the Company and the Shareholder in accordance with the terms hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

TEKMIRA PHARMACEUTICALS CORPORATION

Per:
Name:
Title:

ROIVANT SCIENCES LTD.

Per:
Name:
Title:

[Signature Page to Governance Agreement]

Annex H

FORM OF STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made as of January 11, 2015 by and between Tekmira Pharmaceuticals Corporation, a British Columbia corporation (“Tekmira” or the “Company”), and Roivant Sciences Ltd., a Bermuda exempted Company, for and on behalf of itself and entities and accounts that it controls directly or indirectly, or with respect to which it exercises voting discretion, whether such entities or accounts now exist or are organized in the future (collectively, the “Shareholder”). This Agreement shall become effective as of the closing of the Merger (as defined below)

WHEREAS, on January 11, 2015, the Company entered into an Agreement and Plan of Merger and Reorganization by and among OnCore Biopharma, Inc., a Delaware Corporation (“OnCore”), TKM Acquisition Corporation, a Delaware corporation (“Merger Sub”), and the Company (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, OnCore will become a wholly-owned subsidiary of the Company (the “Merger”), and the Shareholder will receive shares of common stock of the Company (the “Common Stock”) in the Merger pursuant to the terms of the Merger Agreement (the “Shareholder Shares”); and

WHEREAS, as an inducement for the Company and Merger Sub to enter into the Merger Agreement and consummate the Merger, and for the Company to enter into a governance agreement dated as of the date hereof with the Shareholder (the “Governance Agreement”), the Shareholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration that the parties hereby acknowledge, the parties agree as follows:

1.	Definitions. In this Agreement, the following terms shall have the meaning assigned to them below:

“Total Shares” means all outstanding voting common stock of the company;

“Shareholder Maximum Ownership Percentage” means the percentage equal to (i) the Shareholder Shares issued at closing of Merger, divided by (ii) Total Shares immediately following the closing of the Merger.

2.

Standstill. For a period commencing on the date hereof and ending on the earlier of (i) thirty-six (36) months following the effective date of the Merger and (ii) the date upon which the Shareholder no longer has the right to nominate at least one (1) director to the Company’s board of directors (the “Board”) pursuant to the Governance Agreement, the Shareholder shall not, without the prior written consent of the Company, directly or indirectly:

a.

acquire, offer to acquire, or agree to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), by purchase or otherwise, any additional shares of Common Stock, or any rights or options to acquire any such securities or any securities convertible into such securities; provided that, in the event that at any time, whether due to an increase in the total outstanding shares of Common Stock, a sale of shares of Common Stock by the Shareholder or otherwise (made in compliance with the provisions of the lock-up agreement dated as of the date hereof with the Shareholder, as same may be amended from time to time (the “Lock-Up Agreement”), the Shareholder beneficially owns, directly or indirectly, Common Stock representing less than the Shareholder Maximum Ownership Percentage, the Shareholder may acquire additional shares of Common Stock or rights or options to acquire any such securities or any securities convertible into such securities; provided, further, that the Shareholder’s ownership percentage will not exceed the Shareholder Maximum Ownership Percentage;

b.	call or seek to call any meeting of the stockholders of the Company;

c.

submit, or participate with others that submit, any stockholder proposals for the vote or consent (collectively, “vote”) of stockholders (whether pursuant to Rule 14a-8 under the Exchange Act, or otherwise) of the Company or any proposal for consideration by the Board;

d.

solicit “proxies” or make, participate in or encourage any “solicitation” (as such terms are used in the proxy rules of the Securities Exchange Commission) for proxies for any stockholder proposals of the Company or nominations of candidates for election as directors or trustees of the Company;

e.

form or join in a partnership, syndicate or other group, including, without limitations, a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Shareholder Shares, or deposit any Shareholder Shares in a voting trust, arrangement or agreement, except for such actions that may be permitted under the Lock-Up Agreement;

f.

explicitly or implicitly, publicly or privately: (i) encourage, recommend, advise, finance or urge others to put forward stockholder proposals of the Company or nominations with respect to directors/trustees of the Company or enter into any arrangements with any other person in connection with any of the foregoing as they relate to the Company; (ii) indicate support or approval for any stockholder proposals or nominations relating to the Company that are not otherwise approved by the Board in accordance with the Articles; (iii) solicit or encourage others to vote against any matter recommended by the Board in accordance with the Articles; or (iv) act alone or in concert with others to seek control of, or otherwise effect a change to, the management or policies of the Company, unless otherwise approved by the Board in accordance with the Articles; or

g.	take or seek to take, or cause or seek to cause or solicit others to take any action inconsistent with any of the foregoing as they relate to the Company.

Notwithstanding the foregoing, this Agreement will not be construed to preclude, prohibit, restrict or otherwise require the Shareholder to take any actions that are permitted or contemplated by the Governance Agreement or the Company’s Articles.

3.

Termination. The Shareholder may terminate this Agreement if the Company is in material breach of Articles 2 or 4.2 of the Governance Agreement or Part 27 or Part 28 of the Company’s Articles and such breach remains uncured for at least fifteen (15) days after notice to the Company thereof.

4.

Remedies. The parties agree that any breach or threatened breach of this Agreement may cause immediate and irreparable harm to the Company for which monetary damages will not be adequate and that, in the event of a breach or threatened breach of this Agreement, the Company shall be entitled to seek and obtain immediate injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. The Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to the Company at law or in equity.

5.

No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and permitted assigns. Neither this Agreement nor any of the benefits of this Agreement shall be assigned by a party without prior written consent of the other parties hereto. No person not a party to this Agreement shall have rights, benefits, or obligations hereunder.

6.	Amendments. No amendments, changes, or modifications may be made to this Agreement without the express prior written consent of each of the parties hereto.

7.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Tekmira Pharmaceuticals Corporation

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada V5J 5J8

Attention:

Facsimile:

Email:

With a copy sent concurrently to:

Farris, Vaughan, Wills & Murphy LLP

700 West Georgia St., 25th Floor

Vancouver, British Columbia V7Y 1B3

Tel: (604) 661-9307

Attention: R. Hector MacKay-Dunn, Q.C.

E-mail: hmackay-dunn@farris.com

and

Dorsey & Whitney LLP

Pacific Centre

777 Dunsmuir Street

Suite 1605

P.O. Box 10444

Vancouver V7Y 1K4 Canada

Tel: (604) 687-5151

Attention: Daniel Miller

Email: miller.dan@dorsey.com

To the Shareholder:

Roivant Sciences Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Attention: Corporate Secretary

Facsimile: +1 (441) 292 4720

Email: info@roivant.com

and

Roivant Sciences, Inc.

1441 Broadway, 3rd Floor

New York, NY 10018

Attention: Alan S. Roemer, SVP, Finance & Operations

Facsimile: +1 (212) 202-4650

Email: alan.roemer@roivant.com

With a copy sent concurrently to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Sang I. Ji and Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: sji@whitecase.com; cgong@whitecase.com

and

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attention: Frank Rahmani

Facsimile: (650) 849-7400

Email: rahmaniff@cooley.com

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

8.

Invalidity. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.

No Waiver. No failure or delay by a party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. No waiver, express or implied, by any party of any breach of default by any other party in the performance by the other party of its obligations under this Agreement shall be deemed or construed to be a waiver of any other breach or default, whether prior, subsequent, or contemporaneous, under this Agreement. Any waiver must be in writing and executed by the party against whom the waiver is sought to be charged.

10.

Counterparts. This Agreement may be executed in two counterparts, which may be delivered by facsimile or by portable document format (PDF) attachment to email transmission, each of which shall be deemed an original, and when taken together all such counterparts shall be deemed to constitute one and the same document.

11.	Applicable Law This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

12.

Entire Agreement. This Agreement contains the entire understanding between the parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and the Shareholder.

{REMAINDER INTENTIONALLY LEFT BLANK}

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

TEKMIRA PHARMACEUTICALS CORPORATION

By:
Name:
Title:
Date:

SHAREHOLDER:

ROIVANT SCIENCES LTD.

By:
Name:
Title:
Date:

[Signature Page to Standstill Agreement]

PROXY

SPECIAL MEETING OF SHAREHOLDERS (the “Meeting”) OF

TEKMIRA PHARMACEUTICALS CORPORATION (the “Company” or “Tekmira”)

TO BE HELD AT the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia on March 3, 2015 at 10:00 a.m. (Pacific Time)

The undersigned shareholder of the Company hereby appoints, Dr. Mark J. Murray, President and Chief Executive Officer of the Company, or failing him, Bruce Cousins, Executive Vice-President and Chief Financial Officer of the Company, or in the place of the foregoing,                                          as proxyholder for and on behalf of the undersigned shareholder with the power of substitution to attend, act and vote for and on behalf of the undersigned shareholder in respect of all matters that may properly come before the Meeting and at every adjournment thereof, to the same extent and with the same powers as if the undersigned shareholder were present at the said Meeting, or any adjournment thereof.

The undersigned shareholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the undersigned shareholder as specified herein.

The undersigned shareholder hereby revokes any Proxy previously given to attend and vote at said Meeting.

SIGN HERE:

Please Print Name:

Date:

Resolutions (For full details of each item, please see the enclosed Notice of Special Meeting and Proxy Statement/Circular.)

Please indicate your proposal selection by placing an “X” in the appropriate space with blue or black ink only.

	For	Against

1.      To consider and vote upon a proposal to approve (a) an Agreement and Plan of Merger, dated January 11, 2015 (the “Merger Agreement”), by and among Tekmira, TKM Acquisition Corporation, a wholly-owned subsidiary of Tekmira, and OnCore Biopharma, Inc., and (b) the issuance of common shares of Tekmira pursuant to the terms of the Merger Agreement

2. To consider and vote upon a proposal to approve an amendment to Tekmira’s Articles to provide for certain governance matters after the closing of the merger

3.      To consider and vote upon the proposal to adjourn the Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve any of the proposals

4. To consider and act on such other matters that may properly come before the Meeting, including any procedural matters incident to the conduct of the Meeting

THIS PROXY IS NOT VALID UNLESS IT IS SIGNED. IF THIS PROXY IS NOT DATED, IT WILL BE DEEMED TO BE DATED SEVEN CALENDAR DAYS AFTER THE DATE ON WHICH IT WAS MAILED TO YOU, THE REGISTERED SHAREHOLDER. SEE IMPORTANT INFORMATION AND INSTRUCTIONS ON REVERSE

INSTRUCTIONS FOR COMPLETION OF PROXY

1.	This Proxy is solicited by the management of the Company.

2.	If you are a registered shareholder and you wish to attend the Meeting to vote on the resolutions in person, please register your attendance with the Company’s scrutineers at the Meeting.

3.

If you cannot attend the Meeting but wish to vote on the resolutions, you have the right to appoint a person or company other than the designees of management named herein, who need not be a shareholder of the Company, to vote according to your instructions. To appoint someone other than the designees of management named, please insert your appointed proxyholder’s name in the space provided, sign and date and return the Proxy. Where you do not specify a choice on a resolution shown on the Proxy, this Proxy confers discretionary authority upon your appointed proxyholder.

4.

If you cannot attend the Meeting but wish to vote on the resolutions and to appoint one of the management appointees named, please leave the wording appointing a nominee as shown, sign and date and return the Proxy. Where you do not specify a choice on a resolution shown on the Proxy, a nominee of management acting as proxyholder will vote the securities as if you had specified an affirmative vote.

5.

The securities represented by this Proxy will be voted or withheld from voting in accordance with your instructions on any ballot of a resolution that may be called for and, if you specify a choice with respect to any matter to be acted upon, the securities will be voted accordingly. With respect to any amendments or variations in any of the resolutions shown on the Proxy, or any other matters which may properly come before the Meeting, the securities will be voted by the appointed nominee as he or she in their sole discretion sees fit.

6.

If you vote on the resolutions and return your Proxy, you may still attend the Meeting and vote in person should you later decide to do so. If you are a registered shareholder and you wish to revoke your Proxy, you may do so by depositing a letter to that effect and delivering it to CST Trust Company PO Box 721, Agincourt, ON M1S 0A1, or by hand to 1600-1066 West Hastings St., Vancouver, BC V6E 3X1 (hand delivery), or to the address of the registered office of Tekmira at Farris, Vaughan, Wills & Murphy LLP, 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, attention: R. Hector MacKay-Dunn, Q.C., at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the Chairman of the Meeting on the day of the Meeting before any vote in respect of which the proxy has been has been taken.

7.

In order to be entitled to vote or to have its shares voted at the Meeting, a shareholder which is a corporation (a “Corporate Shareholder”) must either (a) attach a certified copy of the directors’ resolution authorizing a representative to attend the Meeting on the Corporate Shareholder’s behalf, or (b) attach a certified copy of the directors’ resolution authorizing the completion and delivery of the Proxy.

To be represented at the Meeting, this Proxy must be received at the office of CST Trust Company Inc.: PO Box 721, Agincourt, ON M1S 0A1 (mail) or 1600-1066 West Hastings St., Vancouver, BC V6E 3X1; facsimile: 1-866-781-3111 (toll free in North America) or 1-416-368-2502; scan and email to proxy@canstockta.com; by telephone using a touch-tone phone, 1-888-489-5760 (English) (toll free in North America) or 1-888-489-7352 (Bilingual) (toll free in North America) using your 13-digit control number; by casting your vote online at cstvotemyproxy.com using your 13-digit control number, in each case, no later than forty eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment thereof. The Chairman of the Meeting may waive the proxy cut-off without notice. The mailing address of CST Trust Company Inc. is Proxy Department, CST Trust Company Inc.: PO Box 721, Agincourt, ON M1S 0A1, or the address for delivery by hand is 1600-1066 West Hastings St., Vancouver, BC V6E 3X1.